                                                 SALTON SEA UNIT 5 EPC CONTRACT


THIS SALTON SEA UNIT 5 ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT (the "CONTRACT") is made and entered into as of this 2nd day of September 1998, by and between Salton Sea Power L.L.C., a Delaware limited liability company (hereinafter "OWNER"), and Stone & Webster Engineering Corporation, a Massachusetts corporation (hereinafter "CONTRACTOR"). Each entity is sometimes individually referred to herein as a "PARTY" and both entities are sometimes collectively referred to herein as the "PARTIES."

                                    RECITALS

     A. Owner desires to develop, finance, construct, own, and operate the Project to be located in or around Imperial County, California.

     B. Owner desires to engage Contractor to design, engineer, procure, construct, test and start up the Project and to provide training to the persons who will operate and maintain the Project, all on a turnkey, fixed price, date required, basis, and Contractor desires to provide such services, all as further defined by the terms and conditions set forth in this Contract.

     C.   Contractor has:

         (1) been provided and reviewed the conceptual drawings for the Project and all other documents relating to the Project which Contractor has deemed necessary in connection with this Contract,

         (2) visually inspected the real property on which the Project shall be constructed, and

         (3) performed or reviewed such other investigations, studies, and analyses which Contractor has determined to be necessary or prudent under the circumstances in connection with entering into this Contract.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner and of the covenants and agreements set forth herein, the Parties agree as follows:

1.       DEFINITIONS AND RULES OF INTERPRETATION

         For the purposes of this Contract, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

         1.1. AAA.  The American Arbitration Association.

         1.2. Actual Net Electric Energy Production. With respect to any period, the Net Electric Energy Production (in kilowatt hours) during such period divided by the number of hours of such period.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.3. Actual Outlet Brine Temperature. With respect to any hour, the average brine temperature measured at the outlet to the secondary clarifier, expressed in degrees Fahrenheit, as measured in accordance with the Performance Test Procedures.

         1.4. Actual Outlet Steam Condition. With respect to any hour, the average output of steam, expressed in pounds per hour and pressure expressed in inches of water pressure, corrected to the Guarantee Point Conditions, as measured in accordance with the Performance Test Procedures.

         1.5. Affiliate. With respect to any Person, another Person that is controlled by, that controls or is under common control with, such Person; and, for this purpose, "control" with respect to any Person shall mean the ability to effectively control, directly or indirectly, the operations and business decisions of such Person whether by voting of securities or partnership interests or any other method.

         1.6. Applicable Laws. The term "Applicable Laws" shall mean and include all of the following:

                  (a) any applicable statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order or the like, of any national, federal, provincial, state or local court or other Governmental Authority, and the interpretations thereof, including, without limitation, any statute, law, rule, regulation, code, ordinance, judgment, decree, writ, order or the like, regulating, relating to or imposing liability or standards of conduct concerning:

                           (i) Contractor, the Site or the performance of any
portion of the Work or the Work taken as a whole, and the operation of the Project or

                           (ii) safety and the prevention of injury to persons
and the damage to property on, about or adjacent to the Site or any other location where any other portion of the Work shall be performed, or

                           (iii) protection of human health or the environment
or emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, Hazardous Materials or other industrial, toxic materials or wastes, and

                  (b) any requirements or conditions on or with respect to the issuance, maintenance or renewal of any Applicable Permit or any application therefor.

         1.7. Applicable Permits. Each and every national, state and local license authorization, certification, filing, recording, permit or other approval with or of any Governmental Authority, including, without limitation, each and every environmental, construction, operating or occupancy permit and any agreement, consent or approval from or with any other Person, that is required by any Applicable Law or that is otherwise necessary for

                                                 SALTON SEA UNIT 5 EPC CONTRACT


the performance of the Work or operation of the Project, including without limitation, the Owner Acquired Permits and Contractor Acquired Permits.

         1.8. Business Day. A Day, other than a Saturday or Sunday or holiday, on which banks are generally open for business in Imperial Valley, California and New York City, New York.

         1.9. Buy-Down Amount. The amount to be paid by Contractor to Owner in accordance with the provisions of SECTIONS 16.2, 16.3 and, if applicable, 16.6 and calculated in accordance with EXHIBIT "I" for the failure of the Project to achieve the Performance Guarantees during a Capacity Test or a Reliability Test, as applicable.

         1.10. Buy-Down Criteria. The satisfaction of all of the following within an individual run of a Capacity Test:

               (a) the Actual Outlet Steam Condition during such test shall have satisfied the requirements of the Outlet Steam Condition Guarantee;

               (b) the Actual Outlet Brine Temperature during such test shall have satisfied the requirements of the Actual Outlet Brine Temperature Guarantee;

               (c) the Actual Net Electric Energy Production shall have equaled or exceeded 96% of the Net Generation Guarantee;

               (d) all other requirements for the successful completion of a Capacity Test, including the requirements set forth in EXHIBIT "J" and the Performance Test Procedures, shall have been satisfied.

         1.13. CalEnergy Safety Program. The regulations for contractors and other requirements set forth in EXHIBIT "AD".

         1.14. Cancellation Schedule. The cancellation payment schedule set forth on EXHIBIT "D".

         1.15. Capacity Test. The 24 hour capacity test described in EXHIBIT
"J".

         1.16. Capacity Test Completion. Satisfaction or waiver of all of the conditions set forth in SECTION 15.1.

         1.17. Capacity Test Completion Date. The date on which Capacity Test Completion actually occurs.

         1.18. Capacity Test Completion Deadline. The date that is six hundred ten days (610) days after the Notice to Proceed Date, as such deadline may be extended in accordance with the terms thereof.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.19. Change In Law. The enactment, adoption, promulgation, modification, or repeal after the date of this Contract of any Applicable Law of any Governmental Authority of the United States or the modification after the date of this Contract of any Applicable Permit issued or promulgated by any Governmental Authority of the United States that establishes requirements that materially and adversely affect Contractor's costs or schedule for performing the Work; provided, however, a change in any national, federal, provincial or any other income tax law or any other law imposing a tax, duty, levy, impost, fee, royalty, or charge for which Contractor is responsible hereunder shall not be a Change In Law pursuant to this Contract.

         1.20. Change In Work. A change in the Work as defined in SECTION 17.1.

         1.21. Change In Work Form. The form documenting Changes In Work attached hereto as EXHIBIT "E".

         1.22. Conditional Waiver of Liens. A sworn statement and waiver of liens prepared by Contractor, Subcontractor or Vendor, as applicable, in the form required by California Civil Code Section 3262 or any successor statute thereto, which provides that such Person conditionally waives and releases all mechanic's liens, stop notices and bond rights with respect to all Work for which Contractor requested payment in the current Contractor's Invoice upon payment of the amount of such Contractor Invoice.

         1.23. Confidential Information. Information, ideas or materials now or hereafter owned by or otherwise in the possession or control of, or otherwise relating to, one Party and/or any of its Affiliates, including without limitation, inventions, business or trade secrets, know-how, techniques, data, reports, drawings, specifications, blueprints, flow sheets, designs, or engineering, construction, environmental, operations, marketing or other information, together with all copies, summaries, analyses, or extracts thereof, based thereon or derived therefrom, disclosed by one Party (the "transferor") to the other Party or any of its Affiliates or any of their respective directors, employees or agents (the "transferee"); provided, however, "Confidential Information" of Owner shall also mean information, ideas or materials related to the Work, the Project obtained, developed or created by or for Contractor in connection with the Work, or delivered or disclosed to Owner in connection with the Work, together with all copies, reproductions, summaries, analyses, or extracts thereof, based thereon or derived therefrom; and provided, further, "Confidential Information" of Owner shall also mean information, ideas or materials disclosed by Owner or any of its Affiliates, or deduced by Contractor or any of its Affiliates or any of their respective directors, employees or agents from information supplied by Owner or its Affiliates or agents, or as a result of visits by Contractor or any of its Affiliates or any of their respective directors, employees or agents to the premises of Owner or any of its Affiliates, which relate to the Project, the extraction of minerals from geothermal brine, the production of geothermal energy, or the production of electricity from geothermal brine at any of the geothermal power plants located in the Salton Sea Known Geothermal Resource Area which are owned by Affiliates of Owner, including the Existing Plants.

         1.24. Construction Manager. The permanent, on-site Construction Manager designated by Contractor and approved by Owner in accordance with
SECTION 4.5.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.25. Consulting Engineer. The consulting engineer (or engineers) selected and designated by the Financing Entities.

         1.26. Contract. This Salton Sea Unit 5 Project Engineering, Procurement, and Construction Contract, including all Exhibits hereto, as the same may be modified, amended, or supplemented from time to time in accordance with SECTION 37.4.

         1.27. Contract Price. The fixed amount for performing the Work that is payable to Contractor as set forth in SECTION 6.1, as the same may be modified from time to time in accordance with the terms hereof.

         1.28. Contractor. Stone & Webster Engineering Corporation, a Massachusetts corporation.

         1.29. Contractor Acquired Permits. All (1) building permits required for the construction of the Project, (2) labor or health standard permits and approvals reasonably related to construction of the Project, (3) business permits reasonably related to the conduct of the operations of Contractor and all Subcontractors in California (including all contractors' licenses and related documents), (4) permits, approvals, consents or agreements from or with any Person necessary for the performance by Contractor of its warranty obligations hereunder, for the transportation or importation of Equipment or for the transportation or importation of equipment (other than Owner Furnished Items ), tools, machinery and other items used by Contractor in performance of the Work, (5) permits, visas, approvals and certifications necessary for Contractor's employees to legally perform the Work in the State of California (including documentation of citizenship or legal residency in the United States), or (6) excavation permits for use by Contractor of the backfill material contemplated by EXHIBIT "AA".

         1.30. Contractor Deliverables. Each of the design criteria, system descriptions (including any Technology Licensor's), Required Manuals, Drawings and Specifications, design calculations, quality assurance reports and all other material documents relating to the Project to be delivered to Owner for review and comment in accordance with the requirements of ARTICLE 12.

         1.31. Cntractor Event of Default. The term "Contractor Event of Default" shall have the meaning set forth in SECTION 20.1.

         1.32. Contractor's Invoice. An invoice from Contractor to Owner in accordance with SECTION 7.1 and in the form of EXHIBIT "F" hereto.

         1.33. Critical Path Item(s). The items identified as critical path items on the Critical Path Schedule prepared by Contractor.

         1.34. Critical Path Schedule. A critical path schedule prepared by Contractor and meeting the requirements set forth in EXHIBIT "G" describing the time of completion of Critical Path Items for completion of the Work by Contractor.

         1.35. RESERVED.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         1.36. "Day" or "day."  A calendar day, unless otherwise specified.

         1.37. Defect. Unless otherwise specifically defined elsewhere herein, the term "Defect" includes, without limitation, any designs, engineering, materials, Equipment, tools, supplies, or installation or other Work which:

               (a) do not conform to the Statement of Work or the Drawings and Specifications that have been approved by Owner; or

               (b) are of improper or inferior workmanship;

               (c) are not suitable for a commercial facility of this type;

               (d) are inconsistent with Industry Standards, and either:

                          (i) could materially and adversely affect the mechanical, electrical or structural integrity of the Project;

                          (ii) could materially and adversely affect the continuous efficient, effective or safe operation of the Project during the Project's design life, assuming such operation in accordance with the operating procedures by the Operating Personnel working the normal shifts in accordance with Industry Standards; or

                          (iii) could affect the economic value of the Owner's
                                investment.

         1.38. Delay Liquidated Damages. Liquidated damages for delay as set forth in SECTION 16.1.1.

         1.39. Delay Notice. A notice of delay as set forth in SECTION 9.2.

         1.40. Deliverables Schedule. The schedule identifying the documents to be delivered by Contractor and Owner's period for review thereof, prepared by Contractor and agreed to by Owner in accordance with SECTION 12.4 of this Contract and the requirements of EXHIBIT "A".

         1.41. "Dollars" or "$." All amounts in this Contract are expressed in, and all payments required hereunder shall be paid in, the lawful currency of the United States of America.

         1.42. Drawings and Specifications. Drawings and specifications that are part of the Statement of Work or that have been prepared by Contractor or any Subcontractor with respect to the Work and submitted to Owner under this Contract (including those drawings identified on EXHIBIT "B").

         1.43. Electrical Energy. Electrical energy conforming to the specifications set forth in EXHIBIT "A".

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.44. Elmore Plant. The geothermal power production facility owned by Elmore, L.P., commonly known as the "Elmore plant."

         1.45. Equipment. All materials, supplies, apparatus, machinery, equipment, parts, tools, components, instruments, appliances, spare parts and appurtenances thereto that are (a) required for prudent operation of the Project in accordance with Industry Standards, or (b) described in or required by the Statement of Work or the Drawings and Specifications.

         1.46. Exhibits. Each exhibit listed in SECTION 2.1 and attached hereto as incorporated herein in its entirety by this reference.

         1.47. Existing Plant Owners. The owners and operators of the Existing Plants.

         1.48. Existing Plant Sites. The portion of the Site that is more particularly described on EXHIBIT "Z".

         1.49. Existing Plants. The Leathers Plant, the Elmore Plant, the Vulcan/Hoch Plants and the Salton Sea Plants.

         1.50. Existing Plants Access Schedule. The schedule set forth on EXHIBIT "Y" designating the limited time periods during which Owner will cause Contractor to be permitted to have access, at no cost to Contractor, to each Existing Plant Site for the performance of Contractor's obligations hereunder.

         1.51. Final Completion. Satisfaction by Contractor or waiver by Owner of all of the conditions for final completion set forth in SECTION 15.5.

         1.52. Final Completion Date. The date on which Final Completion of the Project occurs.

         1.53. Final Completion Deadline. The date that is sixty (60) calendar days after the Substantial Completion Date, as such date may be modified in accordance with the terms hereof.

         1.54. Final Contractor's Invoice. The final Contractor's Invoice submitted in accordance with SECTION 7.6.

         1.55. Final Payment. The final payment made by Owner or the Financing Entities to Contractor in accordance with SECTION 7.6.

         1.56. Financial Closing. The date on which the Financing Entities make the first disbursement to Owner from the construction loan for the Project.

         1.57. Financing Entities. The holders of, the agent(s) or trustee(s) representing the holders of, or the financial institutions or other Person(s) providing a letter(s) of credit or other guarantees or insurance in support of, any debt or equity financing for the Project, but excluding Owner or members of Owner.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.58. Force Majeure. Each of the following events, matters, or things: any war, declared or not, hostilities, belligerence, blockade, revolution, insurrection, riot, or public disorder including general labor disturbances not specific to Contractor's or Subcontractor's personnel; expropriation, requisition, confiscation, or nationalization; export or import restrictions by any Governmental Authorities; closing of harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation of or within any place; rationing or allocation, whether imposed by law, decree, or regulation, or by compliance of industry at the insistence of any Governmental Authorities; fire, flood, unusually severe earthquake, volcano, tide, tidal wave, or perils of the sea; unusually severe storms and other weather conditions (other than high temperatures), including typhoons, lightning, and drought; accidents of navigation or breakdown or injury of vessels, accidents to harbors, docks, canals, or other assistances to or adjuncts of the shipping or navigation; epidemic or quarantine; or any other event, matter, or thing, wherever occurring; that, in each case, is not within the reasonable control and is without the fault or negligence of the Party whose performance is affected thereby; provided, however, that the following events, matters or things shall not constitute Force Majeure: (i) any labor disturbance or dispute of Contractor's personnel or those of any Subcontractors at the site, (ii) mechanical failures of Contractor's or Subcontractor's equipment, and (iii) Site Conditions other than Unforseen Site Conditions.

         1.59. Geocrete. "Geocrete" means a material comprised of geothermal filter cake product, which has been obtained by removing silica from geothermal brine, and concrete.

         1.60. Governmental Authorities. Applicable United States and other national, federal, state, provincial, and local governments and all agencies, authorities, departments, instrumentalities, courts, corporations, or other subdivisions of each having or claiming a regulatory interest in or jurisdiction over the Site, the Project, the Work or the Parties to this Contract or the Parent Guarantor.

         1.61. Guarantee Point Conditions. Defined physical conditions of the atmosphere (wet bulb temperature), inlet brine (flow, enthalpy and chemistry) and inlet steam (flow and enthalpy), all as specified in Exhibit A, on which the Performance Guarantees are based.

         1.62. Hazardous Materials. Any hazardous materials, hazardous waste, hazardous constituents, hazardous or toxic or radioactive substances or petroleum products (including crude oil or any fraction thereof), defined or regulated as such under any Applicable Law.

         1.63. Hydrochloric Acid. Hydrochloric acid with a concentration of 2.0% or greater.

         1.64. "Industry Standards" or "Industry Grade." Those standards of design, engineering, construction, workmanship, equipment, and components specified in EXHIBIT "A", provided, however, if the relevant standard is not so specified or is ambiguous therein, then "Industry Standards" or "Industry Grade" shall mean those standards of care and diligence normally practiced by internationally recognized engineering and construction firms in performing services of a similar nature and in accordance with good engineering design practices, Applicable Law, Applicable Permits, and other standards established for such work.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.65. Insignificant Subcontractors. The term "Insignificant Subcontractors" shall have the meaning set forth in Section 7.3.

         1.66. Interconnection. The interconnections set forth in Attachment2 to EXHIBIT "A".

         1.67. Key Personnel. The natural persons named in EXHIBIT "K".

         1.68. Land Rights Agreements. Those agreements, leases and other documents or instruments with respect to the Site described on EXHIBIT "X".

         1.69. Leathers Plant. The geothermal power production facility owned by Leathers, L.P., commonly known as the "Leathers plant."

         1.70. LIBOR. The London inter-bank offered rate for six-month United States dollar deposits, as published in The Financial Times.

         1.71. License Agreement(s). The technology license and royalty agreements described on EXHIBIT "L" and sub-licensed to Contractor in accordance with SECTION 28.1.

         1.72. Lien Indemnitees. The term "Lien Indemnitees" shall have the meaning set forth in ARTICLE 32.

         1.73. Loss(es). Any and all liabilities (including but not limited to liabilities arising out of the application of the doctrine of strict liability), obligations, losses, damages, penalties, claims, actions, suits, judgments, costs, expenses and disbursements, whether any of the foregoing be founded or unfounded (including legal fees and expenses and costs of investigation), of whatsoever kind and nature and whether or not involving damages to the Project or the Site.

         1.74. Materials Warranty. The warranty of Contractor under SECTION
18.2.

         1.75. Maximum Aggregate Damages. Twenty percent (20%) of the Contract Price (as the Contract Price may be adjusted from time to time in accordance with the terms hereof).

         1.76. Mechanical Completion. Satisfaction of all of the conditions for mechanical completion set forth in SECTION 13.1.

         1.77. Mechanical Completion Date. The date on which Mechanical Completion of the Project actually occurs.

         1.78 Mechanical Completion Deadline. The date that is six hundred ten
(610) days after the Notice to Proceed Date, as such deadline may be modified in accordance with the terms hereof.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.79. Mechanical Completion Test Procedures. The written procedures for the Mechanical Completion Tests produced by Contractor and agreed to by Owner in accordance with SECTION 14.1.

         1.80. Mechanical Completion Tests. Those "Mechanical Completion Tests" identified in EXHIBIT "J".

         1.81. Milestone Payment(s). A discrete portion of the Contract Price payable pursuant to the Progress Payment Schedule as a progress payment for completion of Milestones in accordance with SECTION 7.1.

         1.82. Milestone Schedule. The summary milestone schedule prepared by Contractor and attached as EXHIBIT "M" describing the estimated time of completion of major Milestones and for completion of the Work by Contractor.

         1.83. Milestone(s). Various elements of the Work to be completed by a certain deadline as described in the Progress Payment Schedule.

         1.84. Monthly Progress Report. A written monthly progress report prepared by Contractor in form and content generally in accordance with EXHIBIT "N".

         1.85. Net Electric Energy Production. With respect to any period, the output of electrical energy, expressed in kilowatt-hours, produced by the Project, exclusive of any electrical energy consumed by the Project for operating equipment or lighting purposes and corrected to the Guarantee Point Conditions, as measured in accordance with Exhibit J and the Performance Test Procedures. For purposes of this calculation, Contractor shall take into account that the electrical energy consumed by the Project for operating equipment or lighting purposes includes a load of 1530 kilowatts which is the auxiliary load of equipment and machinery, the procurement and installation of which is excluded from the Work.

         1.86. Net Generation Guarantee. The Actual Net Electric Energy Production during the period of the Capacity Test will not be less than 49,000 kilowatts.

         1.87. "Notice" or "notice." A written communication between the Parties required or permitted by this Contract and conforming to the requirements of ARTICLE 33.

         1.88. Notice For Payment of Buy-Down Amount. A Notice from Owner to Contractor specifying the Buy-Down Amount and the actual performance levels of the Project during a Capacity Test used in calculating the Buy-Down Amount.

         1.89. Notice of Final Completion. A Notice from Contractor to Owner in accordance with SECTION 15.5(I) that the Project has satisfied the requirements for Final Completion.

         1.90. Notice of Mechanical Completion. A Notice from Contractor to Owner in accordance with SECTION 13.2 that the Project has satisfied the requirements for Mechanical Completion.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.91. Notice of Capacity Test Completion. A Notice from Contractor to Owner in accordance with SECTION 15.2 that the Project has satisfied the requirements for Capacity Test Completion.

         1.92. Notice of Substantial Completion. A Notice from Contractor to Owner in accordance with SECTION 15.4 that the Project has satisfied the requirements for Substantial Completion.

         1.93. Notice to Proceed. A written Notice signed by a duly authorized officer of Owner to Contractor directing Contractor to commence and complete all Work under this Contract.

         1.94. Notice to Proceed Date. The Notice to Proceed Date set forth in
SECTION 8.1.

         1.95. Operating Consumables. Operating Consumables, including chemicals, lubricants (including lube oil and grease), filters, lamps, light bulbs, and other consumable equipment and materials, necessary for the operation and maintenance of the Project other than Production Inputs.

         1.96. Operating Personnel. The personnel hired by Owner, or by an entity providing operating or maintenance services for Owner, to operate and maintain the Project (including all operators, maintenance personnel, instrument technicians and supervisors).

         1.97. Operating Tests. Those "Operating Tests" identified in EXHIBIT
"J".

         1.98 Outlet Brine Temperature Guarantee. During each hour, the Actual Outlet Brine Temperature shall be between 210(degree) F and 230(degree) F.

         1.99. Outlet Steam Condition Guarantee. During each hour, the Actual Outlet Steam Condition shall be a minimum delivery rate of 117,000 pounds per hour at a minimum pressure of two inches of water pressure.

         1.100. Owner. Salton Sea Power L.L.C., a Delaware limited liability company.

         1.101. Owner Acquired Permits. The term "Owner Acquired Permits" shall have the meaning set forth in SECTION 3.5.

         1.102. Owner Caused Delay. A material delay in Contractor's performance of the Work to the extent actually and demonstrably caused by Owner's failure to perform any covenant of Owner hereunder (other than as a result of Force Majeure or by exercise of rights under this Contract, including the exercise by Owner of the right to have defective or nonconforming Work corrected or re-executed); provided, however, Owner Caused Delay shall exclude any delay caused by Force Majeure.

         1.103. Owner's Certificate of Final Completion. A Certificate of Owner certifying that Final Completion has occurred.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.104. Owner's Certificate of Mechanical Completion. A Certificate of Owner certifying that Mechanical Completion has occurred.

         1.105. Owner's Certificate of Capacity Test Completion. A Certificate of Owner certifying that Capacity Test Completion has occurred.

         1.106. Owner's Certificate of Substantial Completion. A Certificate from Owner certifying that Substantial Completion has occurred.

         1.107. Owner's Engineer. The engineering firm or other engineer or engineers (which may be employees of Owner) selected and designated by Owner.

         1.108. Owner Event of Default. The term "Owner Event of Default" shall have the meaning set forth in SECTION 20.4.

         1.106A. Owner Furnished Items. The items identified on EXHIBIT "AA" to be furnished by Owner.

         1.109. Parent Guaranty. The Guarantee of the Parent Guarantor referred to in SECTION 35.2 in the form set forth in EXHIBIT "O".

         1.110. Parent Guarantor. Stone & Webster Inc., a Delaware corporation traded on the New York Stock Exchange.

         1.111. Parent Legal Opinion. A legal opinion of legal counsel to the Parent Guarantor reasonably acceptable to Owner in the form set forth in EXHIBIT "O".

         1.112. Performance Guarantees. The Net Generation Guarantee, the Outlet Brine Temperature Guarantee, the Outlet Steam Condition Guarantee, and the Reliability Guarantee.

         1.113. Performance Test Procedures. The written test and commissioning procedures, standards, protective settings, and the testing and commissioning program produced by Contractor and agreed to by Owner for the Performance Tests in accordance with SECTION 14.4.

         1.114. Performance Tests. Those "Performance Tests" identified on EXHIBIT "J", including the Operating Tests, the Capacity Test and the Reliability Test.

         1.115. Person. Any individual, corporation, company, voluntary association, partnership, incorporated organization, trust, limited liability company, or any other entity or organization, including any Governmental Authority.

         1.116. Plan. The term "Plan" shall have the meaning set forth in
SECTION 8.4.

         1.117. RESERVED.

         1.118. Products. Electrical Energy, outlet steam, silica filter cake, and outlet brine.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.119. Production Inputs. Geothermal brine, water (potable, service, and fire), Hydrochloric Acid, compressed air, steam, lime, flocculant, condensate, cooling tower chemicals, NORMs inhibitor, and start-up power, that, in each case, satisfies the requirements set forth in EXHIBIT "P".

         1.120. Progress Payment Schedule. The Progress Payment Schedule attached as EXHIBIT "D" setting forth payments to Contractor for completion of various Milestones of the Work.

         1.121. Project. The complete project to be designed, procured, constructed, tested and commissioned under this Contract, together with all ancillary equipment and subsystems, all Equipment necessary to produce the Project outputs, together with all supporting improvements and interconnections, as generally described in, and including all items described in, the Statement of Work.

         1.122. Project Contracts. The Land Rights Agreements and the Sales Contracts.

         1.123. Project Deadlines. The Mechanical Completion Deadline, the Capacity Test Completion Deadline, the Substantial Completion Deadline and the Final Completion Deadline.

         1.124. Project Manager. The Project Manager designated by Contractor and approved by Owner pursuant to SECTION 4.5.

         1.125. Project Representative. The Project Representative designated by Owner pursuant to SECTION 3.1.

         1.126. Project Schedules. The Milestone Schedule and the Critical Path Schedule.

         1.127. Project Warranties. The warranties of Contractor under SECTION 18.1.

         1.128. Punchlist. A schedule of Punchlist Items developed pursuant to
SECTION 15.3(E), which list must be reasonably satisfactory to the Owner.

         1.129. Punchlist Items. Each item of Work that (a) Owner, Financing Entities or Contractor identifies as requiring completion or containing Defects, (b) does not impede the ability of Owner to safely operate the Project in accordance with Industry Standards, (c) does not affect the operability, safety or mechanical or electrical integrity of the Project and (d) the completion or repair of which will neither interfere with, nor adversely affect, the performance of the Project.

         1.130. Reliability Guarantee. The Actual Net Electric Energy Production will not be less than 96% of 49,000 kilowatts, subject to SECTION 16.2.4.

         1.131. Reliability Test. The 28-day reliability test described in EXHIBIT "J".

         1.132. Remedial Plan. A plan of corrective action, submitted by Contractor pursuant to SECTION 16.2, specifying in reasonable detail the actions Contractor proposes to undertake to

                                                 SALTON SEA UNIT 5 EPC CONTRACT

cause the Project to satisfy the Performance Guarantees and the period of time in which Contractor proposes to complete the corrective action, which period of time shall not extend beyond the date that is ninety (90) days after the Capacity Test Completion Deadline.

         1.133. Required Manuals. All operating data and manuals, spare parts manuals, integrated and coordinated operation and maintenance manuals and instructions, and training aids reasonably necessary to safely and efficiently commission, test, start up, operate, maintain and shut down the Project . The information shall be incorporated into a "Facilities Manual" and an "Equipment Maintenance Manual" in accordance with Exhibit A.

         1.134. Retainage. The amount withheld from payments to Contractor pursuant to SECTION 7.5.

         1.135. Sales Contracts.  Those agreements set forth on EXHIBIT "T".

         1.136. Salton Sea Plants. The geothermal power production facilities owned by Salton Sea Power Generation L.P., Salton Sea Brine Processing L.P. and Fish Lake Power Company, commonly known as the "Salton Sea Units 1, 2, 3 and 4."

         1.137. Site. Those areas designated by Owner in EXHIBIT "A" for the performance of Work, including the Existing Plant Sites and any additional areas as may, from time to time, be designated in writing by Owner for Contractor's use hereunder.

         1.138. Site Conditions. The term "Site Conditions" shall have the meaning set forth in SUBSECTION 5.1.5.

         1.139. Spare Parts. Those Spare Parts identified on EXHIBIT "Q" or required to be obtained by Contractor pursuant to Section 4.31 hereof.

         1.140. Statement of Work. The requirements regarding the Work set forth in this Contract or in EXHIBIT "A".

         1.141. Subcontractor. Any Person other than Contractor performing any portion of the Work (including any subcontractor of any tier) in furtherance of Contractor's obligations under this Contract. For the avoidance of doubt, each Vendor is a Subcontractor.

         1.142. Substantial Completion. Satisfaction or waiver of all of the conditions set forth in SECTION 15.3.

         1.143. Substantial Completion Date. The date on which Substantial Completion of the Project actually occurs.

         1.144. Substantial Completion Deadline. Six hundred thirty-eight (638) days after the Notice to Proceed Date, as such deadline may be modified in accordance with the terms hereof.

         1.145. Supplier. Any Person who will supply Production Inputs to the Project, including the Imperial Irrigation District.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         1.146. RESERVED

         1.147. Technology Licenses. Each of the licenses under the License Agreements.

         1.148. Technology Licensors. Each of the licensors under the License Agreements.

         1.149. Transporter. Any Person that will transport Production Inputs to the Project or Products or other outputs or materials from the Project.

         1.150. Unconditional Waiver of Liens. A sworn statement and waiver of liens prepared by Contractor, Subcontractor or Vendor, as applicable, in the form required by California Civil Code Section 3262 or any successor statute thereto, which provides that such Person unconditionally waives and releases all mechanic's liens, stop notices and bond rights with respect to all Work for which Contractor requested payment in a previous Contractor's Invoice and for which Contractor has received payment.

         1.151. Unforseen Site Conditions. Unforseen Site Conditions shall have the meaning ascribed to it as set forth in Section 5.1.5

         1.152. U.S. Customary System. The primary system of weights and measures (other than the metric system) used in the U.S. today inherited from, but now different from, the British Imperial System of weights and measures.

         1.153. Vendor(s). Persons that supply machinery, equipment, or materials to Contractor or any Subcontractor in connection with the performance of the Work and the construction of the Project.

         1.154. Vulcan/Hoch Plants. The geothermal power production facilities owned by Vulcan/BN Geothermal Power Company and Del Ranch, L.P., commonly known as the "Vulcan plant" and the "Hoch (Del Ranch) plant," respectively.

         1.155. Warranty Period. The greater of the eighteen (18) month period from delivery of Equipment to the Site (it being understood that, for any specific item of Equipment, such 18-month period shall commence on the delivery of such item of Equipment to the Site) or the twelve (12) month period commencing on the Substantial Completion Date and as deemed extended with respect to any given item of Equipment, material, or device as specified in
SECTION 18.3.

         1.156. Warranty Procedures. Those warranty procedures set forth on EXHIBIT "S".

         1.157. Work. All obligations, duties, and responsibilities assigned to or undertaken by Contractor under this Contract with respect to the Project, workshops, and warehouses, including all engineering and design, procurement, manufacturing, construction and erection, installation, Equipment, training, start-up (including calibration, inspection, and start-up operation), and testing. Where this Contract describes a portion of the Work in general, but not in complete detail, the Parties acknowledge agree that the Work includes any incidental work that within

                                                 SALTON SEA UNIT 5 EPC CONTRACT


the engineering industry and the construction industry is customarily included in projects of the type contemplated by this Contract.

         1.158. Zinc Contractor. The contractor pursuant to that certain Zinc Recovery Project Engineering, Procurement, and Construction Contract entered into between such contractor and CalEnergy Minerals LLC. with respect to the construction of the Zinc Recovery Facility.

         1.159. Zinc Recovery Facility. The zinc recovery facility, together with all ancillary and related equipment, to be constructed adjacent to the Site and at other sites near the Existing Plants concurrently with the Project pursuant to that certain Zinc Recovery Project Engineering, Procurement, and Construction Contract entered into between the Zinc Contractor and CalEnergy Minerals LLC.

2.       AGREEMENT, EXHIBITS, CONFLICTS

         2.1. Exhibits. This Contract includes the Exhibits annexed hereto, and any reference in this Contract to a "EXHIBIT" by letter designation or title shall mean one of items listed in the Table of Exhibits below:

         TABLE OF EXHIBITS

         A        Statement of Work
         B        Drawings
         C        Owner Acquired Permits
         D        Progress Payment Schedule
         E        Change In Work Form
         F        Form of Contractor's Invoice
         G        Critical Path Schedule Requirements
         H        RESERVED
         I        Determination of Buy-Down Amount
         J        Testing Required for Completion
         K        Key Personnel
         L        Owner Provided License and Royalty Agreements
         M        Summary Milestone Schedule
         N        Form of Monthly Progress Report
         O        Form of Parent Guaranty and Legal Opinion
         P        Production Inputs
         Q        Spare Parts to be Provided by Contractor
         R        Unit Rates
         S        Warranty Procedures
         T        Sale Contracts
         U        Form of Assignment Clause for Subcontracts
         V-1      Contractor Acquired Insurance
         V-2      Owner Acquired Insurance

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         V-3      General Insurance Provisions
         W        Site Drawings
         X        Owner's Land Rights Agreements
         Y        Existing Plants Access Schedule
         AA       Owner Furnished Items
         AB       Reserved
         AC       Reserved
         AD       CalEnergy Safety Program

         2.2. Terms; References. Terms defined in a given number, tense, or form shall have the corresponding meaning when used in this Contract with initial capitals in another number, tense, or form. Except as otherwise expressly noted, reference to specific Sections, Subsections, and Exhibits are references to such provisions of or attachments to this Contract. References containing terms such as "hereof," "herein," "hereto," "hereinafter," and other terms of like import are not limited in applicability to the specific provision within which such references are set forth but instead refer to this Contract taken as a whole. "Includes" or "including" shall not be deemed limited by the specific enumeration of items, but shall be deemed without limitation.

         2.3. Conflicts in Documentation. If there is an express conflict between the provisions of this Contract and any Exhibit hereto, the terms of this Contract shall take precedence over the conflicting provisions of the Exhibit.

         2.4. Documentation Format. This Contract and all documentation to be supplied hereunder shall be in the English language. All dimensions shall be specified in U.S. Customary System dimensions.

3. RESPONSIBILITIES OF OWNER

Owner shall, at Owner's cost and expense:

         3.1. Project Representative. Designate (by a Notice delivered to Contractor) a Project Representative, who shall act as a single point of contact for Contractor with respect to the prosecution of the Work (but who shall not be authorized to execute or make any amendments to, or provide waivers under, this Contract), the Owner's Engineer it has selected for itself and the Consulting Engineer selected by the Financing Entities.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         3.2. Operating Personnel. Commencing three (3) months prior to the anticipated Mechanical Completion Date (as determined based on mutual agreement on the circumstances existing at the time of determination), provide a reasonably sufficient number of Operating Personnel from the operating personnel working at the Existing Plants for training by Contractor as provided pursuant to SECTION 4.21 and for testing, start-up, operation, commissioning, and maintenance of the Project; provided, however, that Contractor shall remain solely responsible for performing the Work in accordance with this Contract, including Contractor's obligation to achieve Mechanical Test Completion, Substantial Completion, Capacity Test Completion, and Final Completion on or before the applicable Project Deadline, regardless of any failure, non-achievement, or non-performance of the Operating Personnel, with the exception of their willful misconduct.

         3.3. Ministerial Assistance. Execute applications as Contractor may reasonably request in connection with obtaining any of Contractor Acquired Permits. Contractor shall indemnify, defend, and hold harmless Owner from and against any and all claims, damages, losses, and expenses (including attorney's fees and expenses) that Owner may incur as a result of executing any such applications at Contractor's request.

         3.4. Production Inputs and Products. Provide Production Inputs to Contractor and ensure the ability to receive the Products as reasonably necessary for the commissioning and testing of the Project.

         3.5. Owner Acquired Permits. Obtain, with Contractor's reasonable assistance (to be provided at no cost to Owner), and pay for all Applicable Permits, other than Contractor Acquired Permits, including, without limitation, those Applicable Permits set forth on EXHIBIT "C" (collectively, the "OWNER ACQUIRED PERMITS").

         3.6. Access to Site. Subject to SECTION 4.19, the Land Rights Agreements and the Existing Plants Access Schedule, Owner shall make the Site reasonably available to Contractor and assure reasonable rights of ingress and egress to and from the Site for Contractor for performance of the Work; provided, however, that Contractor shall coordinate with Owner regarding initial entry onto the Site or any part thereof and contact with the persons identified to Contractor who own property on or near, or have granted license or easement rights in and to, the Site.

         3.7. Owner Furnished Items. Supply certain materials, equipment, and other items listed in EXHIBIT "AA" (which shall be installed by Contractor at Contractor's expense) for the Project.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

4. RESPONSIBILITIES OF CONTRACTOR

In order for Contractor to complete the Work, Contractor shall:

         4.1. Cost of Work. Except as delineated in Article 3.7, furnish, be responsible for, and pay the cost of all of the Work, on a turnkey basis, including labor, materials, Equipment and supervision necessary to engineer, deliver, receive, off-load, store, construct, inspect, start-up, commission and test the Project in accordance with the provisions of this Contract, including all site work, levees, footings, foundations (including deep foundations), pilings, drilled piers, construction materials, construction equipment, and auxiliaries.

         4.2. Performance of Work. Except as delineated in Article 3.7, perform and complete the Work, without any Defects, in accordance with the terms of the Contract and in compliance with Industry Standards, Applicable Laws, Applicable Permits and the Project Contracts. In addition , Contractor shall perform and complete all of the Work such that the Work will not have a material adverse effect on the operations of the Existing Plants.

         4.3. Facilities. Provide all communication facilities, construction water, construction electricity and sanitary facilities to be used by Contractor and Subcontractors through Substantial Completion.

         4.4. Organization. Maintain a qualified and competent organization at the Site with adequate capacity and numbers of construction and start-up personnel, Equipment, and facilities to execute the Work in a safe, efficient, environmentally sound, and professional manner at a rate of progress in accordance with the Milestone Schedule and the Critical Path Schedule.

         4.5. Project Manager/Staff. Designate a Project Manager acceptable to Owner who will have full responsibility for the prosecution of the Work and will act as a single point of contact in all matters on behalf of Contractor. Provide staff to supervise and coordinate the Work of Contractor, Subcontractors and Vendors on the Site. The Key Personnel shall at all times hold the positions and be dedicated to the performance of the duties described in EXHIBIT "K". Any replacement of the Key Personnel shall be subject to the prior written consent of Owner. If Owner fails to respond to a request for consent within ten (10) Business Days after Contractor's request, Owner shall be deemed to have consented to the proposed individual.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         4.6. Contractor Acquired Permits. Obtain all Contractor Acquired Permits and provide copies to Owner at Owner's request upon Substantial Completion.

         4.7. Inspection. Perform all inspection, expediting, quality surveillance, and other like services required for performance of the Work, including inspecting all materials and Equipment that comprise the Project or that are to be used in the performance of the Work.

         4.8. Maintenance of Site. Maintain the Site clear of debris, waste material, and rubbish.

         4.9. Price Allocation Schedule. Provide a price allocation schedule for the Work and other information reasonably necessary for Owner to maintain segregated accounts for its tax records and fixed asset records. (Owner will establish its code of accounts within thirty (30) days of contract execution and deliver the same to Contractor).

         4.10. Claims. In the event of a claim under this Contract involving an amount greater than $10,000, grant audit rights to Owner with respect to all relevant documentation pertaining to such claim.

         4.11. Safeguards. Comply with the requirements of EXHIBIT "A" and EXHIBIT "AD" and provide all necessary and reasonably appropriate safeguards at the Site for the protection of the Work, the Project, and all persons and other property related thereto, including lights and barriers, guard service, controlled access, and other measures developed pursuant to a safety assurance program reasonably acceptable to Owner, or otherwise reasonably required to prevent vandalism, theft, and danger to the Project and personnel. Within thirty (30) days after the Notice to Proceed Date, Contractor shall provide a Notice to Owner describing such safety assurance program to be used by Contractor in the performance of the Work. Owner shall have the right to promptly review and comment on such program as described in Contractor's Notice hereunder; provided, however, that Contractor shall remain solely responsible for performing the Work in accordance with this Contract. If Owner provides any comments with respect to such safety program to Contractor, then Contractor shall incorporate changes into such safety program addressing such comments, and resubmit the same to Owner. Such incorporation of changes to address Owner's comments shall not be considered a Change In Work. If Owner fails to comment within twenty (20) Business Days after receipt of such Notice, Owner shall be deemed to have accepted such safety program. To the extent the Work is conducted at the Existing Plant Sites, Contractor shall at all times, at a minimum, meet the requirements of the CalEnergy Safety Program (REFERENCE EXHIBIT "AD").

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         4.12. Equipment. Arrange for complete handling of all Equipment, and construction equipment, including inspection, expediting, shipping, loading, unloading, customs clearance, receiving, storage, and claims.

         4.13. Temporary Materials. Provide all temporary construction materials, equipment, supplies, construction utilities and facilities, special tools, and commissioning supplies reasonably necessary or appropriate for, and replace any Spare Parts used during, the construction, start-up, testing, commissioning, and operation and maintenance of the Project until achievement of Substantial Completion. By delivery of a Notice to Owner prior to the disposition of any surplus construction materials, Spare Parts, or supplies remaining on the Site on the Substantial Completion Date (other than materials and supplies necessary to achieve Final Completion), Contractor shall give Owner the option to purchase such items at a price not exceeding Contractor's cost therefor. Owner shall exercise such right, if it so elects, within thirty
(30) days after receipt of such Notice.

         4.14. Operating Consumables. Provide all Operating Consumables necessary or appropriate for the start-up, testing, commissioning, operation and maintenance of the Project until achievement of Substantial Completion, which shall be for Owner's account except for lube oils and grease which shall be for Contractors' account.

         4.15. Applicable Laws/Permits. Provide all technical support and information, and other reasonably requested information, to enable Owner to apply for and obtain Owner Acquired Permits. Comply in all respects with all Applicable Laws and Applicable Permits relating to the Project, the Site, and the performance of the Work, and perform the Work so that, upon Substantial Completion, the Project meets, and will be capable of being operated in compliance with all requirements of, Applicable Laws and Applicable Permits and using methods and Equipment that satisfy Industry Standards; provided that Contractor shall be entitled to a Change In Work in accordance with ARTICLE 17 if any Owner Acquired Permit identified on EXHIBIT "C" which is not in final form on the date hereof and is issued with material modifications from the conditions, obligations, and/or requirements identified in the permit application or draft permit previously provided to Contractor. Contractor shall be responsible for all damages, fines, and penalties that may arise (including those that Owner pays or becomes liable to pay) because of non-compliance with such requirements to the extent due to acts or omissions of Contractor or any Subcontractor or Vendor, other than any damages, fines, and penalties to the extent due to the acts or omissions of Owner, Owner's employees and agents, or other third parties under the control of Owner, and shall assume responsibility for any costs and liabilities arising from any environmental damage or adverse health impacts that may be caused by Contractor's negligence or willful misconduct in constructing or failing to construct the Project or performing or failing to perform the Work.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         4.16. Replacement at Owner's Request. Within ten (10) days after request by Owner, remove from the Site and performance of the Work, and cause any Subcontractor or Vendor to remove from the Site and performance of the Work, and as soon as reasonably practicable, replace, any individual performing the Work (including any of the Key Personnel) whom Owner believes to be creating a safety hazard or a material risk of either (i) non-achievement of Final Completion or (ii) material non-performance by Contractor in accordance with this Contract.

         4.17. Quality Assurance Programs. Use effective quality assurance programs, acceptable to Owner and consistent with the requirements of EXHIBIT "A" and EXHIBIT "AC", in performing the Work. Within thirty (30) days after the Notice to Proceed Date, Contractor shall provide a Notice to Owner describing such quality assurance programs to be used by Contractor in the performance of the Work. Owner shall have the right to promptly review and comment on such programs as described in Contractor's Notice hereunder; provided, however, that Contractor shall remain solely responsible for performing the Work in accordance with this Contract. If Owner provides any comments with respect to such quality assurance programs to Contractor, then Contractor shall incorporate changes into such quality assurance programs addressing such comments, and resubmit the same to Owner. Such incorporation of changes to address Owner's comments shall not be considered a Change In Work. If Owner fails to comment within fifteen (15) Business Days after receipt of such Notice, Owner shall be deemed to have accepted such programs.

         4.18. Access

         4.19. Generally. Use only the entrance(s) to the Site specified by Owner for ingress and egress of all personnel, equipment, vehicles, and materials. Contractor shall perform the Work consistent and in accordance with the Land Rights Agreements, and the Existing Plants Access Schedule, in and to the Site.

         4.20. Access to Existing Plant Sites. Contractor shall undertake any Work that will or reasonably might be expected to interfere with or disrupt the operations of any Existing Plant only during the times and in the manner set forth in the Existing Plants Access Schedule. Contractor shall neither disrupt nor interfere with the operations of any Existing Plant during any other period. The Parties expressly understand that the Existing Plants Access Schedule has been developed so as to minimize the lost revenues that the Existing Plant Owners would suffer as a result of Contractor's performance of the Work while providing Contractor with sufficient access to perform the Work, and any deviation by Contractor from such Existing Plants Access Schedule likely would have a material adverse effect on the operations and revenues of the Existing Plants. If Contractor requires access to an Existing Plant to undertake any Work that will or reasonably might be expected to interfere with or disrupt the operations of any Existing Plant other than as set forth in the Existing Plants Access Schedule, then Contractor shall promptly provide Notice thereof to Owner. Contractor and Owner shall endeavor to reach a reasonable accommodation with regard to such access that would minimize any interruption or disruption to the operations of any Existing Plant, but failure

                                                 SALTON SEA UNIT 5 EPC CONTRACT


to reach such accommodation shall not relieve the Contractor from any of its obligations under this Contract.

         4.21. Other Assistance. Until Final Completion, (i) to the extent reasonably requested by Owner, Contractor will assist Owner in dealing with Suppliers, Customers, Transporters, Governmental Authorities, and the Financing Entities in any and all matters relating to the Work (including any Interconnection facilities) and (ii) cooperate to the extent reasonably necessary to enable Owner to perform its obligations under Owner's agreements with the Financing Entities.

         4.22. Data; Drawings. Provide all operating data and preliminary and final as-built drawings necessary to safely and efficiently start up, test, operate, shut down, and maintain the Project (including those set forth in EXHIBIT "A").

         4.23. Training of Operating Personnel

         4.24. Commencement of Training. Commencing on the date that is three
(3) months prior to the anticipated Mechanical Completion Date (as determined by Owner based on the circumstances existing at the time of determination), train the designated Operating Personnel in the requirements for the start-up, shut-down, operation and maintenance of, and safety, general process understanding and emergency procedures for, the Project and all of its sub-systems. Until Substantial Completion, the Operating Personnel provided by Owner pursuant to SECTION 3.2 shall work under the management, supervision, and direction of Contractor; provided, however, that such Operating Personnel shall not be deemed employees or Subcontractors of Contractor; provided, further, that Contractor shall remain solely responsible for performing the Work in accordance with this Contract, including Contractor's obligation to achieve Mechanical Test Completion, Capacity Test Completion, Substantial Completion and Final Completion by the applicable Project Deadline, regardless of any failure, non-achievement, or non-performance of the Operating Personnel, with the exception of their willful misconduct.

         4.25. Design and Review of Training Program. Contractor will design the training program (in accordance with the provisions of EXHIBIT "A") and submit it to Owner by no later than the date that is seven (7) months prior to the anticipated Mechanical Completion Date. Owner will review, comment on, and approve or disapprove such program in writing within forty-five (45) days after such submission by Contractor. If Owner conditions its approval on reasonable changes in the program submitted by Contractor, Contractor will effect such changes at no additional cost to Owner and resubmit the program to Owner within ten (10) days after Contractor receives Owner's conditional approval. Owner will

                                                 SALTON SEA UNIT 5 EPC CONTRACT

have ten (10) days after such resubmission to review, comment on, and approve or disapprove the program resubmitted by Contractor. Such procedure shall continue with the same ten (10) day time periods until a program is approved by Owner; provided, however, that if the Parties cannot reach agreement after the third submittal by Contractor, the differences of the Parties shall be resolved in accordance with the expedited payment dispute procedures provided in Article
36. If Owner fails to respond within any of the applicable periods specified above, Owner shall be deemed to have approved the last such program submitted by Contractor.

         4.26. Announcements; Publications. Coordinate with Owner with respect to, and provide advance copies to Owner for review of, the text of, any proposed announcement or publication that includes any non-public information concerning the Work prior to the dissemination thereof to the public or to any Person other than Subcontractors, Vendors, the Financing Entities, or advisors of Contractor, in each case, who agree to keep such information confidential. If Owner delivers written notice to Contractor rejecting any such proposed announcement or publication within two (2) Business Days after receiving such advance copies, the Contractor shall not make such public announcement or publication; provided, however, that Contractor may disseminate or release such information in response to requirements of Governmental Authorities.

         4.27. Intentionally Deleted

         4.28. Documents Requested by Financing Entities. Provide such data, reports, certifications, opinions of counsel, and other documents, up to a maximum of ten (10) copies each, or assistance related to the Work or this Contract as may be reasonably requested by the Financing Entities with respect to the financing of the Project; provided, however, that the provision of this information shall not in any manner modify Contractor's rights or obligations under any other provision of this Contract.

         4.29. Critical Path Schedule. Within sixty (60) days after the Notice to Proceed Date, Contractor shall provide Owner with a Critical Path Schedule that satisfies the requirements set forth in EXHIBIT "G" and is consistent with the Milestone Schedule. This schedule shall become the baseline schedule that all updates shall be compared against, and may only be revised with Owner's written concurrence. Thereafter, Contractor shall advise Owner of any proposed Critical Path Schedule changes of more than thirty (30) days and promptly provide Owner with any revisions thereto and reasons therefor. In connection therewith, Contractor shall employ a project management system able to provide schedule monitoring and analysis which shall include a comparison of the Critical Path Schedule with the actual progress for each time period with all variances noted. Schedule analysis shall include a determination of the impact of such variance, if material, on the Critical Path Schedule and any action necessary to correct the variance. Utilizing the critical path method, Contractor shall continually be aware of factors that are delaying or that could delay the Milestone Schedule and shall take remedial actions reasonably within its control to eliminate or minimize schedule delays including, without limitation, over-time for the employees of Contractor and Subcontractors and the assignment of additional personnel and/or other resources.

                                                 SALTON SEA UNIT 5 EPC CONTRACT



During construction, the Contractor will update its Critical Path Schedule to reflect the current status of the Work. At a minimum, the updates will be performed and provided to the Owner on a monthly basis as part of the Monthly Progress Report.

         4.30. Monthly Progress Report. Following the Notice to Proceed, Contractor shall prepare a Monthly Progress Report in the form of EXHIBIT "N" and submit it to Owner within ten (10) days after the end of each calendar month and as part of the Contractor's Invoice submitted pursuant to SECTION
7.1. In addition, Contractor shall keep, and furnish to Owner at Owner's request, such information as Owner, Consulting Engineer or any of the Financing Entities may reasonably require to determine that the Work is progressing according to the Milestone Schedule and the Critical Path Schedule and for the purpose of confirming that Milestone Payments are due hereunder. Contractor also shall keep daily logs at the Site and shall provide to Owner copies of weekly reports of actual construction progress as compared with scheduled progress.

         4.31. Accident Reports. Provide Owner with written accident reports for accidents that occur at the Site, prepared in accordance with the safety assurance program approved by Owner pursuant to SECTION 4.11. Provide Owner with copies of all written communications with Governmental Authorities and insurance companies (including any notices) with respect to accidents that occur at the Site, and thereafter provide such written reports relating thereto as Owner may reasonably request.

         4.32. Punchlist. On a bi-weekly basis after Substantial Completion, revise and update the Punchlist and schedule and budget therefor as initially prepared in accordance with SECTION 15.3(E).

         4.33. Measurements. Exclusively use the U.S. Customary System units of measurement in the design process and in all specifications, drawings, and other documents except for foreign supply sources on lists of approved Subcontractors pursuant to SECTION 10.1.

         4.34. Meetings. Schedule and conduct periodic meetings with Owner in accordance with the requirements of EXHIBIT "A", before mobilization, at Contractor's office, the Zinc Contractor's office, or such other location as the Parties may agree, and after mobilization, at the Site, the Zinc Contractor's office, or such other location as the Parties may agree, for the purpose of reviewing the progress of the Work and adherence to the Milestone Schedule and the Critical Path Schedule. The frequency of such meetings shall be established and modified, from time to time, by mutual agreement of Owner and Contractor; provided, however, Owner shall be entitled to require that meetings occur as frequently as weekly. However, Owner shall not request meetings more frequently than monthly at locations other than Contractor's facilities or the Site. If Owner requests that Contractor cause a representative of any Subcontractor (having a subcontract value

                                                 SALTON SEA UNIT 5 EPC CONTRACT

in excess of $250,000) to attend any such meeting, then Contractor shall cause a representative of such Subcontractor to attend such meeting.

         4.35. Spare Parts. Deliver the Spare Parts listed in EXHIBIT "Q" so that they arrive at the Site at least three (3) months prior to the anticipated Substantial Completion Date (as such date is then reasonably estimated by Owner based on the circumstances existing at the time of the determination). No later than fifteen (15) days prior to the purchase of any Equipment, Contractor shall provide Owner with (1) a list of available Spare Parts associated with such Equipment, (2) those of such Spare Parts that the applicable Vendor recommends that Owner obtain for the Project and (3) those of such Spare Parts that Contractor reasonably suggests that Owner obtain for the Project. If Owner prior to the expiration of such fifteen (15) day period requests Contractor to purchase any such Spare Parts for the Project then Contractor shall purchase such parts for Owner's account and shall cause such Spare Parts to be delivered to the Site no later than three (3) months prior to the anticipated Substantial Completion Date.

         4.36. Hazardous Materials. Contractor shall not and shall not permit any of its Subcontractors, directly or indirectly to, permit the manufacture, storage, transmission or presence of any Hazardous Materials on the Site except in accordance with Applicable Laws. Contractor shall not and shall not permit any of its Subcontractors to release, discharge or otherwise dispose of any Hazardous Materials on the Site. Owner shall conduct and complete all investigations, studies, sampling and testing of the Site in connection with the potential presence of Hazardous Materials at the Site to the extent required in connection with the Work under any Applicable Laws and Contractor shall promptly comply with all lawful orders and directives of all Governmental Authorities regarding Applicable Laws except to the extent any such orders or directives are being contested in good faith by appropriate proceedings in connection with the Work. If Contractor discovers, encounters or is notified of the existence of any contaminated materials or Hazardous Materials at the Site, then Contractor shall (i) promptly notify Owner thereof and cordon off the area containing such contaminated materials or Hazardous Materials; (ii) if Contractor or any Subcontractor is responsible for the placement of or discharge of such contaminated materials or Hazardous Materials, remove such contaminated materials or Hazardous Materials from the Site and remediate the Site at Contractor's sole cost and expense; and (iii) if Contractor or any Subcontractor is responsible for the placement of or discharge of such contaminated materials or Hazardous Materials, not be entitled to any extension of time or additional compensation hereunder for any delay or costs incurred by Contractor as a result of the existence of such contaminated materials or Hazardous Materials. If Contractor or any Subcontractor is not responsible for the placement or discharge of such contaminated materials or Hazardous Materials, Contractor and Owner may agree on an appropriate Change in Work which provides for Contractor to remediate the Site. Such a Change in Work will entitle Contractor to additional time and money to perform the remediation effort as well as an extension of time or additional compensation hereunder for delay or costs incurred by Contractor as a result of the original scope of Work being delayed or made more difficult by the existence of such contaminated materials or Hazardous Materials. Contractor however will not be obligated to remediate the Site and may, even if it does not perform such activity, be entitled to an adjustment to the Contract Price, the Substantial Completion Deadline or any other Project

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Deadline as if such an event constituted an Owner request for Change in Work or Owner Caused Delay in accordance with Article 17. Owner shall furnish Owner Furnished Items free and clear of all Hazardous Materials. Contractor shall treat Geocrete in accordance with Section 5.1.5.

         4.37. Design of Project. Contractor shall design the Project so that it is capable of operation, at the design levels specified in the Statement of Work, in compliance with Industry Standards, Applicable Law and Applicable Permits in effect at the time of Substantial Completion. In addition, Contractor shall design the Project such that the Work and the Project will not have a material adverse effect on the operations of the Existing Plants.

         4.38. Coordination With Zinc Contractor. Contractor shall cooperate and coordinate with Owner and with the Zinc Contractor who will construct the Zinc Recovery Facility to avoid any disruption in the progress of the Work or the progress of the work to be performed by the Zinc Contractor. Contractor shall afford the Zinc Contractor reasonable opportunity for the introduction and storage of its materials and equipment and performance of its activities and shall connect and coordinate Contractor's construction and operations with the Zinc Contractor's construction and operations. Notwithstanding any other provision of this Contract, Contractor understands that the Zinc Contractor will be constructing certain improvements on various locations adjacent to the Site and near the Existing Plants, and Contractor shall not claim Force Majeure or Owner Caused Delay or request a Change In Work as a result of any act or omission of the Zinc Contractor. The foregoing release however shall not relieve Owner of its obligations for timely delivery of Production Inputs or for ensuring its ability to receive the Products produced by the Project.

         4.39. Coordination With Existing Plant Owners. While performing work on Existing Plant Sites, Contractor shall cooperate and coordinate with Owner and with the Existing Plant Owners to avoid any disruption or interference with the operations of any Existing Plant. Contractor understands that the Existing Plant Owners will be performing certain operation and maintenance activities at the Existing Plant Sites and various other locations at or near the Existing Plants, and, to the extent the Existing Plant Owners are performing such activities in accordance with their standard operating and maintenance procedures, Contractor will not claim Force Majeure or Owner Caused Delay or request a Change In Work as a result of any act or omission of the Existing Plant Owners.

5. COVENANTS, WARRANTIES AND REPRESENTATIONS

         5.1. Of Contractor. Contractor covenants, represents, and warrants to Owner that:

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         5.1.1. Organization, Standing and Qualification. Contractor is a corporation, duly organized, validly existing, and in good standing under the laws of Massachusetts, and has, or will have by the Notice to Proceed Date, full power to engage in the business it presently conducts and contemplates conducting, and is and will be duly licensed or qualified and in good standing under the laws of California and in each other jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

         5.1.2. Professional Skills. Contractor has all the required authority, ability, skills, experience and capacity necessary to perform and shall diligently perform the Work in a timely and professional manner, utilizing sound engineering principles, project management procedures, construction procedures and supervisory procedures, all in accordance with Industry Standards. Contractor has the experience and skills necessary to determine, and Contractor has reasonably determined, that Contractor can perform the Work for the Contract Price.

         5.1.3. Enforceable Contract. This Contract has been duly authorized, executed, and delivered by Contractor and constitutes the legal, valid, and binding obligation of Contractor, enforceable against Contractor in accordance with its terms.

         5.1.4. Due Authorization. The execution, delivery, and performance by Contractor of this Contract will not violate or conflict with (i) any Applicable Laws, (ii) any covenant, agreement, or understanding to which it is a party or by which it or any of its properties or assets is bound or affected, or (iii) its organizational documents; and will not subject the Project or any component part thereof or the Site or any portion thereof to any lien other than as contemplated or permitted by this Contract.

         5.1.5. Site Conditions. Contractor and Owner have both conducted investigations regarding the Site. As a result the Parties agree to the following apportionment of risks related to the Site Conditions.

         5.1.5.1. Contractor's Risks. Contractor has investigated the Site and each other location where any portion of the Work shall be performed and surrounding locations, including both surface and subsurface conditions, to the extent Contractor deems necessary for Contractor's purposes and is familiar with and has satisfied itself with respect to the nature and location of the Work and the general and local conditions in and around the Site with respect to the environment, transportation, access, waste disposal, handling and storage of materials, availability and quality of electric power, availability and quality of water, availability and quality of roads, climatic conditions and seasons, physical conditions at the Site and the surrounding area as a whole, topography and ground surface conditions, sound attenuation conditions, subsurface geology and conditions, nature and quantity of surface and subsurface materials to be encountered (excluding Hazardous Materials) but including equipment and facilities needed before and during performance of all

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Contractor's obligations under this Contract. (the foregoing, collectively, the "Site Conditions"). Contractor also acknowledges that the Site and surrounding area is subject to high temperatures and hot weather during summer months which may interfere with Contractor's ability to perform the Work. Contractor specifically acknowledges and accepts the foregoing Site Conditions and agrees that neither the Substantial Completion Deadline nor any other Project Deadline shall be extended, the Contract Price shall not be modified, and Contractor shall not be entitled to, request or be granted any Change in Work, as a result of any such Site Conditions. Should the Site Conditions be at variance with the condition of the Site indicated by this Contract, or should unknown physical conditions below the surface of the ground or water or should physical or unknown conditions in an existing structure of an unusual nature, differing in any way from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Contract, be encountered neither the Contract Price nor the Substantial Completion Deadline nor any other Project Deadline shall be adjusted, and Contractor shall complete the Work for the Contract Price, absorbing all unexpected expenses.

         5.1.5.2. Owner's Risks. Owner accepts the risks that any manmade subsurface structures encountered in any location where the Work is to be performed (which are found in any location(s) (other than those which have been previously identified to Contractor and included in (i) as-built drawings for Salton Sea Units 3 and 4 (which Owner shall make available to Contractor on request), (ii) Exhibit A or (iii) Exhibit A, Part 4, along with any archeological finds (each an "Unforeseen Site Conditions") may be the basis for adjustment to the Contract Price, the Substantial Completion Deadline or any other Project Deadline as if such event constituted an Owner request for Change In Work or Owner Caused Delay in accordance with Article 17.

         5.1.5.3. Geocrete. To the extent that Contractor encounters Geocrete in the quantities and locations specified in the Exhibit W Contractor shall excavate the Site and remove the Geocrete to a location on Site designated by Owner for temporary storage disposal of this material into containers provided by Owner. Contractor hereby waives any right to claim any delay or increase costs as a result of Contractor encountering this Geocrete in quantities specified in the Exhibit W. Owner agrees to assume responsibility for the ultimate disposal of this material in containers in accordance with Applicable Laws and hereby agrees to defend and indemnify Contractor from any and all claims arising from the ultimate disposal of this material.

         5.1.6. Government Approvals. No authorization, approval, exemption, or consent by any Governmental Authority (other than the Applicable Permits) is required in connection with the authorization, execution, delivery, and performance of this Contract by Contractor. The Contractor Acquired Permits either have been obtained by Contractor and are in full force and effect on the date hereof or will be obtained by Contractor and will be in full force and effect on or prior to the date on which they are required, under Applicable Law, to be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedules.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         5.1.7. No Suits, Proceedings. There are no actions, suits, proceedings, patent or license infringements, or investigations pending or, to Contractor's knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Contractor or in any impairment of its ability to perform its obligations under this Contract. Contractor has no knowledge of any violation or default with respect to any order, writ, injunction, or decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

         5.1.8. Patents. Other than those patents, trademarks, service marks, tradenames, copyrights, licenses, franchises and permits included in the License Agreements and the Owner Acquired Permits, Contractor owns or has the right to use all patents, trademarks, service marks, tradenames, copyrights, licenses, franchises, and permits necessary to perform the Work without conflict with the rights of others.

         5.1.9. Legal Requirements. The Project shall be built in conformity with Applicable Laws and Applicable Permits as of the Substantial Completion Date.

         5.1.10. Business Practices. Contractor and its representatives have not made any payment or given anything of value, and Contractor will not, and Contractor will direct its employees, agents, and Subcontractors directly contracting with Contractor, and their employees or agents to not, make any payment or give anything of value, in either case to any government official (including any officer or employee of any Governmental Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder. None of Contractor, its Subcontractors or Vendors, or any of their employees or agents shall take any action that in any way violates the United States Foreign Corrupt Practices Act or any similar Applicable Law. Contractor shall immediately notify Owner of any violation of this covenant (or of the direction described in the immediately preceding sentence) and shall indemnify and hold Owner harmless for all losses, expenses, damages, and liabilities arising out of such violation.

         5.1.11. Turnkey Project. Contractor acknowledges that this Contract constitutes a fixed price obligation to engineer, design, procure, construct, test and start up through Substantial Completion a turnkey Project (including the training of Owner's operating staff), complete in every detail, within the time and for the purpose designated herein by Owner. References to the obligations of Contractor under this Contract as being "TURNKEY" and performing the Work on a "TURNKEY BASIS" means that Contractor is obligated to supply all of the Equipment (except Owner Furnished Items ), labor and design services and to supply and perform all of the Work, in each case as may reasonably be required, necessary, or appropriate (whether or not specifically set forth in this Contract) to

                                                 SALTON SEA UNIT 5 EPC CONTRACT

complete the Work such that the Project satisfies the applicable terms and conditions set forth in this Contract, all for the Contract Price.

         5.1.12. Owner-Provided Information. Owner may provide or may have provided Contractor with copies of certain studies, reports or other information (including oral statements) and Contractor acknowledges that all such documents or information have been or will be provided as background information and as an accommodation to Contractor. Except as provided in Owner Furnished Items in EXHIBIT "AA", Contractor further acknowledges that Owner makes no representations or warranties with respect to the accuracy of such documents or the information (including oral statements) or opinions therein contained or expressed. Contractor further represents and warrants that it is not relying on Owner for any information, data, inferences, conclusions, or other information with respect to Site Conditions, including the surface and sub-surface conditions of the Site and the surrounding areas.

         5.1.13. Legal Requirements. Contractor has knowledge of all of the legal requirements and business practices that must be followed in performing the Work and Contractor's warranty obligations herein. The Work and Contractor's warranty obligations herein will be performed in conformity with such requirements and practices and in compliance with all Applicable Laws.

         5.1.14. Financial Condition. Contractor is financially solvent, able to pay its debts as they mature, and possessed of sufficient working capital to complete its obligations under this Contract. Contractor is able to furnish the Equipment, labor, and design services needed for the Project, is experienced in and competent to perform the Work, both construction and design, contemplated by this Contract, and is qualified to do the Work.

         5.1.15. Licenses. All Persons who will perform any portion of the Work have and will have all business and professional certifications required by Applicable Law to perform the services under this Contract.

         5.1.16. Building Codes. The Project can and shall be built in conformity with applicable California building codes, construction related regulations and construction related directives of all Governmental Authorities.

         5.2. Of Owner. Owner covenants, represents, and warrants to Contractor that:

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         5.2.1. Organization, Standing and Qualification. Owner is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, has full power to engage in the business Owner presently conducts and contemplates conducting, and is and will be duly licensed or qualified and in good standing in each jurisdiction wherein the nature of the business transacted by it makes such licensing or qualification necessary and where the failure to be licensed or qualified would have a material adverse effect on its ability to perform its obligations hereunder.

         5.2.2. Enforceable Contract. This Contract has been duly authorized, executed, and delivered by Owner and constitutes the legal, valid, and binding obligation of Owner, enforceable against Owner in accordance with its terms.

         5.2.3. Due Authorization. The execution, delivery, and performance by Owner of this Contract will not conflict with (i) any Applicable Laws, (ii) any covenant, agreement, or understanding to which it is a party or by which it or any of its properties or assets is bound or affected, or (iii) its certificate of incorporation or by-laws.

         5.2.4. Governmental Approvals. No authorization, approval, exemption, or consent by any Governmental Authority (other than the Applicable Permits) is required in connection with the execution, delivery, and performance of this Contract by Owner. The Owner Acquired Permits either have been obtained by Owner and are in full force and effect on the date hereof or will be obtained by Owner and will be in full force and effect, so as to permit Contractor to commence and prosecute the Work to completion in accordance with the Project Schedules.

         5.2.5. No Suits, Proceedings. There are no material actions, suits, proceedings, or investigations pending or, to its knowledge, threatened against it at law or in equity before any court (United States or otherwise) or before any Governmental Authority (whether or not covered by insurance) that individually or in the aggregate could result in any materially adverse effect on the business, properties, or assets or the condition, financial or otherwise, of Owner or in any impairment of its ability to perform its obligations under this Contract. Owner has no knowledge of any violation or default with respect to any order, writ, injunction, or any decree of any court or any Governmental Authority that may result in any such materially adverse effect or such impairment.

         5.2.6. Business Practices. Owner will not, and Owner will direct its employees, agents, and subcontractors, and their employees and agents to not, make any payment or give anything of value to any government official (including any officer or employee of any Government Authority) to influence his, her, or its decision or to gain any other advantage for Owner or Contractor in connection with the Work to be performed hereunder. Neither Owner nor any of its employees or agents shall take any action that violates the United States Foreign Corrupt Practices Act or any similar Applicable

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Law. Owner shall immediately notify Contractor of any violation of this covenant (or of the direction described in the immediately preceding sentence) and shall indemnify and hold Contractor harmless for all losses, expenses, damages, and liabilities arising out of such violation.

6. COST OF WORK

         6.1. Contract Price. As full compensation for the Work, Owner shall pay to Contractor a fixed price amount of U.S. $91,787,000 (the "CONTRACT PRICE"). The Contract Price shall be changed only by Changes in Work approved in accordance with ARTICLE 17. The Contract Price shall be paid in accordance with ARTICLE 7.

         6.2. All Items of Work Included. The Contract Price includes payment for (i) all costs of Equipment, temporary equipment, materials, labor, transportation, engineering, design and other services relating to Contractor's performance of its obligations under this Contract and the Work (including any intellectual property rights licensed under this Contract, expressly or by implication) provided by Contractor or such Subcontractors or Vendors, (ii) all United States federal, state, regional, and local taxes, effective or enacted as of the date of execution of this Contract or thereafter , each as imposed on Contractor or its Subcontractors or Vendors or the Work, (iii) all other taxes, duties, levies, imposts, fees, or charges of any kind (whether in the United States or elsewhere and including, without limitation, any of the foregoing related to the importation of any items into the United States) arising out of Contractor's or any such Subcontractor's or Vendor's performance of the Work, and (iv) any duties, levies, imposts, fees, charges, and royalties (and including, without limitation, any of the foregoing related to the importation of any items into the United States) imposed on Contractor or its Subcontractors or Vendors with respect to any Equipment, materials, labor, or services provided under this Contract. The taxes covered hereby include occupational, excise, unemployment, ownership, value-added, gross receipts, and income taxes and any and all other taxes and duties on any item or service that is part of the Work, whether such tax is normally included in the price of such item or service or is normally stated separately, all of which shall be for the account of Contractor. The Contract Price shall not be increased with respect to any of the foregoing or with respect to any withholdings in respect of any of the foregoing items that Owner may be required to make. Notwithstanding the foregoing, Contractor shall not be liable for, and the Contract Price shall not include any real estate taxes or ownership taxes on the Site.

7. TERMS OF PAYMENT

         Payments to Contractor shall be made as follows:

                                                 SALTON SEA UNIT 5 EPC CONTRACT

         7.1. Milestones; Contractor's Invoices. Within two (2) Business Days after the Notice to Proceed Date, Owner shall pay Contractor the amount shown on the Progress Payment Schedule as the first Milestone Payment. Thereafter, on or about the tenth (10th) day of each month after receipt of the Notice to Proceed, Contractor shall submit a Contractor's Invoice in the form of EXHIBIT "F" to Owner for the Work performed thereunder in the then immediately preceding month. Contractor specifically agrees that it shall not request in any Contractor's Invoice the payment of any sum attributable to Work which has been rejected by Owner or Contractor or which otherwise constitutes or relates to a Subcontractor's application for payment, billings or invoices which Contractor disputes or for any other reason does not intend to pay in accordance with the terms of Contractor's agreements with its Subcontractors. Subject to the provisions of this ARTICLE 7, Owner shall pay Contractor each Milestone Payment described on the Progress Payment Schedule upon Contractor's completion of the corresponding Milestone.

         7.2. Certification by Contractor. Each Contractor's Invoice: (a) shall describe (i) the completion of the Milestones as described in the Progress Payment Schedule, (ii) the related Milestone Payments set forth on the Progress Payment Schedule that are then due as of the end of the immediately preceding month, and (iii) any other amounts then payable by Owner to Contractor under
ARTICLE 17 or any other provision hereof and, without limiting Owner's right to dispute any amounts requested for payment; and

         (b) shall include documentary evidence of the completion of each Milestone described in such Contractor's Invoice sufficient for Owner to verify that such Milestone has been completed;

         (c) shall include the following certification:

         "there are no known mechanic's or materialmen's liens outstanding at the date of this Contractor's Invoice, all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current application, and, except for such bills not paid but so included, there is no known basis for the filing of any mechanic's or materialmen's liens on the Project or the Work except as described below, and sufficient releases from Subcontractors have been obtained so as to cover all amounts requested (save amounts owing to Insignificant Subcontractors) in such form as to constitute an effective release of lien (corresponding to payments received by them) under the laws of the State of California. Contractor, or a Subcontractor, has actually performed and Contractor has not been paid for the Work covered by this Contractor's Invoice.";

         (d) shall include an Unconditional Waiver of Liens and a Conditional Waiver of Liens from Contractor and from each Subcontractor and Vendor contracting directly with Contractor other than Insignificant Subcontractors; and

         (e) shall include a schedule listing all Insignificant Subcontractors and the amount that each Insignificant Subcontractor is or will be entitled to be paid in respect of Work or any related activities, including fabrication of equipment or other materials to be incorporated

                                                 SALTON SEA UNIT 5 EPC CONTRACT

into the Project, performed (but not necessarily completed) by such Subcontractors or Vendors, or anyone performing work under them including sub-subcontractors or employees, on or before the date of such Contractor's Invoice and documentary evidence sufficient for Owner to verify the facts set forth in such schedule;

it being understood and agreed by Contractor that any Contractor's Invoice that is inaccurate or incomplete or that lacks detail, specificity, or supporting documentation required by this ARTICLE 7 shall not, to the extent of such deficiency, constitute a valid request for payment. Each Milestone Payment shall be due and payable only to the extent it is supported by the completion of the corresponding individual Milestones, it being acknowledged and understood that no Milestone Payment shall be made for any partially or improperly completed individual Milestones or for Work that remains subject to Owner's review in accordance with SECTION 12.5. Notwithstanding the foregoing, in no event shall the cumulative amount paid for any month exceed the cumulative amounts of the Milestone Payments payable for such month pursuant to the "Expenditure Schedule" set forth on the Progress Payment Schedule.

         7.3. Insignificant Subcontractors. Contractor shall not be required to include with any Contractor's Invoice (other than the Final Contractor's Invoice) any Unconditional Waiver of Lien or Conditional Waiver of Lien from any Insignificant Subcontractor properly designated as such by Contractor in such Contractor's Invoice. "Insignificant Subcontractors" shall mean Subcontractors or Vendors designated as such by Contractor in the applicable Contractor's Invoice who are or will be entitled to be paid in the aggregate for all such designated Subcontractors or Vendors less than One Million Dollars ($1,000,000) in respect of Work or any related activities, including fabrication of equipment or other materials to be incorporated into the Project, performed (but not necessarily completed) by such Subcontractors or Vendors or anyone performing work under them, including sub-contractors or employees, on or before the date of such Contractor's Invoice.

         7.4. Owner Review; Payments. Without limiting Owner's rights of review under SECTION 10.1 and ARTICLE 12, within ten (10) days after receipt by Owner of a Contractor's Invoice and all accompanying documentation required by SUBSECTION 7.2(B), Owner and the Financing Entities shall, in consultation with their respective Consulting Engineers, (i) determine whether the Work covered thereby has been done as described by Contractor; (ii) determine whether the Work performed conforms with the requirements of this Contract; (iii) determine whether the Contractor's Invoice has been properly submitted; and (iv) determine and notify Contractor concerning any invoiced amount that is in dispute and the basis for such dispute. Owner shall use its best efforts to pay Contractor, within twenty (20) days after receipt by Owner of Contractor's Invoice (but in no event later than 30 days), all Milestone Payments and other amounts then payable and not in dispute; provided, however, that Owner may offset against such payment any amount then due from Contractor to Owner pursuant to SECTION 16.1, 16.2 OR 16.3 or any other provision of this Contract. Failure by Owner to pay any amount in dispute and identified pursuant to clause
(iv) above until resolution of such dispute pursuant to SECTION 7.7 shall not alleviate, diminish, or modify in any respect Contractor's obligations to perform hereunder, including Contractor's obligation to meet the Project Deadlines. Upon receipt of payment from Owner, Contractor shall promptly pay each

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Subcontractor and Vendor directly contracting with Contractor the amount to which said Subcontractor or Vendor is entitled under its agreement with Contractor with respect to the Work covered by such payment by Owner in accordance with the terms of its subcontract. Contractor shall, by an appropriate agreement with each Subcontractor and Vendor directly contracting with Contractor where the applicable subcontract price or purchase order value exceeds Two Hundred Fifty Thousand Dollars ($250,000), contractually require each such Subcontractor and Vendor to make payments to its Subcontractors and Vendors in a similar manner.

         7.5. Retainage. Owner shall retain and withhold payment of ten percent (10%) of all payments made to Contractor pursuant to SECTION 7.4 (the "RETAINAGE") other than the Final Payment. Such amount shall be held by Owner and any interest thereon shall accrue for the account of Owner and not Contractor. In lieu of the above, Contractor may, at its option, post a letter of credit issued by a financial institution and in such form and graduated amount, in each case as are acceptable to Owner in its good faith discretion to secure an equivalent hold back position for Owner.

         7.6. Final Payment. Upon the delivery of Owner's Certificate of Final Completion in accordance with SECTION 15.5(J), Contractor shall submit a final Contractor's Invoice (the "FINAL CONTRACTOR'S INVOICE") which shall set forth all amounts due to Contractor that remain unpaid (including amounts relating to the Punchlist Items), and upon approval thereof by Owner, Owner or the Financing Entities shall pay to Contractor the amount due under such Final Contractor's Invoice ("FINAL PAYMENT"). Subject to achievement of Final Completion pursuant to SECTION 15.5 AND TO ARTICLE 16, Final Payment shall include release of the Retainage. Owner shall have no obligation to make Final Payment until Contractor shall have delivered the following items to Owner:

         (a) with respect to each Subcontractor and Vendor contracting directly with Contractor, either:

                  (i) (x) a certification from such Subcontractor or Vendor to the effect that such Subcontractor or Vendor has been paid all amounts that are owing or may become owing to such Subcontractor or Vendor with respect to the Project and the performance of the Work (other than retainage in an amount not to exceed ten percent (10%) of such amounts), and

                           (y) an Unconditional Waiver of Liens, and

                           (z) a Conditional Waiver of Liens; or

                  (ii) a bond in form and substance acceptable to Owner to indemnify Owner against any claim by such Subcontractor or Vendor with respect to its right to be paid in connection with the Project or the performance of the Work; and

         (b) with respect to Contractor,

                                                 SALTON SEA UNIT 5 EPC CONTRACT

                  (i) a certification to the effect that:

                           (x) Contractor has been paid all amounts owing or
                  that may become owing to Contractor with respect to the Project and the performance of the Work except for amounts requested in the Final Contractor's Invoice, and

                           (y) Contractor has paid all amounts that Contractor
                  will be required to pay in connection with the performance of the Work, including all amounts to be paid to any Subcontractor or Vendor with respect to the Project and the performance of the Work, except for amounts that in the aggregate shall be less than the Final Payment; and

                  (ii) an Unconditional Waiver of Liens and a Conditional Waiver of Liens.

Owner shall pay the Final Payment within twenty five (25) days after proper receipt of the Final Contractor's Invoice and the certifications and waivers of liens, or the bonds required by SUBSECTIONS 7.6(A) AND (B) above.

         7.7. Disputes. Contractor's acceptance of any payment shall not be deemed to constitute a waiver of amounts that are then in dispute. Contractor and Owner shall use their reasonable efforts to resolve all disputed amounts as expeditiously as possible in accordance with the provisions of ARTICLE 36.

         7.8. Method of Payment. All payments to be made to Contractor under this Contract shall be paid in United States Dollars and shall be wire transferred in immediately available funds on the date due or, if such date is not a banking day in the United States, on the immediately succeeding banking day to the following account (or such other account as may be designated by Contractor from time to time by Notice to Owner in accordance with ARTICLE 33):

     Bank Boston Account Number: 521-51437
     ABA Number:                 011-000-390

         7.9. Holdbacks. Any provision hereof to the contrary notwithstanding, upon the occurrence and continuance of any of the following events, Owner, upon Notice to Contractor, may, but shall have no obligation to withhold, or retain such portion (including all) of any payment due to Contractor under this Contract as reasonably necessary to insure the performance of the Work or to protect fully Owner's rights hereunder:


         (a) A Contractor Event of Default shall have occurred hereunder as defined in SECTION 20.1 below;

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         (b) Contractor shall have improperly failed to make prompt payments to its Subcontractors for material or labor used in the Work for which Owner has paid Contractor;

         (c) Owner in good faith shall have determined that Contractor cannot with prompt and reasonable acceleration of the Work achieve Substantial Completion before the Substantial Completion Deadline; provided, however, the amount withheld or retained on account of this SECTION 7.9(D) shall not exceed the amount of Delay Liquidated Damages which would be payable under SECTION
16.1 on account of the then estimated delay in Substantial Completion;

         (d) Contractor shall have failed to deliver a Plan acceptable to Owner as set forth in SECTION 8.4,

         (e) Contractor shall have failed to deliver any Contractor Deliverable (prepared by Contractor in good faith) to Owner on or before the date set forth on the Deliverables Schedule for the delivery of such Contractor Deliverable.

No payment made hereunder shall be construed to be acceptance or approval of 4that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder. Should any dispute arise with respect to Owner's exercise of its rights under this SECTION 7.9, such dispute shall be subject to resolution in accordance with the expedited payment dispute procedures provided in ARTICLE 36. Notwithstanding the provisions of SECTIONS
20.5 AND 36.3, Contractor shall not have any rights of termination or suspension under SECTION 20.5 as a result of Owner's exercise or attempted exercise of its rights under this SECTION 7.9.

         7.10. Application of Monies. Contractor shall use the sums paid to it pursuant to this ARTICLE 7 for the purpose of performing the Work and designing, furnishing, equipping, testing and commissioning the Project in accordance with the Statement of Work and this Contract. No provision hereof shall be construed, however, to require Owner or any Financing Entity to see to the proper disposition or application of the monies so paid to Contractor.

         7.11. Release of Payment Liability. Acceptance by Contractor of the Final Payment shall constitute a release by Contractor of Owner and every officer and agent thereof from all liens (whether statutory or otherwise and including mechanics' or suppliers' liens), hereunder with respect to any Work performed or furnished in connection with this Contract, or for any act or omission of Owner or of any person relating to or affecting Owner's payment obligations under this Contract, except claims not known to Contractor at the time of Final Payment or claims for which Contractor has delivered a dispute Notice to Owner. Such release by Contractor shall not constitute a waiver of any of Contractor's defenses under this Contract. No payment by Owner shall be deemed a waiver by Owner of any obligation of Contractor under this Contract.

                                                 SALTON SEA UNIT 5 EPC CONTRACT

8. COMMENCEMENT AND PROSECUTION OF THE WORK

         8.1. Notice to Proceed. The date on which Owner provides Contractor with a Notice to Proceed shall be the Notice to Proceed Date. If the Notice to Proceed is not received by Contractor on or before October 31, 1998, Contractor's schedule and cost will be subject to adjustment. Any activities undertaken prior to receipt of a Notice to Proceed will be compensated for as set forth in a separate written agreement between the parties. On the Notice to Proceed Date, Contractor shall commence and shall thereafter diligently pursue the Work assigning to it a priority that should reasonably permit the attainment of Mechanical Completion on or before the Mechanical Completion Deadline, Capacity Test Completion on or before the Capacity Test Completion Deadline, and Substantial Completion on or before the Substantial Completion Deadline, and Final Completion on or before the Final Completion Deadline. Contractor shall proceed with the performance of the Work in accordance with the Project Schedules.

         8.2. Right to Terminate. If a Notice to Proceed has not been issued by December 31, 1998, either Party shall have the right to terminate this Contract upon Notice to the other Party (which right shall terminate upon the issuance of the Notice to Proceed). If this Contract is terminated pursuant to this SECTION 8.2, then neither Party shall have any further rights or obligations hereunder (other than such rights and obligations that by their express terms survive the expiration or earlier termination of this Contract).

         8.3. Prosecution of Work. Contractor shall prosecute the Work in accordance with the Project Schedules. Contractor shall cause Mechanical Completion, Capacity Test Completion, Substantial Completion and Final Completion to occur on or before the applicable Project Deadline (as such dates may be extended pursuant to ARTICLES 17 OR 22 or any other provision hereof).

         8.4. Plan. If (a) Contractor fails, other than by reasons not attributable to Contractor, to stay within forty five (45) days of the schedule (as determined using the Critical Path Schedule) for achieving Mechanical Completion and Substantial Completion on or before the applicable Project Deadline, or (b) Contractor fails to complete any of the items set forth in the Milestone Schedule within sixty (60) days after the date set forth on the Milestone Schedule for completion of such item, then Contractor shall, within ten (10) days after Contractor becomes aware of such delay, submit for approval by Owner and the Consulting Engineer, a written plan (the "PLAN") to complete all necessary Work to achieve Mechanical Completion or Substantial Completion not later than sixty (60) days after the applicable Project Deadline, including revised Project Schedules. Within ten (10) days after receipt of the Plan, Owner and the Consulting Engineer shall deliver written approval or disapproval of the Plan to Contractor, the approval thereof not to be unreasonably withheld. Approval by Owner and the Consulting Engineer of a Plan shall not be deemed in any way to have relieved Contractor of its obligations under this Contract relating to the failure to achieve Mechanical Completion, Substantial Completion or Final Completion by

                                                 SALTON SEA UNIT 5 EPC CONTRACT
the applicable Project Deadline, be a basis for an increase in the Contract Price, or limit the rights of Owner under SECTION 16.1.

         8.5. Performance Guarantees. Subject to SECTIONS 16.2 AND 16.3, Contractor shall perform the Work so that the Project satisfies the Performance Guarantees. Contractor shall demonstrate that the Project satisfies the Performance Guarantees prior to Substantial Completion by satisfactorily running and completing the Performance Tests.

9. FORCE MAJEURE, OWNER CAUSED DELAY AND CHANGES IN LAW

         9.1. Events of Force Majeure. No failure or omission to carry out or observe any of the terms, provisions, or conditions of this Contract shall give rise to any claim by any Party against any other Party hereto, or be deemed to be a breach or default of this Contract if such failure or omission shall be caused by or arise out of an event of Force Majeure. No obligations of either Party that arose before the occurrence of an event of Force Majeure causing the suspension of performance shall be excused as a result of such occurrence. The obligation to pay money in a timely manner for obligations and liabilities that matured prior to the occurrence of an event of Force Majeure shall not be subject to the Force Majeure provisions.

         9.2. Notice. If either Party's ability to perform its obligations under this Contract is affected by an event of Force Majeure, Owner Caused Delay or Change In Law, such Party shall promptly as reasonably possible, upon learning of such event and ascertaining that it will delay its performance hereunder (but in any event within forty-eight (48) hours after such Party becomes aware of such delay), give written Notice to the other Party (a "DELAY NOTICE") stating the nature of the event, its anticipated duration and effect upon the performance of such Party's obligations, and any action being taken to avoid or minimize its effect. The burden of proof shall be on the Party claiming to be affected pursuant to this SECTION 9.2.

         9.3. Scope of Suspension; Duty to Mitigate. The suspension of performance due to an event of Force Majeure, Owner Caused Delay or Change In Law shall be of no greater scope and no longer duration than is required to overcome the consequence of such event. The excused Party shall use its reasonable efforts (i) to mitigate the duration of, and costs arising from, any suspension or delay in the performance, (ii) to continue to perform its obligations hereunder, and (iii) to remedy its inability to perform. When the affected Party is able to resume performance of its obligation under this Contract, such affected Party shall give the other Party written Notice to that effect.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         9.4. Removal of Force Majeure. If, within a reasonable time after an event of Force Majeure that has caused Contractor to suspend or delay performance of the Work, action to be undertaken at the expense of Owner has been identified and recommended by Owner to Contractor, and Contractor has failed within five (5) days after receipt of Notice thereof from Owner to take such action as Contractor could lawfully and reasonably initiate to remove or relieve either the Force Majeure occurrence or its direct or indirect effects, Owner may, in its sole discretion and after written Notice to Contractor, initiate such reasonable measures as will be designed to remove or relieve such Force Majeure occurrence or its direct or indirect effects and thereafter require Contractor to resume full or partial performance of the Work. To the extent Contractor's failure to take such measures results in expense in addition to what Owner would have paid to Contractor (whether as part of the original Contract Price or as additional compensation to the extent the requested measures constituted a Change In Work altering the scope of the Work) had Contractor taken such measures, such additional expense shall be for Contractor's account.

         9.5. Responsibility of Contractor. Damages or injuries to persons or properties resulting from an event of Force Majeure during the performance of the obligations provided for in the Contract shall not relieve the Contractor of the responsibility to bear the cost of the damage or injuries caused by Contractor's negligence or misconduct to the extent such costs are not covered by the insurance described in ARTICLE 23.

         9.6. Contractor's Remedies. Contractor's sole remedies for the occurrence of an event of Force Majeure, Owner Caused Delay or Change In Law shall be pursuant to ARTICLE 17.

10. SUBCONTRACTORS

         10.1. Use of Subcontractors and Vendors; Owner's Right to Object. Within thirty (30) days after the date hereof, Contractor shall provide Owner with a list of potential Subcontractors and Vendors that would be directly contracting with Contractor for all components and services in connection with the Work, broken down by component and service in excess of $ $100,000. Within thirty (30) Business Days after receipt of such list, Owner shall have the right to advise Contractor of any such potential Subcontractors or Vendors to which it objects, together with the reasons for objection. Contractor shall remove from the list any potential Subcontractor or Vendor to which Owner objects. If Owner fails to respond within such thirty (30) Business Day period, Owner shall be deemed not to have objected to any potential Subcontractor or Vendor on the list. Notwithstanding the foregoing, each Subcontractor or Vendor listed in Attachment 4 to EXHIBIT "A" shall be deemed accepted by Owner for the portion of the Work described for such Subcontractor or Vendor in Attachment 4 to Exhibit A. Contractor shall have the right to add potential Subcontractors and Vendors to the list subject to the procedures set forth above; provided, however, that the review period for Owner shall be reduced to fifteen (15) Business Days after physical construction of the Project has commenced. No Subcontractor or Vendor for any material component or service in

                                                 SALTON SEA UNIT 5 EPC CONTRACT


connection with the Work covered by this SECTION 10.1 shall be engaged by Contractor prior to Owner acceptance or completion of the review process set forth in this SECTION 10.1. Contractor shall provide as part of its Monthly Progress Report a list of all Subcontractors currently working on the Project.

         10.2. No Approvals; Contractor Responsible for Work. The review by Owner of any Subcontractor or Vendor under this ARTICLE 10 shall not (i) constitute any approval of the Work undertaken by any such Person, (ii) cause Owner to have any responsibility for the actions, the Work, or payment of such Person or to be deemed to be in an employer-employee relationship with any such Subcontractor or Vendor, or (iii) in any way relieve Contractor of its responsibilities and obligations under this Contract. Notwithstanding anything in ARTICLE 7 to the contrary, in no event shall Contractor submit or Owner be obligated to review any Contractor's Invoice with respect to work performed by any Subcontractor or Vendor prior to the expiration of the review period provided in SECTION 10.1.

         10.3. Assignment. No subcontract or purchase order shall bind or purport to bind Owner, but each subcontract and purchase order entered into by Contractor with respect to the Work where the applicable subcontract price or purchase order value exceeds One Hundred Thousand Dollars ($100,000) shall contain a provision in the form of EXHIBIT "U" permitting its assignment to Owner or the Financing Entities, upon Owner's written request, following default by Contractor or termination or expiration of this Contract.

         10.4. Information; Access. Contractor shall furnish such information and access relative to its Subcontractors and Vendors as Owner may reasonably request.

11. LABOR RELATIONS

         11.1. General Management of Employees. Subject to SECTION 4.16, and notwithstanding the provisions of SECTION 11.2, Contractor shall preserve its rights to exercise and shall exercise its management rights in performing the Work. Such management rights shall include the rights to hire, discharge, promote, and transfer employees; to select and remove foremen or other persons at other levels of supervision; to establish and enforce reasonable standards of production; to introduce, to the extent feasible, labor saving Equipment and materials; to determine the number of craftsmen necessary to perform a task, job, or project; and to establish, maintain, and enforce rules and regulations conducive to efficient and productive operations.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         11.2. Labor Disputes. Contractor shall use reasonable efforts to minimize the risk of labor related delays or disruption of the progress of the Work. Contractor shall promptly take any and all reasonable steps that may be available in connection with the resolution of violations of collective bargaining agreements or labor jurisdictional disputes, including the filing of appropriate processes with any court or administrative agency having jurisdiction to settle, enjoin, or award damages resulting from violations of collective bargaining agreements or labor jurisdictional disputes. Contractor shall advise Owner promptly, in writing, of any actual or threatened labor dispute of which Contractor has knowledge that might materially affect the performance of the Work by Contractor or by any of its Subcontractors. Notwithstanding the foregoing, the settlement of strikes, walkouts, lockouts or other labor disputes shall be at the discretion of the Party having the difficulty, but no strike, walkout, lockout or other labor dispute of Contractor's personnel or any Subcontractor's personnel shall be the basis for a claim for delay or Force Majeure by Contractor.

         11.3. Personnel Documents. Contractor shall ensure that all its personnel and personnel of any Subcontractors performing the Work are, and at all times shall be, in possession of all such documents (including, without limitation, visas, driver's licenses and work permits) as may be required by all any and all Applicable Laws.

         11.4. Social Benefits. Contractor shall contract for the provision of such social benefits for its employees and those of its Subcontractors as may from time to time be required in the United States.

12. INSPECTION; EFFECT OF REVIEW AND COMMENT

         12.1. Inspection. Owner shall have the right to inspect any item of Equipment or material, design, engineering, service, or workmanship to be provided hereunder, and Contractor shall make available for review by Owner, and provide to Owner if requested by Owner, all design criteria, system descriptions, Drawings and Specifications, design calculations, quality assurance reports, design drawings, shop drawings, Required Manuals and other documents relating to the Work as required by this Contract, and, to the extent reasonably feasible, arrange for inspection of Equipment or material at the point of fabrication if requested by Owner. Owner shall be responsible for the costs of its personnel and their transportation with respect to such inspections.

         12.2. Right to Reject Work. Regardless of whether payment has been made therefor, Owner shall have the right to reject any portion of the Work that contains any Defect. Upon such rejection, Contractor shall promptly remedy, at its sole cost and expense, any Defect that is identified by Owner as giving rise to such rejection.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         12.3. Third Party Inspection. Contractor understands that Owner and the Financing Entities and their respective representatives have the right to observe and inspect the Work, any item of Equipment (including Equipment under fabrication), material, design, engineering, service, or workmanship to be provided hereunder and to observe all tests of the Work and the Project (including factory or other tests performed at a location other than the Site). Upon reasonable Notice to Contractor by Owner, Contractor shall allow Owner, and the Financing Entities and their respective representatives (including Consulting Engineer) reasonable access to the Work (including Equipment under fabrication) and the Project. Owner and the Financing Entities (including Consulting Engineer) also shall be entitled to inspect and review all Contractor's Drawings and Specifications or technical details pertaining thereto as reasonably requested by either Owner, or the Financing Entities, or their respective representatives (including Consulting Engineer). Contractor shall incorporate such inspection rights in all Equipment purchase orders and subcontracts. To facilitate such observations and inspections, Contractor shall maintain at the Site a complete set of all Drawings and Specifications and current Project Schedules.

         12.4. Deliverables Schedule. Within thirty (30) days after the Notice to Proceed Date, Contractor shall provide a Notice to Owner attaching a schedule identifying all Contractor Deliverables to be delivered to Owner, the deadline for delivery thereof, and Owner's time period for review and comment with respect thereto. Owner shall have the right to promptly review and comment on such Deliverables Schedule. If Owner provides any comments with respect to the Deliverables Schedule to Contractor, then Contractor shall incorporate changes into such Deliverables Schedule addressing such comments, and resubmit the same to Owner. Such incorporation of changes to address Owner's reasonable comments shall not be considered a Change In Work. If Owner fails to comment within ten (10) days after receipt of such Notice, Owner shall be deemed to have accepted such Deliverables Schedule.

         12.5. Owner Review of Documents. Contractor shall submit for review to Owner (which shall have the right to make them available to the Financing Entities and the Consulting Engineer) hard (printed) copies and soft copies (in a format agreed to by Owner) of all Contractor Deliverables in accordance with the requirements of EXHIBIT "A" and the Deliverables Schedule. Contractor shall ensure that all such items undergo a comprehensive independent in-house review and approval process before submission of such items to Owner. Within fifteen
(15) days from receipt of any Contractor Deliverable, Owner shall have the right to describe any Defects in the design identified in such Contractor Deliverable. Owner's failure to respond within the specified time will be deemed to waive such right to describe Defects in such design. Notwithstanding anything in ARTICLE 7 to the contrary, in no event shall Contractor submit any Contractor's Invoice with respect to Work performed pursuant to any such Contractor Deliverables prior to the expiration of the review period set forth in this SECTION 12.5. Issuance by Contractor of any purchase orders prior to Owner completing its review shall be at Contractor's own risk.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         12.6. Remedy of Defects. If Owner identifies any Defects in the design with respect to any Contractor Deliverables submitted for review, then Contractor shall incorporate changes into such Contractor Deliverables addressing and remedying the Defects and resubmit the same to Owner, and such incorporation of changes to address Owner's comments shall not be considered a Change In Work. No Contractor Deliverable subject to this SECTION 12.6 shall be released for use in connection with the Work prior to completion of the review process set forth in SECTION 12.5.

         12.7. Limitation on Owner's Obligations. Inspection, review, acceptance or comment by Owner with respect to any subcontract or purchase order or any Drawings and Specifications, samples, and other documents, or any other work or services performed by Contractor or any Subcontractor or Vendor, is solely at the discretion of Owner and shall not in any way affect or reduce Contractor's obligations to complete the Work in accordance with the provisions of this Contract or be deemed to be a warranty or acceptance by Owner with respect to such Work.

13. MECHANICAL COMPLETION OF THE WORK

         13.1. Mechanical Completion. The following are conditions precedent to Mechanical Completion:

         (a) the Project is mechanically, electrically, and structurally constructed in accordance with the requirements of this Contract, the Statement of Work and Industry Standards, including completion of the Mechanical Completion Tests;

         (b) the Project may be operated without damage to the Project and any sub-system or any other property on or off the Site, and without injury to any Person;

         (c) the Project and each sub-system of the Project is mechanically and functionally complete, and ready for initial operation, adjustment and testing; and

         (d) Contractor has complied with all provisions of this Contract relating to the installation of all necessary components and sub-systems of the Project except for Punchlist Items.

         13.2. Notice of Mechanical Completion. When Contractor believes that it has satisfied the provisions of SECTION 13.1(A) THROUGH (D), Contractor shall deliver to Owner and the Consulting Engineer a Notice of Mechanical Completion. Such Notice of Mechanical Completion shall contain a report of results of the Mechanical Completion Tests and the Work completed with sufficient detail to enable Owner and the Consulting Engineer to determine whether Mechanical Completion has been achieved. The Mechanical Completion Date shall be the date on which the conditions of SECTION 13.1 were satisfied or, in the sole discretion of Owner, waived. Promptly after Mechanical Completion has been achieved as provided in SECTIONS 13.1 AND 13.2 (including any correction of Defects

                                                 SALTON SEA UNIT 5 EPC CONTRACT


pursuant to SECTION 13.3), Owner shall issue an Owner's Certificate of Mechanical Completion dated to reflect the Mechanical Completion Date. Owner shall be deemed to have given such Owner's Certificate of Mechanical Completion unless Owner has identified in writing any additional or remaining Defects within the applicable period set forth in SECTION 13.3. Contractor shall not begin operation of the Project until Contractor has achieved Mechanical Completion and provided notice that Contractor intends to commence start-up to Owner and those manufacturer's representatives required to be given notice in accordance with the terms of their subcontracts to maintain the validity of the manufacturer's warranty.

         13.3. Correction of Defects. Within fifteen (15) days after receipt of any Notice of Mechanical Completion pursuant to SECTION 13.2, Owner shall have the right to advise Contractor in writing of any Defects. Contractor shall then perform, at Contractor's sole cost and expense, corrective measures to remove such Defects and shall again notify Owner, in accordance with SECTION 13.2, when Mechanical Completion of the Work has occurred. Within five (5) days after receipt of each subsequent notification, Owner shall have the right to advise Contractor, in writing, of any additional or remaining Defects that must be corrected by Contractor as a condition to Mechanical Completion of such Work. Any disputes regarding the existence or correction of any such alleged Defects shall be resolved pursuant to SECTION 14.5.

         13.4. Early Operation. Subject to Contractor's right to conduct Work necessary to achieve Substantial Completion, from Mechanical Completion through Substantial Completion of the Project, Contractor shall operate the Project on Owner's behalf to convert Production Inputs provided by Owner into the Products.

         (a) The Project shall be operated by the Operating Personnel under the supervision of Contractor after training in accordance with SECTIONS 3.2 and
4.21 until Substantial Completion of the Project;

         (b) Owner shall provide those Production Inputs reasonably necessary to operate the Project at no cost to Contractor;

         (c) Owner and Contractor shall work together to schedule deliveries of Production Inputs necessary for operation of the Project; and

         (d) Owner and Contractor shall work together to schedule the hours of operation of the Project and deliveries of the Products to maximize net revenues.

14. MECHANICAL COMPLETION AND PERFORMANCE TESTS

         14.1. Mechanical Completion Test Procedures. Contractor shall provide for Owner's review and approval detailed Mechanical Completion Test Procedures in accordance with the requirements of EXHIBIT "J" not less than ninety (90)

                                                 SALTON SEA UNIT 5 EPC CONTRACT


days prior to the start of testing, which Mechanical Completion Test Procedures must be agreed upon by Contractor and Owner at least sixty (60) days prior to the commencement of testing, with the Mechanical Completion Test Procedures clearly indicating when in the testing schedule the Contractor will require Interconnection and any Production Inputs

         14.2. Conduct of Tests. Contractor shall perform all Work necessary for the conduct of the tests required hereunder, shall conduct the tests, and shall satisfy all of its other obligations under this Contract to ensure that the Project has been completed and that all components have been properly adjusted and tested. The representatives of Owner, Owner's Engineer, any Financing Entity and Consulting Engineer shall have the right, but not the obligation, to be present during any tests performed by Contractor under this
ARTICLE 14.

         14.3. Test Schedules. Contractor and Owner shall agree on test schedules with the Financing Entities and Consulting Engineer. Contractor shall give Owner and the Financing Entities and Consulting Engineer written Notice at least thirty (30) days before it anticipates conducting each of the Performance Tests. When Contractor establishes the scheduled dates(s) for the Performance Tests required pursuant to this Contract, it shall give Owner at least ten (10) days' prior Notice thereof. Contractor shall keep the Project Representative continuously apprised of the specified schedule, and changes therein, for the commencement and performance of Performance Tests, and shall give the Project Representative at least two (2) days prior Notice of the re-performance of any Performance Tests, except those tests that will be recommenced within two (2) days and for which Contractor is able to give notice of re-performance within twelve (12) hours of the previous test. A Performance Test conducted without the required Notice to Owner and the Financing Entities and Consulting Engineer shall not be valid for the purposes of this Contract.

         14.4. Performance Test Procedures. Contractor shall perform all Performance Tests of the Project in accordance with the provisions of EXHIBIT "J". Contractor shall provide Owner for Owner's review and approval detailed Performance Test Procedures to be followed by Contractor not less than ninety
(90) days prior to the date on which Contractor anticipates the commencement of the Performance Tests. Contractor and Owner shall cooperate reasonably to reach agreement on the Performance Test Procedures to be followed by Contractor not less than sixty (60) days prior to the date on which Contractor anticipates commencing the Performance Tests.

         14.5. Non-Conforming Work. At any time during and promptly after completion (whether or not successful) of the Performance Tests under SECTION
14.2 (or any re-performance of any Performance Test under this SECTION 14.5), Owner shall advise Contractor and Contractor shall advise Owner in writing of any Defect that was discovered during a Performance Test. If Contractor is notified of or discovers any such Defect, Contractor shall, at Contractor's sole cost and expense, correct such Defect and promptly provide Notice to Owner in writing that such corrective measures have been

                                                 SALTON SEA UNIT 5 EPC CONTRACT


completed. Any dispute regarding the existence or correction of any such Defect shall be resolved pursuant to SECTION 14.6.

         14.6. Certificate of Completion of a Performance Test. Upon completion of any Performance Tests, Contractor and Owner shall jointly issue a certificate that testing has been done on the Project and that the Performance Test Procedures have been followed. If there is a difference of opinion about any test results or the existence or correction of any Defects claimed by Owner pursuant to SECTIONS 13.3 OR 14.5 that cannot be resolved by the Parties, either Party shall have the right to avail itself of its rights under ARTICLE 36.

         14.7. Revenues. Any revenues generated by the Project during the performance of any Mechanical Completion Test or Performance Tests or otherwise shall be paid to and for the benefit of Owner.

15. CAPACITY TEST COMPLETION, SUBSTANTIAL COMPLETION AND FINAL COMPLETION OF THE PROJECT

         15.1. Capacity Test Completion. The following are conditions precedent to Capacity Test Completion:

         (a) Contractor has completed the Capacity Test; and

         (b) the Project shall have achieved One Hundred Percent (100%) of the following Performance Guarantees: Outlet Steam Condition Guarantee and the Outlet Brine Temperature Guarantee; and

         (c) Either (i) the Project shall have achieved One Hundred Percent (100%) of the Net Generation Guarantee during the Capacity Test or (ii) all Buy-Down Amounts due pursuant to SECTION 16.2 shall have been paid and all of the other requirements set forth in SECTION 16.2 shall have been satisfied, as applicable;

         (d) Owner has received copies of all Contractor Acquired Permits, described in clauses (1) and (4) of the definition of Contractor Acquired Permits required for operation of the Project;

         (e) Owner has received copies of those Contractor Deliverables including ten (10) copies of all Required Manuals that are reasonably necessary to operate the Project in a safe, reliable and efficient manner through Substantial Completion;

         (f) Contractor has certified by Notice to Owner that all training of Operating Personnel is complete; and

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         (g)all other requirements for the successful completion of a Capacity Test, including the requirements set forth in EXHIBIT "J" and the Performance Test Procedures, have been satisfied.

         15.2. Notice of Capacity Test Completion. When Contractor believes that it has satisfied the provisions of SECTION 15.1, Contractor shall deliver to Owner and the Consulting Engineer a Notice of Capacity Test Completion. Such Notice of Capacity Test Completion shall contain a report of results of the Capacity Test and the Work completed with sufficient detail to enable Owner and the Consulting Engineer to determine whether Capacity Test Completion has been achieved. The Capacity Test Completion Date shall be the date on which the conditions of SECTION 15.1 were satisfied or, in the sole discretion of Owner, waived. Promptly after Capacity Test Completion has been achieved as provided above, Owner shall issue an Owner's Certificate of Capacity Test Completion dated to reflect the Capacity Test Completion Date. Contractor shall not commence the Reliability Test unless and until Contractor shall have achieved Capacity Test Completion; provided that upon Capacity Test Completion, the Reliability Test may, at Contractor's option, be deemed to have commenced as of the commencement of the Capacity Test that resulted in Capacity Test Completion.

         15.3. Substantial Completion. The following are conditions precedent to Substantial Completion:

         (a) Contractor shall have paid all Delay Liquidated Damages due pursuant to SECTION 16.1;

         (b) [Reserved]

         (c) Owner has received all Contractor Deliverables in accordance with the provisions of EXHIBIT "A" and the Deliverables Schedule, including all ten
(10) copies of all Required Manuals necessary to operate the Project in a safe, efficient, and reliable manner, and has received five (5) original copies of preliminary as-built drawings of the Project, one (1) Mylar reproducible copy thereof, and one (1) electronically prepared computer drawing file as prepared by Contractor for a software program acceptable to Owner; provided, however, if Owner determines by written notice to Contractor in the exercise of Owner's good faith discretion that a prudent owner would not require all such Contractor Deliverables by such date for the safe, efficient or reliable operation of the Project then (i) such Contractor Deliverables as Owner determines would not then be required shall not be required by such date and
(ii) Contractor shall deliver such Contractor Deliverables to Owner by later date as shall be designated in writing by Owner ;

         (d) [Reserved]

         (e) The Punchlist and a schedule and budget for completion of each Punchlist Item, in each case reasonably satisfactory to Owner and the Consulting Engineer, have been

                                                 SALTON SEA UNIT 5 EPC CONTRACT


developed by Contractor and delivered to Owner, and all Work other than those Punchlist Items shown on the Punchlist shall have been completed;

         (f) All Spare Parts described on EXHIBIT "Q" or required to be purchased and delivered to the Site by Contractor pursuant to Section 4.3.1 have been received by Owner at the Site; provided however, if Owner determines by written notice to Contractor in the exercise of Owner's good faith discretion that a prudent owner would not require all such Spare Parts by such date for the safe, efficient or reliable operation of the Project, then such Spare Parts as Owner determines would not be then required shall not be a condition to Substantial Completion.

         (g) Contractor has achieved Capacity Test Completion, completed the Reliability Test and paid all Buy-Down Amounts as required under SECTIONS 16.2 AND 16.3.

         (h) Mechanical Completion has been achieved pursuant to the terms of
ARTICLE 13.

         15.4. Notice of Substantial Completion. When Contractor believes that it has satisfied the provisions of SECTION 15.3(A) THROUGH (H), Contractor shall deliver to Owner and the Consulting Engineer a Notice of Substantial Completion. Such Notice of Substantial Completion shall contain a report of results of the Reliability Test and the Work completed with sufficient detail to enable Owner and the Consulting Engineer to determine whether Substantial Completion has been achieved. The Substantial Completion Date shall be the date on which the conditions of SECTION 15.3 were satisfied or, in the sole discretion of Owner, waived. Promptly after Substantial Completion has been achieved as provided above, Owner shall issue an Owner's Certificate of Substantial Completion dated to reflect the Substantial Completion Date.

         15.5. Final Completion. Final Completion of the Work shall be deemed to have occurred only if all of the following have occurred:

         (a) Substantial Completion;

         (b) Owner has received all Drawings and Specifications (including five
(5) copies of final as-built drawings of the Work, one (1) Mylar reproducible copy thereof, and one (1) electronically prepared computer drawing file as prepared by Contractor for a software program acceptable to Owner), calculations, test data, performance data, Equipment descriptions, Required Manuals, training aids, Spare Parts lists, and other technical information each as required hereunder for Owner to start up, operate, commission, and maintain the Project;

         (c) All tools and Spare Parts purchased by Contractor to replace those used by Contractor during start-up have been purchased for delivery to Owner free and clear of liens;

         (d) All Contractor's and Subcontractors' personnel, supplies, tools, equipment, machinery, surplus materials, waste materials, rubbish, and temporary facilities to which Owner does not hold title have been removed from the Site, and any permanent facilities

                                                 SALTON SEA UNIT 5 EPC CONTRACT


used by Contractor and the Site have been restored to like new condition. All cleanup and disposal shall be conducted in accordance with all Applicable Laws;

         (e) Owner has received from Contractor all information requested by Owner and required for Owner's final fixed asset records with respect to the Project in accordance with SECTION 4.9;

         (f) Contractor has delivered to Owner a certification identifying all outstanding claims of Contractor under this Contract with documentation sufficient to support such claims;

         (g) Contractor has assigned to Owner or provided Owner with all warranties or guarantees that Contractor received from Subcontractors or Vendors to the extent Contractor is obligated to do so pursuant to SECTION 18.6;

         (h) Contractor has delivered the certifications, Conditional Waivers of Liens and Unconditional Waivers of Lien, or the bonds, in accordance with
SECTION 7.6 and has delivered such other documents and certificates as Owner has reasonably requested to ensure compliance with all applicable labor laws and regulations of United States;

         (i) Contractor has delivered to Owner a Notice of Final Completion stating that Contractor believes it has satisfied the provisions of SECTIONS 15.5(A) THROUGH (H); and

         (j) Owner has delivered an Owner's Certificate of Final Completion to Contractor evidencing that, to the best of Owner's knowledge, the Punchlist Items have been completed to the reasonable satisfaction of Owner and all of Contractor's other construction obligations ( but not warranty, indemnification or other post-Final Completion obligations) under this Contract have been satisfied in full, which Owner's Certificate of Final Completion Owner shall deliver as soon as possible, and in no event more than ten (10) days after satisfaction in full by Contractor of all of its obligations under the provisions of SECTIONS 15.5(A) THROUGH (I). If Owner fails to notify Contractor of any alleged nonsatisfaction of Contractor's obligations under SECTIONS 15.5(A) THROUGH (I) within ten (10) days after the date Contractor gives Notice of Final Completion to Owner, Contractor shall be deemed to have satisfied such obligations; provided, however, that failure to so notify Contractor shall not void the Plant Warranties or Materials Warranty.

         15.6. RESERVED.

         15.7. Contractor's Access After Substantial Completion. Following Substantial Completion, Owner shall provide Contractor with reasonable and timely access to complete Punchlist Items and to satisfy the other requirements for Final Completion. The Parties expect that Contractor will accomplish any necessary modifications or repairs with minimal interference with commercial operation of the Project and that reductions in and shut-downs of Project operations will be required only when necessary, taking into consideration (i)

                                                 SALTON SEA UNIT 5 EPC CONTRACT


the length of the proposed reduction or shut-down, (ii) the improvement in performance that is likely to be achieved by adjustment, repair, replacement or modification and (iii) Owner's obligations and liabilities with respect to any Transporters, Suppliers and Customer(s).

16. DELAY DAMAGES AND BUY-DOWN AMOUNTS

         16.1. Delay Liquidated Damages and Early Completion Bonus.

         16.1.1. Liquidated Damages for Delay. Contractor understands that if the Capacity Test Completion Date does not occur on or before the Capacity Test Completion Deadline, Owner will suffer substantial damages, including additional interest and financing charges on funds obtained by Owner to finance the Work, reduction of the return on Owner's equity investment in the Project, and other operating and construction costs and charges. Therefore, Contractor agrees that if Capacity Test Completion is not achieved by the Capacity Test Completion Deadline, Contractor shall pay liquidated damages ("DELAY LIQUIDATED DAMAGES") to Owner in the amount of Fifteen Thousand Four Hundred Dollars ($15,400) per day for each day by which the Capacity Test Completion Date is delayed beyond the Capacity Test Completion Deadline for the first thirty (30) days of such delay and Twenty-Three Thousand Two Hundred Dollars ($23,200) per day for each day of delay beyond such thirty (30) day period but prior to the sixtieth (60th) day after the Capacity Test Completion Deadline and Thirty-Two Thousand Seven Hundred Fifty Dollars ($32,750) per day for each day of delay thereafter. Any amount Contractor is obligated to pay to Owner under this SECTION 16.1.1 shall be due and payable two (2) days after receipt of a request therefor from Owner.

If, pursuant to Section 23.1.2 hereof, (1) Owner obtains Marine Delay in Start Up or Delay in Start Up insurance coverage that is payable without deduction for Delay Liquidated Damages payable under this Contract; (2) Owner receives proceeds of such Marine Delay in Start Up insurance or such Delay in Start Up insurance to reimburse Owner for Losses arising out of delays in completion of the Project; (3) such proceeds are both (x) paid without deduction for Delay Liquidated Damages and (y) attributable to an event or circumstance which has delayed Contractor in achieving a Project Deadline; and (4) Contractor has paid all Delay Liquidated Damages to Owner hereunder for such delay, then Owner shall refund to Contractor the lesser of (i) the Delay Liquidated Damages paid by Contractor for the portion of such period of delay that is directly caused by the event or circumstance for which Owner receives such proceeds or (ii) the amount by which such insurance proceeds attributable such portion of such period of delay are greater than those that would have been payable had Owner obtained a Marine Delay in Start Up or Delay in Start Up insurance policy, as applicable, that is payable with deduction for Delay Liquidated Damages payable under this Contract; provided, however, if Owner receives Marine Delay in Start Up or Delay in Start Up insurance proceeds arising from an event or circumstance which permits Contractor to obtain an adjustment of the Project Deadlines or Milestone Schedule pursuant to Article 17 hereof, then no such refund shall be required in connection with such proceeds.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         16.1.2. Early Completion Bonus. Owner understands that if the Substantial Completion Date occurs before the Substantial Completion Deadline, Owner will accrue a Benefit, including reduced interest and financing charges on funds obtained by Owner to finance the Work, increase of the return on Owner's equity investment in the Project, and other reductions of operating and construction costs and charges. Therefore, Owner agrees that if Substantial Completion is achieved before the Substantial Completion Deadline, Owner shall pay a Bonus ("Early Completion Bonus") to Contractor in the amount of Twenty Two Thousand Five Hundred Dollars ($22,500) per day for each of the first sixteen (16) days by which the Substantial Completion Date is prior to the Substantial Completion Deadline, and Fifteen Thousand Four Hundred Dollars ($15,400) per day for each day in excess of sixteen (16) days by which the Substantial Completion Date is prior to the Substantial Completion Deadline up to a total of ninety (90) days. Any amount Owner is obligated to pay to Contractor under this Section 16.1.2 shall be due and payable thirty (30) days after receipt of a request therefor from Contractor.

         16.2. Buy-Down for Capacity Test. If Contractor has completed a Capacity Test on or before the date that is ninety (90) days after the Capacity Test Completion Deadline and Contractor has successfully satisfied the Performance Guarantees (other than the Reliability Guarantee) during such Capacity Test then the remaining provisions of this SECTION 16.2 shall no longer apply.

         16.2.1. Where Contractor Satisfies Buy-Down Criteria, But Fails to Meet the Capacity Guarantee. If on, or before ninety (90) days after, the Capacity Test Completion Deadline,

         (a) Contractor has achieved Mechanical Completion;

         (b) Contractor has run a Capacity Test;

         (c) Contractor's most recent Capacity Test shall have satisfied the Buy-Down Criteria; and

         (d) Contractor shall have delivered Notice to Owner certifying that the requirements described in clause (a) through clause (c) above have been satisfied;

then Contractor, at its option, shall complete either of the following courses of conduct:

                  (x) pay Owner the Buy-Down Amount based on the results of Contractor's most recently completed Capacity Test, in which case Owner shall calculate the Buy-Down Amount and deliver a Notice For Payment of Buy-Down Amount to Contractor, or

                  (y) continue to attempt to satisfy the Performance Guarantees during a Capacity Test.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


Contractor shall exercise the foregoing option by delivery of Notice to Owner not later than five (5) days after the later of the Capacity Test Completion Deadline or the date when Contractor shall have satisfied the requirements set forth in clauses (a) through (c) above. If Contractor shall have failed to achieve 100% of the Performance Guarantees during a Capacity Test prior to the end of the ninety-day period following the Capacity Test Completion Deadline, or if, at any time prior thereto, Contractor so requests, then Owner shall calculate the Buy-Down Amount based on Contractor's most recently attempted Capacity Test and shall send a Notice for Payment of Buy-Down Amount to Contractor. Thereafter, Contractor shall commence the Reliability Test.

         16.2.2. Where Contractor Fails to Satisfy Buy-Down Criteria. If on, or within ninety (90) days after, the Capacity Test Completion Deadline,

         (a) Contractor has achieved Mechanical Completion; and

         (b) Contractor shall have failed to satisfy the Buy-Down Criteria; then Contractor shall, within ten (10) days after the later of the Capacity Test Completion Deadline or the date when Contractor shall have completed its initial attempted Capacity Test, submit a Remedial Plan to Owner; and Owner shall, at Owner's option exercised in Owner's sole discretion, direct Contractor to undertake either of the following sources of action:

                  (x) to pay Owner the Buy-Down Amount based on Contractor's most recent attempted Capacity Test, in which case Owner shall calculate the Buy-Down Amount and deliver a Notice For Payment of Buy-Down Amount to Contractor; or

                  (y) to continue to attempt to satisfy the Performance Guarantees and to pay Delay Liquidated Damages under SECTION 16.1.1 for a period of up to ninety (90) days beyond the Capacity Test Completion Deadline; provided that Contractor shall:

                           (i) continuously and diligently pursue completion of
                  the Remedial Plan at Contractor's sole cost; and

                           (ii) make substantial and demonstrable progress
                  toward completing the Remedial Plan.

Owner shall exercise the foregoing option in Owner's sole and absolute discretion without being limited by doctrines of good faith or commercial reasonableness by delivering a Notice to Contractor within five (5) days after the earlier of the date Owner receives Contractor's Remedial Plan or the date Owner receives Notice from Contractor that Contractor will not submit a Remedial Plan. If during the ninety (90) day period beginning on the Capacity Test Completion Deadline, Contractor satisfies the Buy- Down Criteria, then the provisions of SUBSECTION 16.2.1 shall apply. If at the end of such ninety (90) day period, Contractor has failed to achieve the Performance Guarantees, then Owner shall calculate the Buy-Down Amount based on Contractor's most recently attempted Capacity Test and shall send a Notice For Payment of Buy-Down Amount to Contractor.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         16.2.3. Failure to Run Capacity Test. In the event that Contractor has not run a Capacity Test by the date that is ninety (90) days after the Capacity Test Completion Deadline, then the Buy-Down Amount shall be deemed to equal the Maximum Aggregate Damages, and Contractor shall have no right to conduct the Reliability Test.

         16.2.4. Payment of Buy-Down. Within five (5) days after Owner delivers a Notice For Payment of Buy-Down Amount to Contractor, Contractor shall pay the Buy-Down Amount based on the Performance Test to Owner. If Contractor shall have run a Capacity Test that satisfied the Buy-Down Criteria, then upon receipt by Owner of the full Buy-Down Amount, whether by direct payment by Contractor, by offset, or both, the Performance Guarantees shall be deemed amended to reflect the actual performance levels of the Project used in calculation of the Buy-Down Amount for the Capacity Test and Contractor shall thereafter commence the Reliability Test.

         16.3. Buy-Down Following Reliability Test. If either (a) Contractor shall have completed the Reliability Test on or before the date that is ninety
(90) days after the Substantial Completion Deadline, but Contractor shall have failed to satisfy any of the Performance Guarantees during such Reliability Test, or (b) Contractor shall have failed to complete the Reliability Test on or before such date, then Owner shall deliver a Notice For Payment of Buy-Down Amount to Contractor. Contractor shall pay a Buy-Down Amount based on the most recently completed Reliability Test. In the event that Contractor has not run a Reliability Test by the date that is ninety (90) days after the Substantial Completion Deadline, then the Buy-Down Amount shall be calculated as if the output of the Reliability Test were zero. Within five (5) days after Owner delivers such Notice For Payment of Buy-Down Amount to Contractor, Contractor shall pay the Buy-Down Amount, if any, based on the Reliability
Test to Owner.

         16.4. Offset. If Contractor is obligated to pay any amount to Owner pursuant to SECTION 16.1.1, 16.2 OR 16.3 and such amount is not paid within the time period referred to in such Section, then Owner shall have the right to offset any such amount against any amount then or thereafter due from Owner to Contractor under this Contract and to exercise its rights against any security provided by or for the benefit of Contractor in such order as Owner may elect in its sole discretion.

         16.5. Sole Remedy. The amounts payable under SECTIONS 16.1.1, 16.2, 16.3, 16.4 AND 16.6, as limited by ARTICLE 35, shall be Owner's sole remedies for delays in achieving Capacity Test Completion and Substantial Completion by Contractor and for failure of the Project to meet the Performance Guarantees during the Performance Tests. Contractor and Owner agree that Owner's actual damages in the event of such delays and failures would be extremely difficult or impracticable to determine and that, after negotiation, Owner and Contractor have agreed that the Delay

                                                 SALTON SEA UNIT 5 EPC CONTRACT


Liquidated Damages or Buy-Down Amounts set forth in SECTIONS 16.1.1, 16.2, 16.3 AND 16.6 are a reasonable estimate of the damages that Owner would incur as a result of such delays or failures.

         16.6. Additional Opportunity to Run Performance Tests. Within twenty
(20) days after paying any Buy-Down Amounts for the Performance Tests to Owner (the "First Buy-Down Amount"), Contractor may elect to continue to attempt to meet the Performance Guarantees by submitting a Remedial Plan to Owner setting forth Contractor's proposed schedule and plan for satisfaction of the Performance Guarantees. In the event that Contractor so elects to proceed, then within twenty (20) days after Owner receives Contractor's Remedial Plan, Owner, in its sole discretion, may grant to Contractor an opportunity to attempt to meet the Performance Guarantees during a re-run of one or all of the Performance Tests in accordance with a Remedial Plan approved by Owner (such opportunity and re-test(s), the "Post Buy-Down Performance Tests"). When determining whether to grant Contractor an opportunity to perform any Post Buy-Down Performance Tests, Owner may take into consideration (a) the length and amount of potential reductions in the Project's electric output, (b) the improvement in the Project's performance that is likely to be achieved by the proposed adjustments, repairs, replacements, or modifications set forth in Contractor's Remedial Plan, (c) Owner's obligations and potential liabilities with respect to any customers, potential customers, Financing Entities or Governmental Authorities, (d) the liquidated damages that Contractor is required to pay hereunder, (e) the type of assurances, indemnities and protections that Contractor proposes to provide against damage to the Project, injury to third parties, and acts of Contractor, any Subcontractor, their respective employees and Owner or the Operating Personnel acting under Contractor's direction during the Post Buy-Down Performance Tests, and (f) the type of security that Contractor proposes to provide as security for its obligations and liabilities under this Section 16.6. Notwithstanding any other provision hereof, Contractor shall only have one such opportunity to request to continue to attempt to meet the Performance Guarantees.

         In the event Contractor shall have received Notice from Owner granting to Contractor an opportunity to perform any Post Buy-Down Performance Tests, Contractor shall undertake corrective measures set forth in the Remedial Plan, Owner shall provide Contractor with reasonable access to perform such corrective measures; provided that Owner shall be under no obligation (other than as may be set forth in the approved Remedial Plan) to interrupt operations, including the overhaul, to accommodate such corrective measures undertaken by Contractor. Owner shall run all of the Post Buy-Down Performance Tests as reasonably directed by Contractor and as provided in the approved Remedial Plan. Notwithstanding the fact that Owner shall run all of the Post Buy-Down Performance Tests of the Project, Contractor shall remain solely responsible for performing the Post Buy-Down Performance Tests and satisfying the Performance Guarantees, regardless of any failure, non-achievement, or non-performance of Owner or the Operating Personnel. If, by (i) 11:59 p.m. (California time) the second day following the end of such Post Buy-Down Capacity Test, or (ii) 11:59 p.m. (California time) the thirtieth day following the end of such Post Buy-Down Reliability Test (each such deadline, a "Re-testing Deadline"), each of the Post Buy-Down Performance Tests has been run but Contractor has failed to meet the Performance Guarantees, then Owner shall re-calculate the Buy-Down Amount for each Post Buy-Down Performance Test (the " Second Buy-Down Amount") based on the most recently attempted Capacity Test or Reliability Test, as applicable.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


In the event that all of the Post Buy-Down Performance Tests have not been completed by the Re-testing Deadline, then the Actual Net Electrical Energy Production (in kW) of the Project shall be deemed to equal zero for the purposes of calculating the Second Buy-Down Amount.

(1) If the difference between the Second Buy-Down Amount minus the First Buy-Down Amount is greater than zero, Contractor shall, if called for in the Remedial Plan approved by Owner, reinstate the Project to the condition existing prior to any such remedial work by Contractor, and Contractor shall perform the reinstatement at its sole expense;

(2) If the difference between the First Buy-Down Amount minus the Second Buy-Down Amount is greater than zero, Owner shall refund such difference to Contractor within fifteen (15) days; provided, however, that Owner shall be paid or the refund shall be adjusted by an amount necessary to compensate Owner for:

         (A) any excess costs, lost revenues, consequential damages or other Losses, if any, incurred by Owner that result from (x) granting Contractor such Post Buy-Down Performance Test, or (y) any acts of Contractor, Subcontractors or their respective employees while performing such corrective measures or during such Post Buy-Down Performance Test; and

         (B) any amounts that would have been due and owing to Owner but were not paid to Owner due to the limitations on Contractor's liability set forth in
Section 35.3 hereof.

In addition, if the Second Buy-Down Amount is less than the First Buy-Down Amount, then Contractor shall compensate Owner for any revenues that Owner would have obtained had the Project generated and sold Electrical Energy at the levels established in the Post Buy-Down Performance Test rather than at the levels at which the Project actually operated during the period from the date the Performance Test (upon which the First Buy-Down Amount was based) was completed until date upon which the Post Buy-Down Performance Tests of the Project were completed, as measured by the Project's meters.

Notwithstanding any other provision to the contrary, Contractor's liability under this Section 16.6 shall not be subject to any of the limitations on Contractor's liability set forth in Section 35.1 or Section 35.3.


17. CHANGES IN THE WORK

         17.1. Change In Work. A Change In Work may result only from any of the following:

         (a) Changes in the Work required by Owner in writing, including an acceleration of Work, in accordance with SECTION 17.2;

         (b) The occurrence of an event of Force Majeure;

         (c) The occurrence of an Owner Caused Delay;

         (d) A Change In Law;

         (e) Unforeseen Site Conditions as allowed by Article 5.1.6

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         17.2. By Owner. Owner shall have the right to make changes in the Work, within the general scope thereof, whether such changes are modifications, accelerations, alterations, additions, or deletions. All such changes shall be made in accordance with this ARTICLE 17 and shall be considered, for all purposes of this Contract, as part of the Work. Notwithstanding the foregoing, unless Contractor and Owner shall have agreed upon a Change In Work Form in accordance with the provisions of SECTION 17.6, Contractor shall have no obligation to perform or comply with any modification, acceleration, alteration, addition, or deletion by Owner to the Work after execution of this Contract that (i) conflicts with this Contract, (ii) accelerates the Critical Path Schedule or Milestone Schedule, (iii) may affect the performance of the Project under the Performance Guarantees, or (iv) may increase the costs of the Contractor.

         17.3. By Contractor. Upon the occurrence of a Change In Law, an Owner Caused Delay, an event of Force Majeure, or Unforeseen Site Conditions, if Contractor shall be actually, demonstrably delayed in the performance of the Work, then Contractor may request a Change In Work under which (i) the Project Schedules (and each Project Deadline referenced therein) shall be extended by the period of time Contractor is so actually and demonstrably delayed and as set forth in the Change In Work Form accepted by Owner, (ii) the Contract Price shall be changed to reflect the amount of the increased or decreased costs in accordance with requirements set forth in SECTION 17.4, calculated as set forth in the Change In Work Form so accepted by Owner, and (iii) the Work shall be modified to reflect additions, deletions, or substitutions to the Work previously approved by Owner, as set forth in the Change In Work Form so accepted by Owner.

         17.4. Adjustments to Contract Price.

               17.4.1. Owner Caused Delay and Unforeseen Site Conditions. If as a result of an Owner Caused Delay or Unforeseen Site Conditions, Contractor is entitled to request a Change In Work pursuant to SECTION 17.3 or if Owner requests a Change In Work, then, in the corresponding Change In Work Form, the Milestone Schedule and Project Deadlines shall be adjusted, and the Contract Price shall be increased by either, at Owner's sole discretion (1) an agreed to fixed price, time and materials, compensation, or unit rates as the Parties may agree, or (2) compensation in accordance with EXHIBIT R.

              17.4.2. Change in Law. If Contractor is entitled to request a Change In Work pursuant to SECTION 17.3 as a result of a Change In Law, then in the corresponding Change In Work Form, the Milestone Schedule and Project Deadlines shall be adjusted, and the Contract Price shall be increased by either , at Owner's sole discretion (1) an agreed to fixed price, time and materials, compensation or unit rates as the Parties may agree, or (2) compensation in accordance with EXHIBIT R.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


              17.4.3. Force Majeure. If Contractor is entitled to request a Change In Work pursuant to SECTION 17.3 as a result of Force Majeure, then the Changes In Work Form, the Milestone Schedule and Project Deadlines shall be adjusted.

              17.4.4. Reduction In Cost. If a Change In Work involves a reduction in the cost to perform the Work including a reduction in the use of less labor resulting in reduced labor costs, there shall be a lump-sum deduction from the Contract Price, which deduction will be based on the amount that Contractor has in its budget for the Work involved, inclusive of direct and indirect costs, overhead, margins, contingencies and fees.

              17.4.5. Adjustments. If necessary and specified on the Change In Work Form accepted by Owner or as decided by the arbitrators in accordance with SECTION 17.5, Owner shall promptly adjust the Contract Price and the Project Schedules, the Progress Payment Schedule and any other Exhibits and schedules requiring adjustment to reflect the accepted Change In Work.

         17.5. Disputes. If there is a dispute between the Parties about a request for a Change In Work by either Party under this ARTICLE 17, such dispute shall be resolved in accordance with the expedited dispute resolution procedures set forth in ARTICLE 36 for payment disputes, and, notwithstanding any provision of this ARTICLE 17 to the contrary, the arbitrators shall decide the appropriate Contract Price change, schedule change, and related matters, if any, such decision shall be treated as a Change In Work, and this Contract shall be deemed to have been amended to reflect such terms.

         17.6. Procedures.

         17.7. Contractor's Estimate. If Contractor is notified of or becomes aware of a Change In Work permitted pursuant to SECTIONS 17.2 OR 17.3, Contractor shall, as soon as practicable after notification or becoming aware of such an event, prepare a detailed estimate of the increase, if any, in the cost and time required to complete the Work on the Change In Work Form, together with an explanation of the basis therefor, and shall inform Owner whether and to what extent, in Contractor's opinion, there should be a change in the Work, the Contract Price, the Project Schedules, or the Progress Payment Schedule. Contractor shall not charge Owner for the costs of preparing the Change In Work Form unless the Change In Work Form is not implemented.

         17.8. Execution of Change In Work Form. If Contractor and Owner reach agreement on the matters listed in the Change In Work Form submitted by Contractor, Contractor shall execute such Change In Work Form in accordance with SECTION 37.4, and Owner shall sign "Accepted by Owner" on such Change In Work Form

                                                 SALTON SEA UNIT 5 EPC CONTRACT


and execute such Change In Work Form (indicating any amendments necessary to reflect the agreement of the Parties) in accordance with SECTION 37.4.

         17.9. No Obligation or Payment Without Executed Change In Work Form. IN NO EVENT SHALL CONTRACTOR BE ENTITLED TO UNDERTAKE OR BE OBLIGATED TO UNDERTAKE A CHANGE IN WORK UNTIL CONTRACTOR HAS RECEIVED A CHANGE IN WORK FORM SUBMITTED BY CONTRACTOR AND ACCEPTED BY OWNER OR DECIDED BY THE ARBITRATORS, AND, IN THE ABSENCE OF SUCH SIGNED CHANGE IN WORK FORM, IF CONTRACTOR UNDERTAKES ANY CHANGES IN THE WORK, CONTRACTOR SHALL MAKE ANY SUCH CHANGES AT CONTRACTORS SOLE RISK AND EXPENSE AND SHALL NOT BE ENTITLED TO ANY PAYMENT HEREUNDER FOR UNDERTAKING SUCH CHANGES.

         17.10. No Suspension. Contractor shall not suspend the Work pending resolution of any proposed Change In Work unless directed by Owner in writing in accordance with ARTICLE 22.


18. WARRANTIES CONCERNING THE WORK

         18.1. Project Warranties. Contractor warrants and guarantees with respect to the Project (the "PROJECT WARRANTIES") as follows:

              (a) that all Work (other than Work covered by the Materials Warranty), including the construction and design of the Project and the installation of the Equipment shall be (i) Industry Grade, (ii) free from Defects and other defects of manufacture, construction or design, (iii) shall conform to all applicable requirements of any Applicable Law and the Applicable Permits and (iv) shall be fit for Owner's use as a geothermal power production facility;

              (b) that all the Equipment furnished or installed in the construction of the Project shall be furnished (except Owner Furnished Items) or installed in a professional manner in accordance with manufacturers' requirements and Industry Standards, and that such furnishment or installation shall conform in all respects with the Statement of Work, all Applicable Laws and Applicable Permits and the requirements of this Contract and be free of any Defects.

         18.2. Materials Warranty. Contractor further warrants that all Equipment and other items furnished by Contractor (except Owner Furnished Items) and any Subcontractors and Vendors hereunder shall be new and of good and suitable quality when installed, shall conform to the requirements of the Statement of Work, shall be free from any charge, lien, security interest or other encumbrance and shall be free

                                                 SALTON SEA UNIT 5 EPC CONTRACT


of any Defects including Defects in design, materials or fabrication (the "MATERIALS WARRANTY"). If requested by Owner, Contractor shall provide Owner with satisfactory evidence that any item(s) of Equipment satisfy the Materials Warranty.

         18.3. Warranty Period. Contractor shall have no liability under
SECTION 18.1 OR 18.2 from and after the end of the Warranty Period (as such period may be extended in accordance with the terms hereof); provided, however, that the Warranty Period for any item or part required to be repaired, corrected or replaced following discovery of a Defect during the original Warranty Period shall be extended from the time of such repair, correction or replacement for a period of twelve (12) months, (it being understood that if the original Warranty Period would extend longer than such 12-month period, the original Warranty Period will still apply to such item or part) not to exceed in aggregate a duration of twenty-four (24) months from Substantial Completion. Notwithstanding the foregoing if (a) Owner fails to observe any Defect during the Warranty Period and (b) such Defect would not have been revealed to Owner during the Warranty Period despite Owner's operation of the Project in accordance with commercially acceptable practices, then the Warranty Period (and the corresponding rights and obligations of the Parties under this ARTICLE
18) shall be extended to effect repair of such Defect provided that Owner delivers written Notice of such Defect to Contractor within twelve (12) months from the end of the Warranty Period. Contractor's Project Warranties and its Materials Warranty (including re-warranties under this SECTION 18.3) shall be assignable to the Financing Entities without additional approval by Contractor.

         18.4. Enforcement After Expiration. Commencing on the expiration of each of the respective Project Warranties and Materials Warranty, or such later date as is provided in SECTION 18.3, Owner shall be responsible for enforcing all representations, warranties, and guarantees from Subcontractors and Vendors, and Contractor shall provide reasonable assistance to Owner, on a reimbursable basis, in enforcing such representations, warranties, and guarantees, when and as reasonably requested by Owner. In addition, prior to the expiration of each of the respective Project Warranties and Materials Warranty, or such later date as is provided in SECTION 18.3 with respect to Work required to be re-performed, Owner, at its option and upon prior written Notice to Contractor, may enforce any such warranty against any Subcontractor or Vendor if (i) Owner determines that Contractor has not enforced such warranty against the Subcontractor or Vendor in a timely and diligent manner or performed the warranty work itself, or (ii) a Contractor Event of Default exists.

         18.5. Exclusions. The Project Warranties and Materials Warranty set forth in SECTIONS 18.1 AND 18.2 shall not apply to:

         (a) Damage to any Equipment to the extent such damage is caused by:

                  (i) Owner's failure to operate and maintain such Equipment in accordance with the recommendations set forth in the Required Manuals;

                                                 SALTON SEA UNIT 5 EPC CONTRACT


                  (ii) Owner's operation of such Equipment in excess of operating specifications for such Equipment as set forth in the Required Manuals;

                  (iii) The use of spare parts and normal consumables in the repair or maintenance of such Equipment that are not in accordance with specifications and recommendations set forth in the Required Manuals;

                  (iv) Any event of Force Majeure (which excludes warranty failure hereunder).

Notwithstanding the foregoing and without limiting the applicability of insurances placed pursuant to EXHIBIT "V", damage caused by Operating Personnel while under the direction of Contractor shall be the responsibility of Contractor.

              (b) Normal Operating Consumables or items that require replacement due to normal wear and tear or casualty loss (other than as a result of a warranty failure).

         18.6. Subcontractor and Vendor Warranties. All representations, warranties, guarantees, and obligations of such Subcontractors and Vendors shall, at the request and direction of Owner, and without recourse to Contractor, be assigned ,in accordance with the provisions of EXHIBIT "U", to Owner or any Financing Entity upon default by Contractor or termination or expiration of this Contract; provided, however, that, notwithstanding such assignment, Contractor shall be entitled to enforce each such representation, warranty, guarantee, and obligation through the end of the warranty periods. Contractor shall deliver to Owner promptly following execution thereof duly executed copies of all contracts containing such representations, warranties, guarantees, and obligations.

         18.7. Correction of Defects.

         (a) Owner shall promptly notify Contractor in writing upon discovery of any failure of any of the Work to satisfy the Project Warranties or the Materials Warranty during the applicable Warranty Periods (including Subcontractor and Vender warranty period). In the event of any such failure under circumstances in which there is an immediate need as defined in EXHIBIT "S", then Owner shall perform such warranty work for Contractor's account in accordance with the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall not void the Project Warranties or the Materials Warranty. In all other cases, Contractor shall, at its own cost and expense (except to the extent of insurance proceeds actually received), re-perform any necessary engineering and purchasing relating to such Equipment, material, labor, and shipping, as well as the cost of removing any Defect and the cost of replacement thereof, including any damage to the surrounding Work, as shall be necessary to cause the Work and the Project to conform to the Project Warranties or Materials Warranty. Within five (5) days after receipt by Contractor of a Notice from Owner specifying a failure of any of the Work to satisfy Contractor's Project Warranties or the Materials Warranty and requesting Contractor to correct the violation, Contractor and Owner shall mutually agree when and how Contractor shall remedy said violation. If Contractor does not use its best efforts to

                                                 SALTON SEA UNIT 5 EPC CONTRACT


proceed to complete said remedy within the time agreed to, or should Contractor and Owner fail to reach such an agreement within such five (5) day period, Owner shall have the right to perform the necessary remedy, or have third parties perform the necessary remedy, in accordance with the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall not void the Project Warranties or the Materials Warranty, and the costs as established pursuant to the Warranty Procedures shall be borne by Contractor.

              (b) Notwithstanding the foregoing, Contractor shall have the right to request Owner to perform all or any portion of Contractor's obligations with respect to any warranty claim, and, if Owner determines that it has the capability and expertise to perform such obligations, Owner shall perform such obligations for Contractor's account in accordance with the Warranty Procedures; provided, however, that the failure to comply with such Warranty Procedures shall not void the Project Warranties or the Materials Warranty.

         18.8. Operating Consumables. After Substantial Completion, in connection with the performance by Contractor of any warranty work, Owner shall supply all normal Operating Consumables (other than as specified herein or in EXHIBIT "A"). In addition, Owner shall, to the extent the same would not materially interfere with the operations of the Project not affected by the warranty work, allow Contractor the use of any special rigging, cranes, heavy equipment, the workshop and workshop tools, and equipment located at the Site.

         18.9. Limitations On Warranties. EXCEPT FOR THE EXPRESS WARRANTIES AND REPRESENTATIONS SET FORTH IN THIS CONTRACT (INCLUDING IN ANY EXHIBIT HERETO), CONTRACTOR DOES NOT MAKE ANY OTHER EXPRESS WARRANTIES OR REPRESENTATIONS, OR ANY IMPLIED WARRANTIES OR REPRESENTATIONS, OF ANY KIND WHATEVER RELATING TO THIS CONTRACT, THE WORK, OR DESIGN, EQUIPMENT, OR MATERIALS TO BE SUPPLIED BY CONTRACTOR UNDER THIS CONTRACT OR TO THE PROJECT, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY.

19. EQUIPMENT IMPORTATION; TITLE

         19.1. Importation of Equipment. Contractor, at its own cost and expense, but with the benefit of insurances supplied to the project through EXHIBIT "V", shall make all arrangements, including the processing of all documentation, necessary to import into the United States Equipment to be incorporated into the Project (except Owner Furnished Items) and any other equipment and other items necessary to perform the Work and shall coordinate with the applicable Governmental Authorities in achievingclearance of United States customs for all such Equipment and other items and, to the extent available under United States law but without limiting Contractor's liability for any and all import duties, taxes and levies as specified in SECTION 6.2, achieving such importation duty- and

                                                 SALTON SEA UNIT 5 EPC CONTRACT


tax-free. In no event shall Owner be responsible for any delays in customs clearance or any resulting delays in performance of the Work.

              19.2. Title.

              19.2.1. Contractor warrants good title, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, to all Equipment and other items furnished by it or any of its Subcontractors or Vendors that become part of the Project or that are to be used for the operation, maintenance, or repair thereof.

              19.2.2. Title to all Equipment and other items shall pass to Owner, free and clear of all liens, claims, charges, security interests, and encumbrances whatsoever, upon the earlier of payment in full therefor or incorporation into the Project.

              19.2.3. The transfer of title shall in no way affect Owner's rights as set forth in any other provision of this Contract. Contractor shall have care, custody, and control of all Equipment and other items (including Equipment and other items imported into the United States) and exercise due care with respect thereto until the earlier of the Substantial Completion Date and the termination of this Contract.

         19.3. Protection. For the purpose of protecting Owner's interest in all Equipment and other items with respect to which title has passed to Owner pursuant to SECTION 19.2 but that remain in possession of another party, Contractor shall take or cause to be taken all steps necessary under the laws of the appropriate jurisdiction(s) to protect Owner's title and to protect Owner against claims by other parties with respect thereto.

         19.4. Owner's Possession. On the Substantial Completion Date, Owner shall take complete possession and control of the Project and assume responsibility for the daily operation and maintenance of the Project. Contractor's access to and continued presence at the Site thereafter shall be for the sole purpose of achieving Final Completion pursuant to SECTION 15.5 and completing its obligations under ARTICLE 15.

20. DEFAULT

         20.1. Contractor Events of Default. Contractor shall be immediately in default of its obligations pursuant to this Contract upon the occurrence of any one or more events of default below (each, a "CONTRACTOR EVENT OF DEFAULT"):

         (a) Contractor becomes insolvent, generally does not pay its debts as they become due, admits in writing its inability to pay its debts, or makes an assignment for the

                                                 SALTON SEA UNIT 5 EPC CONTRACT


benefit of creditors, or insolvency, receivership, reorganization, or bankruptcy proceedings are commenced by Contractor;

         (b) Insolvency, receivership, reorganization, or bankruptcy proceedings are commenced against Contractor and such proceeding shall remain undismissed or unstayed for a period of thirty (30) days;

         (c) Any representation or warranty made by Contractor herein was false or materially misleading when made and Contractor fails to remedy such false or misleading representation or warranty, and to make Owner whole for any consequences thereof, within thirty (30) days after Contractor receives a Notice from Owner with respect thereto;

         (d) Contractor assigns or transfers this Contract or any right or interest herein, except as expressly permitted under ARTICLE 30;

         (e) Contractor fails to maintain any insurance coverages required of it in accordance with ARTICLE 23;

         (f) Contractor fails to perform or observe in any respect any provision of this Contract providing for the payment of money to Owner or any other material provision of this Contract not otherwise addressed in this
SECTION 20.1, and such failure continues for five (5) days in the case of such a payment obligation and thirty (30) days in the case of any other obligation, in each case after Contractor receives a Notice from Owner with respect thereto;

         (g) Following approval of a Plan pursuant to SECTION 8.4, Contractor fails, other than for Owner Caused Delay, to meet the schedule set forth in the Plan (as determined from the revised Critical Path Schedule established by the Plan);

         (h) RESERVED

         (i) The Capacity Test Completion Date has not occurred on or before the date that is ninety (90) days after the Capacity Test Completion Deadline, as such deadline may be extended pursuant to the provisions hereof;

         (j) The Substantial Completion Date has not occurred on or before the date that is ninety (90) days after the Substantial Completion Deadline, as such deadline may be extended pursuant to the provisions hereof;

         (k) The Final Completion Date has not occurred on or before the date that is thirty (30) days after the Final Completion Deadline, as such deadline may be extended pursuant to the provisions hereof; or

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         (l) Contractor suspends or abandons the Work. "SUSPENSION" for the purposes of this SECTION 20.1(L) shall mean that Contractor has not accomplished any progress toward any of the Milestones for a period of sixty
(60) or more days. "Abandonment" for the purposes of this SECTION 20.1(L) shall mean that Contractor has substantially reduced personnel at the Site or removed further required equipment from the Site such that, in the opinion of an experienced construction manager, Contractor would not be capable of maintaining progress in accordance with the Critical Path Schedule.

         20.2. Owner's Rights and Remedies. In the event of a Contractor Event of Default, Owner or its assignee shall have the following rights and remedies, in addition to any other rights and remedies that may be available to Owner or its assignee under this Contract, and Contractor shall have the following obligations:

              (a) Owner, without prejudice to any of its other rights or remedies, may terminate this Contract as provided in SECTION 21.2.

              (b) Owner may, without prejudice to any of its other rights or remedies, seek performance by any guarantor of Contractor's obligations hereunder;

              (c) If requested by Owner, Contractor shall withdraw from the Site, shall assign to Owner (without recourse to Contractor) such of Contractor's subcontracts as Owner may request, and shall deliver and make available to Owner all information, patents, and licenses of Contractor related to the Work reasonably necessary to permit Owner to complete or cause the completion of the Work, and in connection therewith Contractor authorizes Owner and its agents to use such information in completing the Work, shall remove such materials, equipment, tools, and instruments used by and any debris or waste materials generated by Contractor in the performance of the Work as Owner may direct, and Owner may take possession of any or all Drawings and Specifications, Required Manuals, and Site facilities of Contractor related to the Work necessary for completion of the Work (whether or not such Drawings and Specifications, Required Manuals, and Site facilities are complete);

              (d) Owner, without incurring any liability to Contractor, shall have the right (either with or without the use of Contractor's equipment) to have the Work finished whether by enforcing any security given by or for the benefit of Contractor for its performance under this Contract or otherwise, in which case Owner shall have the right to take possession of and use all equipment of Contractor necessary for completion of the Work, and Contractor shall have no right to remove such items from the Site until such completion;

              (e) Owner may seek equitable relief to cause Contractor to take action or to refrain from taking action pursuant to this Contract, or to make restitution of amounts improperly received under this Contract;

              (f) Owner may, but is not obligated to, make such payments or perform such obligations as are required to cure Contractor's Event of Default and offset the cost of such payment or performance against payments otherwise due to Contractor under this Contract; and

                                                 SALTON SEA UNIT 5 EPC CONTRACT


              (g) Owner may seek damages as provided in SECTION 20.3, including proceeding against any bond, guarantee, letter of credit, or other security given by or for the benefit of Contractor for its performance under this Contract.

         20.3. Damages for Contractor Default. In the event of a Contractor Event of Default, but in such case subject to the limitations of ARTICLE 35, Contractor shall be liable to Owner for any and all actual damages to Owner as a result of such Contractor Event of Default, it being understood that, to the extent that the actual costs of completing the Work, including compensation for obtaining a replacement contractor or for obtaining additional professional services required as a consequence of Contractor's Event of Default, exceed those costs that would have been payable to Contractor but for Contractor's Event of Default, Contractor shall be obligated to pay the difference to Owner. In addition, in the event of a Contractor Event of Default, Owner shall be entitled to withhold further payments to Contractor for the Work performed prior to termination of this Contract until Owner determines the liability of Contractor, if any, under this SECTION 20.3. Upon determination of the total cost of the Work, Owner shall notify Contractor in writing of the amount, if any, that Contractor shall pay Owner or Owner shall pay Contractor. If, in the event of a Contractor Event of Default set forth in clauses (h) (i) or (j) of
SECTION 20.1, Owner elects to terminate this Contract pursuant to SECTION 20.2(A) above, then Contractor shall immediately pay to Owner the lesser of:
(a) the Maximum Aggregate Damages or (b) the Delay Liquidated Damages and Buy-Down Amounts due and payable under ARTICLE 16 (provided that clause (b) shall not apply unless Contractor has performed a Capacity Test and a Reliability Test before such termination); as liquidated damages for such Contractor Event of Default and for Contractor's failure to proceed with or make adequate progress towards the completion of the Work as required by this Contract. Owner and Contractor agree that Owner's actual damages in the event of any Contractor Event of Default set forth in clauses (i) or (j) of SECTION
20.1 would be extremely difficult or impracticable to determine and that, after negotiation, Owner and Contractor have agreed that the Delay Liquidated Damages, Buy-Down Amounts and/or Maximum Aggregate Damages required to be paid hereunder are a reasonable estimate of the damages that Owner would incur as a result of such a Contractor Event of Default.

         20.4. Owner Event of Default. Owner shall be immediately in default of its obligations pursuant to this Contract upon the occurrence of any one or more events of default below (each, an "OWNER EVENT OF DEFAULT"):

              (a) Any representation or warranty made by Owner herein was false or materially misleading when made and Owner fails to remedy such false or misleading representation or warranty, and to make Contractor whole for any consequences thereof, within thirty (30) days after Owner receives a Notice from the Contractor with respect thereto;

              (b) Owner assigns or transfers this Contract or any right or interest herein, except as expressly permitted under ARTICLE 29 ; or

              (c) Owner fails to perform or observe in any respect any provision of this Contract providing for the payment of money to Contractor or any other material provision of this Contract not otherwise addressed in this
SECTION 20.4, and such failure continues for ten (10)

                                                 SALTON SEA UNIT 5 EPC CONTRACT


days in the case of such a payment obligation and thirty (30) days in the case of any other obligation, in each case after Owner receives a Notice from Contractor with respect thereto.

         20.5. Contractor's Remedies. In the event of an Owner Event of Default, and subject to ARTICLE 35, Contractor shall have all rights and remedies that may be available under law against Owner with respect to this Contract, including the right to suspend performance of the Work or to terminate this Contract (and including the right to immediately stop work upon an Owner Event Of Default for non-payment).

21. EARLY TERMINATION

         21.1. General. Owner may in its sole discretion terminate the Work with or without cause at any time by giving Notice of termination to Contractor, to be effective upon the receipt of such Notice by Contractor or upon such other termination date specifically identified by Owner therein; provided, however, that Owner may not terminate the Work for the sole purpose of substituting a new contractor willing to finish the Work for a price lower than the remaining unpaid portion of the Contract Price. If Owner terminates the Work without cause or for any cause other than a Contractor Event of Default specified in SECTION 20.1, then Owner and Contractor shall have the following rights, obligations and duties:

              21.1.1. Prior to Notice to Proceed. If the Contract is terminated by Owner pursuant to SECTION 21.1 prior to the issuance of the Notice to Proceed, then Contractor shall receive payment only for any Work performed after the date hereof pursuant to a specific written agreement between the Parties.

              21.1.2. After Notice to Proceed. Contractor shall receive as compensation for the Work performed through the effective date of termination:

              (a) the sum, without duplication, of (i) the aggregate amount set forth on the Project Payment Schedule for completion of items of Work that have been properly completed by Contractor, (ii) for each item of Work properly commenced but not yet completed by Contractor, a percentage of the aggregate amount set forth on the Project Payment Schedule for completion of such item based on the percentage of completion of such item, and (iii) reasonable demobilization costs; minus

             (b) any amounts previously paid to Contractor under this Contract.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         21.1.3. Adjustment for Defects. Notwithstanding the foregoing, the amount owed pursuant to SUBSECTIONS 21.1.1 OR 21.1.2 shall be subject to adjustment to the extent any Work contains Defects and provided, further, that Contractor shall use its reasonable efforts to minimize costs that arise between the date of its receipt of a Notice of termination and the effective date thereof, including, without limitation, by promptly notifying its Subcontractors of such termination.

         21.1.4. Assumption of Contractor Contracts. Owner shall have the right, at its sole option, to assume and become liable for any reasonable obligations that Contractor may have in good faith incurred for its Site personnel and for any reasonable written obligations and commitments that Contractor may have in good faith undertaken with third parties in connection with the Work to be performed at the Site, which obligations and commitments shall not have been covered by the payments made to Contractor under SUBSECTION
21.1.1 or 21.1.2. If Owner elects to assume any obligation of Contractor as described in this SUBSECTION 21.1.4, then, as a condition precedent to Owner's compliance with any subsection of this ARTICLE 21, Contractor shall execute all papers and take all other reasonable steps requested by Owner which may be required to vest in Owner all rights, set-offs, benefits and titles necessary to such assumption by Owner of such obligations described in this ARTICLE 21 Owner shall simultaneously provide to Contractor indemnities against liabilities thereafter arising under the assumed obligations or commitments.

         21.2. Claims for Payment. All claims for payment by Contractor under this ARTICLE 21 must be made within forty-five (45) days after the effective date of a termination hereunder. Owner shall make payments under this ARTICLE 21 in accordance with ARTICLE 7.

         21.3. Termination Payments. The payments described in SECTIONS 21.1.1 AND 21.1.2 include payment for (i) all costs of Equipment, temporary equipment, materials, labor, transportation, engineering, design and other services relating to Contractor's performance of its obligations under this Contract and said Owner-requested Work (including any intellectual property rights licensed under this Contract, expressly or by implication) provided by Contractor or such Subcontractors or Vendors, (ii) all national, state, regional and local taxes, and other sales taxes effective or enacted as of the date of execution of this Contract or thereafter, each as imposed on Contractor or its Subcontractors or Vendors or said Owner-requested Work, (iii) all other taxes, duties, levies, imposts, fees, or charges of any kind (whether in the United States or elsewhere) arising out of Contractor's or any such Subcontractor's or Vendor's performance of said Owner-requested Work, including any increases thereof that may occur during the term of this Contract, and (iv) any duties, levies, imposts, fees, charges, and royalties imposed on Contractor or its Subcontractors or Vendors with respect to any such Equipment, materials, labor, or services provided under this Contract. The taxes covered hereby include occupational, excise, unemployment, ownership, value-added, gross receipts, and income taxes and any and all other taxes and duties on any item or service that is part of said Owner-requested Work, whether such tax is normally included in the price of such item or service or is normally stated separately, all of which shall be for the account of Contractor. The above-described payments shall not be increased with respect to any of the

                                                 SALTON SEA UNIT 5 EPC CONTRACT


foregoing or with respect to any withholdings in respect of any of the foregoing items that Owner may be required to make.

22. SUSPENSION

         22.1. General. If at any time (i) Owner, in its sole discretion, elects to suspend performance of the Work for reasons related to the safe and proper conduct of the Project and the construction thereof, or (ii) the Financing Entities shall have ceased to disburse funds or shall have given notice of their intent to do so, Owner may suspend performance of the Work by giving Notice to Contractor. Such suspension shall continue for the period specified in the suspension Notice. The Contract Price shall be adjusted as provided in clauses (a), (b), (c) and (d) of SECTION 22.2 to reflect any additional increased costs of Contractor resulting from any such suspension, as demonstrated by Contractor to Owner's reasonable satisfaction. No adjustment shall be made to the extent that performance is suspended, delayed, or interrupted for any cause due to Contractor's negligence, willful misconduct, or noncompliance with the terms of this Contract. At any time after the effective date of the suspension, Owner may require Contractor to resume performance of the Work on five (5) days' Notice.

         22.2. Contractor's Termination and Compensation Rights If, at the end of the specified suspension period, Owner has not requested a resumption of the Work or has not notified Contractor of any extension of the suspension period (but in no event beyond 365 days in the aggregate for all such suspensions, other than suspensions for any reason due to Contractor's negligence, willful misconduct, or noncompliance with the terms of this Contract) at Contractor's option the Work shall be deemed terminated as of the commencement date of the suspension period, and Owner shall promptly pay Contractor for the Work performed pursuant to SUBSECTION 21.1.2. In addition, in the event of any such suspension, Owner shall pay Contractor within thirty (30) days after receipt of Contractor's monthly invoice for those costs incurred during the suspension period that are documented by Contractor to the reasonable satisfaction of Owner, to the extent attributable to the suspension, and that are:

              (a) For the purpose of safeguarding and/or storing the Work and the materials and equipment at the point of fabrication, in transit, or at the Site;

              (b) For personnel, Subcontractors, Vendors, or rented equipment, the payments for which, with Owner's prior written concurrence, are continued during the suspension period;

              (c) For reasonable costs of demobilization and remobilization; or

              (d) For rescheduling the Work (including penalties or additional payments to Subcontractors and Vendors for the same).

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         22.3. Extension of Time. In the case of any suspension under this
ARTICLE 22, other than from a cause due to Contractor's negligence, willful misconduct, or noncompliance with the terms of this Contract, the Project Deadlines shall be extended by a period equal to the suspension period, plus a reasonable period for demobilization and remobilization approved by Owner, and the Project Schedules, and the Progress Payment Schedule shall be adjusted to account for same.

         22.4. Claims for Payment. All claims by Contractor for compensation or extension of time under this ARTICLE 22 must be made within sixty (60) days after the suspension period has ended and the Work has been either terminated or resumed. Failure of Contractor to make such claim within said period shall be deemed a waiver by Contractor of any such claims.

23. INSURANCE

         23.1. General.

              23.1.1. Contractor's Insurance. Contractor, at its own expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times commencing no later than upon commencement of the Work at the Site and until the expiration of the Warranty Periods, all insurance coverages specified in EXHIBIT "V-1". All insurance coverage shall be in accordance with the terms of this ARTICLE 23 and EXHIBIT "V-1", using companies, to the extent required by Applicable Law, authorized to do business in California.

              23.1.2. Owner's Insurance. Owner, at its own expense, shall procure or cause to be procured and maintain or cause to be maintained in full force and effect at all times during the period commencing on the Notice to Proceed Date through the expiration of the Warranty Periods, all insurance coverages specified in EXHIBIT "V-2". All insurance coverages shall be in accordance with this ARTICLE 23 and EXHIBIT "V-2", using companies, to the extent required by Applicable Law, authorized to do business in California. Owner agrees to request a quote from Owner's Contractor's All Risks insurer, for Delay in Start Up insurance coverage, and Owner's Marine Delay in Start Up insurer, for Marine Delay in Start Up insurance coverage, to provide that such coverage is payable without deduction for Delay Liquidated Damages payable under this Contract and to notify Contractor of the amount by which the premium for such coverage is greater than would be the case had such policy provided that the amount of the Delay Liquidated Damages payable under this Contract would be deducted from the insurance proceeds that are payable under such policy. In the event that any such greater coverage is available on reasonable terms, without otherwise affecting coverage, Contractor may elect to have Owner obtain the policy with such greater coverage and Contractor agrees to promptly reimburse Owner for the amount by which the premium for such policy is greater than the premium that would have applied had such insurance

                                                 SALTON SEA UNIT 5 EPC CONTRACT


provided that the amount of Delay Liquidated Damages payable under this Contract would be deducted from the insurance proceeds that would be payable under such coverage.

              23.1.3. Non-Violation. Contractor shall not knowingly violate nor knowingly permit to be violated any conditions of the policies provided by Owner under the terms of this Contract and shall at all times satisfy the requirements of the insurance companies issuing them. All requirements imposed by such policies and to be performed by Contractor shall likewise be imposed upon and assumed by each Subcontractor.

         23.2. Subrogation Waivers. All policies shall provide for a waiver of subrogation rights against Owner, Contractor, Subcontractors and the Financing Entities, and their assigns, subsidiaries, Affiliates, employees, insurers, and underwriters, and of any right of the insurers to any set-off or counterclaim or any other deduction, whether by attachment or otherwise, in respect of any liability of any such person insured under any such policy. Contractor releases, assigns, and waives any and all rights of recovery against Owner, the Financing Entities, and all their Affiliates, subsidiaries, employees, successors, permitted assigns, insurers, and underwriters that Contractor may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Contractor pursuant to this Contract or because of deductible clauses in or inadequacy of limits of any such policies of insurance. A full and complete waiver of subrogation in favor of Contractor and Subcontractors under Owner's permanent or operational policies shall survive the expiration of this Contract.

         23.3. Evidence of Insurance. Evidence of insurance required hereunder, in the form required to be delivered by Owner pursuant to the Financing Entities' loan documentation, but in any event in the form of certificates of insurance and copies of the forms of policies and endorsements certified by such Party's insurance brokers, shall be furnished by each when required to be delivered no later than the date on which coverage is required to be in effect pursuant to EXHIBITS "V-1", "V-2" and "V-3" as applicable. If requested by Owner, copies of the actual insurance policies shall be provided to Owner within the time required by the Financing Entities after the coverage date, excluding any claims history or premium information. Such insurance policies shall be subject to review and approval by the other Party, which approval shall not be unreasonably withheld, and shall, at a minimum, provide a severability of interests or cross-liability clause; provided, however, that the insurance shall be primary and not excess to or contributing with any insurance or self-insurance maintained by Owner, Contractor, and the Financing Entities and contain a provision that the policies may not be canceled or changed except (i) as provided in EXHIBITS "V-1", "V-2" and "V-3" as applicable, or (ii) if not therein provided, without thirty (30) days' or, in the case of nonpayment of premium, ten (10) days' prior written Notice given by certified mail to Owner, Contractor, and the Financing Entities. Not later than the one-year anniversary of the date of delivery of the policies of insurance hereunder or the expiration date of the policy if for a term of more than one year, and not later than each one-year anniversary or policy renewal date thereafter, each Party shall deliver copies of the renewal insurance policies certified as aforesaid.

                                                 SALTON SEA UNIT 5 EPC CONTRACT



         23.4. Insurance Coverages. All amounts of insurance coverage under this Contract specified in EXHIBITS "V-1", "V-2" and "V-3" are required minimums. Owner and Contractor shall each be solely responsible for determining the appropriate amount of insurance, if any, in excess thereof. The required minimum amounts of insurance shall not operate as limits on recoveries available under this Contract.

         23.5. Failure to Maintain Insurance. If at any time the insurance to be provided by Owner or Contractor hereunder shall be reduced or cease to be maintained, then (without limiting the rights of the other Party hereunder in respect of any default that arises as a result of such failure) the other Party may at its option maintain the insurance required hereby, but subject to SECTION 23.6, and, in such event (a) Owner may withhold the cost of insurance premiums expended for such replacement insurance from any payments to Contractor, or (b) Owner shall reimburse Contractor for the premium of any such replacement insurance, as applicable.

         23.6. Scope of Coverage. Contractor shall require such liability insurance of Subcontractors who perform services at the Site as shall be reasonable and in accordance with Industry Standards in relation to the Work or other items being provided by each such Subcontractor.

24. RISK OF LOSS OR DAMAGE

         24.1. Contractor Assumption of Risk. Until the Substantial Completion Date, Contractor assumes risk of loss and full responsibility for the cost of replacing or repairing the damage to the Project and all materials, Equipment, supplies and maintenance equipment (including temporary materials, equipment and supplies) which are purchased by Contractor or Owner for permanent installation in or for use during construction of the Project regardless of whether Owner has title thereto under this Contract, unless such loss or damage is a result of the negligence or intentional misconduct of Owner or Owner's agents during such time as such agents are acting under Owner's control, in which case Owner shall be responsible for the amount of any deductible amounts under applicable policies as identified in EXHIBIT "V-2". Owner shall bear this risk and responsibility after the Substantial Completion Date.

         24.2. Loss or Damage; Limitations. If any portion of the Work is lost or damaged, then Contractor shall replace or repair any such loss or damage and complete the Work in accordance with this Contract; provided, however, that Contractor shall not be obligated to replace or repair any such loss or damage unless Owner has properly carried and maintained the insurance which Owner is required to maintain pursuant to Article 4.23 and Contractor has received reasonable assurances from Owner or the Financing

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Entities that Owner will prosecute such claim in a commercially reasonable manner and Contractor will receive the insurance proceeds, if any, paid under such Owner maintained insurance coverages in accordance with the disbursement provisions of this Contract. Should a loss be sustained under a third party liability policy, Contractor shall assume all responsibilities of an insured under the terms of said insurance.

25. INDEMNIFICATION

         25.1. By Owner. Except for matters expressly made Contractor's responsibility hereunder or otherwise expressly limited as set forth in this Contract, Owner shall defend, indemnify, and hold harmless Contractor, its Subcontractors and Vendors, and all their respective employees, Affiliates, agents, officers, partners, and directors from and against all third party claims, or Losses for bodily injury or property damage, that arise out of or result from, but only to the extent of, the negligent, reckless, or tortious acts or omissions (including strict liability) of Owner or anyone directly or indirectly employed by Owner (other than Contractor, any Affiliate of Contractor, or any Subcontractor or Vendor).

         25.2. By Contractor. Except for matters expressly made Owner's responsibility hereunder or otherwise expressly limited as set forth in this Contract, Contractor shall defend, indemnify, and hold harmless Owner, the Existing Plant Owners and the Financing Entities and any Person acting for or on behalf of Owner and their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns, from and against:

         (a) All third party claims, or all Losses for bodily injury or property damage, that directly or indirectly arise out of or result from, but only to the extent of, any negligent, reckless, or otherwise tortious act or omission (including strict liability) during the performance of the Work, or any curative action under any warranty following performance of the Work, of Contractor or any Affiliate thereof, any Subcontractor or Vendor, or anyone directly or indirectly employed by any of them, or anyone for whose acts such Person may be liable; or

         (b) All Losses incurred by Owner, the Existing Plant Owners, or any of the Financing Entities or such employee, agent, partner, Affiliate, shareholder, director, officer, that result in either any liens filed by Contractor, Subcontractors, Vendors or any other Person performing any Work or any employer's liability or worker's compensation claims filed by any employees of Contractor or any of its Subcontractors or Vendors;

         (c) All Losses that directly or indirectly arise out of or result from the failure of Contractor to comply with Applicable Laws or the conditions or provisions of Applicable Permits; or

         (d) All Losses that directly or indirectly arise out of any insurance policy procured under ARTICLE 23 being vitiated as a result of Contractor's failure to comply with any of

                                                 SALTON SEA UNIT 5 EPC CONTRACT


the requirements set forth in such policy or any other act by Contractor or any Subcontractor or Vendor.

         25.3. Actions by Government Authorities. Contractor shall defend, indemnify, and hold Owner and the Financing Entities and their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns harmless from and against all claims by any Governmental Authority claiming taxes based on gross receipts or on income of Contractor, any of its Subcontractors or Vendors, or any of their respective agents or employees with respect to any payment for the Work made to or earned by Contractor, any of its Subcontractors or Vendors, or any of their respective agents or employees under this Contract.

         25.4. Limitations. Except as described in SECTION 25.2(C), nothing contained in this Contract shall obligate either Party to indemnify or hold harmless the other Party or any of their respective employees, agents, partners, Affiliates, shareholders, directors, officers, and assigns from any claims to the extent of the negligent, reckless, or otherwise tortious conduct (including strict liability) of the Party seeking indemnification. The Parties intend that, where negligence is determined to have been contributory, principles of comparative negligence will apply, and each Party shall bear the proportionate cost of any loss, damage, expense, and liability attributable to that Party's negligence.

         25.5. Notice; Defense; Settlement. An indemnitee under this ARTICLE 25 or any other indemnification provision set forth in the Contract shall, within ten (10) Business Days after the receipt of notice of the commencement of any legal action or of any claims against such indemnitee in respect of which indemnification will be sought, notify the indemnitor with a Notice thereof. Failure of the indemnitee to give such Notice will reduce the liability of the indemnitor by the amount of damages attributable to the failure of the indemnitee to give such Notice to the indemnitor, but the failure so to notify shall not relieve the indemnitor from any liability that it may have to such indemnitee otherwise than under the indemnity agreements contained in this
ARTICLE 25. In case any such claim or legal action shall be made or brought against an indemnitee and such indemnitee shall notify the indemnitor thereof, the indemnitor may, or if so requested by such indemnitee shall, assume the defense thereof, without any reservation of rights. After notice from the indemnitor to such indemnitee of an election to assume the defense thereof and approval by the indemnitee of counsel selected by the indemnitor, the indemnitor will not be liable to such indemnitee under this ARTICLE 25 for any legal fees or expenses subsequently incurred by such indemnitee in connection with the defense thereof so long as the indemnitor continues to provide such defense. No indemnitee shall settle any indemnified claim over which the indemnitor has not been afforded the opportunity to assume the defense without the indemnitor's approval. The indemnitor shall control the settlement of all claims over which it has assumed the defense; provided, however, that the indemnitor shall not conclude any settlement that requires any action or forbearance from action by the indemnitee or any of its Affiliates without the prior approval of

                                                 SALTON SEA UNIT 5 EPC CONTRACT


the indemnitee. The indemnitee shall provide reasonable assistance to the indemnitor, at the indemnitor's expense, in connection with such legal action or claim. If the indemnitor assumes the defense of any such claim or legal action, any indemnitee shall have the right to employ separate counsel in such claim or legal action and participate therein, and the reasonable fees and expenses of such counsel shall be at the expense of such indemnitee, except that such fees and expenses shall be for the account of the indemnitor if (i) the employment of such counsel has been specifically authorized by the indemnitor, or (ii) the named parties to such action (including any impleaded parties) include both such indemnitee and the indemnitor and representation of such indemnitee and the indemnitor by the same counsel would, in the reasonable opinion of the indemnitee, be inappropriate under applicable standards of professional conduct due to actual or potential conflicting interests between them. Notwithstanding anything to the contrary in this SECTION 25.5, the indemnitee shall have the right, at its expense, to retain counsel to monitor and consult with indemnitor's counsel in connection with any such legal action or claim.

26. PATENT INFRINGEMENT AND OTHER INDEMNIFICATION RIGHTS

         26.1. Indemnity by Contractor. Contractor shall defend, indemnify, and hold harmless Owner, the Existing Plant Owners and the Financing Entities and their respective employees, partners, directors, officers and assigns against all Losses arising from any claim or legal action for unauthorized disclosure or use of any trade secrets, or of patent, copyright, or trademark infringement arising from Contractor's performance (or that of its Affiliates, Subcontractors, or Vendors) under this Contract or otherwise asserted against Owner that either (a) concerns any Equipment, materials, supplies, or other items provided by Contractor, any of its Affiliates, or any Subcontractor or Vendor under this Contract; (b) is based upon or arises out of the performance of the Work by Contractor, any of its Affiliates, or any Subcontractor or Vendor, including the use of any tools or other implements of construction by Contractor, any of its Affiliates, or any Subcontractor or Vendor; or (c) is based upon or arises out of the design or construction of any item by Contractor under this Contract or the operation of any item according to directions embodied in Contractor's final process design, or any revision thereof, prepared or approved by Contractor.

         26.2. Lawsuits. If such claim or legal action for such infringement results in a suit against Owner, the provisions of SECTION 25.5 shall apply.

         26.3. Injunction. If Owner is enjoined from completion of the Project or any part thereof, or from the use, operation, or enjoyment of the Project or any part thereof, as a result of such claim or legal action or any litigation based thereon, Contractor shall promptly use its best efforts to have such injunction removed at no cost to Owner.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         26.4. Effect of Owner's Actions. Owner's acceptance of the Contractor Deliverables or proposed or supplied materials and Equipment shall not be construed to relieve Contractor of any obligation hereunder.

         26.4.1. Indemnity by Owner. Owner shall defend, indemnify, and hold harmless the Contractor and its respective employees, partners, directors and officers against all Losses arising from any claim or legal action for unauthorized use of any proprietary processes, or of patent, copyright, or trademark infringement arising from Contractor's performance (or that of its Affiliates, Subcontractors, or Vendors) when implementing specific contract requirements to provide Owner specified processes for control or removal of silica from the geothermal brine, including the process of NORMS and acid addition to control silica deposition and the reactor/crystalizer design for silica control of the geothermal brine.

27. TREATMENT OF CONFIDENTIAL INFORMATION

         27.1. Confidential Information.

         27.1.1. Any Confidential Information is disclosed in confidence, and the transferee shall restrict its use of such information solely to uses related to the Project or performance of this Contract. Neither the transferee nor any consultant or other person to whom any confidential or proprietary information is provided in connection with the Project or performance of this Contract shall publish or otherwise disclose such information to others or use such information for any purpose except as expressly provided above without the written approval of the transferor; provided, however, that nothing herein shall limit (i) the right of Owner to provide any information regarding Contractor, any Subcontractor, any Vendor, this Contract, or the Work to any Financing Entity (or advisors retained on their behalf) or their successors and assigns, (ii) the right of either Party to supply such information to any Governmental Authority asserting a right to such information, or as may be required by Applicable Law, or (iii) the right of Owner to reproduce and/or use as many copies of any Drawings and Specifications or other documents provided to Owner as Owner in its sole discretion considers useful or necessary for the furtherance of the Work, regardless of any notices, legends, or disclaimers on such specifications, drawings, or other documents.

         27.1.2. Notwithstanding the designation of any information as proprietary by a transferor, such information shall not be deemed proprietary or confidential if it (i) was furnished by such Party prior to the execution of this Contract without restrictions, (ii) becomes knowledge available within the public domain, (iii) is received by either Party from a third party without restriction and without breach of this Contract, or (iv) is or becomes generally available to, or is independently known to or has been or is developed by, either Party or any of its Affiliates other than solely as a result of any disclosure of proprietary information by the transferor to the transferee.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         Title to the Confidential Information shall remain with the transferor, except that and subject to Owner's payment obligations under this Contract, all Confidential Information obtained, developed or created by or for Contractor exclusively for the Project, including copies thereof, is the exclusive property of Owner whether delivered to Owner or not. Contractor shall deliver such Confidential Information, including all copies thereof, to Owner upon request, except that Contractor shall be entitled to retain one copy for its files.

28. INVENTIONS AND LICENSES

         28.1. Sublicenses. To the extent that any License Agreement authorizes Owner to do so, Owner hereby grants to Contractor a non-exclusive, non-transferable, non-assignable and royalty-free sublicense pursuant to Owner's rights under such License Agreement to use the technology described in such License Agreement in Contractor's design, construction, testing and operation of the Project. As between Owner and Contractor, all improvements to any technology made by Contractor, Owner or any other Person during the design, development, construction, start-up, testing and operation of the Project shall be the property of Owner.)

         28.2. Invention License. Should Contractor or any employee or agent of Contractor make any invention or discovery in connection, in whole or part, with performing the Work, such invention or discovery shall be deemed to be the sole and exclusive property of Owner, and Contractor hereby assigns (and shall cause the assignment of) all right and title to, and interest in, any such invention or discovery to Owner. Contractor shall promptly notify Owner of any such invention or discovery. Contractor shall, at Owner's expense and request, cooperate in pursuing and effecting the transfer to Owner of all right and title to and interest in any such invention or discovery, including, without limitation, executing or causing the execution of assignments and applications, and assign with prosecution and enforcement of rights with respect to any such invention or discovery, including, without limitation, executing patent applications and powers of attorney with respect thereto. Notwithstanding the above, in the event Owner is granted the rights on a patent on which Contractor or any of its employees or agents is a named inventor, Owner shall pay Contractor (in addition to the amounts otherwise required to be paid hereunder) a reasonable sum not to exceed of $500 for such patent (for this purpose, a U.S. patent and any foreign counterparts thereof shall be deemed a single patent).

         28.3. Patents and Proprietary Licenses. Contractor further agrees to grant and hereby grants to Owner an irrevocable, non-exclusive, royalty-free license under all patents and other proprietary information of Contractor related to the Work now or hereafter owned or controlled by Contractor to the extent reasonably necessary for the operation, maintenance, repair, or alteration of the Project or any subsystem or component thereof designed, specified, or constructed by Contractor under this Contract. No other license in such patents and proprietary information is granted pursuant to this Contract.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         28.4. Owner's Intellectual Property. Owner hereby grants Contractor the right to use, solely in the performance of the Work, any intellectual property related to the Work that is owned by Owner or its Affiliates, without charge.

29. ASSIGNMENT BY OWNER

         29.1. Assignment of Contract. Without the prior consent of Contractor Owner may, upon reasonable advance written notice, assign all or part of its right, title, and interest in this Contract to any Financing Entity. Any Financing Entity may, in connection with any default under any financing document related to the Project, assign any rights assigned to it hereunder to any Person. In addition, Owner may assign all or part of its right, title, and interest in this Contract to any other Person with the prior written approval of Contractor, which approval shall not be unreasonably withheld. Contractor agrees that, upon receipt of written notice of such assignment, it shall deliver all documents, data, Notices, and other communications required to be delivered to Owner hereunder to the Financing Entities or other permitted assignee at such address as they shall designate to Contractor in writing.

         29.2. Transfer of Work; Third-Party Beneficiaries. Without the prior consent of Contractor, Owner may, upon reasonable advance written notice, assign, convey or transfer all or part of its right, title, and interest in the Work to any Affiliate of Owner (whether or not such Affiliate provides consideration to Owner for such assignment, conveyance or transfer). Each such Affiliate-assignee shall be deemed to be a third-party beneficiary of the following provisions of this Contract, with the power to enforce such provisions against Contractor: ARTICLE 18 (Warranties Concerning the Work), but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate-assignee; ARTICLE 25 (Indemnification); ARTICLE 26 (Patent Infringement and Other Indemnification Rights), but only to the extent any portion of the Work is assigned, conveyed or transferred to such Affiliate-assignee; and ARTICLE 32 (Non-Payment Claims). Owner shall have the right to enforce any provisions of this Contract with respect to any Work assigned, conveyed or transferred to an Affiliate (including any warranties, indemnities or rights to receive liquidated damages with respect to such Work) and such assignment, conveyance or transfer shall not affect Owner's rights or obligations (including payment) hereunder with respect to any Work.

30. ASSIGNMENT BY CONTRACTOR

         Contractor understands that this Contract is personal to Contractor. Contractor shall have no right, power, or authority to assign or delegate this Contract or any portion thereof either voluntarily or involuntarily, or by operation of law. Contractor's attempted assignment or delegation of any of its Work hereunder shall be null and void and shall be ineffective to relieve contractor of its responsibility for the Work assigned or delegated.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


31. INDEPENDENT CONTRACTOR

         31.1. General. Contractor is an independent contractor, and nothing contained herein shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, or as creating any relationship whatsoever between Owner and Contractor's employees. Neither Contractor nor any of its employees is or shall be deemed to be an employee of Owner.

         31.2. Employees. Subject to SECTIONS 4.5, 4.16 and 10.1, Contractor has sole authority and responsibility to employ, discharge, and otherwise control its employees, Subcontractors, and Vendors.

32. NON-PAYMENT CLAIMS

Contractor shall indemnify and hold harmless Owner, the Existing Plant Owners and the Financing Entities (collectively, the "Lien Indemnitees") and defend each of them from and against any and all Loss arising out of any and all claims for payment, whether or not reduced to a lien or mechanics lien, filed by Contractor or any Subcontractors, Vendors, or other Persons performing any portion of the Work for which Contractor has received full payment under this Contract, including reasonable attorneys' fees and expenses incurred by any Lien Indemnitee in discharging any such liens or similar encumbrances. If Contractor shall fail to discharge promptly any such lien or claim filed against the Project or any interest therein, upon any materials, equipment, or structures encompassed therein, or upon the premises upon which they are located, any Lien Indemnitee may so notify Contractor in writing, and Contractor shall then (a) satisfy all such liens and claims or (b) defend Lien Indemnitees against all such liens or claims and provide assurances of payment as described in the last sentence of this Article 32. If Contractor does not promptly satisfy such liens or claims, give such Lien Indemnitee reasons in writing that are satisfactory to such Lien Indemnitee for not causing the release of such liens or paying such claims, or contest such liens or claims in accordance with the provisions of the last sentence of this Article 32, any Lien Indemnitee shall have the right, at its option, after written notification to Contractor, to cause the release of, pay, or settle such liens or claims, and Owner at its sole option may (i) require Contractor to pay, within five (5) days after request by Owner, or (ii) offset against any Retainage or other amounts due or to become due to Contractor (in which case Owner shall, if it is not the applicable Lien Indemnitee, pay such amounts directly to the Lien Indemnitee causing the release, payment, or settlement of such liens or claims) all costs and expenses incurred by the Lien Indemnitee in causing the release of, paying, or settling such liens or claims, including administrative costs, attorneys' fees, and other expenses. Contractor shall have the right to contest any such lien, provided it first provides to Owner a bond or other assurances of payment reasonably satisfactory to Owner in the amount of such lien and in form and substance reasonably satisfactory to Owner.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


33. NOTICES AND COMMUNICATIONS

         33.1. Requirements. Any Notice pursuant to the terms and conditions of this Contract shall be in writing and (i) delivered personally, (ii) sent by certified mail, return receipt requested, (iii) sent by a recognized overnight mail or courier service, with delivery receipt requested, or (iv) sent by confirmed facsimile transmission with telephonic confirmation, to the following addresses:

If to Contractor:            Stone & Webster Engineering Corporation
                             7677 East Berry Avenue
                             Englewood, CO  80111-2137

                             Attn:    Carl Harrell
                                      Project Manager
                                      Salton Sea Unit 5 Project

                             Telephone: (303) 741-7266
                             Facsimile: (303) 741-7071


If to Owner:                 Salton Sea Power L.L.C.
                             c/o CalEnergy Company, Inc.
                             302 South 36th Street
                             Suite 400-K
                             Omaha, NE 68131

                             Attn:    Vice President, Construction
                             Facsimile:  (402) 231-1678

And with a copy of any       Attn: General Counsel
notices relating to a        Facsimile: 1-402-231-1658
a dispute to:

         33.2. Effective Time. Notices shall be effective when received by the other Party.

         33.3. Representatives. Any technical or other communications pertaining to the Work shall be with the Parties' designated representative. Each Party shall notify the other in writing of the name of such representatives. The Project Manager shall be satisfactory to Owner, the Project Representative shall be satisfactory to Contractor, and each shall have knowledge of the Work and be available at all reasonable times for consultation. Each Party's representative shall be authorized on behalf of such Party to administer this Contract, agree upon procedures for coordinating the efforts of Owner and Contractor, and, when appropriate, to furnish information to or receive information from the other Party in matters concerning the Work.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


34. CONDITIONS PRECEDENT

         All rights, obligations, and liabilities of the Parties hereunder (other than those set forth in Sections 3.1, 4.15, 4.19, 4.24 and 4.35 and Articles 25, 27, 34, 35, 36 and 37) shall be subject to the execution and delivery of construction loan documentation reasonably satisfactory to Owner, with all conditions to Financial Closing satisfied other than those the non-satisfaction of which has been consented to or waived by Owner in its sole discretion. Owner agrees that its issuance of the Notice to Proceed certifies that Financial Closing has occurred.

35. LIMITATIONS OF LIABILITY AND REMEDIES

         35.1. Limitations on Damages. Except for the damages and obligations specified under SECTIONS 16.1.1, 16.2, 16.3, and 16.6 and notwithstanding anything else in this Contract to the contrary, neither Party shall be liable to the other for any consequential or special damages (including lost profits, lost revenue, or loss of use of the Project) arising from a failure to perform any obligation under this Contract, whether such liability arises in contract, tort (including negligence or strict liability), or otherwise.

         35.2. Parent Guaranty. All of Contractor's obligations under this Contract shall be secured by the Parent Guaranty. Contractor shall deliver the Parent Guaranty (duly executed by the party thereto) and the Parent Legal Opinion to Owner contemporaneously with Contractor's execution of this Contract.

         35.3. Limitations on Contractor's Liability.

              35.3.1. In no event shall Contractor's liability pursuant to this Contract, whether arising in contract, warranty, default or otherwise, be greater in the aggregate than an amount equal to one hundred percent (100%) of the Contract Price (as the same may increase from time to time in accordance with the terms of this Contract); provided, however, that nothing contained in this SECTION 35.3 or in any other provision of this Contract shall be construed to limit Contractor's liability or obligations (i) to achieve Mechanical Completion, (ii) with respect to vitiation of any insurance policy as set forth in SECTION 25.2(D) of the Contract, (iii) any willful misconduct of Contractor, or (iv) with respect to Section 16.6 hereof.

              35.3.2. In no event shall Contractor's aggregate liability under
SECTION 16.1.1 for Delay Liquidated Damages and under SECTIONS 16.2 AND 16.3 for the Buy-Down Amount exceed the Maximum Aggregate Damages.

              35.3.3. Notwithstanding anything herein to the contrary, amounts paid by Contractor to or on behalf of Owner in respect of third party claims arising out of the negligence or willful misconduct of Contractor (other than claims of Owner's Affiliates or the Financing Entities) shall not be included in Contractor's aggregate liability for purposes of determining the limit on Contractor's liability pursuant to this Contract. The cost of warranty work performed by

                                                 SALTON SEA UNIT 5 EPC CONTRACT


any Subcontractor at such Subcontractor's expense and the cost of any warranty work paid for by any Subcontractor or recovered by Contractor from any Subcontractor shall be included in Contractor's aggregate liability for the purpose of determining the limit of Contractor's liability pursuant to this Contract. Contractor liabilities pursuant to this Contract shall include those covered by proceeds of insurance for purposes of determining the limit on Contractor's liability pursuant to this Contract.

         35.4. Limitation on Owner's Liability. Contractor's sole recourse for any damages or liabilities due to Contractor by Owner pursuant to this Contract shall be limited to the assets of Owner (which include the Project) without recourse individually or collectively to the assets of the members or the Affiliates of Owner or the officers, directors, employees or agents of Owner, its members or their Affiliates.

         35.5. Releases, Indemnities and Limitations. Releases, indemnities, or limitations on liability expressed in this Contract shall apply in accordance with the terms of this Contract, notwithstanding other legal bases of responsibility such as negligence, strict liability, fault, or breach of contract of the Party indemnified or whose liability is released or limited.

36. DISPUTES

         36.1. Negotiations. Any disputes arising pursuant to this Contract that cannot be resolved between Owner's Project Representative and Contractor's Project Manager within fourteen (14) days or, in the case of payment disputes, three (3) days after receipt by each thereof of Notice of such dispute (specifically referencing this SECTION 36.1) shall be referred, by Notice signed by Owner's Project Representative and Contractor's Project Manager, to the executive officers of the Parties designated in SECTION 37.4 as their designated representatives (which shall not be the Owner's Project Representative or the Contractor's Project Manager) for resolution. If the Parties, negotiating in good faith, fail to reach an agreement within a reasonable period of time, not exceeding twenty (20) days or, in the case of payment disputes, ten (10) days after such referral, then Owner and Contractor shall enter into binding arbitration as set forth in SECTION 36.2.

         36.2. Arbitration.

         36.2.1. Scope. All disputes arising pursuant to this Contract that are not settled pursuant to SECTION 36.1 shall be decided by binding arbitration in accordance with the Construction Industry Arbitration Rules of the AAA then pertaining, unless the Parties mutually agree otherwise. If there is a conflict between the provisions of this Contract and the provisions of the Construction Industry

                                                 SALTON SEA UNIT 5 EPC CONTRACT

Arbitration Rules of the AAA, the provisions of this Contract shall prevail. The Parties hereto agree that, notwithstanding such rules of the AAA, the arbitrators in any such arbitration shall apply the governing law specified in
SECTION 37.2 of this Contract. This agreement to arbitrate shall be specifically enforceable. Any award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction.

              36.2.2. Demands for Arbitration. Notice of the demand for arbitration shall be filed with the other Party and with the AAA. Any demand for arbitration shall be made within the time beyond which legal or equitable proceedings based on such claim, dispute, or controversy would be barred by the applicable statute of limitations.

              36.2.3. Designation of Arbitrators. Each Party shall have the right to designate an arbitrator of its choice, who need not be from the AAA's panel of arbitrators but who (i) shall be an expert in the construction and industrial processes field and (ii) shall not be employed by or otherwise affiliated with such Party. Such designation shall be made by Notice to the other Party and to the AAA within ten (10) Business Days or, in the case of payment disputes, five (5) Business Days following the giving of Notice of the demand for arbitration. The arbitrators designated by the Parties shall designate a third arbitrator, who shall have a background in legal and judicial matters, within ten (10) Business Days or, in the case of payment disputes, five (5) Business Days after the date of the designation of the last of the arbitrators to be designated by the Parties, and the arbitration shall be decided by the three arbitrators. If the two arbitrators cannot or do not select a third independent arbitrator within such period, either Party may apply to the AAA for the purpose of appointing any person listed with the AAA as the third independent arbitrator.

              36.2.4. Miscellaneous. The Parties shall proceed with the arbitration expeditiously and shall conclude all proceedings thereunder, including any hearing, in order that a decision may be rendered within 120 days or, in the case of a payment dispute, forty-five (45) days after the filing of the demand for arbitration by the filing Party. Unless the Parties agree otherwise, the arbitration of all disputes shall be held in San Diego, California and shall be conducted solely in the English language. In any arbitration proceeding, the Parties shall have the discovery rights established under Section 1283.05 of Title 9 (Arbitration) of the California Code of Civil Procedure.

         36.3. Work to Continue. Unless otherwise agreed in writing, Contractor shall diligently carry on the Work during the pendency of any disputes or arbitration proceedings so long as all undisputed amounts payable to Contractor hereunder have been paid. If it shall be determined, either by agreement of the Parties or through arbitration, that any payment of the Contract Price or any other amount payable to Contractor hereunder shall have been unduly paid by Owner to Contractor, Contractor shall promptly refund the amount of such excess payment together with interest thereon at the lesser of LIBOR in effect from time to time plus three percent (3%) per annum and the highest rate

                                                 SALTON SEA UNIT 5 EPC CONTRACT


permitted by Applicable Law, from the day following the date of such payment until the date of full refund to Owner. If it shall be determined, either by agreement of the Parties or through arbitration, that any payment of the Contract Price or other amount payable to Contractor hereunder shall have been unduly withheld by Owner, Owner shall pay or cause to be paid to Contractor within thirty (30) days after the final arbitration decision is made such withheld amount together with interest thereon at the lesser of the LIBOR in effect from time to time plus three percent (3%) per annum and the highest rate permitted by Applicable Law, from the day following the date on which such payment is determined to have been unduly withheld (as so determined) until the date of payment in full to Contractor.

37. MISCELLANEOUS

         37.1. Severability. The invalidity or unenforceability of any portion or provision of this Contract shall in no way affect the validity or enforceability of any other portion or provision hereof. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract and the balance of the Contract shall be construed and enforced as if the Contract did not contain such invalid or unenforceable portion or provision. If any such provision of this Contract is so declared invalid, the Parties shall promptly negotiate in good faith new provisions to eliminate such invalidity and to restore this Contract as near as possible to its original intent and effect.

         37.2. Governing Law. This Contract shall be governed by the internal laws of the State of California, United States of America.

         37.3. Survival of Termination. The provisions of ARTICLES 18, 19, 25, 26, 27, 28, 32, 35, 36 and 37 and SECTION 23.2 shall survive the termination (whether by completion of the Work or otherwise) of this Contract.

         37.4. No Oral Modification. No oral or written amendment or modification of this Contract (including a Change In Work Form accepted under ARTICLE 17) by any officer, agent, or employee of Contractor or Owner, either before or after execution of this Contract, shall be of any force or effect unless such amendment or modification is in writing and is signed by any President, any Vice President or the Chief Executive Officer of the Party (or of the managing member of the Party on behalf of the Party) to be bound thereby.

         37.5. No Waiver. Either Party's waiver of any breach or failure to enforce any of the terms, covenants, conditions, or other provisions of this Contract at any time shall not in any way affect, limit, modify, or waive that Party's right thereafter to enforce or compel strict compliance with every

                                                 SALTON SEA UNIT 5 EPC CONTRACT


term, covenant, condition, or other provision hereof, any course of dealing or custom of the trade notwithstanding. All waivers must be in writing and signed on behalf of Owner and Contractor by the individuals identified in SECTION 37.4.

         37.6. Time of Essence. Except as otherwise expressly provided herein, time is of the essence of each provision of this Contract.

         37.7. Contract Interest Rate. Overdue payment obligations of the Owner and the Contractor hereunder shall bear interest from the date due until the date paid at a rate per annum equal to the lesser of (i) LIBOR in effect from time to time plus three percent (3%), and (ii) the highest rate permitted by Applicable Law.

         37.8. Headings for Convenience Only. The headings contained herein are not part of this Contract and are included solely for the convenience of the Parties.

         37.9. Third Party Beneficiaries. The provisions of this Contract are intended for the sole benefit of Owner and Contractor and there are no third party beneficiaries hereof, except the Financing Entities where expressly provided, other than assignees contemplated by the terms herein (including
SECTION 29.2).

         37.10. Language. The language of this Contract is the English language, which shall be the ruling language in which the Contract shall be construed and interpreted. All correspondence, Drawings and Specifications, test reports, Notices, certificates, Required Manuals and other information shall be entirely in the English language.

         37.11. Financing Matters.

              37.11.1. Contractor Cooperation. Owner contemplates obtaining financing for the Project consisting of one or more construction or permanent loans, to be secured by all or a portion of the Project and its rights under this Contract. In connection therewith and the assignment to the Financing Entities contemplated by ARTICLE 29, Contractor shall agree to and execute any amendments and modifications hereto reasonably requested by the Financing Entities, and shall also promptly execute or consent to other documents to the extent reasonably required by the Financing Entities, and shall cause to be delivered customary legal opinions of counsel to Contractor. Without limiting the foregoing, Contractor shall enter into such arrangements as Owner or the Financing Entities may reasonably request to ensure the continued availability of the Contractor's equipment at the Site and the right

                                                 SALTON SEA UNIT 5 EPC CONTRACT


to use such Equipment (whether by Contractor, Owner, or Owner's nominees) in the prosecution of the Work as contemplated by this Contract until the Work is completed, including the granting of security interests in such equipment or entering into lease/leaseback or similar arrangements, and shall keep such equipment free and clear of any liens or encumbrances that could materially affect Contractor's, Owner's, or Owner's nominee's rights with respect to such equipment. Contractor shall respond promptly to requests for information regarding the qualifications, experience, past performance and financial condition of Contractor and other matters pertaining to Contractor's obligations hereunder.

         37.12. Joint and Several Liability. The obligations of each entity constituting Contractor under this Contract shall be joint and several.

         37.13. Further Assurances. Owner and Contractor will each use its best efforts to implement the provisions of this Contract, and for such purpose each, at the request of the other, will, without further consideration, promptly execute and deliver or cause to be executed and delivered to the other such assistance, or assignments, consents or other instruments in addition to those required by this Contract, in form and substance satisfactory to the other, as the other may reasonably deem necessary or desirable to implement any provision of this Contract.

         37.14. Record Retention. Contractor agrees to retain for a period of seven (7) years from the Final Completion Date all records relating to its performance of the Work or Contractor's warranty obligations herein, and to cause all Subcontractors and Vendors engaged in connection with the Work or the performance by Contractor of its warranty obligations herein to retain for the same period all their records relating to the Work.

         37.15. Binding on Successors, Etc. Subject to ARTICLES 29 AND 30, this Contract shall be binding on the Parties hereto and on their respective successors, heirs and assigns.

         37.16. Merger of Prior Contracts. This Contract supersedes any other agreement, whether written or oral, that may have been made or entered into between Owner and Contractor or by any officer or officers of such Parties relating to the Project or the Work. This Contract and Exhibits hereto constitute the entire agreement between the Parties with respect to the Project, and there are no other agreements or commitments with respect to the Project except as set forth herein.

                                                 SALTON SEA UNIT 5 EPC CONTRACT


         37.17. Construction of Terms. Unless the context clearly intends to the contrary, words singular or plural in number shall be deemed to include the other and pronouns having a masculine or feminine gender shall be deemed to include the other.

         37.18. Counterpart Execution. This Contract may be executed by the Parties hereto in any number of counterparts (and by each of the Parties hereto on separate counterparts), each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

         37.19. Opinions of Contractor's Counsel. Concurrently herewith, and at the request of any Financing Entity in connection with any financing, Contractor shall deliver to Owner and any such Financing Entity, an opinion of counsel to Contractor opining as to the matters set forth in SUBSECTIONS 5.1.1, 5.1.3, 5.1.4 AND 5.1.7.

         37.20. Set-Off. Either Party may at any time, but shall be under no obligation to, set off any and all sums due from the other Party against sums due to such Party hereunder.

         37.21. Attorneys' Fees. In the event any action by arbitration or other legal proceeding shall be instituted between Owner and Contractor in connection with this Contract, the Party prevailing in such action shall be entitled to recover from the other Party all of its reasonable costs and expenses incurred in connection with such action by arbitration or other legal proceeding, including reasonable attorneys' fees.

         37.22. Contractor's License Information. Contractor's California Contractor's State License Number is 005012. Contractors are required by law to be licensed and regulated by the Contractors' State License Board which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four (four) years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within ten (10) years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Register, Contractors' State License Board, P.O. Box 26000, Sacramento, California 95826. The Parties agree that this Section 37.22 is not intended to extend the Warranty Period hereunder.

[SIGNATURE PAGE FOLLOWS]

                                                 SALTON SEA UNIT 5 EPC CONTRACT



         IN WITNESS WHEREOF, the Parties hereto have caused this Construction Contract to be executed as of the date and the year first above written.

                              OWNER:

                              Salton Sea Power L.L.C.,
                              a Delaware limited liability company

                              By:      CE Salton Sea Inc.,
                              Its:     Manager


                                       By:  /s/ Vincent R. Fesmire
                                          ---------------------------------
                                       Its:     Vice President
                                           --------------------------------




                              CONTRACTOR:

                              Stone & Webster Engineering Corporation
                              a Massachusetts corporation


                                       By:  /s/ Illegible
                                          ---------------------------------
                                       Its:
                                           --------------------------------

                                                 SALTON SEA UNIT 5 EPC CONTRACT


                               TABLE OF EXHIBITS

      "A"        STATEMENT OF WORK
      "B"        DRAWINGS AND SPECIFICATIONS
      "C"        OWNER ACQUIRED PERMITS
      "D"        PROGRESS PAYMENT SCHEDULE
      "E"        CHANGE IN WORK FORM
      "F"        FORM OF CONTRACTOR'S INVOICE
      "G"        CRITICAL PATH SCHEDULE REQUIREMENTS
      "H"        RESERVED
      "I"        DETERMINATION OF BUY-DOWN AMOUNTS
      "J"        TESTING REQUIRED FOR COMPLETION
      "K"        KEY PERSONNEL
      "L"        OWNER PROVIDED LICENSE AND ROYALTY AGREEMENTS
      "M"        SUMMARY MILESTONE SCHEDULE
      "N"        FORM OF MONTHLY PROGRESS REPORT
      "O"        FORM OF PARENT GUARANTEE AND LEGAL OPINION
      "P"        PRODUCTION INPUTS
      "Q"        SPARE PARTS TO BE PROVIDED BY CONTRACTOR
      "R"        SUPPLY CONTRACTS
      "S"        WARRANTY PROCEDURES
      "T"        SALE CONTRACTS
      "U"        FORM OF ASSIGNMENT CLAUSE FOR SUBCONTRACTS
      "V-1"      OWNER ACQUIRED INSURANCE
      "V-2"      CONTRACTOR ACQUIRED INSURANCE
      "V-3"      GENERAL INSURANCE PROVISIONS
      "W"        SITE DRAWINGS
      "X"        OWNER'S LAND RIGHTS AGREEMENTS
      "Y         EXISTING PLANTS ACCESS SCHEDULE
      "Z"        RESERVED
      "AA"       REQUIRED MANUALS
      "AB"       SAFETY ASSURANCE PROGRAM
      "AC"       QUALITY ASSURANCE PROGRAMS
      "AD"       CALENERGY SAFETY PROGRAM

                                                 UNIT 5 EPC CONTRACT - EXHIBIT A


                                   EXHIBIT "A"

                                STATEMENT OF WORK

1. INTRODUCTION

1.1 GENERAL

This Statement of Work consists of a project description, design criteria, basic design data and a description of the work required by the Contractor to design, construct, and start-up the Project and related facilities. If it becomes apparent to either Owner or Contractor that this Statement of Work is incomplete or ambiguous, Owner and Contractor will reach mutual agreement based on the Value Engineering Report dated July 20, 1998, (summary of results contained in Attachment 7). Contractor's Proposal dated May 19, 1998 and Owner's Request for Proposal dated March 23, 1998, with addenda (the RFP) in that order of precedence. A list of technical documents, based on the Owner's geothermal operating experience, is provided in Attachment 6, to be used in the Contractor's design. The Contractor's Proposal and the Owner's Request for Proposal are NOT incorporated into this Contract by reference.

Capitalized terms used in this EXHIBIT A and not otherwise defined have the meanings given thereto in the Contract, of which this EXHIBIT A is a part. In the event of any conflict between Exhibit A and the main body of the Contract, the main body of the Contract shall prevail.

1.2 SCOPE OVERVIEW

The Statement of Work is to engineer, design, procure, construct, startup, and test the Project known as Salton Sea Unit No. 5, a 49 MW net geothermal bottoming cycle power plant with a silica control system. The Project will be connected to Region 1 geothermal power generation facilities, Salton Sea Units 1-4, located in the Imperial Valley of Southern California. In addition to power generation, the Project is intended to reduce the temperature, of the geothermal brine presently exiting the Region 1 Facilities. This brine conditioning is required by the associated Zinc Recovery Project which is being implemented by the Owner, under separate contract with others, and in parallel with the Unit No. 5 Project.

The Project is a complete unit capable of producing 49 MW (net) and includes: steam generation (from geothermal brine) and conditioning equipment, a single geothermal turbine and generator; a steam condensing system including shell and tube condenser, cooling tower and circulating water pumps; a non-condensable gas removal system; an electrical distribution system with major electrical equipment housed in a prefabricated enclosure; a Distributed Control System
(DCS) including upgrades for control integration with the existing Salton Sea Units 1 - 4control systems; an overhead gantry crane for maintenance of the turbine and generator; and utilities including service water, potable water, fire water, and compressed air distribution. The silica control system includes hydrochloric acid and NORMS addition; primary and secondary reactor/crystallizers; a lime addition system; primary and secondary clarification with flocculant addition; and a silica dewatering system with filter press and solids handling equipment.

The Project will receive steam and brine from existing Units 3 and 4 steam production equipment. Additional steam will be produced from the brine by the Project for generation of electric power. The remaining brine will be flashed to near atmospheric pressure generating at least 117,000 lbs/hr of steam. Both the steam and cooled brine will be delivered to a new Zinc Recovery Facility (ZRF) that is to be constructed concurrently with the Project. The Project is being designed to have a net capacity of less than 50 MW at Guarantee Point Conditions.

                                                 UNIT 5 EPC CONTRACT - EXHIBIT A


2. SITE DESCRIPTION

2.1 LOCATION

The Project is located at 6922 Crummer Road, Calipatria, California, near the south east corner of the Salton Sea in the Salton Sea Known Geothermal Resource Area in the Imperial Valley of Southern California. The Project site is located 8 miles north of the town of Westmoreland, California immediately south of the Salton Sea Units 3 and 4 project area. The project location is shown on the area maps and site plans included as Exhibits W and X

2.2 ACCESS

Vehicle access to the site is via Crummer Road or Kuns Road. There is no rail access to the site.

2.3 TOPOGRAPHY

The Site is level agricultural land. With the exception of Salton Sea Units 3 and 4 located just north of the Site the surrounding land is also level agricultural land. Elevation of the site is approximately 230 ft below mean sea level. The site is approximately 4 ft below the level of the Salton Sea. The southeast shore of Salton Sea is approximately 1 mile west of the project site. Obsidian Butte and the Salton Sea National Wildlife Refuge are located approximately 1 mile northeast of the Site.

2.4 CLIMATOLOGY

California's Imperial Valley is an arid area with low annual precipitation. The area experiences high summertime temperatures and moderate winter temperatures. The irrigated agricultural lands contribute to elevated humidity in the Valley. Hydrogen sulfide, salt spray, agricultural organics and blowing dust are also present in the atmosphere. The following weather data from El Centro is representative of the Project site.

    Annual Average High Dry Bulb Temperature        88.4(Degree)F

    Annual Average Low Dry Bulb Temperature         55.6(Degree)F

    Annual Average Mean Dry Bulb Temperature        72.0(Degree)F

    Average Summer High Dry Bulb Temperature        105.7(Degree)F

    Average Winter Low Dry Bulb Temperature         40.5(Degree)F

    Extreme High Dry Bulb Temperature               120(Degree)F

    Extreme Low Dry Bulb Temperature                20(Degree)F

    Annual Average Precipitation                    2.7 inches

    One-Day maximum Precipitation                   3 inches

                                                 UNIT 5 EPC CONTRACT - EXHIBIT A


3. INTERCONNECTIONS

3.1 GENERAL

The Project requires numerous interconnections with the existing Salton Sea Units 3 and 4, a Zinc Recovery Facility that will be constructed concurrently with the Project, and the Imperial Irrigation District (IID) 92 kV transmission system. The Contractor is required to design, plan, coordinate, install, and test the Contractor's Work for all interconnections to the Project. The Contractor shall work with the Owner, the Owner's other contractors, IID, and any and all others designated by the Owner. Where the interconnection is with the Zinc Recovery Facility, the contractor of the facility actually using the interconnected utility or raw material will complete the interconnection.

3.2 PIPING, ELECTRICAL AND INSTRUMENTATION INTERFACES

Attachment 2 provides descriptions, details and a drawing of the interties with the Project. The Contractor is responsible for engineering, detail design and installation for the interties. The ZRF Contractor will make the final intertie connections. The Contractor shall coordinate completion of design, installation, and testing of the interties with the Owner, other Contractors, or other affected Parties to minimize operational outages of existing systems and to not delay completion of the Project and other concurrent projects.

3.3 BRINE BY-PASS

Contractor shall provide space on the newly installed pipeway for Owner to furnish and install a brine by-pass line around the silica control system (ref.
Article 13.). The brine by-pass will consist of 2 ea. 24-inch cement lined pipes. Owner will provide to the Contractor four (4) 24-inch stainless steel isolation valves for installation at the brine by-pass tie points. 1.

4. GEOTECHNICAL INFORMATION
Reference Exhibit AA for Geotechnical Reports.

Kuns Road is known to contain Geocrete. Contractor's Work includes excavation and disposal in Owner supplied bins of up to 300 tons of Geocrete from Kuns Road. If Contractor requires disposal by Owner of additional Geocrete from Kuns Road excavations, Contractor will be charged $180/ton.

The Contractor shall assume subsurface tile drains exist throughout the proposed Project Site. The Work should be based on taking all lines out of service that are located between the dirt retention basin and the concrete ditch. (Owner has previously taken out of service the lines located between Kuns Road and the dirt retention pond.) The remaining tile drains located south of the concrete ditch are to remain in service and drain to the existing sump (SS-16) located in the Northwest corner of this section. The lines are typically constructed of corrugated plastic pipe.

                                                 UNIT 5 EPC CONTRACT - EXHIBIT A


5. BRINE AND STEAM SPECIFICATIONS

The Project is a bottoming cycle facility and uses geothermal brine and steam from existing Units 3 and 4. Geothermal brine is delivered from the geothermal resource to Units 3 and 4 where High Pressure (HP) steam and Standard Pressure
(SP) steam are produced in cascading flash vessels. The SP brine is then delivered to the Project where the pressure is reduced further to produce Low Pressure (LP) steam and Very Low Pressure (VLP) steam. SP steam is also delivered from Unit 3 to the Project to supplement the LP and VLP steam produced by the Project. For process condition definitions, refer to Table 5-1.

The amount of steam that is produced at each pressure level is proportional to brine flow. Due to resource production limitations, the amount of SP steam that is available for the Project is limited. Varying the amount of SP steam delivered to the Project results in changing the amount of brine that is delivered to the Project for the production of LP and VLP steam. Table 5-1 provides the minimum and maximum values for SP steam flow along with the corresponding values for LP and VLP steam that will be produced from the available brine flow. Two sets of values are given for VLP steam, each at a different pressure. The Contractor's design may select the optimum pressure for VLP steam within the limits given in the table. VLP steam flow at pressures between those given in the table may be determined by interpolation. The Contractor shall design the Project to operate with steam and brine flows that are within the bounds of flows given in Table 5-1.

                                                                             UNIT 5 EPC CONTRACT - EXHIBIT A


                                    TABLE 5-1

                    STEAM AND BRINE CONDITIONS AT SEPARATORS
                    ----------------------------------------

                                                                           At Minimum              At Maximum
                                                                           Brine Flow              Brine Flow

Standard Pressure (SP) Conditions into Unit 5
---------------------------------------------

Brine Flow                                        KLb/Hr                     10,757                  11,472
Brine Enthalpy                                    Btu/Lb                       250                    250
Brine TDS                                           Wt%                       26.45                  26.45

Steam Pressure                                     Psig                        118                    118
Steam Enthalpy                                    Btu/Lb                      1,203                  1,203
Maximum Available Steam Flow                      KLb/Hr                        0                     140

Low Pressure (LP) Separator Outlet Conditions
---------------------------------------------

Brine Flow                                        KLb/Hr                     10,232                  10,913
Brine Enthalpy                                    Btu/Lb                       200                    200
Brine TDS                                           Wt%                       27.81                  27.81

Steam Pressure                                     Psig                       42.5                    42.5
Steam Enthalpy                                    Btu/Lb                      1,185                  1,185
Steam Flow                                        KLb/Hr                      535.6                  571.1

Very Low Pressure (VLP) Separator Outlet Conditions at 6.5 Psig Separator Pressure
----------------------------------------------------------------------------------

Brine Flow                                        KLb/Hr                     9,776                  10,426
Brine Enthalpy                                    Btu/Lb                      154                    154
Brine TDS                                           Wt%                      29.10                  29.10

Steam Pressure                                     Psig                       6.5                    6.5
Steam Enthalpy                                    Btu/Lb                     1,163                  1,163
Steam Flow                                        KLb/Hr                     472.1                  503.5

Very Low Pressure (VLP) Separator Outlet Conditions at 10 Psig Separator Pressure
---------------------------------------------------------------------------------

Brine Flow                                        KLb/Hr                      9,840                  10,494
Brine Enthalpy                                    Btu/Lb                       160                    160
Brine TDS                                           Wt%                       28.92                  28.92

Steam Pressure                                     Psig                        10                      10
Steam Enthalpy                                    Btu/Lb                      1,167                  1,167
Steam Flow                                        KLb/Hr                      408.9                   436


Note: Small differences in mass balances are due to Hydrochloric Acid injection upstream of separators and LP Scrubber drains to the VLP Separators.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The following tables give the expected analysis of the brine, SP steam, and non-condensable gas that is delivered to the Project


                                    TABLE 5-2

                          PROJECT INLET BRINE ANALYSIS


   Analysis                   Concentration, mg/l
   --------                   -------------------
     Ag                               0.47
     Al                         ND less than .94
     As                               8.5
     Ba                               432
     Ca                               218
     Cu                               14
     Fe                               897
     K                              17,302
     Li                               224
     Mn                              1,051
     Na                             75,093
     Pb                               98
     Sb                         ND less than .6
     Zn                               377

     TDS,ppm                        286,850
     SO4-2                            29
     F-                                1
     Cl-                            195,384
     Br                               41
     I-                           less than 6

     TSS                             1,201
     NH3                              487
     HCO3-2                            97
     CO3-                               0
     NO3-                         less than 14
     H2S-S                             14
     SiO2                             678

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


                                    TABLE 5-3
                            PROJECT SP STEAM ANALYSIS

      Analysis              Concentration, mg/l
      --------              -------------------
        pH                         6.7
        B                           16
        Fe                         0.06
        K                          1.2
        Na                         4.6
        SO4                         6
        Cl, ppm                     13
        TDS, ppm                    43
        TSS, ppm                    6
        NH3                        350
        HCO-                       1200
        CO2-                        ND
        H2S                        102



                                    TABLE 5-3
                            PROJECT SP STEAM ANALYSIS

     Analysis                        Mole %
     --------                        ------
       CO2                            97.7
       CH4 and C2H6                   0.9
       H2S                            1.4
       N2                             0.66
       N2                             0.15

                                                UNIT 5 EPC CONTRACT - EXHIBIT A



6. WATER SOURCES

6.1 FIRE WATER

Fire protection water for the Project shall be provided from the existing Unit 3 Fire Protection System. The Contractor shall install a perimeter fire main around the Project site. The Contractor shall connect this main to the existing Unit 3 fire main in two places to permit supplying the Project fire protection system from two separate directions. The fire main shall be designed and installed in accordance with NFPA 24. The fire main shall include stub-ups for the Project fire protection services as well as two stub-ups for the Region 1 ZRF IX facility.

6.2 POTABLE WATER

The Contractor shall provide potable water to the Project from Unit 3 for use in emergency shower and eyewash stations. System design for the emergency showers and eyewashes must account for solar heating and the high local ambient temperature. Safety shower and eyewash water temperature must not exceed OSHA limits at the extreme environmental conditions.

6.3 SERVICE WATER

The Contractor shall provide Service water at appropriate locations around the Project for maintenance and equipment washdown. Service water shall be provided from the Region 1 ZRF IX facility.

7. EMISSIONS

Emissions limits for the Project have been established in filings with the State of California and Imperial County. The Contractor shall design and construct the Project such that emissions from the Project do not exceed those permitted by the State or County or other Applicable Laws, unless noted below. Permitted emissions limits for the Project are contained in the following permit documents.

     o Petition for Expedited Clearance and Jurisdictional Determination for Desert Valley/Salton Sea the Project filed with the California Energy Commission January 9, 1997

     o Application for Modification and Conditional Use Permits including Environmental Information filed with Imperial County, December 1997

     o Application for Authority to Construct Permit filed with Imperial County, December 1997

     o  Application for silica control modifications to the Project.

     o  Permits issued for the above applications

7.1 AIR EMISSIONS

7.1.1 HYDROGEN SULFIDE

The dissolved non-condensable gasses in the geothermal fluids delivered to the Project contain very small amounts of hydrogen sulfide. The non-condensable gases collect in the main condenser and are extracted and compressed by the gas removal system for release to the atmosphere with the cooling tower plume. Based on current gas analyses and permitting commitments Hydrogen Sulfide abatement is not required.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A



7.1.2 PARTICULATE

The only particulate emissions currently expected from the process are solids contained in the cooling tower drift. The Contractor's design shall limit cooling tower drift as specified herein.

7.1.3 VISIBLE PLUMES

Steam generated in the 1st stage reactor crystallizer, up to 150,000 lb/hr, if not consumed by the ZRF will be vented directly to atmosphere. LP and VLP steam will be vented directly to atmosphere during Unit 5 startup and at part load operation. Design in all other areas shall be such that visible plumes will be kept to a minimum.

7.2 LIQUID EMISSIONS

7.2.1 STORM WATER

Storm water shall be collected from the entire site and pumped to the existing Unit 3 brine pond see Attachment 2 for more information on the intertie.

7.2.2 PROCESS EFFLUENT

The Owner's design returns all liquid effluent from the process to the geothermal resource. Project permits are based on this condition. The Contractor's design shall not generate any liquid effluent from the Project.

7.2.3 WASTE LIQUIDS

Normal operation of the Owner's design does not generate any liquid waste. Project permits are based on this condition. The Contractor's design shall not generate any liquid waste.

7.3 NOISE EMISSIONS

The Project shall be designed and constructed to operate with the least practicable noise emissions. Contractor shall guarantee that the noise levels at 3 feet from any surface of any operating Project item including valves or acoustic enclosures shall not exceed an A-weighted sound pressure level of 85dBA.

When the noise contains a distinct tone and/or other distinctive audible character, the above limits shall be reduced by 5dBA.

Contractor will demonstrate compliance with noise requirements specified above during the Performance Testing.

7.4 SOLIDS EMISSIONS

7.4.1.1  PROCESS EFFLUENT

Except for sludge from the silica control system, the Owner's design does not generate any solid effluent from the process. Project permits are based on this condition. The Contractor's design shall not generate any solid effluent from the process, except for silica sludge.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


7.4.2 WASTE SOLIDS

Normal operation of the Owner's design does not generate any solid waste. Project permits are based on this condition. The Contractor's design shall not generate any solid waste

8. DESIGN CRITERIA
Refer to Attachment 1 to this Exhibit A

9. CIVIL/STRUCTURAL/ARCHITECTURAL

9.1 GENERAL

Civil, structural and architectural engineering shall be performed under the direction of engineers licensed in the State of California with experience in the requirements for this highly seismic area.

Copies of calculations and drawings submitted to obtain local building permits shall be provided to Owner.

9.2 CIVIL WORK CRITERIA

The Site is currently under agricultural use and, as such, requires no clearing or grubbing. Excavating, backfilling, compaction, and grading shall be performed in accordance with the geotechnical report. The Contractor shall be responsible for rough grading of the complete Site, including the area for the Region 1 ZRC IX facility. Final grading of the Site will also be the responsibility of the Contractor. The battery limits for this work are shown on Exhibit W.

The Site shall be graded to control runoff both during and after construction The Contractor shall determine the grades required including ditches or other diversion methods to channel the runoff. The drainage system shall be designed for a 100 year, 24 hour storm. The agricultural sumps at the Northwest corner of the Site shall be protected.

Access to structures and equipment as shown on the plot plan shall be paved. The surfacing material for specific exterior areas shall be as follows:

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


----------------------------------------------------------------------------
Roads                                            Bituminous Asphalt Concrete
----------------------------------------------------------------------------
Parking Areas                                    Bituminous Asphalt Concrete
----------------------------------------------------------------------------
Steam Turbine Area                               Concrete
----------------------------------------------------------------------------
Cooling Tower Apron                              Concrete
----------------------------------------------------------------------------
Separator Area                                   Crushed Rock
----------------------------------------------------------------------------
Steam Treatment Area (Scrubbers, etc.)           Crushed Rock
----------------------------------------------------------------------------
Aprons Around Power Distribution Center Area     Crushed Rock
----------------------------------------------------------------------------
Process Equipment Containment Pads               Concrete
(as shown on Site Plan)
----------------------------------------------------------------------------
Switchyard                                       Crushed Rock
----------------------------------------------------------------------------
Drainage Swales                                  Crushed Rock
----------------------------------------------------------------------------
Other                                            Crushed Rock
----------------------------------------------------------------------------

The Contractor shall conduct such additional geotechnical investigation and exploration as necessary for the purposes of his final foundation design and construction.

A berm for flood control is to be constructed near the East, West and South boundaries of the site. The top shall be [224 ft.] below mean sea level, be 10 ft. in width across the top, approximately [2 ft.] high and the side slope shall be 3:1. Materials for erecting the berm shall be transported from off-site. Materials have been identified on land which is located on the adjacent property just South of the Unit 5 jobsite. The Owner has acquired this land and will make backfill materials available to the Contractor. Crummer Road shall also be properly graded by the Contractor to intersect with the berm at the northwest corner of the project site while maintaining the grade of the road within the requirements of the County. Roads shall be designed in accordance with the requirements specified in the Geotechnical Design Criteria. The battery limits for the Contractor's responsibility for the berm are shown on the drawings. The eastern most segment of the berm shall be blended into Kuns Road which borders the jobsite on the North. Owner will conduct a flood study as required by the Conditional Use Permit.

Should structural backfill materials for foundations be required, a source must be identified.

9.2.1 ROADS AND PARKING

Roads shall be provided for access to the site for personnel, delivery of goods and equipment and fire fighting vehicles. A minimum of two (2) access points to the Site shall be provided.

9.2.2 FENCING

Fencing shall be provided for plant security during and after construction. Permanent fencing shall be placed on the plant boundary lines to enclose all equipment. Fencing shall be electrically grounded. Materials shall be galvanized steel with posts set in concrete. Fence fabric shall be galvanized chain link six feet high with tension wires at top and bottom.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A



Manually operated double swinging gates shall be provided at both plant entrances. The main gate opening shall be sufficiently wide to accommodate wide loads such as dirt haulers and truck mounted heavy cranes.

9.3 STRUCTURAL WORK CRITERIA

Design for buildings and structures shall conform with minimum design live loads shown in the Uniform Building Code for a Zone 4 seismic area.

9.4 ENCLOSURES

The Power Distribution Center which houses the electrical distribution equipment will consist of prefabricated building modules. Details on the requirements for these structures are given in the Specification for Power Distribution Center, listed in Attachment 6, document 17.6.

9.5 ARCHITECTURAL WORK CRITERIA

The architectural design will be based on aesthetics, function and space relationships, and code requirements. The Project will be unmanned under normal operating conditions. Therefore, only functional amenities are required. There will be no locker space, toilet facilities, or washing facilities except those required for safety requirements such as eyewash and emergency showers in the areas of chemical handling such as the hydrochloric acid handling facilities.

10. MECHANICAL SYSTEMS

10.1 GENERAL

The Project is a bottoming cycle flash steam geothermal power plant. Standard Pressure (SP) steam is delivered to the Project from the Unit 3 SP steam system. Brine is delivered to the Project from the Unit 3 separators. Low Pressure (LP) and Very Low Pressure (VLP) steam will be produced from the brine in cascading separators that are part of the Project. Following the very low pressure flash the brine is cooled further by flashing at near atmospheric pressure and processed to remove silica for delivery to a minerals recovery process. The power cycle uses steam at all three pressures..

10.2 TURBINE GENERATOR

The turbine generator shall be a three pressure entry, condensing design in accordance with Technical Requirements for Geothermal Steam Turbine Generator included as Attachment 6, document 10.2.1. The selected turbine generator manufacturer shall have substantial proven experience with geothermal applications.

10.3 PIPING

Brine handling and steam production piping shall be designed, fabricated, installed, and tested in accordance with ANSI B31.3 Process Piping. All other piping shall be designed, fabricated, installed, and tested in accordance with ANSI B31.1, Power Piping.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


V-5212 /5213/5214/5215 alloy brine and steam pipe to the LP and VLP scrubbers shall be ANSI B-31.3. Alloy pipe from SP steam to SP scrubber shall be B-31.3. Steam and drain pipe from the scrubbers to the power plant shall be B-31.1. Carbon steel drains from the LP and VLP separators shall be B-31.1. Brine lines shall be B-31.3. All inspection will be to the more stringent of B-31.1 or B-31.3 for NDE inspection and project quality control measures.

Materials for piping systems shall be as shown on the Station Materials Diagram included in Attachment 6, document 8.1.1. All piping shall be in accordance with the Piping Material Specifications included in Attachment 6.

10.4 STEAM SUPPLY SYSTEMS

The Project includes three steam supply systems to be designed and constructed by the Contractor. Standard Pressure (SP) steam is supplied to the Project from the existing Unit 3 SP steam header. Low Pressure (LP) steam and Very Low Pressure (VLP) steam are produced from geothermal brine that has passed through the Units 3 and 4 steam separators.

The SP steam system will deliver steam from the intertie with Unit 3 to the Project turbine generator. A steam scrubber shall be installed in the SP steam system on the Unit 3 site, as close to the Unit 3 intertie as possible. Purge water will be added to the steam before it enters the scrubber to wash chlorides and other compounds from the steam. The scrubber will remove the purge water and contaminants from the steam. The steam will exit the scrubber and will be piped to a demister for a final step of moisture removal prior to delivery to the Project turbine generator. Refer to Attachment 2 for more information on the interties with existing systems.

Low Pressure (LP) steam will be produced in steam separators provided and installed by the Contractor on the Project site. Purge water will be added to the steam before it enters a scrubber to wash chlorides and other compounds from the steam. The scrubber removes the purge water and contaminants from the steam. The steam exits the scrubber and is piped to the Project turbine generator.

Very Low Pressure (VLP) steam will be produced in steam separators provided and installed by the Contractor on the Project site. Purge water will be added to the steam before it enters a scrubber to wash chlorides and other compounds from the steam. The scrubber will remove the purge water and contaminants from the steam. The steam will exit the scrubber and will be piped to the Project turbine generator.

The steam systems shall be designed to limit the chloride concentration of the steam entering the turbine to no more than 1 ppm with the SP steam and brine analysis as specified in Section 5. Steam purity shall be tested as part of the performance tests detailed in Section 10.24 to confirm Chloride concentration of the steam entering the turbine.

The SP, LP, and VLP steam systems shall each include a water wash system that is designed to spray water at up to 3% of the design steam flow into the steam system piping upstream of the steam strainers for on-line water washing of the turbine steam path. Wash water shall be supplied from the main condenser.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The SP, LP, and VLP steam systems shall each include an annubar flow element for performance testing of the Unit. Annubar differential pressure taps shall be installed so that accumulation of geothermal gas or solids can not affect readings. Upstream temperature shall be measured at two different points close together.

10.4.1 SP, LP AND VLP STEAM SCRUBBERS

The SP, LP and VLP steam scrubbers shall be EGS Systems, formerly Porta-Test Systems Inc. separators. Detail design and fabrication requirements for the scrubbers are provided in Attachment 6, document 10.4-1, in the form of the specification for the existing Unit 4 steam scrubber. The SP, LP, and VLP steam scrubbers for the Project shall be designed, fabricated, tested, and installed in accordance with the technical requirements presented in Attachment 6, document 10.4.1.

The SP, LP and VLP steam scrubbers shall be designed fabricated, installed, and tested in accordance with Section VIII of the ASME Boiler and Pressure Vessel Code.

10.4.2 SP, DEMISTER

The SP demister shall be as manufactured by Peerless Mfg. Co. Detail design requirements for the demister are provided in Attachment 6, document 10.4-2, in the form of the specification and drawing for the existing Unit 4 demister. The SP demister for the Project shall be designed, fabricated, tested, and installed in accordance with the technical requirements presented in Attachment 6, document 10.4.2.

The SP demister shall be designed fabricated, installed, and tested in accordance with Section VIII of the ASME Boiler and Pressure Vessel Code.

10.4.3 LP STEAM TO UNITS 3 AND 4

the Project shall be designed to permit the flow of LP steam to Units 3 and 4 when the Project is out of service. The steam shall flow to Units 3 and 4 through the SP steam line that connects Unit 3 and the Project and then exiting the SP steam line through a line that interties to the existing Region 1 LP steam system. See Section 3.0 and Attachment 2 for more information on the intertie. The system shall include appropriate piping, isolation valves, and controls.

10.5 AUXILIARY STEAM SYSTEMS

Auxiliary steam is supplied from the SP steam header to the Noncondensable Gas Removal system and from the LP steam system to the Silica Control System and the ZRF. Auxiliary Steam System pressure to the gas removal system shall be controlled to 20 psi less than the SP steam pressure. Auxiliary steam used to supply the jets shall be metered.

The material of construction shall be 2205 stainless steel downstream of the auxiliary steam strainer. The tie-point of the Aux. steam system to the SP steam system shall be isolated with a 316L SS two-piece ball valve. (with PEEK seats). Flanges on the Aux. steam line can be 316L SS raised face slip on as long as they are welded with Alloy 625 electrodes to dilute the combination alloy up.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


10.6 GAS REMOVAL SYSTEM

The noncondensable Gas Removal System shall be a two (2) stage system employing three (3) parallel trains of 35%, 40% and 65% of the design conditions as specified in Table 10.6-1, that is capable of flexible and efficient operation over the entire range of expected noncondensable gas content in the steam. The system shall have maximum efficiency at the specified design conditions. The system shall be designed to operate reliably and efficiently at any gas content from the minimum conditions up to, and including, the maximum conditions as shown in Table 10.6-1.


                                  Table 10.6-1

                               GAS REMOVAL SYSTEM

                                    Design             Minimum            Maximum
                                  Conditions          Conditions         Conditions
Noncondensable Gas, lb/hr            1262                 442                1767
Saturation vapor, lb/hr          by Contractor       by Contractor      by Contractor
Suction Pressure, in HgA         by Contractor       by Contractor      by Contractor
Discharge Pressure, psig              0.5                 0.5                0.5
Atmospheric Pressure, psia           14.82               14.82              14.82
Motive Steam
  Pressure, psia                 see Sec. 10.5       see Sec. 10.5      see Sec. 10.5
  Temperature, F                   Saturated           Saturated          Saturated
  NCG in motive steam, %wt.           0.2                 0.1                0.5


Geothermal gas in the total flow to the Project shall be measured in the gas removal system.

The system shall employ steam jet ejector(s) to compress the gas. Steam jet ejectors shall exhaust to a single direct contact intercondenser or aftercondenser. Multiple steam jet ejector elements, intercondensers, and aftercondensers shall be provided to permit continuous operation at design capacity with one ejector element out of service. Valves shall be installed to permit maintenance disassembly of an ejector element with the system operating at design capacity.

Materials of construction and fabrication of the gas removal equipment shall be in accordance with the Station Materials Diagram and as specified in Attachment 6, document 10.6-1, Technical Requirements for Gas Removal Equipment.

Steam jet ejectors shall be designed and tested in accordance with Heat Exchanger Institute (HEI) Standards for Steam Jet Ejectors.

Intercondensers (and aftercondensers) shall be designed in accordance with HEI Standards.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Additional design and fabrication requirements are included in Reference 10.6.1 of Attachment 6.

10.7 CONDENSATE SYSTEM

The Condensate System shall pump condensed geothermal steam from the condenser hotwell to the circulating water system and purge water system. The system shall consist of two 100% capacity vertical can type condensate pumps, piping, valves, controls, and instrumentation. Condensate flow shall be controlled to maintain proper level in the condenser. The primary flow path for the condensate shall be to the circulating water system. The system shall also supply purge water to the steam and brine handling systems and excess condensate to the Region 1 ZRF IX facility. The system shall be constructed from the materials shown on the Station Materials Diagram.

10.7.1 CONDENSATE PUMPS

The designs offered shall be no less than utility grade, suitable for continuous operation at the design conditions or any other load between minimum continuous safe flow and 110% of the design capacity. Each pump shall be performance tested at the factory.

The pump design offered shall be vertical shaft pump set in a suction can or barrel.

The physical design and construction of the pump, motor and other accessories shall be rated for continuous duty with no cyclic limitations and no hydraulic limitations from minimum continuous flow to 110% of design capacity.

As a minimum the guidelines of ASME VIII, Div. 1 shall be addressed in the design of pressure retaining parts of the assembly to ensure long term operability.

The suction barrel or can shall be a fabrication designed to provide a stable suction flow to the pump. It shall be capable of a working pressure range of 0-20 psia. It shall be fitted with a vent connection at the highest point to be piped back to the condenser.

The complete pump assembly of pump, thrust bearing and motor shall be protected from damage from reverse rotation by an anti-reverse rotation ratchet or design for a maximum reverse speed of 115% of design with the motor de-energized.

All wetted metallic parts of the pump shall be 316L construction or compatible. Internally wetted parts shall not utilize coatings.

The soleplate and above head/bend parts of the thrust bearing assembly, motor stand/support and all fasteners required for the assembly may be coated non-corrosion resistant materials such as carbon steel or other alternates.

The Contractor shall provide the following documentation for the Condensate
Pumps:

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


      Performance Curves

      Outline, Detail, Erection and Maintenance Drawings

      Operation and Maintenance Manuals

      Vendor shop test and inspection reports

Performance tolerances shall be per HIS.

Purge water system shall provide non-oxygenated condensate for the following systems:

      o LP Separator steam wash, primary and secondary wash (continuous full cone and hollow cone nozzles)

      o VLP Separator steam wash (continuous full cone and hollow cone nozzles)

      o   SP Scrubber steam wash (intermittent full cone nozzle)

      o   Brine pump seal flush water

      o   LP Scrubber steam wash (intermittent service)

      o   VLP Scrubber steam wash (intermittent service)

The system may be fabricated from either Type 316L stainless steel or FRP.

A 20,000 gal storage FRP Storage tank shall be provided to store hotwell condensate.

Pump system shall consist of a low pressure purge pump system and a high pressure purge pump system. Two 100% pumps shall be provided for each system.

High pressure purge pumps may be supplied with suction pressure by the low pressure pump system.

Purge pumps shall be designed for 40 gpm supply water per separator and 15 gpm of SP turbine wash. Design pressure shall be 180 psig. Additional rates for pump seal flush system shall be additive to these rates.

Purge water to LP and VLP steam systems shall be designed for up to 5% of the steam rate, with normal operating conditions of 2.5%. The nozzle system shall be designed to remove contaminants from the steam, and to keep the walls of the pipe wet to prevent build up or concentration of HCl on the pipe walls. This shall be done using a full cone spray pattern to clean and de-superheat the steam, followed by a hollow cone spray pattern to keep the steam pipe walls wet. The first nozzle shall be located directly on the steam out nozzle of the horizontal separator, the second nozzle shall be on the first horizontal run of pipe.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Seal flush pumps shall be designed for 3 gpm per pump seal, with all pumps operating, including standby pumps. Design max rate per seal is 5 gpm. Provisions to supply the seals with pH 3.0 condensate shall be made. These provisions can be breakout valves and flanges to supply the seal flush system with a constant flow of 2% HCl solution for future use.

Scrubber steam wash water does not require a special nozzle, but must enter the pipe through a 2" branch connection on the steam line. This will be an SE pipe spec, consisting of an isolation valve, check valve, local flow indicator, flow control valve controlled by a hand station near the nozzle area, and a downstream isolation valve. These nozzles should be located such that mixing of the water and the steam is maximized. Nominal flow rate is 30 gpm per station, on a non-concurrent basis of operation.

The SP steam system shall require a Demister wash station. Nozzles for stations shall be BETE Model TF Spiral style, with 1200 deg. full cone and a 1200 deg. hollow cone. The full cone shall be placed very near to the outlet of the vessel, on the first horizontal pipe run, and the hollow cone will be place 20 ft downstream of the full cone spray. The nozzles will be made of alloy 625 or Hastelloy C.

10.8 CONDENSER AND AUXILIARIES

The condenser shall be designed and manufactured to HEI Standards for Steam Surface Condensers. The condenser shall dissipate the total exhaust heat from the turbine at maximum rated capacity. The condenser shall be designed to minimize the dissolved gas content in the condensate in the condenser hotwell.

The condenser shall be a one or two pass surface type unit. The condenser may be designed for multi-pressure operation.

The condenser shall be complete with steam condensing zone, noncondensable gas collection and cooling section (internal or external), hotwell, transition pieces and ductwork from the turbine exhaust connections, expansion joints, baffles, vacuum breaker connection, manholes (minimum 24 in. diameter), drain connections, instrumentation and control connections, condensate pump recirculation connections, sample connections and test connections.

The condenser shall be complete with all required internal distribution systems and baffles to admit without damage the steam and drains flows as specified. The condenser shall be designed to prevent local overheating from any of the specified flows.

Waterboxes shall be larger than the tube hole pattern on the tubesheet. Waterboxes shall be provided with suitably sized vents and drains. Waterboxes shall be provided with lifting lugs. Each waterbox, the hotwell, and the steam dome shall be provided with at least two manholes of a minimum 24 inch diameter. Manholes shall have hinged covers.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Internals shall be free draining and self cleaning and shall avoid fouling and clogging from foreign material or deposit build up. Any internals such as nozzles or diffusers that are required to be removed for maintenance shall, along with any associated tools, be capable of fitting through the access manholes.

All steam and condensate wetted parts shall be 316L, or 2205 stainless steel. Alloy 825 and Alloy 625 may be substituted for 2205.

The shell shall be designed to accommodate thermal expansion without damage. The hotwell shall include separate connections for two 110% capacity condensate pumps. The hotwell shall be provided with a dirt dam and screens to retain solids in the condenser hotwell. The screens shall have openings sized to protect the condensate pumps.

The exhaust ductwork shall include expansion joints at the connections to the turbine exhaust casing. The expansion joint(s) shall be rubber or shall use 2205 stainless steel bellows. The exhaust ductwork shall be designed so as to not impose unacceptable stress on the turbine casing or condenser shell.

The condenser shall include a noncondensable gas (NCG) cooling section. The NCG cooling section may be either internal or a separate external vessel. If an external NCG cooling section design is selected, it may have its own cooling water inlet connection.

Tube-to-tubesheet joints shall be tested in accordance with HEI Standards. No leakage shall be permitted.

The condenser shell and exhaust necks shall be subjected to a water fill test to verify shell integrity. The complete condenser shall be filled with water up to the turbine exhaust connection and examined for leaks. No leakage is acceptable.

The Contractor will provide the following documentation for the Condenser:

         Performance Curves

         Outline, Detail, Erection and Maintenance Drawings

         Operation and Maintenance Manuals

         Material certifications for tubes, tubesheets, and shell

10.9 COOLING TOWER

The Cooling tower shall be a counterflow wet mechanical draft design employing splash fill. Film fill will not be acceptable. Balcke-Durr Trickle Bloc fill is an acceptable alternative to splash fill.

The cooling tower shall comprise a number of cells modularized such that one complete cell can be taken out of service for cleaning or maintenance while the balance of the cells remain in operation. The cooling tower shall be designed and tested in accordance with the Cooling Tower Institute (CTI) standards.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The tower structure shall be ACC pressure treated Douglas fir or Redwood suitable for the 30 year design life of the project. Alternate structural materials may be offered. All structures, components, piping and valves shall be designed for full Project life.

The tower shall be equipped with heavy gauge, clog-resistant splash fill, high efficiency mist and splash eliminators which hold drift losses to less than
0.002 percent of the inlet water flow. The air path shall be designed to minimize air pressure drop, water drift, and splash.

All fasteners and hardware shall be ANSI 316 stainless steel.

All non-metallic cooling tower components and equipment shall be resistant to deterioration from ultra-violet light. All non-metallic components shall have a flame spread rating of 25 or less per ASTM E-84.

The fill shall be splash type, not film. The fill material shall be stainless steel or fire retardant plastic, with a minimum thickness of 0.9 mm. It shall have a maximum temperature limit that is compatible with all operating conditions of the Project, including dry shut down and subject to solar heat gain. Timber or asbestos fill packs shall not be acceptable.

Galvanized material shall not be used on the cooling tower deck , basin, or immediate structure. All metal components shall be epoxy coated to prevent corrosion. Cable trays and conduit on the structure shall be FRP, or epoxy coated steel, or other corrosion resistant material approved by the Owner.

Ladders and an access walkway suitable for inspection and cleaning of the upper level tower fill/mist eliminators in a counter flow tower shall be provided. These shall be made of non-corrosive material. Galvanized or painted steel, and wood shall not be permissible. FRP material is preferred.

Nozzles shall be threaded to permit easy removal for cleaning of the nozzles and the distribution pipe work. Cleanout provisions shall be made at the end of all headers and distribution pipe work.

The cooling tower shall be capable of operating with 125% of the design water flow without damage. The design of the water distribution system shall allow for 90% of the plan area of the cell to receive a water flow within 5% of the average flow. The water flow to no portion of the plan area shall deviate by more than 10% from the average.

Lockable flow regulators shall be provided to equalize water flow between individual tower cells.

Non-condensable gas that is removed from the condenser shall be piped to the cooling tower for release to the atmosphere with the cooling tower plume. Piping and valves shall be installed on the tower fan deck to distribute non-condensable gas to and into two adjacent fan cylinders.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The noncondensable gas distribution system shall be designed to permit isolation of one cell from the distribution system with the remainder of the system capable of distributing the design flow of non-condensable gas to the other cell. Each branch line to a fan cylinder shall include a 316 SS butterfly valve followed by a spectacle blind flange. The system shall be designed to accept and distribute the maximum expected flow of non-condensable gas.

The non-condensable gas discharge system shall be fabricated with FRP or other approved piping material. Any metallic components shall be fabricated from 316L Stainless Steel.

A tower wet-down system shall be provided to keep the tower structure wet during periods when the tower is out of service. The wet-down system shall be designed for a coverage of at least 0.02 gpm per sq. ft.

A stairway and a caged 316 stainless steel or FRP fire escape ladder shall be provided at opposite ends of the cooling tower for access to the fan deck, including handrails and toe boards on the stairway and fan deck.

Fan cylinders shall have easily removable external hatches of sufficient size to permit removal of all mechanical equipment and components. An access catwalk shall be provided.

The fan deck shall be capable of supporting fan components, driving motor, gearing and shafting during overhaul. Means shall be provided of lowering such components to ground level.

All doors shall be easily opened from inside the tower.

Counterflow towers shall include internal platforms for maintenance access.

Fans shall be balanced, multi blade, adjustable pitch (with indexing), manufactured from corrosion resistant material with airfoil profile. Fan tip speed and air velocity shall be such as to ensure operation within the allowable noise limits.

Motor drives shall include vibration switches to trip and alarm on abnormal condition. Fan, gear, drive shaft and motor shall be mounted on a unitized base designed and constructed to prevent misalignment of the drive train and fan within the stack under all operating conditions. The base and any associated structural members shall be ANSI 316L stainless steel or epoxy coated carbon steel. The drive shaft shall be composite or ANSI 316L stainless steel and shall be provided with flexible couplings. Support and attached structures shall be designed to avoid blade passing frequency harmonic excitation.

Belt drives shall not be used.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Gear boxes shall have an oil level sight glass, fill line, vent line, drain line, a low level switch and grease fittings connections all located outside the fan stack for convenient maintenance access. External oil pumps will not be acceptable. Gear boxes shall have a minimum AGMA service factor of 2.0 and be designed for the life of the Project; bearings shall be designed for a minimum L10 life of 100,000 hours. Adequate lubrication shall be automatically provided for windmilling.

End walls and louvers shall be fire retardant. Each cell shall be separated from adjacent cells by a 1/2 hour rated fire wall extending from the minimum water level to the fan deck. The fan deck shall have a weather resistant fire retardant coating.

Water risers and distribution pipe work shall be manufactured from fiber reinforced plastic, HDPE, ANSI 316L stainless steel or equivalent.

Valves shall be appropriate for the pressures and temperatures of each specific application. Gate valves shall not be used for throttling in any critical service.

The depth of the cooling tower basin shall include 1 ft for sludge accumulation. The basin shall be designed to allow sufficient freeboard above the High-High operating level to contain the water contained in the distribution system and fill without overflowing. A concrete mat shall extend 12 ft beyond the edge of the basin wall in all directions. The mat shall be sloped to drain to a sump. The sump shall drain to the storm water system.

The water distribution system shall be subjected to a water fill leak test, or appropriate hydrostatic test, to the top of the inlet overflow pipe. No leakage will be permitted.

The Contractor will provide the following documentation:

         Completed Equipment Data Sheets

         Performance Curves

         Outline and Detail Drawings

         Seismic Analysis Report

         Operation and Maintenance Manuals

10.10 MAIN COOLING WATER SYSTEM

The Circulating Water System pumps cooling water from the cooling tower basin to, and through, the main condenser and returns the water to the cooling tower distribution system. The system is comprised of circulating water pumps, piping, valves, specialties, controls, and instrumentation.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


10.10.1 CIRCULATING WATER PUMPS

The circulating water pumps shall be motor driven vertical wet pit pumps. The pumps shall be installed in a concrete structure that is an extension of the cooling tower basin. Each pump shall be performance tested at the factory.

The designs offered shall be no less than utility grade, suitable for continuous operation at the design conditions or any other load between minimum continuous safe flow and 110% of the design capacity.

The physical design and construction of the pump, motor and other accessories shall be rated for continuous duty, no cyclic limitations and no hydraulic limitations from minimum continuous flow to 110% of design capacity.

The complete pump assembly of pump, thrust bearing and motor shall be protected from damage from reverse rotation by an anti-reverse rotation ratchet or design for a maximum reverse speed of 115% of design with the motor de-energized.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The pump casing shall be epoxy coated ductile iron. All other wetted metallic parts of the pump shall be 316L construction or compatible. Internally wetted parts shall not be coated.

The soleplate and above head/bend parts of the thrust bearing assembly, motor stand/support and all fasteners required for the assembly may be coated non-corrosion resistant materials such as carbon steel or other alternates.

The Contractor will provide the following documentation for the Circulating Water Pumps:

    Performance Curves

    Outline, Detail, Erection and Maintenance Drawings

    Operation and Maintenance Manuals

    Vendor inspection and pump test reports

Performance tolerances shall be per HI Standards. Vibration acceptance criteria shall be in accordance with half of the field allowable levels in HEI Standards.

10.10.2 PUMP INTAKE STRUCTURE

The pump intake structure shall accommodate the circulating water pumps and the auxiliary cooling water pumps. The circulating water pumps shall be segregated from the auxiliary cooling water pumps to permit de-watering of the circulating water pump intake while the auxiliary cooling water pumps remain in service.

The pump intake structure shall be designed in accordance with HI Standards. The intake structure shall be designed to prevent the formation of vortexes in the water flowing to the pumps.

Removable stationary screens shall be provided. The screens shall have 3/8 inch square openings and shall be fabricated from Type 316L stainless steel. The intake structure shall include two sets of slots for the installation of a screen or stop logs. One spare screen and a complete set of stop logs shall be provided. All necessary structure and lifting apparatus for the screens and stop logs shall be provided. A concrete pad shall be installed adjacent to the screen well to allow laydown and cleaning of the screens. The lifting apparatus shall allow moving the screens between the screen well and the laydown pad.

10.10.3 PIPING

The system shall be constructed of fiber reinforced plastic (FRP).

Buried pipe work shall be FRP. This buried pipe work shall be laid, bedded in, and back filled with clean sand of a depth recommended by the manufacturer but not less than 18 inches. Special care shall be taken with the sub-base beneath trenches for FRP pipe work to ensure that the piping is installed in cut material. Where this is not possible, all materials used shall be structural fill compacted to ensure that differential settlement causing potentially damaging shear forces on the buried pipe work is avoided. Great care shall be taken when back filling to ensure that stones and other sharp objects are excluded from the back fill material and that compaction equipment is not allowed to impact on the pipe. Where above ground pipe work is FRP material, it shall be suitably supported in accordance with manufacturer's

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


requirements and protected from damage from impact or other accidental causes. Pipe joints shall be made only by suitably qualified and experienced tradesmen to an approved procedure.

Joining and repair procedures for FRP piping shall be developed by the Contractor and included in the documentation delivered to the Owner. Special tools for the repair of the piping during the life of the Project shall be provided.

Transitions between stainless steel and FRP shall be accessible and above grade. Manway access shall be provided to all cooling water piping 24 inch diameter and greater. The manway shall be installed with suitable backing plates to reduce the impact on hydraulic losses in the piping system.

10.11 AUXILIARY COOLING WATER SYSTEM

The auxiliary cooling water system shall pump water from the cooling tower basin to, and through coolers for plant auxiliary equipment and return the water to the cooling tower distribution system. The auxiliary cooling water system shall serve the gas removal system intercondensers, aftercondensers, the turbine lube oil coolers, generator air coolers, the waste heat exchanger, and other services as required. The system shall be comprised of two 100% capacity auxiliary cooling water pumps, heat exchangers, piping, valves, specialties, controls, and instrumentation.

10.11.1 AUXILIARY COOLING WATER PUMPS

The auxiliary cooling water pumps shall be motor driven vertical wet pit pumps. The pumps shall be installed in a concrete structure that is an extension of the cooling tower basin. Each pump shall be performance tested at the factory.

The designs offered shall be no less than utility grade, suitable for continuous operation at the design conditions or any other load between minimum continuous safe flow and the 120% of the design capacity.

The pump design offered shall be a vertical shaft pump.

The equipment will be located in a seismically active area. Mechanical integrity is to be maintained during an event.

The physical design and construction of the pump, motor and other accessories shall be rated for continuous duty, no cyclic limitations and no hydraulic limitations from minimum continuous flow to 120% of design capacity.

The complete pump assembly of pump, thrust bearing and motor shall be protected from damage from reverse rotation by an anti-reverse rotation ratchet or design for a maximum reverse speed of 115% of design with the motor de-energized.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The pump casing shall be epoxy coated ductile iron. All other wetted metallic parts of the pump shall be 316L construction or compatible. Internally wetted parts shall not use coatings.

The soleplate and above head/bend parts of the thrust bearing assembly, motor stand/support and all fasteners required for the assembly may be coated non-corrosion resistant materials such as carbon steel or other alternates.

The Contractor shall provide the following documentation for the Auxiliary Cooling Water Pumps:

         Performance Curves

         Outline, Detail, Erection and Maintenance Drawings

         Operation and Maintenance Manuals

         Vendor inspection and pump test reports

10.11.2 PIPING

The system shall be constructed of fiber reinforced plastic (FRP) or Type 316L stainless steel pipe.

10.12 BRINE HANDLING AND INJECTION SYSTEMS

The brine handling and injection systems for Units 3 and 4 will be modified by the Contractor as part of this Project. Brine from Units 3 and 4 will be redirected to the Project for additional steam production and cooling. The brine will then be delivered to the Region 1 Zinc Recovery Facility. From there the brine will be pumped to the injection wells for return to the geothermal resource.

The modifications to the brine handling and injection systems must be planned and coordinated with the Owner in accordance with Section 4.18 of the Contract, to minimize operational outages at Units 3 and 4. The Contractor shall, to the maximum extent possible, schedule the intertie work on the brine handling and injection systems to occur during planned system outages. Refer to the attached Intertie Document Attachment 2 for additional information on the interties with existing systems and facilities as well as concurrent new construction by Others.

Brine from the existing brine injection booster pumps will be rerouted to, and through, two 60% capacity Low Pressure (LP) steam separators installed in parallel, two 60% capacity Very Low Pressure (VLP) steam separators installed in parallel. The brine will then be piped to the silica control system. Brine from the silica control system will be pumped by one of two new 100% minerals recovery feed pumps to the Region 1 ZRF IX facility within a guaranteed temperature range. The brine exiting the ZRF will be delivered to three new 60% capacity brine injection booster pumps and then to the three existing, but relocated, 60% capacity brine injection pumps. New discharge piping from the brine injection pumps will connect with the existing brine injection system piping.

10.12.1 BRINE INJECTION BOOSTER PUMPS (EXISTING P-3210A/B/C)

It is intended to use the three existing brine injection booster pumps as-is and in their current location. However the Contractor must evaluate the required hydraulic performance for the pumps. Any required changes to the pump and/or driver to accommodate the revised operating conditions shall be completed

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


by the Contractor. Design details of the existing pumps are included in Attachment 6, document 10.12-3. Refer to the Intertie Document included in Attachment 2 for more information on the interties with existing equipment and systems.

10.12.2 LOW PRESSURE AND VERY LOW PRESSURE STEAM SEPARATORS

Two 60% capacity LP steam separators and two 60% capacity VLP steam separators shall be provided by the Contractor. Technical requirements for the LP and VLP steam separators are included in Attachment 6, document 10.12-1, in the form of the specification for the existing Unit 4 steam separator. The LP, and VLP steam separators for the Project shall be designed, fabricated, tested, and installed in accordance with the technical requirements presented in Attachment 6 and shall be similar to the Unit 4 SP steam separator shown on the drawings included as Attachment 6.

The separator design including the internal vortex clusters shall be designed by EGS Systems, formerly Porta-Test Systems, Inc., Houston Texas. The internals shall be designed to be fully removable, and shall be constructed of Alloy 625, or Hastelloy C-276. Minimum required thickness shall not be less than 1/8" thick for the tubes. The vessel OD, seam to seam and, vessel support spacing shall be the same as the Unit 4 vessels. VLP vessel height above grade shall be sufficient to drain to the 1st Stage Reactor vessel (V-5216) without cavitation.

The LP and VLP steam separators shall be designed fabricated, installed, and tested in accordance with Section VIII of the ASME Boiler and Pressure Vessel Code. Over-pressure protection shall be designed and installed in accordance with Section 8 and ANSI B31.3.

10.12.3 ZINC RECOVERY FEED PUMPS

Two 100% capacity motor driven zinc recovery feed pumps shall be provided to deliver cooled brine from the silica control system outlet, through the ZRF to the suction of the new brine injection booster pumps. Each pump shall be performance tested (including an NPSH test) at the factory.

Pumps shall be capable of operating continuously over their full operating range without overheating, cavitating, excessive noise or vibration, surging or instability when operating in single or in parallel with other pumps. Pumps shall be selected for maximum efficiency at the design condition and shall have a head/flow curve that rises steadily from rated flow to shut off.

The new zinc recovery feed pumps shall meet the technical requirements in the specification for the existing brine injection pumps and brine injection booster pumps. The specification for the existing brine injection pumps and brine injection booster pumps is included in Attachment 6 document 10.12-3.

The Contractor will provide the following documentation for the Zinc Recovery Feed Pumps:

         Performance Curves

         Outline, Detail, Erection and Maintenance Drawings

         Operation and Maintenance Manuals

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         Vendor shop test and inspection reports

10.12.4 BRINE INJECTION BOOSTER PUMPS (NEW)

Three 60% capacity motor driven injection booster pumps are required to receive the brine exiting the ZRF and increase the fluid pressure to meet the NPSH requirements of the existing P-3211A, B, and C brine injection pumps and limit the power consumption of the brine injection pumps to approximately 85% of the rated power at the injection pump rated capacity. Each pump shall be performance tested at the factory.

Pumps shall be capable of operating continuously over their full operating range without overheating, cavitating, excessive noise or vibration, surging or instability when operating in single or in parallel with other pumps. Pumps shall be selected for maximum efficiency at the design condition and shall have a head/flow curve that rises steadily from rated flow to shut off.

The new brine injection booster pumps shall meet the technical requirements in the specification for the existing brine injection booster pumps and brine injection booster pumps. The specification for the existing brine injection pumps and brine injection booster pumps is included in Attachment 6, document 10.12-3.

The Contractor will provide the following documentation for the Brine Injection Booster Pumps:

         Performance Curves

         Outline, Detail, Erection and Maintenance Drawings

         Operation and Maintenance Manuals

         Vendor shop test and inspection reports

10.12.5 BRINE INJECTION PUMPS (EXISTING P-3211A, P-3211B, AND P-3211C)

The three 60% capacity horizontal split case brine injection pumps currently installed in the Units 3 and 4 brine injection system are to be relocated as part of this project. These pumps are motor driven with variable frequency drives (VFD) to control pump output. Power and control feeds for these pumps shall remain from Unit 3, unless changed by Owner in a Change in Work under
Section 17.2 of the Contract. The VFD equipment will remain in its present location.

The current pump installation includes vibration monitoring equipment. This equipment is not required at the new location. This equipment shall be dismantled and disposed of by the Contractor.

Design details and pump performance curves of the existing pumps are included in as Attachment 6, document 10.12-3. Recommendations from Flowserve for the new pumps are also included in Attachment 6 document 10.12.3. Refer to Intertie Document, Attachment 2, for more information on the interties with existing equipment and systems.

10.12.6 PRESSURE RELIEF AND BRINE DUMP SYSTEM

Two Atmospheric Flash Tanks (AFT) will serve as steam relief for the brine handling system. These shall be similar in design to the Unit 3 AFTs TK-301 and TK-302. Drawings of the Unit 3 AFTs are

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


included as Attachment 6, document 10.12-4. Inlet nozzles shall be provided for the rupture disc steam relief system. These tanks will drain either to a site drainage sump or vessel T-5203. The nozzle configuration shall be from top to bottom as:

1.  Low pressure vessel steam relief

2.  Very low pressure brine relief

Design conditions shall be for 225 (Degree)F and 1 psig positive pressure. Vessel drain shall be a 24" diameter nozzle of alloy 625 or Hastelloy C grade material. This drain nozzle shall project 24 inches from the bottom of the cone, and shall be flush on the inside of the cone. The nozzle flange may be either a Van-Stone type or a 150 lb. 316L Raised Face Slip On welded with an electrode of equal alloy to the nozzle material. Vessel cone shall be roll clad with 0.08" nominal thickness Type 2205 stainless steel. Vessel body shall be of SA 516 Grade. 70, vessel draft tube and stack shall be of SA 516 Grade 70. The brine/steam inlet nozzle box shall be SA 516 Grade 70.

Vessel design shall be meet API standards for tanks, and ASME Section VIII for vessel weld design and inspection standards where applicable.

The carbon steel vessel body of the AFT can be made of3/4" SA 516 grade. 70. A-36 will not be allowed for any component of the AFT.

10.12.7 BRINE PIPING

Brine transport piping shall be cement lined piping designed, fabricated, and installed in accordance with the Owner's specification for cement lined piping included as Attachment 6, document 10.12-5. The proposed and preferred arrangement for the brine piping at the steam separators is shown in Attachment 6, document 10.12-6

10.12.8 BRINE SERVICE TANK EFFLUENT PUMPS (RELOCATED P-323A, P-323B)

The brine service tank effluent pumps shall take suction from the brine service tank. Two pumps shall be installed in parallel. The pumps shall be the existing P-323A and P-323B currently installed at Unit 3. The pumps shall be relocated to the Project area by the Contractor.

Details of the existing pumps are included in Attachment 6, document 10.12-7.

10.13 FIRE PROTECTION SYSTEMS

The fire protection systems for the Project shall include an underground fire main, yard hydrants and hose houses, monitors around the perimeter of the cooling tower, automatic sprinklers for the turbine generator and auxiliary equipment, risers for automatic sprinklers in the ZRF, automatic spray system for the main step-up transformer, and a complete fire detection and alarm system.

The fire protection system shall be designed, installed, and tested in accordance with the NFPA Codes. The systems shall include the features specified herein as a minimum. The Contractor shall obtain approval from the local Authority having jurisdiction for the complete fire protection system design and installation. Documentation of test results and approval by the Authority having jurisdiction shall be submitted to the Owner.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A

The Project fire protection system shall be an extension of the existing Unit 3 system. The Unit 3 system will deliver 2500 gpm at 110 psig at the two connections with the Project fire protection system. The Contractor shall design the Project fire protection system to provide a minimum pressure of 95 psig at the stubups for the Region 1 ZRF and 90 psig anywhere else in the system while the system is delivering the design flow.

10.13.1 UNDERGROUND MAIN

An underground main shall be installed around the perimeter of the Site in accordance with NFPA 24. The main shall be an extension of the existing fire water main surrounding Unit 3. The Project fire main shall connect to the existing system at two independent locations. The Contractor shall coordinate the time for completing the interties with the Owner to schedule and minimize system down time. Refer to the Intertie Document included as Attachment 2, for more information on the interties.

Buried and sub-surface carbon steel pipe shall be wrapped and coated externally for corrosion resistance. Non-metallic pipe is permitted, but design consideration must take into account surface loads on the above ground area, and settlement potential of the pipe.

Fire hydrants and hose houses shall be located at suitable locations around the site. Hydrant locations shall permit full coverage of the protected areas with 75 ft long hoses. Threaded connections shall conform to the local standards. Monitor stations shall be installed around the cooling tower that provide complete coverage of the cooling tower.

10.13.2 FIRE PROTECTION SYSTEMS

The turbine generator lube oil system, including the turbine and generator bearings shall be protected with an automatic sprinklers and/or water spray systems designed and installed in accordance with NFPA 13 and NFPA 15.

The main step-up transformer shall be protected with an automatic water spray system designed and installed in accordance with NFPA 15.

Two independent stub-ups shall be provided for fire protection in the ZRF. The ZRF fire protection systems will be designed and installed by others.

Electrical equipment buildings shall be monitored with a smoke detection system.

A central fire protection control panel shall be provided and installed in the Unit 3 control room with relevant alarms indicated on the DCS. The fire protection control panel shall monitor and alarm the complete the Project fire protection system. The fire detection and monitoring systems shall be designed and installed in accordance with NFPA 72D and 72E.

10.14 POTABLE AND SERVICE WATER SYSTEMS

Potable water for the Project shall be delivered from an Intertie with Unit 3. Service water for the Project shall be supplied from the Region 1 ZRF. Refer to the Intertie Document in Attachment 2for additional information on the interties.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Potable water shall be delivered to safety showers and eyewash stations at all locations in the Project where acid or other hazardous chemicals are used. The potable water system shall also provide water to the Region 1 ZRF for an emergency shower and eyewash station.

The Unit 3 potable water supply has insufficient capacity to support operation of a safety shower. The Contractor's design shall include sufficient water storage and pump capacity to support simultaneous operation of two emergency showers. The Contractor's design for the water supply to the safety showers and eyewashes shall account for the very high ambient temperatures at the site. Safety shower and eyewash water temperature must not exceed OSHA limits at the extreme environmental conditions.

Service water hose stations shall be provided at locations around the plant site for maintenance, cleaning, and washdown. Along with locations for general maintenance service water shall be available at the following locations:

     o    Gas removal equipment area

     o    Turbine crane lift bay grade level

     o    Condensate pumps

     o    Cooling tower stationary screen cleaning area

     o    Steam separators

     o    Silica control system

     o    Acid storage and distribution areas

     o    Acid injection locations

     o    Supply to ZRF (see attached Intertie document)

10.15 COMPRESSED AIR SYSTEM

10.15.1 SYSTEM REQUIREMENTS

The Project shall receive compressed air from the Region 1 ZRF. Refer to the Intertie Document included as Attachment 2 for more information on the interties.

450 SCFM of oil-free air at 100 psig air will be supplied from Region 1 ZRF. The Contractor shall provide air filtered to 10 microns, and dried to -40(Degree)F dew point for instrument and control services within the Project,

Materials of construction for the air distribution system shall be either galvanized pipe or 304L stainless steel.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Service air shall be supplied to the Project from the ZRF compressed air system. The service air system shall be automatically isolated from the compressed air system to maintain a minimum pressure of 90 psig in the instrument air system. Service air shall be available at various locations around the Project including, but not limited to:

     o    Turbine deck

     o    Gas removal equipment area

     o    Turbine crane lift bay grade level

     o    Condensate pumps

     o    Stationary screen cleaning area

     o    Brine and Steam separators

     o    Filter press area

     o    Brine injection pumps

     o    Acid injection locations

     o    Primary and secondary clarifiers

10.16 COOLING TOWER BLOWDOWN

10.16.1 SYSTEM REQUIREMENTS

The cooling tower blowdown system pumps water from the cooling tower basin to the existing injection system. The system maintains a set level in the cooling tower basin. It is intended to limit the cooling water system to 20 cycles of concentration by controlling makeup to the cooling tower.

The cooling tower blowdown system shall consist of piping from the circulating water system to the existing Unit 3 injection system, valves, controls, and instrumentation. Refer to the attached Intertie Document included as Attachment 2 for more information on the intertie with the existing injection system.

10.17 HEATING, VENTILATION, AND AIR CONDITIONING

Heating, ventilation and air conditioning shall be provided for the electrical equipment buildings. The system shall be sized to maintain design conditions within the electrical equipment building with the ambient conditions described in Section 4.4.

       A programmable control system shall be installed for the control of the HVAC in a stable and automatic manner. The control system installed shall have a temperature fault alarm on the site DCS system

A system graphic shall be provided for the HVAC system. The HVAC system shall be stand alone with no water use from the plant system.

The HVAC control system shall be operated locally from the PDC.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Electrical control IC cards shall not be mounted on any ductwork or any other piece of equipment directly attached to rotating equipment.

10.17.1 TEMPERATURE CONTROL

Provide an air conditioning package to ensure the room temperature outside any electrical cabinets does not exceed 95(Degree)F under all operating conditions. Heating is not required in power distribution center.

10.17.2 PARTICULATE FILTRATION

5 micron filters shall be provided on air supplies to all rooms requiring air conditioning.

10.17.3 PRESSURIZATION

All electrical rooms shall be rendered free of air leakage and be pressurized with the equivalent of two air changes per hour minimum of filtered and purified air. Air lock doors shall be provided on all equipment rooms.

10.18 EQUIPMENT AND FLOOR DRAINS

Equipment and floor drains shall be installed to collect normal leakage, maintenance drain and cleaning flows, and other liquids. The equipment drain system shall direct all drain flows to an oil-water separator(s) for processing. Out flow from the oil-water separator(s) shall de directed to Unit 3 brine pond. Oily liquids will be periodically pumped from the oil-water separator(s) for disposal off site.

All surface drains for brine and other process fluids will be of corrosion resistant material. Drains in the brine process area will be a minimum of 8" in width and have removable covers for washdown and clean out.

A storm water system shall be installed to collect, detain and dispose of water from a 100 year storm. A 100 year storm is 3 inches of rain in one hour, and 3 inches of rain in 24 hours. The storm water system shall also receive storm drains from the Region 1 ZRF. Storm water shall be directed to the North-West corner of the site for detention and shall be pumped to the Unit 3 brine pond.

10.19 WATER TREATMENT SYSTEMS AND WATER MAKEUP

10.19.1 COOLING TOWER WATER TREATMENT SYSTEM

The Contractor shall provide a concrete pad with spill containment, 110 v, single phase power, and a safety shower for a cooling tower water treatment system. The system shall be designed by Nalco. The system shall be designed to meet the requirements presented in Attachment 6, document 10.20-1.

10.19.2 COOLING TOWER MAKEUP WATER

Cooling tower makeup water for the Project will originate from the condensate system (primary) and from the service water intertie with the Region 1 Zinc Recovery Facility (secondary). Refer to the Intertie Document included as 2 for more information on the interties.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


10.20 CHEMICAL FEED SYSTEMS

Reliable operation of the chemical feed system is critical to the "pH Mod" process. The chemical feed systems shall be designed with 100% installed spare capacity and automatic transfer to spare equipment upon the failure of any active component in the system. The automatic transfer capability shall be verified during Mechanical Completion Tests (Chemical dosing system)

10.20.1 NORMS INJECTION SYSTEM

The NORMS injection system shall be designed to receive, store, transport, dilute, and inject NORMS solution (Nalco 1387 scale inhibitor) into the brine. Refer to Attachment 6, document 10.21-1 for MSDS information on the NORMS solution

The system shall consist of a storage tank with liquid tanker unloading station, tank fill pump, two 100% capacity feed pumps, inline water dilution and mixing equipment, surge tank, two NORMS metering pumps for injection into the LP brine, three 100% capacity NORMS metering pumps for injection into the VLP brine, piping, valves, and specialties. The metering pumps shall be arranged with one pump for injection into the LP brine, one pump for injection into the VLP brine, and one common spare pump.

Injection devices (quills designed by the Owner) for NORMS shall be located just upstream from the LP separator LCV and the VLP separator LCV. A spool piece with provisions for a future injection nozzle shall also be installed downstream from the VLP separator for future use including an isolation valve and a pipe cap. Detail drawings of the Owner's injection device are included as Attachment 6, document 10.21-2.

The system shall include provisions for pump calibration and flow rate verification down stream of the NORMS metering pumps. Flow measurement data and alarms shall be sent to the DCS.

The NORMS storage tank shall be FRP or other suitable material.

10.21 HYDROCHLORIC ACID INJECTION SYSTEM

The "pH Mod" process employed for Units 3 and 4 requires the addition of hydrochloric acid to the brine to prevent the formation of silica scale. The existing system shall be modified and expanded to store, dilute, deliver, meter, and inject hydrochloric acid into the brine handling system at Units 3, 4, and 5.

Reliable operation of the chemical feed system is critical to the "pH Mod" process. Failure of the chemical injection system will result in significant scale formation in the brine handling system. Damage to the injection wells will result if the HCl addition is not performing to specified requirement for correct HCl dosage and reliable operation. NO LAPSE IN SYSTEM OPERATION CAN BE TOLERATED. THIS SYSTEM MUST WORK AT 100% RELIABILITY. POWER SHALL BE ON A DIESEL GENERATOR BACK-UP BUS.

The chemical feed systems shall be designed with 100% installed spare capacity and automatic transfer to spare equipment upon the failure of any active component in the system. The automatic transfer

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


capability shall be verified during pre-operational testing of the chemical feed system. The Contractor's design shall include space for future redundant acid piping.

Modifications to the existing system include the addition of two new 32% HCl storage tanks, two 100% capacity 32% HCl supply pumps, dilution equipment, one dilute (2%) HCl storage tank with 90,000 gallon storage capacity, two dilute HCl standard pressure pumps, and two 100% capacity dilute HCl high pressure pumps. The total HCl storage capacity (32% plus dilute) shall be sufficient for 3 days of normal operation.

The hydrochloric acid injection system requires modification of the existing hydrochloric acid injection systems at Units 3 and 4 for the injection of suitable amounts of dilute hydrochloric acid in lieu of the 32% acid currently used. The Contractor may use any existing acid system components or piping in the new system provided the existing components do not impair the operability or reliability of the system.

The system shall include flow measurement and pressure monitoring at each injection point. Flow measurement data and pressure alarms shall be sent to the DCS.

The Owner has developed a hydrochloric acid injection device that has proven successful at Units 3 and 4. The Project brine handling system shall use injection devices of the same design. The hydrochloric acid injection devices for the brine handling system will be provided by the Owner for installation by the Contractor. Detail drawings of the Owner's hydrochloric acid injection device are included as Attachment 6, document 10.22-1.

10.22 INSULATION

Contractor shall insulate all brine, steam and other hot and cold piping, equipment piping and vessels provided as required for thermal energy conservation and/or personnel protection. Insulation design shall make adequate provision for differential expansion between the piping and the insulation jacketing.

Standard insulation thickness for steam and brine pipe for thermal heat loss protection shall be 2". All removable spool pieces, pipe below 6 ft in elevation, and pipe with in personnel access where it is likely to get stepped on or walked on will be calcium silicate. Fiberglass tank wrap style is acceptable for carbon steel steam lines which are not removable. All alloy steam and brine pipe shall be considered removable.

Calcium silicate shall be used on all insulated piping within personnel access which is likely to be stepped on or walked on. Calcium silicate shall be used on all alloy piping. Asbestos insulation is not acceptable anywhere within the Project. Fiberglass insulation may be used on carbon steel steam piping. Insulation fitted to stainless steel shall be chloride free.

Insulation for personnel protection shall meet requirements for maximum exterior casing temperatures and shall be applicable for all equipment within personnel access and not insulated for energy conservation. In general, no surface that can be touched as part of normal operating or maintenance activities shall exceed 150(Degree)F. Insulation for cool piping shall be provided to prevent "sweating" and for energy conservation.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


All insulation shall be covered with aluminum jacketing strapped with stainless steel strapping. Aluminum cladding is used over piping insulation, minimum cladding thickness shall be 0.020 in for piping 10" diameter and less and 0.025 in for piping greater than 10" diameter. Banding shall be on 12" centers with 3/4" 316L painted SS bands. Paint shall match existing Region I color scheme. All elbow gores shall be fastened with stainless fasteners, and sealed with high temperature silicon. Cut-outs for nozzles, pipe shoes, etc., will also be sealed and fastened as required to prevent liquid intrusion. 18" of clearance is required on each side of a flanged connection to allow for air equipment to be used without damaging the insulation. These areas will be insulated with 1" nominal thickness removable soft insulation jacketing of the type currently in use at Region I.

The Contractor shall coordinate with the Owner and shall provide at locations as instructed plugs in the insulation to allow subsequent implementation by the Owner of an NDE inspection program incorporating ultrasonic thickness testing of pipe wall thickness. The plugs shall allow ready removal to enable inspection and shall ensure that moisture does not enter the insulation when closed.

The following shall not be insulated if in areas not accessible to personnel during normal operation:

o Valves, flanges and in-line instruments with surface temperatures below 220(Degree)F

o   Intermittently used plant drains

o   Steam trap discharge piping

o Pipe, ducts and vessels engaged in the conveyance of hot fluids and gases to waste (indoor: intermittent use, outdoor : intermittent or continuos use)

o Lifting lugs, clips and hangers shall be left free of the lagging and cladding

o   The upper part of valve gland packing shall not be insulated

Cladding for valves and flanges shall be in two halves to facilitate maintenance without disturbing adjacent insulation and cladding. Outdoor clad flat horizontal surfaces shall be cambered to shed water. Cladding shall be designed to prevent ingress of water and dirt. Removable insulation blankets are preferred for flanges, valves, strainers and in-line instruments for indoor or covered applications.

11. ELECTRICAL SYSTEMS

11.1 GENERAL

11.1.1 SYSTEM SUMMARY

The Generator and electrical systems for this plant shall produce electrical power for use within the Project, for the Owner's Zinc Recovery Facility just south of the Power Generating Facility, and 49MW for delivery to third parties via transmission by the Imperial Irrigation District (IID) which includes power for the Owner's mineral processing facilities near the Hoch and Vulcan plants.

Electrical power will be produced by an electrical generator driven by a geothermal steam turbine at 3600

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


rpm. Its power will be delivered to the nearby 92 kV switchyard by way of a step-up transformer and a series of circuit breakers and switches as shown on the one-line diagram.

Power to start the Project will be fed through a tie to the13.8 kV bus of Unit 3 which can receive its power from either Unit 3 or Unit 4. The Project will also be connected such that it can be started via back-feed from the IID 92 kV system.

The Contractor shall furnish and install a new 13.8 kV circuit breaker on Unit 3
13.8 kV Bus ESC SWGR-301 to tie the Project to Unit 3. This will include extending the existing bus and installing a metal-clad cubicle complete with a 1200 amp circuit breaker, instruments, relays, controls and other accessories, as required.

The Project will be synchronized to the IID system as follows:

     1.  Circuit Breakers 52-12, 52-13, 52-14, 52-15 and 52-21 (see
         One-Line Diagram will be closed. Breakers 52-10 and 52-11 will be open.

     2. Auxiliary equipment for the Project will be started and put into operation using power fed from the Unit 3-4 13.8kV bus.

     3. When the auxiliary equipment is running and stable, the Project Turbine will be brought to speed, the Generator excitation system energized and the Project will be synchronized to the 13.8 kV bus across Circuit Breaker 52-11. Circuit Breaker 52-11 will then be closed.

     4. Auxiliary power will then be picked up on the Project T-G and Circuit Breaker 52-14 will be opened.

     5. When stable operation has been achieved, the Project will be synchronized to the IID System across Circuit Breaker 52-10. Circuit Breaker 52-10 will then be closed.

     6. Breaker 52-10 will be designed to open, and breaker 52-14 will be designed to close, in the event of a turbine trip.

Power for internal plant usage shall be taken from the generator output at 13.8 kV through four unit auxiliary transformers to a single 4.16 kV bus and three 480 V buses. Transformers will be sized to carry the plant running load. In general, distribution equipment for the Project including 13.8kV switchgear, 4.16kV switchgear, Motor Control Centers, UPS System, DC System and the DCS I/O and logic cabinets will be housed in an atmospherically controlled modular Power Distribution Center (PDC) located adjacent to the Turbine Building.

No electric mimic panel will be installed for the Project. The following equipment shall be controlled from the DCS:

    o   All 13.8 kV breakers

    o   92 kV transformer tap changer

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


    o   Generator voltage regulator

    o   Generator synchronization

    o   Substation and switchgear metering

The Zinc Recovery Facility will be powered from the Project 13.8 kV bus. Breaker 52-15 shall be furnished and installed to meet this requirement, and the feeder shall be able to carry approximately 2,400 kVA the Project.

A UPS system will be furnished for critical plant loads. The station battery shall provide DC power to emergency lube oil pump, switchgear control and other emergency loads.

Vital power will be fed at 4,160 volts from a diesel-generator connected to the 4,160 V bus of the Project, through the 4,16 kV-480V transformer XF-04 to MCC-03. Vital power supplied from the Project Bus MCC-03 is required for such loads as selected acid, norms and silica control equipment the UPS and DC system battery chargers, and other critical loads.

Some loads such as the acid system pumps and valves will be connected directly to the Unit 3 vital bus, ESE-MCC306. The Contractor shall be responsible for installing the necessary feeder breakers and contactors to the existing MCC306 and shall install cables to the loads from Unit 3. The Contractor shall cooperate with the Owner to schedule the Unit 3 work at a time when Unit 3 is out of operation for scheduled maintenance.

Motors larger than 200 hp will be fed from the 4.16 kV bus. Motors and other loads larger than 0.5 hp (or 500 watts) but no larger than 200 hp will be fed from the 480 volt system. Small loads less than 0.5 hp will be fed from the 120/208 V system.

11.1.2 MATERIAL AND EQUIPMENT

All material and equipment shall be designed, manufactured, tested, installed and operated in accordance with the latest issues of accepted and applicable American Codes and Standards listed in Section 8 of this document and California Codes. Certain equipment and devices may be manufactured outside the United States. These shall conform to U.S. Codes to the greatest extent possible but shall, as a minimum, comply to all Applicable Laws and the latest issues of the International Electrotechnical Commission (IEC) Codes provided that the IEC standard is equal to or more stringent than the American or California equivalent.

All equipment, devices and materials provided for the electrical work shall be new, standard products of manufacturers regularly engaged in the production of such items, and shall be the manufacturer's latest proven standard design that is applicable to the installation. Attachment 4 included with this document lists the acceptable and preferred suppliers of many of these devices and materials.

Electrical equipment, devices and materials shall, as much as practical, conform to the requirements of

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Underwriters Laboratories (UL) or Factory Mutual (FM) and be listed and labeled by those organizations for the intended application.

11.1.3 STUDIES

As a minimum, the Contractor will perform the following studies:

         Fault Study

         Load Study - Each Bus

         Voltage Drop Study

         Grounding Study

         Cathodic Protection Study

         Motor Starting

         Coordination Study

         Stability Study

         Emergency Power Study

11.2 GENERATOR SYSTEM

The generator system shall consist of the generator complete with brushless excitation system, regulation, synchronizing, control, and neutral grounding system. The generator will be air/water cooled, rated at approximately 62.5 MVA,
13.8 kV, 0.90 lagging and 0.90 leading power factor. Final ratings will be established by the Contractor's turbine - generator supplier in compliance with the Contract guarantees and other requirements

The generator shall be connected to the 13.8 kV generator breaker by non-segregated phase bus. The generator manufacturer shall provide a neutral grounding cubicle complete with distribution transformer, secondary resistor and applicable relaying.

Components in the generator output power system shall be sized and rated for the maximum nameplate rating of the generator.

11.3 GENERATOR BREAKER AND GSU SUPPLY BREAKER

A generator breaker will be provided between the generator and the 13.8 kV bus. The breaker will serve as the primary generator disconnect device in the protection system and as the point for synchronizing the generator to the 13.8 kV bus during startup.

A 13.8 kV GSU supply breaker of similar rating will be the primary disconnect device to separate the Project from the utility system, shall be connected to the Generator Step-up transformer by 15 kV non-segregated phase bus or cable bus, and shall be the point of synchronizing the Project to the external power system.

The breakers shall be standard metal-clad draw-out design rated for the application. They shall be furnished with vacuum interrupting systems and current transformers for relaying. Metal-clad switchgear

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


assemblies shall conform to the requirements of ANSI C37.20 and NPDCA SG5. Circuit breakers shall have preferred ratings per ANSI C37.06 and conform to ANSI C37.04 rating structure. Protective relays shall conform to ANSI C37.90 and indicating instruments to ANSI C39.1.

These breakers shall have a full load continuous rating of 3000 amperes at rated voltage of 15 kV and a frequency of 60 Hz. The BIL shall not be less than 150 kV; the symmetrical short circuit or interrupting capability shall be equal to or exceed * kA. The units will be housed in the nearby Power Distribution Center
(PDC).

         *- by Contractor after fault study.

11.4 GENERATOR STEP-UP TRANSFORMER

The Generator Step - Up Transformer shall take Power at a nominal 13.8 kV and raise it to the switchyard voltage of 92 kV. The transformer shall be designed, constructed and tested to the applicable standards of ANSI and NEMA. It shall be rated to take the power from the generator during any normal mode of operation at the FA rating of the OA/FA/FOA rated transformer.

In addition to the factory test and inspection requirements defined in the specification, field inspection tests shall be performed after the assembly of the unit. These shall include visual checks, oil and gas analyses, power factor, insulation and bushing tests, CT polarity and ratio checks, fan and pump control system operation checks and others as appropriate.

All transformers shall be provided with oil spill containment. Oil tight concrete sumps, gravel filled, and with a free volume sufficient to contain twice the volume of the oil in the transformer shall be provided.

PCB free certification shall be provided.

11.5 GENERATOR BUS

Non-segregated phase bus shall be provided to convey power from the generator to the 13.8 kV switchgear lineup located in the PDC. Taps will be provided for excitation systems, potential transformers and surge arrestors. It shall be of the outdoor self-ventilated type designed for a maximum of 65O C rise. The bus shall have a minimum rating of 3000 amps rms at 14.4 kV nominal in an ungrounded delta configuration. Taps shall have a minimum rating of 1200 amps.

Non-segregated phase bus with a similar rating will connect the 13.8 kV switchgear to the Generator Step-up Transformer. Terminal enclosures shall be provided to connect the bus to generators and transformers. Two sets of flexible shunts shall be installed every 100 ft of busbar.

Galvanized steel shall be used in the construction of the bus enclosure and other enclosures at the generator transformers and switchgear and all surfaces exposed to the ambient air shall be protected from the corrosive effects of the geothermal atmosphere with protective paint or coating. Bus conductors shall

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


be copper bar suitably sized for the duty. Access shall be provided to the interior of the bus enclosure for cleaning and maintenance.

11.6 UNIT AUXILIARY TRANSFORMERS

Three unit auxiliary transformers shall be provided to take power from the 13.8 kV bus and lower it to the plant utilization voltages. One transformer shall provide plant power at 4.16 kV and the other two at 480 volts.

An additional unit auxiliary transformer shall step power down from 4.16 kV to 480 V for MCC03.

The transformers shall be designed, constructed and tested to the applicable standards of ANSI and NEMA. They shall be rated to supply power to the plant loads during any normal mode of operation at the OA rating of the OA/FA rated transformers. The forced cooling rating shall be reserved for temporary overloads.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


In addition to the factory test and inspection requirements defined in the specification, field inspection tests shall be performed after assembly of the transformer. These shall include visual checks, oil and gas analyses, power factor, insulation and bushing tests, CT polarity and ratio checks, fan control system operation checks and others as appropriate.

All transformers shall be provided with oil spill containment. Oil tight concrete sumps, gravel filled, and with a free volume sufficient to contain twice the volume of the oil in the transformer shall be provided.

PCB free certification shall be provided.

11.7 MEDIUM VOLTAGE DISTRIBUTION SWITCHGEAR AND MOTOR CONTROL

Primary distribution for plant equipment shall be at 13.8 kV. This voltage shall supply transformers for lower voltage distribution. The 13.8 kV switchgear lineup shall be housed in the PDC and shall have circuit breakers for connection to the generator, step-up transformer, unit auxiliary transformers, a feed to the zinc process, and for a tie to the 13.8 kV bus at existing Unit 3. Fault interruption capability shall be determined from fault calculations performed by the Contractor during detailed design. Enclosures shall be NEMA 1 gasketed for indoor installation.

Switchgear shall be connected to the generator and the step-up transformer via non-segregated phase bus. Shielded 15 kV cable shall connect the switchgear to the other transformers and loads. Switchgear shall contain the necessary instrument transformers, relays, meters and other accessory equipment to protect the equipment and provide synchronization during start-up.

The 4.16 kV switchgear and motor control lineup shall be located in the PDC and shall receive its power from the 13.8 - 4.16 kV auxiliary transformer. The lineup shall include one metal-clad breaker unit for incoming power, one metal-clad breaker unit for connection to a 1500 kVA diesel generator unit and a minimum of 12 medium voltage fused contactors for motor control. The exact requirements shall be determined by the Contractor during detailed design. The switchgear in addition shall contain cable entrance and bus transition sections, as well as bus potential transformers, relays and metering equipment as required.

4.16 kV motor starters shall be NEMA Class E-2 with vacuum insulated contactors, overload protection and fuses for fault protection. Where practical, units shall be provided in two-high cubicles. Each starter will be equipped with a Multilin 469 relay.

11.8 LOW VOLTAGE SWITCHGEAR

Load centers will not be used, in general, unless the Contractor finds this to be a more practical approach. Load center class circuit breakers will be used to feed motor control centers. The load center air type circuit breakers will be provided with dc control power supplied from batteries of the 125V dc power system.

Load center air-magnetic circuit breakers for MCC feeders will be manually operated at the MCC.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Tripping and closing positions of the main 480V circuit breakers will be indicated at the switchgear, and tripping will be alarmed in the control room through the DCS.

11.9 LOW VOLTAGE MOTOR CONTROL CENTERS

The low voltage system shall take power from the 480 V unit auxiliary transformers and distribute it to motor control centers. The motor Control Centers shall be located in the PDC. 480 V motor starters will supply motors up to, and including, 200 hp. Connections shall be as shown on the one-line diagrams.

Additional combination motor starters and load feeders may be required as design develops. The Contractor shall allow for these and other load growth requirements.

MCC bus shall be copper and insulated with non-aging, non-cracking epoxy insulation. A ground bus shall be provided for the length of the lineup and in each vertical section. Bus bracing and fault ratings are estimated to be 42 kA but the final value shall be determined from fault calculations by the Contractor.

The enclosures shall be Type1 - General Purpose-Indoor in accordance with NPDCA ICS 6. All vertical sections shall be mounted on continuous front and back iron channels, and bolted firmly together to form a rigid, freestanding, dead-front, completely enclosed, front line assembly. The motor control center assembly shall be constructed to prevent entry of rodents.

A combination motor control unit shall consist of a molded-case circuit breaker and a magnetic starter in accordance with NPDCA ICS 2. They shall be any of the following types: (a) full voltage, non-reversing, (b) full voltage reversing. Types of combination motor starters are indicated on the one-line diagrams. NPDCA Size1 or larger starters shall be used.

Feeder tap units shall be used principally for non-motor loads and to feed Variable Speed Drive Units. They will consist of molded-case circuit breakers, shown on the one-line diagrams. Feeder tap units shall have an interrupting or short-circuit rating which equals or exceeds the 42,000 amps (symmetrical) available short-circuit current at the horizontal main bus.

Molded-case circuit breakers shall comply with requirements of NPDCA AB-1. Circuit breakers, shall be rated for 480 volts, 60 Hz, 42,000 amps interrupting. Minimum frame size shall be 100 amps. Circuit breakers of the same frame size shall be physically interchangeable.

11.10 DISTRIBUTION TRANSFORMERS

Low voltage distribution transformers shall be furnished for 277/480 volt and 120/208 volt power applications. Transformers shall be dry type, two winding, self-cooled, general purpose types with ratings as determined by the Contractor during detailed design. Transformers shall bear the label of Underwriters Laboratory. They shall be designed for continuous operation at rated kVA for 24 hours per day, 365 days a year with normal life expectancy as defined in ANSI C57.96.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Transformers shall be provided with four (4) no-load taps, two 2.5% above and two 2.5% below nominal voltage ratings.

11.11 PROTECTIVE RELAYING AND METERING

Devices shall be provided to protect power systems and equipment from damage due to faults or deviations from normal operating conditions. Electrical parameters shall be monitored to provide information for plant operations and administration purposes.

The basic protection system shall include the following as a minimum:

11.11.1 GENERATOR PROTECTION

         Differential Protection

         Primary Ground Protection

         Backup Ground Protection

         Field and Exciter Protection

         Loss-of-Excitation Protection

         Negative Sequence Protection

         Phase Fault Backup Protection

         Anti-motoring Protection

         Blown Fuse Protection

         Frequency Protection

         Overexcitation Protection

11.11.2 GENERATOR METERING

The Owner will have electrical generation metering separate from Imperial Irrigation District's revenue metering. It will also have its own potential and current sources.

These meters will be redundant to the revenue metering and will be used to verify calibration but will not be used for re-calibration. They will be located on the 92KV system.

The 92kV meters for the Owner's use will provide the operator with accurate visual indication as to the electrical characteristics of the net output of the plant. This indication shall be located in the PDC. This will include the following:

         a.  Phase Current

         b.  Watts

         c.  Vars

         d.  Voltage

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


In addition electrical meters located in the PDC shall be provided to maintain an accurate account of the net electrical output of the plant over extended periods of time as follows:

         e.  Watt hours in

         f.  Watt hours out

         g.  Var hours in

         h.  Var hours out

The main generator will be provided with the necessary metering to provide the operator in the control room with accurate visual indication as to the electrical characteristics of the machine. These meters shall be located on the
13.8 kV system. This will include the following:

         a.  Generator Phase Current

         b.  Generator Watts

         c.  Generator Vars

         d.  Generator Voltage

         e.  Generator Frequency

         f.  Generator Power Factor

A meter shall be furnished and installed on the 13.8 kV system to measure the power supplied to the Region 1 ZRC System. In addition, electrical meters will be provided to maintain accurate account of the electrical output of the machine over extended periods of time as follows:

         g.  Generator Watt hours

         h.  Generator Var-hours

Test switches will be provided to remove portions of the metering circuits from service without rendering all instrumentation inoperative.

A Var transducer and a Watt transducer from both the 92kV and 13.8kV meters shall be provided with inputs to the DCS.

11.11.3 GENERATOR STEP-UP TRANSFORMER PROTECTION

         Differential Protection

         Overcurrent Protection

         Sudden Pressure

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


All alarms and meters listed above shall be recorded on the DCS.

11.12 VITAL POWER SYSTEM

The Vital Power System shall provide power to various process and critical loads upon loss of normal power to these loads. MCC-03 shall serve as the vital power service bus and shall receive its power from Transformer XF-04 which is in turn fed from the station 4.16 kV bus. Vital Loads to be served from this MCC include the following:

     o    Critical Motor Operated Valves (if any)

     o    Selected exterior lights

     o    Lighting transformers supplying lighting in critical areas

     o    PDC lighting and air conditioning

     o    Station Battery Chargers and UPS

     o    Air Compressor

     o    Fire Alarm Systems

     o    Gantry Crane

     o    480 V Power Outlets

     o    UPS

     o    Station Battery Chargers

     o    Turbine AC oil pumps

     o    Clarifier rakes and turbines

     o    Clarifier seed (underflow) pumps

     o    Silica reactor vessel mixer

     o    Caustic addition system

The diesel generator which will supply power for vital services will be furnished by the Owner for installation by the Contractor. This generator is currently in the Owner's inventory and has the following characteristics:

         Manufacturer      Marathon Electric - Wausau, Wisconsin

         Model No.         743FSM2384AR-000 W

         Serial No.        UN3554737

         Type              FSM

         Voltage           4.16kV

         kVA               1500

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         Regulator         PM100

         PMG Hz            300

         PMG Volts         180

         Field Volts       55

The diesel generator shall be designed to start automatically and close to the bus in the event of a power failure. The diesel generator shall have the capability to drop to an energized bus when required.

The Contractor shall furnish and install a 5,000 gallon storage tank, pumps, piping, valves, tank level indication, and oil pressure and flow indication for supplying fuel to the unit. The Contractor shall also furnish a starting system, including batteries and chargers, capable of starting the unit and placing it on line within one minute of loss of normal power. Monitoring of all significant operating parameters shall be connected to the DCS system. It is assumed that the unit requires no restoration before being placed in service.

The Contractor shall furnish and install foundations and ventilated enclosures for this equipment.

11.13 DC SYSTEM

A station battery system shall be provided to supply critical control systems and shutdown loads. DC system cabling shall be separated or divided in the cable tray. The following loads shall be placed on the station battery system:

     o    Turbine emergency lube oil pump

     o    Turbine trip controls

     o    13.8 kV and 4.16 kV breaker control circuits

     o    Protective relay system

     o    Condenser Vacuum Breaker

     o    DC Lighting

     o Other critical safety systems or equipment which have no other backup power

The system shall consist of a 60 cell, 125 volt, ungrounded battery sized to carry the emergency load for two hours. Batteries shall be lead acid types suitable for the intended service. The charger for the batteries shall be capable of carrying the non-emergency loads while simultaneously recharging the batteries to full capacity from 1.75 volts per cell in 24 hours. Distribution panels shall be supplied as required. Both battery and charger shall be connected to the DC bus by a molded case circuit breaker.

11.14 UPS SYSTEM

The UPS shall be located in the PDC and shall supply power to the DCS and other controls that must be active during a short power outage. Power loads and non-essential loads shall not be connected to the UPS system.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The UPS System shall consist of dual rectifier-inverter units with input isolation transformers, feeds from a dedicated battery, main distribution panels and subpanels as required. The UPS shall be able to provide full load through either rectifier-inverter unit.

The two rectifier-inverter units shall be identical. They shall be industrial type suitable for installation and normal operation in the air-conditioned environment of the PDC but also capable of operation without air conditioning with ambient temperatures up to 40 C. Each will be provided with static and maintenance transfer switches, diagnostic systems and status and alarm outputs compatible with the DCS System. The output of the inverters shall be 120volts. The battery shall be connected to the rectifier through a fused disconnect switch.

An isolation transformer shall be placed in the normal circuit serving each rectifier-inverter. Bypass circuits shall not require transformers. Normal Circuits shall come from MCC-03.

The following loads will be served from the UPS System:

     o    Critical Lighting

     o    Critical Instrumentation Power (including magnetometers)

     o    Distributed Control System

     o    Emergency Power Receptacles

     o    Television Surveillance System

11.15 EMERGENCY POWER SYSTEM

See Vital Power System Section 11.12 above

11.16 ELECTRIC MOTORS

Motors below 1/3 hp shall be single phase suitable for 115 V service. Motors 1/2 hp through 200 hp shall be three phase induction type suitable for 460 V service. Motors above 200 hp shall be three phase suitable for 4,000 V service. Deviations will be considered on a specific case basis. Motors shall be NEMA rated and, where practical, of the high efficiency type.

The ambient atmosphere is that normally found at a geothermal facility with corrosive H2S gas and its byproducts present. In addition the desert site is subject to severe wind conditions and blowing dust. Many of the motors at outdoor locations remote from the main facilities. Motors that will be located in clean dry interior areas that are dust-free shall be standard duty open drip-proof types. Motors located in other than clean dust-free areas shall be severe duty TEFC or TENV types with materials of construction suitable for the dusty geothermal environment. Motors used for mixing and transferring of chemicals shall be of the type guaranteed for use in the application. This will be especially true of the equipment associated with the handling of HCl.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Medium voltage motors shall be provided with enclosures that prevent ambient air from entering the interior of the motors and guards bearings against the atmospheric dust.

Insofar as practical, motors shall have NEMA B low starting current characteristics. Motors for variable speed service shall be constructed specifically for that service.

Medium voltage motors will be furnished with the additional following features:

         Bearing RTDs (3 wire, 100 ohm grounded platinum) one per bearing

         Winding RTDs (3 wire, 100 ohm grounded platinum) two per winding

         Space heaters for all outdoor motors

         Separate termination cabinets for power and auxiliary circuits

         Power lead boxes large enough for stress cones and bolting lugs

         Sealed Insulation Systems

         Sleeve bearings and suitable lubricating systems on all motors 1000 hp and above

         Routine commercial tests per IEEE.

11.17 LIGHTING AND MISCELLANEOUS POWER

Convenience Outlets and devices for illumination shall be provided throughout the Project. Power for these systems shall be obtained from lighting transformers and distribution panels located in the PDC.

11.18 WELDING RECEPTACLES

Welding receptacles shall be placed throughout the plant as noted below as power sources for portable and temporary equipment . Each shall be provided with a 3 phase, 60 amp safety switch in the power feeder nippled to the outlet. Welding outlets shall be 480 V, three phase, 4-wire, 60 amp devices with a ground. Receptacles shall be mounted in angle headed boxes and have screw caps or equal. Outlet boxes shall be watertight and dust-proof and shall be enclosed in plastic or ferrous housings.

Outlets will be served from circuit breakers in motor control centers in the following locations:

         One at each end of the turbine building

         One at the LP Separators

         One at the VLP Separators

         One at the IX Feed pumps

         One at each end of the Cooling Tower

         One at the PDC

         One in the Switchyard

         One at the main injection pumps

         Two for the silica control system

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


11.19 TELEPHONE SYSTEM

No telephone system will be required

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


11.20 PLANT PAGING SYSTEM

No plant paging system will be required

11.21 CATHODIC PROTECTION STUDY AND EQUIPMENT

The Contractor shall perform a study to determine whether there is a need for cathodic protection to protect underground metallic pipes and structures from corrosion based on his design..

11.22 GROUNDING AND LIGHTNING PROTECTION

The grounding system shall provide protection for personnel and equipment from electrical faults and from lightning. A grounding system composed of bare copper wire and ground rods shall be provided throughout the plant to obtain a resistance to earth of less than one ohm.

Conductors shall be sized for the maximum fault currents but shall not be less than No. 4/0 AWG copper. Risers to equipment shall also be sized for maximum fault current and be a minimum of No. 4/0AWG to power transformer neutrals, switchgear and MCC buses. Connections to buildings and other structures, large motors, and other major equipment and tanks shall also be No. 4/0 AWG copper in two places. Conductors to other smaller equipment such as small motors, panels and small transformer neutrals shall be sized to suit the application but shall not be less than No. 6 AWG.

Lightning protection shall be provided in accordance with the codes for all elevated structures such as the cooling tower, tanks and others, as required. The plant grounding system shall be connected to the switchyard system in at least four widely separated locations.

11.23 TELEVISION SURVEILLANCE SYSTEM

A television surveillance system shall be installed to provide coverage of the entire Project area. The station will be essentially unmanned and operations and maintenance personnel who do enter the area will be observed via television from the main control room located at Unit 3. Cameras are to provide coverage of all areas of the turbine structure, inside the PDC, the switchyard, and all outdoor areas. Camera controls shall include tilt, pan and zoom.

The cameras shall be weatherproof and located to provide the coverage specified above. The monitor shall be black and white and mounted in the common control room at Unit 3 so as to be visible to all operator positions. Power for the system will come from the UPS System.

11.24 PANELS AND ENCLOSURES

Enclosures shall protect equipment from mechanical and environmental damage and personnel from contact with live electrical parts. Enclosures shall be in accordance with general utility practice. They shall be constructed of materials compatible with the environment. Enclosures in the acid handling areas shall be of non-metallic materials sealed to be dust tight and constructed to prevent the entrance of acid vapors.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


11.25 RACEWAY

Raceways including conduit, tray and ductbank shall be provided to protect and contain conductors. Conduit installed below grade or in ductbank shall be
Schedule 40 PVC installed to be watertight. Minimum size will be 4 inch for 4.16 kV and higher and 2 inch for all other circuits except short local runs. Risers to streetlights, floodlight poles and the like may be one inch.

If for any reason steel conduit is installed below ground (e.g., to provide a ground return path), it shall be factory coated with PVC to a minimum thickness of 40 mils including fittings. The coated conduit and fittings shall be assembled in accordance with manufacturer's instructions and made watertight. Holidays and nicks shall be repaired to full thickness before covering.

Risers from underground runs shall extend a minimum of 12 inches above grade in open areas or sufficiently above floors or slabs (minimum of 2 inches) to prevent surface or floor liquids from flowing into the conduits. PVC conduit will transition to galvanized steel before penetrating the floor or slab.

All underground conduit groups of more than two conduits, except for short local runs, shall be installed in concrete encased duct banks. Where ductbanks run through areas of potential heavy traffic loads they shall be reinforced.

Spare conduit shall be provided in each ductbank run. A minimum of two 4 inch and four 2 inch spares shall be provided. Concrete for ductbank shall have its top surface coated red with a permanent dye.

The ductbank system will be designed without manholes insofar as possible. Where manholes are required, they shall be precast sectional type and be a minimum of 6 ft. x 8 ft. Pulling irons, ladders, sumps and cable supports shall be provided. Manholes shall be keyed to ductbanks for a watertight fit-up. Conduits entering manholes shall be sealed to prevent leakage. Provisions shall be made for pumping out water.

Above ground conduit shall be rigid galvanized steel with ferrous fittings except that electrical metallic tubing may be used for above ground lighting and receptacle circuits only in clean dry areas.

Flexible watertight PVC coated metal conduit shall be used to connect all motors and instrument connections in exterior areas. Uncoated flexible conduit may be used in clean dry areas.

Tray shall be galvanized steel ladder type. A ground wire shall be provided in each tray. Bushings shall be provided for all drop-outs.

11.26 CABLES

Cables shall transmit power and signals for electrical circuits. Cable may be either single or multiple conductor with an overall jacket. Cables shall consist of stranded copper conductors, EPR insulation

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


rated for the application voltage and Hypalon jacket. Multiple conductor cables shall have a ground wire sized to NEC requirements. Cables shall be suitable for wet or dry locations and for installation in tray, conduit or ductbank.

Cable for medium voltage circuits above 600V shall be shielded. Terminations shall be made with appropriate stress cones where required and long barrel swaged on lugs.

Cable for power lighting and control circuits operating at voltages below 600 volts shall consist of copper conductors and insulation rated for 600 volts, 90OC rise, in both wet and dry locations. Conductors for power and lighting circuits shall be minimum No. 12 AWG, and No. 14 AWG for control circuits.

11.27 IDENTIFICATION

Electrical system equipment and devices will be given a label plate, tag or other means of identification. Label plates shall be laminated plastic with engraved letters. Plates shall be white faced with black core for ordinary functions and red faced with black letters for emergency functions. They shall be secured with stainless steel screws. Minimum letter size shall be 3/16 inch high.

11.27.1 EQUIPMENT IDENTIFICATION

Switchgear - Bus phases shall be identified with colored tape. Internal devices such as transformers and transducers shall be identified with name and function. Label plates shall be provided on the face of each cubicle describing its function.

Motor Control Centers - Each motor control center shall be identified with a label plate having minimum 3/4 inch high letters. Bus phases shall be identified with colored tape. Label plates shall be provided on the face of each cubicle describing its function.

Distribution Transformer - Each distribution transformer shall be identified with a label plate giving the transformer identification number and application.

Panel Boards - Panel boards shall be identified with name and voltage. Individual circuits shall be numbered and a panel schedule provided. Schedules shall be typed, placed in a plastic holder and displayed in a carrier inside the door.

Welding Outlets - Welding Outlets shall be given a label plate giving voltage, number of phases and current rating. Plates shall be mounted on the receptacle or the disconnect switch.

Terminal Boxes - Terminal Boxes shall be given a label plate identifying the system or device it services. Terminals shall be identified by permanently attached numbers or letters. Panels shall be identified with a nameplate.

Protective Relays - Protective relays shall be identified with a standard device number and a service

                                                UNIT 5 EPC CONTRACT - EXHIBIT A

designation.

Meters, Control Switches Synchronizing and Indicating Lights - These devices shall be provided with label plates that identify function, position and system as applicable.

Cable, Conductor, Conduit and Tray - The phases of all power conductors shall be identified by colored insulation or tape. Cables for all 480 V and above circuits and for all instrument and control service shall be identified with permanently marked imprinted sleeves or embossed plastic tags at each termination with to and from information on each end. Conduit shall be identified with labels every 75 feet along the conduit. Tray shall be identified with label plates every 75 feet giving tray number and voltage level.

11.28 SUBSTATION

A high voltage 92 kV substation shall be provided adjacent to the generating station. It shall receive power from the generator and deliver power to the local utility (IID) and to the Central Zinc Recovery Facility (NOTE: The line to the ZRC is currently permitted as a 13.8 kV line, Owner may require a connection to the 13.8 kV bus under Section 17.2, changes in the Work, if such line is not changed to 92 kV.). It shall include a generator step-up transformer (GSU), a 92 kV circuit breaker, one dead-end structure, two disconnect switches, relaying, metering and other equipment and devices required by the utility. Refer to the One-Line Diagram.

A metering building is not desired and all substation meters shall be located within the PDC. Utility measurement of outgoing power shall be furnished and installed by IID. Metering transformers for the Owner's use will be located on the outgoing lines between the Generator Step-up Transformer and the 92 kV circuit breaker. Pulses or other signals will be provided from the metering system for megawatts, megawatt hours and megavars, both in and out, and for volts, power factor and frequency. These signals shall be sent to the DCS System.

11.29 TRANSMISSION LINE TO UTILITY SYSTEM

The transmission line installation to IID beyond the high voltage terminals of the generator step-up transformer will be the responsibility of the local utility, IID.

Provisions for an additional feed at 92 kV shall be installed by the Contractor in the substation for the Central ZRC Facility. This shall be independent from the normal IID line as discussed in Section 11.28 above. The Project Contractor shall be responsible for furnishing and installing circuit breakers, dead end structures, disconnect switches, insulators, cabling as required, structures, buswork (if required) metering devices and other devices required to provide a reliable feed to the Central ZRC Facility. IID will be responsible for transmission of this power.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


The Contractor shall provide an optional design and pricing for the installation of this feeder line at 13.8 kV and fed from the Project 13.8 kV bus. The Contractor shall be responsible for the 13.8 kV to a structure in the substation where responsibility will transfer to IID.

12. INSTRUMENTS AND CONTROLS

12.1 GENERAL

The Plant Instrumentation and Control System shall be designed and furnished so as to create a coordinated system that will provide a safe, reliable, efficient and essentially automatic system for controlling the Project in all modes of operation. The system shall:

     o    Maintain the plant in a safe condition at all times.

     o Prevent the violation of environmental regulations concerning air, land, and water quality requirements.

     o Provide for smooth startup and shutdown of the power plant and auxiliary systems

     o Provide for efficient steady-state control of the power plant and auxiliary systems.

     o Provide reliable steady power plant operation at rated capacity and reduced capacity

     o Minimize the effects of abnormal process conditions, load upsets, and equipment malfunctions

     o    Provide operator interfaces

     o    Minimize the number of plant forced outages and spurious trips.

     o Provide for reliable, economical and optimum operation of the turbine generator and related systems.

As a part of this contract, the Contractor shall modify the existing Unit 3&4 control room to incorporate the controls.

12.2 RELIABILITY

Electronic equipment offered shall be of a type having proven record of reliability under geothermal power station service conditions. The DCS shall be a microprocessor based system and shall provide highly reliable process plant control.

The availability of the Plant Central Control System (DCS) shall be not less than 99.97 percent as defined by the following:

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


              Availability  =           MTBF    .
                                  ---------------
                                    MTBF + MTTR


              where         MTBF = mean time between failures

                            MTTR = mean time to repair.

12.3 PLANT DISTRIBUTED CONTROL SYSTEM

The plant shall be provided with a commercially available Distributed Control System (DCS). The DCS shall be of modular design, with a fault tolerant, redundant architecture such that the failure of one section will not affect the operation of other sections of the equipment. The reliability of each constituent part of the system, and the system as a whole shall be such as to meet the overall plant reliability criteria. Refer to the Instrument and Controls design criteria for details of the DCS design requirements. There should be no process change resulting from the failure of a controller.

12.4 INDEPENDENT CONTROL SYSTEMS

Independent control systems are those systems that can operate equipment autonomously from the Plant Distributed Control System (DCS). These may be provided for systems or equipment that do not require full integration into the process controls (e.g., Fire Protection and HVAC). At a minimum, these systems shall provide alarm signals to the DCS as required to alert operators to system problems. Additional control interconnection to the DCS shall be as required for system operability. Independent control systems shall be provided with local displays, indicators and controls as required for operation and problem diagnostics.

12.5 INTERFACES WITH THE DCS

The DCS shall interface with exiting and new control systems. Units 1, 2, 3, and 4 utilize a Rosemount RMW 9000 DCS for control. As a part of this contract, the Project DCS shall fully interface with the existing control system by . converting the existing DCS to a Rosemount Delta 5 based control system. The principle element of this conversion is to replace the old RMW 9000 CCMs with Delta 5 controllers. The balance of the existing hardware would be utilized as much as possible without modification.

The additional DCS hardware shall include one (1) operator interface station. Following modifications, any DCS screen shall be capable of accessing any information within the DCS for any unit.

The DCS shall interface with a Woodward 509 Governor that will be used for turbine/generator control. The interface shall allow full startup, synchronization and load control via DCS control screens. In addition, the DCS shall interface with the voltage regulator and the Bently-Nevada vibration monitoring system installed on the turbine/generator.

12.6 INSTRUMENTATION

The instrumentation and final control elements for the plant shall be designed and furnished to provide the necessary information and control capabilities for efficient plant operations. Field instruments and final control elements shall be furnished individually or with packaged systems. The level of plant instrumentation shall be provided as required to meet the availability, performance and warranty requirements of the Project and, as a minimum, be supplied as shown on the P&ID's.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


13. SILICA CONTROL SYSTEM

13.1 GENERAL

A silica control system (SCS) will be installed downstream of the VLP Separator and upstream of the Region 1 IX interface point. The SCS will be capable of conditioning approximately 18,000 gpm of geothermal brine. The SCS precipitates silica and other scaling compounds by adjusting the pH of the brine with slaked lime, and then removing the precipitates The SCS is intended to increase brine pH from approximately 3.5 to 5.0, reduce brine total suspended solids to less than 20 mg/l and reduce brine soluble silica to less than 230 mg/l.

Lime is mixed with brine and the recycled primary clarifier underflow in the Primary Reaction/Crystalizer Tank, and the brine pressure is reduced to atmospheric conditions (2-in. to 10-in. of water column pressure), producing approximately 150,000 lbs/hr of saturated steam. Steam is either sent to ZRF for use in heating water or vented to atmosphere. The brine mixture proceeds through the Secondary Reactor Tank where the silica continues to precipitate. Two Solids Contact Reactor Clarifiers are used to remove precipitate. Clear brine overflow is then pumped to the Region 1 ZRF IX facility. The underflow from the clarifiers is filtered in a pressure filter with the filtrate going to a small thickener for removal of any remaining solids before being pumped back to the injection well. The filter cake is discharged into a bin and then conveyed to a trailer for removal.

13.2 LIME SLURRY SYSTEM

One (1) lime slurry system consisting of the following equipment will be provided to unload one truck load (25T) of pebble lime (3/8"x1/8") in approximately two (2) hours:

    a) Two lime slaking tanks, each 10 ft. by 10 ft, of carbon steel construction and each with, 10 hp, mixers.

    b) One FRP scrubber, 3 ft. diameter by 8 feet high with spray nozzles and exhausting through a 1000 cfm fan to atmosphere. Scrubber shall have 80% removal efficiency and less than 25#/day particulate emission as dust control from 1/8 - 3/8-in. granulated lime.

    c) One lime inerts separation system with one 200 gpm pump feeding one hydrocyclone, 8" diameter, with overflow to lime slurry tank and underflow to ballmill

    d)   One 3 foot by 3 foot used ball mill for grinding lime inerts.

    e) Instrumentation and control valves to be used to dilute lime slurry to a solids concentration of 25% and to control the temperature in the slaking tanks.

    f) One (1) lime slurry tank 22'-0" dia. x 22'-0" side shell height with 1'-0" freeboard to slurry level. The tank will be of carbon steel (1/4" min. thickness), flat bottom, insulated and complete with cover, nozzles and access ways. The tank will be designed to API 650 and of A-36 steel.

    g) One (1) center mounted mixer in carbon steel construction complete with 25 HP constant speed reducer drive.

    h) The inside of the tank and cover will be furnished bare. The outside of the tank, cover will be sandblasted to SSPC-SP5 white metal blast with NACE #2 profile and will receive one (1)

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         primer coat Carboline 193 (Gray-3 mils DFT), followed by one (1) guide coat Carboline 193.724 followed by one (1) finish coat Carboline 193 (white 008-3 mils DFT).

    i) Two (2) lime feed pumps, each rated 0-10 gpm with 2.0 HP gear motors, progressive cavity type with variable frequency controllers).

13.3 1ST AND 2ND STAGE REACTION TANKS

The 1st Stage Reactor Mechanism will be suitable for installation in a covered 30'-0" inside diameter x 30'-6" side shell height Steel tank unit with a 5'-0" slurry freeboard (25'-6" L.L.) with a total feed of approximately 20,500 gpm (including 2,500 gpm recycle) at a brine inlet pH of approximately 3.5 and outlet pH of 5.0. The following equipment is included:

    a) The heavy duty mixer will be complete with draft tube type, axial flow 132"0 impeller for complete tank and lime mixing. Wetted components to be C-276 steel. The motor drive package will be furnished with a constant speed motor. The motor will be 100 HP, 1,200 RPM for 3/60/480V operation. Motor to be TEFC, Mill & Chem. duty. The motor will be controlled by purchasers' AC variable speed controller in a NEMA 1 box located remotely in the PDC.

    b) The mixer is designed for approximately 10X design flow rate (approximately 200,000 GPM). A bottom steady bearing is supplied in C-276.

    c)   The mixer will include a liquid seal fabricated of C-276.

    d) The mixer will be supported by a beam type superstructure spanning the tank diameter and complete with tank supports on the tank wall. All structural steel and bolts, nuts, washers, will be HD galvanized. H D galvanized cal osha handrails will be provided over one half of the tank and superstructure and around the center access platform. The walkway will include 1-1/2" FRP (Chemgrate or equal), walkway grating.

    e) The draft tube with supports, will be 12'-0" dia. x approx. 15'-0" deep complete with straightening vanes and fabricated of 1/4" C-276.

    f) The tank will be of A-516-70 steel construction with carbon steel" walls and flat floor bottom designed to API 650 with cement lining.

         Included will be:

         o Two (2) 24"0 feed pipes with wall nozzles will extend from the tank wall to the draft tube complete with supports. They will be Hastelloy C-276, 0.25" wall minimum. Suitable baffling will be provided to accommodate incoming feed velocities (if needed).

         o One (1), 2205 SST, 10" dia. 1/4" wall feed recycle line with nozzle from tank wall draft tube.

         o Two (2), 2205 SST, 2" dia. lime feed lines with nozzles from tank wall to draft tube.

         o    One (1) A-516-70 rolled floor mounted limit ring guide.

         o    One (1) 36" dia. manway, carbon steel with 1/8" C-276
                      lining. The manway will stick inside the tank shell approximately 3" to accommodate the concrete lining (by others). The blind flange will be 2205 SS.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         o One (1) 30" dia. underflow pipe with nozzle C-276, 1/4" wall (slightly sloped outwards from the center limit ring and mixer shaft guide).

         o One (1) 24" dia., 3/8" wall emergency overflow nozzle in mild steel.

         o     One (1) 30" dia. steam return nozzle, 3/8" mild steel.

         o     Two (2) 1-1/2" dia. sample nozzles C-276.

         o     Insulation drip and tie rings.

         o A steel (3/8" plate) steam mist separator and condensate collection trough will be furnished tangentially to the tanks wall. Four (4) 2" dia. drains will be on the bottom extending below the liquid interface.

         o A steel circular type stair will be provided with landing extending from grade to the superstructure. It will be designed as not to interfere with the tank insulation. The stair treads will be FRP grating per AI-300 with handrails to match the mechanism.

         o     Welder qualifications and welder procedures will be per AWS

         o     All plates and pipes over 3/8" thick will be "V" groove prepared.

         o The outside of the tank will be furnished bare. The spiral access stair and handrail will be HDG with FRP grating.

         o The inside of the tank will be covered with 2" Precrete, G-8, using 316SS, 103-B studs placed at 1'0" centers supporting 316 SST mesh.

    g) The cover will be FRP designed for 12" W.C. and for 225(degree)F steam vapor.

    h) The first stage reaction vessel will also serve as a flash vessel for the incoming VLP brine. The brine will be introduced in the draft tube where the rising steam vapor will assist in promoting tank circulation. 117,000 lbs/hr of this atmospheric steam (2-in water column pressure) will be used as a heat source for the ZRF. The remaining atmospheric steam may also be used for vessel padding in the silica control system as desired and/or may be vented directly to atmosphere.

The 2nd Stage Reactor Mechanism will be suitable for installation in a covered 30'-0" inside diameter x 25'-6" side shell height carbon steel tank unit with a 1'-0" slurry freeboard (24'-6" L.L.) with a total feed of approximately 20,500 gpm brine with pH of approximately 5.0. The following equipment is included:

    a) The heavy duty mixer will be complete with turbine for complete tank mixing. Wetted components to be type 2205 stainless steel. The motor drive package will be furnished with a constant speed motor. The motor will be 25 HP, 1,200 RPM for 3/60/480V operation. Motor to be TEFC, Mill & Chem. duty.

    b) The single turbine and mixing assembly will consist of one (1) lower turbine.

    c) The mixer will include a liquid seal fabricated of 2205 stainless. It will be approximately an 18" dia. x 9" deep leg. (0.144 psi design)

    d) The mixer will be supported by a beam type superstructure spanning the tank diameter and complete with tank supports on the tank wall. All structural steel and bolts, nuts, washers, will be H.D. galvanized. H.D. galvanized CAL OSHA handrails will be provided over the

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         one half the diameter of the tank and superstructure and around the center access platform. The walkway will include 1-1/2" FRP (Chemgrate or equal), walkway grating.

    e) The tank and cover will be of A-516-70 steel construction with 1/8" corrosion allowance except the flat tank bottom will be 5/8" plate and all designed to API-650. The inside and outside of the tank and cover will be furnished bare.

13.4 PRIMARY CLARIFIER

The Primary Clarifier will be designed for the following process design parameters:

                                                              UNIT 5 EPC CONTRACT - EXHIBIT A

    o    Design Flow...............................................................18,155 gpm

    o    Recycle Flow...............................................................2,300 gpm

    o    Maximum Hydraulic Flow (with recycle).....................................20,455 gpm

    o    Tank Diameter................................................................125'-0"

    o    Tank side water depth.........................................................22'-0"

    o    Tank side wall height.........................................................24'-0"

    o    Outer bottom slope........................................................0.75 in 12

    o    Inner bottom slope..........................................2"in-12" on 40'-0" dia..

    o    Sump Diameter.................................................................10'-0"

    o    Sump Depth ....................................................................4'-0"

    o    Minimum Reaction Zone detention...........................................18 minutes

    o    Minimum Tank detention time...............................................65 minutes

    o    Tip Speed of turbine........................................................6.0  fps

    o    Minimum Recirculation ...................................................162,000 gpm

    o    Turbine variable speed range.....................................................4:1

    o    Turbine Nameplate Horsepower...................................................50 Hp

    o    Minimum Power to Reaction Well.................................................30 Hp

    o    Rake Arm Tip Speed.................................................30 fpm (0.09 RPM)

    o    Rake Mechanism Design Torque........................................400,000 ft - lbs

    o    Minimum Cutout Torque...............................................400,000 ft - lbs

    o    Peak Drive Torque (Min)...........................................1,476,000 ft - lbs

    o    Connected Hp for rakes................................................10 Hp (2-5 Hp)

    o    Launder Type..............................................Peripheral and radial type

    o    Influent Size..................................................................36 in

    o    Effluent Size.................................................................36 in.

    o    Underflow Size ........................................(2) 12" dia. with 20" sleeves

Underflow pipe will be 12" Sch 20 Hastelloy C-276 for all buried or below grade piping.

One (1) Reactor-Clarifier Mechanism for installation in a 125'-0" dia. tank in accordance with the General Design Criteria and including the following components:

    a) The rake drive mechanism provided with this clarifier will be an Industrial-Duty design and manufacture suitable for use in heavy duty applications, and proven for geothermal operation. The rake drive mechanism will consist of dual 5 HP (10 HP connected) a motor

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         and a primary speed reducers, all direct coupled or otherwise coupled to the main gear reducers which will drive the main gear through pinions, and an overload protection system. The rake drive motors will each be controlled by AC variable speed controller. The 400,000 ft. lbs. duty rated torque of the drive is the 100 percent design torque value of the drive control, and the design torque for structural steel. The main gear yield torque rating is defined as the minimum torque at which a one time initial load will cause a gear tooth to bend to a permanent set.

    b) All bearings will comply with B-10 ratings of 100,000 hours. Main support bearings will be designed to fully resist overturning moment and for maximum rotating weight with B-10 rating of 400,000 hours.

    c) A motorized lifting device with a steel driving cylinder mounted on the main rake gear, will provide up to 12" of lift with the mechanism rotating.

    d) The turbine drive will be of the heavy-duty continuous service type, designed for a minimum 1.5 SF based on the water horsepower required. Design will be based on criteria of AGMA and rating will be based on the thermal or mechanical horsepower, whichever is less. All bearings will comply with B-10 ratings of 100,000 hours. The turbine drive motor will be controlled by AC variable speed controller in a NEMA 1 box located remotely in the PDC.

    e) Rake driving shaft, two (2) long raking arms with blades, two (2) short raking arms with blades and a sump scraper will be provided. The long arms will rake the tank bottom twice per revolution. The short raking arms will rake the bottom four times per revolution and, will have a 2" / 12" slope at 40' 0" dia.. The sump scraper will scrape the sump walls and bottom and break up large chunks of scale near the sump bottom, and will be of sufficient strength to act as a guide for the mechanism. All rake and drive assembly components will be rugged and designed for services comparable to other metallurgical and geothermal applications as opposed to waste water treatment applications. The structural design will minimize the surface area of submerged steel.

    f) One (1) large diameter radial flow turbine will be provided. This turbine will provide required recirculation, and mixing. A seal between the concentric rake and turbine shafts will be provided to prevent vapor leakage.

    g) Reaction Well and internal recirculation drum with baffling designed to provide proper flow patterns within the unit will be furnished. It will have structural supports and stiffeners to provide a stable unit. The well will have a peripheral lower deflector to direct flow towards the tank center to control solid contact action and to reduce sludge bed disturbance. The reaction well will be designed to provide the proper recirculation rate and detention times as dictated by the pilot plant test data. The recirculation drum will have flow-straightening vanes. The reaction well and drum will be fabricated from 3/8-in. plate.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


    h) Effluent collection launders will be furnished internal to the tank as part of the tank. Pipe type radial launders will discharge to a peripheral collector launder. The radial launders and peripheral launders will be designed for an overflow rate not to exceed 15 gpm per lineal foot. The sixteen (16) 14" dia. pipe type radial launders will have overflow slots in the tope properly designed to equalize flow from the center to the tank periphery. The radial launder will be fabricated from A-106 carbon steel pipe material with 1/4" total corrosion allowance(1/8" inside and 1/8" outside). The peripheral launder will be fabricated from SA-516 grade 70 material, with 1/8" corrosion allowance on each side of a wetted surface. Adjustable weirs will be 1/4" FRP with suitable fasteners. The bottom of the peripheral launder will be sloped 0.5% from a point opposite the discharge to the discharge outlet.

    i) The 36" dia. feed pipe will extend from the tank wall to the recirculation drum and will be 2205 stainless steel, 0.25" wall minimum.

    j) One set of sampling pipes consisting of six (6) 1" dia. and three (3) 2" dia. pipe assemblies will be furnished to within 12 inches of the tank wall, with hose bibs and wall fittings, to be used for sampling and obtain indication of sludge depth.

    k) A local panel, for mounting at the drive platform, including a start/ remote/stop push-button station will be provided for local on/off control of turbine drive, scraper drive and lifting device. This will be provided in a NEMA 4X enclosure on the drive mechanism.

    l) A rake arm lift position transmitter will be furnished wired to a separately mounted current transmitter transmitting a 4-20 ma., d.c. signal to Purchaser's recorder.

    m) A 1/4 Hp Lube oil cooler and 1/3 Hp oil pump will be provided for the turbine drive. High temperature and low level switches are provided for the rake and turbine drives.

    n)   Motors are 460 V 3PH 60 HZ, TEFC, Mill & Chem.

    o) One (1) steel tank 125'-0" dia. x 24'-0" side wall height with 2'-0" freeboard including the following:

         o 5/8" plate dual slope bottom of butt welded steel in accordance with the general design criteria and drawings. A 10'-0" dia. x 4'-0" discharge sump will be provided for connection to purchasers underflow pipes.

         o The tank will be designed per API 650; butt welded; Seismic Zone IV; 70 mph wind with essential facilities factor 1.0, ground acceleration 0.35 g; and an internal pressure of 6" water (0.217 psi). All welding for the tank steel to be per AWS D1.1 latest standards and will be continuous. All nozzles will have machined faces with shell nozzle reinforcement Per API -650 table 3-9, pages 3 - 22. All flanges are to the 150 # raised face weld neck with bolt holes straddling the center line. Two-holed flange arrangement is required.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


         o The shell plates will be steel designed to API 650 and will include a 1/8" corrosion allowance per wetted surface.

         o The tank and sump floor will be 5/8" SA-516 grade 70, butt welded steel including 1/4" corrosion allowance.

         o The peripheral launders will be fabricated from SA-516 grade 70 material, with 1/8" corrosion allowance on each side of a wetted surface with FRP weirs.

         o   Rim angle and superstructure supports.

         o Insulation rain shield and tie rings. (See separate section for insulation.)

         o The inside and outside of the tank and cover will be furnished bare.

    p) The cone (or umbrella type) cover with external beam supports will be Steel plate will be SA-516 grade 70, with 1/8" corrosion allowance. The cover will be designed per API 650; butt welded; Seismic Zone IV; 70 mph wind with essential facilitates factor 1.0; ground acceleration
         0.35 g; and wind exposure "C"; live load of 25 psf plus dead load and internal pressure of 6" water (0.217psi).

13.5 SECONDARY CLARIFIER

The Secondary Clarifier will be designed for the following process design parameters:

   o   Design Flow ..............................................................18,155 gpm

   o   Recycle Flow...............................................................2,300 gpm

   o   Maximum Hydraulic Flow (with recycle).....................................20,455 gpm

   o   Tank Diameter................................................................105'-0"

   o   Tank side water depth.........................................................20'-0"

   o   Tank side wall height.........................................................22'-0"

   o   Tank bottom slope.........................................................0.75 in 12

   o   Sump Diameter..................................................................8'-0"

   o   Sump Depth ....................................................................3'-0"

   o   Minimum Reaction Zone detention............................................2 minutes

   o   Minimum Tank detention time...............................................60 minutes

   o   Tip Speed of turbine........................................................4.0  fps

   o   Turbine variable speed range.....................................................4:1

   o   Turbine Nameplate Horsepower...................................................30 Hp

   o   Minimum Power to Reaction Well.................................................19 Hp

   o   Rake Arm Tip Speed.................................................30 fpm (0.08 RPM)

   o   Rake Mechanism Design Torque........................................100,000 ft - lbs

   o   Minimum Cutout Torque...............................................100,000 ft - lbs

                                                 UNIT 5 EPC CONTRACT - EXHIBIT A


   o   Peak Drive Torque (Min).............................................307,000 ft - lbs

   o   Connected Hp for rakes........................................................5.0 Hp

   o   Launder Type..............................................Peripheral and radial type

   o   Influent Size..................................................................36 in

   o   Effluent Size.................................................................36 in.

   o   Underflow Size .........................................(2) 8" dia. with 16" sleeves

Underflow pipe will be 8" Sch 20 Hastelloy C-276 for all buried or below grade piping.

One (1) Secondary Clarifier Mechanism for installation in a 105' dia. tank in accordance with the General Design Criteria and including the following components:

    a) A rake worm gear driving mechanism mounted on a 4 point precision bearing fully enclosed with all gears and bearings running in an oil bath with adjustable overload control torque load indicator, including alarm and cutout switches driven by a 7.5 HP speed variation for 4:1 range will be by AC variable frequency controller. The mechanism will rotate at .08 RPM approximately 30 FPM.

         The rake drive will be rated at 100,000 ft-lbs.

    b) A turbine mechanism with fully enclosed gears and 4-point precision bearing in an enclosed housing, separate from and mounted directly under the sludge rake drive. Turbine drive is driven by a 30 HP motor. Speed variation for 4:1 range will be by AC variable frequency controller.

    c) A motorized lifting device with a steel driving cylinder mounted on the main rake gear, will provide up to 12" of lift with the mechanism rotating. The driving cylinder will be keyed to the shaft which will be free to move vertically through the main gear. The lifting screws attached to the shaft will be supported and rotated by a gear set mounted above the driving cylinder. The gear will be driven by a hardened steel worm and a right angle 1.5 HP gear motor.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


    d) Rake driving shaft, two (2) long raking arms with blades and a sump scraper will be provided. The long arms will rake the tank bottom twice per revolution and will have a slope of 0.75" / 12". The sump scraper will scrape the sump walls and bottom and break up large chunks of scale near the sump bottom, and will be of sufficient strength to act as a guide for the mechanism. All rake and drive assembly components will be rugged and designed for services comparable to other metallurgical and geothermal applications as opposed to waste water treatment applications. The structural design will minimize the surface area of submerged steel.

    e) One (1) large diameter radial flow turbine will be provided. This turbine will provide required recirculation, and mixing. A seal between the concentric rake and turbine shafts will be provided to prevent vapor leakage.

    f) Reaction Well with baffling designed to provide proper flow patterns within the well will be furnished. It will have structural supports and stiffeners to provide a stable unit. The well will have a bottom shelf to direct flow towards the tank center to control solid contact action and to reduce sludge bed disturbance. Shelf scraper arms will be provided.The well will be fabricated from 3/8" steel plate.

    g) Effluent collection launders will be furnished internal to the tank as part of the tank. Pipe type radial launders will discharge to a peripheral collector launder. The sixteen (16) 14" dia. pipe type radial launders will have overflow slots in the top properly designed to equalize flow from the center to the tank periphery. The radial launder will be fabricated from A-106 carbon steel pipe material with 1/4" total corrosion allowance(1/8" inside and 1/8" outside). The peripheral launder will be fabricated from SA-516 grade 70 material, with 1/8" corrosion allowance on each side of a wetted surface. Adjustable weirs will be 1/4" FRP with suitable fasteners.

    h) The 36" dia. feed pipe will extend from the tank wall to the recirculation drum and will be 2205 stainless steel, 0.25" wall minimum.

    i) One set of sampling pipes consisting of six (6) 1" dia. and two (2) 2" dia. pipe assemblies will be furnished to within 12 inches of the tank wall, with hose bibs and wall fittings, to be used for sampling and obtain indication of sludge depth.

    j) A rake drive torque overload device in a NEMA 4 enclosure will be included as an integral part of the clarifier scraper drive. The device will operate two switches; the alarm switch and the motor cutout switch. These two switches will be factory adjusted to accurately calibrate the torque value and the overload position. A visual torque indicator will be provided and oriented so that it may be read from the walkway.

    k) A torque transmitter assembly will be furnished for the clarifier scraper drive. The torque sensor will be integral with the drive control assembly.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


    l) A local panel, for mounting at the drive platform, including a start/ remote/stop push-button station will be provided for local on/off control of turbine drive, scraper drive and lifting device.

    m) Semi-automatic lifting device controls will be provided to automatically raise the rotating mechanism with changes in torque. Manual lowering by operator is required.

    n)   A rake arm lift position transmitter will be furnished .

    o) A 1/4 Hp Lube oil cooler and 1/3 Hp oil pump will be provided for the turbine drive. High temperature and low level switches are provided for the rake and turbine drives.

         Motors are 460 V 3PH 60 HZ, TEFC, Mill & Chem.

    p) One (1) steel tank 105'-0" dia. x 22'-0" side wall height with 2'-0" freeboard including the following:

            o The tank will be designed per API 650; butt welded; Seismic Zone IV; 70 mph wind with essential facilities factor 1.0, \ ground acceleration 0.35 g; and an internal pressure of 6" water (0.217 psi).

            o All welding for the tank steel to be per AWS D1.1 latest standards and will be continuous.

            o All nozzles will have machined faces with shell nozzle reinforcement Per API -650 table 3-9, pages 3 - 22.

            o Cover nozzle reinforcement will be provided on all nozzles 3" dia. and greater. Shell reinforcement pads will have a tapered vent hole with plastic plugs (drilled prior to installing).

            o All flanges are to the 150 # raised face weld neck with bolt holes straddling the center line. Two-holed flange arrangement is required.

            o All assemble bolting internal to the unit, but non-submerged will be A-193 grade 7 w/2H nuts, galvanized. These studs and nuts will then be epoxy coated for additional corrosion resistance.

            o   Welder qualifications and welder procedures will be per AWS.

            o 5/8" bottoM of butt welded steel in accordance with the general design criteria and drawings. An 8'-0" dia. x 3'-0" discharge sump will be provided .

            o The shell plates will be steel designed to API 650 and will include a 1/8" corrosion allowance per wetted surface.

            o The tank and sump floor will be 5/8" SA-516 grade 70, butt welded steel including 1/4" corrosion allowance. Foundation design will be such that and material

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


                underneath the floor will not biologically or chemical decompose and produce corrosion or harmful gases under long term heat operation.

            o The peripheral launders will be fabricated from SA-516 grade 70 material, with 1/8" corrosion allowance on each side of a wetted surface with FRP weirs.

            o   Rim angle and superstructure supports.

            o Insulation rain shield and tie rings. (See separate section for insulation.)

            o The inside and outside of the tank and cover will be furnished bare. The access stair will be sandblasted to SSPC-SP5 white metal blast with NACE #2 profile and will receive one (1) primer coat Carboline 193 (Gray - 3 mils DFT), followed by one (1) guide coat Carboline 193.724 followed by one (1) finish coat Carboline 193 (white 008-3 mils DFT).

    q) The cover will be designed per API 650; butt welded; Seismic Zone IV; 70 mph wind with essential facilitates factor 1.0; ground acceleration
         0.35 g; and wind exposure "C"; live load of 25 psf plus dead load and internal pressure of 6" water (0.217psi).

13.6 FILTRATE THICKENER SYSTEM

One (1) Thickener mechanism suitable for installation in an 8'-0" dia. x 8'-0" side depth elevated tank with 6" freeboard and including:

a) A heavy duty industrial drive unit consisting of a cast bronze worm gear mounted on a four point contact commercial precision ball bearing driven by a hardened steel worm through a reducer and enclosed chain and sprockets by a 3.0 HP motor. The duty rated torque output will be 15,000'#T.

b) A lower shaft with cone scrapers fabricated carbon steel including the "male" portion of the liquid seal for the cover.

c)   Two (2) long raking arms with blades fabricated of carbon steel.

d) A central feedwell with supports and dispersion shelf fabricated of carbon steel.

e) A 4" dia. feed pipe of carbon steel will be provided from the tank side to the feedwell complete with dispersion tee.

f) The tank will be of filament wound fiberglass reinforced vinylester resin erected in place complete with flat bottom and cone top.

13.7 FLOCCULANT FEED SYSTEM

A flocculant feed system consisting of the following will be provided:

     o One (1) polymer solution preparation system with system capacity = 14 lbs/hr polymer (dry basis) as a 0.5% solution with 45 min. mixage time, requires water supply @ 30 gpm + 60 psig. System complete with:

                             Jetwet(R) Head Assembly

                             2.4 ft3 dry polymer hopper

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


                             1/2 HP screw feeder

                             Dry polymer blower, 1.0 HP

                             [One (1) 24 hr.] Mix tank with mixer

                             [One (1) 6 hr. day tank]

     o    One (1) flocculant injection skid, including:

                             Two (2) 4.8 gpm metering pumps, 2 HP, with dilution water flowmeter, static mixer, and associated valves for dilution of

                             12 lb/hr polymer (dry basis) to 0.2 wt % solution.

                             Two (2) 0.3 gpm metering pumps, 120V, with dilution water flowmeter, static mixer and associated valved for dilution of

                             1.5 lb/hr wt % solution.

13.8 FILTER PRESS

One (1) model 30-C276 pressure filter made by the PNEUMAPRESS Filter
Corporation.

Operating parameters for the proposed filter are as follows:

      DESCRIPTION           FLOW RATE          TEMP            PRESS (PSI)      CONNECTION
      -----------           ---------          ----            -----------      ----------
Slurry                    *60-300 gpm       225(degree)F          20-80         3" 150# RFF
Wash                       50-250 gpm           ---               40-120        3" 150# RFF
Compressed Air Supply     *120 scfm           Ambient             95-125        2" 150# RFF
Belt Wash Water           15 gpm              Ambient             45-125        1" 150# RFF
                          (10 sec/cycle)
Filtrate                  60-300 gpm        225(degree) F          ---          8" 150# RFF


Please consult PFC engineer when selecting slurry supply and compressed air supply equipment.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Two (2) steel base mounting beams are included for purchasers foundations and the press will be factory mounted per the enclosed drawing SK3D.

The proposed filter utilizes heavy duty construction for all major components. Each major component is stress-relieved to eliminate distortion and engineered (by Certified Professional Engineer) to withstand full operating stress at full operating pressure regardless of feed deviations, upsets, or other operation anomalies.

The filter has C276 wetted filter components with 316/316L piping and valve components. The filter is completely automatic and utilizes re-cleanable filter belts upon which solids are formed. Filtered solids may be efficiently washed during the filtration cycle. Filtered and washed solids are automatically discharged from the filter chambers onto a conveyor by the advancing filter belt each filtration cycle. The filter belt is effectively washed as the belt advances. The filter is supplied with a control panel including a programmable controller and necessary peripheral equipment required for control of the automated system. The panel will be NEMA 4X and fiberglass.

13.9 PIPING

In general, piping materials and design shall be in accordance with Section 10, Mechanical Systems. The following piping materials will be used:

o   Lime System - ---Carbon Steel

o   1st Stage Reactor to 2nd Stage Reactor---2205

o   Downstream of 2nd stage Reactor----Carbon Steel

o   Downstream of IX Feed Pumps----Cement Lined Carbon Steel

o Clarifier Underflow to Underflow Pumps----C-276 (underground) and 2205 (aboveground)

13.10 PUMPS

Three underflow recycle pumps will be provided. The underflow recycle pumps shall be of low rpm design, with variable speed and manual control from the DCS in the Main Control Room. Centrifugal, rubber lined pumps shall be used. Construction and design shall be suitable for hot brine service (225(Degree) F).

There are four pumps associated with the lime slurry system.

Two 100% transfer pumps are provided to pump lime slurry from the surge tank into the lime storage tank and two 100% metering pumps are provided to pump lime from the lime storage tank to the injection point at the 1st stage reaction tank. Each of the lime slurry transfer pumps shall be suitable for lime slurry service

Four (4) Flocculant Injection Pumps will be provided. Two 100% pumps will be designed to deliver flocculant at a rate of ~5 gpm to the Secondary Clarifier and the other two 100% pumps will supply approximately 0.1 gpm to the thickener vessel associated with the filter press.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


Two filter feed pumps will be provided. Filter feed pumps (P-5308 A/B) shall be two, 100% duty pumps with suction from both the primary and secondary clarifier underflow lines. The existing Unit 3 primary clarifier filter feed pumps P-308 A/B will be modified for this application.

Two 100% Thickener Underflow Pumps (P-5508 A/B) shall be used to take suction from the solids thickener tank and recycle back to the filter press inlet to remove remaining solids. The pumps shall be rated for 5 gpm and have automatic capability to cycle on and off interfacing with the filter press PLC.

14. DOCUMENTATION AND DRAWINGS

14.1 GENERAL

Contractor shall provide for review by the Owner copies of all documents (including but not limited to drawings, reports, specifications, schedules and calculations) necessary to describe the Project and to provide a detailed and comprehensive record of all aspects of the Project. The extent of the submissions shall be sufficiently comprehensive to establish that all parts and procedures to be used in performing the Project comply with the requirements of the Contract.

All documents prepared by Contractor or its sub-contractors shall be in English and shall bear a prominent reference to the Project and a full title block containing a unique identification number, revision number, source and type of document and descriptive title.

Contractor shall submit to Owner hard (printed) copies and soft copies of documentation. All printed documentation provided shall be of good quality, clear, legible and able produce further copies by photocopying. All soft copies shall be in a format to be agreed with the Owner. As a minimum, text documents shall be in Microsoft Word Version 6.0, spreadsheets shall be in Microsoft Excel Version 5.0, data bases shall be in Microsoft Access Version 2.0, drawings shall be in AutoCad Release 13 or a compatible computer aided drafting system that will allow conversion to AutoCad Release 13 file format.

14.1.1 SUBMISSION FOR REVIEW

Documents submitted for review shall have been processed in accordance with Contractor's QA procedures and shall be certified by Contractor as having been fully examined by him and in compliance with the requirements of the Contract.

14.2 REQUIRED MANUALS

Contractor shall compile, index and prepare facilities manuals for the work. Contractor shall submit ten (10) copies of the Facility Manual, and ten (10) copies of the Equipment Maintenance Manual, to the Owner as per the Contract. Manuals shall be hard bound and in loose leaf form.

14.2.1 FACILITY MANUALS

The Facility Manuals shall include comprehensive documentation of Contractor's Engineering, Fabrication, and Testing, including the following items:

   o   Equipment data sheets

   o   Engineering Calculations, analyses, studies, reports, etc.

   o   Drawings

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


   o   Vendor manual for Contractor furnished items, and vendor catalogs.

   o Manufacturing and fabrication test and inspection reports. (This shall also include logs of all destructive and non-destructive examinations).

   o   Manufacturing and fabrication compliance and exception reports.

   o   Selective pre-commissioning records.

   o Certification manuals for fabrication, installation, mechanical completion and all equipment.

   o Selective start-up and operating information about each system within the Project.

   o Instructions covering normal shutdown, emergency shutdown, operating limits, and routing operational and maintenance procedures: (e.g. checklists, inspection schedules, lubrication schedules).

14.2.2 EQUIPMENT MAINTENANCE MANUALS

Manual sections shall be divided with laminated index tabs.

Equipment maintenance manuals shall contain the vendor-supplied information such as:

   o   Plant Data Sheets.
   o   Special shipping, handling , and storage instructions.
   o   Lubrication requirements.
   o Maintenance and repair instructions, including procedures, tolerances, special tool or facility needs, etc.
   o   Bill of materials.
   o   Vendor descriptive literature.
   o Parts Lists (commissioning spares, start up spares, two-year spares, complete parts lists)

14.3 DRAWINGS

Drawings shall be produced using AUTOCAD Release 13 or a compatible computer aided drafting system that will allow conversion to AUTOCAD Release 13 file format.

A scale bar shall be included to permit use following photo-reduction.

Standard sizes shall be used. Drawings shall be prepared in such a way that photo-reduction to B size shall result in a legible and useable drawing. Particular attention shall be paid in this respect to selection of fonts. When drawings larger than B size are submitted, a B size print shall also be submitted.

Each drawing submitted shall clearly indicate the applicable status, e.g. Preliminary, for Information, for Review, for Bid, for Construction, As Built.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


14.4 AS-BUILT DOCUMENTATION

During fabrication/construction, Contractor shall update and maintain on file current mark-ups of all drawings and data sheets to agree with actual work undertaken. Contractor shall prepare as-builts of the documentation.

As-builts shall be prepared on the original drawings or data sheets. Documents shall be re-drafted as necessary to incorporate final information. Mark-up sketch, referencing, and other field marking techniques are not acceptable.

Contractor shall submit the original drawing or data sheet to Owner as the as-built. Sepias or photo-reproductions are not acceptable. As-builts shall be submitted as per Section 15.5 of the Contract..

Contractor shall provide as-builts which are clear and readable in both full size and B size reduction. Contractor shall prepare new drawings if the Owner judges originals to be too damaged, deteriorated, or illegible.

As-builts shall be issued as the next sequential revision from previous releases. The revision block shall state "As-Built".

All clouds, revision diamonds, and other interim control marking shall be removed from as-builts.

Contractor shall provide computer files in AUTOCAD Release 13 file format containing the following as-built drawings: P&ID's, plot plans, one-line diagrams, electrical schematics, piping general arrangements, underground piping/cabling layouts.

14.5 OPERATOR TRAINING

Contractor will conduct a two (2) week onsite training program based on the manuals and data contained in Section 14.2 for Owner's operators and maintenance personnel. Instruction will be provided for up to twenty five (25) of the Owner's personnel. Such Owner Personnel will have moderate experience on similar equipment as provided in the Project. 1.

15. CONSTRUCTION SUPPORT ACTIVITIES

15.1 SITE MEETINGS

Meetings shall be held in accordance with the Contract, , and minutes shall be kept by Contractor. In addition, Owner may call meetings at any reasonable time with the Contractor at mutually agreed locations to discuss the Work, schedules, safety, reports or any other issues.

15.2 ACQUISITION AND EXPEDITING

Contractor will execute the following acquisition and expediting activities:

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


    o Develop contract documents, invitation to bid, bidder's instructions, general terms and conditions, preparation of purchase order and contract formats, and issue the bids to qualified bidders.

    o    Acquire the necessary equipment and materials.

    o Maintain periodic contact with suppliers to expedite status of each order, and provide assistance to suppliers in expediting critical materials and equipment as required to maintain overall delivery schedules.

    o Provide assistance to suppliers of major items of equipment in the arrangements for special transportation, handling and location of critical items of material and equipment required to maintain schedule.

    o Arrange for all necessary or desirable special transportation, handling and location of critical items of material and equipment required to maintain schedule.

    o Provide the necessary lead-time information required for the development of construction and the overall project schedule. Continual coordination with project management for changes, delays, strikes and work stoppages, which may affect the scheduled Site delivery requirements.

    o Provide information (as available) regarding manufacturer labor situations, including negotiation, work stoppage, and resumption of work.

    o Prepare monthly reports on the status of major items of equipment and material giving updated delivery status, Site delivery requirement dates, and any other pertinent information that may affect the construction schedule.

15.3 QUALITY CONTROL AND INSPECTIONS

15.3.1 GENERAL

Contractor shall develop and implement a general QA program covering the Work and field quality control program and field procedures in order to ensure that the Work is performed in accordance with the Contract, the Drawings, and Specifications and all other applicable code requirements as specified in the Contract. Such program shall be submitted to Owner for review and approval pursuant to the Contract.

Contractor will verify that the in-progress and final inspections and tests are performed and documented as required.

Contractor will maintain accurate and legible records of the quality related activities readily available for review by Owner.

Contractor shall arrange and facilitate Owner's inspections in Contractor's and Vendor's facilities and in the field in accordance with the Contract.

15.3.2 SHOP INSPECTION

Contractor shall inspect and test purchased equipment during fabrication at the vendor's shop based on the quality control procedures and requirements. Owner shall have the right to inspect equipment at the Vendor's shop at any time at Owner's expense.

Contractor will prepare reports for deviations from specification, including equipment repairs or necessary rework. Equipment or material that does not comply with the applicable drawings, codes, or

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


engineering specifications will not be released for shipment from Vendor's shop until reviewed and approved by Contractor.

15.3.3 FIELD QUALITY CONTROL

Contractor will perform on the Site the following field quality control activities:

    o Receive, inspect, and prepare reports for major equipment and materials arriving at the Site.

    o Provide for independent inspection services in the areas required by Contractor's quality assurance documents and ensure that the Work is performed in accordance with the quality control procedures.

    o Perform field testing as defined in Contractor's quality assurance documents and as would be deemed prudent and consistent with modern engineering and construction practice.

    o    Perform the inspection and tests required by the Contract.

    o    Prepare reports of all tests and submit for review by Owner.

    o Ensure that all construction supervisory personnel are in possession of all current, applicable drawings related to the work in progress.

    o Ensure that a file of "as-built" or field marked up drawings representing the current status of the work is maintained current by the Contractor's site organization, and that the Owner has access to the file.

15.4 SAFETY AND SECURITY

15.4.1 SAFETY

    o Contractor shall establish a safety program in conformance with the Occupational Safety and Health Standards.

15.4.2 FIRST AID

Contractor shall provide First Aid facilities, of no less than that required by Applicable Law, in easily accessible and highly visible areas throughout the Site. Contractor shall at all times retain sufficient personnel trained in First Aid procedures.

Contractor shall arrange for access to ground and air ambulance services.

15.4.3 SITE SECURITY

Contractor shall provide for security of the Site and the Work. The services required are site perimeter security, gate access and traffic control.

Contractor will consult and cooperate with Owner in the development and implementation of security practices and programs for the Project.

Contractor shall prepare and maintain accurate reports of incidents of loss, theft or vandalism and shall furnish these reports to Owner in a timely manner.

15.5 TRANSPORTATION

Contractor shall provide the required arrangements for transportation of all Site personnel, equipment and materials from point to point on the Site.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


15.6 COMMUNICATION

Contractor shall install, operate, and maintain an effective voice and fax communications system between its main Site office and its home office.

15.7 TEMPORARY CONSTRUCTION FACILITIES AND SYSTEMS

Contractor shall provide all temporary facilities and systems required to perform the scope as defined elsewhere in this document. These facilities include, but are not limited to, the following:

     o    Office and meeting facilities

     o    Subcontractor locations

     o    Messing facilities

     o    First Aid

     o    Fire fighting facilities

     o    Any access roads, fencing and gates

     o    Parking

     o    All communication lines and facilities

     o    Bulk material and warehousing control system and facilities

     o    Equipment maintenance and storage facilities

     o    Fuel storage facilities

     o    Potable and non-potable water

     o    Sanitary facilities and removal of all waste

     o    Electric power for construction activities and facilities

     o    Workforce transportation from central parking (if required)

     o    Security services/shops

     o    Construction and Contractor facility site maintenance services

     o    Construction equipment and tools

Contractor shall be responsible for remediating areas which have been damaged or disturbed through construction activities. This remediation shall include, but not be limited to, the removal of debris, trash, chemical and fuel/oil spills, and site grading to final design or pre-construction condition.

                                                UNIT 5 EPC CONTRACT - EXHIBIT A


ATTACHMENTS

1      Design Criteria

2      Intertie Document

3      Major Equipment List

4      Pre-Approved Suppliers

5      Guarantee Point Conditions

6      Listing of Reference Technical Documents

7      Valve Engineering Listing

                                Table of Contents

1. INTRODUCTION..........................................................................................1
   1.1 General...........................................................................................1
   1.2 Scope Overview....................................................................................1
2. SITE DESCRIPTION......................................................................................2
   2.1 Location..........................................................................................2
   2.2 Access............................................................................................2
   2.3 Topography........................................................................................2
   2.4 Climatology.......................................................................................2
3. INTERCONNECTIONS......................................................................................3
   3.1 General...........................................................................................3
   3.2 Piping, Electrical and Instrumentation Interfaces.................................................3
   3.3 Brine By-pass.....................................................................................3
4. GEOTECHNICAL INFORMATION............................................................................4-3
5. BRINE AND STEAM SPECIFICATIONS........................................................................4
6. WATER SOURCES.........................................................................................8
   6.1 Fire Water........................................................................................8
   6.2 Potable Water.....................................................................................8
   6.3 Service Water.....................................................................................8
7. EMISSIONS.............................................................................................8
   7.1 Air Emissions.....................................................................................8
   7.2 Liquid Emissions..................................................................................9
   7.3 Noise Emissions...................................................................................9
   7.4 Solids Emissions..................................................................................9
8. DESIGN CRITERIA....................................................................................8-10
9. CIVIL/STRUCTURAL/ARCHITECTURAL.......................................................................10
   9.1 General..........................................................................................10
   9.2 Civil Work Criteria..............................................................................10
   9.3 Structural Work Criteria.........................................................................12
   9.4 Enclosures.......................................................................................12
   9.5 Architectural Work Criteria......................................................................12
10.MECHANICAL SYSTEMS...................................................................................12
   10.1 General.........................................................................................12
   10.2 Turbine Generator...............................................................................12
   10.3 Piping..........................................................................................12
   10.4 Steam Supply Systems............................................................................13
   10.5 Auxiliary Steam Systems.........................................................................14
   10.6 Gas Removal System..............................................................................15
   10.7 Condensate System...............................................................................16
   10.8 Condenser and Auxiliaries.......................................................................18
   10.9 Cooling Tower...................................................................................19
   10.10 Main Cooling Water System......................................................................23
   10.11 Auxiliary Cooling Water System.................................................................25
   10.12 Brine Handling and Injection Systems...........................................................26
   10.13 Fire Protection Systems........................................................................30
   10.14 Potable and Service Water Systems..............................................................31
   10.15 Compressed Air System..........................................................................32
   10.16 Cooling Tower Blowdown.........................................................................32
   10.17 Heating, Ventilation, and Air Conditioning.....................................................33

   10.18 Equipment and Floor Drains.....................................................................33
   10.19 Water Treatment Systems and Water Makeup.......................................................34
   10.20 Chemical Feed Systems..........................................................................34
   10.21 Hydrochloric Acid Injection System.............................................................35
   10.22 Insulation.....................................................................................36
11.ELECTRICAL SYSTEMS...................................................................................37
   11.1 General.........................................................................................37
   11.2 Generator System................................................................................40
   11.3 Generator Breaker and GSU Supply Breaker........................................................40
   11.4 Generator Step-Up Transformer...................................................................40
   11.5 Generator Bus...................................................................................41
   11.6 Unit Auxiliary Transformers.....................................................................41
   11.7 Medium Voltage Distribution Switchgear and Motor Control........................................42
   11.8 Low Voltage Switchgear..........................................................................42
   11.9 Low Voltage Motor Control Centers...............................................................43
   11.10 Distribution Transformers......................................................................43
   11.11 Protective Relaying and Metering...............................................................44
   11.12 Vital Power System.............................................................................46
   11.13 DC System......................................................................................47
   11.14 UPS System.....................................................................................47
   11.15 Emergency Power System.........................................................................48
   11.16 Electric Motors................................................................................48
   11.17 Lighting and Miscellaneous Power...............................................................49
   11.18 Welding Receptacles............................................................................49
   11.19 Telephone System...............................................................................50
   11.20 Plant Paging System............................................................................50
   11.21 Cathodic Protection Study and Equipment........................................................51
   11.22 Grounding and Lightning Protection.............................................................51
   11.23 Television Surveillance System.................................................................51
   11.24 Panels and Enclosures..........................................................................51
   11.25 Raceway........................................................................................51
   11.26 Cables.........................................................................................52
   11.27 Identification.................................................................................53
   11.28 Substation.....................................................................................54
   11.29 Transmission Line to Utility System............................................................54
12.INSTRUMENTS AND CONTROLS.............................................................................55
   12.1 General.........................................................................................55
   12.2 Reliability.....................................................................................55
   12.3 Plant Distributed Control System................................................................56
   12.4 Independent Control Systems.....................................................................56
   12.5 Interfaces With the DCS.........................................................................56
   12.6 Instrumentation.................................................................................56
13.SILICA CONTROL SYSTEM................................................................................57
   13.1 General.........................................................................................57
   13.2 Lime Slurry System..............................................................................57
   13.3 1stand 2ndStage Reaction Tanks..................................................................58
   13.4 Primary Clarifier...............................................................................60
   13.5 Secondary Clarifier.............................................................................64
   13.6 Filtrate Thickener System.......................................................................68
   13.7 Flocculant Feed System..........................................................................68

   13.8 Filter Press....................................................................................69
   13.9 Piping..........................................................................................70
   13.10 Pumps..........................................................................................70
14. DOCUMENTATION AND DRAWINGS..........................................................................71
   14.1 General.........................................................................................71
   14.2 Required Manuals................................................................................71
   14.3 Drawings........................................................................................72
   14.4 As-Built Documentation..........................................................................73
   14.5 Operator Training...............................................................................73
15. CONSTRUCTION SUPPORT ACTIVITIES.....................................................................73
   15.1 Site Meetings...................................................................................73
   15.2 Acquisition and Expediting......................................................................73
   15.3 Quality Control and Inspections.................................................................74
   15.4 Safety and Security.............................................................................75
   15.5 Transportation..................................................................................76
   15.6 Communication...................................................................................76
   15.7 Temporary Construction Facilities and Systems...................................................76


ATTACHMENTS

1      Design Criteria

2      Intertie Document

3      Major Equipment List

4      Pre-Approved Suppliers

5      Guarantee Point Conditions

6      Listing of Reference Technical Documents

7      Value Engineering Listing

                                    EXHIBIT A
                                STATEMENT OF WORK
                                       for
                              SALTON SEA UNIT NO 5
               ENGINEERING, PROCUREMENT, AND CONSTRUCTION CONTRACT

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


                                   EXHIBIT "A"

                         ATTACHMENT 1 - DESIGN CRITERIA

1.       GENERAL

Purpose
This document identifies the basic design criteria which govern the engineering and design development of all systems, structures, and characteristics of the Salton Sea Unit 5 (the Project). The fundamental purpose of this document is to ensure the uniform application of the stated criteria by all design personnel, contractors and suppliers so that the design, operational, and maintenance characteristics of the facility will conform to the philosophy and specific requirements of the Owner, while complying with all applicable laws, contracts, permits, and licensing requirements.

1.1      SCOPE

Salton Sea Unit 5 is a single unit geothermal steam power generating station supplied with flash steam at three pressure levels from cascading steam separators. The process uses "pH Mod" technology to prevent silica scale formation at the higher concentrations and lower temperatures that occur through the heat extraction process. The plant is located in the Salton Sea KGRA, Imperial County, California, north of Westmoreland, California. Maximum net plant output for Unit 5 will be 49 MW at design conditions.

These criteria represent the minimum design requirements for the engineering, procurement, and construction of Salton Sea Unit 5. The Contractor shall incorporate these requirements into its design. The Contractor shall employ a Quality Assurance (QA) program to ensure that the requirements of the specifications are incorporated in the Work.

1.2 PLANT CRITERIA AND PHILOSOPHY

The Owner has developed preliminary design drawings for the Project. These drawings shall form the basis for the Contractor's design. The Owner's preliminary design drawings are included as Attachment 6, document 8.1-1.

A list of approved suppliers is included as Attachment 4. This list is not all inclusive. The Contractor may propose equal or better equipment. The supplier list contains some required suppliers. The Contractor shall not deviate from the required suppliers without prior approval from the Owner.

The power plant shall be designed to operate reliably at Valves Wide Open (VWO) and an annual capacity factor of 96%. The plant shall be designed to provide maximum reliability commensurate with economic design.

Brine handling system will employ two parallel trains of equipment, each train being sized to process 60% of design brine flow with the second train out of service.

Equipment, structures, valves, pipe lines, instruments, and controls shall be numbered in accordance with the Owner's numbering system. The Owner's numbering system is defined in Attachment 6, document 8.1-3

The design of all systems shall be based upon, and use, proven design concepts and fully demonstrated systems and components, to the maximum extent feasible.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

1.3      QUALITY ASSURANCE

1.3.1    GENERAL

The quality assurance system shall include all aspects of the Project, including design, fabrication and testing, site construction activities, pre-commissioning, start up and performance testing.

In general the Contractor shall perform factory quality assurance inspections at major equipment suppliers' facilities during fabrication to ensure equipment is being built to the specifications. As a part of, or prior to, that inspection, Contractor shall review supplier's quality assurance and quality control program and manuals to assure their adequacy for equipment being supplied. During the inspection, Contractor shall verify that the supplier's quality program is being adhered to.

1.3.2    QUALITY ASSURANCE PROGRAM

Contractor shall submit for approval its proposed quality assurance program to the Owner within 30 days of Notice to Proceed. This program shall include procedures for quality assurance of all design, manufacturing and construction activities. As a minimum, it shall address the following:-
        o    responsibilities and authorities
        o    document control
        o    design verifications
        o    Subcontractor assessment and control
        o    calibration requirements
        o    traceability
        o    non-conformance control
        o    inspection and test plans
        o    internal audits
        o    records

The Owner reserves the right to examine any procedures referred to in the Quality Program and to audit the Contractor against the requirements of the Quality Program at any time.

The Contractor shall submit for approval by the Owner the measures to be taken for storage and maintenance of Plant and Materials prior to installation, during installation, as well as for the period between the completion of the installation and the time that the Works are placed in service.

The Contractor shall provide a Site Quality Control program including requirements for Site
Quality Control inspections.

1.4      DESIGN REVIEW

The Contractor shall ensure that all designs calculations and drawings undergo a comprehensive independent in-house review and approval process before submission to the Owner. The Owner reserves the right to carry out independent review and verification in accordance with Article 12.0 of the Contract.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


The following drawings shall be considered as Deliverables subject to the review requirements of Section 12.5 of the Contract:
     o       P&IDs
     o       Heat and Material Balances
     o       One Line Diagrams
     o       Site Arrangement
     o       General Arrangements
Other Deliverables or documentation as per Contract Section 12.4 to the Owner.

1.5     HAZOP REVIEW

Following in-house review of P&IDs the Contractor shall commission a hazards and operability study (HAZOP) in accordance with CCPS guidelines. The Contractor shall provide technical and support services, a meeting place, and schedule allowance for the HAZOP study and shall incorporate recommendations from the study as approved by the Owner.

The Contractor shall provide a third party facilitator and qualified participants from the project engineering team. The Owner will participate in the HAZOP study. The facilitator shall document the HAZOP study. The Contractor shall submit the study with recommendations and resolutions to the Owner for approval. The Contractor shall maintain a tracking of all recommendations and resolutions from the HAZOP study.

Objectives of the HAZOP study include identification of:
     o potential violations of laws, regulations, or codes
     o how fires, spills, or process malfunctions may occur
     o ways to reduce hazardous material inventories
     o hazards associated with new equipment
     o safety-critical equipment that must be regularly inspected, tested or maintained
     o hazards adjacent units may create for construction and maintenance workers
     o employee hazards associated with operating procedures

The Contractor shall develop the following information for use in the HAZOP study:

     o process limits stated in terms of flow, pressure, temperature, level, and concentration - along with consequences of operating beyond the limits.
     o process flow diagrams (with design heat and material balances)
     o piping and instrumentation diagrams
     o major material inventories
     o health, safety and environmental data for raw materials, intermediates, products, by products, and wastes.

1.6      ECONOMIC FACTORS

The following economic factors will be used where necessary.:

        Unit Life                                         30 years
        Base Year                                         2000
        Maximum Saleable Power                            49,000 kW
        Capacity Factor                                          96%
        Capitalized Value of Salable Power                $1,800/kW

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

1.7      INSPECTION AND TEST PLAN

Within 90 days after Notice to Proceed or 120 days prior to the start of fabrication, whichever is the earlier, the Contractor shall submit to the Owner for review an inspection and test plan which shall include pertinent manufacture and inspection operations. The Owner may, within 60 days of receipt of the inspection and test plan, and in consultation with the Contractor, select a range of points as a mandatory hold point for inspection before the item concerned can be released for further manufacture or shipment.

Contractor shall conduct inspections and works testing of the equipment listed below:
     o Steam Turbine
     o Generator
     o Main Condenser
     o Metal Clad Switchgear
     o Fabricated Bus
     o Control Panel
     o DCS
     o DCS Configuration and Software
     o Generator Step-Up and Unit Transformers
     o Steam Separators
     o Steam Scrubbers
     o Inter/After Condensers
     o Ejectors
     o Pumps over 150 hp
     o Heat Exchangers
     o Major Control and Isolation Valves
     o Major Turbine Auxiliary Equipment
     o Major Generator Auxiliary Equipment
     o Lubrication Oil Systems
     o Compressed Air Package
     o Shop Fabricated Pipe
     o Alloy Pipe and Fitting Fabrication
     o Electrical Power Distribution Equipment

The Contractor shall give the Owner at least ten (10) working days prior notice in writing of the date on and the place at which any equipment shall reach a mandatory hold point or shall be ready for independent inspection and testing. Unless the Owner shall advise the Contractor not to proceed with the inspection and testing prior to five days before the date which the Contractor has stated in its notice, the Contractor may proceed and any inspection and tests shall be deemed to have been made in the Owner's presence, and the Contractor shall forthwith forward to the Owner duly certified copies of the inspection and test results.

Contractor shall give (and cause third parties to give) any representative, designated by the Owner, full cooperation and assistance in any factory inspection at the premises of Contractor or any other place of manufacture of items supplied hereunder (or components thereof).

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


1.8      FACTORY TESTS

Major items supplied by Contractor shall be given standard applicable tests at the factory during or at the completion of manufacture, whether manufacture is by Contractor or a third party. A test procedure shall be prepared for each such test which shall describe the test to be performed, the applicable item of equipment being tested, the standards and method of testing, and the testing facility's capabilities and shall state a proposed test date. All test procedures shall be available for review by the Owner. Successful completion of such test shall be a precondition to shipment of the tested item. The Owner shall be notified in writing at least 14 days prior to any final factory test of any major components to be supplied.

1.9      NON-DESTRUCTIVE EXAMINATIONS

1.9.1    GENERAL REQUIREMENTS

NDE methods, acceptance criteria, and additional general requirements shall be in accordance with the applicable fabrication code and this specification.

Visual examination shall be by personnel certified to AWS QC1 requirements. All other NDE shall be by personnel qualified to Level II or Level III requirements of SNT-TC-1A of the American Society for Non Destructive Testing.

Visual examination shall be performed before other NDE.

Radiographic examinations required shall be done in accordance with the requirements of the appropriate fabrication code or this specification and shall comply with the acceptance criteria of ANSI B31.1 or as specified herein.

1 in 10 circumfrential butt welds on pressure piping shall be subject to radiography examinations. For pipe size NPS 18 inch and smaller, the whole circumfrential butt weld shall be examined. For pipe size NPS 20 inch and larger, a minimum of 15 inch of circumfrential butt weld shall be examined for each quadrant. One of these quadrants shall be at the bottom of the pipe. In addition the first two welds by each welder shall be 100% radiographed.

When radiographic examination shows a defective weld requiring repair, two additional welds performed by the same person shall be examined. If either of these shows a defective weld requiring repair, a further two welds shall be examined and if defects continue to show up then all the welds performed by that person shall either be replaced or examined and repaired as necessary. The welder or welding operator shall be retrained and requalified before being allowed to perform further work. The Owner reserves the right to prohibit further work by that person.

Radiographic examination not required by the fabrication code but required by this specification shall be in accordance with the requirements of ASME Section
V. The results shall comply with the referenced acceptance criteria.

The Contractor shall be responsible and accountable for the safe handling, security and storage of all radioactive sources used for non destructive examinations. The Contractor shall submit for the approval of the Owner his plan for storage and handling which shall comply with governmental requirements and best trade practice. An accounting of all radioactive sources shall be performed daily.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

1.9.2    VISUAL EXAMINATION

The examination procedures shall be in accordance with the requirements and methods specified in ASME Code, Section V, and this specification.

Surfaces of all finished welds shall be visually inspected.

1.9.3    MAGNETIC PARTICLE EXAMINATION

The examination procedures shall be in accordance with the requirements and methods specified in ASME Code, Section V, Article 7 and this specification.

Base material 1 inch on each side of the weld shall also be included in the examination of welds.

The evaluation of results and the acceptance criteria shall be in accordance with ASME Code, Section VIII, Division 1 or 2, whichever is applicable.

Arc burns that occur during magnetic particle examination shall be removed and the area re-examined by the magnetic yoke method.

1.9.4    LIQUID PENETRANT EXAMINATION

The examination procedures shall be in accordance with the requirements and methods specified in ASME Code, Section V and this specification.

At least 5 percent of the first pass and 5 percent of the final pass of welds on austenitic stainless steels and non-ferrous materials shall be examined by liquid penetrant techniques.

Sulfur and chloride content of penetrant materials shall meet the requirements of Paragraph T-644 of Article 6, Section V of ASME Code, regardless of the type of material to be examined.

Base material 1 inch on each side of the weld shall also be included in the examination of welds.

The evaluation of results and the acceptance criteria shall be in accordance with ASME Code, Section VIII, Division 1 or 2, whichever is applicable.

1.9.5    ULTRASONIC EXAMINATION

The examination procedures shall be in accordance with the requirements and methods specified in ASME Code, Section V and this specification.

Base material 1 inch on each side of the weld shall also be included in the examination of welds.

The evaluation of results and the acceptance criteria shall be in accordance with ASME Code, Section VIII, Division 1 or 2, whichever is applicable.

1.9.6    RADIOGRAPHIC EXAMINATION

The examination procedures shall be in accordance with the requirements and methods specified in ASME Code, Section V and this specification.

Where spot radiography is required, as specified in ASME Code, Section VIII, Division 1, paragraph UW 52, the welds selected for examination shall represent each WPS on the piece of equipment inspected.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The evaluation of ASME Section VIII spot radiography results and the acceptance criteria shall be in accordance with ASME Code, Section VIII, Division 1 or 2, whichever is applicable.

1.10    SPECIAL TOOLS AND TEST EQUIPMENT

Contractor shall provide all special tools, inspection and test equipment required for the operation, maintenance and overhaul of the Project. This shall include also all lifting appliances, slings, spreader bars, supports and stands; all specials gauges and measuring devices; and all special viewing and inspection devices (including a boroscope set for internal inspection of the turbine).

Where special tools and test equipment are purchased and deemed available by the Owner, the Contractor may use the tools in the construction of the Project and the tools and test equipment shall then be turned over to the Owner in undamaged condition.

1.11     PAINTING

Painting systems for equipment, vessels and pipe shall be designed to provide optimum performance (chemical resistance, appearance and minimum maintenance). Such a system shall consist of near-white blast cleaning, inorganic zinc primer, epoxy intermediate coat and polyurethane finish. Insulated surfaces shall not be primed.

1.12     CLEARANCES

Vehicle access and major passageways shall be provided as necessary for maintenance of equipment and shall be maintained clear of all piping and equipment.

Platform clearances shall meet Cal-OSHA standards. Where 8'-0" of clearance is not practical, measures will be taken to warn of the low clearance to platform users.

Minimum clearance of 18" is required between insulation jacketing and pipe flanges to allow room for air equipment used for tightening studs.

Lines on sleepers on the ground shall be spaced for convenient external cleaning, painting, and inspection. Sleepers shall be a minimum of 24 inches high above paving or finished grade.

In general, minimum clearances shall be as follows:

  Item                      Description

                   Headroom for primary access roads                    22'-0"
                   (from the crown)

                   Width of primary access roads ex-                    20'-0" or **
                   cluding 5'-0" shoulders

ROADS              Headroom for secondary roads (from                   16'-0"
                   the crown)


                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                   Width of secondary roads excluding                   10'-0" or **
                   3'-0" shoulders

                   Clearance from edge of road shoulders                5'-0"
                   to platforms, equipment, pipe
                   associated with equipment, etc.

**Road width shall match existing roads

                   Horizontal and vertical clearance for                12'-0" Vert
                   equipment maintenance by hydraulic                   10'-0" Hor
                   crane (12 T capacity)

MAINTENANCE        Horizontal clearance for fork lift                   6'-0"
                   (5000 lbs. cap.) and similar equipment

AISLEWAYS          Vertical clearance for fork lift                     8'-0"
AT GRADE           (5000 lbs. cap.) and similar equipment

                   Horizontal clearance for equipment                   3'-0"
                   maintenance by portable manual equip-
                   ment (hand trucks, dollies and similar
                   equipment)

                   Vertical clearance for equipment 8'-0" maintenance by portable manual equipment (hand trucks, etc.)

WALKWAYS           Horizontal clearance, not necessarily                3'-0"
                   in a straight line

                   Headroom (except for hand wheels)                    7'-0"

                   Minimum width                                        2'-6"

PLATFORMS          Minimum clearance around any                         1'-6"
                   obstruction on the platform

                   Headroom                                             8'-0"

                   Minimum maintenance space required                   1'-6"
                   between flanges of exchangers or
                   other equipment arranged in pairs

EQUIPMENT          Minimum maintenance space required                   1'-0"
                   for structural member or pipe


                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                   Clearance from edge of road shoulder                 5'-0"
                   (the extreme projection)

                   Clearance between the outside                        0'-1"*
                   diameter of flange and the outside
PIPE               diameter of pipe or insulation)
(above-
 ground)           Clearance between the outside                        0'-2"*
                   diameter of pipe, flange insulation
                   and structural member

*With full consideration of thermal movements

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


2.       CIVIL DESIGN CRITERIA

2.1      SCOPE

This document is designed to provide basic Civil, Structural, and Architectural design criteria and design guides necessary to properly design the Brine handling facilities and the power plant structures for the Salton Sea Unit 5 geothermal power plant (the Project).

2.2      CIVIL SITE WORK

Civil site work will consist of preparing the site area for construction activities and final grading. The Contractor shall prepare the site for construction of the Unit 5 power plant and the Region 1 Zinc Recovery Facility
(ZRF). The ZRF will be constructed by Others concurrently with the power plant.

2.2.1    CLEARING AND GRUBBING

The Project site is currently agricultural land. The Contractor shall clear and grade the site in preparation for construction of the Project and the ZRF.

2.2.2    ABANDONMENT OF EXISTING DRAINS

Existing agricultural drains, buried approximately 6 ft deep and spaced at approximately 60 ft apart (running north-south), shall be exposed and capped at the south end of the site. A buried perimeter drain will be installed around the Site to intercept any future subsurface irrigation water.

2.2.3    SITE PREPARATION

Site preparation shall consist of the excavation and replacement of soils beneath structures and the building-up of the Site grades around structures to aid drainage. Precast concrete piles will be installed beneath settlement sensitive structures.

2.2.4    DRAINAGE

Site storm drainage will be designed for a 100-year 24-hr event. Design rainfall shall be 3 inches in 1 hour and 3 inches in 24 hours.

Storm runoff on the Site will surface drain to a catch basin located at the northwest corner of the Site. Storm water shall be pumped from the catch basin to the existing Unit 3 brine pond. The cooling tower basin will have a perimeter slab with a sump to contain spills and runoff.

Flood protection for the plant will be provided by building a levee on the east, west and south Site boundaries to elevation - 220.0 ft MSL. Levee construction shall be in accordance with Imperial County requirements. Road construction shall also meet Imperial County and Caltrans requirements.

2.2.5    ROADS

Project roadways will be designed for H-20 highway loading and paved during final grading operations. The Contractor shall maintain all Site access roads during construction including dust suppression.

2.2.6    PAVING

The cooling tower perimeter slab shall be designed for H-10 truck loading (16,000 lb. axle load). The turbine crane lift and laydown slab areas shall be designed for 600 psf. Site roads and parking areas will be bituminous asphalt concrete. The steam turbine area will be concrete. All other areas will be covered with a minimum of 3 in. of gravel underlain by geotextile fabric to prevent surface erosion and eliminate muddy Site conditions.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

2.2.7    FENCES AND GATES

The plant Site shall be enclosed by an eight (8) ft. high perimeter fence for security purposes. The fence will be a chain link fence with a V-bar-type extension carrying three strands of barbed wire on each bar. Access gates will be supplied as required for main entry and supply access. The main entry gate shall be made of a 15 ft. swing gate and a 15 ft. cantilever sliding gate with a motor operator on the sliding section. Other access gates shall be 30 ft. double swing type. Personnel access gates shall be provided as required, but shall be limited in number for security purposes.

All fence fabric, posts, barbed wire, hardware, and gates will be galvanized steel, aluminum-coated steel, or aluminum to reduce deterioration from atmospheric corrosion.

The substation and transformer area will be separately fenced and provided with one 30 ft double swing equipment access gate and one personnel access gate.

2.3      STRUCTURAL AND ARCHITECTURAL MATERIALS

2.3.1    CONCRETE

Lean concrete shall have a 28-day strength of 3000 psi. Structural concrete shall have a 28-day strength of 4000 psi.

Concrete mix will be designed to be chloride resistant, sulfide resistant, and tolerate hot fluids for brief period of time. Concrete is to be placed over a compacted class II base, and isolated with geotextile fabric when design dictates. Concrete poured directed on top of native soil has often failed due to salt migration into the concrete.

Concrete in acid handling areas shall have an acid and traffic resistant coating.

2.3.2    REINFORCING STEEL

Reinforcing steel bars shall be Grade 60. All bars shall conform to the specifications for Deformed Billet Bars for Concrete Reinforcement (ASTM-A615).

The number of different sizes of reinforcing bars used shall be kept to a minimum. The maximum length of bars shall be 40 ft.

Reinforcing steel bars No. 11 and larger shall be spliced using Cadweld reinforcing steel splices, "Type T full tension splices", or mechanical splicers as Lenton Rebar splicing or Denton Grip Plain couplers. All other size bars shall be lap spliced.

Minimum cover for all reinforcing steel is 3". Highly corrosive areas will be addressed with appropriate wear and chemical resistant coatings, as opposed to epoxy coated rebar.

     o Standard galvanizing of all structural steel is adequate for Unit 5.

     o Load indicating washers are required of load bearing structural steel joints.

     o All structural steel fasteners will be galvanized.

2.3.3    STRUCTURAL STEEL

All structural steel shall be ASTM-A36 unless otherwise specified. All structural and miscellaneous steel shall be hot-dipped galvanized Field welding shall be kept to an absolute minimum. Where field welding is required, damaged galvanizing shall be repaired by the hot-stick method.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Structural members and connections (welded) shall be designed to minimize warping during galvanizing. Double angle members shall not be used.

2.3.4   STRUCTURAL CONNECTIONS

All field connections of structural members shall be field-bolted with ASTM-A325 high-strength bolts unless otherwise specified. For stairways, girt, and purlins framing, ASTM-A307 bolts shall be used. Two grades of bolts shall not be used for the same diameter size.

All ASTM - A325 and A307 bolts and associated nuts and washers will be hot-dipped or mechanically galvanized.

Bolting for standard shop connections shall be used where practical.

Field connections with high-strength steel bolts shall be bearing-type connections, except for members having reversible wind or seismic stresses, which shall require slip critical type connections (friction).

All bolted connections shall be properly tensioned. Load indicating washers shall be used on galvanized bolts.

Unless supported by calculations, all bolted end connections shall be not less than the following:


        Beam Depth                                             Bolts in off side Leg of
         inches                                                      Connection Angles
        ----------                                             ------------------------
            36                                                       18 = 9 rows
            33                                                       16 = 8 rows
            30                                                       14 = 7 rows
            27                                                       12 = 6 rows
            24                                                       10 = 5 rows
            21                                                        8 = 4 rows
        18 & 16                                                       8 = 4 rows

        Beam Depth                                             Bolts in off side Leg of
         inches                                                      Connection Angles
        ----------                                             ------------------------
        14 & 12                                                       6 = 3 rows
        10 & 8                                                        4 = 2 rows
         7 & under                                                     2 = 1 row


2.3.5    ANCHOR BOLTS

Anchor bolts cast in concrete shall be ASTM-A307 bolts and shall be hot-dipped or mechanically galvanized for all permanent anchorage such as columns and base plates. Anchor bolts for removable machinery, the cooling tower basin and sump, and other areas subject to corrosive conditions shall be stainless steel ASTM - A193 grade B8 bolts, ASTM - A194 grade 8 nuts and AISI type 304 washers.

Plastic anchor bolt sleeves up to and including 3 in diameter shall be used in place of steel pipe sleeves for anchor bolts. All sleeves shall be back-filled with grout.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

2.3.6    STUD ANCHORS

Anchor studs shall be Nelson Shear Connectors S3L or concrete anchors H4L as manufactured by Nelson Stud Welding Company, or concrete anchor studs headed 2X type as manufactured by KSM Division, Omark Industries, Inc., or equal.

2.3.7    DRILLED CONCRETE ANCHORS

Drilled concrete anchor bolts shall be redhead wedge type stainless steel, catalog number WW as manufactured by ITT Phillips Drill Division, or an equal.

In areas subject to damp corrosive conditions or where reversible loads are anticipated, epoxy capsule anchors (Hilti HVA or Molly Parabond) with stainless steel threaded rod and nuts shall be used.

Drilled and grouted anchor bolts shall be the same as required under Anchor
Bolts.

2.3.8    STEEL FLOOR DECK (TURBINE SUPPORT STRUCTURE)

Steel floor deck (or steel floor forms) shall be used to form the underside of concrete floors. Decking will not be selected on the basis of composite design. Decking will be treated only as a floor form and credit shall not be given for features compatible with composite design. The deck shall be designed for the weight of wet concrete to be placed on the deck plus 25 psf to allow for the men and equipment used to place the concrete. Steel floor deck shall be at least 18 gauge.

Steel floor deck design shall be a minimum of 1 1/2-in deep and shall utilize interlocking panels as produced by H. H. Robertson Co., Pittsburgh, PA. Steel deck shall be galvanized steel.

Steel floor decking shall be attached to support framing by tack welding with minimum 3/4 in diameter fusion welds (puddle) at 12 in on center at all bearing points, or by other suitable means. The welded deck shall be considered sufficient to provide full lateral support to the upper flange of framing members.

2.3.9    DOORS

All standard doors shall be full flush-type, insulated (fire resistant insulation), hollow metal doors. All hollow metal doors shall be 1 3/4 in thick. Fire rated metal doors shall be used where required for fire protection.

Pressed metal frames shall be used for hollow metal doors in concrete block walls (minimum 16 gauge for interior frames and 14 gauge for exterior frames). Steel channel door frames or pressed metal frames shall be used for hollow metal doors in concrete and metal siding walls.

Doors and frames shall be coated with a coating system approved by the Owner.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Weatherstripping shall be specified for all exterior doors and for all interior doors where a controlled atmosphere is required.

Entrance doors shall be wide stile, aluminum framed, full glass swing doors.

Hardware for doors shall be of materials resistant to the corrosive environment. Locks shall be stainless steel; lock cylinders may be of brass. All leaf doors shall be supplied with a lock mechanism keyed to the existing ASSA Twin key system. All leaf doors shall be supplied with heavy duty industrial door closers.

2.3.10   GRATING AND STAIR TREADS

Grating and stair treads shall be serrated steel or non-skid fiberglass.

Steel grating and stair treads shall be hot-dipped galvanized. Grating for floor areas and walkways shall be minimum 1 1/4 in thick x 3/16 in x 1 3/16 in bar spacing. Grating deflection shall be limited to 1/300 of the span. Substitutes for the standard type of grating shall require the Owner's approval.

Fiberglass grating and stair treads shall be slip resistant configuration using silica particles integrally embedded in laminate. FRP grating will be Chemgrate, as supplied by Process Equipment Company, or Great-Grate as supplied by Fiberglass Reps (510-778-2200) Other FRP use must be approved by owner.

Steel grating shall be placed so that the bearing bars span the short distance between supports. Where steel grating is placed around equipment or pipe penetrations, it shall be cut and banded with banding bars equal to the bearing bars in depth and thickness. Where openings are required in the steel grating, the designer shall provide for banded cut-outs or shall provide logical breaks in the grating for easy removal. Banded openings shall have the bandings extended 4 in above the top grating to act as a kick plate. Banding kick plates shall be provided at column cut-outs.

Grating shall be supported by appropriate structural steel framing or on concrete in such a manner as to limit bounce and deflection. Steel grating sections shall be split and banded when placed around large size equipment requiring future removal. Grating shall be fastened with stainless steel hold-down clips.

No allowance shall be made for grating acting to laterally support beams.

Main access stair treads in turbine support structure shall be 11 in minimum tread depth (including 1" nosing), and riser height 7 in. minimum in accordance with the Uniform Building Code (UBC). A minimum stair tread of 3 ft wide, with diamond plate or abrasive-type nosing shall be provided. Stair treads less than 3 ft wide and ship's ladders shall not be used. Stair treads for equipment access shall be 10 in. minimum tread depth.
Headroom for stairs and landing shall be 7'-0" minimum.

2.3.11   HANDRAILS AND GUARDRAILS

Handrails and guardrails shall be nominal 1 1/4 in diameter railing with nominal 1 1/4 in diameter posts. Handrails and guardrails shall have three horizontal rails in accordance with Section 1711 (4) of the Uniform Building Code. Railing and posts shall be Schedule 40, ASTM-A53 Grade B pipe with welded connections. Where field connections of handrail are required, single-lock splice locks (R&B Wagner, Inc. Milwaukee, WI, or equal) shall be used to avoid disturbance of galvanizing. Bends shall be uniform. All pipe shall be smooth and free of burrs or sharp edges. Posts shall be spaced not more than 8 ft on centers. Removable handrails with kick plates shall be provided around floor openings with removable grating or removable concrete slabs.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Handrails and guardrails shall meet the requirements of the California Administrative Code, Title 8, Chapter 4, Subchapter 7, General Industry Safety Orders.

Handrails and guardrails shall be hot-dipped galvanized. Internal vent holes shall be provided to facilitate galvanizing. Vent or drip holes shall be provided where closed end pipe is subject to water intrusion.

2.3.12   TOE PLATE

A 4 in high toe plate (kick plate) fabricated from 6 X 4 angle steel shall be provided around all openings and stairs and along all handrails. Toe plates shall be provided in accordance with the requirements of the California Administrative Code, Title 8, Chapter 4, Subchapter 7, General Industry Safety Orders.

Toe plate shall be hot-dipped galvanized and fabricated to preclude field welding. Platform grating shall be contained by the angle toe plate.

2.3.13   LADDERS

Ladders shall meet the requirements of the California Administrative Code, Title 8, Chapter 4, Subchapter 7, General Industry Safety Orders and shall be 10ft high maximum without cage and 30 ft high with cage. A self-closing gate or swing bar shall be provided at the top landings. Self closing swing gates will be FRP of the same type used at Unit 4. Where cages are required by regulation or prudence, a Norton "Safety Climb" device or approved equal may be substituted for the safety cage or may be used to supplement the safety cage. Rungs shall be non-skid and a minimum of 7/8 in. diameter.

Ladders shall face equipment or equipment support columns where feasible.

When ladders are used to ascend to heights exceeding 20 ft, landing platforms shall be provided for each 30 ft of height or fraction thereof, except where no cage or ladder safety device is provided, landing platforms shall be provided for each 10 ft of height or fraction thereof. Each ladder section shall be offset from adjacent sections.

Steel ladders, safety cages, and gates shall be hot-dipped galvanized and shall minimize field welding.

2.3.14   STAIRWAYS AND SAFETY EXITS

Stairways shall be provided as required in buildings to meet accessibility and fire safety requirements of the California Administrative Codes, Title 8, Chapter 4, Subchapter 7, General Industry Safety Orders and the NFPA. Main stairways shall be provided to give access from ground floor levels to upper floor levels. These main stairways shall be either exterior stairs or interior. No point in an un-sprinklered building shall be more than 150 ft from an exterior exit door, horizontal exit, exit passageway, or enclosed stairway, measured along the line of travel. A minimum of two exits must be provided from any enclosed room of major proportions. In addition to the main access stairways, stairways shall be provided to access working platforms wherever practical.

2.3.15   CONCRETE BLOCK WALLS

Concrete block walls shall consist of grout-filled hollow concrete masonry units meeting the requirements of the Uniform Building Code. Block walls shall be anchored to their bases and reinforced using standard reinforcing bars. All reinforcing and anchorages shall be designed to meet the wind and seismic load requirements as set forth in this criteria. Wall units shall be nominally 8 in x 8 in x 16 in size, hollow celled.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

2.3.16   INTERIOR PARTITIONS

Interior, fixed partitions shall consist of metal stud walls covered with gypsum board. Thickness of gypsum board shall meet minimum Uniform Building Code (UBC) requirements. Partition walls shall use minimum 5/8 in fire rated gypsum board where a fire rating is necessary. Where gypsum board is to be provided in moist areas, special consideration shall be made for protective membranes. Partitions shall be protected by means of coverings or coatings. All partitions shall meet the requirements of these design criteria for seismic design as exposure dictates and the UBC requirements for deflection limitations.

2.3.17   CHECKERED PLATE

Checkered plate shall be used only where absolutely necessary. When used, for trench covers, hatches, or flooring, material shall be a minimum of 5/16 in thick steel and shall have a diamond tread pattern on its upper surface. Care shall be taken to limit deflections and stiffen the plates as required for adequate design. Steel checkered plate shall be hot-dipped galvanized. Field welding of checkered plate is not allowed.

2.4      PLATFORMS

Platforms with ladders or stairs shall be provided as required to permit service and maintenance of valves and other equipment not readily accessible from the main floors. Platforms shall be designed to provide a minimum of 7'-0" head room underneath the platform framing. Platforms shall be normally covered with grating and shall have handrail and kickplate on all exposed sides. Portable platforms shall not be used unless approved by the Owner.

Where platforms are designed to service valves or other pieces of equipment, the stairways or access ladders to the platform shall be designed to meet California Administration Code, Title 8, Chapter 4, Subchapter 7, General Industry Safety Orders requirements for safety and accessibility.

Wherever practical, all platform layouts shall allow for at least 3'-0" clear access and working space around all equipment. Particular attention shall be given to the design of platform posts or hangers and platform stability by using sufficient bracing to prevent sway, bounce, or racking of the platform.

2.5      STRUCTURAL METHODS FOR FIRE PROTECTION

Concrete block walls or fire rated siding shall be provided where needed, to prevent the propagation of fire. Structural steel, where required, shall be two-hour fire rated and fireproof coated with Mandoseal P-50, Therm-Shield 40, or equal. In the final configuration, the columns shall have UL Design X-719 and beams UL Design N-724. All cable tray and pipe chase penetrations and miscellaneous penetrations of a similar nature through walls shall be sealed with Dow Corning 3-6548 silicone RTV foam, or equal.

2.6      EQUIPMENT REMOVAL

Provisions shall be made for removal of equipment through floored areas.

2.6.1    HATCHES

Openings with removable concrete plugs, gratings, or checkered plate shall be provided in elevated floors in areas where temporary access is needed for the removal of heavy pieces of equipment. A removable handrail shall be provided for placement around these temporary openings.

2.6.2    MONORAILS

Subsequently, the Contractor shall design the steel framing above a prospective area requiring the monorail-hoist system for the estimated loading of that system in addition to other loads. Monorails shall

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

be "S" hot rolled steel shapes sized to specific hoist load ranges unless otherwise directed by a particular trolley manufacturer.

2.7      DESIGN LOADS FOR BUILDINGS, STRUCTURES AND EQUIPMENT

This section describes the design loads that shall be considered in the structural design of building systems, equipment, and structural elements within the plant. These loads shall include but may not be limited to the following load types:

               Dead loads
               Live loads
               Equipment loads
               Wind loads
               Earthquake loads
               Special load allowances

2.7.1    DEAD LOADS

Dead loads acting on a structure or a portion thereof shall consist of the weight of all permanent construction, including that for foundations, framing, walls, floors, roofs, partitions, stairways, and all fixed service equipment.

2.7.2    LIVE LOADS

For the purpose of this design criteria, "live loads" shall be considered to be those loads applied as non-fixed floor or roof loads.

The live loads listed in Table 8.2-1 shall be the minimum used for structural design. Live loads include all loads other than dead loads, load allowances, equipment loads, and special loads. Live loads are considered to consist of loadings not permanently fixed to the structures and occurring over areas not occupied by equipment. Actual equipment loads shall be used wherever they exceed the live load specified for that particular area, and the live loading may be omitted from design consideration where actual equipment is placed.

2.7.3    EQUIPMENT LOADS

Where specific equipment is to be placed on a floor system or within an area to be loaded, for structural design purposes, that equipment load shall be applied to the structure in lieu of floor loads as defined above. Should specific loading information not be available for equipment, a conservative estimate of that equipment's loads shall be made and applied using available vendor information and literature, wherever possible and practical. Estimated loads shall be verified upon receipt of Vendor Data. Where no equipment loads are available from specific vendor information or available literature, the designer shall consider appropriate Table 8.2-1 floor loads to be used; if necessary, these live loads shall be increased to accommodate the anticipated loading conditions.

2.7.4    WIND LOADS

Buildings and elevated structures shall be designed for wind load considerations in addition to other loading conditions identified herein. Wind loads shall be in accordance with the Uniform Building Code using a basic wind velocity of 75 mph at the standard height of 33 feet above ground and with exposure C conditions. The Normal Force Method (Method 1) of the Uniform Building Code has been used to determine wind forces. An importance factor of I=1.15 has been used for all structures and equipment.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

2.7.5 SEISMIC LOADING

The project is located in an area of frequent and intense seismic activity and is classified as Zone 4 by the Uniform Building Code risk map. Zone 4 is associated with close proximity to major fault systems.

Plant structures and equipment shall be designed by the Equivalent Lateral Force method. Forces shall be developed from the criteria contained herein.

2.7.6   STRUCTURES

All structures shall be designed for the Equivalent Lateral Force developed by the UBC for Seismic zone 4.

The distribution of lateral forces to structures shall be in accordance with the requirements set forth in the UBC.

2.7.7   EQUIPMENT

The turbine and generator equipment shall be designed for an Equivalent Lateral Force of 0.45W and a Simultaneous Vertical Force of 0.30W.

All other equipment shall be designed for the Equivalent Lateral Force developed by the Equipment anchorages (anchors, supports, bases, skirts, etc) shall be designed for the forces developed for the equipment except that equipment anchorages shall be designed for I = 1.5 (Importance Factor).
               LP and VLP Separators
               Atmospheric Flash Tanks
               Turbine Generator
               Main Condenser
               Air Removal Equipment
               Vacuum Pumps
               Condensate Pumps
        .      Circ-Water Pumps/Auxiliary Cooling Water Pumps
               Heat Exchangers
               Transformers and Switchyard Structures
               Switchgear,  Motor Control Centers,  Power Distribution  Centers,
                     Load Centers,
               Distributed Control System, and Main Control Panel.
               Gantry Crane
               Air Compressors
               Turbine Lube Oil Components
               Fire Protection Pumps & Diesel Drive
               Emergency Power Generator
               Demisters and scrubbers
               Brine Pumps

The Equivalent Lateral Force shall be applied to the center of gravity of the equipment.

2.8     FOUNDATIONS

Structures and equipment foundations shall be designed to the parameters described in Geotechnical Design Criteria. Foundations shall bear on either soil structural replacement fill or on piles. Piles will be precast concrete.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                                   TABLE 8.2-1

                               MINIMUM LIVE LOADS*

                                    Live Load,           Live Load, Psf
                                    Floors**               Columns and
       Location                        Psf                  Footings              Remarks
                                       ---                  --------              -------
a. General
   -------
Stairs                                100                      50                See Note 1
Corridors and Lobbies                 100                      50
Storage, Heavy                        250                      250
Roofs                                 30                       30
Platforms                             100                      100               See Note 7

b. Turbine Area
   ------------
Ground Floor
   General Areas                      250                      100               See Note 6
Turbine Structure
Operating Level
   Rotor Removal Area Concrete        600                      600            See Notes 3 and 6
   Concrete Laydown Area              300                      220            See Notes 5 and 6
Remainder of Concrete Areas           250                      200               See Note 5
Grating or Checkered Plate            200                      125

c. PDC Building (Elec. Equip.)
Ground Floor                          250                      150

* These loads are minimum loads. Where actual loading information is available, it shall be used with due consideration for contingency loading.

** Girders carrying live loads of 100 psf or less, may be reduced as allowed by UBC Sec. 2306.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

NOTES:
-----
1. Members shall be designed to support safely the uniformly distributed live load or a concentrated load of 300 lb on an area of 4 sq in at the center of the tread.

2. Floor members shall be designed to support the uniform live load or a concentrated load of 3,000 lb, whichever produces the greater stresses. The concentrated load shall be applied on an area 2 1/2 ft sq located so as to produce a maximum stress. This loading shall not be carried to girders, columns, or footings.

3. All slabs at the generator end of the unit shall be designed for an anticipated live load of 600 psf. The beams and girders shall be designed for a live load of 300 psf, or a concentrated load of one-half the weight of the rotor, plus 100 psf, whichever is higher. The remainder of the operating floor (grating areas) is not to be used for turbine laydown purposes.

4. The accumulation of live load for all grating floors, walkways, and miscellaneous platforms to any column shall not exceed 50 kips.

5. When automotive or lift trucks are to be used on floors, the members, grating, and floor slabs shall be designed for wheel loading. Vehicle paths shall be shown on drawings.

6. Girder design shall consider the condition with both ends of the rotor cribbed on the floor simultaneously. Actual loading in the lay-down area for turbine-generator parts and the movement of large equipment to final locations shall be accommodated.

7. Platforms where heavy maintenance may occur shall be designed for a live load of 150 psf.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

3.       GEOTECHNICAL DESIGN CRITERIA

3.1      PURPOSE

This chapter describes preliminary basic criteria to be used for the geotechnical design of the station. This criteria will be revised and updated, as required, after the on-site geotechnical reports become available.

The goal of the preliminary criteria is to provide a basis for the initial design for foundations, roads and buried structures. The design should mitigate, as much as possible, the effects of the Zone 4 UBC earthquake as well as minimize static settlements, both total and differential.

The effects of the Zone 4 earthquake include liquefaction of the upper soil strata, dynamic shakedown, regional tilting, and ground rupture. The first two effects, liquefaction and shakedown, are the only effects that can be reasonably dealt with. To mitigate these effects, the structure induced stress increase to the unsuitable soil layers should be minimized. The best way to minimize the stress increases is to found the structures below the inadequate soil layers. This would be the preferred solution for all structures, and it is the only solution for settlement sensitive structures such as the turbine structure. It is not economical to use deep foundations for all structures, so for non-settlement sensitive structures, the removal of a reasonable amount of unsuitable material will be considered and replacement with reinforced structural fill to help minimize the stress increases. For very light structural loads, structural fill without reinforcement will be considered to be adequate.

A design based on minimizing the earthquake effects will also minimize the static settlements.

3.2      EXCAVATION AND REINFORCED STRUCTURAL BACKFILL

Excavations will be backfilled with structural fill compacted to a dry density of 95 percent of the maximum dry density as determined by ASTM D1557. The structural fill will be placed at a moisture content between optimum and 3 percent less than optimum. The structural fill shall be similar to Caltrans Class 2 Aggregate Base with an increase of fines to reduce permeability. The gradation is shown in the following table.

Where drainage is required, an aggregate subbase material will be used in conjunction with a geotextile filler fabric. The subbase material gradation is shown in the following table.

Common fill, consisting of excavated on-site soils, may be used as appropriate. It shall be compacted to a dry density of 90 percent of the maximum dry density as determined by ASTM D1557 and at a water content of + or - 3 percent of optimum moisture content.

A geotextile filter fabric will be specified on the drawings which shall have an equivalent sieve size to prevent piping or flow of fine sands and silts into the subbase material.

The structural fill reinforcement will be used as required to: 1) enhance vertical stress distribution to reduce settlement and stress concentrations within the weak layers susceptible to liquefaction, and 2) create a reinforced soil structure to resist potential seismic effects. The geogrid should have high strengths in both principal directions at low strains and be heat resistant to accommodate the temperatures of the brine.

Possible recommendation for structural fill subbase materials are:

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Fill Type                         Sieve Size                 Percentage Passing by Weight
---------                         ----------                 ----------------------------

Structural Fill                       2 inch                              100
                                  1 1/2 inch                             87-100
                                    3/4 inch                             45-90
                                    No. 4                                20-50
                                    No. 30                                6-29
                                    No. 200                               5-12

Subbase Material                      3 inch                              100
                                  2 1/2 inch                             80-100
                                      1 inch                             45-80
                                    1/2 inch                             25-50
                                     No. 4                                0-5

3.3      BASIC DATA FOR FOUNDATIONS ON SOIL

3.3.1    BEARING CAPACITY

The allowable bearing stress for footings and mats founded on structural fill is expected to be 4.5 ksf. The allowable increase for wind or seismic loading combinations is 1/3. Settlements for shallow footing and small mats are expected to be on the order of 1 1/2 inches or less, with 3/4 inch or less differential settlement.

If differential settlement between footings needs to be minimized, an allowable bearing stress of approximately 2 ksf with an allowable increase for wind or seismic loading combinations of 1/3 will be used. Static settlements will be limited to 1 inch or less, with differential settlement less than 1/2 inch.

The settlement resulting from earthquake loadings will be controlled by seismic shakedown of the upper 60 feet of loose material and can be on the order of 6 inches or more.

3.3.2    DEEP FOUNDATIONS

Piles and stone columns will be considered of ruse as deep foundations. The following table is provided listing pile size and vertical and lateral capacity. Typical spacing will be approximately 7 to 8 ft. center to center. In isolated areas, a minimum spacing of 4 ft., center to center, would be allowable for clusters or for pile adjustments necessary for foundation interferences. Pile load capacities anticipated are based on previous load tests in the vicinity and are provided below.

  Pile Size                       Vertical Capacity                         Lateral Capacity
  ---------                       -----------------                         ----------------
    (in)                               (kips)                                    (kips)

     12                                  130                                       10
     14                                  130                                       14
     16                                  130                                       20


Lateral capacity is for seismic loading, which includes the vertical and lateral loads with the 1/3 increase in the vertical load. Lateral movement will be on the order of 1/2 inch or less.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Spring constants for pile reaction will be determined from the pile load tests. The lateral spring constant (Kh) for the pile/soil reaction is anticipated to be 23 K/in. The dynamic vertical spring constant (Kv) will be approximately 1600 K/in., and the static vertical spring constant (Kv) will be approximately 730 K/in.

3.3.3   UNIT WEIGHT

The following table is provided listing of preliminary material types and corresponding unit weights.

                                      Wet Unit Weight                   Buoyant Unit Weight
  Soil Type                                (pcf)                               (pcf)
  ---------                              ---------                         ------------
Insitu Soil                                    125                                  62
Common Fill                                    130                                  68
Structural and
Subbase Fill                                   135                                  73

3.3.4   POISSON'S RATIO

The Poisson's ratio for the insitu material is approximately 0.3.

3.3.5   MINIMUM DEPTH OF FOUNDATIONS

The ring walls used in the large tanks should be founded at least 3 ft. below the lowest adjacent soil surface to minimize settlement.

3.3.6   GROUND WATER

The existing ground water elevation will be provided after receiving the geotechnical report.

3.3.7   ROADS

Pavement thickness design can be based on the following table listing soil type and the corresponding CBR value. The road will be designed for a H-20 loading.

                   Soil Type                                            CBR
        --------------------------------------                          ---
        Compacted Structural Fill                                       70
        Insitu Soils at Existing Grade                                   2
        Site Soils (Sands and Silts) Compacted                          15
          to 90% ASTM D1557
        Soil Cement (10% Mix Ratio Cement
          to Dry Soil)                                                  70

3.3.8   MODULUS OF SUBGRADE REACTION

The modulus of subgrade reaction for insitu material will be approximately 14+/ft(3). The modulus of subgrade reaction for structural fill and soil cement is approximately 50+/ft(2).

3.4     LATERAL EARTH PRESSURE

Preliminary lateral earth pressures will be determined based on the following table.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                                                                               Coefficient of
                                                 Soil                          Lateral Earth
     Soil Type                                   Condition                     Pressure (K)
------------------                               ---------                     --------------
Insitu Soils 0'-6'                               Active                             .59
                                                 At Rest                            .74
                                                 Passive                           1.70

Insitu Soils 6'-14'                              Active                             .31
                                                 At Rest                            .47
                                                 Passive                           3.26

Compacted Fill
On Site to 90% Mod.                              Active                             .49
Sand, Silt & Clay Mix                            At Rest                            .66
                                                 Passive                           2.04

Compacted Structural Fill                        Active                             .20
                                                 At Rest                            .33
                                                 Passive                           5.05

3.5     COEFFICIENTS OF FRICTION

The friction angle to be used for concrete against structural and subbase fill should be 35(degree) (=0.70). The friction angle to be used for concrete against common fill (silts & sands) should be 20(degree) (=0.36).

Other information may be obtained from the Geotechnical Report, Attachment 6, document 4.0-1.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.      ELECTRICAL DESIGN CRITERIA

4.1     GENERAL INFORMATION AND PURPOSE

This document is designed to provide basic Electrical design criteria and design guides necessary to properly design the Salton Sea Unit 5 geothermal power plant (the Project).

As applicable, the design shall meet the requirements of the current revision of the National Electric Code (NEC), the National Electrical Safety Code (NESC) and the California Codes. The requirements of Underwriters Laboratories (UL) and Factory Mutual (FM) shall also be met.

The electrical system will operate at a power factor of 0.95 or better. The oil filled Generator Step-Up Transformer and station service transformers will each have two 2 1/2% taps above and below the center tap. The tap changers on the generator step-up transformer shall be on the high side and shall be of the automatic load type.

Transformer ratings should not exceed their normal operation loads by more than 25%, except where required by motor starting limitations.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Service voltages are:

        13.8 KV volts, three-phase, 60 cycle, 4 wire wye, resistance grounded neutral;

        4160 volts, three-phase, 60 cycle, 4 wire wye, low resistance grounded neutral;

        480 volts, three-phase, 60 cycle, 4 wire wye, high resistance grounded neutral;

        120/208 volt, three-phase, 60 cycle, 4 wire wye, solid grounded neutral;

        277/480 volt, three-phase, 60 cycle, 4 wire wye, solid grounded neutral;

The Step-Up transformer will supply power to the IID System at 92 kV.

The plant will be designed to be controlled from the existing Region 1 control room located at Unit 3. The switchgear, motor controls, batteries, UPS system, I/O cabinets and logic cabinets for the Unit 5 DCS system, the generator excitation switchgear, turbine governor system, vibration monitoring and other control cabinets for Unit 5 will be located in a new Unit 5 modular electrical building called the Power Distribution Center (PDC) furnished and installed by the Contractor. A redundant data highway will be installed from this PDC to the common control room. Control insert panels for the voltage regulator and governor control will be mounted in the combined control room at Unit 3.

All control will be through the DCS System.

All modular electrical equipment buildings shall have redundant HVAC systems equipped with filtration suitable for a geothermal atmosphere, and these buildings shall be pressurized. Modules will be interconnected and main access doors shall have air locks.

4.2     RACEWAY SYSTEMS

Properly designed raceway systems will provide for the safety and accessibility of electrical circuits. They will also provide spare circuit and feeder capacity for initial and future needs, as well as flexibility to accommodate future changes and rearrangements of cable runs.

Raceway systems will consist primarily of conduits, cable trays, and underground ducts. Cable trenches will not be used.

4.2.1   SYSTEM REQUIREMENTS

The functions of a raceway system are to provide a means of supporting cable runs between electrical equipment and physical protection to the cables, and, for a metallic raceway system, to provide a path to ground for the noncurrent-carrying part of an electrical system. Electrical raceways will carry power, control, lighting, instrumentation, and CCTV cables.

Adequate spare capacity in raceways will be provided whenever feasible or practicable. Since every raceway system is unique, there is no strict rule to determine the percent of spare capacity; however, a minimum of 30percent spare ducts will be provided in duct banks at time of installation. The Contractor will employ good engineering judgment in providing spare capacity in raceway systems but the minimum acceptable in any raceway shall be fifteen percent.

The metallic portion of all raceway systems will be electrically continuous and grounded.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Special attention will be paid to the adequacy of the raceway system. The National Electrical Code (NEC) regulations provide information for the installation of lighting systems and electrical systems in offices, warehouses, shops, computer room, elevators, switchboards and panelboards, and temporary construction power. In addition to safety and ample capacity, the raceway system will provide flexibility to accommodate future changes in the electrical system or will be routed along pipe support systems.

The routing of conduit runs and cable trays will be laid out to avoid conflict with passageways or blocking access to equipment for operation, removal, or maintenance. Exposed raceway systems shall be routed to run either parallel or perpendicular to building structures.

Conduit approaches to equipment shall be embedded whenever possible to avoid conflict with equipment access for removal or maintenance.

All trays and exposed conduit near piping will be located to provide at least 6 in. clearance, after the maximum expected deflection of pipe, between the raceway and the pipe to permit space for the application of insulation on the pipe. Where pipe insulation surfaces are allowed to exceed 150 F, Clearance shall be increased to 12 inches. All raceways shall be designed to provide safe clearance from all process vents and heat sources.

Independent raceway systems will be utilized to separate primary and backup protective relaying systems and redundant electrical circuits.

Raceway fill will be monitored by the Owner during the design and construction phases.

The raceway system is expected to remain in service for the life of the plant with little or no maintenance. The raceway system will have sufficient flexibility to be adaptable to changes.

The latest issue of the following codes and standards will be used where applicable to the design, manufacture, and installation of raceway systems:

           NEC                                National Electrical Code

           UL1                                Flexible Metal Conduit

           UL6                                Rigid Metallic Conduit

           UL543                              Fiber Conduit

           UL651                              Rigid Nonmetallic Conduit

           NEMA TC6                           Underground Duct

           NEMA BC1                           Bituminized-Fibre Conduits
                                              and Fittings for Electrical Use

           NEMA VE1                           Cable Tray Systems

           API RP-500A                        American Petroleum

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                                              Institute Recommended
                                              Practice for Classification
                                              of Area for Electrical
                                              Installation in
                                              Petroleum Refineries

         NFPA No. 497                         National Fire Protection
                                              Association

Raceway systems will be designed to allow for early partial installation of some sections so that they may be used during construction. This is particularly true in lighting and power outlet systems, fire protection, and water supply systems.

4.2.2 SYSTEM DESIGN

Electrical materials shall be as follows:

Area                        Equipment                 Material
----                        ---------                 --------

All Areas                    Tray               Hot dipped Galvanized Steel
Except Cooling              Conduit             Hot dipped Galvanized Steel
Tower                        Cable              Tray Cable
                            Strut.              Hot dipped Galvanized Steel

Cooling Tower                Tray               Fiberglass UV Resistant
                            Conduit             P.V.C. UV Resistant
                             Cable              Tray Cable with Ground Conductor
                            Strut.              Fiberglass UV Resistant
4.2.2.1 CONDUIT

Conduit will be as follows:

        a. UV resistant fiberglass tray and hot dipped galvanized steel conduit shall be employed between the PDC and the cooling towers, and in the cooling tower area. Hot-dipped galvanized steel conduit and tray shall be employed in all other areas.

        b.     Only Schedule 80 PVC shall be used underground.

        c. Conduit concealed in floor slabs or otherwise embedded in concrete structural members shall be rigid galvanized steel.

        d. EMT may be used inside buildings for lighting circuits where adequately protected as required by the NEC.

Metallic conduit and fittings will be of the threaded type.

Conduit sizes shall be based on percent fill as required by NEC. Sizes are limited to 3/4, 1, 1 1/2, 2, 3 and 4in. to minimize stock inventories.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Where embedded conduit crosses a vibration joint in a slab, either an 18 in. length of flexible steel conduit, wrapped with 1/2 in. of oakum and three thicknesses of burlap, will be installed and thoroughly painted with asphaltum, or a Crouse-Hinds XD coupling may be used.

Unused conduit will be capped to prevent entrance of foreign material.

Conduit bend radii will conform to NEC articles 300-34 and 346-10. Conduit will not be supported by process piping but may be supported on pipe racks.

Conduit systems will be designed to minimize the pulling tension of cables. Maximum length of runs, number of bends, and spacing of pull boxes and condulets will be predetermined by the Contractor to allow cable to be installed and removed without exceeding permissible pull tension or side wall pressure which ever is the lesser value, with minimum difficulty, and without damage to cable. General rules to be followed are that no exposed conduit will be designed with more than four equivalent 90 deg bends and no concealed conduit will be designed with more than two equivalent 90 deg bends between pull boxes or terminal devices.

Classification of hazardous, semi-hazardous and non-hazardous shall be based on the latest edition of the American Petroleum Institute Classification of Area for Electrical Installations in Petroleum Refineries".

In general, conduit will be shown diagrammatic on drawings. Where required to facilitate installation or to minimize interference, the runs will be dimensioned.

Pull boxes and junction boxes will provide access points for pulling and feeding conductors in the raceway. In straight pulls, the length of the box will be at least twelve times the diameter of the largest conduit. In angle pulls, the distance between the conduit entry side and opposite wall side of the box will be at least six times the diameter of the largest conduit, plus the sum of the diameters of parallel conduits entering the box; the distance between conduit entries for the same conductor will not be less than ten times the diameter of the largest conduit. Boxes involving both straight and angle pulls will be sized by combining the above rules. Pull sleeves as manufactured by OZ may be provided in straight runs.

Fittings of the "Condulet" type will not be used as splicing points.

To the extent practical, conduits will enter junction boxes from below. Outdoors, the conduit will terminate at the box with a "T" fitting and plug to allow for draining the conduit.

Conduit fittings will preferably be of the same basic material as the conduit. Where necessary at connections to small devices such as push-button stations, solenoid operated valves, etc, a suitable box or condulet will be used to provide proper space for cable terminations. They shall be Crouse-Hinds Form 8 with cast cover or approved equivalent.

4.2.2.2  LIQUID TIGHT FLEXIBLE METALLIC CONDUIT

Liquid tight flexible hot dipped galvanized conduit will be used between rigid metal conduit and equipment conduit boxes on all motors, connections to thermocouples, or in any situation where vibration is anticipated.

Flexible conduit length should be as short as practicable, but not less than 1.6 times the minimum bending radii recommended for the cable which is to be installed. Flexible conduit will permit free movement of vibratory equipment.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Electrical continuity between conduit and equipment will be provided by suitable connectors or jumpers. Refer to Section 4.4.3.3, Grounding, for methods of installing jumpers.

4.2.2.3 CABLE TRAYS

The design and installation of the tray system will conform to Article 318 of the NEC.

The cable tray system will consist of units of suitable strength and rigidity, forming a continuous rigid assembly for providing support for all contained cables. It will not present sharp edges, burrs, or projections which would be injurious to the insulation or jackets of the cable, will have side rails or equivalent structural members, and will include fittings for changes in direction and elevation of runs.

Hot-dipped galvanized steel will be utilized for all areas within the Power Generation Facility, Brine Processing Equipment, Turbine Building and Control Building. Width will be 12-36 in., with minimum inside depth of 4 in. and rung spacing of 9 in. All bend sections will have a 1 or 2 ft radius. In special situations other sizes may be used and noted on the drawings.

Cable tray run between the PDC and the cooling towers and cable tray in the cooling tower area shall be UV resistant fiberglass tray.

Tray covers, will be ventilated, requiring no derating of cable. Trays will not be located close to heat sources or process vents unless cables are derated for the expected temperature. Horizontal cable trays exposed to falling debris and water, will be covered on the top tray only. All outdoor trays will be covered.

The longitudinal distance between tray supports will not exceed 8 ft. Vertical distance between stacked trays (i.e., bottom to bottom of tray or bottom to ceiling) will be 16 in., unless otherwise noted on the drawings.

Trays will not be supported by process piping, but may be supported from the structural members of the pipe racks. Straight runs in excess of 200 ft. and areas where trays cross building joints will be provided with expansion joints.

For calculating tray support requirements, the following weight of cable per linear foot of tray will be used:

                      Tray Width            Loading
                        (In.)               (lb/ft)
                      ----------            -------
                         12                   20
                      18 to 36                50

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Supports will be designed to perform, without damage or permanent deformation, loads as specified above multiplied by safety factor of 3.3. In addition the trays must withstand a point load of 250 lbs applied at mid-span without damage or permanent deformation. Supports will be designed for seismic zone 4.

Cable trays will be given letter designations according to service as follows:

"H" trays for 5kVand above power cable.

"P" trays for 600Vpower and control cable.

"I" trays for low-level signal shielded and non-shielded instrumentation cables.

All cable tray systems will be designed so that the higher voltage cable tray is above the lower voltage cable.

Most cables will leave trays from below. A standard drop-out fitting will be used to ensure that the cable minimum bending radius is maintained.

All cable trays will be dimensioned on the Contractor's tray layout drawings and checked for interference with other plant equipment by the Contractor.

4.2.2.4 UNDERGROUND DUCT SYSTEMS

Ducts to be encased in concrete, as in a bank, will be 4 in. PVC. Where long runs to isolated loads are required, and where conduit is to be used as a ground return, rigid galvanized steel conduit will be used.

Layout of the underground system will be designed so that a minimum of handholds or manholes are required.

Ducts for direct burial, as in single runs, will be rigid galvanized steel, utilized for isolated nonprocess loads, such as substation lighting.

Duct sizes are based on 50 percent fill for one cable, 31 percent for two cables, and 40 percent for three or more cables and are limited to 4 in.

When ducts turn up for termination near building walls, equipment foundations, or elsewhere, a female threaded bushing will be installed flush with the concrete, and a flush plug installed.

Ducts will be spaced to provide adequate heat transfer, and cables in ducts will be derated according to duct configurations.

Concrete for conduit encasement and duct banks shall be 3,000 psi with aggregate 3/4-inch or smaller. Concrete shall be colored red by the addition of 10 pounds of red oxide powder to each cubic yard of mix. The coloring shall be thoroughly mixed into the concrete before pouring. Concrete shall be thoroughly vibrated during placement to eliminate voids. Such vibration shall be carefully performed, so that conduit spacing will not be disturbed. Non-metallic spacers, tie-downs, and bracing shall be provided to maintain conduits in place during the pouring of the concrete. Where ductbank passes under roads, other areas where heavy traffic may be expected, or where ductbank bridges over pipe runs, reinforcing bar shall be used.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Spacers shall be located at 10 ft. intervals.

The minimum depth from grade to top of the concrete envelope shall be 18 inches. Maximum depth shall be 6 feet 0 inches.

All RGS conduit underground joints shall be made wrench tight with proper lubricant, taped with two layers of plastic electricians tape, one layer of friction tape and painted with Glyptol.

Duct runs will be as straight as practicable, avoiding major interference with foundations, pipes, etc. The straight line route between pulling points will be selected without regard for paralleling or being perpendicular to building steel or underground piping. Anticipated use of excavations common to other underground work will, however, influence the routing, particularly on long runs.

When bends are required to avoid obstructions, they will be located as close as possible to an end rather than in the middle of the run. This applies to both horizontal and vertical bends.

Duct lengths will be such that the maximum pulling tension and side wall pressure, recommended by cable manufacturers are not exceeded.

The length of duct between pulling points will not exceed:

        Straight run (with up to 30 deg in bends) - 550 ft

        Up to 90 deg in bends  -    Length to be based on not exceeding maximum
                                    allowable side wall pressure

        Up to 180 deg in bends -    Length to be based on not exceeding maximum
                                    allowable side wall pressure

Runs requiring more bending (max 270 deg.) may be used in extreme cases, but will not exceed 50 ft in total length. A curve using the above points can be made to select maximum duct run lengths for intermediate bend angles. The above lengths are based on the assumption that the most fragile cable will have a maximum pulling tension of 30 lb. Cables with less than 30 lb max tension require either shorter ducts or a messenger cable for installation.

Each bend will have the largest possible radius consistent with duct configuration and material being used. Horizontal bends are more adaptable to large radii than vertical bends which are quite often restricted when turning up to equipment.

The cable side wall pressures to be observed during installation usually dictate the minimum radius that can be used. Side wall pressures will be satisfactory if the maximum pulling tension in pounds is not more than 200 times the minimum bend radius in feet.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


The minimum bending radius can be determined as follows:

             1.  For bends up to 90 deg.

             200 R = 1.095 WL - 1.75 WR

                         or

                    R = 1.095 WL
                        ------------
                        200 + 1.75 W

             2.  For two bends up to 90 deg. each

             200 R = 1.75 WL - 5.5 WR

                          or

                      R = 1.75 WL
                          -----------
                          200 + 5.5 W

             R = Duct radius, ft
             W = Combined unit weight of all cables to be pulled into duct, lb/ft
             L = Total length of duct, ft

             (The coefficient of friction is assumed to be 0.5)

All cable pulling points will have covers large enough to permit exit and reentry of cable without compromising the minimum bending radius of the largest cable to be pulled through.

Duct bank standard design for power cables will not exceed 12 normally operating circuits in each bank. Larger banks which contain both power and control cables will have the power cables in the top row and/or in the extreme outer vertical rows.

Power cables shall be spaced in accordance with API 550, Section 7, Table8.4-3, except for single motor feeds where the power cables are lightly loaded and RGS conduit is used. In these instances, power cables and instrumentation wire shall be spaced much closer than recommended in API550. This is considered acceptable due to the shielding affect of both rigid galvanized steel conduit and twisted pair instrumentation wire.

Spacing of ducts within the group will conform to dimensions of commercially available spacers. The design will permit reasonable (15 percent) deviations, in the spacing dimensions, to allow for the use of spacer material which may be unknown when the design is developed, and, also, for installation tolerances.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


4.2.3    INSULATED WIRE AND CABLE

The Contractor will specify, procure, schedule and install the following types of wire and cable:

        15 kV, 5 kV and 600 V Power Cables

        600 V Control Cable

        300 V or 600V Instrument Cable

        300 V Thermocouple Extension Wire

        Coaxial and Triaxial Cable

        Lighting Wire

        Fibre Optic Cable

The turbine vendor will provide wire and cable within their scope of supply specifications. This wire and cable, shall be in accordance with these specifications or will be subject to the Owner's approval.


                                   DEFINITIONS

Power Cable          -    Low voltage (600 Vor less) cable and medium voltage (601 -
                          15,000v) cable used to supply power to utilization equipment of the plant auxiliary system.

Control Cable        -    Multi-conductor cable used at relatively low
                          current levels or used for intermittent operation to
                          change the operating status of utilization equipment
                          of the plant auxiliary system. Low current levels
                          include single phase a-c and d-c currents up to 10amps
                          continuous.

Instrument Cable     -    Low level signal cable operating at 50Vand
                          less, generally transmitting low level, under 1amp,
                          information.

Thermocouple         -    Low level signal cable operating at 50Vand less, used for
Extension Wire            temperature transmission from thermocouples.

Coaxial Cable        -    Shielded, single-conductor cable with special
                          electrical characteristics used for accurate
                          transmission of low level signal information.

Triaxial Cable       -    Single-conductor cable with two concentric
                          shields having special electrical characteristics used
                          for the accurate transmission of small signal
                          information.

Lighting Wire        -    Low voltage power cable used to feed the plant's lighting system.

Triplex Cable        -    A cable consisting of three insulated and
                          jacketed conductors twisted together, without a common
                          overall jacket.


                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Three Conductor      -    A cable consisting of three insulated or insu-
Cable (3/C)               lated and jacketed conductors twisted together
                          with common overall jacket.

Thermoplastic        -    A plastic insulation material which softens when
Insulation                heated above a certain temperature.

Thermosetting        -    An insulation material  that when cured  by the
Insulation                application of heat, chemical crosslinking or radiation
                          crosslinking, changes into a substantially infusable and insoluble material.

Ampacity             -    The current-carrying capability of a wire or cable, expressed in amperes.

AWG                  -    American Wire Gage - Standard numerical identification method for cable sizes.

Intermittent         -    Operation for not more than 40 percent of the time or for not longer than 30 min. for any one operation.


4.2.4    SYSTEM REQUIREMENTS

The electrical wire and cable outlined in this criteria provides reliable transmission of energy and information to utilization equipment. The conductors, insulation and jacketing materials are selected to be suitable for the electrical load and environmental conditions encountered during the expected 30-year life of the plant.

In general, wire and cable will be specified and procured in the following categories:

               5 and 15 kV Power Cable

               600 V Power Cable

               600 V Control Cable

               300 V or 600 V Instrument Cable

               300 V Thermocouple Extension Wire

               Coaxial and Triaxial Cable

               Lighting Wire

               Fibre Optic Cable

               Miscellaneous Wire & Cable

All power and control cable conductors will be copper.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The cables are installed in raceway systems (including conduits and trays) in accordance with specific raceway fill requirements. Where applicable, the cables are firmly attached to the raceway or otherwise firmly supported.

4.2.4.1  CABLE TESTING

Prior to their connection to equipment, all cables are to be tested in accordance with the following table and procedures.

Cable Size                                   5,000 volt        15,000 volt
AWG                        600volt          (Unshielded)        (Shielded)
---                        -------          ------------        ----------

8 & smaller                 1.5               5.0
6                           1.0               4.0
1/0 to 4 inc.               0.4               2.5
2/0 - 250 MCM               0.3               2.0                    4.0
300 MCM and
larger                      0.2               1.5                    3.0

High-pot testing of all power cable is to be witnessed by the Owner or his representative.

4.2.4.2  INSTRUMENT, THERMOCOUPLE, COMMUNICATION, COAXIAL AND TRIAXIAL CABLE

        1. Perform continuity and ground check before connecting to equipment.

        2. Perform cable shield (if applicable) continuity check before connecting to equipment.
        3. Meggering is only required for cable in ducts 50 ft and longer, and buried conduit. When meggering is required, megger as follows:

               Bundle all conductors together and megger to ground using a 500Vmegger for 10-15 seconds. Meggering shall be performed anytime after pulling and before terminating. The cable is considered acceptable if the reading is at least R megohms where R is (rated kv+ 1 megohm) x 1000/length in feet.

4.2.4.3 CONTROL CABLE

        1. Perform continuity and ground check before connecting to equipment.

        2. Perform cable shield (if applicable) continuity check before connecting to equipment.

        3. Meggering is only required for cable in long (50ft and over) ducts, buried conduit, and as direct burial. When meggering is required, megger as follows:

               Bundle all conductors together and megger to ground, using 500Vor 1,000Vmegger for 10-15seconds. Meggering shall be performed anytime after pulling and before terminating. The cable is considered acceptable if the reading is at least R megohms where R is (rated kv+ 1megohm)x 1000/length in feet.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


4.2.4.4  600V POWER CABLE

        1. Perform continuity and ground check before connecting to equipment.

        2. Megger all cables with conductors terminated but disconnected from the equipment prior to energizing. Megger as follows:

        a Take megger reading from each conductor to all other conductors tied together and grounded using a 1,000Vmegger for 60seconds.

        b Meggering shall be performed anytime after pulling and before terminating.

        c Minimum megger readings to be obtained for conductor test, megohms per 1,000feet of circuit length at 60(degree)F. Record all megger readings.

4.2.4.5 POWER CABLE ABOVE 600V

        1.     Perform continuity and ground check before connecting equipment.

        2. Cables shall be meggered after terminating and before connecting to equipment. Take megger reading from each conductor to all others and shield (where applicable) tied together and grounded, using a 2,500Vmegger for 60seconds.

        3. Where cables are installed in ducts or buried conduit they shall also be meggered immediately after pulling.

        4. Designated cable shall be hi-potted, after terminating and meggering. A d-c field acceptance test voltage as specified by the cable manufacturer, applied for the recommended time shall be used. The cable is acceptable if there is no discharge or excessive leakage as specified by the cable manufacturer.
               Minimal acceptable readings are listed above.

4.2.5   CODES AND STANDARDS

Cable shall comply with the requirements of the latest versions of industry codes and standards:

Short Name                          Complete Identification
----------                          -----------------------
ASTM B8                             American Society for Testing and Materials; Concentric
                                    Lay Stranded Copper Conductors Hard, Medium, or Soft

ASTM D 2843                         American Society for Testing and Materials; Standard
                                    Method for Measuring the Density of Smoke from the
                                    Burning or Decomposition of Plastics

ASTM D 2863                         American Society for Testing and Materials; Standard
                                    Method of Test for Flammability of Plastics using the
                                    Oxygen Index Method

IEEE-S-135                          Power Cable Ampacities-Aluminum & Copper Conductors

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

NEMA WC51                           Ampacities, Cables in Open-top Cable Trays

NEMA WC3                            Rubber Insulated Wire and Cable for the Transmission and
                                    Distribution of Electrical Energy

NEMA WC7                            Standard for Cross-Linked Thermo-setting Polyethylene
                                    Insulated Wire and Cable for the Transmission and
                                    Distribution of Electrical Energy

NEMA WC8                            R1983 Standard for Ethylene-propylene-rubber-insulated
                                    Wire and Cable for the Transmission and Distribution of
                                    Electrical Energy

NEC 1987                            National Electrical Code



All cable is specified to maintain its critical electrical and physical quality during the plant life expectancy, 30 years. Aging data for the performance of cable insulation materials in long-term physical aging tests shall be obtained from the cable supplier.

4.2.6   SYSTEM DESIGN

The wire and cable shall be installed in conduit, cable trays, and underground duct lines. Direct burial of wire and cable is unacceptable. When installing any specialized cable (e.g., Coaxial Cable, Fibre Optic Cable), specific installation precautions provided by the cable manufacturer should be followed.

In general, the design of wire and cable shall be based on a maximum ambient air temperature of 50(degree) C, and additionally for power and control cable the continuous conductor temperature for normal operation will be 90(degree) C. The individual conductor insulation material for these types of cable shall be a 90(degree) C thermosetting type. The cable jackets shall be of a thermosetting material. Non-hygroscopic flame-retardant fillers and binders may be used, as necessary, to round the cable.

All cables will be soft annealed copper wire conductors. 5kV and 15kV cables shall be bare copper, 600V cables shall be bare copper, and instrumentation cable shall be tinned copper. Cable splices are not allowed. Cable smaller than AWG No. 16 shall be tinned copper.

Design of wire and cable which will be installed in underground duct lines shall be based on an ambient earth temperature of 35(degree) C.

All wire and cable shall be capable of meeting its performance requirements throughout its installed life. Cable manufacturers must provide positive evidence that their cable passes the Cable Tray Fire Propagation Tests as specified by IEEE 383.

The normal current rating (ampacity) of an insulated conductor is limited to that continuous value which will not cause excessive insulation deterioration from heating. This current rating for a given size of insulated conductor varies with the type of insulation, operating voltage, frequency, type of installation (ducts, conduit, aerial or open air), and ambient temperature.

Power and control cable will be 600 volt NEC 90(degree) C cable will be utilized but will be loaded only to its 75(degree) C rating. The outer jacket will be ultraviolet resistant. 15kV, 5kV, and 600V cables shall be EPR.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Current carrying capacity (ampacity) tables are based on stated ambient temperatures with multipliers given for other than stated ambient temperature. 50(degree)C will be used except for areas where the ambient differs greatly.

4.2.6.1  CABLE TRAY SYSTEMS

This section outlines cable-raceway interfaces which affect the sizing and selection of wire and cable.

Raceway service designations are defined below:
4.2.6.2  TRAYS

The "H" trays will be used for 5 and 15kV power cable. NEC de-ratings shall be applied. Ampacity of cables shall be in accordance with NEC.

Cables shall be installed one layer deep with maintained spacing. Minimum tray size should be equal to 1 1/2 times the sum of the diameters of the cable installed therein. Ampacities for cables spaced 1/4 to 1 diameter apart shall be used. When installed, the cables shall be spaced 1/4 cable diameter from each side rail with a spacing between cables of .25 times the sum of the diameters of the two cables.

4.2.6.3 TRAYS

The "P" trays will be used for 600Vpower and control cables. Ampacity of cables in "P" trays for intermittent service shall be in accordance with NEC for cables in air without de-rating for spacing. Cables for continuous operation shall be in accordance with NEC.

"P" tray fill is determined by the sum of the installed cable cross-sectional area and shall not exceed 40percent of the tray cross-sectional usable area.

4.2.6.4 TRAYS

The "C" trays would be used for communication cables. They will not be used on the Project.

4.2.6.5 TRAYS

The "I" trays will be used for 300Vinstrument cable, 300Vthermocouple extension wire and 600Vcontrol cables operating at less than 50v.

The "I" tray fill, determined by the sum of the installed cable cross-sectional area, should not exceed 50 percent of the tray cross-sectional area.

Cables which are run in a combination of duct, conduit, and tray should be analyzed for ampacity limiting factor. As a general rule if that part of the raceway which would be the limiting factor on current carrying capacity is more than 10ft long then it should govern the cable rating for the entire run.

The use of cable tray barriers may be permitted where necessary to eliminate, for example, a separate tray on an isolated run. This separation may be maintained by a barrier. Each side of the barrier should be assigned a different raceway number for identification.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

In order to assure that power cables will operate within their design temperature limits, the cables shall be sized as follows:

        a. Determine the maximum continuous current of the load.

        b. Multiply this current by appropriate factor such as service factor, overload factor, etc.

        c. Apply proper de-rating factors.

        d. Determine cable size from NEC tables.

        e. Check voltage drop considerations.

        f. Check short time rating.

        g. Check short circuit currents.

Single conductor triplexed power cables smaller than No.6 AWG shall not be used in trays since these cables will propagate flame. A 3/C cable shall be specified for these sizes.

Insulation and jacket thicknesses for all power cable shall be in accordance with NEMA standards for the voltage rating of the insulated conductor. Insulation materials shall be ethylene propylene rubber (EPR). Jacket materials shall be chlorosulfonated polyethylene (Hypalon).

For 5kVand above, insulation thickness shall be based on 133% insulation level.

4.2.6.6 CONTROL CABLE

Some important considerations in selecting control cable include ampacity, voltage drop, reliability, special circuit requirements and mechanical strength.

Insulation and jacket thickness for all control cable shall be in accordance with ICEA standards for the voltage rating of the insulated conductor. Insulation materials shall be EPR. Jacket materials shall be Hypalon. Individual conductors shall be color coded per ICEA S-68-516 TableK-2.

4.2.6.7 INSTRUMENT CABLE

Instrumentation cable will be twisted/shielded with a tinned copper drain wire.

Insulation materials shall be cross-linked polyethylene.

4.2.6.8 THERMOCOUPLE EXTENSION WIRE

Thermocouple extension wire shall be Chromel-Constantan, Type E selected to be compatible with the instruments to which it is connected. Insulation and jacket materials shall be cross-linked polyethylene.

(Important parameters include wire type eg/"KX", conductor material, temperature range and limits of error.)

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.2.6.9  COAXIAL AND TRIAXIAL CABLE

Coaxial and Triaxial Cable shall be selected to be compatible with the systems to which it is connected.

Insulation materials shall be thermosetting, if possible. Jacket materials shall be thermosetting or neoprene.

4.2.6.10 COMMUNICATIONS CABLE

No communication cable is required.

4.2.6.11 LIGHTING WIRE & CABLE

For Lighting Wire refer to Section 8.4.3, Electrical Design Criteria for
Lighting.

4.2.7    SAFETY CONSIDERATIONS

Insulation and jacket materials for all wire and cable used shall be of flame-retardant, thermosetting materials. Cable manufacturers must provide positive evidence that the cable they are supplying passes the IPCEA Vertical Flame Test and IEEE-383 Cable Tray Fire Test (both oily-rag and gas-burner parts). The test data must be certified by an independent agent.

All cable runs shall be splice free except for terminations in junction boxes as specifically shown on the drawings.

Installation instructions shall require removing as little jacket as possible within panels, boards, terminal boxes, etc.

Cables passing through floor and wall sleeves, and entering equipment will be sealed in accordance with the requirements of Section 8.4.10.

Cables will be sized to carry the expected overcurrent experienced during a fault, for a sufficient amount of time to allow the protective devices to clear the fault.

The Contractor will specify all cable insulation taking into account protection from anticipated or possible overvoltages and sheath voltages.

4.3      LIGHTING SYSTEM

4.3.1    DEFINITIONS

         Illumination-Density of light upon a surface, expressed in foot-candles or lux.

         HID-High Intensity Discharge Lamps. These include Mercury, Metal Halide and High Pressure Sodium.

         Means of Egress-A continuous and unobstructed way of exit travel from any point in a building or structure to a public way.

         Exit-Defined as those doorways and protected ways of travel to a doorway at ground level which open into plant roads or walkways.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

         Emergency Lighting-A lighting system designed to supply illumination essential to safety of life and property, in the event of failure of the normal supply.

         General Lighting-Lighting Units installed above the ordinary head level to secure a general illumination over a considerable area.

         Receptacle-A contact device installed at an outlet for the connection of an attachment plug and flexible cord to supply portable equipment.

4.3.2   SYSTEM REQUIREMENTS

The lighting systems installed by the Contractor shall provide adequate illumination at all times with power supplied from normal a-c sources, and d-c batteries in emergency lighting units. The systems will provide adequate emergency lighting during all operating conditions, including transients, upset conditions and the effect of the loss of normal power, by use of batteries for emergency d-c lights. The systems provide, as a minimum, lighting intensities at levels recommended by the Illuminating Engineering Society. State and local regulatory agencies requirements may modify the criteria. Outdoor lighting levels and coverage shall equal or exceed those at the Owner's Unit 4.

The a-c lighting system is supplied from 3 phase, 4W, 480/277Va-c distribution transformers and panels, and 120/208Va-c distribution panels.

Fluorescent lamps shall be used for indoor lighting. High Pressure Sodium (HPS) shall be used for general outdoor plant lighting. HPS lighting shall be used for cooling tower area, high-bay areas and roadways. The plant's perimeter shall not be provided with light.

Lighting fixtures shall be selected with due consideration for environmental conditions and ease of maintenance. Access to lighting fixtures will be available to maintenance personnel. Fixtures in high bay areas such as the turbine hall will be serviceable from area cranes.

Maintenance factors for both lamp life and accumulated dirt will be factored into the lighting systems design.

Auxiliary lighting shall be provided in approximately 10% of the indoor HID fixtures and on the turbine deck.

Illumination shall be provided in accordance with current OSHA requirements for all exit facilities and means of egress. Exit signs shall be illuminated by a-c and d-c systems. The d-c system for these signs may consist of local battery packs.

Lighting circuits should be loaded with care to avoid overloading and the subsequent tripping of breakers which would effect lighting reliability. To prevent faults in one system from rendering another system inoperative, separate conduits should be used to feed lighting systems derived from different sources. Therefore, emergency lighting circuits should not be run in the same raceways with normal lighting.

By putting all fixtures in an area on one circuit, reliability is reduced to the extent that when the circuit fails all lighting in the area fails. In large and critical locations the area shall be fed from two different power sources and gain the reliability of having alternative sources.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Illumination shall be provided outside of doorways. These fixtures shall be separately controlled and fed from normal a-c lighting circuits.

Fixtures used in hazardous areas shall be approved for the classification of the area.

The plant lighting system will be designed so that portions of the system can be selectively energized during normal plant operation and the remainder can be energized in selected areas for maintenance operations.

All lighting layouts shall be approved by the Owner.

4.3.2.1 STATION EMERGENCY LIGHTING

The station lighting is composed of three separate systems:

        1. Normal a-c lighting system supplied from the normal power buses with load distributed between buses.

        2. Emergency d-c lighting system supplied from local self-contained wall packs.

        3. Emergency a-c lighting system supplied from the emergency/critical buses.

Normal a-c lighting is supplied throughout the plant while emergency a-c lighting is confined to the following areas:

        1.     Outdoor lighting, approximately 10%.
        2.     PDC
               -  Switchgear and relay rooms, approximately 10%
               -  Battery Room, approximately 10%

These fixtures will be equipped with rapid re-strike. Normal a-c and emergency a-c systems shall be physically and electrically separated to prevent a common mode failure.

In order to comply with the rules and regulations of OSHA concerning exit signs and egress lighting, the following egress lighting is required:

        a.     Internally illuminated exit signs shall be provided at all exits.

        b. Adequate and reliable illumination for all exit facilities and clearly visible routes, both vertical and horizontal, shall be provided.

Internally illuminated "Exit" signs and egress lighting shall have self contained battery packs.

Means of Egress (access routes) shall have an illumination level of average 0.5fc measured at floor.

Emergency lights shall be provided with a power source which can sustain the specific level for a period of at least 11/2hr.

A-c emergency lighting shall be fed from MCC-03 located in the PDC. This MCC will in turn be connected back to Emergency Bus MCC-306 in the Unit 3 PDC-303.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.3.2.2 CODES AND STANDARDS

The latest versions of the following codes and standards shall be used where applicable to the manufacture, testing, installation, inspection and operation of the specified lighting systems:

        OSHA      Occupational Safety and Health Act        Federal Register, Vol. 37, No. 202
                  Means of Egress lighting, Exit lighting        Subpart E, Par. 1910.35
                  Illumination                                   Subpart C, Par. 1926. 56

        ANSI      American National Standards Institute
                  Industrial Lighting                                   IES RP7
        Protective Lighting                                             IES RP10
                  Street & Highway Lighting                             IES RP8
                  Fixtures, Electrical                                  UL57
                  Panel Boards, Safety Standards                        UL67

        IES - Illuminating Engineering Society                          5th Edition
                  Levels of Illumination
                  Lighting Guidelines

        NFPA - National Fire Protection Association                     70
                  NEC-National Electrical Code
                  Wiring, Protection, Grounding,
                  Materials, Methods
                  Life Safety Code                                      101
                  Egress and Exit Lighting

4.3.3   SYSTEM DESIGN

Receptacles will be supplied from 120/208Vor 277/480Vdistribution panel circuits.

The drawings will show the type of fixture to be used in a specific area, in lighting tables.

Fixtures will be assigned dimmer controls, located on walls, by control console and equipment arrangement.

4.3.3.1 MISCELLANEOUS POWER LOADS

In general, miscellaneous power loads, such as space heaters, unit heaters, heat tracing, and fractional hp motors rated 120Vshall be supplied from a separate power system. These loads shall be supplied from the lighting panel only in isolated cases where the installation of a separate panel is impractical. Panelboards shall be in safe and accessible locations. They shall be located in the PDC buildings.

Branch circuit breakers for lighting and receptacles shall not have a continuous connected load exceeding 80 percent of the branch circuit rating. Twenty percent spare installed breakers shall be provided at initial design stage with the remaining panel-board space provided with connections for future breakers. No more than six receptacles shall be connected to any branch circuit.

The color code for lighting branch circuits shall be black, red and blue for phase conductors, white or natural gray for the neutral (grounded) conductor and green for equipment ground.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Throughout the installation, there will be 120VAC receptacles protected by ground fault interrupters (GFI's). They will be used where required by code. There will also be 3phase 480Vreceptacles for use with welders or heavy power equipment. Outdoor installations of these receptacles will be appropriately housed.

D-c circuits shall be coded white or natural gray for the negative and black for the positive conductor.

GFCI circuits shall have a separate neutral wire for each circuit brought back to the panel-board.

4.3.3.2 LIGHTING MAINTENANCE

There are two major maintenance factors to be taken into consideration in the design of a lighting system; one is the Lamp Depreciation Factor (LDF) that converts initial lumens to average or mean lumens. These rates are determined from published data for the specific lamp used.

The other is the luminaire Dirt Depreciation Factor (LDD) which varies with the type of luminaire and the atmosphere in which it is operated. For a 12month luminaire maintenance program the following combined maintenance factor (MF) will be used:

        .70 for general plant
        .75 for control, computer room, etc
        .80 for offices

4.3.3.3 GROUNDING

The a-c lighting system shall be solidly grounded with a grounded neutral wire and an equipment ground, in accordance with Article 250 of the NEC. A metallic cable sheath, raceway, and/or conduit system, where used, may take the place of the equipment ground.

Poles will be roadway lighting type, non-metallic or fiberglass, with anchor base, hand hole and tapered elliptical arm. Poles will be grounded.

Each of the outdoor lighting panels will have an associated photoelectric eye, contactor and hand-off-automatic control switch.

4.3.3.4 LIGHTING FIXTURE REQUIREMENTS

Lighting fixtures will be selected to meet the quantity and quality requirements specified in this document, as well as the mechanical performance that will meet installation, operation, and maintenance conditions.

Specific requirements for fluorescent fixtures:

        a. Lampholders must be of the spring loaded, tombstone type and have positive backing to preclude longitudinal disposition.

        b.     Ballasts shall meet UL "Class P" requirements.

        c. Fuses in the fixtures should be slow-blow type and rated sufficiently high to accommodate the inrush current.

        d. Louvers, lenses, and other normally removable fixture parts should be positively latched and have captive hinging to prevent them from falling should they become unlatched.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Specific requirements for incandescent and HPS fixtures:

        a. Fixture components such as reflectors, globes, guards, and louvers should be securely fastened.

        b.     Industrial or vibration service lamps should be specified.

        c. Lampholders should be of the shock absorbing and vibration-proof type.

        d. Pendant hung fixtures shall have hook attachments and shall be hard wired.

        e. Rapid restrike ballasts will be used.

4.3.3.5 TRANSFORMERS

General purpose, dry-type, 480v-120/208Va-c or 480 - 277/480Va-c, three phase) transformers will be used to supply lighting, receptacle and miscellaneous load distribution panels. Transformers shall preferably be in 30, and 45KVA sizes. The transformers will usually have two 2 1/2 percent full capacity taps above and below rated primary voltage. All transformers shall conform to NEMA-ST20.

Transformers shall have a 220O C insulation system and be designed not to exceed 150OC rise. Normal life is based on 40OC average ambient. The transformers shall be arranged for wall or floor mounting, as required, and near the load served.

4.3.3.6 WIRING, CONDUIT AND MISCELLANEOUS EQUIPMENT

Lighting and receptacle wire shall be No.12 or larger stranded copper type THWN, 90(degree)C insulation, moisture and heat resistant, 600Vrating. All fixture stems and fixtures shall be wired with stranded copper cable fixture wire type SFF-2, moisture and heat resistant, with suitable nonmetallic covering. Portable rubber cord type SJO will be used to supply fluorescent fixtures, if required. Splices and taps in the lighting wire shall be made by insulated wire nuts (Scotchlok Spring Connectors). Lighting branch circuit wire size shall be in accordance with NEC Table310-16 for rated conductor temperature corrected to proper ambient of 40(degree)C except as noted.

All lighting conduit shall be a minimum of 3/4 in. hot-dipped galvanized steel. Commercial EMT conduit may be used indoors, where allowed by NEC. Lighting fixture stems shall be 3/4 in.
hot-dipped galvanized steel conduit unless otherwise noted.

All exposed receptacle outlet boxes shall be FS series, and switch outlet boxes shall be FD series, unless otherwise noted. Outlet boxes exposed to the weather shall have suitable weatherproof covers.

All exposed lighting and junction outlet boxes shall be Crouse-Hinds Krylon, fiberglass or equal 2-1/8 in. deep, unless otherwise noted. All recessed light and junction boxes in concrete shall be hot-dipped galvanized pressed steel 3 in. deep, unless otherwise noted. All recessed light outlet boxes shall be provided with 3/8 in. fixture studs. Receptacles and local switches in offices, laboratories, control room, and partitioned rooms with hollow walls shall be flush mounted in outlet boxes, with coverplates to match other hardware.

Local switches shall be specification grade for lighting circuits in offices, laboratories, control room, and partitioned rooms.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Receptacles shall be specification grade, duplex, two-pole, three-wire, grounding type for 125v, 20A Service.

Photoelectric cells shall be designed for automatic quick response switching of outdoor lighting loads or contactor coils. Operating level will be preset for turn-on at 1.5 +/-0.6fc and turn-off at 6 to 10 fc when the control voltage is 120v. The enclosure shall be fitted with locking type plug and shall be of non-corroding, nonconductive material.

4.3.3.7  INSTALLATION

Installation of the lighting system shall be in accordance with the installation specification and the latest edition of the National Electrical Code, unless otherwise noted.

The lighting shall be designed for early installation to facilitate the use of portions of the permanent system during construction.

Fluorescent fixtures may be hung on chains attached to each end of the fixture. The cord from the fixture shall be hard wired.

Fixtures shall be placed away from critical equipment.

Recessed fluorescent fixtures shall be double-suspended, i.e., from suspended ceiling and from structure.

Sufficient interleaving and inter-spacing of both parallel a-c lighting and parallel emergency a-c lighting shall be provided to prevent the total loss of lighting in critical areas.

4.3.3.8  SYSTEM VOLTAGE RANGE

The a-c lighting system will be designed to operate with a +/-10 percent voltage variation.
4.3.3.9  SYSTEM OPERATION

The normal and emergency a-c lighting system is normally operating during all modes of plant operation including the relay, switchgear rooms and adjacent related areas. On loss of normal a-c power, a-c emergency lighting remains energized, and is transferred to the emergency source.

4.3.3.10 SAFETY CONSIDERATIONS

Emergency lighting shall meet the requirements of NEC article 700-D.

The levels of illumination listed in the lighting tables (Appendix8.4-3) provide greater than the minimum levels required where safety is related to seeing conditions.

4.3.4    MAINTENANCE

The Contractor shall maintain the system until turnover to the Owner.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Preventive maintenance should include group re-lamping of areas before the end of the average rated life of the lamps, instead of spot re-lamping only as individual lighting elements burn out. Also periodic cleaning of lens, fixtures, lamps and tubes can maintain the average light intensity at the design level. All maintenance and cleaning of lighting system components will be done in accordance with manufacturers' recommendations.

Design of the lighting systems shall permit routine testing without disrupting normal service. The self-contained units shall be provided with local test switches to simulate loss of normal a-c power.


                                 Lighting Tables
                                 ---------------
The following tables show the illumination level* and type of fixture by building and area:

               Switchgear and Related Areas               I
               Turbine Building                           II
               Misc. Buildings and Areas                  III
               Outdoor Areas                              IV

        * Illumination level is shown as the minimum foot-candles required for a task and as average foot-candles for an area.

                                     TABLE I

                                Control Building
                                ----------------

                                  Foot-
Area                             Candles                    Fixtures
----                             -------                    --------

Levels and Landings                 5                     Fluorescent

Switchgear Room                    35                     Fluorescent

Relay Room                         80                     Fluorescent

HVAC Area                          20                     Fluorescent

Battery Room                       20                     Fluorescent

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

                                TABLE II

                            Turbine Building
                            ----------------
                                  Foot-
Area                             Candles                   Fixtures
----                             -------                   --------

Levels, Landings,                   5                  (Enclosed & Gasketed) HPS
and Corridors

Ground Floor                       20                  (Enclosed & Gasketed) HPS

Turbine
Oil Room                           20                  (Enclosed & Gasketed) HPS

Operating                          35                  (Enclosed & Gasketed) HPS
Level


                                 TABLE III

                          Miscellaneous Buildings
                          -----------------------
                                 and Areas
                                 ---------

                                  Foot-
Location                         Candles                     Fixture
--------                         -------                     --------

Circulating                        30                  (Enclosed & Gasketed) HPS
Water Pump
Area

                                 TABLE IV

                              Outdoor Areas
                              -------------

                                  Foot-
Location                         Candles                    Fixture
--------                         -------                    --------
Main Entrance                       5                  (Enclosed & Gasketed) HPS

Roadways                            1                  (Enclosed & Gasketed) HPS

Parking Areas                       2                  (Enclosed & Gasketed) HPS

Switchyard
(General)                          0.2                 (Enclosed & Gasketed) HPS
(Disconnects)                      2.0

Tanks                               1                  (Enclosed & Gasketed) HPS

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Cooling Tower                       5                  (Enclosed & Gasketed) HPS

Brine Processing
Areas                               5                  (Enclosed & Gasketed) HPS

4.4     GROUNDING SYSTEM

The grounding system will consist of the interconnected grounding conductors and ground electrodes necessary to provide an adequate electrical connection to earth. The grounding system will minimize shock hazards to personnel and will provide a ground path for a-c system faults and direct stroke lightning currents.

The plant and switchyard will have a ground grid designed to IEEE standards.

The turbine structure and PDC will have a ground system installed which will be tied by two ground conductors to the substation grid.

The metal enclosure or frame of all electrical equipment, the air terminals of lightning protection systems, building steel and other metallic objects which could become energized will be connected to the grounding system.

This section also includes methods to be used for the grounding of instruments.

The grounding system layout shall be approved by the Owner.

                                   DEFINITIONS

Ground                          -  A conducting connection, whether intentional or
                                   accidental, by which an electrical circuit or equipment is connected to the earth or to some conducting body of
                                   relatively large extent that serves in place of the earth.

Grounded                        -  Connected to earth or to some extended conducting body
                                   which serves in place of the earth, whether the connection is intentional or accidental.

Ground connection               -  A connection used in establishing a ground and consisting of a grounding conductor, a grounding electrode, and the
                                   earth (soil) which surrounds the electrode.

Ground conductor                -  A conductor providing an electric connection between part of a system, or the frame of a machine or piece of
                                   apparatus, and a ground electrode or a ground bar.

Ground electrode                -  A conductor or group of conductors in intimate contact
                                   with the earth for the purpose of providing a connection
                                   with the ground.

Ufer Ground                     -  A system used in establishing a ground by utilizing steel reinforcing bars in concrete foundations.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Ground grid                     -  A system of grounding electrodes consisting of
                                   interconnected bare cables buried in the earth to provide
                                   a common ground for electric devices and metallic
                                   structures.

4.4.1   SYSTEM REQUIREMENTS

4.4.1.1 CODES AND STANDARDS

The grounding and lightning protection systems will be designed and installed in conformance with the latest versions of the following codes and standards:

      National Electrical Code
      Article 250                                Grounding

      NFPA No. 78                                Lightning Protection Code

      IEEE 80                                    Safety in a-c Substation
                                                 Grounding

      IEEE 142                                   Grounding of Industrial and
                                                 Commercial Power Systems

      NESC                                       National Electric Safety Code

4.4.1.2 SYSTEM GROUNDING

System grounding consists of the connection of the neutral or one of the normal current-carrying conductors of the power system to ground, for the purpose of enhancing overvoltage and short circuit protection. Such connections will be effected at various points and they may be connections of no intentional impedance such as solid grounding, resistance such as low or high resistance grounding, or inductance such as reactance grounding.

The 13.8 kV generator will be resistance grounded through a distribution transformer.

4.4.1.3 MEDIUM VOLTAGE SYSTEM-4.16KV

The medium voltage system grounding will consist of low resistance grounding of the system neutral. Each of the medium voltage source neutrals, such as transformers, will be connected to ground through a resistor.

The low-resistance method will have the advantage of immediate and selective clearing of the grounded circuit but also will require that the minimum ground-fault current be large enough (400A) to positively actuate the applied ground-fault relay.

4.4.1.4 480V SYSTEM

The 480V3-phase, 3-wire system will be wye connected and low or high resistance grounded. Bus MCC 03 will be designed to be connected back to the 4.16 kV bus which is in turn connected to the reconditioned 12kW diesel generator bus and will be low resistance grounded.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The individual motors will be grounded through the raceway system. Where this is impractical, or fault current could exceed raceway current rating, a separate ground conductor will be installed. Where motors are remote from the station grounding system, a ground rod will be installed.

4.4.1.5 120/208V SYSTEM AND 277/480V SYSTEM

Both the 120/208Vthree-phase system and the 277/480Vthree-phase system neutral will be solidly grounded at the various sources of supply.

4.4.1.6 D-C SYSTEM

The d-c system will be ungrounded. Ground tracing features will be used to detect and alarm unintentional connections to ground.

4.4.1.7 MAIN GENERATOR NEUTRAL

The unit-connected main generator neutral will be grounded through a high-resistance arrangement. This method consists of connecting the generator neutral to the primary winding of a sealed, dry type, two-winding, single-phase distribution transformer, with a primary rating equal to the generator line-to-neutral voltage nearest standard voltage rating, and a low voltage, high-current (200amp) resistor connected to the transformer 190Vsecondary winding.

4.4.1.8 STRUCTURAL STEEL

Structural steel will be grounded in accordance with NEC. Steel structural members which will be isolated from ground because of the building design will be connected to the nearest grounded structural steel member or directly to the grounding system by cable.

Where overhead high voltage conductors and ground wires are secured to a building, ground cable will be installed from the station grounding system to each point of cable attachment on the building.

4.4.1.9 MOTORS

All local motors 25 hp or smaller will use the conduit system for ground fault current return. When conduit is not used, a ground conductor equal in ampacity to the phase leads will be provided for motor frame grounding. In addition, 4160volt motors and remotely located motors will have a driven ground rod. In addition, they will be grounded to the raceway, where feasible. Where non-metallic raceway is used, the cable feeder to the motor shall have a fourth grounding conductor (half size) to which the motor frame shall be grounded.

4.4.1.10 SWITCHGEAR

The ground bus in metal-clad switchgear, load centers, and motor control centers will be connected to the station grounding system at each end by ground cables. Switchgear, load centers, and motor control centers will be provided with a fault current return path grounding conductor; rigid conduit or the ground cable in the cable tray will be used.

4.4.1.11 RACEWAYS

A ground cable (No. 4/0 AWG copper) will be laid in all nonmetallic trays containing power cables. The ground cable will be fastened to tray rungs in the same manner and at the same intervals as the power conductors. The ground cables will be routed through wall and floor sleeves, as required, to make a continuous run. Where a metallic sleeve is used to enclose a grounding conductor, each end of the sleeve will be connected to the ground conductor.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

In the non-remote areas, hot dipped galvanized tray will provide a ground fault current return path. Sections of the tray shall be jumpered with a green insulated wire to provide continuity of the return path. The connection of the jumper wire to the tray shall be given special consideration as a point of possible corrosion.

In the non-remote areas, hot dipped galvanized conduit between equipment or between cable tray and equipment will provide a ground fault current return path when properly connected. Conduit ground connections to equipment will be made with a threaded hub, boss, or two locknuts, one on either side of the box or cabinet. Conduit ground connections to cable tray will be made with a non-insulating type grounding bushing on the conduit and a bonding jumper to the ground conductor within the tray. The size of the bonding jumper will be the largest the bushing can accommodate. All flexible conduit will be jumpered with a bare conductor, using a green insulated wire.

Conduits shall be bonded to metallic tray, or to the copper ground conductor in nonmetallic tray.

Each duct bank containing power cables will have a bare tinned copper grounding conductor encased in the duct enclosure.

4.4.1.12       PIPING AND TANKS

Metallic underground piping and fixed piping of the fire extinguishing systems will not be connected to the station grounding system, unless cathodic protection is required.

Metal tanks shall use a ground rod with PVC protected copper, 4/0 cable attached to above ground steel.

4.4.1.13       FENCE AND RAIL

4.4.1.13.1.1 Fences for the substation will be connected to the grounding system. Fence posts will be connected at intervals of approximately 50ft to a parallel tinned copper ground conductor buried 3ft outside the fence. Posts on each side of a gate or removable fence section will be bonded together below grade. For each permanent gate, a potential grid will be installed.

Crane rails will be connected to ground and rail joints will be jumpered.

4.4.1.14       BUILDING LIGHTNING PROTECTION AND GROUNDING

The following lightning protection and grounding requirements shall apply:

        1)     Turbine Structure

               - Shall be protected from lightning by Air Terminals located on light poles and tied directly to the ground system.

               - Grounding shall be by redundant conductors to the switchyard mat.

               - Stator housing and neutral grounding transformer downcomers on turbine pedestal shall be grounded to the substation grid via cable in PVC conduit.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        2)     Cooling Tower

               - Lightning protection shall be provided by wood poles, static lines, and ground rods.

               - All motors shall be provided with adequate ground connections. Each motor will carry a ground conductor routed through tray.

        3)     Modular Equipment Buildings

               -      No lightning protection is required.

               - The PDC will be surrounded by a ground loop which will in turn be grounded with two ground rods and grounded to the switchyard grid.

        4)     Vessels

               -      No lightning protection is required.

               - Vessels shall use a ground rod with a 4/0 copper cable (insulated) tied to above ground steel. 3/4" PVC shall be used to protect the cable. (This alternative is necessary because of epoxy coated rebar.)

        5)     Pipe Racks

               - Ufer grounded, every other column. Rebar may be tied directly to anchor bolts.

        6)     Switchyard

               -      Lightning protection shall be by static wires.

               - An underground ground-grid shall provide ground protection, the ground grid shall consist of 316 stainless steel, one inch diameter ground rods, 10feet in length tied together with tinned copper ground conductors. All connecting points shall be coated.

4.4.1.15       DISCONNECT SWITCHES

The operating position for the 92kV hand-operated disconnect switch will be protected from voltage potentials arising between the switch handle and ground by a copperweld wire mesh grounding mat buried 4in. below grade, or a metal grating located at or above finished grade where a person stands to operate the switch. No point within the protected area will be more than 3ft from the mat. The mat will be connected to the grounding grid at the same point as the switch supporting structure.

4.4.1.16 ELECTRONIC CONTROL SYSTEMS

The following procedure will be implemented unless manufacturer's instructions are to the contrary.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Terminal cabinets, control panels and consoles involved with electronic signals will require two grounding systems as follows:

        1. Safety Ground: Grounding bus is attached to cabinet and panel structures.

        2. Signal Ground: Instrument cable shielding and instrument signal reference ground attached to this bus.

In loops containing multiple instruments, the shields of all cables used in the loop should be connected together and connected at only one point to the shield ground bus, at the signal source cabinet. Intermediate terminal boxes for signal wiring is unacceptable.

The signal ground shall be isolated from the safety ground with the exception of a single point of connection. The design shall prevent ground loops in the signal ground system.

Grounding of the equipment ground bus will be made by directly connecting to the station grounding system. System specifications should advise the manufacturers of the intent to ground shields and cabinets in this manner.

4.4.1.17       LIGHTING

All lighting circuits will be grounded in accordance with the National Electrical Code.

4.4.1.18       MISCELLANEOUS

All miscellaneous items not included in this criteria will be grounded in accordance with the National Electric Code.

4.4.1.19       COMPONENT DESIGN

The size of each medium voltage (4160V) system neutral grounding resistor will be such as to limit the fault current through the source neutrals to a minimum of 400A.

The station grounding system cable shall be tinned copper for underground and bare copper for indoor applications. For outdoor applications above ground, the grounding system cable shall be stranded, insulated copper. Where a grounding cable is used for both indoor and outdoor applications, the entire cable shall be as dictated by the outdoor application.

Ground rods shall be 10 feet in length and 1 inch in diameter, 316 stainless steel.

Ground wells shall consist of 316 stainless steel, 2 inch, schedule 160 pipe. For convenient access the pipe shall be installed in a 10 inch concrete pipe or plastic box with removable cover, standard water meter box is acceptable. No coke breeze fill shall be utilized.

Where ground cable in concrete crosses expansion joints, the cable shall be wrapped with burlap and painted with asphaltum or wrapped with polyethylene. The ground cable shall be wrapped a distance of 18in. either side of the expansion joint.

All grounding connections shall be by the compression type, or of a clamping or crimping type approved by the Owner.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


4.4.1.20       ARRANGEMENT

The station grounding system's general arrangement shall be shown on the Contractor's drawings.

4.4.1.21       CONSTRUCTION NOTES

Continuity of the station grounding system shall be verified during construction. After construction, ground resistance to remote earth will be measured and compared with computed value, and proper corrective action shall be taken by the Contractor, should the measured value be substantially higher than one ohm.

4.4.1.22       SYSTEM RELIABILITY

The reliability of the system shall be ensured over the life of the plant, as long as the conductors are of adequate size, all joints are made up tightly, and scheduled testing is performed.

4.4.2   SYSTEM LIMITATIONS, SET POINTS AND  PRECAUTIONS

Resistance of the station grounding system to remote earth shall be a maximum of one ohm.

4.4.3   OPERATION

The station grounding system is passive. No human, mechanical, or electrical control or operation will be required. Its functions are protective, preventing harm to personnel and damage to equipment or structures.

4.4.4   SAFETY CONSIDERATIONS

Electric shock accidents are caused by the coincidence of the following unfavorable factors:

        1.     High ground fault current in relation to ground resistivity.

        2. Distribution of ground fault current such that high potential differences are possible.

        3. Presence of an individual at such a place and time and in such a position that his body bridges two points of high potential difference.

        4. Absence of sufficient contact resistance or other series resistance to limit current to a safe value.

        5. Duration of the fault and body contact for a sufficient time to cause harm at the given current intensity.

Accidents of this nature are infrequent because of the low probability of coincidence of all five conditions. The probability of coincidence will be lowered in the following manner. The ground grid shall have a low enough resistance such that the maximum short circuit current results in a ground grid potential below safe values. All metallic structures or equipment which might accidentally become energized shall be connected to the grid in order to prevent the possibility of high potential differences. Clearing of faults shall be provided in a reasonably fast time to limit the duration of current flow. Where it is impractical to eliminate the possibility of excessive potential differences during faults, personnel access shall be barred or limited.

4.4.4.1  GROUND FAULT RISKS

The following situations are considered potentially dangerous in terms of personal ground fault risks, and receptacle circuits in these areas should be protected by GFCIs:

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


o       All outdoor locations accessible from grade level
o       Brine Processing Area
o       At outside transformers and switchyard area
o       Cooling tower
o       Rooms with metal floors

                               EQUIPMENT GROUNDING

                                                        Number
Service                                                Required   Wire Type
-------                                                --------   ---------
Medium Voltage A-c Motors                                 1      No. 4/0 copper
Load Centers and MCCs                                     2      No. 4/0
Medium Voltage Switchgear                                 2      No. 4/0
Power and Control Cable Tray                              1      No. 4/0 copper
Instrument Cable Tray                                     1      No. 4/0
Main Step-up Transformer                                  2      No. 4/0 copper
Station Service Transformer                               1      No. 4/0 copper
Auxiliary Transformers                                    1      No. 4/0
Lighting Transformers                                     1      No. 2/0
Structural Steel Column                                   1      No. 4/0
Main Generator                                            4      No. 4/0
Non-Segregated Phase Bus (Following                       1      No. 4/0 copper
 mfr's instructions)
Control and Relay Boards                                  2      No. 4/0
Lighting Panels                                           1      No. 2/0
Crane Rails, Fences                                       1      No. 4/0
Tank and Pressure Vessels                                 1      No. 4/0
Computer and Other Electronic Control                     1      No. 2/0
 Signal Systems                                           1      No. 4/0
Stairways, Handrails, Gratings
 (If isolated)                                            1      No. 4/0
Lightning Arresters (per pole)                            1      No. 336.4 KMC
Lightning Rods and Air Terminals                          2      No. 336.4 KMC
Inverters                                                 1      No. 2/0
Chargers                                                  1      No. 2/0
Small Low Voltage Loads                                   1      No. 6

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

COMMUNICATIONS SYSTEM

There will be no additions to the existing communications system.

4.6     METERING AND RELAYING

4.6.1   SYSTEM REQUIREMENTS

The station electrical protection consists of protective devices or relay systems which monitor the electrical characteristics of the station equipment and/or power system to assure operation consistent with designed parameters, as follows:

        1. Initiate the removal from service of any piece of equipment which has sustained a short circuit.

        2. Provide automatic supervision of manual and/or automatic operations which could jeopardize the safe operation of the station.

        3. Initiate automatic operations and/or switching which may be required for the continued safe operation or shutdown of the station.

The station electrical protection described in this criteria applies to the main generator, transformers, and auxiliary station service system for a geothermal, steam-turbine generating plant and shall be shown on the one-line diagrams by the Contractor.

The station electrical protection shall be designed to accept a single assumed failure so that the failure does not result in the loss of the capability of the protection to perform its desired functions.

The station electrical protection shall be designed to provide minimal clearing times in order to limit short circuit damage and minimize the effects of abnormal operating conditions on the station and/or the power system.

The structural and mechanical requirements for all relay panels and switchgear equipment on which station protection is mounted shall be outlined in detailed specifications by the Contractor.

The station electrical protection equipment shall be mounted such that the mounting structure will not amplify or attenuate the input signal or relay action.

The station electrical protection shall be designed with overlapping and redundant zones of protection. This may be in the form of a duplicate protection scheme or in the form of time coordinated steps of protection. The electrical protection shall be designed so as to remove a minimum of equipment from service and readily identify the faulted equipment or system.

The station electrical protection provides a high-speed scheme of protection for major equipment in the station. This would include, shall but not necessarily be limited to, the main generator, and the generator step-up transformer.

Where possible, the station electrical protection shall maintain sufficient separation so as to eliminate the common failure mode. The common failure mode is defined as a mechanism by which a single event can cause redundant equipment to be inoperable.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The station electrical protection shall be designed and assembled to provide access to the individual components of the various protective schemes for maintenance purposes. This requirement shall not be limited to the protective relays but would also include the input current and/or voltage devices, output devices and their associated wiring.

The station electrical protection shall make use of terminal blocks on the entry of all protection current and/or voltage circuits entering the relay panels or switchgear to ease maintenance of these circuits.

The station electrical protection shall be designed to permit in-service testing of the individual protective schemes. The in-service testing of one particular protective scheme shall not jeopardize the remaining system protection in any manner.

All protective relays shall preferably be mounted in drawout type cases equipped with current-shorting switches on all active current circuits or shall be equipped with independent current-shorting test switches to facilitate testing.

The trip contacts of all protective schemes shall be wired in series with a single-pole test switch to open trip circuits during in-service testing. The test switches shall be front-of-panel mounted with covers which cannot be replaced with switches open.

The station electrical protection shall be sufficiently independent from metering and voltage regulating equipment so as not to affect protection during testing of the metering and voltage regulating equipment.

The d-c voltage to all protective schemes will be monitored and an alarm provided for low voltage.

Control wiring and all auxiliary control devices shall be of such quality as to assure high reliability with due consideration given for published codes and standards, fire hazards, current-carrying capacity, voltage drop, insulation level, mechanical strength, shielding, grounding, and environment.

Sufficient instrumentation and metering shall be provided to allow safe and reliable operation of the station for such functions as synchronizing and live bus transfer.

Reliable operation of the station electrical protection is enhanced by the redundancy in design. Short circuits in the generating station shall be detected by at least two different schemes of protection.

4.6.2   GENERATOR PROTECTION

4.6.2.1 DIFFERENTIAL PROTECTION

Differential protection of the generator stator shall be provided by a high-speed generator differential relay. This relay has adequate frequency response down to 20Hz and will detect three-phase and phase-to-phase faults in the stator winding. Since the current transformers for the differential relay have very high ratios, the differential relay will be insensitive to phase-to-ground faults. The relay has a variable percentage characteristic to provide high sensitivity at light loads and avoid incorrect relay operation during heavy external faults. Turn-to-turn protection of the stator winding is not required since modern synchronous generators employ single turn construction. The relay shall trip and lock out the main generator breaker, trip and lock out the generator field, trip the turbine, and annunciate through a generator lock out relay. A similar differential relay shall protect the generator step up transformer.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.6.2.2 PRIMARY GROUND PROTECTION

Phase-to-ground primary protection of the generator stator shall be provided by a generator neutral ground relay. The generator is essentially high-resistance grounded through a distribution transformer, thereby limiting ground fault current to approximately 10 amperes. This relay consists of a time-overvoltage element which is frequency-tuned to operate on the 60 Hz voltage drop across the secondary resistor, resulting from the flow of ground fault current in the distribution transformer primary winding. The ground relay protects approximately 95percent of the stator winding and must coordinate in pickup and time with the generator voltage transformer fuses. This relay shall trip and lock out the generator breaker, trip and lock out the generator field, trip the turbine, and annunciate through the generator lock out relay.

4.6.2.3 BACKUP GROUND PROTECTION

Backup protection against ground faults in the generator stator, the generator bus and the delta windings of connected generator step-up and normal station service transformers shall be provided by a second time-overvoltage relay. The backup ground relay shall detect the presence of voltage across the broken-delta secondary of a set of wye-delta connected auxiliary voltage transformers. During un-faulted operation no voltage will be developed across the relay; however, during a single phase-to-ground fault, the voltage will be 3V, or approximately 200 volts with 69 volt secondary windings. The relay shall have a 16 volt pickup and a 199 volt continuous rating, which shall detect fairly high resistance faults. This relay shall trip and lock out the 13.8kV GSU XFMR Loadside Breaker, trip and lock out the generator field, trip and lock out the main generator breaker, trip the turbine, trip the 92KV line breaker, and annunciate through the unit lock out relay. This relay shall be supervised by a voltage balance relay to prevent undesired tripping due to blown potential transformers.

4.6.2.4  FIELD AND EXCITER PROTECTION

The generator field circuit shall be ungrounded to provide reliability; therefore, a single ground in this circuit would not require taking the generator out of service immediately. The continued operation of the generator must be weighed against the possibility of a second ground which could result in unbalanced torques on the rotor and possible shaft damage. The following discussion covers the protection schemes for the brushless excitation system.

4.6.2.5 BRUSHLESS EXCITATION SYSTEM

The generator field circuit with the brushless excitation system consists of the generator field, the field diodes, the exciter armature mounted on the generator rotor shaft, and a permanent magnet generator mounted to the generator rotor shaft.

Since the brushless exciter possesses no external field leads from the generator, conventional ground detector relays cannot be applied. Instead, an Automatic Ground Detector (AGD) will be provided to initiate a ground test every 24 hr, or upon manual initiation. If a ground exists, an alarm is given and the operator will initiate a normal shutdown of the generator. The automatic ground detector accomplishes this test by lowering brushes onto slip rings.

The field and exciter protection are provided by the generator manufacturer as part of the exciter package.

4.6.2.6 LOSS-OF-EXCITATION PROTECTION

Decrease or loss-of-excitation on a synchronous generator can result in thermal damage to the generator, or can cause system instability due to low-voltage conditions. Absence of field current in the rotor reduces the magnetic coupling between the rotor and stator. With a constant mechanical input, the rotor

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

accelerates, runs above synchronous speed, and the machine operates as an induction generator. The machine will draw inductive power from the system through the stator windings. These stator currents induce heavy currents in the rotor teeth and wedges which may damage the machine.

A two-zone scheme shall be used to provide loss-of-excitation protection with the following advantages:

        1. Reduced sensitivity to stable system swings due to the time-delay associated with the zone 2 element.

        2. High-speed clearing is retained for valid loss-of-excitation conditions with the zone 1 element.

        3. The zone 2 element provides backup protection for a valid loss-of-excitation condition.

The setting of the two-zone protection provides for a zone1 characteristic with a negative offset setting equal to one-half of the direct-axis transient reactance (1/2X'dv). The diameter of the mho circle is equal to 1.0 per unit reactance and operates with no intentional time-delay. The zone2 setting has the same negative offset and a mho circle diameter equal to the synchronous reactance (Xd), however, a time-delay of 1second or more is used to prevent operation on stable swings.

The loss-of-excitation relay shall trip and lock out the generator breaker, the generator field, trip the turbine, and annunciate through the generator back-up lock out relay. Since loss of relaying potential may permit undesired operation of the loss-of-excitation relay, it will be supervised by a voltage balance relay.

4.6.2.7 NEGATIVE SEQUENCE PROTECTION

Unbalanced three-phase stator currents cause double-system-frequency (120Hz) currents to be induced in the rotor iron, which tend to flow in the surface of the rotor's solid forging, and in the nonmagnetic wedges and retaining rings. The IR losses will quickly cause rotor overheating and serious damage if the generator is allowed to continue operating in this unbalanced condition.

Negative sequence protection shall be provided by a negative phase sequence current relay applied to detect the presence of negative phase sequence current in the stator windings. The relay alarms at low values of negative phase sequence current. The relay shall initiate trip and lock out of the generator breaker, trip and lock out of the generator field, trip the turbine, and annunciate through the generator backup lock out relay if the current increases to a higher value.

4.6.2.8 PHASE FAULT BACKUP PROTECTION

Phase fault backup protection shall be provided to prevent exceeding the thermal limit of the stator winding as specified in ANSI C50.13 for faults remote from the generator zone. This protection is primarily for three-phase fault protection but may provide phase-to-phase protection as well.

The relays shall be induction disc overcurrent relays with voltage restraint. Each relay shall provide a trip output when the current exceeds the current setting and the voltage is less than the voltage setting. Since the loss of a single potential transformer will cause the relays to trip for loss of potential, the trip outputs shall be supervised by the voltage balance relay, described in 8.4.6.2.12.

The time dial settings for these relays shall be coordinated with the time delay and line distance settings of the distance relays discussed in more detail in
Section 8.4.6.11.1.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

These relays with the generator step-up transformer overcurrent relays shall constitute the primary 3 phase fault protection for the 13.8kV bus. There shall be no 3 phase fault backup protection for this bus.

These relays shall trip and lock out the generator breaker, trip and lock out the exciter breaker, trip the turbine, and annunciate through the unit primary lock out relay.

Since the relay is dependent on voltage sensing, a loss of relaying potential may appear as a fault to the relay and cause undesired operation. For this reason, a voltage-balance relay shall be used to supervise the distance relay. A more detailed description of the voltage-balance relay is given in Section 8.4.6.2.12.

The relay shall trip and lock out the generator breaker, trip and lock out the generator field, trip the turbine, and annunciate through generator backup lock out relay.

4.6.2.9 ANTI-MOTORING PROTECTION

Loss of steam, with the main generator breaker closed and with the generator field applied, will result in the generator running as a motor connected to the high-voltage system. From the electrical point of view, this usually presents no problem. However, when the steam supply to the prime mover is removed and the generator begins motoring, the absence of steam passing through the turbine to carry away the heat that will be produced by windage loss results in overheating and quite possibly damage to the low pressure turbine blades. The length of time that a turbine can withstand this condition varies with the type of turbine, steam conditions, and turbine back-pressure.

Antimotoring protection shall be provided by a reverse power relay to electrically sense the real power (kW) flow into the machine which may be as low as 1/2 of 1 percent of generator rating. The reverse power relay is insensitive to var flow so that the generator is capable of accepting reactive power from the system without relay operation. The power directional unit of this relay shall be supervised with the main generator circuit breaker "a" contacts to prevent intermittent closing of the power sensing unit of the relay prior to synchronizing. The timing circuit shall be provided to override transient power flow into the generator that might occur during synchronizing. This relay shall trip and lock out the generator breaker, trip and lock out the generator field, trip the turbine, and annunciate through the generator backup lock out relay.

Backup anti-motoring protection shall be provided by a turbine valve limit switch circuit. This circuit shall produce a trip when all four turbine inlet ports are closed. This circuit shall trip and lock out the generator breaker, trip and lock out the exciter breaker, trip the turbine and annunciate through the generator primary lock out.

4.6.2.10 OUT-OF-STEP PROTECTION

Out-of-step protection is not  required.

4.6.2.11       STANDSTILL OR TURNING GEAR PROTECTION

Not required.

4.6.2.12       BLOWN FUSE PROTECTION

The failure of the generator voltage transformers could result in undesired operation of some of the generator control and protection circuits. If the voltage to the regulator sensing circuit is lowered by a blown voltage transformer fuse or a transformer failure, the automatic voltage regulator will sense this

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


lowered voltage and attempt to raise the terminal voltage of the generator. If voltage is lost to certain relays, such as the backup ground and the loss of excitation relays, undesired tripping could occur.

Blown fuse protection shall be provided by two voltage-balance relays applied to monitor the two sets of generator voltage transformers.

Both relays shall annunciate blown fuses in either set of fuses. One of the relays shall trip the generator automatic regulator to manual. Both relays shall be used to supervise protective type relays.

4.6.2.13       SYNCHRONIZING SUPERVISION

The closing of the generator circuit breaker when the generator voltage is out-of-phase with the system voltage could have adverse consequences. With the generator voltage 180 degrees out-of-phase with respect to the system voltage, the winding stresses could approach twice those of a three-phase short circuit.

Supervision of manual synchronizing of the generator shall be provided to prevent the operator from closing the generator circuit breaker with the generator more than 10 degrees out-of-phase with the system. A synchronizing check relay to limit the angle at which the operator may close the generator breaker. A zero degree cutoff shall be provided in this scheme to block closing after the in-phase position has been exceeded until the next approaching in-phase condition. In order for breaker closing to be initiated, the synchronizing check relay must operate, then the operator must close the control switch before the machine reaches the in-phase position with the system, and the machine must be running faster than the system.

4.6.2.14 START-UP PROTECTION

Not required.

Generator manufacturers do not recommend applying field to the generator until the turbine is near rated speed. This being the case, start-up (reduced frequency) protection is not required.

4.6.2.15       FREQUENCY PROTECTION

At other than the designed frequency limits, the turbine generator is limited to the degree of over- or under- frequency operation. As the departure from rated frequency increases, the withstand time of the turbine generator decreases.

Frequency relays shall be applied to the generator voltage transformer to detect operation at increased or reduced frequencies. These relays will trip and lock out the 92 KV breaker, and trip and lock out the 13.8 kV XFMR load side breaker, initiate run back to station service load and annunciate through the line lockout relay.

4.6.2.16 GENERATOR METERING

CalEnergy will have electrical generation metering separate from Imperial Irrigation District's revenue metering. It will also have its own potential and current sources.

These meters shall be redundant to the revenue metering and will be used to verify calibration but will not be used for re-calibration. They shall be located on the 92KV system.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The 92kV meters for CalEnergy shall provide the operator with accurate visual indication as to the electrical characteristics of the net output of the plant. This indication shall be located in the control room. This shall include the following:

        a.     Phase Current
        b.     Watts
        c.     Vars
        d.     Voltage

In addition electrical meters shall be provided to maintain an accurate account of the net electrical output of the plant over extended periods of time as follows:

        e.     Watt hours in
        f.     Watt hours out
        g.     Var hours in
        h.     Var hours out

The main generator shall be provided with the necessary metering to provide the operator in the control room with accurate visual indication as to the electrical characteristics of the machine. These meters shall be located on the
13.8 kV system. This shall include the following:

        a.  Generator Phase Current (3 phase)
        b.  Generator Watts (3 phase)
        c.  Generator Vars (3 phase)
        d.  Generator Voltage (3 phase)
        e.  Generator Frequency
        f.  Generator Power Factor

In addition, electrical meters will be provided to maintain accurate account of the electrical output of the machine over extended periods of time as follows:

        g.     Generator Watt hours (3 phase)
        h.     Generator Var hours (3 phase)

Test switches shall be provided to remove portions of the metering circuits from service without rendering all instrumentation inoperative.

A Var transducer and a Watt transducer from both the 92kV and 13.8kV meters shall be provided with inputs to the DCS.

4.6.2.17       OVEREXCITATION PROTECTION

Overexcitation (excessive volts/Hertz) describes a condition where excess flux saturates the core of a wound device and flows into the adjacent structure, causing high eddy current losses in the core and adjacent conducting materials. The heat from these losses may quickly damage the insulating materials if the overexcitation condition is severe. The overexcitation withstand capability of the generator and the connected transformers has an inverse characteristic.

Dual-level overexcitation protection shall be provided for protection of the generator and its connected transformers. In some instances, this equipment may be provided as part of the excitation equipment

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

furnished by turbine-generator manufacturer. In any case, it is suggested that one relay be set at 110 percent volts/Hertz with a time delay of 45 seconds. The second relay would be set at 118 percent volts/Hertz with a time delay of 2 seconds. Both relays would trip and lock out the 92KV breaker, trip and lock out the main generator breaker, trip and lock out the generator field, trip the turbine, and annunciate through the generator backup lock out relay.

4.6.3 GENERATOR STEP-UP TRANSFORMER

Differential protection of the generator step-up transformer shall be provided by three high-speed, harmonic-restrained, percentage-differential relays applied to provide sensitive protection against internal three-phase and phase-to-phase faults. This protection shall also detect phase-to-ground faults in the high-voltage winding of the transformer. The relays shall trip and lock out the 92kV line breaker, trip and lock out the transformer loadside breaker, initiate runback to station service load and shall annunciate through the transformer lock out relay.

Sudden pressure protection for internal faults of the generator step-up transformer shall be provided by a sudden pressure relay. The sudden pressure relay responds to the increase in internal pressure generated by the arcing of turn-to-turn or phase-to-ground faults inside the transformer. This relay shall trip and lock out the 92 kV line breaker, trip and lock out the transformer loadside breaker, initiate runback to station service load and shall annunciate through the transformer lock out relay.

The high-voltage winding of the generator step-up transformer shall be solidly grounded thereby providing a source of ground current during line-to-ground fault conditions on the high-voltage system. Line-to-ground faults on the high-voltage system which are external to the unit zone of protection would normally be cleared by the switchyard or transmission line protection. In the event that system protection fails, a ground backup overcurrent relay shall be applied to a current transformer in the neutral bushing of the generator step-up transformer. This relay must coordinate with the system protection and initiate trip and lock out of the 92kV line breaker, the GSU XFMR Loadside breaker, and annunciates through the transformer lock out relay.

Three time and instantaneous relay functions provide overcurrent protection for the generator step-up transformer. These same three relay functions, with the generator voltage restrained overcurrent relays, also constitute the primary 3 phase fault protection for the 13.8kV bus. There is no backup three phase fault protection for this bus. These relays shall trip and lock out the 92kV line breaker, trip and lock out the GSU transformer loadside breaker, initiate runback, and annunciate through the GSU transformer lock out relay.

4.6.4 NORMAL STATION SERVICE TRANSFORMERS PROTECTION

4.6.4.1 DIFFERENTIAL PROTECTION

Differential protection of the normal station service transformer is not required.

4.6.4.2 SUDDEN PRESSURE PROTECTION

Sudden pressure protection for internal faults of the transformer shall be provided by a sudden pressure relay. The sudden pressure relay responds to the increase in internal pressure generated by the arcing of turn-to-turn or phase-to-ground faults inside the transformer.

4.6.4.3 PHASE OVERCURRENT PROTECTION

Phase overcurrent protection for the normal station service transformers shall be provided by three time and instantaneous overcurrent relays.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.6.4.4 GROUND PROTECTION

A phase-to-ground fault on the 4.16kVvoltage system shall be limited to 400 amperes and a phase-to-ground fault on the 480V system shall be limited to 3.5 amperes.

4.6.5 METERING

The station service power shall be monitored at the 1200A, 13.8kV feeder breakers in the PDC, by watt-hour meters and ammeters connected to the current transformers on the 13.8kV feeder buses. The potential circuit shall be supplied from the 13.8kV feeder bus. 4.6.6 4.16KV AND 480V SWITCHGEAR

4.6.6.1 4.16KV AND 480V BUS SUPPLY PROTECTION

Protection for the bus supply feeders from the transformers shall be provided by time-overcurrent relays applied in the bus feeder breakers.

Phase overcurrent protection shall be provided for the 4.16kVbus by three time-overcurrent relays applied to each of the bus supply breakers. These relays shall provide three-phase and phase-to-phase fault protection for the bus by tripping and lock out of the bus supply breaker.

4.6.6.2 KV MOTOR FEEDER PROTECTION

All 4kV motors shall be fed by medium voltage starters. Each starter will be equipped with motor protection relaying Multilin.

All 4 kV motors shall be equipped with six 100ohm RTD's embedded in the stator windings. These RTD's will provide high temperature alarm to the DCS system.

Motors 1500hp and larger shall have differential protection across the windings and surge protection at the motor terminals.

4.6.6.3 KV AND 480V SWITCHGEAR METERING

A voltmeter and a voltmeter selector switch shall be provided on the 4.16kVbus and at each incoming breaker to allow local inspection of the three line-to-line voltages at the bus and at the breakers.

The switchgear for the power plant and the Minerals Recovery Facility shall have individual watt hour metering for accounting purposes.

Phase overcurrent protection shall be provided for MCC feeders consisting of low-voltage air circuit breakers containing overcurrent direct-trip devices with adjustable long-time and short-time trip elements. The long-time delay unit shall be set to pickup at a value higher than the expected full load current and less than the rated current carrying capacity of the cable, with sufficient time delay to coordinate with the maximum overload device setting in the motor control center. The short-time delay unit shall be coordinated with the maximum instantaneous setting in the motor control center.

The MCC feeder breakers shall also be provided with negative sequence voltage relaying protection.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.6.7   MOTOR CONTROL CENTERS (MCC)

4.6.7.1 MOTOR LOADS

The 480Vmotor control centers shall be supplied from the 480Vstation service transformers. The loads fed from the MCC shall be limited to motors up to and including 200 hp as well as other small miscellaneous loads.

Phase overcurrent protection shall be provided for motor feeders consisting of motor circuit protectors (MCP and contactor overload relays. The molded-case breakers with instantaneous magnetic elements shall provide short-circuit protection, while the contactor overload relays shall provide thermal protection.

The magnetic elements of the MCPs shall be set to provide short-circuit protection for both continuous and intermittent duty motors.

The contactor overload relays for continuous duty motors will be selected 115-125 percent of rated full load current. The contactor overload heaters for the intermittent duty motors shall be selected between 80 to 150 percent of rated full load current.

4.6.7.2 NON-MOTOR LOADS

Phase and ground overcurrent protection shall be provided for non-motor feeders consisting of molded-case breakers with long-time thermal trip elements to provide overload or low current fault protection, and instantaneous magnetic trip elements to provide short-circuit protection.

The rating of the thermal element shall be approximately 150 percent of rated full load current and the pickup of this element is nonadjustable. The magnetic element may or may not be adjustable; however, in either case the pickup of this element shall vary between 500 and 1,500 percent of the thermal rating.

All current transformers used in the station protection shall have relaying accuracy ratings in accordance with ANSI C58.4.13, and their performance at high current levels shall be compatible with the protection requirements.

All voltage transformers used in the station protection shall have accuracy ratings in accordance with ANSI C58.4.13 and shall have sufficient thermal capabilities for the associated protection.

Current and voltage circuit lengths shall be designed to minimize burden requirements. The routing of these circuits will provide adequate separation of redundant zones of protection.

The station electrical protection shall be applied with the intent of providing overlapping zones of protection for high-speed clearing of the major items. This principle shall also apply to the control circuitry for the station. Similar high-speed zones of protection shall initiate clearing of the fault by means of separate auxiliary lock out relays. Station protection, which shall provide time-delayed clearing of faults, shall initiate clearing by means of a third auxiliary lock out relay.

The d-c control power for the 4.16kVswitchgear as well as the 480V MCC supply breakers shall be provided by the 125Vd-c power system. Motor starters shall be self-powered a-c controlled.

The control power for all motor controllers or contactors at the 480Vmotor control center (MCC) level shall be provided by 480-120Vcontrol transformers. Each control transformer shall be connected to its

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

associated 480VMCC branch circuit. Therefore, the a-c control power for 480VMCC shall be provided by the a-c power system. The secondaries of all 480-120Vcontrol transformers shall be fused and grounded.

4.6.8 SYSTEM OPERATION

The station electrical protection shall be in service at all times and shall automatically initiate corrective action upon inception of a fault or abnormal condition which may be detrimental to the safe operation of the station and/or the system.

In some instances, the station protection shall lock out the affected equipment to prevent re-energizing. In these cases, it shall be necessary to manually reset the auxiliary lock out relay before re-energizing.

It shall be necessary to indicate to the station operator the occurrence of certain undesired conditions. These conditions shall include, but not necessarily be limited to, a blown fuse on the generator voltage transformers, grounds on the d-c battery system, loss of dc control power to the station protection schemes, loss of d-c control power to circuit breakers, and overexcitation of the unit.

4.6.9 SAFETY FEATURES FOR POTENTIAL EMERGENCIES

Because of its requirements, the station protection physically encompasses a large area. The a-c current and voltage sensing circuits, as well as the d-c control circuits are exposed to the natural elements such as heat, moisture, dust, etc., which could cause insulation failure.

The possibility exists whereby relays with cup-type or balance beam construction may be made to operate falsely due to a sudden shock to the relay case or panel.

During certain conditions, significant voltages could exist on the a-c current and voltage circuits due to differences in ground potential.

Current, voltage, and control circuits which extend to the high-voltage switchyard may be subjected to induced high-voltage as a result of mutual coupling to the high-voltage conductors.

The inadvertent opening of a current transformer secondary circuit could result in extremely high-voltages at the current transformer secondary.

Because of the reliability in past current transformer design and the criticality of current circuits, no fuses or interrupting devices shall be applied. The insulation shall be resistant to the natural elements. The reliability of the current and voltage circuits, as well as the d-c control circuitry, shall be stressed in the design of duct runs and cable trays. Since the a-c voltage and the d-c control circuitry are much more complicated and are not as critical as the current circuits, fusing will be permitted, and the circuits shall be monitored to detect the blown fuse.

The location of the station protection shall be in a designated area where only qualified personnel shall be permitted. The location of relays on control panels and switchgear shall be such as to minimize vibration.

The grounding of each a-c current and voltage circuit shall be at the relay panels or the switchgear and shall be grounded in one location only.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The current transformer secondary circuits shall be wired to current-shorting type terminal blocks or test switches in cases where metering and relaying circuits are combined.

Power supplied to the Mineral Recovery Facility on the Unit 5 site will be separately metered for accounting purposes.

4.6.10  SYSTEM MAINTENANCE

The station electrical protection shall be designed to permit easy access for the removal or replacement of the individual relays which make up the protective systems

The station electrical protection shall be designed with the majority of relays having glass covers to permit visual in-service inspection. All fault-detecting relays shall have mechanical or electrical targets to readily identify the relay responsible for interruption. These targets shall be visible without dismantling any of the protection.

Drawout-type construction of the fault-detecting relays shall provide easy removal of the relay for bench maintenance and also provide for injection of current and/or voltage for in-place testing.

4.6.11   KV LINE PROTECTION

4.6.11.1 PRIMARY LINE PROTECTION

The first zone distance relay provides 3 phase and phase to phase fault protection for 90% of the line length to the utility substation.

The second zone distance relay provides time delayed 3 phase and phase to phase fault protection for 125% of the line length to the utility substation.

The directional/ground overcurrent relay provides time and instantaneous ground overcurrent for the line.

These relays trip and lock out the 92 kV line breaker, trip and lock out the GSU load side breaker, initiate runback to station service load, and annunciate through the 92 kV line lock out.

4.6.11.2 BACKUP LINE PROTECTION

The directional phase overcurrent relays provide time overcurrent protection for the 92 kV line. These relays trip and lock out the 92 kV breaker, trip and lock out the 92 kV breaker, trip and lock out the GSU transformer, initiate runback to station service load and annunciate through the 92 kV line lockout relay.

The backup ground protection for the 92 kV line is the neutral overcurrent relay on GSU transformer. It is described in Section 8.4.5. The Contractor shall coordinate the 92 kV protection scheme with IID.

4.7      MEDIUM AND LOW VOLTAGE POWER SYSTEMS

The medium and low voltage power systems shall consist of 13.8 and 4.16 kV metal-clad switch gear, 4,160 V motor controllers and 480Vmotor control centers. The station service transformers shall step the voltage down from the 13.8 kV generator voltage to the 4160Vor 480Vbus voltage.

480 volt loads and motors up to and including 200 HP shall be powered from motor control centers (MCCs) located in controlled air environments within the PDC. Motors larger than 200 hp shall be powered from 4,160 V motor controllers.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The 4.16 kV switchgear and motor controllers, as well as the 480 volt MCCs shall be designed with adequate space capacity to anticipate future load growth.

4.7.1   SYSTEM REQUIREMENTS

The function of the ac power system shall be to supply reliable ac power to all electrical equipment.

The ac power system shall include transformers, switchgear, motor control centers, motors, conductors, and associated instrumentation and controls.

A nominal system voltage of 4.16 kV, 3 phase, 60 Hz shall be provided to supply large motors (over 200 HP).

A nominal system voltage of 480 V, 3 phase, 60 Hz shall be provided to supply small motors (1/2 hp through 200 hp) and loads less than, or equal to, 300 kW.

A nominal system voltage of 120/208 V, three phase, 60 Hz shall be provided to supply fractional horsepower motors (1/2 hp and smaller) and small single phase loads.

The voltage at the terminals of motor leads during start shall not be allowed to dip below 80 percent.

The horsepower ranges stated above, that will be assigned to each voltage level, are intended as a guide. There may be instances of overlap, where the Contractor may assign a motor to a bus not in accordance with the above. Assignment of motors to a bus shall take into consideration availability of power source and increases or decreases in motor horsepower after switchgear is purchased.

The 4.16 kV system shall be grounded at the wye-connected secondary windings of each unit and reserve station service transformer through a resistor to limit the maximum line-to-ground fault current to approximately 400 amperes. The 480 V system will be high and low resistance grounded. The 208/120 V system will have its neutral solidly grounded at the various sources of supply. Lighting and outlet circuits requiring a solidly grounded neutral will be supplied from a 480V-277/480V transformer with its secondary solidly grounded.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Oil-filled transformers shall be located outdoors. All non-segregated phase bus duct shall be located outdoors. Motors shall be located both outdoors and indoors as required . All other equipment such as switchgear, air-cooled dry-type transformers, silicon filled transformers, MCCs, and distribution cabinets shall be located indoors, in the controlled environment of the PDC.

The equipment shall be arranged to facilitate repair and removal for maintenance. Metal-clad switchgear and transformers shall be arranged to facilitate uniform phasing. Standard transformer connections shall be used (wherever possible). Incoming and outgoing feeder conductors for switchgear, and MCCs shall be identified (as viewed from the front), as phase A, B, and C, left to right and top to bottom, or front to back, as applicable.

Periodic maintenance shall be performed on components of the ac power system. This maintenance shall be consistent with the manufacturer's recommendations. In addition, adequate floor space shall be provided around the equipment for proper maintenance.

Testing and inspection shall be provided for all normal ac systems. The particular tests and inspections and their frequency will depend upon the specific components installed, their function, and their environment. These tests and inspections shall be directed at detecting the deterioration of the system toward an unacceptable condition and to demonstrate that standby power equipment and other components that are not running during normal operation are operable.

The normal ac power system instrumentation and control shall consist of the following:

        1.     13.8 kV station service power supply breaker control

        2.     4.16 kV feeder breaker control

        3.     480 V feeder control

The 92, 13.8, 4.16 kV and 480 V breaker control shall:

        1.     Be powered from a dc source (when not prohibited by distance).

        2. Provide control from the control room and switchgear for the 92 kV breaker and generator breaker. All other breakers will be controlled locally at the switchgear.

        3.     Provide protective interlocks.

The DCS inputs shall record that a breaker is tripped.

4.7.2   SYSTEM DESIGN

Connections of the power supply feeders and busing arrangements of the ac power system are shown on the main one-line diagram.

During normal operation, while the plant is generating, the main power source shall be from the unit turbine-generator. A 13.8 kV non-segregated phase bus shall connect the generator to the 13.8 kV bus.

Voltage at the motor terminals at any voltage level shall not be less than 80 percent of rated motor voltage during starting. The voltage at the terminals of any power transformer shall not exceed 110

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

percent of rated voltage under no-load conditions when the high voltage supply from the 92 kV line is 102.5 percent of rated nominal voltage.

The system frequency shall not exceed 60 Hz, +5 percent. The maximum system frequency decay rate shall not exceed 5 Hz per sec.

The generator step-up transformer shall consist of a two winding three phase transformer. The transformer shall be fed from the non-segregated phase bus leads connected to the generator step-up transformer primary side breaker.

The station service transformers shall be located outdoors, near the power distribution centers (PDC). The station service transformers shall be 2 winding transformers.

The 4.16 kV and 480 V switchgear equipment shall be located in a fire protected area in the power distribution centers which will also be a controlled environment area.

The 120/208 V buses and their respective 480-120/208 V transformers will be located in environmentally controlled areas of the PDC.

No automatic fire suppression system will be furnished for the PDC. Smoke detectors and temperature sensors provided by the Contractor will alarm in the control room. There will be a fire extinguisher located at each end of each P.D.C.

4.7.3   COMPONENT DESIGN

4.7.3.1 MAIN TURBINE GENERATOR

The main generator shall be rated * (by Contractor) MVA, three-phase, 3600 rpm,
13.8 kV, 60 Hz, 0.90 leading power factor to 0.85 lagging power factor. The generator will be wye-connected and will be capable of operating with a neutral grounding device having a high impedance which will limit the maximum phase current. The neutral terminal enclosure shall be furnished with the generator, with provisions for the Contractor's conduit for the grounding lead. The Generator Step Up Transformer shall have an automatic LTC providing +/-10% voltage control.

Each of the stator terminals shall be equipped with bushing type current transformers of suitable rating. All current transformers shall have 5 amp secondaries. The main terminals shall be arranged for non-segregated phase bus duct connections. The generator excitation system shall be capable of regulating the generator voltage from 95 to 105 percent of the rated voltage at any load level up to the generator nameplate rating. Suitable excitation switchgear shall be furnished for control of the generator exciter.

The generator shall be supplied complete with all the auxiliary equipment required for the successful operation of the generator.

4.7.3.2 NON-SEGREGATED PHASE BUS

The non-segregated phase bus shall connect the main generator to the main generator breaker located in the PDC and from the main generator breaker to the generator step up transformer. It shall be self-cooled and rated to carry the maximum generator output. It will be fully insulated. The bus shall be designed for outdoor operation at maximum ambient temperature.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The non-segregated phase bus shall include the following:

        1.     The main bus leads including metal enclosure

        2.     Supporting structures

The bus duct shall be of the totally enclosed type with galvanized steel comprising the formed duct and bolted, gasketed covers.

4.7.3.3 GENERATOR STEP-UP TRANSFORMER

The three phase transformer for the generator step-up transformer shall have full capacity no-load taps on the high voltage winding and shall be rated to deliver the MVA output of the turbine generator at rated frequency. The transformer winding insulation shall be operated at no higher temperatures than it would be subjected to if operated in a standard ambient. The transformer shall be connected delta-wye, and shall; be solidly grounded on the high voltage wye connected side. The high side of the transformer shall be equipped with an automatic load tap changer.

4.7.3.4 STATION SERVICE TRANSFORMERS

The station service transformers impedance values shall be selected to satisfy the following criteria:

        1. Be small enough to provide good plant voltage regulation down to the 120 V ac level.

        2. Be small enough to successfully start large ac motors. (In general, the voltage, upon starting large motors, will be limited to not less than 80 percent of nominal.)

        3. Be large enough that the interrupting rating of connected switchgear is not exceeded.

The station service transformers shall be three phase with full capacity no-load taps on the primary winding. All transformers shall be rated to carry the connected normal bus load at maximum ambient. Transformers shall be connected delta-wye resistance grounded and provided with ground resistors on the secondary neutral. The transformers shall be oil filled, rated to supply the normal load on the bus, three-phase, with class H (220 C) insulation with full capacity no-load taps on the primary windings. Transformers shall be connected delta-wye.

4.7.3.5 SWITCHGEAR

The switchgear shall be rated for interrupting capacity based on maximum short-circuit availability at its location. The switchgear bus full-load ampere rating shall be sized to have the standard available bus ratings above the maximum coincidental load. The buses shall be braced to withstand the maximum momentary short-circuit current, taking into consideration the fault contribution of all connected rotating machines and source transformers and making proper allowance for system X/R ratio at the point of fault.

The vacuum breakers, if used, shall be selected with a maximum symmetrical interrupting rating (kA) which will exceed that available from the power system at the point of application. This shall take into consideration all the contribution of connected induction motors.

4.7.3.6 MOTOR CONTROL CENTERS

Motor control centers shall be rated 480 V, 3 phase, 60 Hz, utilizing combination motor starters and molded case circuit breakers for motor branch circuit protection. The motor branch circuit breakers, as well as those for feeders, shall have a minimum symmetrical interrupting rating of 42,000 A.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.7.3.7 MOTORS

All motors shall be sized to develop sufficient horsepower to drive the connected load under runout or maximum expected flow or pressure, whichever is larger, and permit the driven equipment to develop its specified capacity without exceeding the temperature limits of the motor. Motors shall be specified with the following special features:

        a. All motors not located in a clean dry area protected from the atmosphere, shall be totally enclosed and will be specified with a 1.15 service factor. Motors located indoors may be furnished with drip-proof enclosures and have a 1.15 service factor.

        b. During normal operation, no encroachment on the service factor will be permitted.

        c. During infrequent and short periods in an emergency, such as runout operation, exceeding of the service factor rating will not be permitted.

        d. Motor insulation shall be specified as Class F with a 90(degree)C rise at service factor load for a 34(degree)C average ambient, and with an 80(degree)C rise at service factor load for site maximum ambient. Although motors are to be specified with a Class F insulation system, they shall be sized on the basis of Class B temperature rises.

        e. A minimum torque margin of 15 percent of rated full load torque from standstill to speed at which breakdown torque occurs at specified minimum starting voltage shall be specified to assure rapid acceleration.

        f. A minimum locked rotor thermal limit time equal to the minimum voltage acceleration time shall be specified for the rated voltage condition.

        g. For all low voltage motors non-hygroscopic type insulation shall be specified. Motors to be run from variable frequency drives shall be designed and specified for the application.

               For all medium voltage motors, VPI Insulation systems shall be specified. Medium voltage motors shall be furnished with six duplex 100 ohm Platinum stator RTDs.

        h. Coil ends of open motors shall be provided with abrasion protective coats to resist wear, such as a resilient silicone rubber spray coat.

        i. All anti-friction bearings shall be specified with a minimum L-10 life of 50,000 hr. Motors with anti-friction bearings shall be furnished with duplex thermocouples on each bearing. Sleeve bearings shall be furnished with duplex 100 ohm Platinum RTDs

        j.     Motors 1/2 hp and smaller shall be TEFC.

        k.     Motor larger than 200 hp shall be form wound.

4.7.3.8 KV AND 4.16 KV METAL-CLAD SWITCHGEAR

The 13.8 kV and 4.16 kV switchgear vacuum circuit breakers shall be of the electrically operated drawout type with stored energy mechanisms. Switchgear breaker control dc power shall be supplied from batteries of the 125 Vdc power system.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

13.8 kV circuit breakers shall have the capability of being manually operated at the switchgear and remotely from the new mimic panel in the combined control room.

The 4.16 kV fused vacuum contactors shall feed 4 kV motors. They shall be both manually operated locally or remotely from the DCS.

Open and closed positions of all 13.8 kV and 4.16 kV circuit breakers and the contactors shall be indicated at the switchgear, and in the control room. 13.8 kV positions shall be indicated by lights on the mimic panel. 4.16 kV breaker and contactor positions shall be indicated in the DCS. All trip functions shall be alarmed through the DCS.

An Ammeter and Ammeter Switch shall provide local indication of 4.16 kV loads and an amp transducer will be provided for remote monitoring at the DCS.

4.7.3.9 V LOAD CENTER TYPE BREAKERS

The load center type air circuit breakers shall be provided with dc control power supplied from batteries of the 125V dc power system.

Load center type air-magnetic circuit breakers applied as MCC feeders shall be manually operated at the MCC lineup.

Tripping and closing positions of the main 480 V circuit breakers shall be indicated at the switchgear, tripping will be alarmed in the control room through the DCS.

4.7.3.10 V MOTOR CONTROL CENTERS (MCC)

For motor starters, heater feeders, or other load feeders, 480-120 V control power transformers shall be connected to the load side of the circuit breakers to supply control power to the starter or contactor. Loss of ac supply power to a starter or contactor shall cause it to fail open, disconnecting the load. However, the 480 V system shall be designed such that the voltage at the MCCs will be within the starter pickup voltage rating.

The MCC distribution and miscellaneous feeders shall be provided with manual control at the circuit breakers. Motor and heater feeder breakers shall be provided with automatic and/or remote control, as required.

4.7.3.11 V BUSES

Each circuit originating from a 120 V ac distribution cabinet shall be protected with a manually operated single-pole circuit breaker.

Where a circuit shall be used with automatic or remote control, a separately mounted motor starter or a single-pole relay connected to the load side of the circuit breaker shall be employed.

4.7.4   SYSTEM LIMITATIONS AND SET POINTS

The components of the ac power systems shall be loaded only within their nameplate ratings. Loads in excess of this will cause reduced life expectancy and may cause automatic disconnection of the loaded circuit. Electrical equipment shall be sized and load groupings shall be assigned such that the maximum coincidental load falls within the rating of each ac power system component.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.7.4.1   SET POINTS

Various components of the ac power system shall have set points which are discussed in the following paragraphs:

4.7.5     SWITCHGEAR AND RELAY PANELS

4.7.5.1   PROTECTIVE RELAYS

Protective relay settings shall represent the most desirable compromise between equipment protection and continuity of station service. Examples of the parameters which must be set are current pickup, current tap settings, and time dial positions.
4.7.5.1.1 TIME DELAY RELAYS

Time delay relays shall be set to delay actuation of a device in order to accomplish a particular function. Relays of the fixed timer type shall be set to agree with the time settings given on elementary diagrams to be developed by the Contractor.

4.7.6     MOTOR CONTROL CENTERS

4.7.6.1.1 OVERLOAD RELAY SELECTION

Overload relays shall be selected and installed by the Contractor to protect motors or connected equipment from overload for excessive periods of time. They shall be selected to protect the specific load in question, taking into consideration the ambient temperature in which the relay operates.

4.7.6.1.2 ADJUSTABLE TRIP SETTINGS

If required, in order to more closely match the heater characteristics with the protected equipment or to prevent false tripping, the relay pickup point may be changed through the range of 90 to 110 percent of the stamped rating on the bimetallic heater element.

4.7.7     POWER TRANSFORMERS

Oil-filled transformers shall be equipped with liquid temperature devices (top oil) and/or winding temperature devices (top oil temperature augmented by a heat generating current proportional to load). These devices shall function to alarm, start radiator fans, or start oil circulating pumps, where applicable.

Air-cooled transformers, if supplied, shall be equipped with thermostatic devices which automatically turn on cooling fans at a particular temperature setting and alarm at a higher temperature setting.

The setting of the temperature devices shall be the responsibility of the respective transformer manufacturer and shall be a function of the transformer design.

4.7.8   SYSTEM OPERATION

4.7.8.1 START-UP AND SHUTDOWN

The Project shall be designed so that power required for start-up will be provided from Unit 3 or from IID at the Owner's option. A 13.8 kV feed shall be installed to connect Unit 5 to Unit 3. Once the Unit 5 turbine is operational, the load will be transferred to the Unit 5 generator and the tie breaker to Unit 3 will be opened. At this point, Unit 5 can be synchronized to the system.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.7.8.2 NORMAL OPERATION

Adequate power will be supplied to the ac system during normal operation to energize all required loads for this mode of operation. The power source during normal operation will be the main turbine-generator.

4.7.9   SYSTEM MAINTENANCE

4.7.9.1 MAINTENANCE APPROACH

The maintenance program for the ac power system will consist of periodic testing following the pre-operational and initial system tests and inspections. A complete schedule of manufacturer's recommendations concerning components of the system will be maintained as well as an outline of various problems, their causes, diagnostic indications, and recommended corrective action. All instruments and equipment required to inspect, test, and maintain the system components will be part of the plant stock supply.

4.7.9.2 PREVENTIVE MAINTENANCE

Routine preventive maintenance will be performed on components of the system in accordance with manufacturer's recommended procedures.

The station maintenance program will include testing requirements for all ac systems following the pre-operational and initial system tests and inspections. The particular tests and the frequency of these tests will depend upon the specific components installed, their function, their environment, and the fact that they are on the station maintenance program. These tests will be directed at detecting the deterioration of the system toward an unacceptable condition and will demonstrate that standby power equipment and other components that are not running during normal operation are operable.

4.7.9.3 TESTING

During the pre-operational stage with all components of the ac power system installed, tests shall demonstrate that all components are correct and are properly mounted, all connections are verified as being correct and continuous, all components are operational, and all metering and protective devices are properly calibrated and adjusted.

Following satisfactory checkout of all components of a system, the initial system test will be performed with all components installed. The initial system test will be operational tests conducted to demonstrate that the equipment operates within design limits and that the system is operational and meets its performance specifications.

The 4.16 kV and 480 V circuit breakers and associated devices will be tested while individual equipment is shut down or not in service. Protective relays will be tested under a simulated overload or fault condition, and their calibration will be verified. The breaker opening and closing capabilities can also be demonstrated. Availability of breaker control power will be indicated by breaker indicating lights.

The in-service periodic testing requirements of the loads will be met in part by actual operation of the active normal components of the system. The capability of the distribution circuits of the normal system to transmit sufficient energy to start and operate all required loads will be confirmed during these periodic tests of the loads themselves. These tests will also confirm the capability of the supply breakers to operate and transmit the required energy upon receipt of a control input.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.7.9.4 INSPECTION

Typical inspections will include visual inspection of switchgear, metering, and surveillance equipment. Availability of breaker control power will be shown by breaker indicating lights at the main control room DCS console and at the switchgear.

4.7.9.5 CORRECTIVE MAINTENANCE

Corrective maintenance will be performed on components of the ac power system, as required. The specific maintenance action will depend on the type of equipment, type of correction to be made, and manufacturer's recommendations on the subject.


                               CODES AND STANDARDS
                               -------------------

The normal ac power system will be designed and constructed in accordance with the latest versions of the following codes and standards:

                      American National Standards Institute

      ANSI C37                      Power Switchgear

      ANSI C50                      Rotating Electrical Machinery

      ANSI C57                      Transformer, Regulators, and
                                    Reactors

                      Institute of Electrical and Electronics Engineers
                      -------------------------------------------------

ANSI C38.4.96                       Guide for Induction Motor
                                    Protection

                 National Electrical Manufacturer's Association
                 ----------------------------------------------

NEMA AB-1                           Molded Case Circuit
                                    Breakers

NEMA E12                            Instrument Transformers

NEMA FU1                            Low-Voltage Cartridge
                                    Fuses

NEMA ICS                            Industrial Controls and
                                    Systems

NEMA PB-1                           Panelboards

NEMA PB-2                           Dead-Front Distribution Switch-
                                    boards

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


NEMA SG3                            Low Voltage Power Circuit
                                    Breakers

NEMA SG4                            AC High Voltage Power Circuit
                                    Breaker

NEMA SG5                            Power Switchgear
                                    Assemblies

NEMA SG6-1974                       Power Switching
                                    Equipment

NEMA TR-1                           Transformers, Regulators, and
                                    Reactors

NEMA MG1                            Motors and Generators

                                        Miscellaneous
                                        -------------

NFPA No. 78                         Lightning Protection Code

UL 96A                              Installation Requirements -
                                    Master Labeled Lightning
                                    Protection System

Title 24, CAC                       California Administrative Code
                                    Title 24California Building Code

4.8     D.C. SYSTEMS

The dc power system shall consist of one 125 V dc battery, distribution panels and associated equipment. The dc power system will supply dc power for the operation and control of equipment and dc loads. The dc power system nominal voltage shall be 125 V dc, ungrounded.

4.8.1   SYSTEM REQUIREMENTS

        The 125 V dc power system will supply dc power for the operation and control of equipment, dc motors, and other loads. The UPS System shall be supplied at 125VVdc from a separate battery.

        The dc power system will include power supplies and distribution systems arranged to provide dc electric power to all dc loads. The power supply will consist of one 125 V dc battery, and one battery charger. The distribution system will consist of all equipment in the distribution circuits from the supply devices to their loads. Components of each system will be marked for easy identification.

        A nominal voltage of 125 V dc will be provided from a 60-cell station battery to supply power and control loads for two hours following a loss of normal power. The voltage at

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        the terminals of the dc electrical equipment fed from this battery may vary between 140 and 105 V dc.

        System equipment will be housed in the PDC Building. The batteries will be enclosed in a separate ventilated room. Under normal conditions, the dc buses will be supplied from battery chargers. On loss of ac power, the batteries will supply power to the dc buses for a minimum of two hours.

        Periodic maintenance will be performed on components of the dc power system. This maintenance will be consistent with manufacturer's recommendations. In addition, adequate floor space will be provided around the equipment including the station batteries for proper maintenance.

        Testing will be provided for the dc power system. The particular tests and inspections and their frequency will depend upon the specific components installed, their function, and their environment. These tests will be directed at detecting the deterioration of the system toward an unacceptable condition and to demonstrate that backup power equipment and other components that are not running during normal operation are operable.

        In general, the testing requirements will be met in part by actual operation of the active components of the system. The capability of the distribution circuits of the dc power system to transmit sufficient energy to start and operate all required loads will be confirmed during these periodic tests and inspections of the loads themselves. These tests will also confirm the capability of the supply breakers to operate and transmit the required energy upon receipt of a control input.

        The normal dc power system instrumentation will consist of battery, battery charger, and dc bus monitoring, as well as annunciation in the control room so that corrective action may be initiated to restore the system to normal operation.

        The following functions will be monitored or controlled:

                      Battery Monitoring output/input current

                      Charger Monitoring and Control

                      Output current and voltage

                      High output voltage

                      AC power failure to battery charger

                      Control for float and equalize charge

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


                      DC Bus Monitoring

                      Voltage

                      Ground detection

        Local indication will be provided.

        The DCS will monitor sufficient parameters to alert the control room operators that corrective action is required to restore the system to normal operation.

        The dc system will be operated at a normal float charge voltage level to maintain the batteries in a fully charged condition. The battery charger associated with each battery will be rated to supply the largest combined demands of the various steady state loads and the charging capacity to restore the battery from the design minimum charge state to the fully charged state.

        The dc power system shall be designed and constructed in accordance with the codes and standards listed in Appendix 8.4.7.

4.8.2   SYSTEM DESIGN

Under normal conditions, 480V motor control centers shall supply power to the dc bus through a battery charger. In the event of loss of ac power the battery shall directly feed the dc bus.

The dc power system shall be operated at a normal float charge voltage level to maintain the battery in a fully charged state.

All auxiliary electrical equipment connected to the 125 V dc power system shall be capable of operating on a voltage range of 140 to 101 V dc.

The batteries shall be housed in a separate room from the battery chargers and main distribution panels.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The principal components of the dc power system shall consist of one 60-cell battery, one 125 V static battery charger, and distribution panels as required for D.C. loads.

4.8.2.1 BATTERY ROOM

A separate battery room shall be provided as part of the PDC for the batteries of the dc power system. The room will provide a well ventilated, clean, cool, and dry place so that the cells will not be affected by sources of radiant heat such as sunshine, steam pipes, or heating units.

The battery room shall have a designed ambient temperature of 77 (plus or minus) 5(degree)F (25 (plus or minus) 2.8(degree)C) year round to provide optimum battery life, ease of maintenance, and low cost of operation. Since variations in electrolyte temperature between cells of more than 5(degree)F (2.8(degree)C) may cause the warmer cells to become unequal, proper battery location, ventilation and cell arrangement shall be provided to keep this variation within the above limits, and prevent deterioration of the positive plates thus prolonging battery life. The battery temperature shall not exceed 90(degree)F for more than 1% of the year, nor exceed the range of 60 to 120(degree)F at any time.

The battery room shall be ventilated to maintain the design temperature and prevent accumulation of hydrogen. The room air shall be changed a minimum of 5 times an hour, which is more than sufficient to keep hydrogen liberated from battery cells from exceeding the maximum allowable concentration of less than 2 percent by volume. A separate exhaust fan shall be provided for the battery room.

The battery room shall not be provided with permanent flush or wash facilities. However, in compliance with OSHA 1910.132, neoprene or rubber gauntlet gloves, chemical eye protection goggles, and eye wash units such as plastic squeeze bottles containing clean water, readily available to flush the eyes shall be provided close-by outside the battery room. The requirement for rubber aprons, safety shoes, etc., will depend on the operator's tasks.

The battery room shall be provided with adequate aisle space for inspection, maintenance, testing, and cell replacement. Space shall also be provided above the cells to allow for operation of lifting equipment, addition of water, and taking measurements (e.g., temperature, specific gravity, etc.). The battery room floor shall have an acid resistant coating.

4.8.2.2 BATTERIES

The battery shall be lead-calcium, power-station type. The battery shall be sized per IEEE 485 for ampere-hour capacity suitable for supplying all connected for a minimum period of two-hours, in the event of loss of all ac power and without the use of battery chargers. At no time during the two hour period will the battery terminal voltage drop below 1.75 V per cell. The characteristics of each load, the time duration each load is required and the basis used to establish the power required for each load will be used to establish the combined load demand to be connected to the dc power supply during the "worst" operating conditions.

Intercell and terminal connectors shall consist of lead-plated copper connectors.

The battery shall be provided with a battery disconnect switch for maintenance and safety. Annunciation shall be provided in the control room when disconnect switch and/or breaker are "open" to indicate the battery is disconnected from the dc bus.

The battery shall be mounted on battery racks constructed of steel rails, frames, and braces. The racks shall be provided with acid resistant insulated channels on which the battery cells will rest, and

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


noncombustible, moisture and acid-resistant spacers between the cells to keep them aligned. The metal surfaces of all racks shall be coated with acid-resistant enamel paint and shall be solidly connected to the station grounding system. The Contractor shall design the rack to ensure that it will withstand the seismic forces encountered at the plant site.

4.8.2.3 BATTERY CHARGER

The static type battery charger shall have ample capacity to supply the steady state loads under any plant condition, while recharging the battery to a fully charged condition from the design minimum charged state within 24 hours.

The static battery chargers connected to the 125 V dc buses shall have a nominal output float voltage of 130 to 135 V dc, with an input of 480 V ac, 3-phase, and shall limit the output ripple voltage under full load without the battery attached, to 1 percent rms or less.

4.8.2.4 DC DISTRIBUTION

The battery shall be connected to a dc distribution panel which will supply the appropriate dc loads. The battery distribution panel shall be equipped with a battery main air circuit breaker with only long-time and short-time trip attachments. In addition, ground detection equipment shall be provided consisting of a zero-center voltmeter and a center tapped resistor connected across the bus. The negative meter terminal shall be connected to the resistor tap and the positive meter terminal to the ground. With a ground the meter shall indicate positive or negative voltage depending on which side of the bus is grounded, with no ground the meter shall indicate zero. Meters shall be provided with alarm contacts that will be used to annunciate a ground in the control room.

4.8.2.5 OTHER CONSIDERATIONS FOR SYSTEM DESIGN

All branch circuits shall have overcurrent protection on both wires.

The average ambient temperature of the area in which the battery distribution panel will be located, shall be maintained at less than 90(degree) F (32.2(degree) C) year round.

All dc motors shall be capable of delivering adequate power so that the driven equipment will perform its intended function properly when the voltage at the motor terminals varies between 140 V and 105 V dc. All equipment specifications shall state these requirements.

Auxiliary electrical equipment such as motor starters, breakers, and relays used in the 125 V dc power system shall be capable of operating between 140 V and 105 V dc.

Motor starters shall be single-pole of the reduced-inrush type, using step starting resistors and timers to limit the current to safe values during acceleration.

Motor starters shall be located close to the battery rather than near the motor and separate leads will be run to the motor shunt fields. This will minimize the voltage drop problem due to high inrush currents which may result in unsatisfactory starting performance because of low field excitation levels.

The dc power system instrumentation shall consist of measuring the battery output current to the dc distribution system, and displaying the battery voltage at the distribution panel. Battery voltage shall also be continuously monitored in the control room through voltage-to-current transducers. Undervoltage relays shall alarm for low voltage and critical low voltage conditions.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Main circuit breakers shall be provided for each battery and with only long-time and short-time trip attachments.

Ground detection shall be provided for the dc bus consisting of a voltmeter containing auxiliary contacts to alarm for a ground on the bus. The alarms shall be annunciated in the control room.

The battery charger shall be provided with an output voltmeter and ammeter, as well as pilot lights to indicate that input voltage is available. In addition, relays shall be provided to alarm on low power ac input voltage on any phase, and high dc output voltage. The charger input ac and the output dc shall also be provided with circuit breakers sized not to trip with the output short circuited. A manually adjustable timer shall also be included to automatically control the duration of equalizing charge cycles. An interruption of timer supply during a charging cycle shall not result in return of output voltage to float level on restoration of power supply.

4.8.3 SYSTEM LIMITATIONS, SET POINTS, AND PRECAUTIONS

The dc power system shall be operable with or without ac power. It shall supply all normal dc loads for a minimum of two hours without ac power, and continuously with ac power.

Low, critical low and high battery bus voltage, high battery current, ac failure, and ground detection shall be annunciated in the control room.

The low, critical low, and high voltages that shall be annunciated for the 125 V dc bus will be 125 V, 108 V, and 140 V, respectively.

4.8.4   SYSTEM OPERATION

During unit start-up, the dc power system will receive dc power through the battery charger. The battery charger will be supplied from the 480 V motor control centers.

During normal plant operations and shutdown, the dc power system will receive dc power through the battery charger to supply all required loads for these mode of operation.

During an abnormal condition, when ac power is lost to the battery charger, the dc system will receive dc power directly from the batteries. When ac power is restored, the dc system will again receive dc power through the battery charger.

4.8.5   SYSTEM MAINTENANCE

The station maintenance program will include preventive maintenance, periodic testing and inspections and corrective maintenance.

A complete schedule of manufacturer's recommendations concerning components of the system will be maintained as well as an outline of various problems, their causes, diagnostic indications, and recommended corrective action. All instruments and equipment required to inspect, test, and maintain the system components will be part of the plant stock supply.

Routine preventive maintenance, including routine replacement of components which may be susceptible to common mode failure near the end of their expected life, will be performed on the system in accordance with manufacturer's recommended procedures.

During preventive maintenance circuit breakers will afford the opportunity of component isolation from an energized condition to a de-energized state.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Maintenance performed on the dc equipment will be done only by qualified personnel who are familiar with the component maintenance manuals and plant operational testing procedures.

4.8.6 TESTING

The station maintenance program will include periodic testing for the dc system following the pre-operational and initial system tests and inspections. The particular tests and the frequency of these tests will depend upon the specific components installed, their function, their environment, and the fact that they are on the station maintenance program.

During the pre-operational stage with all components of the dc power system installed, tests shall demonstrate that all components are correct and properly mounted, all connections are verified as being correct and continuous, all components are operational, and all metering and protective devices are properly calibrated and adjusted.

4.8.6.1 INITIAL START-UP SYSTEM TESTS

Following satisfactory checkout of all system components as described above, the initial system start-up tests shall be performed with all components installed. The initial start-up system tests will consist of operational tests conducted to demonstrate that the equipment operates within design limits and that the system is operational and meets its performance specifications. These operational tests will demonstrate:

        1. That the normal dc loads can be operated from the ac power source through the battery charger supplied from the load center, and

        2. That upon the loss of the normal ac power source, the battery can supply the design load.

Pre-operational testing of the dc power system will include the following:

        1. The backup features of the battery and battery charger system will be checked out.

        2. The capacity of the battery and the voltage profile will be verified by acceptance test per IEEE Standard 450, Section 5.5.1.

        3. The recharging of a discharged battery within a specified period will also be verified. (This is a maximum time of 24 hr.)

        4. Instruments will be calibrated; also, relays, breakers, and interlocks will be checked.

4.8.6.2 ACCEPTANCE TESTS

Acceptance tests shall be made in accordance with IEEE 450, Sections 4.1, 5.4.1, and 5.5.1, at the factory. Onsite performance tests will be made in accordance with IEEE 450, Sections 4.2, 5.4.1, and 5.5.1. A battery service test, described in Sections 4.3 and 5.6 of IEEE 450, will be performed during a scheduled plant outage, with intervals between tests not to exceed 18 months.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Corrective maintenance will be performed on components of the dc power system in accordance with IEEE Standard 450, Section 3.4.


                               CODES AND STANDARDS

The dc power system will be designed and constructed in accordance with the latest versions of the following codes and standards:

                      American National Standards Institute
                      -------------------------------------

      ANSI C37                                   Power Switchgear

                      Institute of Electrical and Electronics Engineers
                      -------------------------------------------------

      IEEE Std 484                               Recommended Practice for
                                                 Installation of Large Lead
                                                 Storage Batteries for Genera-
                                                 ting Stations and Substations

      IEEE Std 450                               Recommended Practice for
                                                 Maintenance, Testing, and
                                                 Replacement of Large Lead
                                                 Storage Batteries for Genera-
                                                 ting Stations and Substations

      IEEE Std 485                               IEEE Recommended Practice for
                                                 Sizing Large Lead Storage
                                                 Batteries for Generating
                                                 Stations and Substations.

                 National Electrical Manufacturer's Association
                 ----------------------------------------------

      NEMA AB-1                                  Molded Case Circuit Breakers

      NEMA FU1                                   Low-Voltage Cartridge Fuses

      NEMA ICS                                   Industrial Controls and Systems

      NEMA PB-1                                  Panelboards

      NEMA PB-2                                  Dead-Front Distribution Switch-
                                                 boards

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

4.9      FIRE STOPS AND SEALS

Fire stops and seals shall be provided where raceways penetrate walls, floors and equipment, and require a barrier against smoke, dust, water and airborne contaminants. A fire stop has a fire rating and a seal does not.

Penetration Fire Stop - A sealed cable penetration through a fire barrier wall or floor. The rating of the fire stop is equal to the required fire rating of the barrier.

Penetration Seal - A sealed cable penetration through non-fire rated wall or floor. The "Penetration Seal" is not required to have a fire rating. It may, however, provide a dust, moisture, or pressure seal.

4.9.1   SYSTEM REQUIREMENTS

Normal design practice dictates that the openings around cables passing through floor and walls be sealed.

The seals are required to perform two distinct functions:

        1. Act as a fire stop
        2. Act as a seal

When cables penetrate a fire barrier, the seal is a penetration fire stop and must fulfill the following requirements:

        a. Must have a fire rating equal to or greater than the required fire rating of the fire barrier it penetrates. Performance must be proven by test.

        b. Satisfy insurance company requirements.

        c. Be compatible with cable insulation and jacket material.

        d. Consider derating, if any, of power cables.

        e. Prevent passage of flame and smoke for a time interval equal to or greater than the fire rating of the wall it penetrates.

        f. Allow future addition or removal of cables.

When cables penetrate a nonfire rated wall, the following requirements must be met:

        a. Be compatible with cable jacket material.

        b. Consider derating, if any, of power cables.

        c. Allow future addition or removal of cables.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Fire stops and penetration seals shall be suitable for use in environmental conditions encountered. These requirements are:

        1. Temperature, ambient, 93(degree) F
           Temperature, max, 120(degree) F
        2. Pressure, 15 psia
        3. Humidity, 90 %
        4. Chemical compatibility

The seals around cables penetrating walls and floors shall provide adequate mechanical strength to provide necessary pressure barrier and seal against 15 psi.

The seal shall facilitate the removal or addition of cables and be capable of being resealed so as to retain the original integrity of the seal.

The following materials shall be used as fire stops and seals for raceway penetrations:

        Dow Corning Silicone Foam Q3-6548

        Thomas & Betts flame safe

No normal maintenance is anticipated during the useful life of a fire stop/seal. After installation, periodic inspections should be made to determine any obvious deterioration, such as holes not originally noted or discoloration.

4.9.2 DESIGN

The cable penetrations shall be designed as a system, taking into consideration the size of the opening, depth of the opening, type of cable insulation, and jacket, etc.

The cable shall penetrate the floors and walls through round metallic sleeves or rectangular slots.

Cable trays shall not be carried through fire barrier walls, to minimize the transfer of heat.

4.9.3   MAINTENANCE

Fire stops which have been breached (to add or remove cables) shall be restored to their original design integrity shortly after the work is complete.

4.10    UNINTERRUPTIBLE POWER SYSTEM

The Contractor shall design, specify, furnish and install the uninterruptible a-c system.

The uninterruptible power system shall provide control and instrument power to critical systems in the plant. The uninterruptible power system shall supply reliable, stable, and regulated 120 V a-c, three phase, 60 Hz control and instrument power. It will be ungrounded.

4.10.1  SYSTEM REQUIREMENTS

The function of the uninterruptible power system will be to supply continuous, regulated, and reliable single phase ac control and instrument power to the DCS System, critical instrumentation and protection circuits during all modes of plant operation.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

A voltage of 120 V (plus or minus) 2 percent will be maintained at the 120 V ac bus. The frequency of the inverter output will be maintained at 60 Hz (plus or minus) 0.3Hz. The frequency of the regulating transformer output will vary with that of its input power.

In general, the testing and inspection requirements may be met in part by actual operation of the active components of the system. The capability of the distribution circuits of the uninterruptible power system to transmit sufficient control and instrument power to operate all required loads will be confirmed during these periodic tests and inspections of the loads themselves.

These tests and inspections will ensure the capability of the uninterruptible power system to furnish control and instrument power, and will be performed at scheduled intervals to demonstrate the operability of the uninterruptible power system.

The uninterruptible power system instrumentation and controls will consist of battery charger, battery, inverter and ac panel local monitoring as well as monitoring in the control room so that corrective action may be initiated.

The static inverter will be provided with indicators to monitor voltage, current, and frequency, with input and output protection with alarm relays.

The essential 120 V ac distribution panels will be provided with incoming and feeder protection.

The annunciators will monitor sufficient parameters to alert the control room operator that corrective action is required to restore normal system operation.

Local instrumentation will be furnished to monitor sufficient parameters to:

        1. Assist in determining system operation for any annunciated malfunction.

        2. Monitor system equipment performance so that long term deterioration of performance can be detected.

The system is normally connected to a battery and rectifier/charger through the static inverter, and to the ac power system through a regulating transformer used during inverter maintenance.

4.10.2  SYSTEM DESIGN

The uninterruptible power system shall supply 120 V ac control and instrument power to critical systems and certain control building emergency lighting loads. The uninterruptible power system shall consist of a power system with adequate capacity to supply its own essential loads.

The 120 V ac vital bus shall provide power for critical instrumentation and protection circuits. The bus shall be fed from a 125 V battery and battery charger through a static inverter, or from a 480 V bus through a regulating transformer when the inverter is out of service. The 120 V ac and 125 V dc systems shall be shown on the 125 V dc and 120 V ac vital bus one-line diagrams prepared by the Contractor.

The output of the static inverter shall be connected to a vital bus distribution cabinet through a normally closed circuit breaker. The regulating transformer shall supply an ac input to the 120 V ac vital bus when the associated inverter is down for maintenance.

A manual by-pass switch will be provided to connect the regulating transformer to the vital bus distribution cabinet. When this switch is in this "alternate", or bypass position, this condition shall be alarmed.

The distribution cabinets for the 120 V ac vital bus system shall have 15 and 20 ampere branch fused disconnects to feed protection and other instrument loads.

The 120 V ac vital bus system shall constitute a very reliable electrical system with independent conversion equipment. This system shall provide a stable instrument power supply to critical equipment and shall guarantee supply to this equipment. Spurious shutdowns shall be minimized as a result of the reliability and stability of the 120 V ac system.

The 120 V ac vital bus voltage shall be maintained at 120 (plus or minus) 2.0 V. When the vital bus is fed from the inverter source the system frequency variation shall not exceed 60 Hz, (plus or minus) 0.3 Hz.

The 120 V ac vital bus regulating transformer shall be located in the electrical equipment and control building near the static inverter.

The 120 V ac vital bus shall be located in the same area of the plant as the inverter and regulating transformer.

The static inverter shall be suitable for input voltage range of 105 V to 140 V dc, and output voltage maintained at 120 V (plus or minus) 2 percent from no load to full load. Harmonic distortion of output voltage shall not exceed 5 percent, and its frequency shall be maintained to within (plus or minus) 0.3 Hz over the full range of load and input voltage. The inverter shall be current limiting at 150 percent of full load and shall permit indefinite operation at that level. Upon sudden application or removal of full load, output voltage undershoot or overshoot shall be corrected to a level that will not cause damage or improper operation of the inverter. In addition, voltage shall recover to within 2 percent of steady state within 0.1 sec after the occurrence of this event.

The inverter shall operate in continuous synchronism with a 60 Hz, 480 V ac sine wave reference power system.

The yearly average ambient temperature of the area where the static inverter is located shall be maintained at less than 82(degree) F.

The voltage regulating transformer shall be suitable for input voltage range of 417 to 528 V, ac, three phase, 60 Hz, (plus or minus) .3 Hz and output voltage maintained at 120 V (plus or minus) 2 percent from no load to full load with output adjustability of (plus or minus) 10 percent. Harmonic distortion of output voltage shall not exceed 5 percent. The regulating transformer shall have current capability to withstand high in-rush load currents and momentary overloads. Specifications for the transformers shall include the above requirements. The yearly average ambient temperature of the area where the regulating transformers are located shall be maintained at less than 82(degree) F.

Instrumentation and control for the uninterruptible power system shall consist of inverter control and instrumentation, as well as control and instrumentation of the critical 120 V ac bus and loads.

The static inverter ac output shall be provided with a voltmeter, an ammeter, and a frequency meter. Abnormal conditions existing for at least 0.05 sec will be alarmed. These shall include output low

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

voltage, overload, opening of any fuse, and reduced air flow when forced air cooling is used. Local indicators shall be provided for the abnormal signals, with signals for alarm in the control room.

The distribution panel shall be provided with three-pole disconnecting type fuses suitable for 120 V service.

The uninterruptible power system shall normally interface with the static inverter and with the ac power system through the voltage regulating transformer during inverter maintenance.

4.10.3  SYSTEM LIMITATIONS, SET POINTS, AND PRECAUTIONS

The components of the uninterruptible power system can be loaded only within their nameplate ratings. Loads in excess of this will cause reduced life expectancy and may cause automatic disconnection of the loaded circuit. Electrical equipment shall be sized and load groupings shall be assigned such that the maximum coincidental load falls within the rating of each uninterruptible power system component.

To prevent unnecessary unit tripping, all testing of vital bus loads must be withheld, whenever the system inverter fails or is being taken out of service, until the 120 V a-c vital bus is fed through the regulating transformer.

4.10.4  SYSTEM OPERATION

The 120 V vital bus shall be normally energized through a static inverter. An alternate source of power will be from the ac power system through a regulating transformer. The transformer will be used during periods of maintenance on the inverter.

The 120 V vital bus will be energized to supply adequate power to the uninterruptible power system during start-up by energizing all required loads for this mode of operation.

Adequate power will be supplied to the uninterruptible power system during normal operation to energize all required loads for this mode of operation.

For a normal plant shutdown, adequate power shall be supplied to the uninterruptible power system for this mode of operation.

In the event of an inverter failure, the corresponding voltage regulating transformer can be temporarily connected to provide power to the bus.

4.10.5  SYSTEM MAINTENANCE

The maintenance program for the uninterruptible power system will include preventive maintenance, periodic testing, inspection, and corrective maintenance.

Complete schedule of manufacturer's recommendations concerning components of the system will be maintained as well as an outline of various problems, their causes, diagnostic indications, and recommended corrective action. All instruments and equipment required to inspect, test, and maintain the system components will be part of the plant stock supply.

Routine preventive maintenance will be performed on components of the system in accordance with manufacturer's recommended procedures. These procedures will be directed at detecting the deterioration of the system toward an unacceptable condition and demonstrating that standby equipment and other components that are not exercised during normal operation are operable.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


During preventive maintenance circuit breakers afford the opportunity of component isolation from an energized condition to a de-energized state.

Any maintenance performed on the system equipment will be done only by qualified personnel who are familiar with the component maintenance manuals and plant operational testing procedures.

The station maintenance program will include periodic testing for the uninterruptible power system following the pre-operational and initial system tests and inspections. The particular tests and the frequency of these tests will depend upon the specific components installed, their function, their environment, and the fact that they are on the station maintenance program. These tests will be directed at detecting the deterioration of the system toward an unacceptable condition and will demonstrate that standby power equipment and other components that are not running during normal operation are operable.

During the pre-operational stage with all components of the uninterruptible system installed, tests will demonstrate that all components are correct and properly mounted, all connections are verified as being correct and continuous, all components are operational, and all metering and protective devices are properly calibrated and adjusted.

Following satisfactory checkout of all system components as described above, the initial system start-up tests will be performed with all components installed. The initial start-up system tests will consist of operational tests conducted to demonstrate that the equipment operates within design limits and that the system is operational and meets its performance specifications.

Typical inspections will include visual inspection of inverter, metering, and surveillance equipment.

Each static inverter will be given a thorough periodic inspection following the manufacturer's recommendations.

Corrective maintenance will be performed on components of the uninterruptible power system as required. The specific maintenance action will depend on the type of equipment, type of correction to be made, and manufacturer's recommendations on the subject.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


                               CODES AND STANDARDS
                               -------------------

The uninterruptible power system will be designed and constructed in accordance with the latest versions of the following codes and standards:

                      American National Standards Institute
                      -------------------------------------

      ANSI C57                                   Transformer, Regulators, and
                                                 Reactors

                 National Electrical Manufacturer's Association
                 ----------------------------------------------

      NEMA AB-1                                  Molded Case Circuit Breakers

      NEMA FU1                                   Low-Voltage Cartridge Fuses

      NEMA ICS                                   Industrial Controls and Systems

      NEMA PB-1                                  Panelboards

      NEMA TR-1                                  Transformers, Regulators, and
                                                 Reactors

      NEMA WC5-1973                              Thermoplastic - Insulated Wire
                                                 and Cable

                                  Miscellaneous
                                  -------------

      NFPA No. 70                  National Electrical Code

      NFPA No. 78                  Lightning Protection Code

      UL 96A                       Installation Requirements -

Master Labeled Lightning

Protection System

5.      INSTRUMENTATION AND CONTROLS DESIGN CRITERIA

5.1     GENERAL

5.1.1   GUIDELINES


The Instrumentation and Control (I&C) Design Criteria are prepared to present guidelines that will be followed in the design and installation of the I&C systems for Salton Sea Unit 5 (the Project). It is intended that this document shall be used by the EPC Contractor as input to equipment specifications,

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

installation drawings and instructions.


The design criteria are based upon the following design objectives:

1. Maintain the plant in a safe condition at all times. Automatic protection and plant trips shall be provided so that if a potentially dangerous situation should occur, the plant will be maintained in a safe and undamaged condition without the need for any operator action.

2. Prevent the violation of environmental regulations concerning air, land, and water quality requirements.

3. Provide for smooth startup and shutdown of the power plant and auxiliary systems in accordance with pre-planned operating procedures with a minimum of operator intervention.

4. Provide for efficient steady-state control of the power plant and auxiliary systems.

5. Provide reliable steady power plant operation at the full range of possible operating capacity levels.

6. Minimize the effects of abnormal process conditions, load upsets, and equipment malfunctions on power plant operations.

7. Provide operator interfaces that minimize the potential for operator error.

8.         Minimize the number of plant forced outages and spurious trips.

9. Provide for reliable, economical/optimum operation of the turbine generator and related systems.

10.        Provide for ease of construction.

11. Provide a control system that allows for maximum flexibility to expand the system and/or modify control functions that affect the performance of the unit during initial startup, testing and operation.

12. Minimize the effects of corrosion and scaling through proper equipment and material selection, equipment location, environmental control, and on-line maintenance capability.

5.1.1.1 CONTROL SYSTEM


In general, during normal operation of the plant all control and monitoring functions will be performed from the control room, however, startup and shutdown of equipment for maintenance will be performed locally at the equipment using a hand/off/auto select switch along with start/stop push buttons. These controls shall be wired directly into the MCC, eliminating the need for the DCS, should it be down. DCS control shall only be enabled if the H-O-A select switch is in the auto position. The circuits within the hardwired controls shall incorporate all necessary interlocks for safe operation of the equipment utilizing process mounted switches. The DCS shall not be used for these interlocks.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


5.2     MAIN CONTROL ROOM AND POWER DISTRIBUTION CENTER

5.2.1   CONTROL ROOM AREA


The existing main control room for Units 1, 2, 3 and 4 will be used for control of Unit 5. New Unit 5 related control equipment will be added in space currently available or, if necessary, by expanding the existing room or converting rooms currently used as offices to control room purposes. The control room will be designed in accordance with human factors engineering principles to the maximum extent possible for the comfort and efficiency of operations personnel. Control items not requiring operator attention such as protective relays, computer hardware, EHC and excitation control cabinets, will be located in the modular Power Distribution Center (PDC) adjacent to the Unit 5 turbine building.


The main control panel serves as the operator/plant interface, and it is essential that information be presented to the operator in a clear and simple form and in order of priority. The following design guidelines will be observed:

1. The control room area will be designed to permit three control room operators to control and monitor plant operation and identify plant abnormalities for the brine flashing operation and power generation facilities for Units 3, 4 and 5. This will be accomplished by minimizing the length of the control panel and by minimizing the number of display devices which must be continuously monitored during plant operation.

2. Although the panel is designed to permit three operators to monitor plant operation, the size and arrangement of the new panels will accommodate additional operators, if necessary, during test operations or other periods of unusual operating conditions.

3. Testing and maintenance procedures involving control panel-mounted equipment will be possible with minimal interference with the plant operation.

4. All alarm functions will be handled by the DCS. No separate annunciator system will be provided.

5. One (1) additional color CRT's with keyboards will provide the operator interface with the plant distributed control system (DCS). All primary control and monitoring functions for the process will be done through the DCS. All of the CRT's will have access to the same data base.

6. The main control panel will be a bench type panel which will house the CRT stations alarm and operations keyboards.

7. A Contractor furnished fire protection monitoring panel for Unit 5 shall be located in the control room area.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

8. Two graphic capable, laser jet type printers will be provided as part of the distributed control system. One printer shall be dedicated to alarm printing; one dedicated to event logging.


In general, cables shall enter equipment from the bottom of the panels. There shall be no exposed conduits or cable tray in the control room.


Ambient temperature will be controlled at 75(degree) (plus or minus) 2(degree)F. Relative humidity will be controlled to 50% (plus or minus) 10(DEgree)%. The contractor shall increase the capacity of the existing air conditioning units, if necessary, to ensure ambient conditions are maintained with the additional equipment.


Non-electric signals of plant instrumentation and control shall not be connected direct to control room equipment.

5.2.2   POWER DISTRIBUTION CENTER (PDC)

The PDC shall be placed on concrete pillars with 6'-0" clearance between ground elevation and floor of the PDC. The Owner has found this to provide superior access for installation, maintenance and additions to existing PDC's with this clearance. In order to minimize the effects of corrosion on sensitive control equipment, the PDC environmental conditions will be controlled using redundant air conditioning units.

These rooms will also be designed to minimize the amount of unnecessary traffic and maintain the highest practical level of cleanliness.


Ambient temperature will be controlled at 75(degree) (plus or minus) 2(degree)F. Relative humidity will be controlled to 50% (plus or minus) 10(degree)%.


Non-electric signals of plant instrumentation and control shall not be connected direct to the PDC equipment.


In general, cables shall enter the cabinets from the top.


The following equipment shall be located in this room:

     o DCS process control units and other equipment not otherwise required in the control room

     o       Vibration monitoring racks

     o       Turbine Generator governor controls

5.3     DISTRIBUTED CONTROL SYSTEM

5.3.1   GENERAL

The plant will generally be operated via a distributed control system (DCS). The DCS shall be complete with all necessary hardware and software.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Units 1, 2, 3, and 4 utilize a Rosemount RMW 9000 DCS for control. The contractor shall provide the following for DCS expansion to accommodate Unit 5.

     1. Convert the existing DCS to a Rosemount Delta 5 based control system. The principle element of this conversion is to replace the old RMW 9000 CCMs with Delta 5 controllers. The balance of the existing hardware would be utilized as much as possible without modification.


The additional DCS hardware shall include one (1) operator interface station. The contractor shall review the need for a second operator interface station, and, if required, shall supply a second station.


Following modifications, any DCS screen shall be capable of accessing any information within the DCS for any unit.


The DCS for Unit 5 shall be provided with the following hardware and software accessories.

     1. Sequential and discrete digital logic for motor control and interlocking as well as analog control for modulating control loops.

     2. Sequence of events capability shall be provided within the DCS with time resolution of 1 msec.

     3. All unit devices capable of communicating with one another on a redundant data highway.

     4. CRT interactive graphics with dynamic data updating.

     5. Efficiency calculation, custom report generation, and long term data archiving. This may be done in the DCS or in an auxiliary computer system dedicated to any or all of these function. Data archiving shall be done on optical disks. Any I/O points or internal alarms shall be capable of being logged.

     6. spare rack space containing approximately 20% spare I/O hardware for each type of I/O will be provided.

     7. The system should have the capability for future expansion.

     8. The system should have the capability to interface through a modem with a personal computer for transfer of report data.

The alarm reporting system shall have the capability to group and prioritize incoming alarms as well as to disable individual or groups of alarms.

The system will have the capability to interface with the major brands of programmable logic controllers. Following summarizes the PLCs that could be expected on site:

o       Modicon

o       Chesel

o       IPAC

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

o       Bentley

o       Woodward 509

5.3.2   TURBINE GENERATOR GOVERNOR / DCS INTERFACE


The DCS will make provisions for the necessary I/O and displays to interface with the Turbine Generator control system. The turbine generator will utilize a Woodward Governor 509 System.


All T/G controls and monitoring necessary for operation of the T/G shall be incorporated into the DCS. The DCS operator shall interface with the governor system through graphic displays on the DCS.


A separate T/G control interface shall be provided in the control room. The primary purpose of this panel is to monitor the Woodward 509 system. This panel shall not contain the actual governor controls, but will only be a monitoring window to the Woodward 509.

The T/G controls shall allow:

o       Isochronous Control Mode

o       Speed Control Mode

o       Load Control Mode

o       Pressure Control Mode

o       Have provisions for Droop control.

The DCS shall indicate and alarm all T/G alarms.

5.3.3   DCS REQUIREMENTS

5.3.3.1 GENERAL

The DCS will be separate from the hard wired Station Electrical Protection, Metering System and the Turbine Generator control system, but will have access to select variables within these systems. (Refer to Electrical Design Criteria and the Turbine Governor Specification).


The DCS shall be capable of handling any normal logic complexity associated with plant interlocks and shall also be capable of being programmed in the field with minimum effect on plant operations. The application software (firmware) shall be non-volatile.


The DCS shall be designed and constructed so that it will not be affected by transient or continuous electro-magnetic interferences. This will include the capability to continue normal operations with RF emission from a hand held FM transceiver keyed adjacent to DCS equipment, including the process control units and the operator interface stations. Credit may be taken requiring DCS enclosure doors to be closed. The engineering work station is exempt from this requirement.

All trips shall be alarmed on the operator interface and printed at the operations printer

DCS control nodes shall be equipped with dual power supplies and redundant control processors.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


The DCS shall be of modular design, with a fault tolerant, redundant architecture such that the failure of one section will not affect the operation of other sections of the equipment. The reliability of each constituent part of the system, and the system as a whole shall be such as to meet the overall plant performance criteria. This shall be achieved by suitable levels of redundancy on the equipment.

Critical I/O shall be duplicated implemented with redundant inputs. Digital inputs shall utilize a "1 out of 2" voting system to propagate the condition. Analog signals shall utilize a select feature, and the ability to switch primary controlling signal. An alarm shall be generated if redundant analog signals deviate by more than 10% of span.

There should be no process change resulting from the failure of a controller.


The final fully configured system shall have a total round-trip time for a command to be processed, including display of the feedback signal from the local processor, of less than 2 seconds.

5.3.3.2 I/O REQUIREMENTS

5.3.3.2.1   ANALOG INPUT

The DCS shall be capable of accepting the following analog signals:

     o Current inputs 4 to 20 mA with individual A/D conversion. The system shall be capable of supplying the 24 V dc loop power for 4 to 20 mA 2-wire or 3-wire transmitters.

     o Current inputs of -1.2 - 0 - +1.2 mA (nominal) from standard SCADA compatible metering and relaying devices,

     o     Voltage inputs within the range of -10 Vdc to +10 V dc.

The choice of field or system power shall be user selectable for each point. Inputs shall be via a low-pass filter to reject high frequency interference. Common mode noise rejection shall be a minimum of 110 dB at 60 Hz. Normal mode rejection shall be a minimum 60 dB at 60 Hz. Accuracy shall be (plus or minus) 0.2% of full span or better.

As an option, the Contractor may utilize SMART field communications between field transmitters and the DCS. The contractor may daisy-chain multiple transmitters one a single field bus type loop. Use of SMART communications must be done in such a way as to be fault tolerant (e.g.; ring topology).

5.3.3.2.2   ANALOG OUTPUT

The DCS shall be capable of driving 600 ohm standard or up to 750 ohms total loop resistance at 4 - 20 mA. The system shall be capable of supplying the 24 V DC loop power. The choice of field or system power shall be user selectable for each point. The system shall also be capable of providing a user selectable default output state for each individual point in the event of an error. Accuracy shall be (plus or minus) 0.2 % of full span or better.

As an option, the Contractor may utilize SMART field communications between field devices and the DCS. The contractor may daisy-chain multiple transmitters and/or final control elements on a single field bus type loop. Use of SMART communications must be done in such a way as to be fault tolerant (e.g.; ring topology).

5.3.3.2.3   DIGITAL INPUT

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


The DCS shall be capable of receiving the following signals:

o       24 Vdc,

o       48 Vdc,

o       120 Vac or

o       110 Vdc


All digital inputs shall be available with selectable filtering from 2 to 20 millisecond.

Inputs shall be high impedance type.

5.3.3.2.4      DIGITAL OUTPUT

The DCS shall provide isolated contact rated at 125 V dc, 3A and 220 Vac and user selectable as normally open or normally closed, momentary or maintained.


The system shall be capable of providing a user selectable default output state for each point in the event of an error.

5.3.3.2.5      TEMPERATURE INPUTS

The DCS shall be capable of receiving the following temperature detector inputs:

        o RTD Input: Capable of receiving 100 ohm platinum resistance temperature detectors (RTDs) inputs directly. Lead length compensation for 3-wire RTDs shall be provided. Other types of RTDs such as 10 ohm copper RTDs shall not be used due to the presence of hydrogen sulphide.

        o T/C Input Capable of receiving all types of thermocouple inputs directly. Cold junction reference compensation and open circuit detection shall be provided. Millivolt input ranges of -100 to +100 mV and 0 to +100 mV shall also be provided. Thermocouple reference junction temperature compensation shall be provided. The thermocouple reference junction temperature compensation value shall be available for display to the operator and shall have alarm limits.

5.3.3.2.6      PULSE INPUT

The DCS shall be capable of receiving square wave or contact input of 1-10 volts and a pulse rate of up to 25 kHz.

5.3.3.3 GENERAL GUIDELINES

In general, the following signal standards shall be used:

        o Analog input signals shall be 4 to 20 mA.

        o Analog output signals shall be 4 to 20 mA.

        o Digital inputs interrogated by the DCS shall be 24 Vdc.

        o MCC monitoring and interrogation shall utilize MCC control power and shall be 120 Vac or 125 Vdc as appropriate.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        o Turbine trip circuitry shall be 125 Vdc.

        o Field cables shall not terminate directly onto electronic circuit boards.

        o For each analog input and output, two terminals plus isolated ground connection shall be provided.

        o For digital inputs, a minimum of one common terminal for each four digital inputs shall be provided. Common terminals supplying outgoing field power shall be individually fused.

5.3.3.4 SPARE CAPACITY

The DCS shall have spare capacity after the Unit is fully commissioned as follows :

        o Multi-loop controller - 50% of total processing capacity per module.

        o I/O - 20% of I/O per process control unit.

        o Cabinet space for expansion - 25%.

        o All spare I/Os shall be active and wired to terminations and clearly shown on the termination drawings.

        o The DCS shall allow for system expansion through the addition of controllers, operator work stations and I/O modules while system is on line.

5.3.3.5 DISTRIBUTED CONTROL SYSTEM CABINETS

A 19 inch rack mounting shall be provided for all DCS modules, modular power systems and terminations. The cabinets shall be able to accommodate either top or bottom cable entry. The cabinets shall provide front and rear doors to provide easy access for installation and maintenance of power systems and mounting assemblies.

5.3.3.6 POWER SUPPLIES AND SYSTEM POWER FEEDS

The DCS components within the power plant shall be supplied from two secure 120 Vac sources: one from an uninterruptible power supply (UPS) and the second from a reliable 120 Vac bus. The DCS shall monitor alarms from the internal power supplies.


Redundant power supplies shall be provided to power process control modules and field termination devices. The power supply output voltages shall be well regulated and not fluctuate more than (plus or minus) 1% with input voltages of 120 V ac (plus or minus) 10%.

5.3.3.7 OPERATOR WORK STATIONS

One (1) Operator work stations (OWS) and an engineering work station (EWS) shall be supplied and installed in a control desk to be located in the power plant control room. The engineering work station shall be used primarily for system maintenance, engineering and configuration functions.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

5.3.3.8 CONTROL DESK

All operator work stations shall be installed in the control room in a suitably designed control desk. The desk shall be an extension of and be designed similar to the existing control desk for Units 3 and 4. The control desk design shall incorporate at least 2 work surfaces, each equal in floor space to the area allowed for an OWS, to provide workspace for plant operators.

5.3.3.9 DATA STORAGE

At least two high density optical disk drives shall be supplied for redundant storage and retrieval of historical and trend data, system software, and system configuration files. Software shall be provided to allow easy transfer of archived data into MicroSoft compatible database or spreadsheet format.

Tape Drives are not acceptable as backup devices.

5.3.3.10 PRINTERS

Two industry standard non-impact, laser jet type printers shall be provided. This printer shall be a high resolution laser jet single color suitable for printing 8-1/2x11 and 11x17 paper. These shall be desktop mounted in the Control Room on suitable furniture with space for paper, toner cartridges and other supplies. The printers shall include paper trays and feeders.

The 2 printers shall be utilized as follows:

        o One dedicated to alarm printing

        o One dedicated to event logging.

The minimum print speed acceptable is 300 characters/second.

Printers shall operate without sound hoods in a quiet control room environment and printer noise level shall not exceed 47 dBA at distance of 3 feet from printer.

Sufficient toner cartridge set(s) for each printer suitable for one year's operation of the power plant shall be supplied with the equipment. Printers shall use commercially available printer paper which is readily available.

Printouts shall be spooled, and printouts intended for a printer which has failed shall be able to be re-routed to the other printer.

Each printer shall be able to be accessed via any operator work station. Printers shall be network interfaced. Printer "Failover Switches" shall not be used.

5.3.3.11       OPERATOR WORKSTATION SOFTWARE/DISPLAY SUBSYSTEM

The system software shall be designed by the DCS provider. It shall be design in such a way as to provide a seamless, transparent connection to the existing plant. Graphics shall be designed with similar symbology, colors and styles.

It shall be the responsibility of the contractor to provide any software conversion upgrades to the control systems for Units 1, 2, 3 and 4 necessary to make them completely compatible with the new system.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

As a part of this contract, the Contractor must convert the existing faceplate displays on the Unit 1, 2, 3 and 4 control systems into integrated graphic displays.

5.3.3.12       HISTORICAL DATA STORAGE AND RETRIEVAL SYSTEM

The system shall include a comprehensive historical storage and retrieval system for long term archiving of predefined digital and analog process data in a series of disk files. The number and the size of the disk files shall be user configurable. This data shall be stored on a large capacity optical disk for long term storage. Disk capacity shall include at least two years storage of historical data collected from the system.

It shall be possible to view the data logged to disk search for any desired portion of the file. Software shall be provided to allow easy transfer of archived data into MicroSoft compatible database or spreadsheet format.

Facilities shall be provided to both archive and restore log files to and from floppy or other backup media without taking the system off-line.

The data recorded by the historian shall be selected through the "event log" database.

5.3.3.13       REPORTS

The DCS shall generate reports similar in information and style for Unit 5 as is provided on Units 3 and 4.

5.4     INSTRUMENT APPLICATION

5.4.1   GENERAL TECHNICAL REQUIREMENTS

No process or instrument air lines associated with any instrumentation shall be brought into the control room area or adjacent electrical/electronic equipment rooms.

No electrical voltages in excess of 125V nominal associated with any instrumentation shall be brought into the main control room area.

Instruments or other devices containing mercury shall not be used in any system.

Prime consideration will be given to the effects of corrosion and scaling on instrument selection and installation. Materials selection will be based on conditions of service and will be indicated on individual instrument data sheets. Bronze and other copper bearing alloys shall be avoided. Diaphragm seals shall be utilized on acid lines.

Engraved phenolic tags engraved with the instrument tag number shall be permanently attached to all instruments.

Outdoor electrical enclosures shall have a NEMA 4X rating and shall generally be of nonmetallic construction.

All instruments and control equipment will be readily available from U.S. suppliers and shall be approved by a national testing agency such as FM or UL.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


All control and instrumentation items and associated valves shall be located for easy access by operating and maintenance personnel from a floor, permanent platform or walkway.

Portions of the process will contain fluids that are highly susceptible to precipitation of silica. The Contractor is responsible for the design and installation of heat tracing for instrument sensing lines as required to prevent precipitation. Implementation of the heat tracing shall be coordinated with the Owner.

5.4.2   INSTRUMENT ELECTRIC SUPPLY SYSTEMS

Electric power for all instruments shall be supplied from an Uninterruptible Power Supply (UPS) system.

Dual redundant instrument power supplies shall be provided and have the capability of being replaced on-line without affecting the operation of the instruments. The output of the instrument power supplies shall be 24 Vdc.

Field instrumentation shall be standardized as much as practical.

Redundancy for sensors as controls shall be provided to meet the design availability requirements for the Plant.

Multiple sensors shall be used in instances where a single sensor cannot be expected to provide an average true value because of conditions or where a single instrument cannot cover the expected range.

Generally, individual transmitters and controllers will be installed to permit isolation without upsetting the process.

Separate test taps or thermowells shall be provided as required for performance or acceptance testing.

Instruments dials and scales shall be white with black markings. The number of markings on all instruments dials shall be kept to a minimum consistent with easy reading to the required accuracy. All instrument dials shall be at least 4 inch diameter. Instrument ranges shall be selected so that the dial pointer is at the 2 o'clock position under normal operating conditions.

Measuring devices shall be complete with all necessary condensation chambers, isolating valves and seal pots.

One pair of tapping points with isolating valves only shall be made in the pipeline and any multiplication of signal output shall be carried out elsewhere.

Bellows-type meters shall be capable of taking full line pressure on one side only, without damage or loss of calibration.

Snubbers will be added only after their installation is shown to be required.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


5.4.3   INSTRUMENTATION DESIGN IMPLEMENTATION

5.4.3.1 GENERAL

In general, alarm contacts from field devices should be open during normal operation and close to alarm. The exception to this is in the case of fail safe items such as turbine tripping schemes.

Alarms shall generally be generated within the DCS off of the analog signal measuring the process variable.

In cases where additional reliability or redundancy of signals are required, the trip signals should be generated off of process switches.

Process switches monitoring critical process variables (such as liquid levels protecting against turbine water induction), redundant switches will be used in a 1 out of 2 switching scheme. Analog signals shall utilize a select feature, and the ability to switch primary controlling signal. An alarm shall be generated if redundant analog signals deviate by more than 10% of span.

5.4.3.2 VALVE LIMIT SWITCHES

Limit switches from on/off control valves shall be wired such that both contact are closed in mid-travel.

The closed limit switch is that limit switch that changes state at the valve closed position. Similarly, the open limit switch is that limit switch that changes state at the valve open position

5.4.3.3 INITIATING DEVICES

Trip signals shall be derived as directly as possible from the initiating device. Wherever possible, pending trip conditions shall be alarmed at the operator interface.

Critical process trip signal systems shall operate on a 2 out of 3 voting system basis. When one signal is locked out of service, the trip signal system shall operate on a 1 out of 2 voting system basis. Analog signals shall utilize a select feature, and the ability to switch primary controlling signal. An alarm shall be generated if redundant analog signals deviate by more than 10% of span.

5.4.3.4 SYSTEM SAFETY

The control and plant protection systems shall be designed to ensure that the plant reverts to a safe state upon failure of any individual plant item or power supply, and that the operator is notified of the failure. The following means may be used to ensure a "safe" state:

        o Automatic switching to a standby device or power supply

        o Shutdown of the affected plant

        o Locking of the control system at the settings prevailing immediately prior to the failure

5.4.3.5 SUBSYSTEMS

Individual systems comprising this power generation plant may have equipment which requires some form of proprietary control or monitoring system. The distributed control system shall provide as much of this control and monitoring as possible. Separate specialized electronic controls dedicated to a

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

particular control task or sub-system shall be utilized only when the specialized nature of the task or subsystem requires it (eg AVR, governor controls, vibration and temperature monitoring subsystems).

Where such specialized electronic controls are utilized, they shall be fully interfaced with the DCS, using compatible communication hardware and by the provision of communication software as necessary. The interface to the DCS shall be made at the node allocated for the control of that local plant / subsystem.

On/Off and start-up of back-up equipment shall generally be determined via discharge flow or pressure monitoring. Motor control circuit energized status shall be used where redundant motor/pumps combinations or other electrically driven redundant or standby equipment exists, or where discharge condition monitoring is inappropriate.

5.4.3.6 ELECTRICAL NOISE

The field instrumentaion performance shall not be affected by electro-magnetic or radio frequency interference up to 3 V/m and according to IEC 255-22.

In order to minimize the effects of generated or radiated electrical noise:

The dc power and signal cables shall not run parallel or in close proximity to ac power cables.

The dc and ac control and instrumentation cables of differing voltages shall be segregated.

Proper grounding techniques shall be utilized

Shields shall be terminated on the monitoring system end only, and only to an isolated ground.

The primary ac power source shall be noise free

5.4.4   INSTRUMENTS CABLES AND WIRING

Power wiring to and from the instruments and power supply units shall be such that power supply units can be removed without total system shutdown.

Wire and cables of electronic instrument installation shall be single pair not less than 16AWG tinned copper conductors with PVC insulation, twisted, with aluminum shielded mylar tape separators with drain wire, extruded PVC inner sheath, wire braid or armor, and overall PVC jacket.

Single pair wires shall be run in separate trays from the various transmitting and control devices to centrally located field terminal junction boxes in the process area. From the centrally located junction boxes, 20 pair cable shall be run to the DCS termination cabinets. If all pairs within a particular cable is not utilized, they shall be identified as spare. Cable sizes of less than 20 pair connecting field junction boxes and the DCS shall not be utilized.

The ac power and signal wiring shall be separated by a minimum spacing of 4 inches in all cases, and shall not under any circumstance be run in the same wire way.

Wiring between terminals shall be point-to-point and free from wire splicing and T connections.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


When shielded cables or wires are necessary, an insulating sheath shall be included. Provision for termination of shields, or means to maintain the continuity of isolated shields shall be provided as required.


In general, the plant electrical system will be designed, built, and tested in accordance with the most recent NEC Standards. The basic design philosophy shall provide the most effective measures to ensure high reliability and low maintenance.

5.4.5   ISOLATED GROUND

Grounding of control systems and instrumentation equipment shall follow good industry practice and be such as to ensure that equipment operates reliably, safely and without damage in the presence of large electrical disturbances such as occur in power generation plant. A separate grounding system for control and instrumentation systems shall be established:

        o The plant shall incorporate an isolated ground system for use by the instrumentation and control system

        o The isolated ground system shall tie into the plant equipment ground system at only one point.

        o The system shall be isolated from the power system

        o The isolated ground system shall not have any ground loops.

        o In general, shields shall be terminated in the rack or cabinet where the measurement is monitored. The shield at opposite end of the cable shall be cut and taped.

5.4.6   INSTRUMENT REQUIREMENTS

5.4.6.1 ELECTRONIC INSTRUMENTS

Electronic equipment offered shall be of a type having proven record of reliability under geothermal power station service conditions.

All remote control loops shall be solid state electronic and control signal transmission shall be current type, 4-20 milliamps d.c., and utilize a 2-wire circuit (ISA Type 2).

Dual-auctioneered, regulated power supplies shall be used in the distributed control system I/O cabinets and shall operate on 120V a.c., 60 HZ house power (with isolation transformer) and from the plant UPS.

Field mounted transmitters shall have a minimum load resistance capability of 300-800 ohms at a corresponding power supply voltage of 23-32.7V d.c. (ISA Class
U). Accuracy shall be 0.25% of calibrated span or better, including repeatability, linearity, and hysteresis.

Signal reference and cable shielding ground connections shall be made at one point only and that point shall be the isolated grounding bus in the appropriate electronic cabinet in the relay room unless otherwise specified. The field end of the shielded cable shall have the shielding clipped off close to the outer layer of insulation and an insulating tape applied to assure that the shielding does not touch the local instrument or appurtenances at any point. (Refer to Electrical Design Criteria for additional details).

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

5.4.6.2 TRANSMITTERS AND TRANSDUCERS

All transmitters shall be as much as possible of the SMART variety and shall conform to the HART protocol requirements.

In general, the range for an analog input shall be sized such that the maximum process value is approximately 85% of the range. The range shall always be rounded to a convenient number such as 50, 100, 800, 1000, etc.

Accuracy shall be 0.10% of calibrated span or better, including repeatability, linearity, and hysteresis.

All wetted parts of the transmitter shall be at least 316 stainless steel construction.

Transmitter fill fluid, if used, shall be silicone.

Transmitters shall be provided with flange adapter kits and mounting brackets.

Transmitters shall be housed in a NEMA 4X rated enclosure.

A hand-held SMART transmitter calibrator shall be provided with the transmitters.

Diaphragm seals shall be used where acidic liquids are in the process and require process isolation from the transmitter element. Seals shall be standardized as much as possible for interchangability.

Analog measurements from process plant and electrical power supply systems for remote indication and control purposes shall be transmitted as 4-20 mA dc output signal. Alternately, the Contractor may utilize SMART field bus type communications.

Transmitters and transducers shall be solid state electronic devices suitably designed for the location and services required.

Appropriate measures shall be taken to prevent any impurities in the fluid being measured from affecting transmitter and transducer operations. This shall generally be achieved by providing double diaphragm seals.

5.4.6.3 PNEUMATIC INSTRUMENTS

All modulating control valves and dampers, unless otherwise specified, shall be air operated. The conversion from an electronic control signal to a pneumatic control signal will be made at the final control element with a current to pneumatic (I/P) transducer with pneumatic valve positioner where necessary.

Critical final control elements will have a local pneumatic loading station for testing or emergency operation.

Pneumatic valve positioners shall have the following design features as required on a case by case basis:

o       Characterizeable (feedback cams).

o       Useable for double or single acting service.

o       Direct or Inverse action.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

o       High capacity pilot valves.

o       Suitable for linear or rotary movement.

All pneumatic instruments shall be fitted with inlet filters.

All vents off of pneumatic instruments shall be fitted with bug screens.

All pneumatic instruments shall be mounted in separate, non-metallic enclosures with an air purge from the instrument air supply.

Instrument air will be supplied In accordance with section 10.16. Instruments shall be designed to operate over an air supply pressure range of 80-125 PSIG. Pressure reduction to the level required by the instrument or valve will be done locally at the instrument.

Where appropriate for multiple runs of tubing, trays and/or tube bundles will be utilized.

5.4.6.4 PROCESS SWITCHES

Process switches, e.g. pressure, temperature, flow, limit, shall contain a minimum of two isolated Form C contacts, unless otherwise specified. Switches shall be snap-acting type.

The switch element shall be located in a hermetically sealed enclosure which prevents exposure of contacts to atmosphere.

Switch contact ratings for specific applications will be shown on the respective technical data sheets.

5.4.6.5   TEMPERATURE

5.4.6.5.1 RESISTANCE TEMPERATURE DETECTORS (RTD)

For general process applications, three lead, 100 ohm @ 32(degree)F platinum RTD shall be used. These devices shall not be used for temperatures in excess of 650(degree)F. They shall be duplex, sheathed, ungrounded, and ceramic insulated. The sheath O.D. shall be 0.250". They shall be furnished with terminal blocks and grounding lug.

Manufacturer supplied copper RTD's, (10 ohm @ 77(degree)F), are not acceptable.

RTDs monitoring process fluids shall be mounted in suitable thermowells.

5.4.6.5.2       THERMOCOUPLES

For applications not suitable for RTD's, chromel-constantan (Type E) thermocouples shall be used. These shall be duplex, sheathed, grounded, and ceramic or magnesium oxide insulated. They shall be furnished with terminal blocks and grounding lug. The sheath O.D. shall be 0.250". Thermocouple extension wire, of the same material as the attached thermocouple, shall always be used to interconnect the thermocouple to its transducer.

Thermocouples monitoring process fluids shall be mounted in suitable thermowells.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

5.4.6.5.3       BIMETALLIC THERMOMETERS

For local temperature indication, not requiring high accuracy, bimetallic type thermometers with a universal angled, 5" nominal diameter dial and 0.250" O.D. stem shall be used. These shall be inserted in a thermowell.

5.4.6.5.4       FILLED THERMAL SYSTEMS

In general, filled thermal systems shall not be used. In those applications where no other technology is practical, filled instruments may be used. Instruments using filled systems include the sensor bulb and the readout device or switch as a complete system. The class of the system and bulb diameter are generally determined by temperature range, length of capillary required and whether a uniform scale is required if there is a readout device. Thermowells compatible with a specific type of bulb will be specified with the thermal system.

5.4.6.5.5       THERMOWELLS

Thermowells for use with filled thermal systems are not included in the scope of this section. (See previous Subsection on filled thermal systems.)


There shall be two means of attachment:

        o Socketweld - 1" socketweld shall be preferentially utilized for clean, low pressure and temperature service.

        o Flanged - The flanged means of attachment shall be used on all vessels and for all services where socketweld wells are not appropriate. In general, 1 1/2" RF flanged wells will be used.


Thermowells shall be constructed of the following materials:

        o Water and other benign fluids: 316SS

        o Steam and Brine service: Alloy 625/Hastelloy C, or 2205 flange welded to Alloy 625/Hastelloy C probe.

5.4.6.5.6      TEST WELLS

Test wells, where required, shall meet all the criteria for material, design, construction and certification specified for thermowells. Each test well shall be furnished with a stainless steel extension nipple and screwed cap. Extension nipple length shall be as determined by the manufacturer, unless otherwise specified by the A/E.

5.4.6.6 PRESSURE

Local pressure indicators shall be bourdon tube type with an accuracy of +/-0.5% of span. Dials shall be white with black markings and shall be 4 1/2" diameter with a dial arc of 270(degree) unless otherwise specified. Units of measurement shall be indicated on the dial face and the pointer shall be externally adjustable from the front of the gauge. The gauges shall be a solid front, blow-out back, hermetically sealed type. Gauge movements shall be stainless steel, geared type and the bourdon tubes and sockets ANSI 316 SS (Refer to ANSI B40.1-1974 for application guidelines).

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Pressure gauges shall be Ashcroft or 3D gauges. 3D gauges shall be used on vibrating platforms such as near pumps and level control valves.

5.4.6.7        FLOW

5.4.6.7.1      GENERAL

For general flow measurement applications, head type flowmeters shall be used. Where higher, wide range accuracies are required, or special operating conditions exist that preclude the use of head type meters, other types of metering systems will be specified. All steam flow measurements shall have associated pressure and temperature measurements to be used for mass flow calculation in the DCS.

Differential pressure primary elements in hot liquid services shall be under sufficient hydrostatic head to prevent flashing at the lowest pressure point in the element outlet.

Differential pressure type flowmeters shall be fitted, as a minimum, with 5-valve manifolds including an equalizing valve for zero check.

Primary flow elements shall be readily accessible for maintenance or calibration.

5.4.6.7.2       ORIFICE PLATES

Orifice plates shall be of the sharp, square-edged, thin plate, concentric bore, paddle type with flange taps. The differential pressure at design flow shall generally be 100" wc. Diameter ratio (Beta Ratio) shall not exceed 0.70. Sizing and installation practice will be in accordance with the American Gas Association (ANSI/API 2530). Plates shall be of alloy 625 or C-276 for SA, LA services. Plates shall be 316L for all other applications except steam service. All steam service plates will be the same as for SA and LA services.

Vent and drain holes shall be provided in orifice plates to prevent the build-up of vapor pockets in liquid service pipes and condensate in vapor service pipes.

5.4.6.7.3      WEDGE FLOW METERS

Wedge flow meter may be used where low loss and pluggage concerns exist. Wedge flow meter shall be used in brine service. Wedge flow meters shall have a H/D ratio between 0.2 and 0.5 with a nominal differential pressure at the taps at rated flow between 50 and 200 in H2O. Flow meters shall be calibrated prior to installation. Wedge flow meters shall have an accuracy of 0.75% or better when operated within the calibrated range.

5.4.6.7.4       MAGNETIC FLOW METERS

Magnetic flow meters may be used for slurry flows or other difficult flow measurements. Magnetic flow meters will be installed with a minimum of 10 diameters of straight pipe upstream and 2 diameters downstream. Lining and electrode materials shall be compatible with the requirements of the fluid. The electronics shall be separately mounted in a non-corrosive NEMA 4X enclosure. Meters shall be fed from the UPS should the meter require external power.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Magnetic flow meters shall be used for measurement of hotwell condensate, acid delivery individual injection points, NORMS injection rates, scrubber drain rates, purge water flow rates, and heat exchanger hot water flow to Region I IX and Region II IX, and heat exchanger cold water supply rate. Mag meters will be Krohne unless approved by the Owner.

5.4.6.7.5       MASS FLOW METERS

For applications where measurement of mass flow is required, the use of direct mass flow (Coriolis Effect) meters or thermal dispersion type will be considered.

Mass flow meters shall be used for the primary acid delivery feed pumps to compensate for differences in HCL metering and control due to variability in the HCL concentration from the Mineral plant R.O. system. Two meters are required, and must be available for use in all operating modes.

5.4.6.7.6  VELOCITY AVERAGING PITOT TUBES / ANNUBAR (DIETERICH STANDARD CORP.)

These type meters may be used only with prior approval of the Owner. In general, the rangeability and accuracy of this element is comparable to an orifice plate. The permanent pressure loss is significantly less than orifice plates in most applications and the installation cost is less than an orifice plate. In particular, these devices may be used where permanent pressure loss is an important factor, where removal of the element for inspection and/or maintenance is required without interrupting flow in a process line, or where line size may make orifice plates uneconomical. Flow elements shall be calibrated prior to installation.

Annubars shall be of Hast. C material construction for all steam and NC gas applications. They shall be either retractable or have a purge style head with purge water hooked up via 316L instrument tubing to periodically flush the Annubar. Due to the unique service and history, the only approved supplier of Annubars at the Salton Sea is Dieterich Std. Annubars.

5.4.6.7.7      FLOW TEST PORTS

The flow test port (where required) consists of a single (1") pipe branch, (4") long with a (1") full port ball valve ((1 1/2") pipe and (1 1/2") ball valve with (1") minimum bore on lined pipe). The pipe branch shall be located just upstream of the flow element or meter. It shall be perpendicular to the main pipe axis and shall be positioned on the circumference such that nothing obstructs the insertion of the pitot tube.

The ball valve materials shall be compatible with the fluid in the main line. On unlined pipe the full port ball valve shall be threaded. On lined pipe the ball valve shall be flanged.

5.4.6.7.8      VENTURI FLOW ELEMENTS

A steam flow measuring device, which shall be a venturi flow meter shall be installed after the interface point isolation valve. This device shall be connected to the Power Plant monitoring system and shall be used for measurement of steam flow during normal operation of the Power Plant and during performance testing. Performance testing of the plant shall be carried out using the calibrated venturi meter installed in the main steam line. The venturi meter and its installation shall comply with relevant ISA standards sufficient to give flow measurement with at least +/-0.5% accuracy. Refer to Section 10.24.2.2 for additional requirements concerning venturi flow elements.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

5.4.6.8 LEVEL MEASUREMENT

Suitable bosses, stub pipes and isolating valves shall be provided on all tanks, and vessels where level measurements are required.

Wherever practical an external level bridle shall be provided wherever turbulence or other undesirable conditions are present to enable representative and stable level measurements to be made. Where a level bridle cannot be incorporated, a stilling well shall be provided for this service.

Wherever possible, liquid level measurements will have a gage glass for direct visual observation as well as transmitters or switches. Gages shall normally be of the armored reflex type, except that armored transparent type will be used for brine service.

In general, level measurements shall be made using electronic differential pressure transmitters. In applications where the differential pressure transmitter is undesirable, displacers, bubbler, capacitance or ultrasonic beam based devices may be used. Flange ratings shall be in accordance with vessel specifications. For multiple instruments connected to a vessel an external stand pipe will be utilized. Flange ratings shall be in accordance with vessel specifications.

Differential pressure type level transmitters shall be fitted, as a minimum, with 5-valve manifolds including an equalizing valve for zero check.

For fluids with high solids content, high temperature, or other service conditions where float mechanisms are not appropriate, hydrostatic head, electric probes, or sonic type level measurements may be utilized. Where feasible, purging of level taps will be considered to prevent pluggage.

In general, sonic or RF probes shall be used for solids level detection.

5.4.6.9 LEVEL SWITCHES

Locally mounted liquid level gauges shall be used for sight monitoring and measurement purposes. Locally mounted magnetic coupling glandless level switches shall be used for alarm and control purposes.

5.4.6.10       CHEMICAL ANALYSIS EQUIPMENT

Where specified for conductivity or pH measurement, the instruments shall be of the immersed electrode type, in-line for pipe measurement and dip type for measurement in open vessels. The measurement electrode, reference electrode and temperature compensation shall all be contained in the same probe.

5.4.7 FINAL CONTROL ELEMENTS

5.4.7.1 AIR OPERATED CONTROL VALVES - RPF SERVICE

Control valves and all required accessories shall be provided as a complete assembly by the valve manufacturer. This shall include all solenoid valves, limit switches, valve actuators, valve position transmitters and other accessories as required by the installation. Where air actuation is not feasible and economically justifiable electric, hydraulic or electro-hydraulic actuators shall be used for modulating service.

The control valves shall be installed to the manufacturer's recommendations for minimum length of straight pipe upstream and downstream of the valve as well as the location of pipe reducers.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Except where specified or approved by the Owner, all control valves shall have upstream and downstream isolation valves. A bypass valve of a capacity equal to or greater than the control valve shall also be provided, where required by the mechanical design (refer to Section 8.6.10.3). The upstream and downstream connections of the bypass valves shall be made outside the isolation valves provided for the control valve. This would enable the bypass line to be placed in service while the control valve is isolated and serviced. In addition, a 3/4-inch drain line and valve (ball or gate) shall be installed upstream and downstream of all control valves mid-way between the control and isolation valve in an accessible area. Hydraulic and Motor operated valves shall have the same block, bypass and drain features.

Control Valves shall be designed to fail in the position that is safest for the process as defined by the P&IDs.

Unless the process requires otherwise, control actuators shall be pneumatic. Electric, hydraulic or electro-hydraulic may be used where necessary and where life-cycle costs show them to be competitive.

All drain valves in the RPF must be 1-1/2" min. size for both steam and brine service.

Control valves or control valve accessories requiring air pressure tanks must meet all state requirements for pressure tanks (e.g.; safety valve, pressure indication).Eccentric disk type valves (Masoneilan Camflex II or equivalent) will be utilized for brine and steam services. Masoneilan Camflex II control valves must be used in flashing and cavitating services for brine and condensate. Refer to the pipe class specification sheets for additional valve specifications.

5.4.7.2 AIR OPERATED CONTROL VALVES - PGF SERVICE

Unless otherwise specified on the data sheets, all control valves shall have flanged ends or be lugged wafer type for insertion between line flanges. Minimum flange rating shall be 300 lb class for sizes 4" and under.

During the normal range of operating conditions the sound level at any point 3 ft. radially from the surface of the downstream pipe at a distance of 3 ft. downstream of the valve outlet should not exceed 85 dBA. Body outlet velocity should not exceed MACH 0.3. Should sound levels exceed 90 dBA, the valve vendor shall provide recommendations for mitigation of the problem.

The maximum allowable seat leakage must be determined from process design considerations and for a particular valve is dependent on body and trim construction. The permissible leakage rates shall be in accordance with ANSI FCI 70-2 1976, Classes 1-6 and will be specified on the valve data sheet.

Instrument air supplied to the air operated control valves will be at 100 PSIG nominal and a minimum of 75 psig. Air pressure reduction, as required for operation, will be accomplished at the valve location.

Control valves shall normally be sized with normal flow at approximately 70% of valve capacity. Pressure drop across the valve should be at least 25% of total system frictional losses or 10% of total system pressure whichever is greater. All sizing calculations will be verified by the valve manufacturer. Minimum size shall be 1".

Safe failure modes will be determined at the time of system design and indicated on the valve data sheets.

5.4.7.3 VALVE ACCESSORIES

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Local control valve accessories shall be mounted on the valve unless otherwise specified. Accessory items include the following:

        o I/P transducer /Positioner Unit with gauges

        o Air Pressure Regulator and Filter

        o Solenoid Valve(s)

        o Limit Switch(es) (on on/off service DCS controlled valves only)

        o Volume Booster (as required)

        o Position Transmitter (on DCS controlled modulating valves only)


Double acting cylinder actuators shall be provided with air accumulators when required to achieve required failure positions.

Solenoid enclosures shall be corrosion resistant IP 66 (NEMA 4X) unless otherwise specified.

Solenoid coils shall be Class H high temperature construction, at (120 Vac) and shall be suitable for continuous duty.

Three-way direct acting solenoid valves shall normally be used to actuate control valves when interlocked with fail safe or shutdown circuits, or when used for on/off service type control valves. Universal (reversible ports) are preferred.

The valve bodies for two-way solenoid valves shall follow the piping specification in the Mechanical Design Criteria when used in process lines.

I/P and hand stations shall be mounted in a Nema 4X enclosure.

The coil shall be molded design with waterproof housing and shall be furnished to meet area electrical code classifications.

Outdoor installations shall be weatherproof.

Solenoid vents shall have bug screens.

Those solenoids that have top mounted vents shall be piped so that moisture does not enter the valve.

Solenoid Valves shall be manufactured by Berkert. If an application such as high pressure hydraulic systems, cannot be serviced by Berkert, another valve may be substituted.

5.4.7.4 LIMIT SWITCHES

Limit switches shall be supplied as an integral part of the valve-actuator assembly.

All limit switches shall be snap acting type limit switches and shall be provided and installed at the factory with mounting brackets and associated hardware. Switches shall have two normally open and two normally closed contacts and a corrosion resistant IP66 (NEMA 4X) enclosure.

5.4.7.5 PRESSURE GAUGES

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Gauges for control air supply and signal pressures integral to the instrument shall be in accordance with the control manufacturer's standards. All other gauges shall be as specified herein.

5.4.7.6 MOTOR OPERATED VALVES

All motor operated valves shall be equipped with a non-relaxing gear train and non-rotating handwheel during electric operation. A minimum of eight independently set limit switches shall be provided.

Torque seating and/or torque back seating requirements shall be determined by the type of valve and application. In general all valves, except rotary valves, will be torque seated.

If position indication is required, it shall be by resistance to current or angle to current (4-20 mA) 2 wire.

MOVs s shall be as manufactured by Limitorque for electro-mechanical applications and as manufactured by REXA for electro-hydraulic applications.

5.4.7.7 SAFETY RELIEF VALVES

In general, line and vessel protection shall be accomplished by the use of rupture disks. However, for applications protecting against thermal expansion and low flows, safety relief valves may be used.

Safety relief valves shall:

1. Conform to the requirements of ASME VIII, Division 1, Pressure Vessel Code.

2. Be top guided.

3. Be supplied with lifting levers for steam and air service.

4. Be suitable for use on ANSI B31.1 piping.

5. The seat leakage test for all valves will be as follows:

6. Air and vapor service as per API-Std-RP-527.

7. Liquid service - 10 cc/hr per inch of valve size at 90 percent set pressure.

8. Bodies shall be constructed of 316 Stainless Steel with Stellite seats.

9. Relief valves shall be supplied with gags.

10. Bellows shall be specified where back pressures could affect proper operation.

For location and piping criteria see Mechanical Design Criteria.

5.5     EQUIPMENT INSTALLATION AND SERVICE CONNECTION

5.5.1   INSTRUMENT TUBING AND ACCESSORIES

5.5.1.1 GENERAL

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


This criteria applies to all piping, tubing, fittings, and valves required for primary instrument, sampling, air supply, and pneumatic control systems in ANSI B31.1 installations.

Class, size, routing and valving shall be as shown on Stone & Webster Engineering Corporation Drawings, Standards, Technical Data Sheets, and Specifications. Instrument process connections will generally be 3/4" with 3" connections for level bridles.

Compression fittings and connections shall be used for all stainless steel primary sensing, air supply, and control tubing. Transition from welded to compression fittings will be made at the instrument root valve.

Instrument locations and connections shall be designed for maximum accessibility and for ease of operations and servicing. Instruments shall be close coupled in scaling or corrosive service. When several instruments are located in close proximity they will be grouped together on an instrument rack. In the resource production facility area these racks shall be nonmetallic closed cabinets with gasketed doors.

Instrument process connections shall be designed to be roddable and root and isolation valves shall have removable seats and straight through flow paths for ease of maintenance.

Nonmetallic tubing may be considered for services with severe vibration or corrosion problems.

5.5.1.2 INSTRUMENT VALVES

Blowdown and drain valves are required in the connecting lines to all transmitters and instruments used on water, steam and condensable vapor services.

The method of attaching isolating valves to instruments shall be such that it is possible to disconnect the instrument from the connecting pipe without having to drain the pipe.

Manifold Valves - Differential pressure type flowmeters shall be fitted, as a minimum, with 3-valve manifolds including an equalizing valve for zero check.

5.5.1.3 INSTRUMENT PIPEWORK AND FITTINGS

Instrument root connections at the process piping or process vessel shall generally be (3/4"). The Mechanical Design Criteria will detail the requirements for both the connections at the process piping and process vessel and the vessel instrument isolation valve associated with these connections.

Monel tubing, fittings, valves, and manifolds shall be used for all brine piping. Stainless steel tubing, fittings, valves, and manifolds shall be used for all other primary piping.

The Instrument Installation Diagrams will show the physical requirements for mounting and routing of the instrument tubing.

5.5.1.4 INSTRUMENT FITTINGS AND TUBING SUPPORT

All tubing shall be (.25"), (.375"), or (.500") stainless steel; other sizes of tubing shall not be provided.

All tubing and capillaries shall be supported and protected from external damage using TubeTrack or similar product. Tubing support components shall be manufactured from materials which are suitable for the harsh chemical environments likely to be encountered. Tubing support systems shall be routed so as

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


not to impede removal of adjacent equipment. Tubing support systems shall be mounted to structure only, not to equipment.

Flexible hoses or conduit shall be used to ensure that movement between actuator devices and stationary devices are absorbed in the flexible hose and not in the rigid tubing or conduit.

Ports for flushing instrument sensing lines shall be provided as required.

5.5.1.5 PRIMARY INSTRUMENT TUBING REQUIREMENTS

Compression fittings shall be used for all primary instrument sensing tubing.

Tubing runs greater than 50 feet should be avoided.

All tubing for this service shall have a minimum outside diameter of 1/2-inch and shall conform to the following requirements:

        o ASTM A-213 Grade TP316 (S31600)

        o Seamless Stainless Steel

        o Cold Drawn Fully Annealed

        o 10 ft. Lengths or Longer


Dimensions:


        Actual O.D.   Wall Thickness             I.D.                    MWP
          Inches          Inches                Inches                 @1,000F


        3/8*               0.049                 0.291                  4,261


        1/2                0.049                 0.402                  3,070


        5/8                0.072                 0.481                  2,690


        3/4                0.083                 0.584                  2,575


*3/8-inch tubing may be used only for those parts of sampling systems that are located within a panel or a rack.

Weld repairs shall not be allowed on the tubing.

The supplier of the tubing shall verify that all requirements of the material specifications have been complied with and that the tubing meets these requirements.

5.5.1.6 INSTRUMENT AIR SUPPLY AND PNEUMATIC CONTROL TUBING DESIGN

316 Stainless steel tubing, fittings, and valves shall be used for all instrument air and control pneumatic tubing.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Instrument and pneumatic pipe routing shall maintain adequate distances from outside walls, doorways, and areas of extreme heat to minimize ambient effects on control lines.

Lines in the instrument air supply distribution system shall be sized such that the maximum pressure drop from the air dryer to the most remote air user does not exceed 5 psid with a 100 psig supply when all users are taking air at approximately 2 to 5 scfm.

Instruments requiring air shall generally be supplied from a branch instrument air header. The maximum number of instrument air users that shall be taken off a (1/2") branch shall be four. The maximum number of instrument air users that shall be taken off a (1") header shall be twenty. Separate connections shall be taken off the main instrument air header for instruments requiring large amounts of air for operation with a (1/2") minimum line being used. Shutoff valves at the instruments shall be swing-out ball valves with compression fittings.

A separate reducing filter regulator shall be furnished for each instrument requiring a source of instrument air.

All tubing for this service shall have a minimum outside diameter of 1/2-inch (except as noted in the table below) and shall conform to the following requirements:

        o ASTM A-213 Grade TP316 (S31600)

        o Seamless Stainless Steel

        o Cold Drawn Fully Annealed

        o 10 ft. Lengths or Longer

The supplier of the tubing shall verify that all requirements of the material specification have been complied with and that the tubing meets these requirements.

The requirements for all instrument air piping above 1/2" is covered in the Mechanical Design Criteria.

5.5.2   MATERIAL

5.5.2.1 STAINLESS STEEL FITTINGS

5.5.2.1.1      COMPRESSION TYPE FITTINGS

This type of fitting shall be used for all of the following connections:

        o Connection of a primary sensing line or sampling line from the root valve transition fitting to an instrument.

        o Connection of an individual instrument air supply line between the air supply header shut-off valve and the instrument.

        o Connection of instrument air supply headers assembled from stainless steel tubing ( Not pipe).

        o Connection of a pneumatic control line to an instrument, control valve, control drive or accessory device.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Compression fitting shall be furnished with the following specifications:

        o Tube Size, O.D. inches: 1/4, 3/8, 1/2, 5/8, 3/4

        o Type: Compression

        o Material: 316 Stainless Steel

        o Manufacturer: Crawford "Swagelok"


3/8-inch tube fittings may be used only for those parts of sampling systems that are located within a panel and/or a rack.


Manufacturers recommended tools and installation procedures shall be strictly followed.

5.5.2.1.2      SOCKET WELD FITTINGS (PRIMARY SENSING & SAMPLE LINES)

Socket weld fittings shall have full annular stops, a straight bore and shall be furnished in accordance with the following specifications:

        o Tube size, O.D. inches: 3/8, 1/2

        o Manufacturer: Cajon Company* or equal


*Swagelok to weld fittings are also available from Cajon which provide easy transition from welded to non-welded tubing systems.

5.5.2.2 STAINLESS STEEL VALVES

The valves applicable to this section are the instrument valve, blowdown valve, test valve, backup root valve (when specified) and sample regulating valves. The valves for these applications shall be furnished in accordance with the following specifications:

        o Style: Ball, full port

        o Rating: 6,000 psi @ 100F

        o Body Design: Replaceable seat roddable

        o Body Material: 316 Stainless Steel, except for brine service which shall be Alloy 20.

        o Construction: Union Bonnet, 316 Stainless Steel

        o Stem: Stainless Steel

        o Seat: Reinforced TFE

        o Packing: Reinforced TFE

        o End Connections: NPT or Compression Tube Fittings

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        o Manufacturer: TBV


Exception:  Low pH root valves shall be C276 or Inconel 625.


In general, 3/4" valves shall be used.


3/8-inch valves may be used only for those parts of sampling systems that are located within a panel and/or a rack.


Weld repair of defects on the pressure boundaries of a valve body shall not be allowed.

5.5.2.3 INSTRUMENT AIR SUPPLY VALVES

The valves applicable to this section are the individual instrument air supply shut-off valves. They shall be furnished in accordance with the following specifications:

        o Style: Ball, full port

        o Working Pressure: 3000 psi @ 100F

        o Body Material: 316 Stainless Steel

        o Body Construction: Ball

        o Construction: Screwed Bonnet

        o Stem: Stainless Steel

        o Sizes: 1/4, 3/8, 1/2 inch

        o End Connections: Pipe to pipe, pipe to tube, tube to tube

        o Manufacturer: Whitey Co., "43" Series, or equal

5.5.2.4 MANIFOLDS

Three valve manifolds shall be supplied as follows:

        o Body Design: Removable Seat, Roddable

        o Body and Bonnet Material: 316 Stainless Steel

        o Stem Material: 316 Stainless Steel

        o Seat: Reinforced TFE

        o Packing: Reinforced TFE

        o Process and Instrument

        o Port Connections: 1/2 Inch NPT

        o Manufacturer: HEX VALVE HM452 Series, or equal

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

5.6     RACKS AND PANELS

5.6.1   FIELD ENCLOSURES

Unless otherwise specified, all indicating instruments shall have dust and moisture proof cases to NEMA 4X. All enclosures shall be specified to be corrosion resistant.

Enclosures will protect the field instrumentation from solids, hazardous conditions and washdowns with high pressure hoses. The enclosures will be designed to permit in-place calibration of instrumentation and instrumentation removal from the enclosure front. In all cases corrosion-resistant housings (NEMA 4X) are required with stainless steel or non-corroding hinge material.

In addition to the above requirements, panels will be provided with replaceable corrosions resistance ion emitters

An instrument air purge shall be provided on electrical or control enclosures with an interior volume greater than 1 cubic foot (1728 cubic inches). Design of panel purge and purge flow rates shall be sufficient to provide positive pressure within the enclosure under all conditions

5.6.2   LOCAL CONTROL PANELS

Local control panels shall meet the same requirements as for field instrument enclosures. The construction and finish of all local control panels shall conform to the requirements of the ambient conditions. In all cases corrosion-resistant housings (NEMA 4X) are required with stainless steel or non-corroding hinge material.

5.6.3   TERMINAL BLOCKS

Terminal blocks shall be rated at 600 volts and shall be provided for all external connections to cabinets and consoles. Terminations to compression type terminal blocks shall include a metal ferrule, compressed over all conductor strands. Termination of bare wires in compression terminal blocks is not acceptable. Alternately, terminations may be made to terminal blocks accepting locking ring tongue compression type lugs.

Thermocouple terminal blocks shall be of the same material as the thermocouple extension wire.

5.6.4   CONTROL PANELS AND RELAY PANELS

In addition to the requirements set forth above, all control panels and relay panels shall have lights and receptacles installed within the cabinet. The lights and receptacles shall be wire to separate power entry terminal blocks such that a separate feed may be used to power these loads. Cabinets which are installed as a unit, such as the DCS, should have a single feed connection point for all the cabinets in the set.

5.6.5   LOCAL PUSH BUTTON STATIONS

All motors and loads controlled via the DCS will have an auxiliary local push button control station located adjacent to the equipment for local control of the equipment. The bush button station will have controls for start and stop of the equipment, as well as a local/remote select switch that enables DCS control of the load. The local start/stop control shall be wired directly into the associated MCC, along with the appropriate field instrumentation interlocks, to allow complete pump operation apart for the DCS. Modulating valves shall have local manual loading stations.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Design implementation of the local controls will provide for bumpless transfer from DCS to field control and from field control to the DCS. This includes motor on/off control stations as well as valve manual loading stations.

Local panels shall be NEMA 4X rated and constructed of stainless steel.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


6.      MECHANICAL DESIGN CRITERIA

6.1     GENERAL

The Project, Unit 5, is a bottoming cycle geothermal power plant that receives geothermal steam and brine from the existing Salton Sea Units 3 and 4. After energy is extracted from the brine in Unit 5 , the brine is routed through a Silica Control System where the silica in solution is reduced from approximately 850 mg/l to 200 mg/l. The brine is then delivered to the Region 1 Minerals Recovery Facility (MRF). The brine must exit Unit 5 at a specified temperature.

6.2 OPERATING MODES

The Project will operate as a base load merchant plant. The project also supplies geothermal brine feedstock to the Region 1 MRF where zinc is extracted from the brine in a continuous process. The Project supplies utilities to the MRF including:

        o Electric power
        o Steam at atmospheric pressure
        o Auxiliary steam
        o Makeup water (excess condensate)
        o Fire water

6.3 RELIABILITY

The Project shall de designed with installed spare capacity, redundancy, and other features to achieve a 96% Reliability during normal operation.

The design of systems and equipment shall provide maximum reliability. All rotating equipment shall be provided with installed spare capacity unless otherwise specified.

6.4 POWER CYCLE

The power cycle is shown on the General Process Flow diagram included in Attachment 8.1-1. The power cycle uses geothermal steam at three different pressures. Standard Pressure (SP) steam is delivered to the Project from an intertie with Units 3 and 4. Low Pressure (LP) steam and Very Low Pressure (VLP) steam is flashed from geothermal brine that is delivered to the Project from Units 3 and 4. Steam at all three pressures is delivered to a condensing steam turbine generator. The turbine exhausts to a surface condenser located below the turbine. Steam condensate from the condenser is pumped to the main cooling water system as makeup. Additional makeup is available from the Region 1 MRF. The cooling water system uses a wet, mechanical draft cooling tower to reject waste heat to the environment. Circulating water pumps deliver water from the cooling tower basin to the condenser and back to the cooling tower.

Geothermal steam contains non-condensable gas that must be removed from the condenser. The Gas Removal System extracts the gas from the condenser, compresses it to slightly above atmospheric pressure, and delivers the gas to the cooling tower for release to the environment with the cooling tower plume. The gas contains Carbon Dioxide and Hydrogen Sulfide. Hydrogen Sulfide abatement is not required.

Plant auxiliary equipment is cooled with water from the cooling tower basin. The auxiliary cooling water system also delivers make up water to the MRF.

Geothermal brine from Units 3 and 4 is pumped to, and through, two levels of cascading steam separators to generate LP and VLP steam. From the steam separators the brine is delivered to a silica control system.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The temperature of the brine is reduced in the first reactor of the silica control system by flashing at atmospheric pressure to meet the requirements of the minerals extraction process. Brine exiting the silica control system is pumped to the Region 1 MRF.

6.5 CYCLE HEAT BALANCE

The Contractor has developed a Guaranteed Heat and Material Balance diagram for the Project. This diagram is included in Attachment 6, document 8.1-1, to this specification.

6.6 MATERIALS OF CONSTRUCTION

The geothermal fluids are extremely corrosive to standard materials of construction. The Contractor's material selections are represented on the Station Materials Diagram included in Attachment 6, document 8.1-1.

Products which contain asbestos are prohibited. This prohibition includes items such as packings or gaskets even though the item is encapsulated or the asbestos fibers are impregnated with binder material.

6.7 SEISMIC DESIGN

Equipment and anchorages shall be designed to withstand a seismic event as specified in Section 8.2. All process equipment shall remain operative after being subjected to the design seismic event without loss of performance or structural integrity.

Analysis shall be made using the equivalent lateral force (ELF) method. A value of 2/3 of the ELF shall be simultaneously imposed as a vertical force on the equipment. No credit for friction shall be taken in designing the anchorage system to resist lateral loads. The seismic load shall be included with the normal operating loads of the equipment.

6.8 VIBRATION

Vibration shall be minimized by good design and by the adoption of high standards of balancing of both components and rotating assemblies during manufacture.

Except where otherwise specified the vibration amplitude of rotating equipment when measured on the bearing housings under steady state conditions shall not exceed the middle values of the bands designated "brauchbar" (satisfactory) in VDI 2056 for the class of machine concerned.

Steam turbines and generators shall be installed with proximity transducers on all bearing housings. The transducers shall measure x & z direction vibration on all housings and y direction (axial) vibration on thrust bearings. Vibration limits for turbines and generators shall comply with the relevant sections of API 612 and API 546 respectively. Design and installation of vibration monitoring equipment shall comply with the requirements of API 670.

Continuous vibration monitoring equipment shall be provided for turbines, generators and circulating water pumps. Equipment shall be Bentley-Nevada 3300 series or approved equal. All vibration signals shall be brought to a monitoring panel. The panel shall provide relay access for hook up of spectrum analyzing equipment. Summary indication and alarm signals shall be connected to the DCS.

Should vibration levels exceed the above limits, the Contractor shall reduce the vibration to within the defined limits.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

6.9     FLUID VELOCITIES

The Contractor's design is based on the following fluid velocities at design flow conditions. Deviation from these fluid velocities may be permitted for intermittent operation or transient conditions. Any deviation above the maximum specified fluid velocities requires approval by the Owner. Non-condensable gas piping is sized based on pressure drop, not velocity.

            FLUID                         RECOMMENDED VELOCITY
            SP Steam                      100 to 140 ft/sec
            LP Steam                      120 to 160 ft/sec
            VLP Steam                     150 to 190 ft/sec
            Brine, single phase           5 to 9 ft/sec
            SP Brine, two phase           100 ft/sec
            LP Brine, two phase           120 ft/sec
            VLP Brine, two phase          140 ft/sec
            Water and oil                 10 ft/sec
            Pump   suction   and   drain  6 ft/sec
            lines
            General service               15 ft/sec
            Condensate pump suction       3 ft/sec

6.10    PUMPS

6.10.1  CENTRIFUGAL PUMPS

Particular attention shall be paid to the selection of pumps and their materials of construction for the specific application.

Horizontal shaft pumps shall be either horizontal split casing or back pull out

Pumps shall be capable of operating continuously over their full operating range without overheating, cavitating, excessive noise or vibration, surging or instability when operating in single or in parallel with other pumps. Pumps shall be selected for maximum efficiency at the design condition and shall have a head/flow curve that rises steadily from rated flow to shut off. Pumps shall either be installed with a flooded suction or shall be self priming.

Mechanical seals shall be used on all power generation cycle pumps. Pumps shall be self flushing with process fluid wherever possible. Where flushing with the process fluid is not possible, a seal flushing system including pumps where necessary shall be provided to supply suitable quality seal flushing water to the mechanical seals. All seal flushes shall be fitted with flow indication. Seal water flush will be routed to the local drain system by way of stainless steel tubing on discharge side of the seal.

Pumps and motors above 15kW shall be coupled and assembled on a common base. Integral pump motor units are preferred for smaller pumps.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

All pumps, with the exception of the circulating water pumps, shall be specified with a 10% flow margin above the design flow as set out on the heat and material balance diagram. Circulating water pumps shall be specified with a margin of at least 5% flow margin above the design flow as set out on the heat and material balance diagram.

Pumps shall be installed with an adequate margin to ensure that the pump operates without cavitating over the full range of flows and suction level conditions. Motors shall have power ratings, including service factor at least equal to the power required at runout flow.

For continuous duty, pumps driven at no more than 4-pole speed (1800 rpm) are preferred. All pumps shall be close coupled without gearboxes.

All pump bearing housings, shall be fitted with surfaces suitable for the fitting of portable vibration sensing transducers.

6.10.2 DIAPHRAGM PUMPS

Diaphragm pumps for chemical transfer service shall be double diaphragm pumps. Diaphragm pumps shall be powered from the Service Air system.

The materials of construction shall be compatible with the system fluid.

6.10.3  METERING PUMPS

Metering pumps for chemical injection service shall be positive displacement type pumps. The pumps shall be capable of supplying an infinitely variable feed rate from zero to the maximum capability of the pump. Metering pump installation shall include calibration pipes. The pump, or system shall include a pulsation damper to eliminate pulsing of the flow at the injection nozzle. The pumps shall have an internal relief valve for overpressure protection.

The materials of construction shall be compatible with the system fluid.

6.11

6.12    VALVES

Valve selection guide lines are included in Attachment 6, document 8.6-1 All valves in brine service shall have the capability of applying grease to the stem.

6.12.1  MANUAL ISOLATION VALVES

Valves shall be located to minimize the dead leg areas of brine piping.

For valves 8" and under, secondary isolation valves at easily accessible spots shall be considered in lieu of the addition of valve access platforms, as long as the primary valve is not a frequent service or maintenance item. Primary valves of this nature must have access by way of a man basket.

Butterfly valves may be considered for primary isolation in steam service for line sizes greater than 24". Valves shall be triple offset high performance design. The valves shall be type 316L stainless steel or better construction, metal seated, with replaceable seats on the body. Seats should be Stellite, Inconel 625, or Hastelloy C. Stem shall Inconel 625. Accommodation in design must be made to allow for a drop out spool and/or a slip blind downstream of all butterfly valves in steam service upstream of the turbine.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

For 6" and under size line (and some 8") Type 316L stainless steel ball valves are the preferred means of isolation for steam, condensate, and some brine services. Valves shall be a two piece flanged design, and use PEEK seats.

6.12.2  MOTOR OPERATED VALVES

Motor operators shall be Limitorque or Owner approved equal.

6.12.3  CONTROL VALVES

Refer to Section 8.5.4.7 for specific requirements for control valves.

Not all control valves will require full bypasses. The function of the bypass can be designed into the valve sizing criteria where parallel valve systems will exist such as on brine vessel level control and dump systems, steam scrubber and demister level control systems. Bypasses shall be installed on systems where a malfunction of the control valve would result in a critical system shutdown in order to perform maintenance on the item.

6.12.4 VENT AND DRAIN VALVES

Manual high point vent valves and low point drain valves shall be provided as required for system fill and drain purposes. Valves shall be sized to permit efficient venting and draining. Vent and drain valves shall be full port ball valves.

6.13 STRAINERS

Permanent strainers shall be installed where necessary to protect equipment or pumps from damage. Differential pressure instrumentation shall be provided to monitor strainer operation.

Provisions are to be made to blow down the strainer of accumulated debris and condensate. Local pressure gauges are required upstream and downstream of the strainer, and all strainers in steam, and water services in critical systems.

Where permanent pump suction strainers are not installed, pump suction piping shall include startup strainers that can be easily installed and removed.

A strainer shall be installed in the steam inlet line to steam jet ejectors. Strainer basket shall be of C-276 or Alloy 625. The strainer body shall be carbon steel.

6.14 EXPANSION JOINTS

Elastomer expansion joints shall follow the construction details outlined in the Rubber Expansion Joint Technical Handbook. The overall design including the selection of materials, shall be as recommended by the Contractor for the intended service. The expansion joints shall not crack, peel, or show any evidence of deterioration from exposure to the system fluids or the ambient conditions.

The expansion joints shall provide for a maximum of 1/2 inch of lateral and 1 inch of axial displacement and a maximum of one degree of torsional or angular displacement to accommodate erection misalignment.

The outside surface of all expansion joints shall be resistant to ozone, aging, and sunlight. Cover protection, if painted, shall be completely bonded to the cover and shall not crack or peel.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The expansion joints shall be full face flange type, with integral flanges, and shall be furnished complete with split retaining rings backing the flanges. Flanges and retaining rings shall have the same pressure rating as the piping system it is installed in.

The tube and cover shall be full thickness throughout and the bolt holes sealed to completely cover the carcass fabric. Flange thickness shall be even over all parts of the flange.

Arch fillers, when specified, shall be permanently attached to prevent dislodgement from the arch.

Sufficient clearance shall be provided between the arches and the retaining rings to allow for use of nuts to standard heavy hexagon dimensions, ANSI B18.2.2.

Control units, when specified, shall conform to the dimensions of Appendix C of the Rubber Expansion Joint Technical Handbook.

All expansion joints shall be visually inspected by the Seller for damage and defects. The surfaces finish on all parts of the joint shall be smooth and free from cuts, gouges or other detrimental defects. Repairs shall not be made without the Purchaser's approval.

6.15 VESSELS

Vessel nozzles in brine service shall be no less than 4". Vessel nozzles in steam service shall be no less than 3". Vessel nozzles in clean services shall not be less than 2". All vessels shall be equipped with at least one manhole. Manholes shall be at least 24 inches in diameter.

Vessels in the SP steam system shall have a design pressure of 180 psig. Vessels in the LP and VLP steam systems shall have a design pressure of 100 psig.

Drain nozzles for steam scrubbers, demisters, and turbine casing drains shall be made of Alloy 625 or Hast. C material. Carbon steel to alloy weld of the nozzle to the vessel shall be of the same material as of the alloy. Valves for level taps, drains, and other nozzles for these vessels may be type 316L stainless steel ball valve with PEEK seats.

6.16 CRANES AND HOISTS

A gantry crane shall be installed over the turbine generator. The gantry crane shall have one main hook and one auxiliary hook. Crane lift capability shall not be less than 110% of the heaviest component plus rigging to be lifted during maintenance. The gantry crane shall be designed, fabricated, and tested in accordance with CMAA 70. Both hooks on the gantry crane shall be capable of lifting any turbine or generator component from grade level up to any required assembly or disassembly height.

The Contractor shall provide maintenance hoists for the following:

        o Cooling water pump intake structure screen and stop logs

        o Cooling tower mechanical equipment removal

        o Maintenance hoists for other equipment that is not accessible to a mobile crane

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


7.      PIPING DESIGN CRITERIA

7.1     GENERAL

Brine handling and steam production piping shall be designed, fabricated, installed, and tested in accordance with ANSI B31.3 Process Piping. All other piping shall be designed, fabricated, installed, and tested in accordance with ANSI B31.1, Power Piping. Materials for piping systems shall be as shown on the Station Materials Diagram. All piping shall be in accordance with the Piping Material Specifications included in Attachment 6, document 8.7-1.

In general, yard water mains, circulating water pipe, water fire lines connecting hydrants, and sewers shall be underground. All other lines shall be aboveground except for special conditions where underground piping may be desirable. Buried metallic piping shall be coated and wrapped to resist corrosion.

1-1/2" drains shall be considered standard size for equipment, vessels, and piping over 4 inch diameter unless otherwise noted. 1 1/2" drain valves shall be provided on both sides of tubular heat exchangers, coolers, and condensers unless otherwise indicated on the drawings.

Process vents and drains shall be identified during design development and shown on P&ID's as required on high and low points of piping systems. Unless otherwise specified piping shall have 3/4" minimum vents and drains.

Piping around equipment and heat exchangers shall be arranged and supported to permit ready access for maintenance and inspection.

Radiographic examination (RT) of welds shall be performed as specified in the individual pipe classes. All Alloy 625/Hast. C piping larger than 2" will be 100% radiographed and interpreted as per B31.1. All fillet welds of these alloys will be inspected with LP. Weld maps are required for pressure vessels.

All steam and brine process vessels shall be designed with short drop-out spools on the upstream and downstream ends of the vessels to facilitate isolation and inspection for maintenance.

Alloy 625/Hast. C piping (SA pipe class) shall be designed such that the pipe spools are easily removable for inspection and cleaning. One 90 deg. elbow fitting or one tee fitting is permitted per removable spool piece. This design will facilitate shop fabrication of alloy spool pieces. Field fabrication of alloy components shall be kept to a minimum.

7.2     PIPE

Minimum pipe size shall be 3/4".

The following nominal pipe sizes shall not be used except where required to connect the equipment.

                      1 1/4 in                     4 1/2 in
                      2 1/2 in                     5 in
                      3 1/2 in                     7 in

Unless otherwise specified in the individual Piping Material Specifications, all pressures specified are positive pressures.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

The design of G-cement lined steel piping systems shall take into account the specific requirements necessary for this type of piping, including the following features:

        Flanges will have 1/8" 2205 rings welded to the surface of the flange, protruding 0.500" into the ID of fitting. Welds are seal welded to ID and the OD of the flange, and finished with a 125 to 250 RMS finish suitable for gasketing. This added dimension must be accounted for in the piping design.

        All elbows are flanged on each end.

        All tees are flanged on each end.

        All reducers are flanged on end.

        One drop out spool (a 40 ft flanged spool) is required per every straight run and/or every 320 ft. for inspection and repair purposes. Owner uses a video camera system with a 180 ft. line to inspect cement lined pipe spools.

        Clamp on galvanized pipe shoes are required. Refer to standard Owner design. Gussets on the pipe shoes are not permitted. Pipeline guide clips are to be similar to standard Owner design.

        Drains, sample ports, TI's, PI's are made using Alloy 625/Hast C nipples. These protrude 0.500" into the pipe and are seal welded on both ends. These must be located at the end of a flanged run or on flanged elbow/tee/reducer such that hand patching of the area can be accommodated.

Additional detail design and fabrication requirements for Inconel Alloy 625 and Hastelloy C piping and fittings and cement lined piping are included in Attachment 8.7-2

7.3     STEAM PIPING

All branch lines shall be from the top or side of horizontal headers.

Branches from the main steam line to the other services shall be taken off at the top of the pipe. All branch lines off of a primary steam line shall be isolated as close to the branch connection as possible. Should access to the isolation valve be difficult, consideration shall be given to placing a second isolation valve at a readily accessible area, as opposed to the construction of a permanent access platform at the branch connection isolation point. All low spots shall be equipped with systems to remove condensate as it collects.

Galvanized clamp-on pipe shoes shall be used on all alloy steam piping where pipe shoes are required. Shoe and guides shall be similar to the Owner's standard design included in Attachment 8.7-3. Gussets on pipe shoes are not permitted. Pipe shoes will be either 4" or 6" in height, the 6" shoes are used where 3" or 4" of insulation thickness is required.

Galvanized clamp-on pipe shoes shall be used on all primary steam process lines. Welded on shoes have been a source of preferential corrosion. The Owner has found that use of clamp-on shoes has more than paid for themselves through reduced construction time and less rework..

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Where weld seam pipe is used, the pipe system shall be designed to place the seam at 10:00 or 2:00 position when the line is overhead, or otherwise direct the seam away from work areas.

Steam wash water nozzle design and installation shall be similar to The Owner's standard design included as Attachment 8.7-4.

There shall be no steam traps used in corrosive service. In non-corrosive service the following shall apply.

        Steam traps shall be installed at low points and dead ends of saturated steam systems.

        Traps should be installed on long runs of steam piping for sufficient condensate removal to ensure dry quality steam at its destination.

        Drip lines from steam headers or equipment, operating at different pressures, should be independently trapped.

        An isolation valve shall be installed upstream of the trap.

        All valves at steam traps shall be trap size, but not less than 3/4 in.

        A union shall be provided on each side of steam traps to permit their removal.

        Where several traps discharge into a single header which is, or may be under pressure, a stop valve and a check valve shall be provided in the discharge line from each trap. (B31.1 Par 102.2.5, B).

        A Y-type strainer with blowoff valve shall be installed ahead of each steam trap.

Before-seat and after-seat turbine stop valve drains shall be piped to the main condenser.

It is preferred that steam piping be run overhead because access for cleaning is not usually required. Dead legs shall be avoided by proper location of valves. Condensate and gas buildup which may occur in such dead legs can produce water hammer and accelerated corrosion.

7.4     PIPING AT CONDENSER AUXILIARIES

Condenser water box drains shall be 3 in. minimum and equipped with adequate hose connections

7.5     COOLING WATER PIPING

Where bearings are provided with water jackets in the top and bottom halves, cooling water shall be piped in series through the bottom half and top half in that order, unless manufacturer specifies that parallel circuits are needed. Exit piping shall be higher than the highest point of the bearing cooler to ensure a complete fill.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Valves in cooling water lines to oil coolers, cylinder jackets, and compressor aftercoolers, shall not be less than 3/4 in. ball type. Individual connections to small pump bearings may be smaller. Where solenoid valves are provided in cooling water lines, suitable bypasses shall be provided.

Open cooling water outlets shall be visible from a point within reach of regulating valves. When discharging into a funnel, the end of the cooling water outlet line shall be no more than 1/2 in. below the top of the funnel. When a number of drain lines discharge into a funnel, they shall be arranged so the flow from each is clearly visible.

Ball valves (3" and under) or butterfly valves (4" and up) shall be used at the inlet and outlet connections to air, oil, seal oil, etc., coolers.

All flanged rubber expansion joints shall be provided with limit rods and shall be capable of withstanding system hydrostatic test pressure. Minimum face to face dimensions for flanged rubber expansion joints for any service shall be as follows:

                                                          Minimum Face to Face
                      Size, In.                              Dimension, In
                      ---------                             ---------------

                       2 to 12                                        6
                      14 to 16                                        8
                      18 to 36                                       10
                      48 to 60                                       11
                          66                                         12

Cooling water piping shall be 316L or FRP for above ground pipe. Below ground pipe may be 316L, FRP.

Valves may be 316L, Teflon lined, rubber lined, FRP.

7.6     LUBRICATING OIL PIPING

Where a common suction line is provided for two or more hydraulic coupling oil pumps, a separate strainer shall be provided inside the suction gate valve at each pump.

7.7 PIPING AT PUMPS

Condensate pump suction lines shall be as direct as possible and shall be arranged to permit removal of the pump impeller without removing the suction valve.

When a reducer is required between the pump suction nozzle and the line, an eccentric reducer shall be used if the pump has a horizontal suction. The reducer shall be installed so that air pockets do not exist. Reducing flanges shall not be used.

When a check valve is installed in the centrifugal pump discharge it shall be installed upstream of the pump discharge shutoff valve. No check valves will be used in corrosive service.

The condensate pump discharge check valves shall be submerged below the normal hotwell level so a standby pump can be maintained completely filled by gravity from the hotwell when the pump suction and discharge vents are open.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Vertical condensate pumps shall be fitted with suction and discharge vents unless such vents are known to be integral with the pump casing and the pump manufacturer approves such omission. Each vent from each pump shall be run to the condenser separately.

Brine pump suction piping from the separator vessel outlet nozzles to the brine pump suction shall be as direct as possible. The use of inline expansion joints may be required. The brine suction header manifold for the brine booster and main injection pumps shall be similar to that currently used in Region I for the P-3210 A/B/C and P-3211 A/B/C system. Any significant exception to this design must be approved by the Owner. A drawing of the existing arrangement of the Region I brine pumps is included as Attachment 8.7-5. When eccentric reducers are used on pump suctions, the flat side should be on top. Strainers are not be required for brine pumps.

When more than one level is required in yard pipe racks, a minimum of 18 in vertical clearance shall be maintained between pipe banks.

Preferred minimum clearance from walls, floors, columns, etc. are listed below:

               Pipe Diameter        Clearance
               -------------        ---------

               Up to 12 in          9 in
               12 in to 16 in       12 in
               18 in and larger     15 in

Piping run in horizontal layers shall have a minimum of 18 in between layers.

7.8     MAINTENANCE

Equipment, structures and piping shall be arranged to permit maintenance and service by means of mobile equipment. Permanent facilities shall be provided where maintenance by mobile equipment is impractical.

Exchangers with removable tube bundles shall have maintenance clearance equal to the bundle length plus 5' measured from the tube sheet.

Piping at all equipment flanges shall have provisions for drop out isolation spools as the primary means of providing for maintenance isolation. If this can not be reasonably achieved, then provisions will be made for maintenance blinds. The blind thickness will be per ANSI B31.1. Maintenance blinding may be provided either by sufficient flexibility in the piping to allow installation of maintenance blind or installed spectacle blind.

7.9 PERSONNEL PROTECTION

Eye wash and emergency showers shall be provided in areas where operating personnel are subject to hazardous sprays or spills, such as acid, caustic, etc. The system design shall account for solar heating and the high ambient temperatures.

Personnel protection shall be provided at uninsulated lines and equipment operating above 150(degree)F, when they constitute a hazard to the operators during normal operation. Lines which are infrequently used such as relief valve discharges do not require insulation.

Valve and flange shields, if required, shall be noted in the piping material specifications.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

7.10    BRANCH CONNECTIONS

Where reinforcement of pipe to pipe branch connections, is required for external forces. The reinforcing pad shall have a thickness not less than 1 1/2 times the pipe run thickness and a diameter twice the branch pipe diameter.

The Contractor shall determine the need for, and provide, pipe to pipe branch reinforcement for internal pressure in accordance with Code rules. Duplication of reinforcement for both internal pressure and external forces is not required.

Forged tees are recommended and fabricated stub-in type branch connections are to be minimized. Use of weldolets is acceptable.

Branch reinforcement of alloy piping (Alloy 625/Hast C) may be Type 316L stainless steel. Design of the reinforcement pad must take into account differences in strength of the material. Full size reinforcing pads are required on all Alloy branch connections for the following services:
        o Steam service pipe.
        o Two-phase brine service.
        o Branches on the single phase brine side of the LCV's of the two-phase brineservice.

Pulled tees are acceptable for Alloy piping. Pulled tees may be designed with integral reinforcing pads as part of the pull process. This work can be performed by Northwest Copperworks, in Portland Oregon.

7.11    FLANGES

In pipe classes which specify 150 lb flanges, any required orifice flanges shall be 300 lb. One and one-half inch and smaller orifice flanges shall be socket weld.

Raised face weldneck flanges to be used on 2" pipe or larger except for alloy pipe, or where space requirements dictate otherwise.

Welding-neck pipe flanges shall be specified with bore to match mating butt-welding fittings, or pipe.

Lap joint flanges shall be used in alloy applications.

Spiral wound gaskets shall be used in all brine and steam service.

Welding-neck orifice flanges shall be specified with bore to match mating pipe. Orifice flanges in brine service shall have 3/4" NPT threaded taps.

Overlaid RFSO flanges may be used in lieu of lap joint flanges provided they have a square ID with no notch or internal crevice or bevel on the ID of the alloy pipe. The overlay shall be an 1/8" minimum, and be of the same material type of the pipe. Owner must review any proposed use and design of the overlaid flanges prior to fabrication. This technique has also been used to create flange tapped orifice flanges out of carbon steel RFSO for alloy 625 systems. This type of work has been done to Owner's satisfaction by Northwest Copperworks, in Portland Oregon.

7.12 FITTINGS AND BENDS

Weld-o-lets shall be used for alloy piping. Thread-o-lets and sock-o-lets shall not be used for alloy piping.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Welding elbows shall be long radius elbows. Use of short radius elbows must be approved by the Owner. Piping shall not be bent without approval of the Owner.

Weldolets and threadolets are commonly used for connecting small diameter piping to larger diameter piping as opposed to collars, sockolets, or saddles.

7.13    THREADED CONNECTIONS

Piping 2" and smaller may be threaded or welded depending on the service. Seal welding of threaded connections is not allowed. Small diameter piping in high temperature, pressure, or corrosive service shall be welded.

7.14    BRINE HANDLING AND STEAM  PRODUCTION PIPING

The following additional criteria shall apply to the brine handling and steam production piping.

7.14.1  BRINE

Pressurized brine piping on the outlet of separators is at its bubble point pressure plus the head supplied due to the liquid level in the vessel. Vertical loops shall not be used and the number of fittings minimized to keep bubbles from forming in the brine upstream of meters and control valves which are adversely affected by upstream flashing. Only one elbow shall exist between flanged connections.

Atmospheric brine is at its bubble point pressure plus any available head. The piping design shall prevent flashing due to local pressure drops in pump suctions and at meters.

Brine piping ID shall be designed to accommodate 1 inch thickness of rough, hard scale adhering to the pipe walls with an absolute roughness factor of 0.03 to
0.125 inch.

Two phase flow will exist between the upstream vessel LCV and the inlet of the downstream vessel.. This pipe is very sensitive to design. A design very similar to the inlet of V-4210 as shown in Attachment 6 document 8.7-6 shall be used for the inlet of the LP and VLP separator vessels. Any significant deviation to this design may result in high vibration, unstable flow regimes, fatigue failure of piping and structural components, and unreliable operation.

Piping calculations shall be based on 1/8" scale inside the alloy two phase pipe, and 1/8" of scale for brine dump piping to the AFT.

For alloy brine and steam pipe in single phase flow conditions, alloy expansion joints shall be considered. Expansion joints shall be of Alloy 625/Hast. C pipe, sleeve, and bellows. Provisions shall be made such that the space between the sleeve and the bellows can be filled with an inert material to prevent accumulation of brine in a static area.

Drains line terminations on brine pipe shall be placed at an non-perpendicular angle to the ground such that when drains are used under pressure, or when they require rod out, that brine does not splash up to the operator. An angle of 60 to 75 deg. Shall be used.

Brine line meter runs and acid mixing spools shall be Owner standard dimensions for diameter, length, and flange rating. This will allow use of existing spare elements. This meter run is shown on the drawings included as Attachment 6 document 8.7-7. These spool pieces have been fabricated successfully be Northwest Copperworks, of Portland Oregon. The 16" acid mixing spools are a proprietary design and will be supplied by Owner.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Drain valves in brine service shall be 1-1/2" Hast C ball valves. Sample valves in brine service shall be 1" Hast C ball valves.

Instrument taps, level bridle isolation valves, level taps, and other valves that are in a normally open position during operation may be Type 316L stainless steel ball valves with PEEK seats. This is also true for steam service.

7.14.2  STEAM PIPING

Steam piping shall be sized for normal flow rates, unless otherwise indicated.

Dead legs should be avoided.

Piping shall be designed to avoid water hammer.

7.15    PIPE STRESS ANALYSIS

This section provides basic pipe stress design criteria and design guidelines for analysis of 2 1/2 inch and larger piping for Unit 5 and the Brine Handling and Steam Production equipment.

Brine piping shall be analyzed for the operating design density of the brine, with the line full.

Two phase piping will be for the operating density of flashed brine, but pipe and supports must be capable of a full hydrostatic condition. Springs and hangers must be designed per operating conditions, not the full hydrostatic condition.

Steam pipe 24" in diameter and under should be designed such that a hydrotest of the system can be accomplished. Springs and hangers must also be designed for the operating conditions.

Steam pipe above 30" diameter is not required to be hydrotested if in design the hydrotest loads become the dominant loads for the pipe support system, support spacing, and the wall thickness of the pipe. Alloy pipe will be 100% radiographed. All bolt torquing will documented if a hydrotest is not required. An inspection for leaks during initial operation will then be required.

7.15.1  DESIGN, OPERATING, AND TEST CONDITIONS

The Contractor shall specify the design conditions for the systems in accordance with ANSI B31.1 or ANSI B31.3.

Where systems have multiple operating modes, sufficient thermal cases (in addition to the normal operating case) shall be analyzed to insure that the maximum range of thermal movements is obtained.

Any fluid transient loadings shall be included in the design of the systems.

7.15.2  RESTRAINT AND ANCHOR STIFFNESS

Equipment anchor stiffness shall be provided by the manufacturer. For cylindrical vessels and similar equipment such as heat exchangers, nozzle stiffness shall be approximated using Welding Research Council Bulletin #297 or using Fourier Series Formulas developed and published by P.P. Bijlaard.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

7.15.3  THERMAL ANALYSIS

All piping systems 300(degree)F or greater shall be computer analyzed. For piping systems less than 300(degree)F, judgment shall be used as to when a computer analysis, hand analysis, or no analysis should be performed. This judgment shall be based on piping configuration, temperature, allowable reactions on equipment, etc.

7.15.4  ALLOWABLE NOZZLE LOADINGS

Allowable nozzle loads for major equipment shall be provided by the equipment vendor. Where the Vendor is not able to provide allowable loads, the actual loads shall be transmitted for approval.

7.15.5  CONSIDERATIONS FOR PROCESS PIPING

Physical properties for polymer concrete-lined pipe or alloy pipe shall be considered.

Where two-phase flow is expected and pipe fittings require overlay, the change in flexibility and weight of the fittings shall be taken into consideration.

When the process fluid is brine or slurry, actual brine or slurry densities shall be used in the analysis.

7.16    PIPE SUPPORTS

This section provides basic pipe support design criteria and design guidelines for the design of pipe supports.

All pipe supports shall be verified for adequate capacity under the design loading conditions.

Guide clips and limit stops should be similar to the Owner's standard as shown in Attachment 6 document 8.7-8.

Anchoring on pipe supports with pipe shoes shall be accomplished by using 1/8" gaps on the guides and limit stops on all four sides of the shoe, as opposed to a rigidly welded out anchor system. Stress analysis shall take advantage of this gap for these anchor types, as lower support load often will result, and the pipe rack loads will be reduced.

Clips and guides shall be hot dipped galvanized and shall be cold galvanized after installation.

The use of structural tube steel on pile driven column pipe supports is acceptable for the single level brine line pipeways. The Owner has found this system (10" tube steel on 8" to 10" pilings, driven 15ft to 30 ft deep) to be the most cost effective support system for 24" brine lines, either multiple or single line on the pipe rack. This type of support is finished with paint as opposed to galvanizing.

Clamp on pipe shoes should be similar in design to the Owner's standard pipe shoes as shown in Attachment 6 document 8.7-8. Gussets along the run of the shoe are not permitted, so that the guides will not be torn up by the shoe during line movement. Guides and stops shall be similar to the Owner's standard designs shown in Attachment 6.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

7.16.1  PIPE SUPPORT ANALYTICAL METHODS

Load Combinations and Allowable Stresses

The following load combinations shall be considered in the design of pipe support supplemental steel, welds, and bolts:

        Case          Loads  Allowable
        ----          -----  ---------

        Normal DL + Therm + P      AISC Part 5

        Occasional  DL + P + Therm (Max) + |OCC| Sect. 1.5 & 1.6
          DL + P + Therm (Min) + |OCC|

        Test   DL + P Sect. 1.5 & 1.6

        Where:

               DL     =    Dead Load

               Therm  =    Thermal Load (zero thermal load shall also be
                           considered when all thermal loads are of the same
                           sign)

               P      =    Unbalanced pressure load due to expansion joints

               OCC    =    Occasional Load = SRSS (Wind or Earth with Ft)

               Wind   =    wind load

               Earth  =    earthquake load (X or Z)

               FT     =    Fluid transient load

For pipe support standard components, the manufacturer's catalog allowable loads shall be used.

Loads from Computer Analyzed Piping

Pipe support loads from computer analyzed piping shall be combined as shown in the previous section. Pipe support locations shall be per pipe stress ISO.

Hand Calculated Pipe Support Loads

Non-computer analyzed piping shall be supported using the following methodology or other good engineering practice:

        1.     Place supports near each horizontal change in direction.

        2. Support long risers (preferably at the top). No more than one rigid support shall be used in a riser.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        3. Place supports near valves and other concentrated weights or reduce the maximum pipe span.

        4. Place supports to maintain maximum suggested spans shown in ANSI B31.1 Table 121.5.

        5.     Locate supports at existing steel wherever possible.

        6. Locate lateral supports for seismic piping by the following criteria:

               a.     In general, every 3rd support should be a guide.

               b. Long straight runs of pipe should have one axial restraint or a restraint immediately after a change in direction.

               c. Place guides near valves or valve stations where possible, especially MOV's.

        7. Operating temperatures of the piping should be considered when locating guides to avoid restricting thermal expansion.

Support loads shall be determined by standard engineering methods using appropriate piping fluid, component weights, and seismic accelerations.

For seismically qualified piping, the horizontal acceleration is shown in the Structural Design Criteria.

Standard support loads will be developed based on pipe size and should be used to the greatest extent.

Piping near equipment shall be supported so as to meet the manufacturer's specified maximum nozzle loads. Where piping is connected to rotating machinery such as pumps or compressors, the use of a spring hanger at the first support shall be used where practical.

Calculation Requirements for Supports

A pipe support calculation shall be produced for each high energy piping system. The calculation shall serve as documentation for support loads. In addition, the calculation shall include the analysis for all computer analyzed pipe supports and other complex supports. No calculation is necessary for relatively simple supports where the support component loads are easily obtainable. Where integral attachments are welded to piping, determination of local piping stresses shall be included in the calculation.

In addition to piping loads, the following items shall be considered in the design and analysis of supports.

        1.     Self-weight load for large structures.

        2.     Friction loads for hot systems.

        3. All supplemental steel spanning existing floor beams shall be considered pinned irrespective of welding.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Support Configuration Sketches
------------------------------

Support configuration sketches shall be produced for all large bore piping. The sketches should provide the following information:

        1.     General configuration with existing steel and elevations.

        2.     Interference check/clearances.

        3.     Pipe data and support location plan.

        4.     Piping loads and movements.

        5.     A detailed design for complex supports.

The sketches should also show standard hanger components and supplemental steel including end connections for rod and spring hangers. All sketches shall include the initials and date of preparer and reviewer, and associated node point number for computer analyzed piping. Sketches shall utilize standard forms wherever feasible.

The sketches shall be numbered as follows:

               5-XXX-YYYY-###

        Where:

               5 is for Unit 5
               XXX is the system designation (MSS, CCW)
               YYYY is the support type
               PSRH for rod hanger
               PSSH for spring hanger
               PSST for sway strut
               PSSP for snubber/shock suppressor
               PSR for other restraints
               PSG for guides (two-way lateral restraint)
               PSA for anchor
               PSS for sliding support

               ### is a unique number associated with the support.

               This shall serve as the support mark number.

Copies of support sketches shall be included with the piping stress analysis calculations.

Special Considerations for Support Design
-----------------------------------------

        1. Local attachments and integral welds shall be designed and shown on the support sketches. The design shall insure that piping stresses remain within allowable limits.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        2. Removable supports requiring supplemental steel shall be bolted with ASTM A193 Gr. B8 bolts and A194 Gr. 8 nuts. This information shall be included on the sketches.

        3. Sliding supports shall include the effect of friction from deadweight and thermal loads only. The coefficient of friction shall be 0.30 for steel on steel and 0.15 for dry lubricant bonded surfaces such as Teflon or Lubrite.

        4. U-bolts may be used as guides for 4" and under piping when the applied side load is below allowable limits.

        5. Preferential corrosion has occurred on weld on type pipe shoes and other components. This has not been observed with clamp on shoes.

7.17    VALVES

Butterfly valves shall not be used for isolation in brine service. They may be used for isolation in steam service only as outlined in the pipe specification sheets.

All valves (except wafer type butterfly valves) adjacent to towers, exchangers or vessels or expansion joints shall be attached directly to the nozzles where possible.

Position of stems of all valves 3 in and larger shall be indicated on the design drawings.

All operating valves shall be accessible for operation and maintenance. Chain operators shall not be used unless approved by Owner as individual exceptions. Valves shall not be located in the interior of piping bundles.

All safety valves, control valves, check valves, rupture discs, and equipment, which may require servicing shall be located so they are readily accessible from permanent platforms or ground level.

Generally, globe valves shall be installed with pressure under the seat, except for globe valves in lines under vacuum, in which case the valves shall have vacuum under the seat.

Infrequently used isolation valves shall be accessible but may be located more than 7 ft above the operating level with a permanent access platform. Portable access platforms must be approved by the Owner

Operating valves shall be oriented to optimize the manual operation of the valve. Overhead valves shall be oriented so that the handwheels are approximately 5 ft above the operating level or access platform. This orientation may be increased to 7 ft maximum provided that the valve can be opened or closed in this position.

Where valves are to be locked in an open or closed position, they shall be provided with a suitable locking device, and shall be so noted on the P&IDs.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria


Operating valves located underground or in trenches or below platforms shall be provided with extension stems or otherwise arranged so the handwheels will be above the surface of the ground or grating, and in such position as to be readily reached and operated. Bonnet, yoke, and stem of rising stem gate valves, when below grade and not in trenches, shall be protected with valve boxes or other suitable means. Above grade valve extensions shall be protected from damage by vehicular traffic.

Wafer type butterfly valves shall not be installed directly on equipment nozzles.

The gate valve adjacent to a power control valve shall have flanged inlet and outlet connections to permit removal of and repairs in the shop to both the gate valve and the power control valve.

7.18 INSTRUMENTS AND CONTROLS

Control valves, block valves, and bypass valves around control valves shall be individually sized by the Contractor and sizes noted on the flow diagrams or drawings. In general, block and bypass valves will be line size for lines 2 in. and smaller, and where line size is 2 1/2 in. and larger, bypass and block valves may be one size smaller than line size, but in no case smaller than the control valve.

Bypass valves shall be ball valves in sizes up to and including 3 in. Above this size, use type of valve as specified in the piping class of the line.

Control valves shall be installed with block valves and bypass valves. Block and bypass valves shall not be installed where redundant control valves are installed. Control valves shall be installed with the valve stem vertical where possible. Butterfly control valves in brine service shall be oriented with the shaft horizontal.

Manifold shall be arranged to permit easy removal of the control valve while line is in operation and should also provide clearance for removing inner valve from above or below, while valve body remains in place, if possible.

Block and bypass valves may be omitted if the control valves are equipped with manual operators (handjacks)and if approved by the Owner. Bypass valves may be omitted where manual control of the process is not possible.

Carbon steel flanged control valves shall have the same rating as the piping class in which they are installed. 4" control valve flanges and below shall be rated 300# minimum.

A drain and bleeder valve shall be provided between the upstream block valve and control valve for draining and pressure blowdown.

Unless otherwise specified by the Owner, where flashing occurs through control valves located in control valve stations, the control valve shall be located as close as possible to the downstream end of the line, in order to minimize erosion.

First shutoff valves for all instrument connections shall be shown on P&IDs.

Main turbine vacuum trip feeler line shall be taken from a separate connection in the main condenser neck and shall not be valved.

Each level control standpipe shall be provided with a 3/4 in. valved vent and 3/4 in. valved drain.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

Each level controller and level switch shall be provided with a 1/2 in. valved vent and a 1/2 in. valved drain.

Orifice flanges shall be a minimum size and rating of 1 1/2 in., 300 lb ANSI standard.

Thermometers in overhead lines shall be installed on the lower quadrant of the pipe (but not on the bottom) for improved visibility.

Gage glass drains shall not be smaller than the size of the tapped connection on the gage glass (usually 1/2 in.).

Pressure gage connections on pump discharge piping shall be located on pump side of check and block valves.

Instrument connections shall be arranged so the line and valve are roddable.

For instrument branch connections, the first fitting and valve, if required, shall be as follows:

        Instrument                                           Connection Size, (in.)
        ----------                                           ----------------------

        Conductivity (cell inserted in line)                       1 1/4

        Flanged tap orifice                                          1/2

        Flowmeter line taps                                          3/4

        Level
           External chamber controller                                 2
           Switches                                                    1
           Differential pressure transmitters                        3/4

        Standpipes or multiple gage glass columns     2 (with 4 in. stand- pipes)

        Pressure                                                     3/4

        Sample                                                     1 1/2

        Temperature well                                           1 1/2


Liquid level controllers and level glasses shall be located to be accessible from grade, platform or permanent ladder. The level glass shall be readable from grade wherever practical.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

7.19    RELIEF DEVICES

Relief line layout should avoid low spots where brine, condensate, or slurry can accumulate. All relief lines shall have a 1/4" sentry hole downstream of the relief device. Drains are to be installed when low spots cannot be avoided. The minimum drain size is 1-1/2". For piping normally in service, roddable vents (1-1/2") shall be supplied on the side or top of the pipe in conjunction with the drain. Clearance, on the order of 36" for pressurized lines and 18" for atmospheric lines, in the direction the valve points, is recommended to enable rod-out (hot-tap) of a plugged valve.

Steam safety device vent lines shall not be manifolded, but shall be run independently to atmosphere.

Relief devices shall be accessible. Wherever feasible, they should be located at platforms which are functional for other purposes. Relief devices with a centerline elevation over 15' above high point of finish surface shall be accessible from platform or permanent ladder.

        a. 1" and smaller thermal relief devices may be installed in a horizontal position when it is impractical to install in the vertical. 1-1/2" and larger relief devices shall be installed in a vertical position.

        b. Relief devices discharging to a closed system shall normally be installed higher than the collection header. There should be no pockets in the discharge line. Where economics dictate and with the approval of the Owner, relief devices may be lower than the collection header.

        c. Relief devices discharging to atmosphere shall have tail pipes extended to a minimum of 8'-0" above the nearest operating platform within a radius of 25'unless otherwise approved by the Owner.
7.19.1  ORIFICE RUNS

Orifice runs should be located in the horizontal. Vertical orifice runs may be used with the approval from the Owner. Orifice flanges with a centerline elevation over 15' above the high point of finish surface, except in pipeways, shall be accessible from a platform or permanent ladder.

        a.     Orifice taps shall be located as follows:

               1.     Air and Gas - Top vertical centerline (preferred)

                                  - 45(degree) above horizontal centerline
                                    (alternate)

               2.     Liquid and Steam - Horizontal centerline (preferred)

                                      - 45(degree) below horizontal centerline
                                        (alternate)

               3.     Isometrics shall show the required tap orientations.

7.19.2  TEMPERATURE INSTRUMENT ACCESSIBILITY AND VISIBILITY

        a. Temperature test wells located less than 15'-0" above high point finish surface shall be accessible from grade or a portable ladder. Those located in a pipe way shall be considered accessible by portable ladder. Those located over 15'-0" above high point of finish surface shall be accessible from a platform or permanent ladder.

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

        b. Temperature indicators shall be visible from grade, ladder or platform.

        c. Thermocouple and temperature indicators located less than 15'-0" above high point of finish surface shall be accessible from grade or a portable ladder. Those located in a pipe way shall be considered accessible by portable ladder. Those over 15'-0" above high point of finish surface shall be accessible from a platform or permanent ladder.

Local pressure indicators shall be visible from grade, permanent ladder or platform. Those located less than 15'-0" above high point of finish surface shall be accessible from grade or a portable ladder. Those located in a pipe way shall be considered accessible by portable ladder. Those over 15'-0" above high point of finish surface shall be accessible from a platform or permanent ladder.

7.20 STRAINERS

Stainless steel temporary start-up strainers, 2 inch nominal pipe size and larger shall meet the requirements in the individual Piping Material Specifications.

7.21 VESSELS

Vessel design shall conform to ASME Section VIII. Where it will simplify and economize piping systems, nozzle flexibility should be taken into account for pipe stress analysis. Additional nozzle reinforcement should be considered to increase the allowable forces and moments for a particular nozzle. Vessel nozzles in brine service shall be 4" or greater.

7.22    CORROSION ALLOWANCES

Corrosion allowances not otherwise specified in the individual Piping Material Specifications shall be specified by the Contractor such that the component service life will meet or exceed the specified project life

7.23 CODES AND STANDARDS

As a minimum the Contractor's design shall comply with the current editions, at the Date of Notice to Proceed, of relevant internationally recognized Codes, Standards and Regulations and all applicable Codes, Standards, and Regulations of Imperial County and the State of California. Where conflicts exist between Standards, the more stringent requirements shall prevail. Deviations from relevant Standards shall only be implemented with the written approval of the Owner.

Codes and specifications from the following list will be preferred over alternative codes:-

Codes & Standards

         AASHTO American Association of State Highway and Transportation
         Officials
         ACI American Concrete Institute
         AFBMA Antifriction Bearing Manufacturer's Association
         AGMA American Gear Manufacturer's Association
         AISC American Institute of Steel Construction
         ANSI American National Standards Institute API American Petroleum Institute
         ASHRAE American Society for Heating, Refrigeration and Air Conditioning Engineers
         ASME American Society of Mechanical Engineers Boiler and Pressure Vessel Codes
         ASNT American Society for Non-destructive Testing

                                                                     Exhibit "A"

                                                  Attachment 1 - Design Criteria

         ASTM American Society for Testing and Materials
         AWS American Welding Society
         AWWA American Water Works Association
         BOCA Building Office Codes Association
         CTI Cooling Tower Institute
         DIN Deutsche Institut fur Normung
         EJMA Expansion Joint Manufacturer's Association H
         EI Heat Exchanger Institute
         HI Hydraulic Institute
         IEC International Electrotechnical Commission
         IEEE Institute of Electrical and Electronics Engineers
         IPCEA Insulated Power Cable Engineers Association
         ISA Instrument Society of America
         ISO International Organization for Standardization
         JEC Japanese Electrotechnical Committee
         JEM Japan Electrical Manufacturers' Association
         JIS Japanese Industrial Standards
         NACE National Association for Corrosion Engineers
         NEC National Electrical Code
         NEMA National Electrical Manufacturer's Association
         NESC National Electric Safety Code
         NFPA National Fire Protection Association
         OSHA USA Department of Labor Occupational Safety and Health Act
         SSPC Steel Structures Painting Council TEMA Tubular Exchanger Manufacturer Association
         UBC Uniform Building Code, 1997 UFC Uniform Fire Code
         UL Underwriters Laboratories Inc.
         UPC Uniform Plumbing Code, International Association of Plumbing and Mechanic Officials

Specific dates and revisions of Codes, Standards and Regulations shall be identified on issued drawings and specifications.

Tie Nos.: 1-500 Assigned by MRF                                     EXHIBIT "A"                                        REV A: 9/2/98
          501-599 Assigned by U5                                                                                     EXECUTABLE COPY
                                                          ATTACHMENT 2 - INTERTIE DOCUMENT                REVISED IF MARKED WITH (*)
------------------------------------------------------------------------------------------------------------------------------------
            Tie                                        Intertie Participants                      Reference Drawings
            ---                                        ----------------------        -----------------------------------------------
                                                                                      U5 PFD       U5 HB/PFD    MRF PFD    MRF
ID   Area   No.                Commodity               Receiver      Supplier        No. ????      Stream No    No. ???? Stream No
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -017          L.P. Steam to IX1 (*)          MRF EPC       U5 EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -018            Brine Supply, IX1            MRF EPC       U5 EPC         200-10-F55       67      100-10-F05   401
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -019            Brine Return, IX1            U5 EPC       MRF EPC         200-10-F55       50      100-10-F05   404
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -021            Condensate to IX1            MRF EPC       U5 EPC         200-10-F55       52      100-10-F06   463
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -022             RO Reject Water             U5 EPC       MRF EPC         200-10-F55       ---     100-10-F06   469
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -023              Atm Steam (*)              MRF EPC       U5 EPC             ---          63         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -024             Condensate (*)              U5 EPC       MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -025              Service Water              U5 EPC       MRF EPC         400-10-F65       46         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -026              Potable Water              MRF EPC       U5 EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -038              13.8 KV Power              MRF EPC       U5 EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -045            Fiber Optic Cable            U5 EPC       MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -059      Brine from Sampler Instrument      U5 EPC       MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -065           Compressed Air (*)            U5 EPC       MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -071               Fire Water                MRF EPC       U5 EPC         600-10-F77       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -076            Drainage out IX1             U5 EPC       MRF EPC         200-10-F55       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   300  -088               Dilute HCl                U5 EPC       MRF EPC         600-10-F75       71      100-10-F13   704
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -099          Video Camera Signals           U5 EPC       MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   130  -100   Control Computer Signals Interface     CEOC        MRF EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
TP-   200  -103      Drainage out Injection Pumps       MRF EPC       U5 EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
O-    100  -501               92 kV Power               U5 EPC         IID               ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
O-    100  -502           92 or 13.8 kV Power           U5 EPC         IID               ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -503              13.8 KV Power              U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -504              4.16 KV Power              U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -505              4.16 KV Power              U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -506              4.16 KV Power              U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -507               480V Power                U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   100  -509              DCS Interface               CEOC         U5 EPC             ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   200   520          Brine Pump Relocation          U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   200  -521           Brine Supply to U5            U5 EPC         CEOC          200-10-F55       10         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   200   522              Brine Relief                CEOC         U5 EPC         200-10-F55       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   200  -526           Brine to Injection             CEOC         U5 EPC         200-10-F55     50 (/2)      ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   200  -527           Brine to Injection             CEOC         U5 EPC         200-10-F55     50 (/2)      ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   300  -530              LPS Tie to U3               CEOC         U5 EPC         300-10-F55       62         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   300  -531                SP Steam                 U5 EPC         CEOC          300-10-F60       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   300  -532         SP Steam Scrubber Drain         U5 EPC         CEOC          300-10-F60        4         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   400  -534         Cooling Tower Blowdown           CEOC         U5 EPC         400-10-F65       45         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -535              HCl Tank Vent               CEOC         U5 EPC         600-10-F75       80         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -536              HCl Tank Vent               CEOC         U5 EPC         600-10-F75       81         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -537                 32% HCl                 U5 EPC         CEOC          600-10-F75       72         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -538                 32% HCl                 U5 EPC         CEOC          600-10-F75       73         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -539             LP Purge Water              U5 EPC        U5 EPC         600-10-F75       74         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -540             Dilute HCl, SP               CEOC         U5 EPC         600-10-F75       79         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -541             Dilute HCl, HP               CEOC         U5 EPC         600-10-F75       77         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
I-    600  -543                  NORMS                  U5 EPC        Other          600-10-F75       86         ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -545            32% HCl Drain (*)             CEOC         U5 EPC         600-10-F75       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -546            Dilute HCl Drain              CEOC         U5 EPC         600-10-F75       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -547               Fire Water                U5 EPC         CEOC          600-10-F77       ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
R1-   600  -548              Potable Water              U5 EPC         CEOC              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
I-    600  -549             Purge Water MU              U5 EPC        Other              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
I-    600  -551         Cooling Tower Chemicals         U5 EPC        Other              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
I-    600  -552                Lime (*)                 U5 EPC        Other              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
I-    600  -554             Flocculant (*)              U5 EPC        Other              ---          ---        ---       ---
------------------------------------------------------------------------------------------------------------------------------------
O-    600  -555               Silica (*)                 Other        U5 EPC             ---          68         ---       ---
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------
                 Reference Drawings                 Capacity              Est. Size
     --------------------------------------   ---------------------      -----------
         U5        U5                Under                               Confirm TPs
ID     P&ID No. One-Line  Location   Ground   Req'd       Available      w/ MRF EPC
----------------------------------------------------------------------------------------
TP-    J-0302      ---        M-1A    ---    See MRF PFD    By U5 EPC    12" Line (max)
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---   60 psig (min)   By U5 EPC       See P& ID
----------------------------------------------------------------------------------------
TP-    J-0606      ---        M-1A    ---   20 psig (min)   By U5 EPC       See P& ID
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---   20 psig (min)   By U5 EPC        4" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC        6" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC       36" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC        4" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---      200 gpm      >200 gpm         4" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---      25 gpm        25 gpm          2" Line
----------------------------------------------------------------------------------------
TP-     ---       EE-1A       M-1A    ---     3.25 MVA      3.25 MVA           ---
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---        ---           ---             ---
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---        ---           ---           4" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---        ---           ---           2" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---    95 psi min     2500 GPM           ---
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---      By MRF       By U5 EPC       <8" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC        6" Line
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---        ---           ---             ---
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---        ---           ---             ---
----------------------------------------------------------------------------------------
TP-     ---        ---        M-1A    ---     By U5 EPC     By U5 EPC        4" Line
----------------------------------------------------------------------------------------
O-      ---       EE-1A       M-1A    ---      55 MVA        by IID            ---
----------------------------------------------------------------------------------------
O-      ---       EE-1A       M-1A    ---        ---         by IID            ---
----------------------------------------------------------------------------------------
R1-     ---       EE-1A       M-1A    ---      10 MVA        >10 MVA           ---
----------------------------------------------------------------------------------------
R1-     ---       EE-1A       M-1A    ---      1500 kW       1500 kW           ---
----------------------------------------------------------------------------------------
R1-     ---       EE-1A       M-1A    ---      1500 kW       1500 kW           ---
----------------------------------------------------------------------------------------
R1-     ---       EE-1A       M-1A    ---      1500 kW       1500 kW           ---
----------------------------------------------------------------------------------------
R1-     ---       EE-1B       M-1A    ---     By U5 EPC      150 kW            ---
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---     By U5 EPC     By U5 EPC          ---
----------------------------------------------------------------------------------------
R1-    J-1305      ---        M-1A    ---        ---        By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1305      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-0607      ---        M-1A    ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-0607      ---        M-1A    ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-0301      ---        M-1A    ---     Norm Zero    330,000 max      By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-0301      ---        M-1A    ---    See HB/PFD     < 140 kph       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-0301      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1301      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1301      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1301      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1305      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1304      ---        M-1A    ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
I-      ---        ---     By U5 EPC  ---    See HB/PFD     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
R1-    J-1501      ---        M-1A    ---    95 psi min     2500 GPM        By U5 EPC
----------------------------------------------------------------------------------------
R1-     ---        ---        M-1A    ---     By U5 EPC       1 gpm         By U5 EPC
----------------------------------------------------------------------------------------
I-      ---        ---     By U5 EPC  ---     By U5 EPC     By U5 EPC       By U5 EPC
----------------------------------------------------------------------------------------
I-      ---        ---     By U5 EPC  ---      By CEOC      By U5 EPC          ---
----------------------------------------------------------------------------------------
I-      ---        ---     By U5 EPC  ---      By CEOC      By U5 EPC          ---
----------------------------------------------------------------------------------------
I-      ---        ---     By U5 EPC  ---      By CEOC      By U5 EPC          ---
----------------------------------------------------------------------------------------
O-      ---        ---     By U5 EPC  ---    See HB/PFD     By U5 EPC          ---
----------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------
              Tie                                            Intertie Installation
ID   Area  Shut Down     Brief Description of Tie            Activities/Responsibilities - U5 EPC
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe connection to carry LPS            Provide and install piping to
                     from U5 to IX1 Battery Limits           carry LPS from U5 to IX1 Battery
                     for hookup to IX1 LPS piping system     Limits, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe from IX transfer pumps to IX1      Provide and install piping to
                     Battery Limits                          carry brine from U5 to IX1 Battery
                                                             Limits, flange end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Brine transfer from IX Battery          Provide and install piping to
                     Limits (BL) to U5 Booster Injection     carry brine return from IX1 Battery
                     Pumps                                   Limits to U5 Injection Pumps,
                                                             flange end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe for excess condensate to IX1       Provide and install piping to carry
                     BL when available (tie also             condensate from U5 to IX1 Battery
                     provides LP purge water), 0-200 gpm     Limits, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Transfer from IX1 BL to U5 CT           Provide and install piping to carry
                     Blowdown Line to U3, 400-500 gpm        RO reject water from IX1 Battery
                     40 psi min.                             Limits to U5 Cooling Tower blowdown
                                                             system, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Transfer steam from Primary             Provide and install piping to carry
                     Reaction Tank to MRF Heat Exchanger     atmospheric pressure steam from U5
                                                             Primary Reaction Tank to IX1 Battery
                                                             Limits, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Transfer steam condensate from MRF      Provide and install piping to carry
                     Heat Exchanger to Cooling Tower         condensate from IX1 Battery Limits
                                                             to U5 cooling tower basin, stub end
                                                             termination at BL.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe to IX1 BL to draw from 1-step      Provide and install piping to carry
                     treated Canal Water. Supplies U5        Service water from IX1 Battery Limits
                     wash water and Cooling Tower makeup,    to U5 users including Cooling Tower
                     0-200 gpm @ hose station pressure.      makeup, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe to IX1 BL to draw from U5          Provide and install piping to carry
                     potable water system, 25 gpm            potable water from U5 to IX1 Battery
                     safety shower or toilet                 Limits, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Feed from U5 Aux Power to IX1           Provide corridors, tray space in PDC;
                     PDC, main power supply for IX1          ductbank & turnups between U5 PDC to
                                                             Piperack to IX1; space on Piperack to
                                                             IX1 for conduit and tray to route 13.8
                                                             kV feeder cable and control/other
                                                             cables. Terminate cable at switchgear
                                                             within PDC.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Data Highway from IX1 to U3 Region      Pull data highway cable from IX1
                     1 Control Room                          terminal through U5 PDC and
                                                             subsequently to the Region 1 control
                                                             room at U3. Install duct bank from
                                                             piperack to U5 PDC. Supply and install
                                                             conduit to U3 control room.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Brine return line from sampler          Provide and install piping to carry
                     system in IX1 to U5. Included in        brine return from IX1 Battery Limits
                     alternate bid with silica removal       to U5 IX Feed Pumps suction, flange
                     system.                                 end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe line connection to supply air      Provide and install piping to carry
                     to U5 from IX1                          compressed air from IX1 Battery Limits
                                                             to U5, stub end termination.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe to IX1 BL to U5 fire loop at       Provide and install piping to deliver
                     2 points for new IX1 loop               fire water from U5 fire water loop to
                                                             IX1 Battery Limits, stub end
                                                             termination at two locations.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Pipe to BL IX1. Transfer storm          Provide and install piping to carry
                     drains to U5 storm drain system.        plant drains from IX1 Battery Limits
                     Quantity to be determined by MRF        to U5 storm drain system, stub end
                     EPC @ 30 psi.                           termination.
-------------------------------------------------------------------------------------------------------
TP-   300     ---    Transfer piping from overland           Provide and install piping to transfer
                     pipeline termination by MRF at          dilute HCl from overland pipeline (by
                     Grade near T-5225. Final connect        others) into tankage. Supply and
                     to tank inc. BL block valve, pipe,      install isolation valve at intertie,
                     FIR, by U5 EPC.                         and route pipe from intertie point at
                                                             grade to dilute acid storage tank
                                                             supply/install acid % meter to tank
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Transfer video camera signals           Pull video cable from IX1 terminal
                     from IX1 to Region 1 control            through U5 PDC  and subsequently to the
                     room at U3                              Region 1 control room at U3. Install
                                                             duct bank from piperack to U5 PDC.
                                                             Supply and install conduit to U3
                                                             control room.
-------------------------------------------------------------------------------------------------------
TP-   130     ---    Data interface between control          Coordinate U5 control systems with
                     computers: U5 is Rosemount,             MRF EPC and CEOC.
                     IX1 is Foxborough
-------------------------------------------------------------------------------------------------------
TP-   200     ---    Drain piping for purge water and        Provide and install piping to carry
                     drainage from Trench at Pumps to        drains from the brine injection pumps
                     MRF sump; nominal 20 gpm purge          area to IX1 Battery Limits, stub end
                     water plus storm runoff                 termination.
-------------------------------------------------------------------------------------------------------
O-    100     SD     Tie output of Electrical Power          Substation equipment supply and
                     from U5 to IID                          install; non-segregated phase bus
                                                             supply and install.
-------------------------------------------------------------------------------------------------------
O-    100     SD     Tie output of Electrical Power          Design currently on hold.
                     from U5 to IID. Design currently
                     on hold.
-------------------------------------------------------------------------------------------------------
R1-   100     SD     Feed from U3 to U5 for startup and      Provide all cable, raceway,
                     emergency                               installation.
-------------------------------------------------------------------------------------------------------
R1-   100     SD     Feed to relocated Injection Pump.       Provide all cable, raceway,
                     Contractor to review latest U3          installation. Relocate pump motors.
                     EW-503 (to be provided by CE,
                     later).
-------------------------------------------------------------------------------------------------------
R1-   100     SD     Feed to relocated Injection Pump.       Provide all cable, raceway,
                     Contractor to review latest U3          installation. Relocate pump motors.
                     EW-503 (to be provided by CE, later).
-------------------------------------------------------------------------------------------------------
R1-   100     SD     Feed to relocated Injection Pump.       Provide all cable, raceway,
                     Contractor to review latest U3          installation. Relocate pump motors.
                     EW-503 (to be provided by CE, later).
-------------------------------------------------------------------------------------------------------
R1-   100     ---    Feed from Unit 3 MCC-306 for P-5425,    Provide all cable, raceway,
                     P-5426. As-built U3 electrical          installation.
                     distribution ratings not avail.
                     (EW-504 sht 4 of 4)
-------------------------------------------------------------------------------------------------------
R1-   100     ---    CR PDC Dual Data Highway between        Provide all cable, raceway,
                     U5 PDC and U3 Control Room.             installation.
-------------------------------------------------------------------------------------------------------
R1-   200     ---    Relocate existing brine injection       Provide all equipment, materials, labor.
                     pumps P-3211 A/B/C from U3 to U5
-------------------------------------------------------------------------------------------------------
R1-   200     SD     Transfer Brine from existing 2          Provide all equipment, materials, labor.
                     Brine Injection Lines into U5
-------------------------------------------------------------------------------------------------------
R1-   200     ---    Transfer from T-5203 to U3              Provide all equipment, materials, labor.
                     Settling Basin
-------------------------------------------------------------------------------------------------------
R1-   200     SD     Transfer brine from relocated main      Provide all equipment, materials, labor.
                     injection pumps P-3211A/B/C to
                     existing CEOC pipeline
-------------------------------------------------------------------------------------------------------
R1-   200     SD     Ditto above, 2 pipelines                Provide all equipment, materials, labor.

-------------------------------------------------------------------------------------------------------
R1-   300     SD     Transfer LPS to U3 from U5 during U5    Provide all equipment, materials, labor.
                     extended outages. Pipe from U5 LP
                     and VLP Separators to U3
-------------------------------------------------------------------------------------------------------
R1-   300     SD     Transfer SPS from upstream of U3        Provide all equipment, materials, labor.
                     Scrubber to U5 Scrubber during U5
                     extended outages.
-------------------------------------------------------------------------------------------------------
R1-   300     ---    Tie drain from V-5224 to existing LP    Provide all equipment, materials, labor.
                     Scrubber via CE installed stub out
                     conn. w/ valve and cap.
-------------------------------------------------------------------------------------------------------
R1-   400     ---    Transfer U5 blowdown to U3 CT           Provide all equipment, materials, labor.
                     blowdown system. Contractor to
                     ensure U3 system hydraulics adequate.
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie Vent from New Tanks to existing     Provide all equipment, materials, labor.
                     Tanker Vent Header
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie Vent from New Tanks to existing     Provide all equipment, materials, labor.
                     Scrubber Vent Header
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie New Storage Tanks to existing       Provide all equipment, materials, labor.
                     Tanker Unloading
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie existing Tanks to New               Provide all equipment, materials, labor.

-------------------------------------------------------------------------------------------------------
R1-   600     ---    Water to Tank Farm for dilution, etc.   Provide all equipment, materials, labor.
                     Tie to Unit 3 source
-------------------------------------------------------------------------------------------------------
R1-   600     SD     Tie acid downstream SP Separators.      Provide all equipment, materials,
                     Use existing HCl pipe, fittings,        labor; supply/install acid wt % meter.
                     instruments as practical. Replace as
                     needed.
-------------------------------------------------------------------------------------------------------
R1-   600     SD     Tie acid downstream HP Separators.      Provide all equipment, materials, labor.
                     Use existing HCl pipe as practical.
                     Contractor Tie Injection Spool
                     (provided by CE) into existing brine
                     lines with new pipe flanges.
-------------------------------------------------------------------------------------------------------
I-    600     ---    Add new tanker unloading station        Provide all equipment, materials, labor.
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Gravity Drain from containment pad      Provide all equipment, materials, labor
                     of new T-3425C/D to containment pad     for drain.
                     of existing T-3425A/B
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Gravity Drain from containment pad      Provide all equipment, materials, labor
                     of new T-5225 to brine pond             for drain.
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie to existing U3 fire loop at 2       Provide all equipment, materials, labor
                     points for new U5 loop                  for tie into existing fire loop
-------------------------------------------------------------------------------------------------------
R1-   600     ---    Tie to draw from existing U3            Provide system for transferring limited
                     potable water system to Contractor-     available potable water to U5 for storage
                     supplied tank for distribution          and distribution to safety showers,
                                                             toilets.
-------------------------------------------------------------------------------------------------------
I-    600     ---    Tie for receiving outside water to      Provide for receiving condensate to tank
                     Condensate tank                         from haul truck pump.
-------------------------------------------------------------------------------------------------------
I-    600     ---    Receive, store and deliver water        Provide all equipment, materials, labor
                     treatment chemicals supplied by         to install, initial supply of chemicals.
                     NALCO for the Cooling Water system.
-------------------------------------------------------------------------------------------------------
I-    600     ---    Receive dry lime from truck and         Provide all equipment, materials, labor
                     transfer to slaking system.             to receive dry lime from trucks for
                                                             pneumatic transfer to slacking.
-------------------------------------------------------------------------------------------------------
I-    600     ---    Receive dry flocculant from truck and   Provide all equipment, materials, labor
                     transfer to mixing/aging system.        to receive dry flocculant from trucks for
                                                             pneumatic transfer to mixing/aging tank.
-------------------------------------------------------------------------------------------------------
O-    600     ---    Transfer and loadout of silica from     Provide all equipment, materials, labor
                     the filter presses for removal by       to install a truck loadout system for
                     truck (trucking by others)              silica from the filter presses.
-------------------------------------------------------------------------------------------------------


----------------------------------------------------
             Intertie Installation Activities/
ID   Area    Responsibilities- Others
----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by Minerals
             Recovery Facility (MRF) EPC
----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC

----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC

----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC

----------------------------------------------------
TP-   130    Supply power cable; supply conduit and
             trays outside PDC.  Install conduit
             and tray, and pull cable from PDC
             termination in IX1 to U5 13.8 kV
             switchgear. Test feeder cable. All by
             MRF EPC.

----------------------------------------------------
TP-   130    Supply cable; supply conduit outside
             PDC. Install conduit from termination
             in IX1 to U5 duct bank to PDC.
             Terminate cable at U3 and test. All by
             MRF EPC.

----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC

----------------------------------------------------
TP-   130    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
TP-   130    All Connection hardware, supplies
             and labor for final fit-up - by  MRF
             EPC

----------------------------------------------------
TP-   300    MRF EPC is to route overland acid
             pipe to a termination point near the
             dilute acid storage tank. All
             Connection hardware, supplies and
             labor for final fit-up by  MRF EPC.


----------------------------------------------------
TP-   130    Supply cable; supply conduit outside
             PDC. Install conduit from termination
             in IX1 to U5 duct bank to PDC.
             Terminate cable at U3 and test. All
             by MRF EPC.

----------------------------------------------------
TP-   130    Determine and implement most effective
             means of interfacing Foxborough system
             with Rosemount system.
----------------------------------------------------
TP-   200    All Connection hardware, supplies and
             labor for final fit-up - by  MRF EPC


----------------------------------------------------
O-    100    Connection to 92 kV at dead end
             structure - by IID

----------------------------------------------------
O-    100    Design currently on hold.


----------------------------------------------------
R1-   100    Access to U3 13.8 kV switchgear - by
             CEOC
----------------------------------------------------
R1-   100    Access to pumps for relocation - by
             CEOC


----------------------------------------------------
R1-   100    Access to pumps for relocation - by
             CEOC

----------------------------------------------------
R1-   100    Access to pumps for relocation - by
             CEOC

----------------------------------------------------
R1-   100    Access to MCC-306 - by CEOC



----------------------------------------------------
R1-   100                ---

----------------------------------------------------
R1-   200    Access to pumps for relocation - by
             CEOC
----------------------------------------------------
R1-   200    Access - CEOC

----------------------------------------------------
R1-   200    Access - CEOC

----------------------------------------------------
R1-   200    Access - CEOC


----------------------------------------------------
R1-   200    Access - CEOC

----------------------------------------------------
R1-   300    Access - CEOC


----------------------------------------------------
R1-   300    Access - CEOC


----------------------------------------------------
R1-   300    Access - CEOC


----------------------------------------------------
R1-   400    Access - CEOC


----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Injection nozzles and mixing spools;
             access - by CEOC


----------------------------------------------------
R1-   600    Injection nozzles and mixing spools;
             access - by CEOC



----------------------------------------------------
I-    600                ---
----------------------------------------------------
R1-   600    Access - CEOC


----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC

----------------------------------------------------
R1-   600    Access - CEOC



----------------------------------------------------
I-    600
                         ---
----------------------------------------------------
I-    600                ---


----------------------------------------------------
I-    600                ---


----------------------------------------------------
I-    600                ---


----------------------------------------------------
O-    600                ---


----------------------------------------------------

ID Codes: I=Infeeds; O=Outputs; R1=Region 1; TP=Ties to MRF

Notes: 1. Items denoted as "SD" under Shut Down may require shutting down Region 1 Facilities to complete Tie


                                                                 EXECUTABLE COPY

                                  EXHIBIT "A"

                       ATTACHMENT 3 - MAJOR EQUIPMENT LIST

   SYSTEM              EQUIPMENT          EQUIPMENT NAME
                        NUMBER
--------------------------------------------------------------------------------
MECHANICAL EQUIPMENT LIST
Brine Handling
                        P-3210A      Brine Injection Booster Pumps
                                     (modifications to existing pumps)
                        P-3210B
                        P-3210C
                        V-5212       Low Pressure Steam Separator
                        V-5213
                        V-5214       Very Low-Pressure Steam Separator
                        V-5215
                        P-5210A      Minerals Recovery Feed Pumps
                        P-5210B

                        P-5211A      Brine Injection Booster Pumps (new)
                        P-5211B
                        P-5211C
                        P-3211A      Brine Injection Pumps (relocate existing)
                        P-3211B
                        P-3211C
                        T-5201       Atmospheric Flash Tanks
                        T-5202
                        T-5204       AFT Condensate Tank
                        T-5203       Spent Brine Temporary Service Tank
                        P-5218A      Spent Brine Transfer Pumps
                        P-5218B

Standard Pres. Steam
                        V-5224       SP Steam Scrubber
                        V-5251       SP SteamDemister

Low Pressure Steam
                        V-5226       LP Steam Scrubber

Very Low Pres. Steam
                        V-5228       VLP Steam-Scrubber
                        V-5229

Turbine Generator
                        STG-5100     Turbine
                                     Generator
                                     Main Oil Pump
                                     Aux Oil Pump
                                     Emergency Oil Pump
                        EO-5100A     Oil Coolers
                        EO-5100B
                                     Oil Conditioner



                                Eqpt List Page 1

                                                                 EXECUTABLE COPY


   SYSTEM              EQUIPMENT          EQUIPMENT NAME
                        NUMBER
--------------------------------------------------------------------------------

                        GAE-5100-    Generator Air Coolers
                        A/B
Condensate
                        P-5465A      Condensate Pumps
                        P-5465B
                        E-5101       Condenser

Purge Water
                        P-5301A      SP-Purge Water Pumps
                        P-5301B
                        P-5304A      LP-Purge Water Pumps
                        P-5304B
                        T-5308       Purge Water Storage Tank

Circulating Water
                        P-5001A      Circulating Water Pumps
                        P-5001B
                        CT-5000      Cooling Tower

Auxiliary Cooling Water
                        P-5002A      Auxiliary Cooling Water Pumps
                        P-5002B

Gas Removal
                        J-5401A      First Stage Steam Jet Ejectors
                        J-5401B
                        J-5401C
                        E-5401       Intercondenser
                        J-5402A      Second Stage Steam Jet Ejectors
                        J-5402B
                        J-5402C
                        E-5402       Aftercondenser

HCL
                        P-3425A      32% HCL Transfer Pumps
                        P-3425B
                        P-5425A      HCL Standard Pressure Pumps
                        P-5425B
                        P-5426A      HCL High Pressure Pumps
                        P-5426B
                        T-3425C      32% HCL Storage Tanks
                        T-3425D
                        T-5225       4% HCL Storage Tank

NORMS
                        P-5528A      Supply Pumps
                        P-5528B
                        P-5527A      Feed Pumps
                        P-5527B


                                Eqpt List Page 2

                                                                 EXECUTABLE COPY
   SYSTEM              EQUIPMENT          EQUIPMENT NAME
                        NUMBER
--------------------------------------------------------------------------------
                        P-5530 A     Metering Pumps
                        P-5530B
                        T-5527       Storage Tank
                        T-5530       Surge Tank

CT Water Treatment

Potable Water
                        T-52XX       Potable Water Storage Tank
                        P-52XXA      Potable Water Pumps
                        P-52XXB

Compressed Air
                        T-52XX       Instrument Air Receiver
                        T-52XX       Service Air Receiver

Cranes and Hoists
                                     Turbine Gantry Crane
                                     Stationary Screen Hoist

Fire Protection



Storm Water
                        P-5366A      Unit 5 Area Sump Pumps
                        P-5366B

Silica Control
                                     Primary Reactor
                                     Secondary Reactor
                                     Primary Clarifier
                                     Secondary Clarifier
                                     Lime Feed Pump
                                     Clarifier Underflow Pump
                                     Clarifier Underflow Pump
                                     Filter Feed Pump
                                     Thickener Underflow Pump
                                     Flocculant Injection Pump
                                     1st Reactor Agitator
                                     2nd Reactor Agitator
                                     Primary Clarifier Turbine
                                     Primary Clarifier Rake
                                     Secondary Clarifier Turbine
                                     Secondary Clarifier Rake
                                     Lime Stroage Tank  Agitator
                                     Filter Press

ELECTRICAL EQUIPMENT LIST
PDC consisting of:


                                Eqpt List Page 3

                                                                 EXECUTABLE COPY
   SYSTEM              EQUIPMENT          EQUIPMENT NAME
                        NUMBER
--------------------------------------------------------------------------------

                                     13.8 kV swgr w/6 cbs
                                     4 kV swgr w/3 cbs
                                     4kV Motor Control Center - 01
                                     480 V Motor Control Center - 01
                                     480 V Motor Control Center - 02
                                     480 V Motor Control Center - 03
                                     125V, 800 AH DC Battery System w/200A
                                     Charger and DC Switchboard
                                     Redundant 40 kVA, 120V AC UPS System
                                     Miscellaneous Distribution Transformers
                                     and Panels
                                     Relay Protection
                                     Metering
                                     Assembly of DCS I/O and Logic Cabinets
                                     Transformer GSU-01-41/54/67 MVA,
                                     13.8-92 kV, OA/FA/FA
                                     Transformer XF-001-7.5/8.4 MVA,
                                     13.8-4.16 kV, OA/FA
                                     Transformer XF-002 & XF-003-1500/2000 kVA,
                                     13.8-0.48 kV, OA/FA
                                     Transformer XF-004-750/1000 kVA,
                                     4.16 kV-0.48kV. OA/FA
                                     3000A, 600V, Non Segregated Phase Bus

92 kV Switchyard Consisting of the Following:
                                     92 kV, 1200A SF6  Circuit Breaker/
                                     Disconnect Switches
                                     Miscellaneous Lightning Arresters, Current
                                     Transformers, and Voltage Transformers w/
                                     Relaying
                                     Relay Protection
                                     Metering
                                     1200kW, 4160 V Diesel Generator (existing)


                                Eqpt List Page 4

                                   EXHIBIT "A"

                       ATTACHEMENT 4 - PREFERRED SUPPLIERS

INSTRUMENTATION

Pressure gauges:
         Ashcroft.  Use 3D gauges on vibrating equipment
Actuators:
         EL-O-Matic Square Head, Automax, Morin, Hi-torque, Bettis For Camflex II valves 6" and under use the standard actuator. For Camflex valves (6" and over) in all brine service and for high pressure drop applications use the double cylinder 70-70 series actuator. For conventional applications use the standard actuator.
Pressure regulators--Refer to Control Valves
Sight glasses:
         Jerguson.
Solenoid valves:
         Burkert.
Magnetic flow transmitters:
         Krohne -- for brine service
         Krohne, Foxboro -- for non brine service
Hydraulic actuators:
         REXA.
Electric actuators:
         Limitorque
Transmitters:
         I / P -Rosemount
         Pressure and Temperature--Rosemount 3051 series
         Suspended Solids--Wedgewood
Annubars:
         Dieterich Standard, ONLY AS SUPPLIED through CFM San Diego for special Salton Sea trim requirements
Manifolds for transmitters:
         Anderson Greenwood with block valves by TBV.
Tubing fittings and accessories:
         Swagelok.
Pneumatic positioners:
         PMV
DCS:
         Rosemount, Foxboro,. Rosemount only for Units 1-5, and Foxboro for the Mineral Plants
PLC:
         Modicon.
Vibration monitors:
         Bently Nevada
Temperature monitors:
         Chessel Multiplex., or DCS supplied modules (preferred)

ELECTRICAL

15 kV switchgear:
         GE, Square D, Siemens, Powell, Cutler Hammer/Westinghouse and ABB (vacuum breakers).
4160 volt switchgear:
         GE, Square D, Siemens, Powell, Cutler Hammer/Westinghouse and ABB (vacuum contactors).
480 volt switchgear:
         GE, Square D, Siemens, Cutler Hammer/Westinghouse and ABB (air breakers), Powell.
MCC 480 volt:
         Cutler Hammer/Westinghouse, GE, Square D, Allen Bradley, Siemens, and ABB (advantage starters) .
Motors:
         Siemens, ABB, Magne Tek, Louis Allis, US Electric Motors, and Westinghouse (cast iron, TEFC, 1800 rpm or less).
Distribution panels 480, 280 / 120 volt
         Cuttler Hammer, GE, Siemens, Square D, and Challenger.
92 kV Substation:
         ABB, Mitsubishi, Siemens, GE, MS Engineering, and Fleming Electric, Waukesha Electric, Cutler Hammer/Westinghouse.
13.8 kV / 4160 transformers:
         Westinghouse, GE, Square D, Siemens, North American, Waukesha Electric, Pennsylvania Transformers, Magnetek, GEC Alsthom, and ABB.
13.8 kV / 480 volt transformers:
         Westinghouse, GE, Square D, Siemens, North American, Waukesha Electric, Pennsylvania Transformers, and ABB..
480 / 280 / 110 transformers:
         Westinghouse, GE, Square D, Siemens, North American, Waukesha Electric, Pennsylvania Transformers, and ABB.
Protection relays:
         Basler, Beckwith Electric, ABB, SEL, or General Electric.
Outdoor lighting:
         Appleton ( high pressure sodium ).
IJB's, JB:
         Hoffman.
UPS:
         Solid State Controls Inc., Cyberex, Fuji
Custom Power:
         Cyberex
Battery charger:
         C&D, GNB.
Battery stations:
         C&D (acid calcium), GNB.
Auxiliary relay timers:
         Agastat (low voltage application).
Auxiliary relays:
          Allen Bradley.
Selector switches, push button:
         Allen Bradley.
Switches (Temp, pressure, flow):

         SOR
Conduit bodies, fittings:
         Appleton.
Cable trays:
         B Line.
Bus Bars:
         Ulrich, KME America.
Buss duct 15 kV:
         Square D, EPP, Technibus, Calvert, or Unibus.
Alarm panels:
         Panalarm., Ronan
Digital fault recorders:
         General Electric.
Digital event recorders:
         BETA.

MECHANICAL

Condenser:
         Alstom Energy Systems (Ecolaire), Balcke-Durr, Graham Manufacturing Heat Exchangers (shell and tube)
         Ametek, Basco, Ketema, Perfey, Graham, Westland
         Engineering-714-768-8699
Heat Exchangers (plate and frame)
         Alfa-Laval, Mueller, Tranter, Vicarb, Graham, Westland
         Engineeting-714-768-8699
Cooling Tower:
         Hamon, Balcke-Durr, GEA-TDT, Marley
Compressors:
         Gardner Denver, Ingersoll Rand, Sullair, Atlas Copco
Pumps:
         Goulds, Flowserve Byron Jackson, United, Alstholm, IDP, ITT, Sulzer, David Brown/Union, Weir, Duriron, Vanton.
Mechanical Seals:
         Borg Warner, John Crane, Chesterton, Durmetallic.
Couplings:
         Rexnord, Flexibox, Woods
Pumps, Metering:
         Flowserve, Lewa, Milton Roy, Moyno, Aquacare, Pulsafeeder, LMI Filter press:
         Pneumapress Filter Corp.
Pressure Leaf Filters
         Ametek Process Equipment, Enviro-Clear, Flowserve, Durco
Filter, Carbon Column
         Calgon, Culligan, Osmonics, Spin-Tek, Eimco
Ion Exchange Header/Laterals
         Glegg, US Filter, Ershigs, EIMCO, Robert Mitchell
Mixers, Solvent Extraction
         Lightning, Outokumpu
Fans and Gear Drives:
         Marley, Amarillo, Hudson Fans

Safety Valves:
         Anderson-Greenwood PSV's
Expansion Joints:--Metallic
         Senior Flexionics, Piping Technology, or Pathway Bellows, Wood
         Pressure Control
Expansion Joints: Non-Metallic
         Garloc EZ-Flow
Gantry crane:
         Zenar Corp., American Crane, Kone-Landel, Harnischfeger or Philadelphia Tramrail.
Crane (bridge):
         ACCO, Wright, Dwight Foot, Harnischfegher, P&H, Kone, Zenar,
         Provincial Cranes
Block Valves:
         Cameron, Wood Pressure Controls, APP Vetco Gray. These are the API-6D through conduit gate valves with the Salton Sea Trim package specification referred to as FT-2 and FT-6.
Control valves:
         Manoneilan/Camflex, Vanessa Valves, Fisher Controls or Valtek.
Ball valves:
         Watt's, GWC, Cameron, Newco, Velan, Apollo, Kitz, KTM, PBV

         VALVE TYPE                            VENDORS
         C-276 ball valve with PEEK seats,     Valve Automation and Control
         flanged
         All alloy stem and bonnet bolting
         API 6-D gate valve FT-6 trim,         Cameron Corp.
         (Alloy 625 body, face, seat-pocket    Wood Group Pressure Control,
         overlay, 316L gate, seat w/ HF-6,     APP Vetco-Gray
         Alloy 625 stem) 316L SS Ball          GWC, Watt's, Cameron,
         Valves, PEEK seats, two piece         Velan Newco, Velan, Apollo,
                                                            Kitz, KTM, PBV
         API 6-D gate valve FT-2A trim         Cameron Corp.
         (316L gate, seats, HF-6 stellite      Wood Group Pressure Control
         overlay, 17-4 stem)                   APP Vetco-Gray
         316L SS High Perf. Butterfly,
         eccentric closure, HF-6 on disk       Vanessa, Keystone, Atwood and
         Alloy 625 on body seat, metal seat,   Morro, Bray, Cameron, WKM
         17-4 pH stem
         316L SS Wedge Gate Valve              Velan, other high end
                                               manufacturers
         316L SS Butterfly Valve               Vanessa, Keystone, Bray,
                                               Grinnell, Valtec
         Alloy ball valve: Hast B w/ TA
         ball, stem, Peek Seat--Hot service    Nobel
                                               Alloy
         Teflon Lined plug valve               Durco-Valve Automation and
                                               Controls
         Camflex II with full upgrade          Masoneilan--CFM San Diego only
                                               approved source: 760-434-8829
         Camflex II with slurry upgrade        Masoneilan--CFM San Diego only
                                               approved source
         Camflex II with 316L body &
         Stellite plug                         Masoneilan--CFM San Diego only
                                               approved source
         Teflon Lined plug valve-V-notch       Durco-Valve Automation and
         316L SS Globe Valve                   Controls
                                               Velan, other high end
                                               manufacturers
         Rubber lined butterfly valves:        Media valve
         Teflon, lined butterfly valve:        Tufline, Amri valve, Durco,
         (All lined butterfly valves must      Grinnell, Bray Valve, Ultraflow,
         meet standard dimensional face        Garlock
         to face dimensions!!!!
         (Must be verified on service by
         service basis)
         FRP Ball                              Nil-Cor
         Valve, FRP
         Butterfly
         Valve

Alloy pipe, fittings, custom fabrication:
         Northwest Copperworks, Portland Oregon
         Alaskan Copper, Seattle WA
         Madden Fabrication, Portland OR
Vortex Clusters:
         Northwest Copperworks, Portland Oregon
         Industrial Alloy Fabrication, Forest Grove Oregon
         Madden Fabrication, Portland Oregon
         Alaskan Copper, Seattle WA
         Freeport Welding, Freeport Texas
Alloy Spool Welding:
         Northwest Copperworks, Portland Oregon
         Industrial Alloy Fabrication, Forest Grove Oregon
         Madden Fabrication, Portland Oregon
         Alaskan Copper, Seattle WA
         Freeport Welding, Freeport Texas
         J.S. McKinney, Freeport Texas
         Savage Machine Co. 800-777-7764
Alloy Pipe and Fittings:
         Northwest Copperworks, Portland Oregon
         Alaskan Copper, Seattle WA
         Swepco Tube Sales
         Custom Alloy -Ez Flow
         Mach Pipe, Houston Texas
         Madden Fabrication
         Flowline-Energy Supply Division 619-697-3533
         Kelly Pipe
         Van Leeuwen
         Savage Machine Co. 800-777-7764
         Corrosion Materails-
800-535-8032
Concrete Lined Pipe:
         ICO Permian, West Coast Pipe Linings
Piping (FRP):

         Bondstrand, Ershigs, Fibercast, Reinforced Plastic Systems, Smith, Prolite
FRP Tanks, Pipe and Fittings:
         Ershigs, Fibercast, Beetle Plastics, Tankinetics, Tfi Internations, Palmer Industrial Products, Prolite, CC&E
Field Fabricated Tanks:
         PSP Industries, Eaton metals, Agitators, Vertical (top-mounted) Chemineer, Ekato, Lightning, Philadelphia Mixer
  Alloy Clad Vessels:
         Northwest Copperworks, Industrial Alloy Fabricators, Allied Industries-Houston Tx, ChemFab-Freeport Tx
Anodes:
         George Royston, RSR Corporation, Seafab, Denver Minerals, Dremco,
         Cromer
Casting Machine:
         Allen Warwick Engineering, Louis Australia, Shepard
Cathodes:
         Dremco, HMD, Denver Minerals
Cell Furniture (capblocks, capboards):
         CTI, Southwestern, Dremco, Denver Minerals
Cells, Electrowinning:
         Ancor, CTI, Delta Corrosion, HBS Equipment
Reverse Osmosis Units:
         Glegg, Osmonics, HW Process Technologies, Spintek, Aquamatch
Settlers, FRP:
         Ershigs, Koch, Mesa Fiberglass, Nemato Composite, QPEC
Stripping Machine:
         Asturiana, Union Miniere, Wenmec, Outokumpu

                                   EXHIBIT "A"

                    ATTACHMENT 5 - GUARANTEE POINT CONDITIONS

Salton Sea Unit 5 will receive Standard Pressure(SP) steam and geothermal brine from Owner's Salton Sea Unit 3. The Guarantee Point Conditions for SP steam delivered to the Unit 5 intertie are as listed in Table 1:

                                     TABLE 1
                               SP STEAM TO UNIT 5

                 Flow, lb/hr                          140,000
                 Pressure, psia                       132.8
                 Temperature, (Degree)F               364.3
                 Enthalpy, BTU/lb                     1202.5

The Guarantee Point Conditions for brine delivered to the Unit 5 intertie are provided in Table 2:

                                     TABLE 1
                                 BRINE TO UNIT 5

                  Flow, lb/hr                          11,613,700
                  Pressure, psia                       132.8
                  Temperature, (Degree)F               364.3
                  Enthalpy, BTU/lb                     250.1
                  Total Dissolved Solids, %            26.2

The Project is intended to generate Low Pressure (LP) and Very Low Pressure
(VLP) steam from the geothermal brine. The Guarantee Point Conditions for LP and VLP steam that will be produced from the brine is predicted by the CalEnergy Brine PVT Package, Version 2. With the brine conditions specified in Table 2, the calculated flow and conditions of LP and VLP steam that can be produced from the brine are listed in Table 3:

                                     TABLE 3
                LP AND VLP STEAM PRODUCED FROM UNIT 5 SEPARATORS

                                          LP Steam            VLP Steam
                                          --------            ---------
                Flow, lb/hr               577,922             510,103
                Pressure, psia            57.3                21.3
                Temperature               303.7               244.8
                Enthalpy, BTU/lb          1185.2              1163.1

The atmospheric Guarantee Point Condition will be a 75 (Degree)F wet bulb temperature.

Based upon the Contractor's design, the energy consumed by the Project in producing the Net Electric Energy Production in accordance with Section 1.85 of the Contract includes the listed auxiliary loads that are part of the Work and required to operate the project in Table 4:

                                     TABLE 4

                COMPONENTS AND SYSTEMS COMPRISING AUXILIARY POWER


SP Purge Water Pumps                       Lime Feed Pump
LP purge Water Pumps                       Clarifier Underflow Pumps
Circulating Water Pumps                    Filter Feed Pump
Auxiliary Cooling Water Pumps              Thickener Underflow Pump
Cooling Tower Fans                         Flocculant Injection Pump
Condensate Pumps                           1st Reactor Agitator
NORMS Metering Pumps                       2nd Reactor Agitator
Turbine AC Oil Pump                        Primary Clarifier Turbine
Turbine Lube Oil Conditioner               Primary Clarifier Rake
Turbine Oil Vapor Extractor                Secondary Clarifier Turbine
Transformer Losses                         Secondary Clarifier Rake
Plant Lighting                             Lime Storage Tank Agitator
Minerals Recovery Brine Feed Pumps         Filter Press

                                   EXHIBIT "A"

            ATTACHMENT 6 -- LISTING OF REFERENCE TECHNICAL DOCUMENTS

The documents listed below are reference documents provided by the Owner.

4.0-1    Geotechnical Report dated April 1998

8.1-3    Owner's Equipment Numbering System
8.6-1    Valve Selection Guidelines
8.7-1    Piping Material Specs
8.7-2    Technical Requirements for Inconel Alloy 625 and Hastelloy Pipe and
           Fittings
8.7-3    Steam Pipe Shoe Drawing
8.7-4    Steam Wash Nozzle Design Drawing
8.7-5    Arrangement Drawing of the Region I Brine Pumps
8.7-6    V-4210 Level Control Valve Piping Arrangement
8.7-7    Brine Line Meter Run Spool Drawing
8.7-8    Pipe Support Standards

10.2-1   Technical Requirements for Geothermal Steam Turbine generator
10.4-1   Technical Requirements for Scrubber Design and Fabrication
10.4-2   Technical Requirements for Demister Design and Fabrication
10.6-1   Technical Requirements for Gas Removal Equipment
10.12-1 Technical Requirements for Steam Separator Design and Fabrication 10.12-2 Unit 4 Steam Separator Drawings
10.12-3  Existing Brine Injection and Brine Injection Booster Pump Specification
           and drawings
10.12-4  Unit 3 Atmospheric Flash Tank Drawings
10.12-5  Technical Requirements for Brine Piping
10.12-6  Separator Layout and Brine Piping Drawings
10.21-1  NORMS solution MSDS
10.20-1  Unit 5 Tower Chemical Addition Requirements
10.22-1  Chemical injection device drawings

11.4-1   Specification for Power Transformers
11.7-1   Specification for Power Distribution Centers

                                  EXHIBIT "A"

                    ATTACHMENT 7 - VALUE ENGINEERING SUMMARY

 ITEM     CLASS       AREA                        DESCRIPTION                        STATUS

--------- ------- ------------------- ---------------------------------------------- --------
   24       A     Brine System        Eliminate Heat Exchangers E5216                Accept
--------- ------- ------------------- ---------------------------------------------- --------
   37       A     Criteria            Review Wet Bulb Design Temperature             Decline
--------- ------- ------------------- ---------------------------------------------- --------
   39       A     Electrical          Eliminate New IID T-Line                       Hold
--------- ------- ------------------- ---------------------------------------------- --------
   56       A     Brine System        2 x 100% Independent Trains w/2 x 100% Pumps   Accept
--------- ------- ------------------- ---------------------------------------------- --------
   62       A     Site Layout         Review Site Layout                             Accept
--------- ------- ------------------- ---------------------------------------------- --------
   63       A     Electrical          Revise 92 kV Transmission kV                   Decline
--------- ------- ------------------- ---------------------------------------------- --------
   64       A     Brine System        Revise Brine System Design                     Accept
--------- ------- ------------------- ---------------------------------------------- --------
   66       A     Commercial          Reduce LDs from 20% to 15%                     Decline
--------- ------- ------------------- ---------------------------------------------- --------
   7        B     Site Layout         Decrease Distance Between Turbine & Cooling    Accept
                                      Tower
--------- ------- ------------------- ---------------------------------------------- --------
   10       B     Site Layout         Use Scrap Pipe for Piles                       Accept
--------- ------- ------------------- ---------------------------------------------- --------
   13       B     Site Layout         Blend CE Onsite Fills with Offsite Fills       Decline
--------- ------- ------------------- ---------------------------------------------- --------
   15       B     Site Layout         Optimize Brine Pipe Layout at Clarifiers       Accept
--------- ------- ------------------- ---------------------------------------------- --------
   16       B     Site Layout         Eliminate Gantry Crane                         Decline
--------- ------- ------------------- ---------------------------------------------- --------
   19       B     Site Layout         Move Brine Dump System Tanks                   Accept
--------- ------- ------------------- ---------------------------------------------- --------
   21       B     Process Materials   Eliminate LP Steam Backfeeds                   Decline
--------- ------- ------------------- ---------------------------------------------- --------
   23       B     Process Materials   Compare FRP CW Pipe Materials                  Decline
--------- ------- ------------------- ---------------------------------------------- --------
   26       B     CW System           Evaluate Need for Condenser Isolation          Accept
--------- ------- ------------------- ---------------------------------------------- --------
   28       B     CW System           Don't Bury CW Lines                            Decline
--------- ------- ------------------- ---------------------------------------------- --------
   35       B     Criteria            Use Thinner Cladding on Separators             Accept
--------- ------- ------------------- ---------------------------------------------- --------
   36       B     Criteria            Use Welded vs. Seamless Pipe                   Accept
--------- ------- ------------------- ---------------------------------------------- --------
   40       B     Electrical          U/G vs. A/G Line to V/H                        Decline
--------- ------- ------------------- ---------------------------------------------- --------
   43       B     Electrical          Impacts on Elec Dist Sys due to Brine Mods     Accept
--------- ------- ------------------- ---------------------------------------------- --------
   44       B     Silica Control      Reduce Dia. Of Primary Clarifier               Decline
--------- ------- ------------------- ---------------------------------------------- --------
   46       B     Silica Control      Derakane (FRP) Feed Pipes, Reactors &          Accept
                                      Clarifiers
--------- ------- ------------------- ---------------------------------------------- --------
   48       B     Silica Control      C-276 to 2205 Downstream of First Reactor      Decline
--------- ------- ------------------- ---------------------------------------------- --------
   49       B     Silica Control      Lease Lime System                              Decline
--------- ------- ------------------- ---------------------------------------------- --------
   51       B     Silica Control      Different Filter Press Supplier                Decline
--------- ------- ------------------- ---------------------------------------------- --------
   52       B     Silica Control      Optimize Based on Latest Pilot Plant Data      Accept
--------- ------- ------------------- ---------------------------------------------- --------
   53       B     Silica Control      Eliminate Valves Between Silica Control        Accept
                                      Vessels
--------- ------- ------------------- ---------------------------------------------- --------
   57       B     Brine System        Use 2507 Piping in lieu of Inconel             Decline
--------- ------- ------------------- ---------------------------------------------- --------
   58       B     CW System           Use Coated Ductile Iron Circulating Water      Accept
                                      Pumps
--------- ------- ------------------- ---------------------------------------------- --------
   60       B     Criteria            Evaluate Condenser Cleanliness Factor          Decline
--------- ------- ------------------- ---------------------------------------------- --------
   65       B     Commercial          Reduce Warranty Period                         Decline
--------- ------- ------------------- ---------------------------------------------- --------
   67       B     Silica Control      Redesign 1st Stage Reactor                     Accept
--------- ------- ------------------- ---------------------------------------------- --------
   1        C     Site Layout         Eliminate Berm                                 Decline
--------- ------- ------------------- ---------------------------------------------- --------
   2        C     Site Layout         Reduce Berm                                    Decline
--------- ------- ------------------- ---------------------------------------------- --------
   3        C     Site Layout         Reuse Existing Brine Line                      Decline
--------- ------- ------------------- ---------------------------------------------- --------
   4        C     Criteria            Substitute Cement Lined Pipe for Inconel       Accept
--------- ------- ------------------- ---------------------------------------------- --------
   5        C     Site Layout         Delete Paving - Use Gravel                     Decline
--------- ------- ------------------- ---------------------------------------------- --------
   6        C     Site Layout         Reduce Road Length                             Decline
--------- ------- ------------------- ---------------------------------------------- --------

                                  EXHIBIT "A"

                    ATTACHMENT 7 - VALUE ENGINEERING SUMMARY

 ITEM     CLASS       AREA                        DESCRIPTION                        STATUS

--------- ------- ------------------- ---------------------------------------------- --------
   8        C     Site Layout         Rotate Primary & Secondary Clarifiers          Accept
--------- ------- ------------------- ---------------------------------------------- --------
   9        C     Site Layout         Move Region 1 IX to the North                  Accept
--------- ------- ------------------- ---------------------------------------------- --------
   11       C     Site Layout         Reduce Fenced Area                             Decline
--------- ------- ------------------- ---------------------------------------------- --------
   12       C     Site Layout         Reorient Separators                            Accept
--------- ------- ------------------- ---------------------------------------------- --------
   14       C     Site Layout         Reduce Site Area                               Decline
--------- ------- ------------------- ---------------------------------------------- --------
   17       C     Site Layout         Relocate Substation                            Hold
--------- ------- ------------------- ---------------------------------------------- --------
   18       C     Site Layout         Optimize Lime Handling Location                Accept
--------- ------- ------------------- ---------------------------------------------- --------
   20       C     Site Layout         Move Road Access to Eliminate Pipe Ducts       Decline
--------- ------- ------------------- ---------------------------------------------- --------
   22       C     Process Materials   Review Cement Lined Pipe Spec (Wall            Accept
                                      Thickness)
--------- ------- ------------------- ---------------------------------------------- --------
   25       C     CW System           Simplify Gas Discharge                         Accept
--------- ------- ------------------- ---------------------------------------------- --------
   27       C     CW System           Reduce Size of CW Lines                        Accept
--------- ------- ------------------- ---------------------------------------------- --------
   29       C     CW System           Evaluate Trickle Block CT Fill                 Accept
--------- ------- ------------------- ---------------------------------------------- --------
   30       C     Steam System        Reduce No. of Governor Valves (6 to 4)         Decline
--------- ------- ------------------- ---------------------------------------------- --------
   32       C     Steam System        Optimize/Review GRS                            Accept
--------- ------- ------------------- ---------------------------------------------- --------
   34       C     Criteria            Review Seismic Design Criteria                 Accept
--------- ------- ------------------- ---------------------------------------------- --------
   38       C     Condenser           Eval Condenser Options re: Const/Install $     Accept
--------- ------- ------------------- ---------------------------------------------- --------
   47       C     Silica Control      Reduce Insulation on Primary Clarifier         Decline
--------- ------- ------------------- ---------------------------------------------- --------
   50       C     Silica Control      Pump Material Specs                            Accept
--------- ------- ------------------- ---------------------------------------------- --------
   55       C     Silica Control      Flocculant Transport System vs. Dumping Bags   Accept
--------- ------- ------------------- ---------------------------------------------- --------
   59       C     SW System           Use Coated Ductile Iron Service Water Pumps    Accept
--------- ------- ------------------- ---------------------------------------------- --------
   61       C     Compressed Air      Combined Mineral/Power Plant Air Compressors   Accept
--------- ------- ------------------- ---------------------------------------------- --------
   31       F     Steam System        Reduce VLP Pressure                            Decline
--------- ------- ------------------- ---------------------------------------------- --------
   33       F     Steam System        Optimize Sizing/Quality Reqmts on VLP System   Decline
--------- ------- ------------------- ---------------------------------------------- --------
   41       F     Electrical          13.8 kV Line to V/H                            Decline
--------- ------- ------------------- ---------------------------------------------- --------
   42       F     Electrical          Eliminate Used D/G - Tie into Unit 3 D/G       Decline
--------- ------- ------------------- ---------------------------------------------- --------
   45       F     Silica Control      Eliminate Secondary Clarifier                  Decline
--------- ------- ------------------- ---------------------------------------------- --------
   54       F     Silica Control      LCV Requirements in Vessels                    Decline
--------- ------- ------------------- ---------------------------------------------- --------

                                                              EXECUTABLE COPY

                                   EXHIBIT "B"

                                  DRAWING LIST

    DRAWING NO.                                TITLE

                             GENERAL ARRANGEMENTS
  08051 - EM - 1A            Site Layout

                             MATERIAL & ENERGY BALANCE
  08051-J-0110-A             (2 Sheets) Acid and NORMS

                             P&ID'S
  08051 - EJ - 0101          Fundamental
  08051 - EJ - 0108          Guarantee Heat Balance
  08051 - EJ - 0109          Materials Diagram

  08051 - EJ - 0201          Circulating Water System

  08051 - EJ - 0301          SP Steam System
  08051 - EJ - 0302          LP Steam System
  08051 - EJ - 0303          VLP Steam System

  08051 - EJ - 0401          Condensate System
  08051 - EJ - 0402          Purge Water System

  08051 - EJ - 0501          Gas Removal System

  08051 - EJ - 0601          Brine System Low Pressure Separators
  08051 - EJ - 0602          Brine System Very Low Pressure Separators
  08051 - EJ - 0603          Brine System Atmospheric Flash Tanks
  08051 - EJ - 0604          Brine System IX Feedpumps
  08051 - EJ - 0605          Brine Service Tank
  08051 - EJ - 0606          Brine System Brine Injection Booster Pumps
  08051 - EJ - 0607          Brine System Brine Injection Pumps

  08051 - EJ - 0901          Auxiliary Cooling Water System

  08051 - EJ -1201           Compressed Air System

  08051 - EJ -1501          Fire Protection system

                                                              EXECUTABLE COPY


    DRAWING NO.                                TITLE

  08051 - EJ -1301          32% Acid Storage System
  08051 - EJ -1302          Dilute Acid Storage System
  08051 - EJ -1303          Acid Distribution System
  08051 - EJ -1304          HP Separator Acid Injection System
  08051 - EJ -1305          SP Separator Acid Injection System
  08051 - EJ -1306          NORMS Unloing System
  08051 - EJ -1307          NORMS Storage and Distribution System

  08051 - EJ -1501          Fire Protection system

                            ONE - LINE DIAGRAMS


  08051 - EE - 1A           High Voltage and Medium Voltage One - Line Diagram

  08051 - EE - 2A           480 V One - Line Diagram - MCC - 01 and Unit 3 ESE
  08051 - EE - 2B           480 V One - Line Diagram - MCC - 02
  08051 - EE - 2C           480 V One - Line Diagram - MCC - 03

                                                             EXECUTABLE COPY

                                   EXHIBIT "C"

                             OWNER ACQUIRED PERMITS

1.   Conditional Use Permit - Unit 5 (and modification of existing Region 1
     CUP), including CEQA determination, obtained from Imperial County Planning Commission.

2.   Authority to Construct - Unit 5 (and modification of existing Region 1
     ATC), obtained from Imperial County Air Pollution Control District.

3. Notice of Intent to Comply with General Permit, filed with the State Water Resources Control Board.

4.   Under 50 MW Determination - obtained from California Energy Commission.

5. Encroachment permits, to be obtained from Imperial County Public Works Department and the Imperial Irrigation District.

6. Self-Certification and Supplemental Self-Certification of Qualifying Facility Status filed with the Federal Energy Regulatory Commission.

7. Air Permit to Operate - to be obtained from Imperial County Air Pollution Control District after commencement of operation.

                                                             EXECUTABLE COPY


                                   EXHIBIT "D"

                            PROGRESS PAYMENT SCHEDULE

                                    (Part 1)

         Attachment A hereto sets forth the Progress Payment Schedule.

         The "Description" column of the Progress Payment Schedule sets forth the separate milestones for which progress payments are payable and the "Amount" columns sets forth the amount payable upon completion of each such milestone.

         The "Completion Date" and "Remarks" columns are solely for the convenience of the parties and do not have contractual significance.

                                   EXHIBIT "D"

                            PROGRESS PAYMENT SCHEDULE

                                    (Part 2)

                              EXPENDITURE SCHEDULE


-------------------------------------------------------------------------------------------------
     Payment                 Payment                               Percent
     Numbers                Due Date
-------------------------------------------------------------------------------------------------
                           Months from              Incremental               Cumulative
                              NTP

-------------------------------------------------------------------------------------------------
      No. 1                  Sep-980                   10.0%                    10.0%
-------------------------------------------------------------------------------------------------
      No. 2                  Oct-981                   3.1%                     13.1%
-------------------------------------------------------------------------------------------------
      No. 3                  Nov-982                   1.9%                     15.0%
-------------------------------------------------------------------------------------------------
      No. 4                  Dec-983                   7.1%                     22.1%
-------------------------------------------------------------------------------------------------
      No. 5                  Jan-994                   6.4%                     28.5%
-------------------------------------------------------------------------------------------------
      No. 6                  Feb-995                   7.2%                     35.7%
-------------------------------------------------------------------------------------------------
      No. 7                  Mar-996                   12.1%                    47.8%
-------------------------------------------------------------------------------------------------
      No. 8                  Apr-997                   3.6%                     51.4%
-------------------------------------------------------------------------------------------------
      No. 9                  May-998                   3.2%                     54.6%
-------------------------------------------------------------------------------------------------
      No. 10                 Jun-999                   6.7%                     61.3%
-------------------------------------------------------------------------------------------------
      No. 11                 Jul-9910                  7.0%                     68.3%
-------------------------------------------------------------------------------------------------
      No. 12                 Aug-9911                  6.7%                     75.0%
-------------------------------------------------------------------------------------------------
      No. 13                 Sep-9912                  6.6%                     81.6%
-------------------------------------------------------------------------------------------------
      No. 14                 Oct-9913                  5.9%                     87.5%
-------------------------------------------------------------------------------------------------
      No. 15                 Nov-9914                  5.2%                     92.7%
-------------------------------------------------------------------------------------------------
      No. 16                 Dec-9915                  3.7%                     96.4%
-------------------------------------------------------------------------------------------------
      No. 17                 Jan-0016                  2.5%                     98.9%
-------------------------------------------------------------------------------------------------
      No. 18                 Feb-0017                  0.4%                     99.3%
-------------------------------------------------------------------------------------------------
      No. 19                 Mar-0018                  0.3%                     99.6%
-------------------------------------------------------------------------------------------------
      No. 20                 Apr-0019                  0.2%                     99.8%
-------------------------------------------------------------------------------------------------
      No. 21                 May-0020                  0.2%                      100%
-------------------------------------------------------------------------------------------------


                                                              EXECUTABLE COPY


                                   EXHIBIT "E"

                               CHANGE IN WORK FORM

Change Order No.: _____________     Date Issued: _____________________________

Reference: ____________________________________________________________________

Description: __________________________________________________________________

_______________________________________________________________________________

Cost of Change: _______________________________________________________________

_______________________________________________________________________________

Impact on Milestone Schedule and Guaranteed Substantial Completion
                                                     Date: ____________________

_______________________________________________________________________________

Impact on Critical Path Schedule: _____________________________________________

_______________________________________________________________________________

Impact on Progress Payment Schedule: _________________________________________

_______________________________________________________________________________

Other Impacts on Contract: ___________________________________________________

_______________________________________________________________________________

Revised Contract Amount (Including Change): $________________

Owner Approval:                             Contractor Approval:

By: _____________________                   By: __________________

Date: ____________________                  Date: ________________

Distribution:

Owner

Consulting Engineer

                                                              EXECUTABLE COPY


                                   EXHIBIT "F"

                          FORM OF CONTRACTOR'S INVOICE

[Date]

Salton Sea Power L.L.C.
302 South 36th Street

Suite 400-K
Omaha, NE 68131

Attention: Vice President, Construction

[Agent for Financing Entities]

Gentlemen:

Stone & Webster Engineering Corporation, a Massachusetts corporation ("CONTRACTOR"), submits this application for payment ("CERTIFICATE") pursuant to
ARTICLE 7 of the Salton Sea Unit 5 Engineering, Procurement, and Construction Contract (the "CONTRACT") between Contractor and Salton Sea Power L.L.C., a Delaware limited liability company ("OWNER") dated as of August ____, 1998 ("CONTRACT").

Unless otherwise defined herein, all capitalized terms used in this Certificate shall have the meanings specified for such terms in the Contract.

1. The undersigned is a duly authorized representative of Contractor, authorized to execute and deliver this Certificate on behalf of Contractor.

2. The following is a summary of the current status of the Contract account:

        Original Contract Price:                      $_______

        Contract Price to Date:                       $_______

        Amount of Payments that Contractor
        Has Received to Date:                         $_______


3. The information in all material documents and supporting papers prepared or signed by Contractor or any of its officers or employees and submitted to Owner and the Financing Entities' Consulting Engineers and in direct support of this Certificate and in connection with the Work, taken as a whole, is in all material respects, true, correct, and complete.

4. The Work is being performed in accordance with the Contract.

5. That portion of the Work, as particularly set forth in EXHIBIT "A" hereto [EXHIBIT "A" SHALL DESCRIBE THE PROGRESS TO DATE IN COMPARISON TO THE PROGRESS PAYMENT SCHEDULE AND

                                                             EXECUTABLE COPY



INCLUDE ALL NECESSARY DOCUMENTARY EVIDENCE], was completed during the month of _____________, 19__, entitling Contractor to a Milestone Payment of

$_____________.

6. There are no known mechanics' or materialmen's liens outstanding at the date of this Contractor's Invoice, all due and payable bills with respect to the Work have been paid to date or are included in the amount requested in the current application, and, except for such bills not paid but so included, there is no known basis for the filing of any mechanics' or materialmen's liens on the Project or the Work except as described below, and all required releases from all Subcontractors have been obtained so as to cover all amounts requested herein (save amounts owing to Insignificant Contractors) in such form as to constitute an effective release of lien (corresponding to payments received by them) under the laws of the State of California (copies of which are attached hereto and incorporated herein by this reference). Contractor, or a Subcontractor, has actually performed and Contractor has not been paid for the Work covered by this Contractor's Invoice.

7. Attached as EXHIBIT "B" hereto are the certifications, Unconditional Waivers of Liens, and Conditional Waivers of Liens prepared by Contractor and each Subcontractor and Vendor contracting directly with Contractor (other than Insignificant Contractors) in accordance with Sections 7.2, 7.3 and 7.6, as applicable.

8. Work uncertified from the Contractor's Invoice dated _________________, 19__ has been completed (except as set forth in the last sentence of this paragraph), and any disputes concerning less than full certification have been resolved by written agreement among Owner, Contractor, and the Financing Entities' engineer, a copy of which resolution is attached as EXHIBIT "C" hereto, and Contractor is entitled to a payment which includes:

9. Except as set forth in SCHEDULE "1" attached hereto, Contractor is aware of no facts that would constitute the basis for a Change in Work as defined in
Section 17.1. SCHEDULE "1" describes each event including events of Force Majeure that provides the basis on which Contractor can claim that the Contract Price should be increased or that any of the Project Deadlines should be extended and with respect to each such event, specifies the amount of such proposed increase in the Contract Price and the duration of each such proposed extension.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the date first above written.

                            By:_________________________________
                                              Project Manager

                                                             EXECUTABLE COPY



                                   EXHIBIT "G"

                       CRITICAL PATH SCHEDULE REQUIREMENTS

         The Critical Path Schedule shall be a time-scaled critical path method logic diagram schedule of all design and equipment procurement for the Project and all material Work activities. The Critical Path Schedule shall include allowance for normal delays and difficulties that may be encountered in work of this nature including weather and holidays, etc. The Critical Path Schedule, as a minimum, must show an orderly array of activities in support of all Milestones established in the Milestone Schedule, and shall be sufficiently detailed so that each of the following are included and will be readily apparent:

         (a) the engineering and detailed design activities necessary to complete design, procurement and construction;

         (b)      materials and equipment purchases and deliveries;

         (c)      subcontractor interfaces and requirements;

         (d)      engineering, procurement and construction;

         (e)      Milestone completion dates;

         (f)      activities as identified in Exhibit A;

         (g) Contractor, subcontractor, and vendor data cycles, and owner review cycles; and

         (h)      construction testing; start-up and performance testing.

         The Critical Path Schedule shall include activities related to all significant procurement.

         The Critical Path Schedule shall identify Contractor's plan of execution for the erection, start-up and testing, and acceptance phases of the Work. The construction/start-up schedule, which shall be provided no later than sixty (60) days after the Notice to Proceed, must be coded in such a way as to provide individual test system progress and schedules in accordance with an agreed upon start-up and testing plan.

         The Critical Path Schedule shall be consistent with the Existing Plants Access Schedule, EXHIBIT Y and the periods identified therein within which Contractor has access to the Existing Plant Sites for performance of Critical Path Items involving the Existing Plants or the Existing Plant Sites.

                                                             EXECUTABLE COPY




         An electronic version (on Microsoft "Project" or other software compatible with Owner's computer system) of the Critical Path Schedule (and any updates thereto) shall be provided to Owner with the printed copy.

                                                             EXECUTABLE COPY



                                   EXHIBIT "H"

                                    RESERVED

                                                             EXECUTABLE COPY



                                   EXHIBIT "I"

                        DETERMINATION OF BUY-DOWN AMOUNT

A.   The Buy-Down Amount to be determined by Owner pursuant to Sections 16.2 and
     16.3 of the Contract shall be calculated under the Buy-Down Amount formula set forth in paragraphs B and C of this Exhibit "I" using the results of the most recent Capacity Test or Reliability Test, as the case may be, corrected to the Guarantee Point Conditions.

B. The Buy-Down Amount formula with respect to the Net Generation Guarantee is as follows:

          T = $1,800.00 x (Net Generation Guarantee - Actual Production)

          Where:

     1.   "T" = the Buy-Down Amount, in Dollars.

     2. "Actual Production" = the Actual Net Electric Energy Production (in kW) measured in accordance with the requirements of EXHIBIT "A" and EXHIBIT "J" during the most recently attempted single run (whether or not completed) of the Capacity Test.

     Notwithstanding anything to the contrary, "T" shall not be less than zero.

C. The Buy-Down Amount formula with respect to the Reliability Guarantee is as follows:

          T=$1,800.00 x (Reliability Guarantee - Actual Production)

     Where:

     1.   "T" = the Buy-Down Amount, in Dollars.

     2. "Actual Production" = the Actual Net Electric Energy Production (in kW) measured in accordance with the requirements of EXHIBIT "A" and EXHIBIT "J" during the most recently attempted single run (whether or not completed) of the Reliability Test, as the case may be.

     Notwithstanding anything to the contrary, "T" shall not be less than zero.

                                                              EXECUTABLE COPY


                                   EXHIBIT "J"

                         TESTING REQUIRED FOR COMPLETION

1. Mechanical Completion Tests. Contractor shall perform and successfully complete the following tests (each, a "Mechanical Completion Test"). The Mechanical Completion Tests shall include (a) all tests necessary to demonstrate that the Project can safely and reliably operate at its continuous and maximum overload conditions; and (b) all tests as are reasonably necessary, customary or required by Industry Standards to determine that all equipment and systems that comprise a portion of the Project function properly and within the parameters described in the Contract or in the Drawings and Specifications, as applicable. Such tests shall include, without limitation, tests of the following items of equipment and systems:

     o    low voltage switchgear and auxiliary transformers
     o    auxiliary cooling water systems
     o    compressed air system
     o    main cooling water system, including cooling tower
     o    condenser and NCG extraction system
     o    chemical addition systems
     o    medium and high voltage switchgear and electrical protection
     o    main transformers
     o    steam turbine
     o    main generator
     o    brine systems
     o    service water system

Such tests shall include, without limitation, the following types of tests:

     o    Radiograph selected piping
     o    Hydrostatic pressure tests per B31.1, NFPA, etc.
     o Safety valve setting, if not factory set and sealed, and functional test
     o Balancing and vibration and alignment test of all major rotating equipment
     o Functional test of all safety devices, and interlocks, excluding safety valves and rupture discs
     o    Functional tests of isolation and regulation valves
     o Generator short circuit and open circuit tests, if not performed at the factory
     o    Megger tests for power cables at voltages of 480V and higher
     o    Functional tests of controls and interlocks
     o    Operation of alarms, interlocks, and controls
     o    Bolt torque testing of field high voltage electrical connections
     o    Relay settings and amperage
     o    Electrical ground and/or insulation tests for all equipment

                                                             EXECUTABLE COPY



     o    Check out of all instrument loops
     o    Operation of safety showers, eye wash stations, and spill containment
     o Automatic intervention of stand-by equipment where required (HCI pumps, lube oil pumps, etc.)
     o    Load test of overhead and other cranes or lifting devices
     o    Operation of fire detection and alarm systems
     o Operation of fire fighting equipment (NFPA requirements for systems operation)
     o    Other tests as specified in all applicable Codes and Industry
          Standards)

The Mechanical Completion Tests will be deemed complete for a given piece of Equipment when such piece of Equipment meets the requirements of the test protocols (see Section 7.2 below) and can be operated properly without endangering personnel, causing damage to Equipment and/or the Project or damage to the Interconnections.

2. Performance Tests. Performance Tests shall be coordinated by the Owner with IID's dispatch requirements. Contractor shall perform and successfully complete the following tests (each, a "Performance Test").

         2.1 No Load and Overspeed Trip Tests. The turbine shall be subjected to no load test up to 110% rated speed. As part of this test the turbine overspeed trip system shall also be tested. To pass this test, the Project must remain in a safe condition without incurring any damage and be capable of immediate restart. Additional no load tests include: oil trip test, excitation test and synchronization circuit adjustment test.

         2.2 Turbine Trip Test. The Contractor shall be required to demonstrate the Project's ability to withstand a turbine trip from 25% of full load and 100% of full load. The Project shall be loaded to and stabilized at the requisite load and the turbine then manually tripped. To pass the test, the Project shall shut down safely to a stand-by condition following such trip. The turbine trip shall be initiated by either the panel or field located master trip button.

         2.3. Part Load Operating Tests. Following initial synchronization, the generating Unit that comprises a portion of the Project shall be load tested at 25% of full load, 50% of full load, 75% of full load and 100% of full load (the "Part Load Operating Test"). At each load condition, the plant shall be stabilized and held at that load for a minimum of four hours, during which time full sets of readings shall be recorded at intervals of 1 hour.

         2.4. Load Rejection Tests. Either prior to, or in conjunction with, the Part Load Operating Test described above, the Project shall be load rejection tested by opening the 92 kV circuit breaker at loads of 25% of full load, 50% of full load, 75% of full load, and 100% of full load. The rejection test at 100% of full load shall be conducted at a power factor of 0.90. Contractor shall be required to demonstrate that the Project can remain operational following such a load rejection, supplying unit and station auxiliary loads only.

         2.5. The Capacity Test. The Project's ability to satisfy the Net Generation Guarantee, the Outlet Brine Temperature Guarantee and the Outlet Steam Condition Guarantee shall be demonstrated by means of a continuous (subject to Sections 7.1 and 2.6 of this Exhibit J) 24 hour performance test to be carried out at full load (the "Capacity Test").

         2.6. The Reliability Test. The reliable operation of the Project shall be demonstrated during a continuous (subject to Section 7.1 of this Exhibit J) 28 day reliability test (the "Reliability Test"). During the Reliability Test, the Project shall be required to satisfy the Reliability Guarantee, the Outlet Brine Temperature Guaranty and the Outlet Steam Condition Guarantee. If outages or load rejections caused by the Project or the Work (unless caused by equipment listed in Exhibit AA that is provided by Owner and has been properly installed by Contractor) occur during the Reliability Test, the Reliability Test shall be resumed or recommenced at Contractor's option following investigation and rectification of the fault. If the Reliability Test is resumed, the period of time of the outage or load rejection will be included and considered for purposes of assessing whether the Reliability Test has been successfully completed. If the Reliability Test is recommenced, the time of recommencement of the Reliability Test will be after the period of time of the outage or load rejection and the period of time of the outage or load rejection will not be included and considered for purposes of assessing whether the Reliability Test has been successfully completed.

3. Commencement of Tests. The tests in Sections 2.1-2-4 are the "Operating Tests." Contractor shall not commence the Capacity Test until the Operating Tests are successfully completed. The Reliability Test shall be deemed not to be successfully completed unless the Capacity Test has been successfully completed at or prior to the completion of the Reliability Test.

4. Inspection After Completion. Following the Performance Tests, Owner shall thoroughly inspect the Project in the presence of Contractor to determine that no untoward degradation or deterioration of the Project has occurred during its initial operation. This inspection may include internal inspection of the turbine and any other machinery that the Owner may require.

5. Compliance with Applicable Laws. At all times, during all Performance Tests, Contractor shall cause the Project to comply with all Applicable Laws and Applicable Permits, including any applicable limitations on air and water pollutant emissions subject to Section 7.1.4 of Exhibit A. If all or any portion of the Project shall fail to comply with any Applicable Law or any Applicable Permit (including, in either case, any limitations on the Project's production of noise or emissions) during any Performance Test, then the Project shall be deemed to have failed such Performance Test and Contractor shall evaluate and remedy the cause of such failure before Contractor attempts any other Performance Test or re-attempts such Performance Test.

6. General Testing Requirements. The requirements specified in this Section 6 shall apply to the Performance Tests and the Mechanical Completion Tests.

         6.1 Testing Procedures. Contractor shall prepare two sets of reasonably detailed procedures for the tests described in this Exhibit J. One shall cover the Mechanical Completion

                                                             EXECUTABLE COPY



Tests and the other shall cover the Performance Tests. Contractor shall comply with the requirements of ANSI/ASME PTC 6 Sections 3.02 and 3.03 regarding obtaining the agreement of Owner on details of the tests and procedures.

         6.2 Correction of Defects. Contractor shall deliver a written notice to Owner promptly after the discovery or occurrence of any Defect that was discovered or that occurred during any test. Contractor shall promptly commence and complete corrective measures to remedy each such Defect (including re-engineering, repairs or replacement of any Defective parts, including removal and reinstallation of all Defective components necessary to the performance of such obligations, at Contractor's sole cost and expense). In the event that Contractor's remedy for any Defect reasonably could adversely affect the Project's ability to successfully complete any other test described herein, which test Contractor shall have already successfully completed, then Contractor shall be deemed not to have successfully completed each such affected test and Contractor shall be required to re-perform and satisfactorily complete each such affected test.

         6.3 Test Equipment. Special test equipment or instrumentation used in testing shall be calibrated and designed for its intended use. The cost of special test instrumentation shall be borne by Contractor. Calibration procedures and records shall be submitted to Owner as part of Contractor's written test procedures.

         6.4 Operation of Equipment. During testing, all items of equipment that constitute a portion of the Work will be operated within their respective normal operating limits and in a manner consistent with applicable standards for long-term operation.

7.       Performance Testing Requirements

         7.1 Re-Testing and Test Suspension Procedure. If the test criteria are not met, or problems or deficiencies arise during the conduct of the Performance Tests that require cessation thereof, Contractor will establish the actions to be taken to bring about a successful completion of the Performance Tests. Such actions shall be taken by Contractor and each of the affected Performance Tests shall be reconducted.

Contractor reserves the right, prior to Substantial Completion, to repeat any of the Performance Tests. In case one or more of the Performance Tests are repeated, the more favorable of the test results will be utilized to establish the final results for the Performance Tests. Repeating one or more of the Performance Tests does not require repeating any of the other Performance Tests unless they are directly related.

Performance Tests may be suspended upon each occurrence of circumstances beyond the control of the Contractor that do not reflect Equipment failure, design, or construction defects (e.g., a problem with the IID grid, Force Majeure the failure of Owner to provide the necessary Production Inputs or accept the Products produced by the Project) and that make the completion of the Performance Tests unfeasible. If the Performance Test period is to be resumed after the period(s) of suspension, the Performance Test period shall include period(s) of Project operation

                                                             EXECUTABLE COPY



both before and after the period(s) of suspension. The Performance Test may be resumed or recommenced following such a suspension at the Contractor's discretion. If the performance Test is recommenced, the time of re-commencement of the Performance Test will be after the period(s) of suspension and the period(s) of suspension will not be included and considered for purposes of assessing whether the Reliability Test has been successfully completed.

         7.2      Test Protocols.

         7.2.1    Introduction

               a) This protocol is to serve as the basis for the more detailed Performance Test Procedures which are to be prepared by Contractor. The written Performance Test Procedures are to contain an introduction Section which is to list the individual tests to be performed and the Guarantee Point Conditions. The Performance Test Procedures shall also contain the definitions used in this Section and other portions of the Agreement, as required.

               b) Each Performance Test will be observed by Owner and other representatives. Special test equipment or instrumentation used in testing shall be calibrated and designed for its intended use. The cost of special instrumentation shall be borne by Contractor.

               c) Plant and special instrumentation shall be calibrated before commencement of each Performance Test. Calibration procedure and records shall be submitted to Owner for approval prior to start of testing.

               d) Completed raw data sheets shall be signed and dated by Owner's Representative and a copy provided to Owner immediately upon completion of each test.

               e) Data will be considered accurate to a level in accordance with recognized standards.

               f) During testing all items of Equipment will be operated within their respective normal operating limits and in manner consistent with applicable codes and standards for long-term operation. A Performance Test shall not be deemed to be completed successfully unless the Project is in operable condition at the end of the test.

               g) Control system must be in the normal automatic mode and be functioning as designed with allowance for manual adjustment.

                                                             EXECUTABLE COPY




               h) For the duration of each Performance Test. Project auxiliary equipment shall be operated as required to maintain current daily inventories of fuel, water and compressed air. Equipment may not be shut down nor operation discontinued so as to reduce station load and increase plant output.

               i) Contractor shall, if required by Applicable Permits, demonstrate that the Project complies with those Applicable Permits when operated at any reasonable design output.

          7.2.2 Test Organization

                    Contractor shall prepare an organization chart of the test staff as well as points of interaction and approval by Owner.

          7.2.3 Data Records

               a) Contractor shall prepare sub-routines for logging of data. The logged test data will serve as the basic test record for each performance test. Local data shall be logged on separate data sheets specific for each test. Specific instrument numbers shall be listed on all data sheets.

               b) Frequency of data points shall be identified for each specific test.

               c) Contractor shall prepare data that corrects the test data to the Guarantee Point Conditions. Determination of the test results will be based upon test data that has been appropriately corrected to the Guarantee Point Conditions.

          7.2.4 Performance Test Report

               a) At the completion of the test program for , Contractor shall prepare a unified bound test report summarizing the data collected, calculations clearly demonstrating the method of generating results and the results of each individual Performance Test. The test raw data and lab results shall be included as Appendices to the test report.

               b) The final test report will be delivered to the Owner as soon as a reasonably practicable after satisfactory completion of each Performance Tests.

         7.3 Equipment Failures. The failure of non-essential controls and instrumentation will not preclude initiation of a Performance Test under this Exhibit J or require a Performance

Test interruption if Contractor can reasonably demonstrate that the failure or unavailability of such instrumentation would not require a Project shutdown during normal operation.

         7.4 Instrumentation. A list of key instruments to be used during a Performance Test will be specified by Contractor in the Performance Test Procedures. The instruments will be calibrated in accordance with the standards of a recognized national organization such as American Society of Testing and Materials (ASTM), Instrument Society of America (ISA), National Bureau of Standards (NBS), or the Power Test Codes of the American Society of Mechanical Engineers (ASME). Performance Test tolerances equal to maximum combined test uncertainty of 2.0% shall be considered when evaluating the net power test results.

         7.5 Data Recording. Data for instruments connected to the central station control system shall be accumulated by the DCS every two (2) minutes. Data for instruments that must be recorded manually shall be recorded every fifteen (15) minutes for the tests of Sections 2.1 through 2.5 of this Exhibit, and every four (4) hours for the Reliability Test.

         7.6 Staffing. During the Reliability Test, the Project shall be operated at normal staffing levels using only Owner's operation and maintenance personnel trained by Contractor to operate the Project, with the exception of those additional personnel required solely to supervise, advise, or assist with the gathering of data, sampling, test and instrument calibration, and calculation of performance data.

         7.8 Repairs and Alterations. Repair of any part or replacement of any item of equipment the repair or replacement of which materially alters the performance of the Project shall not be permitted during the conduct of the Performance Tests.

8.       Correction Curves.

         8.1 If the actual Production Inputs and/or wet bulb temperature differs from the Guarantee Point Conditions, the actual Correction Curves prepared by Contractor and approved by Owner shall be used to adjust actual Project performance, as applicable, for the purpose of determining whether the Performance Guarantees have been satisfied.

         8.2 Correction curves for changes in process parameters, including but not limited to changes in the wet bulb temperature, steam temperature/wetness, inlet steam pressure, brine temperature and pressure, brine solids, non-condensable gas concentration in the inlet steam, and power factor shall be prepared by Contractor and submitted with the Performance Test Procedures for Owner's review. The following correction curves shall be submitted as a minimum (all for 100% load)

     o    Change in Gross Generation vs. Ambient Wet Bulb Temperature
     o    Change in Gross Generation vs. SP Steam Flow
     o    Change in Gross Generation vs. SP Steam Pressure
     o    Change in Gross Generation vs. SP Steam Moisture
     o    Change in Gross Generation vs. SP Steam NCG Content

                                                             EXECUTABLE COPY



     o    Change in Gross Generation vs. LP Steam Flow
     o    Change in Gross Generation vs. LP Steam Pressure
     o    Change in Gross Generation vs. LP Steam Moisture
     o    Change in Gross Generation vs. VLP Steam Flow
     o    Change in Gross Generation vs. VLP Steam Pressure
     o    Change in Gross Generation vs. VLP Steam Moisture
     o    Change in Gross Generation vs. Generator Power Factor

                                                            EXECUTABLE COPY




                                   EXHIBIT "K"

                                  KEY PERSONNEL

INDIVIDUAL                                    TITLE

Carl Harrell                             Project Manager

Fred McCoy                               Project Engineer

Richard Gast                             Stone & Webster Construction Manager

Peter Dillon                             Resident Engineer

                                                            EXECUTABLE COPY



                                   EXHIBIT "L"

                  OWNER PROVIDED LICENSE AND ROYALTY AGREEMENTS

     Owner represents that it has, or will have when required for the Work, agreements (the "Owner Provided License and Royalty Agreements") with CalEnergy Company, Inc., a Delaware corporation ("CalEnergy"), and Magma Power Company, a Nevada corporation ("Magma"), granting Owner the right to use, and the right to permit Contractor to use, all patents, patent applications, trade secrets, know how and other proprietary information related to the Work that are owned by CalEnergy or Magma.

                                                             EXECUTABLE COPY



                                    EXHIBIT "M"

                               MILESTONE SCHEDULE

MILESTONE                                                     DAYS FROM NTP
Place Turbine/Generator Purchase Order                              15

Complete Initial Site Clearing and Grubbing @ Region 1 IX          135

Turbine/Generator Delivery to Jobsite                              450

Start Commissioning Period                                         520

Energize breaker 52-15                                             548

Mechanical Completion                                              590

Capacity Test Completion                                           610

Substantial Completion                                             638

Final Completion                                                   698

                                                             EXECUTABLE COPY


                                   EXHIBIT "N"

                         FORM OF MONTHLY PROGRESS REPORT

         Each Progress Report shall be a written statement of project status prepared by Contractor for review by project participants. The following items shall be included in monthly reports to be submitted by Contractor.

                      TABLE OF CONTENTS FOR MONTHLY REPORT

1.0      EXECUTIVE SUMMARY -- (CURRENT MONTH)

         A synopsis of project status addressing specific aspects of the Project to include construction, engineering, procurement, and start-up.

2.0      SUMMARY OF PROGRESS AND STATUS OF ENGINEERING, PROCUREMENT AND
         CONSTRUCTION

         2.1    Current Month

         A synopsis of the Project progress completed as of the current month. Reporting format shall be based on completion of Milestones and construction, engineering (organized by discipline), procurement (issuance of purchase orders), shipment of materials and equipment to the Site, training and start-up.

         2.2      Next Month

         The expected progress for the Project in the next thirty days shall be provided in outline form based on construction, engineering, procurement, shipment, training and start-up.

3.0      MEETING STATUS

         A summary of major meetings for the current month identifying the date and the attendees and including a one or two-sentence summary of anticipated topics of discussion for the next month and schedule for next month meeting date.

4.0      PRIORITIES/ISSUES/CONCERNS

         Identification and evaluation of problem areas that are anticipated to have a material effect on the working schedule or that may, in the opinion of Contractor, require a modification of EXHIBIT "A" to the Contract.

5.0      SCHEDULE UPDATE

                                                             EXECUTABLE COPY


         Report important items and events, such as dates of arrival of Major equipment components, completion of milestones in Exhibit D (Part 1) and M.

         The reports shall be presented in a format used by the Contractor and reasonably acceptable to Owner, such as Microsoft "Project." An updated copy of the working schedule shall be attached to the Progress Report with a written analysis of schedule status, including actual versus planned progress, with reference to the Milestone Schedule and Critical Path Schedule. The schedule shall indicate early, late, and actual curves.

6.0      PERMIT STATUS

         Provide listing of all Contractor Required Permits including current status and the date the permit is to be obtained.

7.0      DRAWING AND PROCUREMENT STATUS

         Provide the updated engineering drawing list, Engineering and Procurement Schedule, and current status as compared to overall schedule.

8.0      PROJECT FINANCIAL STATUS

         The section shall include the billing breakdown for the current month, a comparison of the Progress Payment Schedule with the actual progress payments to date, and financial review of the Project to date.

9.0      PROGRESS PHOTOGRAPHS

         Contractor shall supply color photographs to document progress and to record significant completed elements of work. All photographs shall be dated, captioned and securely fixed to 8 1/2 x 11 sheets of paper; three (3) copies of each photo should be provided.

         Also provide photographs of fabrication of major equipment and site progress. Photographs should be chosen carefully to illustrate progress.

                                                             EXECUTABLE COPY



                                   EXHIBIT "O"

                   FORM OF PARENT GUARANTEE AND LEGAL OPINION

         THIS GUARANTEE ("GUARANTEE"), effective as of [_____________], 1998, by [____________________], a [__________________] corporation ("GUARANTOR"), to and for the benefit of Salton Sea Power L.L.C., a limited liability company organized under the laws of Delaware. ("OWNER").

                              W I T N E S S E T H:

         WHEREAS, Owner proposes to develop, own and operate a 49 megawatt (net) geothermal power plant in Imperial Valley, California (the "PROJECT"); and

         WHEREAS, Owner and [___________________________], a company organized under the laws of [________________] (hereinafter, "CONTRACTOR"), propose to enter into that certain Salton Sea Unit 5 Engineering, Procurement and Construction Agreement dated as of [___________], 1998 (as such agreement may be amended, modified or supplemented from time to time, the "AGREEMENT");

         WHEREAS, Contractor is a wholly owned subsidiary of Guarantor; and

         WHEREAS, SECTION 35.2 of the Agreement requires that this Guarantee be executed and delivered by Guarantor concurrently with the execution of the Agreement;

         NOW THEREFORE, for valuable consideration and as an inducement to Owner to enter into the Agreement, Guarantor covenants with Owner as follows:

         1. Guarantor hereby unconditionally guarantees to Owner the full and timely performance when due and observance when due of all covenants, terms and agreements to be performed and observed by Contractor under the Agreement and all other present or future agreements and instruments between Owner and Contractor in connection with the performance of the Agreement (such obligations of Contractor collectively, the "OBLIGATIONS").

         2. Guarantor covenants to Owner that if at any time Contractor should default in the performance when due and observance when due of, or should commit a breach of, any of the covenants, terms or agreements set forth in the Contract, Guarantor shall, promptly upon written notice by Owner, perform in Contractor's stead, or cause the performance of, such covenants, terms or agreements.

         3. It is expressly understood and agreed by Guarantor that to the extent Guarantor's obligations hereunder relate to obligations of Contractor which require performance other than the payment of money, Owner may proceed against Guarantor to effect specific performance thereof (to the extent such relief is available) or for payment of damages (as limited by the Contract) resulting from Contractor's nonperformance. Guarantor hereby covenants and agrees

                                                             EXECUTABLE COPY



to assume the Agreement and to perform all of the terms and conditions thereunder for the balance of the term thereof should the Agreement be disaffirmed by the Trustee in bankruptcy for Contractor, or at the option of Owner, Guarantor shall, in the event of Contractor's bankruptcy, make and enter into a new Agreement for the balance of the term of the Agreement, which said new Agreement shall be in form and substance identical to the Agreement.

         4. All payments by Guarantor to Owner shall be made in the United States in United States Dollars and shall be paid within thirty (30) days after receipt by Guarantor from Owner of written demand for such payment and shall not be the subject of any offset against any amounts which may be owed by Owner to Guarantor for any reason whatsoever. Each and every default or failure by Contractor in making a payment or otherwise discharging or performing any of the covenants, terms or agreements set forth in the Contract shall give rise to a separate liability of Contractor to Owner and a separate cause of action hereunder and a separate suit may be brought hereunder as each liability or cause of action arises.

         5. Guarantor agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees, which may be incurred by Owner in successfully enforcing this Guarantee, whether by suit or otherwise.

         6. The obligations of Guarantor under this Guarantee shall be irrevocable, absolute and unconditional and shall remain in full force and effect until such time as all the covenants, terms and agreements of any kind or nature whatsoever set forth in the Contract shall have been absolutely and completely discharged and performed; and the obligations of Guarantor shall not be affected, modified or impaired upon the happening from time to time of any event, including without limitation, any one or more of the following (unless based upon performance by Contractor), whether or not with notice to or consent of either the Guarantor or Contractor:

                (a) the compromise, settlement, release, change, modification or termination of any of the covenants, terms or agreements of Contractor set forth in the Agreement;

                (b) the waiver by Owner of the payment, performance or observance of any of the covenants, terms or agreements of Contractor set forth in the Agreement;

                (c) the extension of time for payment of any amounts due or of the time for performance of any of the covenants, terms or agreements of Contractor set forth in the Agreement;

                (d) the modification or amendment (whether material or otherwise) of any covenants, terms and agreements set forth in the Agreement;

                (e) the failure, omission, delay or lack on the part of Owner to enforce, ascertain or exercise any right, power or remedy under or pursuant to the terms of the Agreement or this Guarantee;

                                                             EXECUTABLE COPY


                (f) the fact that Guarantor may at any time in the future dispose of all or any part of its interest in Contractor, or otherwise alter its investment in Contractor in any manner;

                (g) the bankruptcy, insolvency or other similar or dissimilar failure or financial disability of either Contractor or Owner;

                (h) the addition, substitution or partial or entire release of any guarantor, maker or other party (including Contractor) primarily or secondarily liable or responsible for the performance and observance of any of the covenants, terms or agreements set forth in the Agreement or by any extension, waiver, amendment or thing whatsoever which may release a guarantor (other than performance);

                (i) the invalidity, nonbinding effect or unenforceability of any covenant, term or agreement set forth herein or in the Agreement (other than with respect solely to such covenant, term or agreement);

                (j) the addition, substitution, subordination, or partial or entire release of any security for the performance and observancy of any of the covenants, terms or agreements set forth in the Agreement.

         7. Guarantor irrevocably and absolutely waives any and all rights of subrogation, contribution, indemnification, reimbursement or similar rights against Contractor with respect to this Guarantee, whether such rights arise under an express or implied contract or by operation of law, it being the intention of Guarantor and Owner that Guarantor shall not be deemed to be a "creditor" (as defined in Section 101 of the U.S. Bankruptcy Code) of Contractor by reason of the existence of this Guarantee in the event that Contractor becomes a debtor in any proceeding under the U.S. Bankruptcy Code. In addition, Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guarantee by any payment made hereunder or otherwise, until all of the liabilities and obligations of Contractor to Owner under the Agreement shall have indefeasibly been paid in full. If any amount shall be paid to Guarantor on account of such subrogation rights at any time when all such liabilities and obligations shall not have been indefeasibly paid in full, such amount shall be held in trust for the benefit of the Owner and shall forthwith be paid to Owner and applied to such liabilities and obligations, whether matured or unmatured.

         8. Owner shall have the right, in its sole judgment and discretion, from time to time, to make demand for payment or performance and to proceed against Guarantor for recovery of the total of any and all amounts due, or for the performance of any nonmonetary obligation owed, to Owner pursuant to this Guarantee, or to proceed from time to time against Guarantor for such portion of any and all such amounts, or for the performance of any and all such nonmonetary obligations, as Owner may determine.

         9. Except as otherwise specifically provided in this Guarantee, all existing and future indebtedness of Contractor to Guarantor and the right of Guarantor to withdraw any capital invested by Guarantor in Contractor, is hereby subordinated to all Obligations hereby guaranteed.

                                                             EXECUTABLE COPY



Without the prior written consent of Owner, such subordinated indebtedness shall not be paid or withdrawn in whole or in part, nor shall Guarantor accept any payment of or on account of any such indebtedness or as a withdrawal of capital while this Guarantee is in effect. At Owner's request, Guarantor shall cause Contractor to pay to Owner all or any part of such subordinated indebtedness and any capital which Guarantor is entitled to withdraw. Any such payment by Contractor in violation of this Guarantee shall be received by Guarantor in trust for Owner, and Guarantor shall cause the same to be paid to Owner immediately upon demand by Owner on account of Contractor's Obligations hereby guaranteed.

         10. (a) So long as any Obligations are owed to Owner, Guarantor shall not, without the prior written consent of Owner, commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against Contractor. The obligations of Guarantor under this Guarantee shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of Contractor, or by any defense which Contractor may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

                (b) Guarantor shall file, in any bankruptcy or other proceeding in which the filing of claims is required or permitted by law, all claims which Guarantor may have against Contractor relating to any indebtedness of Contractor to Guarantor, and hereby assigns to Owner all rights of Guarantor thereunder. If Guarantor does not file any such claim, Owner, as attorney-in-fact for Guarantor, is hereby authorized to do so in the name of Guarantor or, in Owner's discretion, to assign the claim to a nominee and to cause proofs of claim to be filed in the name of Owner's nominee. The foregoing power of attorney is coupled with an interest and cannot be revoked. Owner or its nominee shall have the sole right to accept or reject any plan proposed in any such proceeding and to take any other action which a party filing a claim is entitled to take. In all such cases, whether in administration, bankruptcy or otherwise, the person authorized to pay such a claim shall pay the same to Owner, and, to the full extent necessary for that purpose, Guarantor hereby assigns to Owner all of Guarantor's rights to all such payments or distributions to which Guarantor would otherwise be entitled; provided, however, that Guarantor's obligations hereunder shall not be satisfied except to the extent that Owner receives cash by reason of any such payment or distribution. If Owner receives anything hereunder other than cash, the same shall be held as collateral for amounts due under this Guarantee.

         11. Guarantor hereby waives and relinquishes all rights and remedies accorded by applicable law to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including without limitation:

                (a) any right to require Owner to proceed against Contractor or any other person or to proceed against or exhaust any security held by Owner at any time or to pursue any other remedy in Owner's power before proceeding against Guarantor;

                (b) the defense of the statute of limitations in any action hereunder or in any action for the collection or performance of any obligations hereby guarantied;

                                                             EXECUTABLE COPY




                (c) any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other person or the failure of Owner to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other person;

                (d) demand, presentment, protest and notice of any kind, including without limitation notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of Contractor, Owner, any creditor of Contractor or Guarantor or on the part of any other person under this or any other instrument in connection with any obligation or evidence of indebtedness held by Owner as collateral or in connection with any Obligations hereby guarantied;

                (e) any defense based upon an election of remedies by Owner which destroys or otherwise impairs the subrogation rights of Guarantor, the right of Guarantor to proceed against Contractor for reimbursement, or both;

                (f) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                (g) any duty on the part of Owner to disclose to Guarantor any facts the Owner may now or hereafter know about Contractor, regardless of whether Owner has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume, or has reason to believe that such facts re unknown to Guarantor, or has a reasonable opportunity to communicate such facts to Guarantor, since Guarantor acknowledges that Guarantor is fully responsible for being and keeping informed of the financial condition of Contractor and of all circumstances bearing on the risk of non-payment of any Obligations hereby guarantied;

                (h) any defense arising because of Owner's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of
Section 1111(b)(2) of the Federal Bankruptcy code; and

                (i) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code.

Without limiting the generality of the foregoing, Guarantor hereby expressly waives any and all benefits which might otherwise be available to Guarantor under California Civil Code Sections 2809, 2810, 2819, 2839, 2845 through 2847, 2849, 2850, 2899 and 3433.

         12. This Guarantee shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, provided, however, that Guarantor may not make an assignment or other transfer of this Guarantee or any interest herein by operation of law or otherwise unless it has obtained the prior written consent of Owner to such assignment or other transfer.

                                                             EXECUTABLE COPY


         13. All notices to Guarantor required to be served under this Guarantee shall be in writing and shall be served by registered mail and shall be addressed as follows:

               [_________________________________________]
               [_________________________________________]
               [_________________________________________]

or at such other address as Guarantor may from time to time designate in writing.

         14. This Guarantee shall in all respects be interpreted, and construed and governed by and in accordance with, the internal, substantive laws of the State of California and the United States of America. All agreements, instruments and notices referred to herein or supplementary hereto shall be prepared, furnished in, and governed, and controlled by the English language. Guarantor irrevocably consents to the jurisdiction of the state and federal courts located in San Diego, California, agrees that any action, suit or proceeding by or among Owner and Guarantor may be brought in any court in San Diego, California, and waives any objection which Guarantor may now or hereafter have regarding the choice of forum whether on personal jurisdiction, venue, forum non convenience or on any other ground (except that Guarantor may remove the action to the Federal District Court in the Southern District of California). Guarantor irrevocably consents to the service of process outside of the territorial jurisdiction of such courts by mailing copies thereof by registered or certified United States mail, postage prepaid, to Guarantor's last known address as shown in the records of Owner with the same effect as if Guarantor were a resident of the State of California and had been lawfully served in such state. Nothing in this Guarantee shall affect the right to service of process in any other manner permitted by law. Guarantor further agrees that final judgment against it in any action or proceeding shall be conclusive and may be enforced in any other jurisdiction within or outside the State of California by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of such judgment.

         15. Guarantor represents, covenants and agrees to and with Owner that:

                (a) the execution and delivery of this Guarantee and its performance have been duly authorized by all necessary corporate action on the part of Guarantor;

                (b) this Guarantee is the legal, valid and binding obligation of Guarantor, enforceable against it in accordance with its terms, subject to the application of bankruptcy and similar laws and of general equitable principles;

                (c) the execution, delivery and performance of the Guarantee will not violate any law or any provision of any security issued by the Guarantor or of any agreement, instrument or undertaking to which the Guarantor is a party or by which it or any of its property is bound, and do not require any license, consent or approval of any governmental authority; and

                                                             EXECUTABLE COPY


                (d) except as may be disclosed in writing to Owner, no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the undersigned's knowledge, threatened by or against the Guarantor or any of its subsidiaries or against any of such parties' properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the ability on the Guarantor to perform its obligations hereunder.

         16. Guarantor agrees that:

                (a) It will maintain in full force and effect all consents of any governmental or other authority that are required to be obtained by it with respect to this Guarantee and will obtain any that may become necessary in the future.

                (b) It will comply in all material respects with all applicable laws and orders to which it may be subject if failure so to comply would materially impair its ability to perform its obligations under this Guarantee.

                (c) (i) Quarterly Financial Statements. Guarantor will deliver to Owner, within sixty (60) days after the close of each of the first three quarterly accounting periods in each fiscal year of Guarantor, the consolidated balance sheets of Guarantor and its consolidated Affiliates as at the end of such quarterly period and the related consolidated statements of income, retained earnings and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer or treasurer of Guarantor, subject to normal year-end audit adjustments.

                (ii) Annual Financial Statements. Guarantor will deliver to Owner, within one hundred twenty (120) days after the close of each fiscal year of Guarantor, the consolidated and consolidating balance sheets of Guarantor and its consolidated Affiliates as at the end of such fiscal year and the related consolidated and consolidating statements of income, retained earnings and cash flows for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified, in the case of the consolidated financial statements, by independent certified or chartered public accountants of recognized national standing in the United States.

                (iii) Notice of Default or Litigation. Promptly, and in any event within seven (7) Business Days after the President or Chief Financial Officer of Guarantor obtains knowledge thereof, Guarantor will give to Owner notice of the occurrence of any event or of any litigation or governmental proceeding pending (x) against Guarantor or any of its Affiliates which could affect the business, operations, property, assets, condition (financial or otherwise) or prospects of Guarantor so as to materially and adversely affect the ability of Guarantor to perform its obligations hereunder or (y) with respect to this Guarantee, which event or pending proceeding is likely to materially and

                                                             EXECUTABLE COPY



         adversely affect the business, operations, property, assets, condition (financial or otherwise) or prospects Guarantor and its Affiliates taken as a whole.

                (iv) Other Information. From time to time, such other information or documents (financial or otherwise) regarding Guarantor as Owner may reasonably request and as may be available to Guarantor without undue cost or effort; provided, however, that Guarantor may impose reasonable confidentiality requirements in connection with the disclosure of such information and documents in the nature of those set forth in ARTICLE 27 of the Agreement.

                (d) Upon the occurrence of a default by Guarantor (i) in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit, and the outstanding amount or amounts in default with respect to Guarantor exceeds [____________________] Dollars ($[__________]) in the aggregate; or (ii) in the payment of any amount due under any guarantee of any agreement or obligation of the type and in the amount described in the foregoing clause (but in either case, only if the holder of the obligation concerned exercises its right to accelerate the maturity of the indebtedness evidenced thereby and such indebtedness is not promptly paid or promptly deposited into an escrow account satisfactory to the Owner), Guarantor shall be obligated immediately to provide a performance bond in the amount of [____________________] Dollars ($[__________]) to secure the obligations of Guarantor hereunder or provide such other security for the performance of this Guarantee as shall be acceptable to Owner. [TO BE DETERMINED BASED ON PROPOSED GUARANTOR'S TANGIBLE NET ASSETS.]

                (e) Guarantor shall not sell, assign, transfer, convey, mortgage, encumber, hypothecate, pledge or otherwise dispose of or grant any interest in Contractor.

                (f) At all times during the effectiveness of this Guarantee, Guarantor shall maintain Tangible Net Assets (as hereinafter defined) of not less than [____________________] Dollars ($[__________]). [TO BE DETERMINED
BASED ON THE PROPOSED GUARANTOR'S TANGIBLE NET ASSETS.] Any failure of Guarantor to maintain Tangible Net Assets of not less than [____________________] Dollars ($[__________]) [To be determined based on the proposed Guarantor's Taxable Net Assets.] shall be deemed a default hereunder whereupon Guarantor shall immediately upon demand by Owner, either (x) pay to Owner [____________________] Dollars ($[__________]) in immediately available funds in full satisfaction of its obligations hereunder, (y) provide to Owner a letter of credit in the stated amount of [____________________] Dollars ($[__________]) from a financial institution satisfactory to Owner and in form and substance satisfactory to Owner, in each case in Owner's sole discretion, to secure the obligations of Guarantor hereunder or (z) provide a performance bond in the amount of [____________________] Dollars ($[__________]) to secure the obligations of
Guarantor hereunder. For purposes of this SECTION 16(F), "Tangible Net Assets" means the excess of the total assets of Guarantor (exclusive of all assets that may be classified as intangible assets) determined in accordance with United States Generally Accepted Account Principals ("GAAP") over the total liabilities of Guarantor determined in accordance with GAAP.

                                                             EXECUTABLE COPY


         17. Termination; Reinstatement of Guarantee.

                (a) Subject to the provisions of SECTION 17(B), this Guarantee shall terminate upon termination of the Agreement, other than a termination resulting from Contractor's breach of the Agreement.

                (b) Notwithstanding the provisions of SECTION 17(A), this Guarantee shall be reinstated if at any time following the termination of this Guarantee under SECTION 17(A), any payment by Guarantor or Contractor under this Guarantee or pursuant hereto is rescinded or must otherwise be returned by Owner or other Person upon the insolvency, bankruptcy, reorganization, dissolution or liquidation of Contractor, Guarantor or otherwise, and is so rescinded or returned to the party or parties making such payment, all as though such payment had not been made. Such period of reinstatement shall continue until satisfaction of the conditions contained in, and shall continue to be subject to, the provisions of this ARTICLE 17.

         16. Any invalid or unenforceable provisions in this Guarantee shall be deemed severed herefrom, and such whole or partial invalidity shall not affect the enforceability or validity of the balance of this Guarantee.

         17. Any capitalized terms used herein and not herein defined shall have the meanings given to them in the Agreement.

         IN WITNESS WHEREOF, Guarantor has caused this Guarantee to be executed as of the date first above written.

                          [PARENT COMPANY],
                          a [_______________________]

                          By: ______________________________________
                              Name: ________________________________
                              Title: _______________________________

                                                             EXECUTABLE COPY



                           FORM OF OPINION OF COUNSEL

                                    TO PARENT

[_______________________________

 _______________________________

 _______________________________

 _______________________________]


Gentlemen:

         We have acted as counsel for [____________________], a [_______________] corporation (the "COMPANY") in connection with the execution and delivery by the Company of the Guarantee dated as of [______________], 1998 (the "GUARANTEE") made by the Company to and for the benefit of Salton Sea Power L.L.C., a limited liability company organized under the laws of Delaware. This opinion is being rendered to you pursuant to the requirements of SECTION 35.2 of that certain Salton Sea Unit 5 Engineering, Procurement and Construction Agreement dated as of [________________] 19[__] by and between the Owner and [____________________________], a [_______________] corporation and wholly-owned subsidiary of the Company.

         In this connection, we have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. In our examination, we have assumed the accuracy of the information furnished to us, the genuineness of all documents submitted to us as original or certified documents, the conformity to original or certified documents of all copies submitted to us as conformed or photostatic copies, the genuineness of all signatures on all documents and the legal capacity of natural persons.

         Based on the foregoing, we are of the opinion that:

         1. The Company (a) is duly organized, validly existing and in good standing as a corporation under the laws of [____________], (b) has the corporate power and authority to own and operate its property and to conduct its business in the manner in which it does and proposes so to do, and (c) is in compliance with its Certificate of Incorporation and Bylaws and any law, treaty, rule or regulation, or any final and binding determination of an arbitrator or order, judgment, decree or other determination of a court or other governmental authority applicable to or binding upon the Company ("REQUIREMENT OF LAW").

                                                             EXECUTABLE COPY


         2. The Company has the corporate power and authority to execute, deliver and perform the Guarantee and has taken all necessary corporate action to authorize the execution, delivery and performance of the Guarantee. The Guarantee has been duly executed and delivered on behalf of the Company and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity) provided, however, that such equitable principals will not substantially interfere with the practical realization by the Owner of the benefits of the Guarantee.

         3. The execution, delivery and performance of the Guarantee will not violate any Requirement of Law or any provision of any security issued by the Company or of any agreement, instrument or undertaking to which the Company is a party or by which it or any of its property is bound, and do not require any license, consent or approval of any governmental authority.

         4. No litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the undersigned's knowledge, threatened by or against the Company or any of its subsidiaries or against any of such parties' properties or revenues which, if adversely determined, would be reasonably likely to have a material adverse effect on the business, operations, property or financial condition of the Company or any of its subsidiaries.

                                Very truly yours,

                                _______________________________________

                                  EXHIBIT "P"

                                                             EXECUTABLE COPY


                                PRODUCTION INPUTS

The following are the Production inputs. Information on required quantities of each input will be found in the following references:


INPUT                                    REFERENCE DOCUMENT
-----                                    ------------------

Brine                                    Exhibit A, Attachment 5
                                         Exhibit B, Drawing 08051-J-0108 A

Standard Pressure Steam                  Exhibit A, Attachment 5
                                         Exhibit B, Drawing 08051-J-0108 A

Hydrochloric Acid (2% and 32%)           Exhibit B, Drawing 08051-J-0110 A

NORMS                                    Exhibit B, Drawing 08051-J-0110 A

Lime (95% Active CaO)                    In quantities requested by
                                         Contractor for precipitation of Silica

Flocculant                               In quantities requested by
                                         Contractor for precipitation of
                                         dissolved solids.

Cooling Tower Chemicals                  As required by Owner for proper
                                         water quality control.

Firewater                                Exhibit A, Section 10.13

Compressed Air                           Exhibit A, Section 10.15

Potable Water                            Exhibit A, Section 10.14

Service Water                            Exhibit A, Section 10.14

Electrical feed from                     In quantities requested by
Units 3&4 at 13.8 kV                     Contractor in order to start up Unit 5

                                                             EXECUTABLE COPY


                                   EXHIBIT "Q"

                    SPARE PARTS TO BE PROVIDED BY CONTRACTOR

The following Spare Parts are included in the Contract Price:

Turbine/Generator Spare Parts

One (1) turbine rotor, fully bladed with enclosed metal rotor stand

One (1) set of stationary blades

Circulating Water Pump

One (1) complete, warehouse spare, vertical turbine, circulating water pump with motor. Pump body shall be carbon steel with heavy duty epoxy lining.

                                                              EXECUTABLE COPY

                                  EXHIBIT "R"

                                   UNIT RATES

         If a Change Order will be performed at unit rates under Section 17.4.1 or 17.4.2 of the Contract, the following rates shall apply:

         Stone & Webster will charge the following fixed hourly rates for the time of personnel engaged on such Work. These rates include employee salaries, benefits, overhead, fee, payroll taxes along with estimated allowances for non-local communication, postage, computer and reprographic charges. Rates are firm for Work performed through the December 1999 billing period at which time the rates will be subject to annual adjustment (not to exceed the percentage increase in the Consumer Price Index, all items, from August 1998 to December
1999). The job titles are representative of titles in each of Stone & Webster's classification codes. A complete listing is available upon request.



Classification                                                                                               Billing
Code                                          Representative Titles                                           Rate
--------------                                ---------------------                                          --------

A          Senior Manager, Project Manager, Construction Manager, Chief Engineer, Superintendent, Senior      $135.00
           Engineering Specialist, Sr. Site Manager
B          Manager, Sr. Lead Engineer/Scientist, Technology Specialist, Senior Project Engineer, Project      $113.00
           Engineer 2, Chief Estimator
C          Lead Engineer/Scientist, Asst. Superintendent, Asst. Site Manager, Asst. Manager, Principal         $97.00
           Engineer/Architect, Lead Task Engineer, Principal Estimating/Project Controls Engineer,
           Design Supervisor, Engineering Specialist
D          Supervisor, Sr. Contract Administrator, Senior Engineer/Architect, Principal/Task Scientist,        $82.00
           Sr. Resident Engineer, Sr. Engineering Assistant
E          Engineer 2, Sr. Scientist, Sr Lead Designer, Lead Programmer/Analyst, Asst. Supervisor,             $75.00
           Resident Engineer, Contract Administrator, Sr. Purchasing Agent, Sr. Estimating/Project
           Controls Engineer
F          Construction Engineer, Sr. Accountant, Sr. Consultant, Engineer 1, Scientist, Sr. Designer,         $70.00
           Sr. Administrator, Sr. Analyst, Sr. Inspector, Sr. Specialist, Estimating/Project Controls
           Engineer 2
G          Asst. Sr. Constr. Engineer, Sr. Safety Engr., Sr. Mat'l Controller, LP Nurse, EM Tech.,             $59.00
           Accountant, Sr. Buyer, Programmer/Analyst, Designer, Administrator, Estimating/Project
           Controls Engineer 1
H          Asst. Constr. Engineer, Timekeeper, Buyer, Sr. Drafter, Admin. Assistant, Inspector 1, Sr.          $49.00
           Technician, Editor Writer, Expediter 2
I          Safety Engineer, Party Chief, Paramedic, Drafter, Sr. Technical Assistant, Sr. Aide,                $41.00
           Technician
J          Surveyor, Asst. Accountant, Asst. Auditor, Clerk, Jr. Drafter, Aide, Technical Assistant            $34.00


                                                             EXECUTABLE COPY


Also in accordance with Stone & Webster's usual practice, expenses incurred for the benefit of such Work including travel and living expenses of personnel away from their home office, subcontractor costs (with a 5% administrative handling charge applied), and any other direct costs incurred in connection with the services will be charged. As noted above, non-local communication, postage, computer and reprographic charges are included in the hourly rates and will not be directly billed.

In addition to the Rate Table above, all other Work shall be invoiced as follows:

An amount equal to Contractor's direct costs resulting from such Change In Work less any savings or costs not incurred due to such delay, plus, for profit and overhead, a fee equal to fifteen percent (15%$) of such costs, if such direct costs (less savings or costs not incurred) are less than or equal to $10,000 or equal to ten percent (10%) of such costs, if such direct costs (less savings or costs not incurred) are greater than $10,000.

                                                             EXECUTABLE COPY


                                   EXHIBIT "S"

                               WARRANTY PROCEDURES

1. Where Owner determines that an immediate need exists or has agreed in accordance with the terms of the Contract to take corrective action, and upon notifying Contractor as set forth in SECTION 18.7 of the Contract, Owner may undertake corrective action, but Contractor reserves its right to investigate and determine the eligibility of such warranty claims. An "immediate need" is a situation when there is a threat of imminent harm to persons or property or a situation that could imminently adversely impact operating cash flow revenues generated by the Project or the Existing Plants.

2. Where Owner does not take corrective action under paragraph (1) above, Owner shall notify Contractor in accordance with SECTION 18.7 of the Contract and provide documents per paragraph (3) below, together with a written cost estimate of the corrective action required. Within seven (7) days after receipt of said documents and cost estimate, Contractor shall investigate the defect and shall issue written instructions to Owner on the corrective action to be undertaken, or Contractor shall undertake corrective action by its own employees or agents.

3. The following procedures shall be observed in all Contractor warranty claims for the Project in connection with which Owner has independently taken corrective action as identified in paragraph (1) above:

         (a) A failure report, which shall contain technical and logistical information sufficiently detailed to enable Contractor to assess the damage of the Work and to evaluate appropriate corrective action in the form as agreed to by Owner and Contractor, shall be provided by Owner within a reasonable period of time after the occurrence of any event giving rise to a warranty claim.

         (b) Warranty claims shall be submitted in accordance with paragraph (e) below, and shall include, as a required minimum, the following documents:

                  (i) applicable failure report;

                  (ii) list of equipment and materials purchased or used in accomplishing the repair, schedule of operations, and subcontractors hours applicable to each claim, and a copy of any internal work orders or purchase orders prepared in connection with each such claim;

                  (iii) Owner's maintenance and repair records with respect to the equipment for which the claim is being made, including the manufacturer/vendor part number and serial number and the identification by part number and serial number of the next major assembly call out (such as, but not limited to, turbine, generator, electrical cabinet); and

                                                             EXECUTABLE COPY


                  (iv) copies of invoices received or prepared for costs and expenses claimed.

         The documentation to be provided pursuant to paragraphs (b) (ii) and
(b) (iii) above, shall be in a form reasonably acceptable action during any calendar month shall be submitted to Contractor.

         (c) All warranty claims pertaining to failure of the equipment for which Owner has independently undertaken corrective action during any calendar month shall be submitted to Contractor on or before the last day of the following calendar month. Claims shall be paid by Contractor on a net 30 day basis. Work performed by Owner under a warranty claim shall be billed on a time and materials basis as further defined below:

         (d) "Time and Material" in connection with a warranty claim is defined as follows:

                  (i) With respect to "Time," the product of 110% of the normal hourly wage (including fringe benefits, insurance and taxes) Owner pays with respect to its particular employee (not including overhead) multiplied times the number of hours each employee performed the particular.

                  (ii) With respect to "Material," 110% of the actual purchase price paid by Owner or an Affiliate to a third party for the materials incorporated or consumed in connection with the Work; and

                  (iii) With respect to Work performed by a subcontractor (other than an entity which directly or indirectly controls, is controlled by, or is under common control with, Owner, Work done by any such entity being deemed Work done by Owner through its own employees for purposes of this definition), 110% of the actual amount paid by Owner to the subcontractor for such Work.

         (e) Accounting settlement between Owner and Contractor due to warranty claims shall occur on a quarterly basis.

         (f) Owner shall maintain adequate records to support all warranty claims and allow a Contract audit of warranty claims upon not less than ten (10) days' notice.

                                                             EXECUTABLE COPY


                                   EXHIBIT "T"

                                 SALES CONTRACTS

1. Transmission Service Agreement, dated April 14, 1998, between Imperial Irrigation District and Salton Sea Power L.L.C.;

2. Plant Connection Agreement, dated April 14, 1998, between Imperial Irrigation District and Salton Sea Power L.L.C.;

3. Construction Agreement, dated April 14, 1998, between Imperial Irrigation District and Salton Sea Power L.L.C.; and

4. Distribution Service Agreement, dated April 14, 1998, between Imperial Irrigation District and CalEnergy Minerals LLC.

                                                            EXECUTABLE COPY


                                   EXHIBIT "U"

                   FORM OF ASSIGNMENT CLAUSE FOR SUBCONTRACTS

         Capitalized terms used in this EXHIBIT "U" have the meanings given thereto in the Contract of which this EXHIBIT "U" is attached.

         [Subcontractor/Vendor] under this [description of subcontract/purchase
order] with        hereby, in the event of a default by Contractor under, or the expiration or termination of, the Salton Sea Unit 5 Engineering Procurement and Construction Contract, dated August __, 1998, between Salton Sea Power L.L.C and Contractor, consents to the assignment of `s rights and guarantees in this [subcontract/purchase order] by _________________ to [Owner] , its assigns and/or its lenders and their respective assigns and agrees that our warranties and obligations hereunder shall inure to the benefit of such parties, all as if such parties were a party to this [subcontract/purchase order].

                                                             EXECUTABLE COPY

                                  EXHIBIT "V-1"

                          CONTRACTOR ACQUIRED INSURANCE

Contractor shall maintain or cause to be maintained the following types of insurance subject to the general provisions included in Exhibit "V-3":

(1)      Insurance Against Accidents to Workmen.

         Contractor shall maintain employer's liability and, to the extent required by Applicable Law, workers' compensation insurance during the entire time that any persons are employed by them on the Site in connection with the Project.

(2)      Motor, Marine and Aviation Insurance.

         Contractor shall at all times keep in force the following additional insurance in as far as they may be applicable:

         (a) Policies of motor insurance in respect of all mechanically propelled vehicles used on public highways or in any circumstances such as to be liable for compulsory motor insurance in accordance with Applicable Law of California. The limit of liability shall not be less than US$5,000,000 per occurrence.

         (b) Marine policies in respect of all floating craft and plant or marine platforms, if applicable, covering loss of or to such items and liability arising out of their use to include not only the hull value thereof, but also the cost of removing the same in the event of sinking, whether or not the same is declared a total loss, and including protection and indemnity and third-party liability cover to an amount equal to the hull value and estimated cost of removal in the event of sinking, or US$5,000,000, whichever be the greater.

         (c) Policies of aircraft insurance in respect of all aircraft owned, hired or chartered for use, if any, and hull and aviation liability shall be arranged. The limit of liability shall not be less than US$5,000,000 per occurrence.

(3)      All Other Insurance Required by Applicable Law.

(4) Insurance providing coverage for Contractor's own equipment being used at the Site and not becoming permanent works of the Site.

                                     V-1-1

                                                             EXECUTABLE COPY

                                  EXHIBIT "V-2"

                            OWNER ACQUIRED INSURANCE

                   SCHEDULE OF MINIMUM INSURANCE REQUIREMENTS

Owner shall maintain or cause to be maintained the following types of insurance, subject to the general provisions included in Exhibit "V-3".

(1) Ocean Marine Cargo Insurance ("OMC") covering imports of plant, equipment, machinery and materials to the Project site.

         (a) Cover is to be on the basis of Institute Cargo Clauses (A) plus war plus strike, riot and civil strife, perils and should include a minimum of 60 days of storage on or off the Project site. The 60-day storage provision may be included in the contractors all risks insurance. The sum insured with respect to each shipment shall not be less than the value of all plant, equipment and supplies, plus insurance and freight
                  (CIF), with respect to such shipment. OMC coverage to include all voyages (land, water or air) and attaches from the time of leaving the manufacturers'/suppliers' warehouses (including inland marine), to final Project Site.

                  The OMC policy shall carry a 50/50 hidden damage provision.

         (b) Deductibles shall not be greater than $50,000 for any one shipment.

         (c) Owner shall have obtained such OMC coverage on or prior to the date on which the exposure to the risk covered by the OMC coverage arises.

                  The only permissible cancellation is as follows: (i) cancellation on 7 days' notice for war, strikes, civil commotion, (ii) cancellation on 48 hours' notice for strikes, riots, and civil commotion preventing passage to or from the United States, and (iii) cancellation on 10 days' notice for non-payment of premium. The policy may be subject to the Five Powers Clause.

         (d) Coverage to continue during storage until CAR policy is in force.

         (e)      This coverage required only if applicable.

(2) Contractors All Risks ("CAR") insurance covering loss or damage to the Project during the construction, and testing and commissioning periods.

         (a) The policy will include the interest of all parties concerned and is to be on an "all risk" basis including (subject to the sublimits as described below) earthquake, and


                                     V-2-1

                                                             EXECUTABLE COPY


                  flood losses. Coverage shall also include testing, extended maintenance cover for the warranty periods, inland transit and on and off-site storage (to the extent storage coverage is not provided under the OMC policy).

                  The CAR policy and/or separate policies shall also include a third-party liability section with a minimum limit of indemnity of $10,000,000 per occurrence and in the aggregate and should include full cross liabilities, including coverage during the twelve (12) month period following Substantial Completion.

                  Sub-limits are permissible as follow:

                  (i) As respect debris removal, inland transit, storage, express freight, air freight and overtime, Owner shall maintain limits of not less than $10,000,000.

                  (ii) As respects earthquake, and flood and storm (e.g., tsunami, typhoon), riot, strike, and civil strife, Owner shall maintain limits of not less than 50% of insurable limits for direct damage, subject to a maximum limit of $70,000,000.

         (b) Deductibles shall not be greater than $250,000 or 5% of values, whichever is greater, for earthquake, flood, testing, maintenance, subsidence and collapse, and $25,000 for all other losses.

         (c) Owner shall have obtained such CAR coverage on or prior to the date on which the exposure to the risk covered by the CAR coverage arises.

         (d) The only permissible cancellation is as follows: (i) for 10 days non-payment of premium.

(3) Marine Delay in Start-up ("MDSU") and Delay in Start-Up ("DSU") insurance covering a delay in start-up of the Project as a result of damage and admissible claims under the policy during transit to the Site, at any time during construction, testing and commissioning.

         (a) The sum insured is based on an indemnity period of twelve (12) months for interest charges (including additional interest in the event of principal rescheduling as a result of an admissible claim under the policy) and continuing fixed expenses (defined as salaries and benefits, routine and major maintenance, outside services, political insurance premiums, and bank and consultants' fees and other fixed continuing charges incurred by the Project). The sum insured will not include any amounts based on lost profits.

                                     V-2-2

                                                             EXECUTABLE COPY



                  For MDSU, if applicable, the scope of cover follows that of the OMC policy as described in paragraph (1) above. For DSU, the scope of cover follows that of the CAR policy as described in paragraph (2) above.

         (b)      In no event shall the deductible exceed 60 days.

         (c) If applicable, Owner shall have obtained the (i) MDSU coverage at the same time, in the same manner and to be subject to the same conditions as specified for the OMC insurance, and (ii) the DSU coverage at the same time, in the same manner and to be subject to the same conditions as specified for the CAR insurance.

         (d) The MDSU coverage may, at Owner's option, be included in the OMC insurance. The DSU coverage may, at Owner's option, be included in the CAR insurance.

         (e)      MDSU required only if applicable.

(4)      Other Insurance

         (a) Workers' compensation coverage, including United States workers' compensation, if required by Applicable Law.

         (b) Employer's liability of not less than US$1,000,000 per occurrence.

         (c) Automobile liability and physical damage coverage, with respect to owners automobiles at the Site, if any. The limit of insurance shall not be less than US$5,000,000 per accident.

         (d) Aircraft liability, if any, for all Owner owned, hired or non-owned aircraft used in connection with construction of the Project, to the extent not covered under EXHIBIT "V-1."

         (e)      All insurance required by Applicable Law.

         The insurance described in this paragraph (4) shall be obtained on or prior to the date on which the exposure to the risk covered thereby arises or as required by Applicable Law.

                                     V-2-3

                                                             EXECUTABLE COPY


                                  EXHIBIT "V-3"

                          GENERAL INSURANCE PROVISIONS

(1)      All insurance shall be denominated in United States Dollars .

(2) All insurance may be carried through the worldwide insurance programs of Owner or Contractor or their respective Affiliates.

(3) All insurance required to be maintained in EXHIBITS "V-1" and "V-2" shall be endorsed to the effect that Owner, the Financing Entities, the Contractor, any subcontractors and such other persons as Owner may specify in writing shall be included as named insureds thereon (except that Contractor and subcontractors shall not be named insured on MDSU or DSU policies). Third party liability policies shall provide for a cross liability clause. Vendors, suppliers, material dealers and others who merely transport, pick up, deliver or carry materials, personnel, parts or equipment, or any other items or persons to or from the Site shall not be considered "subcontractors" for purposes of insurance coverage and this paragraph (3).

(4) In the event any insurance described herein (including the limits or deductibles thereof), other than insurance required by Applicable Law, shall not be available on commercially reasonable terms in the commercial insurance market for facilities having a similar risk profile, the Parties shall consent to waive the requirement to maintain such insurance to the extent the maintenance thereof is not so available on such terms, but the Parties shall continue to remain obligated to maintain any such insurance up to the level, if any, at which such insurance can be maintained on commercially reasonable terms in the commercial insurance market for facilities with a similar risk profile.

(5)      Loss payable wording shall be reasonably acceptable to the Financing
         Entities.

(6) Unless specified above, no insurance shall be canceled or reduced with respect to the interest of the Financing Entities without 30 days (10 days nonpayment of premium) prior written notice. In the event of cancellation due to nonpayment of premium, the Financing Entities shall have the right to make payments in order to keep insurance in force.

(7) All insurance required to be maintained in accordance with EXHIBITS "V-1," "V-2" and "V-3" shall be placed with financially sound and reputable insurers and with coverage forms acceptable to the Parties and the Financing Entities.

                                     V-3-1

                                                              EXECUTABLE COPY


                                   EXHIBIT "W"

                                  SITE DRAWINGS

Site Layout, Drawing No. 08051 - EM - 1A, Revision 1.

                                                             EXECUTABLE COPY


                                   EXHIBIT "X"

                         OWNER'S LAND RIGHTS AGREEMENTS

1. Those documents, agreements, easements and rights of way listed as items 1, 3, 4, 5, 6, 11 and 13 in Schedule B of the Preliminary Report, dated as of February 23, 1998, by Commonwealth Land Title Company, a copy of which report has been provided to Contractor and is incorporated herein by reference;

2. Those documents, agreements, easements and rights of way listed as items 24, 25 and 26 in Schedule B of the ALTA Loan Policy, dated as of October 17, 1992, by Chicago Title Insurance Company, a copy of which report has been provided to Contractor and is incorporated herein by reference; and

3. Those easements and rights of way depicted on those portions of the 1993 ALTA survey prepared by Tesco Technical Engineering & Surveying Co., which were provided to Contractor by letter dated August 3, 1998 from Vincent Signorotti of CalEnergy Company, Inc. to Mr. Fred McCoy of Contractor.

                                                             EXECUTABLE COPY


                                  EXHIBIT "Y"

                             EXISTING PLANT SCHEDULE

OUTAGE ACCESS

The following Salton Sea units will be available to Contractor for Work, that will or might reasonably be expected to interfere with or disrupt the operations of any such Existing Plant, only during the entire applicable time periods listed below (except as provided in Note 1 below), unless such time periods are modified based on mutual agreement between Owner and Contractor:



                  1999                    UNIT 1            UNIT 2             UNIT 3            UNIT 4
      -------------------------------------------------------------------------------------------------------

      Schedule Downtime
      YEAR 1999
      Duration (Days)                       0                  5                 16                16
      Starting Date & Time                  0            2/20/99 0:00       2/20/99 0:00      2/20/99 0:00
      Ending Date & Time                                 2/24/99 11:59      3/7/99 23:59      3/7/99 23:59
      Duration (Days)                                         11                 0                 0
      Starting Date & Time                               2/25/99 23:59
      Ending Date & Time                                 3/7/99 23:59
      YEAR 2000
      -------------------------------------------------------------------------------------------------------
      Duration (Days)                       21                21                 21                21
      -------------------------------------------------------------------------------------------------------
      Starting Date & Time             2/12/00 0:00      2/12/00 0:00       2/12/00 0:00      2/12/00 0:00
      -------------------------------------------------------------------------------------------------------
      Ending Date & Time               3/4/00 11:59      3/4/00 11:59       3/4/00 11:59      3/4/00 11:59
      -------------------------------------------------------------------------------------------------------


Note 1: For each of the above outages, the first 24 hours of such period will be used to cool down the brine system and the last 24 hours of such period will be used to heat up such brine system, which activities will take precedence and may limit activities by Contractor.

                                                             EXECUTABLE COPY


                                 EXHIBIT "Z"

                                    RESERVED

                                                             EXECUTABLE COPY


                                  EXHIBIT "AA"

                              OWNER FURNISHED ITEMS

Equipment*

One (1) Diesel Generator Set, Complete
Three (3) Existing Brine Injection Pumps with VFD's
Three (3) Existing Brine Booster Pumps (to be modified by Contractor) Two (2) Filter Feed Pumps
Seven (7) Acid Mixing Spools
Spare/Unused Motor Starters on Unit 3 Emergency Bus 306

Miscellaneous Materials

Common backfill material (from land designated by Owner near the Project or the Existing Plants) not to exceed 30,000 cubic yards. Contractor shall be responsible for excavating such material and moving it to the site. No guarantee regarding suitability is intended or implied by Owner. Contractor must verify suitability of material with respect to its intended use.

Ten (10") inch diameter used drill casing for use as pipe piles. Contractor agrees to pay Owner for the cost of cleaning such pipe for such use.

Documentation

Brine PVT Program

*  See Exhibit A for more specific description.

Note: All equipment and material furnished by Owner shall be free of contamination.

                                                            EXECUTABLE COPY



                                  EXHIBIT "AB"

                                    Reserved

                                  EXHIBIT "AC"

                                    Reserved

                                                                 EXECUTABLE COPY


                                  EXHIBIT "AD"

                            CALENERGY SAFETY PROGRAM

SAFETY


Contractor employee's shall adhere to safety requirements of Owner at all times, during the performance of this contract, while on Owner premises (Reference Appendix A). Contractor employees shall attend safety training indoctrination with Owner's Safety Department prior to commencement of work on Owner premises. Contractor shall supply all Contractor employee's with required safety equipment. Contractor and its employee's shall follow all federal, state, and local laws, rules, regulations, or ordinances (collectively, "Applicable Law"). Contractor is responsible to maintain all necessary items for worker communication and CAL OSHA Incident Prevention Program (SB198). In the course of doing business, Owner purchases and generates hazardous materials. During the course of performing contracted activities, Contractor employee's may work directly or indirectly with one of these materials. Specific hazardous materials produced at Owner's facilities are:

     1. Geothermal Scale
     2. Geothermal Brine
     3. Geocrete

Once removed, these materials are classified by Owner as California Hazardous Wastes. Attached are copy(ies) of Owner's Material or Information Safety Data Sheet(s) for materials relevant to this Contract activities.

In the course of performing contracted activities, Contractor will be responsible for performing contracted activities and protecting Contractor employees against exposures to all hazardous materials as required by applicable regulations, including California Title 8 and Federal 29 CFR. In order of regulatory preference, methods for limiting employee exposure to hazardous materials are:

     1. Engineering Controls

     2. Administrative Controls

     3. Personal Protective Equipment (?PPE?)

Contractor will be responsible for designing, implementing, and enforcing any exposure protective controls required during the performance of the contracted activities. Owner has established minimum standards for Owner employee's and Contractor may use this standard as a guide (Reference Appendix B). Owner?s PPE Standard was prepared without specific and detailed knowledge of how Contractor performs the contracted activities. Contractor shall provide additional PPE Standards, in excess of Owner's standard, as Contractor activities may require in order to comply with applicable regulatory exposure standards.

Contractor, not Owner, shall be legally and financially liable if Contractor's employees are endangered by exposure to hazardous materials or are otherwise injured while performing contracted activities. Contractor shall indemnify and hold Owner harmless from and against any third party claims or other loss suffered by Owner (including attorneys fees) relating to Contractor activities.

                                                                 EXECUTABLE COPY


Contract activities covered under Owner's Personal Protective Equipment (PPE)
Standard:

    Activity                 Hazardous Material         Exposure Path
    --------                 ------------------         -------------

    Hydroblasting         Geothermal Scale Aerosol      Inhalation
                           Geothermal Scale Spray       Inhale/Ingest

    Welding                     Welding Fumes           Inhalation
                           Geothermal Scale Fumes       Inhalation

    Sandblasting               Blasting Media           Inhalation
                           Geothermal Scale Dust        Inhalation

    Scaffold Bldg.         Geothermal Scale Dust        Inhalation



FITNESS FOR DUTY PROGRAM


The use, possession, concealment, transportation, promotion or sale of the following items or substances is strictly prohibited from all premises by Owner, Contractor and other invitees:


ILLEGAL DRUGS

ILLEGAL DRUGS, CONTROLLED SUBSTANCES, LOOK-ALIKE, DESIGNER AND SYNTHETIC DRUGS AND ANY OTHER DRUGS WHICH MAY AFFECT AND EMPLOYEE'S SENSES OR MOTOR FUNCTION. With respect to the substances described in this paragraph A, it shall be a violation of this policy for any employee, or other invitee, to report for duty, come on Owner premises, or work while having a detectable amount of any of these substances in the person's system.


ALCOHOLIC BEVERAGES

Alcoholic beverages - except as specifically authorized by Owner in advance. With respect to alcohol, it shall be a violation of this policy for any employee or invitee to report for duty, come on the premises of Owner or its affiliates, or work while under the influence of alcohol.


FIREARMS, WEAPONS, AND EXPLOSIVES

Firearms, weapons, explosives and ammunition - except as specifically authorized by Owner in advance.


UNAUTHORIZED ITEMS

     o Stolen Property
     o Drug Paraphernalia

                                                                 EXECUTABLE COPY

ENVIRONMENTAL CLEAN-UP

Contractor is responsible for the prompt cleanup of the work area to the reasonable satisfaction of Owner. Contractor's cleanup responsibilities shall include (without limitation):

     A. Removal of Contractor equipment and supplies.

     B. Removal of Contractor generated trash.

     C. Clean up of Contractor generated ?Hazardous Waste? (drums, recycle oil, etc.,) including without limitation, cleanup of ground contamination due to oil spills, tank overflows, or other cleaning activity

     D. Any other items found that are a result of or related to the Contractor?s activity.

        "Hazardous Waste? is defined to be any substance, constituent or waste subject to environmental regulation under any applicable federal, state, or local law, rule, regulation, or ordinance (collectively, ?Applicable Law?).

Contractor has the responsibility for the cleanup and disposal of Hazardous Waste in accordance with all Applicable Law, and will indemnify and hold Owner harmless for any and all costs or losses suffered by Owner in connection with such Hazardous Waste. Copies of any completed manifest(s) for shipping Hazardous Waste to treatment or disposal facilities shall be given to Owner, as proof of completion. Contractor shall promptly cleanup the area at his expense; and Owner shall retain ten (10) percent of contract amount until (mutually agreed) completion of such cleanup and disposal activities.


BARREL REMOVAL


Contractor will be responsible for the proper removal/disposal of all Contractor barrels/containers from work site and Owner reserves the right to hold all payments due Contractor until such time that all barrels/containers have been properly removed by mutual agreement.

                                                                 EXECUTABLE COPY


                               OUTSIDE CONTRACTOR
                                  REQUIREMENTS

REQUIREMENTS THAT MUST BE MET BEFORE AN OUTSIDE CONTRACTOR
CAN BEGIN WORK.

1. CALL PURCHASING TO VERIFY CERTIFICATE OF INSURANCE (PHONE # (760) 348-4000). IF CONTRACTOR IS NOT ON FILE, CONTRACTOR CAN FAX THE CERTIFICATE OF INSURANCE TO PURCHASING (FAX # (760) 348-2714). FOR OFF-SHIFT OR WEEKENDS, FAX THE CERTIFICATE TO THE FOLLOWING FAX #?S 24 HOURS PER DAY, 7 DAYS A WEEK.

                      VULCAN               (760) 348-4042
                      DEL RANCH            (760) 348-4056
                      ELMORE               (760) 348-4071
                      LEATHERS             (760) 348-4086
                      DRILLING DEPT.       (760) 348-4022
                      UNITS 1,2,3 & 4      (760) 348-4186

2. ISSUE "OUTSIDE CONTRACTOR REGULATIONS" TO CONTRACTOR AND HAVE HIM/HER READ AND SIGN PRIOR TO PERFORMING WORK.

3. SEND SIGNED ?OUTSIDE CONTRACTOR REGULATION? TO SAFETY/TRAINING. IF BUSINESS IS DONE ON WEEKENDS OR OFF SHIFT TIMES SEND DOCUMENT AT THE START OF THE NEXT WORKDAY.

         SEE ATTACHMENT #1

4. CONTRACTOR WILL BE REQUIRED TO RE-SIGN "OUTSIDE CONTRACTOR REGULATION" WHEN CERTIFICATE OF INSURANCE IS RENEWED.

5. IF THE SUB-CONTRACTOR WILL BE USING CALENERGY OR PARTNERSHIP EQUIPMENT, THEY MUST READ AND SIGN THE SUBCONTRACTOR INDEMNIFICATION AGREEMENT. THE USE OF OUR EQUIPMENT BY VENDORS SHOULD BE THE EXCEPTION, NOT THE RULE.

6. SEND SUB-CONTRACTOR INDEMNIFICATION AGREEMENT TO SAFETY/TRAINING. IF BUSINESS IS DONE ON WEEKEND OR OFF SHIFT TIMES SEND DOCUMENT AT THE START OF THE NEXT WORK WEEK.

         SEE ATTACHMENT #2

NOTE: NORMALLY NO OUTSIDE CONTRACTOR IS TO BE ALLOWED ON THE PREMISES OF
      CALENERGY OPERATING COMPANY OR ITS AFFILIATES WITHOUT CERTIFICATE OF INSURANCE. IF CERTIFICATE OF INSURANCE IS NOT OBTAINABLE DUE TO WEEKEND, TIME OF DAY OR HOLIDAY, MANAGEMENT MUST BE CONSULTED BEFORE CONTRACTOR CAN START WORK.

                                                                 EXECUTABLE COPY


                         OUTSIDE CONTRACTOR REGULATIONS

INDEMNIFICATION AGREEMENT


         To ____________________, if you and your company are successful bidders at CalEnergy Company, you and your company will be expected to abide by and enforce the "Safety Regulations for Contractors."

         We are very concerned about the safety and health of all contractor employees. For this reason, successful general contractor will receive an indoctrination in both the general safety rules for the site and any specific rules which are applicable to the plant area in which they will be working. The contracting firm is responsible for assuring that each of their employees on the job has received the safety indoctrination and a plant indoctrination BEFORE beginning work.

         CalEnergy's safety representative and/or construction inspectors may at times be talking with you and your co-workers about the environment in which they will be working. If you have any questions, at any time, contact our representative. They will be more than willing to answer any questions you have and assist you.

The following pages contain the general safety rules required at this site.

WORK SAFELY......




James T. Turner
General  Manager
Imperial Valley Operations

                                                                 EXECUTABLE COPY

                         OUTSIDE CONTRACTOR REGULATIONS


ENTRANCE INTO THE PLANT

Each general contractor must provide each subcontractor with a copy of the "Plant Regulations for Contractors". Each general contractor will be issued a set of numbered badges for his employees and subcontractors. New employees will normally be required to attend a site orientation their first morning on the job.

Contractors approved to work within the plant shall enter through the Main Gate between _____A.M. and _____A.M.; and exit through the Main Gate between _____P.M. and _____P.M. The general contractor's superintendent shall notify the representative, no later than noon of any working day, of weekend or overtime work so that admittance can be arranged. A parking lot is designated for the use of contractors. For reasons of safety, the general contractor's personnel will be denied admittance to areas not necessary for the performance of the job.

Only those persons having a business relationship with the general contractor will be admitted to the job site. The general contractor's superintendent or his representative will come to the Guard Office, register the visitor, and take him to and from the job site. The general contractor's superintendent is responsible for the visitor while in the plant and the visitor must be under contractor supervision escort at all times.

When a plant guard office does not exist, the visitor must report to the plant secretary. The plant secretary will notify the general contractor's superintendent of the arrival of any visitors. Only those persons having a business relationship with the general contractor will be admitted to the job site. The general contractor's superintendent or his representative will come to the plant secretary's office. Register the visitor and take him\her to and from the job site. The general contractor's superintendent is responsible for the visitor while in the plant and the visitor must be under contractor supervisor's escort at all times.

No firearms, explosives, alcoholic beverages, or unauthorized drug are allowed in the plant. Pictures may not be taken on property except with Plant Superintendent's permission.


DEFINITIONS

Visitor - a non CalEnergy (Owner) employee entering into the plant for a short period of time and usually unfamiliar with the procedures within the plant. A visitor must be escorted at all times while within the plant by a Owner employee or by a contractor supervisor approved to work within the plant.

Contractor Employee - a non Owner employee working for a contractor; usually unescorted by an employee while in the plant. The distinction between a visitor and a contractor is that the contractor employee works for a general contractor or subcontractor and has been granted permission to work within the CalEnergy plant.

                                                                 EXECUTABLE COPY

SAFETY INDOCTRINATION AND SAFE WORK PERMITS

The general contractor is responsible for seeing that each contractor employee on each job has received a safety indoctrination and a plant indoctrination BEFORE beginning work. Any contractor employees added after the job starts shall have the same indoctrination. The indoctrination shall be scheduled with the representative BEFORE putting the new employee on the job. Advance communication to the representative by the contractor concerning the need for additional indoctrination may minimize waiting time while the indoctrination are being scheduled. The indoctrination will normally take minutes and will be presented in English. If non-English speaking contractor employees require indoctrination, the contractor is responsible for supplying a translator.


CONTRACTOR SAFETY PROGRAM

General contractors shall submit to the representative a proposal of the safety program to be in effect which shall include all subcontractors. "Tail-gate" safety sessions of 15 - 30 minutes duration each week are mandatory for all contractor employees. The contractor's safety meeting schedule shall be given to the representative so that he may also attend the meeting if desired. The assigned construction inspector, plus the plant superintendent, and/or safety manager may be invited to these meetings to answer questions or discuss a specific topic. The weekly safety meeting course sign-up sheet must be completed. The plant superintendent and/or safety supervisor will verify that the meetings have been conducted.


SAFETY POLICY

All work shall be conducted in accordance with the State of California Construction Safety Orders as covered in the California Administration Code, Title 8, Industrial Relations, and United States Department of Labor Code of Federal Regulations, for Construction and CalEnergy Operating rules, regulations and policy.


SAFETY EQUIPMENT AND CLOTHING

The general contractor shall be responsible for knowing and enforcing special owner area or job rules requiring special personnel protection. This information is usually given with the job specifications as well as in the safety indoctrination. General contractor shall ensure that each contractor employee equipped with the required and approved personal protective equipment and shall enforce its use. Approved shall mean that the equipment is manufactured in accordance with the appropriate American National Standards Institute (ANSI), or the National Institute for Occupational Safety and Health (NIOSH) standard.

ALL CONTRACTOR PERSONNEL SHALL WEAR AN APPROVED HARD HAT AND SAFETY GLASSES AS MINIMUM PERSONAL PROTECTION EQUIPMENT AT ALL TIMES IN AND AROUND THE WORK SITE. HARD HATS SHALL NOT BE ALTERED FOR ANY PURPOSE.

NOTE: If Contractor personnel don't have minimum personal protection equipment, it may be supplied by Owner. Such costs will be charged to the contractor.

Approved safety glasses are the minimum eye protection requirement on all contractor jobs at all times, with exceptions of offices, control rooms, lunch rooms, cafeterias, or in vehicles with enclosed cabs.

                                                                 EXECUTABLE COPY



The wearing of contact lenses is prohibited where eye protection is required unless specifically approved in writing by the representative. If contact lenses are approved, chemical goggles shall also be worn as minimum eye protection in required eye protection areas of the plant.

                                                                 EXECUTABLE COPY



Approved chemical goggles are required for working in or entering certain chemical areas which are posted with signs, or while opening any pipeline regardless of the material contained in the line. All contractor employees working in the vicinity of Brine Steam and chemicals must know where the nearest safety shower and eye bathing facilities are located and how to use these facilities.

A face shield must be worn over safety glasses or chemical goggles when chipping, using grinders, buffers, friction cut-off saws, impact chisels, and steam cleaning. A hood with approved tint lens must be worn whenever welding. Safety glasses must be worn in addition to the hood. Each contractor employee is expected to wear personal clothing that is safe and proper for his job. Contractor employees other than office employees shall wear a minimum of a shirt with sleeves and long trousers while on the job. Conventional leather, or equivalent, shoes in good repair are minimum foot wear in plant areas. (CANVAS SHOES, SNEAKERS, SANDALS, HOUSE SHOES, ETC., DO NOT PROVIDE ADEQUATE PROTECTION AND THEREFORE ARE PROHIBITED.) NO BARE FEET OR THONGS ARE ALLOWED IN THE PLANT. Safety shoes are recommended.

Where there is a danger of falling more than four feet from one level to another, safety belts or harnesses, with lifelines attached, are to be worn by contractor employees where the use of scaffolds with handrails or ladders is impractical. Ladders shall be used only in cases where the operation to be performed does not require excessive force, the person can face the ladder while doing the job, and the ladder is either held by another person or tied off to prevent falling over.


REPORTING EMERGENCIES

All emergencies including chemical spills, gas releases, fires, brine spills and medical should be reported to the plant control operator, safety supervisor and plant superintendent.


POTENTIAL HAZARDS

The general contractor is responsible for ensuring that Contractor Material Safety Data Sheets (MSDS) for all materials the employee will be working with are available at the work site. The general contractor must see to it that all contractor employees read the MSDS Sheets and are aware of all hazards.

CalEnergy Operating Company will have MSDS available for all materials contractor is exposed to.


GAS OR LIQUID RELEASE

If a release occurs which could affect personnel, a contractor verbal notification by a representative or by an announcement over the plant speaker system will be conducted immediately.

When notified of a release, all contractor employees must immediately stop what they are doing and shutdown all operating equipment. They should observe the wind direction then proceed to go cross wind and upwind away from the source of the release to an assembly area. Workmen will evacuate all vessels and tanks. The contractor's supervisor is responsible to assure that all contractor personnel are accounted for and are in secure location.

Personnel in vehicles on the road should proceed with caution to their evacuation area while being observant for emergency vehicles. They shall then assemble in the designated assembly area and remain there until the all clear is given. The representative will determine if work permits must be reissued prior to start of work. Contractor employees should report any discomfort due to gas inhalation to your supervisor.

                                                                 EXECUTABLE COPY


NOTE: It is possible that contractor personnel may be the first people to detect a release problem. If plant conditions change and present potential added risks to the job, pull back to a safe area and ask questions to check the plant status.


FIRE

In the event of notification of a fire, the contractor's supervisor will be responsible for assuring that all contractor employees have evacuated in accordance with the instructions provided in the pre-job safety check. All fires are to be reported immediately regardless of the size. Notify the control operator. Stay on the line until the message is understood and confirmed. Contractors will be expected to furnish fire extinguishers on welding machines. Fire lanes and hydrants shall be kept free at all times.


TRANSPORTATION WITHIN THE PLANT

The contractor must obey all traffic signs. The maximum speed limit is 15 MPH.

The number of people who may ride in a pickup truck is limited to the number of installed and operable seat belt systems in the cab of a standard pickup and two in the cab of a mini pickup plus the number that can be seated on the floor of the pickup bed, or on "built-in" seats. Seat belts in the cab or car must be worn at all times within the plant.


HOUSEKEEPING

The contractor is charged with the responsibility of maintaining "good housekeeping". The work area should be kept as clean as possible during the course of the job. It is absolutely required that the area be left in a safe condition when leaving for the day. No un-barricaded excavations will be left open; hoses left stretched out; welding rod stubs left scattered, etc.

Conditions that can become problems are tripping hazards, pathways blocked, cords or other items left on stairs, ladders not tied off, and material that can fall.


MISCELLANEOUS SAFETY RULES

Horse-play in any form must not be engaged in by anyone in the plant.

Running in the plant is forbidden except in the case of an emergency.

All portable containers such as bottles, jugs, or cans must be labeled as to contents.

Chemicals - solvent, brine, oils must not be dumped into drains, ponds, or on the ground. Disposal of any material must be done with prior approval of operations supervisor.

Contractors must not make inoperative safety devices such as relief valves, deluge valves, electrical and mechanical interlocks, guards, seat belts, etc., except for maintenance and testing with approval of the safety representative.

Before working on rotating equipment, electrical services, opening or tying into pipelines, red danger tagging and lockout procedures must be followed.

                                                                 EXECUTABLE COPY


Red danger tags state that the tagged equipment will not be operated. This means for instance, it is a violation of the standard to try to better close (i.e. operate) a leaking but closed valve. Correct procedure is to contact the person responsible for the tag and get the tag removed prior to any operation.


COMPLIANCE OF SAFETY REGULATIONS

All contractor employees shall observe all safety rules required in the area. It is the general contractor's responsibility to enforce these rules. The general contractor's responsibility extends to all subcontractors and their work force.

Failure of any contractor employee to fully comply with the safety regulations above shall constitute sufficient cause for CalEnergy Operating Company to exclude that contractor employee from the plant site. Upon receipt of notification from CalEnergy Operating Company of such breach of safety regulations and its election to exclude the contractor employee, the general contractor will immediately withdraw the employee from the plant site.

FIRST AID

The following steps should be taken if accident occurs involving injuries.

1. Survey the scene make sure the area is safe for you to enter. Move victim only if hazards for the victim exist.

2.       Check the A,B,C

         A.       AIRWAY            -       Check to see if it is blocked.
         B.       BREATHING         -       Use artificial respiration.
         C.       CIRCULATION       -       Use CPR if necessary.

3. Call E.M.S. (Emergency Medical Service) for help.

         A.       E.M.S.  Phone Number 9-911
         B. WHAT HAPPENED and how many are hurt, also be prepared to give ages and general health of victim if possible.
         C.       Give E.M.S. location of accident:

VULCAN                                      LEATHERS
7001 GENTRY RD.                             342 WEST SINCLAIR RD.
CALIPATRIA, CA 92233                        CALIPATRIA, CA 92233
(760) 348-4030                              (760) 348-4080

DEL RANCH                                   CENTRAL SERVICES
7029 GENTRY ROAD                            480 WEST SINCLAIR ROAD
CALIPATRIA, CA 92233                        CALIPATRIA, CA 92233
(760) 348-4055                              (760) 348-4000

ELMORE                                      DESERT VALLEY Co.
786 WEST SINCLAIR RD.                       3301 WEST HWY 86
CALIPATRIA, CA 92233                        BRAWLEY, CA 92227
(760) 348-4070                              (760) 339-4010

UNITS 1&2                                   UNITS 3 & 4
6920 LACK RD.                               6922 CRUMMER RD.
CALIPATRIA, CA 92233                        CALIPATRIA, CA 92233
(760) 348-4160                              (760) 348-4151

SALTON SEA ADMIN. BLDG.
950 WEST LINDSEY RD.
CALIPATRIA, CA 92233
(760) 348-4000

         D. Know phone number of nearest phone (see above). Always be the last to hang up.

                                                                 EXECUTABLE COPY


              SAFETY PERMIT FOR WORK REQUIRING SPECIAL PRECAUTIONS


-------------------------------------------------------------------------------

Prior to commencing any work, all precautionary measures shall be completed. The Control Operator is responsible for completion and issuance of this permit and indicating all hazards or conditions involved and any protective equipment or measures needed. If the worker(s) have any questions about the safety of the job, the Control Operator should be consulted. The Safety Supervisor may be called for assistance at any time.


                  PINK COPY MUST BE IN POSSESSION AT JOB SITE

--------------------------------------------------------------------------------

  Job Description         Hazardous Conditions         Time       %0(2)     %LEL
--------------------------------------------------------------------------------

                          CALENERGY OPERATING COMPANY
                               SAFETY DEPARTMENT
                                   PHONE LIST


                  BOB POTT

                                    MOBILE              (760) 337-3509
                                    WORK EXT.           (760) 348-4276
                                    HOME (WK DAYS)      (760) 337-1936
                                    HOME (WK ENDS)      (520) 634-4764


                  JIM SULLIVAN

                                    HOME                (760) 344-8492
                                    WORK                (760) 348-4277
                                    BEEPER              (619) 968-2567
                                    SAFETY VAN          (760) 337-3623

                  FRED STEELE

                                    HOME                (760)  348-9728
                                    WORK                (760)  348-4270
                                    BEEPER              (619)  968-2562
                                    MOBILE              (760)  337-3505

                                                                 EXECUTABLE COPY


GEOTHERMAL FILTER CAKE       INFORMATION/SAFETY                  Page 1 of 5
                                DATA SHEET                       June 16, 1997
                                                                 Rev. 3

CalEnergy Operating Company
950 W. Lindsey Rd.
Calipatria, CA  92233
Phone:  (760)348-4000

1. GEOTHERMAL FILTER CAKE (including mixture containing filter cake such as geothermal concrete).

2.  COMPOSITION (Average concentrations)

     Major Elements                     Probable Compound             (Percent)
--------------------------------------------------------------------------------
     Silicon (Amorphous)               (SiO2+Silicates)                  62
     Iron                                (Fe3O4+FeSiO4)                  15
     Barium                               (BaSO4+BaCl2)                   4
     Calcium                              (CaSO4+CaCO3)                   3

     Minor Components                   Probable Compound               (PPM)
--------------------------------------------------------------------------------
     Sodium                                      (NaCl)                6000
     Strontium                                  (SrSO4)                6000
     Manganese                                  (MnSO4)                3500
     Potassium                                    (KCl)                1300
     Arsenic                               (AsS2+FeAs2)                 300
     Copper                                       (CuS)                 250
     Zinc                                         (ZnS)                 130

     Trace Components                   Probable Compound               (PPM)
--------------------------------------------------------------------------------
     Lead                                         (PbS)                  30
     Antimony                                     (SbS)                  10
     Beryllium                                    (BeS)                  10
     Cobalt                                      (CoS2)                   4
     Nickel                                       (NiS)                   1.5
     Chromium                                     (CrS)                   1
     Silver                                       (AgS)                   0.4
     Cadmium                                      (CdS)                   0.2
     Radionuclides
         Radium 226                               RaSO4              200 pCi/g
         Radon 222                              Free Rn               40 pCi/g
         Lead 210                                 PbSO4              173 pCi/g
         Radium 228                               RaSO4              160 pCi/g
         Thorium 228                              ThSO4               40 pCi/g

3. CHEMICAL AND PHYSICAL PROPERTIES
         A. General - Filter cake is generated by a controlled precipitation process and is removed from the spent brine stream by filter press, centrifuge or other separation processes. A representative composition is presented below. Because environmental and industrial hygiene regulations are compound specific, the probable compounds in the filter cake are also presented above.

                                                                 EXECUTABLE COPY


GEOTHERMAL FILTER CAKE       INFORMATION/SAFETY                  Page 2 of 5
                                DATA SHEET                       June 16, 1997
                                                                 Rev. 3

         B. Appearance - A very fine powder-type material, color is light green, however, the color can range from a light rust color to black. Average particle size is less than 10 microns.

     DENSITY:  Average - 2200 lbs/cubic yard
     SOLUBILITY IN WATER:  Insoluble in water
     ODOR:  None have been noticed

4. FIRE AND EXPOSITION HAZARD DATA
         No hazard due to fire or explosion expected

5. REACTIVITY DATA
         STABILITY:  Material is stable under ordinary conditions
         INCOMPATIBILITY:  No incompatibilities have been noticed
         HAZARDOUS DECOMPOSITION PRODUCTS: At very high temperatures the materials may emit sulfur oxide gases and metal fumes.
         HAZARDOUS POLYMERIZATION:  No polymerization will occur

6. EXPOSURE GUIDELINE
       A review of exposure guidelines for all the components of filter cake was performed. Atmospheric levels should be maintained below the following exposure standards:

   Arsenic:     OSHA PEL:  TWA 0.01mg(As)/M3

   Beryllium:   OSHA PEL:  TWA 0.002mg(Cd)/M3

   Cadmium:     OSHA PEL:  TWA 0.2mg(Cd)/M3
                OSHA is also proposing new limits for Cadmium (FR, Vol 55, No 25, Feb. 6, 1990, Page 4052)

                OSHA PEL:  TWA   5ug(Cd)/M3 or
                                 1ug(Cd)/M3

   Lead:        OSHA PEL:  TWA 0.05Mg (Pb)/M3

   Nickel:      OSHA PEL:  TWA 1.0Mg(Ni)/M3 (insoluble salts)

                                                                 EXECUTABLE COPY


GEOTHERMAL FILTER CAKE       INFORMATION/SAFETY                  Page 3 of 5
                                DATA SHEET                       June 16, 1997
                                                                 Rev. 3



     Radium: California Department of Health Services (CDOHS) has set air concentration standards, maximum permissible concentrations (MPC), for Radium (Ra) 226 at 5E-11 uCi/ml of air. A significant daughter product of the RA 226 decay chain is Lead 210 which has a MPC value of 1E-10 uCi/ml of air.

                In the Ra 228 decay chain the CDOHS has set the MPC for Ra 228 at 4E-11 uCi/ml of air. A significant daughter product of the Ra 228 decay chain is Thorium 228 which has a MPC value of 6E-12 uCi/ml of air.

                MPC values in the air are based on internal doses due to inhalation. In addition, CDOHS has established external dose limits as follows:

                                                     Rems per Calendar
                                                          Quarter
                                                     -----------------
                Whole Body                                  1.25
                Hand, forearms, feet and ankles            18.75
                Skin of the whole body                      7.5

7.  HANDLING PRECAUTIONS AND PROTECTIVE EQUIPMENT
         These recommended precautions are intended for use during normal operating conditions. Emergency/upset conditions could require additional precautions. (For an explanation of the low, moderate and high potential exposure categories or specific recommendations for your specific operation, contact the Safety Department.)

     EYE
                  Low - Use Safety glasses
                  Moderate/High - Use chemical goggles

     SKIN
                  Low - No precautions other than clean body covering clothing Moderate/High - Use boots and gloves

     INHALATION
                  Low/Moderate/High - Atmospheric levels should be maintained below the exposure guidelines. Use respiratory protection when in filter cake handling operations and areas. Clean or dust clothing, boots and gloves before leaving work area.

                                                                 EXECUTABLE COPY


GEOTHERMAL FILTER CAKE       INFORMATION/SAFETY                  Page 4 of 5
                                DATA SHEET                       June 16, 1997
                                                                 Rev. 3

     INGESTION
                  Use good personal hygiene. Do not consume or store food and drink in the work area. Wash hands before smoking or eating. Clean body covering clothing, boots, and gloves after handling.

     VENTILATION
                  Provide general and/or local exhaust ventilation to control airborne levels below the exposure guidelines.

     PROTECTIVE EQUIPMENT INFORMATION
                  There is no respirator test data available for this material. Data for related materials indicate that the following should be effective types of air-purifying respirators: dusts and radionuclides.

8. EMERGENCY TREATMENT AND MEDICAL NOTES

     EYE
                  Irrigate immediately with water for at least 15 minutes; mechanical effects only

     SKIN
                  Wash off in flowing water or shower

     INGESTION
                  Refer to Physician

     INHALATION
                 Refer to Physician

9. POTENTIAL HEALTH EFFECTS
         This section includes possible adverse effects which could occur if this material is not handled in the recommended manner.

     EYE
                  May cause moderate eye irritation

     SKIN
                  May cause moderate skin irritation

     INGESTION
                  May cause toxic effects

     ACUTE INHALATION:
                  Vapors are unlikely due to physical properties. Excessive exposure may cause irritation of the eyes, upper respiratory tract and lungs.

                                                                 EXECUTABLE COPY


GEOTHERMAL FILTER CAKE       INFORMATION/SAFETY                  Page 5 of 5
                                DATA SHEET                       June 16, 1997
                                                                 Rev. 3

     CHRONIC EFFECTS/CARCINOGENICITY
                  The following components of filter cake are known to The State of California to cause cancer: Arsenic, Cadmium, Beryllium, Nickel, and Radium (decay chain).

     TERATOGENIC EFFECTS
                  There are some positive animal teratogenic tests for several of the components of filter cake.

     REPRODUCTIVE EFFECTS
                  Lead is known to the State of California to cause reproductive toxicity.

     MUTAGENICITY
                  There are some positive mutagenicity tests for several of the components of filter cake.

10.  ENVIRONMENTAL AND DISPOSAL INFORMATION

     ACTION TO TAKE FOR RELEASES:
                  Reclaim all the material which was released. For any filter cake releases refer to CalEnergy Operating Company's Business Plan for local agency notification. If more than 3,300 lbs. of filter cake have been released to the environment, then EPA also has to be notified within 24 hours at 1-800-424-8802 (The National Response Center).

     DISPOSAL METHOD:
                  Filter cake should not be disposed of, but reclaimed and stored in a safe and proper manner. If filter cake needs to be disposed of, contact CalEnergy Operating Company's Environmental Manager.

                                                                 EXECUTABLE COPY

                  PERSONAL PROTECTIVE EQUIPMENT STANDARD (PPE)


These PPE standards are minimum protections only and should not be relied upon as adequate to safeguard the health and safety of Contractor's employees. These PPE standards were prepared without detailed knowledge of how Contractor performs the contracted activities and should be viewed as only a starting point in Contractor's establishment of appropriate protection standards.

I.       GENERAL

         A. Open Area Work: Good housekeeping can play an important role in controlling airborne particulates. Use of designated vacuums with the proper filters to control dust, watering roads and wetting (or soil sealing). Filter cake piles can have a dramatic affect on workers nearby. The use of air should never be used to clean up. Designated respirator zones require 10X PEL half face respirators with HEPA filters.

         B.   Confined Space:

                  1. Cleaning: The confined space shall be cleaned as much as possible before entering (tank washing machine, Butterworth).

                  2. Ventilation: The confined space shall be ventilated prior to and during the time of work.

                  3. Entry Rules: Adhere to all Owner confined space entry rules.

                  4. General Respiratory Protection: Respiratory protection in confined spaces shall be half face 10X PEL HEPA unless hydroblasting, sandblasting, or welding is in progress.

When in a confined space, all occupants shall conform to the respiratory requirements of the job that has the highest PEL factor. For example, if hydroblasting and scaffold building is going on concurrently in the same vessel, all personnel shall wear the same respiratory equipment as the hydroblasters (25X HEPA) using supplied breathing air.

II.      HYDROBLASTING

         A. Open Area Blasting: Both operator and observer shall wear respiratory protection rated to 25X PEL. Two options meet this standard:

                  1. Breath easy helmet and turbo pack with HEPA (AEP 3)
                     filters.

                  2. Full face respirators with HEPA filters (Type H for MSA).

         B. Confined Space: General ventilation in mandatory. Both operator and observer shall wear respiratory protection rated to 25X PEL. Two options meet this standard:

                  1. Breath easy helmet with supplied breathing air.

                  2. Full face respirators with supplied breathing air.

III.     SANDBLASTING CONFINED SPACE

         General ventilation is mandatory. Operator shall use supplied air hood of 100X PEL rating. Man watch shall have respiratory protection of at least 25X PEL (breath easy or full face).

         NOTE: The respiratory protection for the man watch can vary depending on vessel conditions. Consult supervision.

IV.      WELDING

         A. General: Consult Material Safety Data Sheet (M.S.D.S.) for rod or wire. Many manufacturers require or recommend respiratory protection.

         B.   Open Area Welding/Cutting on Process Pipe:

                  1. Position designated fans to blow fumes away from welders breathing zone and use 3M 9970 respirator.

                  2. Breath easy welding helmet and turbo pack with HEPA (AEP 3)
                     filters.

         C.       Confined Space Welding/Cutting:

                  1. 3M 9970 respirator, general and local ventilation. One
                     suction vent shall be provided for each welder and positioned as close as possible to source of fumes. These vents shall discharge outside the vessel.

                  2. General ventilation, breath easy welding helmet and turbo pack with HEPA (AEP 3) filters.

V.       SCALE

         Minimum protective clothing and respirator protection is to be worn when working with scale.

         A. 3m 9970 or MSA Comfo II with Type H filters.

         B. Uniform or Tyvec(Registered Trademark) suits, gloves, and rubber boots.

                                                                 EXECUTABLE COPY

GEOTHERMAL SCALE                INFORMATION/SAFETY               Page 1 of 4
                                    DATA SHEET                   June 16, 1997
                                                                 Rev. 6

CalEnergy Operating Company
950 W. Lindsey Rd.
Calipatria, CA  92233
Phone:  (760)348-4000

1.   GEOTHERMAL SCALE

2.   COMPOSITION    (Average concentration)

     Major Elements                       Probable Compounds         (Percent)
     -------------------------------------------------------------------------
     Silicon (Amorphous)                  (SiO2+Silicates)                  50
     Iron                    (Fe3O4+Fe2O3+FeSiO4+Fe+FeCO3)                  18
     Copper                                 (Cu+CuCl2+CuS)                  10
     Sodium                                         (NaCl)                   5
     Calcium                                 (CaSO4+CaCO3)                   3
     Potassium                                      (KCL)                    3

     Minor Elements                       Probable Compounds         (PPM)
     -------------------------------------------------------------------------
     Aluminum                                   (Silicate)              10,000
     Manganese                                 (MnS+MnSO4)              10,000
     Strontium                                     (SrSO4)              10,000
     Magnesium                                     (MgCO3)               7,500
     Arsenic                                    (As+FeAs2)              30,000
     Barium                                        (BaSO4)               5,000
     Bismuth                                       (Bi2S3)               1,500
     Lead                                            (PbS)               1,000
     Antimony                                     (Sb+SbS)               1,000

     Trace Elements                       Probable Compounds         (PPM)
     -------------------------------------------------------------------------
     Silver                                       (Ag+AgS)                 750
     Cadmium                                      (Cd+CdS)                 500
     Chromium                                  (Cr2(SO4)3)                 500
     Cobalt                                         (CoS2)                 500
     Zinc                                            (ZnS)                 400
     Beryllium                                        (Be)                 100
     Gold                                             (Au)                   2
     Radium 226                                    (RaSO4)            60 pCi/g
     Radium 228                                    (RaSO4)            45 pCi/g
     Other Metals                                                         <100

3.   CHEMICAL AND PHYSICAL PROPERTIES
     APPEARANCE: Scale is a very heterogenous substance, composition will vary. Color ranges from light brown to black with greenish areas.

     DENSITY:  Average - 2300 lbs./cubic yard
     SOLUBILITY IN WATER:  Insoluble in water
     ODOR:  None have been noticed

                                                                 EXECUTABLE COPY

GEOTHERMAL SCALE                INFORMATION/SAFETY               Page 2 of 4
                                    DATA SHEET                   June 16, 1997
                                                                 Rev. 6

4.   FIRE AND EXPLOSION HAZARD DATA
         No hazard due to fire or explosion expected

5.   REACTIVITY DATA
         STABILITY:  Material is stable under ordinary conditions
         INCOMPATIBILITY: No incompatibilities have been noticed. HAZARDOUS DECOMPOSITION PRODUCTS: At very high temperatures the materials may emit sulfur oxide gases and metal fumes
         HAZARDOUS POLYMERIZATION:  No polymerization will occur.

6.   EXPOSURE GUIDELINE
         A review of exposure guidelines for all the components of scale was performed. Atmospheric levels should be maintained below the following exposure standards:

     Arsenic:              OSHA PEL:        TWA 0.01mg(As)/M3

     Beryllium:            OSHA PEL:        TWA 0.002mg(Cd)/M3

     Cadmium:              OSHA PEL:        TWA 0.2mg(Cd)/M3
                           OSHA is also proposing new limits for Cadmium (FR, Vol 55, No 25, Feb. 6, 1990, Page 4052)

                           OSHA PEL:        TWA    5ug(Cd)/M3 or
                                                   1ug(Cd)/M3

     Lead:                 OSHA PEL:        TWA 0.05MG(Pb)/M3

     Radium: California Department of Health Services (CDOHS) has set air concentration standards, maximum permissible concentrations (MPC), for Radium (Ra) 226 at 5E-11 uCi/ml or air. A significant daughter product of the RA 226 decay chain is Lead 210 which has a MPC value of 1E-10 uCi/ml of air.

                           In the Ra 228 decay chain the CDOHS has set the MPC for Ra 228 at 4E-11 uCi/ml of air. A significant daughter product of the Ra 228 decay chain is Thorium 228 which has a MPC value of 6E-12 uCi/ml of air.

                           MPC values in the air are based on internal doses due to inhalation. In addition, CDOHS has established external dose limits as follows:

                                                              Rems per Calendar
                                                                   Quarter
                                                              -----------------
                           Whole Body                                1.25
                           Hand, forearms, feet and ankles          18.75
                           Skin of the whole body                    7.5

                                                                 EXECUTABLE COPY

GEOTHERMAL SCALE                INFORMATION/SAFETY               Page 3 of 4
                                    DATA SHEET                   June 16, 1997
                                                                 Rev. 6

7.   HANDLING PRECAUTIONS AND PROTECTIVE EQUIPMENT
         These recommended precautions are intended for use during normal operating conditions. Emergency/upset conditions could require additional precautions. (For an explanation of the low, moderate and high potential exposure categories or specific recommendations for your specific operation, contact the Safety Department.)

     EYE
                  Low - Use Safety glasses
                  Moderate/High - Use chemical goggles

     SKIN
                  Low - No precautions other than clean body covering clothing; Moderate/High - Use boots and gloves

     INHALATION
                  Low/Moderate/High - Atmospheric levels should be maintained below the exposure guidelines. Use respiratory protection when in scale handling operations and areas. Clean or dust clothing, boots and gloves before leaving work area.

     INGESTION
                  Use good personal hygiene. Do not consume or store food and drink in the work area. Wash hands before smoking or eating. Clean body covering clothing, boots and gloves after handling.

     VENTILATION
                  Provide general and/or local exhaust ventilation to control airborne levels below the exposure guidelines.

     PROTECTIVE EQUIPMENT INFORMATION
                  There is no respirator test data available for this material. Data for related materials indicate that the following should be effective types of air-purifying respirators: dusts and radionuclides.

8.   EMERGENCY TREATMENT AND MEDICAL NOTES

     EYE
                  Irrigate immediately with water for at least 15 minutes.
     SKIN
                  Wash off in flowing water or shower
     INGESTION
                  Refer to Physician
     INHALATION
                  Refer to Physician

                                                                 EXECUTABLE COPY

GEOTHERMAL SCALE                INFORMATION/SAFETY               Page 4 of 4
                                    DATA SHEET                   June 16, 1997
                                                                 Rev. 6

9.   POTENTIAL HEALTH EFFECTS
         This section includes possible adverse effects which could occur if this material is not handled in the recommended manner.

     EYE
                  May cause moderate eye irritation

     SKIN
                  May cause moderate skin irritation

     INGESTION
                  May cause toxic effects

     ACUTE INHALATION:
                  Vapors are unlikely due to physical properties. Excessive exposure may cause irritation of the eyes, upper respiratory tract and lungs.

     CHRONIC EFFECTS/CARCINOGENICITY
                  The following components of scale are known to the State of California to cause cancer: Arsenic, Cadmium, Beryllium and Radium (decay chain).

     TERATOGENIC EFFECTS
                  There are some positive animal teratogenic tests for several of the components of scale.

     REPRODUCTIVE EFFECTS
                  Lead is known to the State of California to cause reproductive toxicity.

     MUTAGENICITY
                  There are some positive mutagenicity tests for several of the components of scale.

10.  ENVIRONMENTAL AND DISPOSAL INFORMATION

     ACTION TO TAKE FOR RELEASES:
                  Reclaim all the material which was released. For any Scale releases refer to the CalEnergy Operating Co. Business Plan for local agency notification. If more than 200 lbs. of scale (fine particles) have been released to the environment, then EPA also has to be notified within 24 hours at 1-800-424-8802 (The National Response Center).

     DISPOSAL METHOD:
                  Scale should not be disposed of, but reclaimed and stored in a safe and proper manner. If scale needs to be disposed of, contact CalEnergy Operating Company's Environmental Manager.

                                                                 EXECUTABLE COPY

GEOTHERMAL BRINE              INFORMATION/SAFETY                 Page 1 of 4
                                  DATA SHEET                     June 16, 1997
                                                                 Rev. 3

CalEnergy Operating Company
950 W. Lindsey Rd
Calipatria, CA 92233
Phone: (760) 348-4000

1.   GEOTHERMAL BRINE

2. COMPOSITION (Average concentrations for production brines, injection brines may be 10-20 percent higher, balance is water.)

     Major Elements               Probable Compounds         (Percent)
     -----------------------------------------------------------------
     Chloride                                 NaCl                13.5
     Sodium                                   NaCl                   6
     Calcium                                 CaCl2                   3
     Potassium                                 KCl                 1.5

     Minor Elements               Probable Compounds             (PPM)
     -----------------------------------------------------------------
     Carbon Dioxide                            CO2                2000
     Iron (Ferrous)                          FeCl2                1000
     Manganese                               MnCl2                 930
     Strontium                               SrCl2                 430
     Ammonia                                   NH3                 420
     Lithium                                  LiCl                 410
     Zinc                                    ZnCl2                 370
     Boron                                   H3BO3                 330
     Silicon                                  SiO2                 250
     Barium                                  BaCl2                 130

     Trace Elements               Probable Compounds             (PPM)
     ------------------------------------------------------------------
     Lead                                    PbCl2                 100
     Rubidium                                 RbCl                 100
     Magnesium                               MgCl2                  40
     Arsenic                                H3AsO4                  15
     Cesium                                   CsCl                  10
     Hydrogen Sulfide                          H2S                   7
     Copper                                  CuCl2                   5
     Methane                                   CH4                 3.0
     Cadmium                                 CdCl2                 1.2
     Antimony                                SbCl3                 0.9
     Aluminum                                ALCl3                 0.7
     Silver                                  AgCl3                 0.4
     Chromium                                CrCl2                 0.2
     Tin                                     SnCl3                 0.2
     Selenium                               H2SeO3                 0.2
     Nickel                                  NiCl3                 0.2
     Bismuth                                 BiCl2                0.07
     Beryllium                               BeCl2                0.02
     Radionuclides
         Radium 226                            ---           0.080 pCi
         Radon 222                             ---           0.810 pCi
         Lead 210                              ---           0.064 pCi
         Radium 228                            ---           0.064 pCi
         Thorium 228                           ---                  --

                                                                 EXECUTABLE COPY

GEOTHERMAL BRINE              INFORMATION/SAFETY                 Page 2 of 4
                                  DATA SHEET                     June 16, 1997
                                                                 Rev. 3

3.   CHEMICAL AND PHYSICAL PROPERTIES

     APPEARANCE:  Brine is a light brown liquid with a fine precipitate (refer to the Geothermal Filter Cake Information/Safety Data Sheet for information on the precipitate). Under normal conditions, brine has a temperature of 500` F to 210` F, and will flash steam when released to the atmosphere. Brine is a saline solution, with traces of other substances. Vapors excerpts, in addition to steam, are carbon dioxide which averages 99% of the inert gases released , other trace gases include hydrogen sulfide, ammonia, methane and radon.

     DENSITY:     10 lbs/gallon

     ODOR:        Hydrogen sulfide/ammonia odor

4.   FIRE AND EXPLOSION HAZARD DATA
         No hazard due to fire or explosion expected.

5.   REACTIVITY DATA
         STABILITY:  Material is stable under ordinary conditions.
         INCOMPATIBILITY: The mixing of brine with cooling tower water in high in nitrites may cause the emissions of nitrogen dioxide. In addition, the contact of brine with zinc metal may cause the emission of arsine. HAZARDOUS DECOMPOSITION PRODUCTS: None expected, under ordinary circumstances.
         HAZARDOUS POLYMERIZATION:  No polymerization will occur.

6.   EXPOSURE GUIDELINE
         A review of exposure guidelines for all the components of brine was performed. Atmospheric levels should be maintained below the following exposure standards:

     Carbon dioxide:                OSHA PEL:   TWA 18000mg/M3
                                    STEL        54,000mg/M3
     Ammonia:                       OSHA PEL:   TWA 35mg/m3
                                    STEL        27mg/M3
     Hydrogen sulfide:              OSHA PEL:   CL 10 ppm
                                                Peak 50 ppm (10 min.)
     Boric acid:                    OSHA PEL:   TWA 10mg/M3
     Arsenic acid:                  OSHA PEL:   TWA 0.01mg/M3
     Radon:                         DOHS limits Radon to 30 pCi/l
                                         (quarterly average)

                                                                 EXECUTABLE COPY

GEOTHERMAL BRINE              INFORMATION/SAFETY                 Page 3 of 4
                                  DATA SHEET                     June 16, 1997
                                                                 Rev. 3


7.   HANDLING PRECAUTIONS AND PROTECTIVE EQUIPMENT
         These recommended precautions are intended for use during normal operating conditions. Emergency/upset conditions could require additional precautions. (For an explanation of the low, moderate ad high potential exposure categories or specific recommendations for your specific operation, contact the Safety Department.)

     EYE
                  Use faceshield and monogoggles

     SKIN
                  Use heat protective clothing ( rubber gloves, top/bottom slickers, rubber boots and face shields).

     INHALATION
                  Low/Moderate/High - Atmospheric levels should be maintained below the exposure guidelines.

     INGESTION
                  Use good personal hygiene. Do not consume or store food and drink in the work area. Wash hands before smoking or eating. Clean body covering clothing, boots, and gloves after handling.

     VENTILATION
                  Provide general and/or local exhaust ventilation to control vapor levels below the exposure guidelines. Prior to entry of any vessel, perform a confined space entry procedure.

     PROTECTIVE EQUIPMENT INFORMATION
                  The heat protective clothing supplied should be an effective type of protection with normal brine temperatures.

8.   EMERGENCY TREATMENT AND MEDICAL NOTES

     EYE
                  Irrigate immediately with water for at least 15 minutes; mechanical effects only.

     SKIN
                  Wash off in flowing water or shower.

     INGESTION
                  Refer to Physician

     INHALATION
                  Refer to Physician

                                                                 EXECUTABLE COPY

GEOTHERMAL BRINE              INFORMATION/SAFETY                 Page 4 of 4
                                  DATA SHEET                     June 16, 1997
                                                                 Rev. 3

9.   POTENTIAL HEALTH EFFECTS
         This section includes possible adverse effects which could occur if this material is not handled in the recommended manner. When hot brine is being handled, burns will occur if brine comes in contact with the human body.

     EYE
                  May cause burns or eye irritation.

     SKIN
                  May cause burns or skin irritation.

     INGESTION
                  May cause toxic effects.

     ACUTE INHALATION
                  Excessive exposure may cause irritation of the eyes, upper respiratory tract and lungs.

     CHRONIC EFFECTS/CARCINOGENICITY
                  The following components of scale are known to the State of California to cause cancer: Arsenic, Cadmium, Beryllium and Radium (decay chain).

     TERATOGENIC EFFECTS
                  There are some positive animal teratogenic tests for several of the components of brine.

     REPRODUCTIVE EFFECTS
                  Lead is known to the State of California to cause reproductive toxicity.

     MUTAGENICITY
                  There are some positive mutagenicity test for several of the components of brine.

10.  ENVIRONMENTAL AND DISPOSAL INFORMATION

     ACTION TO TAKE FOR RELEASES:
                  Reclaim all the material which was released. For any brine releases refer to CalEnergy Operating Company's Business Plan for local agency notification. If more than 8,800 gallons of brine have been released to the environment, then EPA also has to be notified within 24 hours at 1-800-424-8802 (The National Response Center).

     DISPOSAL METHOD:
                  If brine or brine contaminated soil needs to be disposed of, contact CalEnergy Operating Company's Environmental Manager for instructions.